As filed with the Securities and Exchange Commission on September 30, 2021

Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

___________________

Form F-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
___________________

Memic Innovative Surgery Ltd.

(Exact name of registrant as specified in its charter)

___________________

State of Israel	3841	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

___________________

Memic Innovative Surgery Ltd.

6 Yoni Netanyahu Street

Or Yehuda 6037604

Israel

+972 (3) 699-6703

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

___________________

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(800) 221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

___________________

Copies of all correspondence to:

Robert L. Grossman Joseph A. Herz Yuta N. Delarck Greenberg Traurig, P.A. 333 S.E. 2nd Avenue Suite 4400 Miami, FL 33131 Tel: (305) 579-0500	Elie Sprung Tadmor Levy & Co. 5 Azrieli Center The Square Tower 34th Floor 132 Begin Road Tel Aviv 6701101, Israel Tel: +972 (3) 684-6000	Kevin M. Shuler Carrie T. Long Paul D. Broude Foley & Lardner LLP 100 North Tampa Street Suite 2700 Tampa, FL 33602 Tel: (813) 229-2300	Clifford M. J. Felig Meitar Law Offices 16 Abba Hillel Silver Rd. Ramat Gan 52506, Israel Tel: +972 (3) 610-3100

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective and on completion of the business combination described in the enclosed proxy statement/prospectus.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)(8)	Proposed Maximum Offering Price per Security	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Ordinary shares, no par value per share(4)	31,250,000	$9.89	$309,062,500	$33,719
Warrants to purchase ordinary shares(5)	13,266,666	—	—	—
Ordinary shares underlying warrants(6)	13,266,666	$12.40	$164,506,658	$17,948
Ordinary shares underlying price adjustment rights(7)	17,235,450	$0.41	$7,066,535	$771
Total			$480,635,693	$52,438

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(1)      The number of ordinary shares, no par value per share (“Memic ordinary shares”), of Memic Innovative Surgery Ltd. (“Memic”) and warrants (“Memic warrants”) to purchase Memic ordinary shares being registered is based upon an estimate of the sum of (a) the maximum number of shares of Class A common stock, par value $0.0001 per share (“Class A Stock”), of MedTech Acquisition Corporation (“MTAC”) that will be outstanding immediately prior to the Business Combination (as defined herein) and exchanged for one Memic ordinary share for each such share of Class A Stock, assuming the stock split occurred; (b) the maximum number of shares of Class B common stock, par value $0.0001 per share of MTAC (“Class B Stock” and, together with the Class A Stock, the “MTAC common stock”) that will be outstanding immediately prior to the Business Combination and exchanged for one Memic ordinary share for each such share of Class B Stock, assuming the stock split occurred; and (c) the maximum number of warrants of MTAC (“MTAC warrants”) that will be outstanding immediately prior to the Business Combination and exchanged for one Memic warrant for each such MTAC warrant, assuming the stock split occurred.

(2)      In accordance with Rule 457(f)(1) and Rule 457(c), as applicable, based on (i) in respect of Memic ordinary shares to be issued to MTAC stockholders, the average of the high ($9.92) and low ($9.85) prices of the shares of Class A Stock on the Nasdaq Capital Market (“Nasdaq”) on September 28, 2021, (ii) in respect of Memic warrants to be issued to MTAC warrant holders, the sum of (a) the average of the high ($0.90) and low ($0.90) prices for the MTAC warrants on Nasdaq on September 28, 2021 and (b) $11.50, the exercise price of the MTAC warrants, resulting in a combined maximum offering price per warrant of $12.40 and (iii) in respect of the Memic ordinary shares issuable upon exercise of the price adjustment rights, based on the book value of Memic ordinary shares of as December 31, 2020. The maximum number of Memic warrants and Memic ordinary shares issuable upon exercise of the Memic warrants are being simultaneously registered hereunder. Consistent with the response to Question 240.06 of the Securities Act Rules Compliance and Disclosure Interpretations, the registration fee with respect to the Memic warrants has been allocated to the underlying Memic ordinary shares and those Memic ordinary shares are included in the registration fee.

(3)      Calculated by multiplying the proposed maximum aggregate offering price by 0.0001091.

(4)      Represents Memic ordinary shares issuable in exchange for outstanding MTAC common stock upon the merger of Maestro Merger Sub Inc. (“Merger Sub”) with and into MTAC (the “Business Combination”).

(5)      Represents warrants of Memic, each whole warrant entitling the holder to purchase one Memic ordinary share, to be issued in exchange for warrants of MTAC upon consummation of the Business Combination.

(6)      Represents Memic ordinary shares underlying Memic warrants.

(7)      Represents Memic ordinary shares that may be issued upon exercise of the price adjustment rights in connection with the Business Combination.

(8)      Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. The registrant may not sell the securities described herein until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS — SUBJECT TO COMPLETION DATED SEPTEMBER 30, 2021

PROXY STATEMENT/PROSPECTUS

MedTech Acquisition Corporation

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS OF
MEDTECH ACQUISITION CORPORATION

___________________

Prospectus for up to 31,250,000 Ordinary Shares, 13,266,666 Warrants, 13,266,666 Ordinary Shares Underlying Warrants AND 17,235,450 ORDINARY SHARES UNDERLYING PRICE ADJUSTMENT RIGHTS of Memic Innovative Surgery Ltd.

___________________

The board of directors of MedTech Acquisition Corporation, a Delaware corporation (“MTAC”), has approved the business combination agreement (the “Business Combination Agreement”), dated as of August 12, 2021, by and among MTAC, Memic Innovative Surgery Ltd., a private company organized under the laws of the State of Israel (“Memic”), and Maestro Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Memic (“Merger Sub”). Pursuant to the Business Combination Agreement, Merger Sub will merge with and into MTAC (the “Business Combination”). As a result of the Business Combination, and upon consummation of the Business Combination and the other transactions contemplated by the Business Combination Agreement, MTAC will become a wholly owned subsidiary of Memic, with securityholders of MTAC becoming securityholders of Memic.

Immediately prior to the Effective Time (as defined below), and subject to the receipt of requisite approvals of Memic shareholders, Memic intends to effect a capital restructuring whereby (i) each outstanding Memic preferred share, including any such shares issued or issuable upon exercise of Memic preferred warrants, will be converted into Memic ordinary shares in accordance with, and based on the applicable conversion ratio set forth in, the amended and restated articles of association of Memic, (ii) immediately following such conversion, all outstanding Memic ordinary shares, all Memic ordinary shares underlying Memic preferred warrants, and all Memic ordinary shares underlying vested Memic options, will be reclassified into Memic ordinary shares and price adjustment rights, and (iii) immediately following such reclassification, Memic will effect a stock split to cause the value of the outstanding Memic ordinary shares immediately prior to the Effective Time to equal $10.00 per share, all as further described in and as calculated in accordance with the Business Combination Agreement.

At the time that the Business Combination becomes effective (the “Effective Time”), the shares of MTAC Class A Stock and the MTAC public warrants comprising each issued and outstanding MTAC unit immediately prior to the Effective Time will be automatically separated, if not already separated prior to such time, and the holder thereof shall be deemed to hold one share of MTAC Class A Stock and one-third of one MTAC public warrant; provided that any fractional MTAC public warrants issuable to a holder upon the separation of the MTAC units, will be rounded down to the nearest whole number of MTAC public warrants. All shares of MTAC that are owned by MTAC, Merger Sub, Memic or any of their respective subsidiaries immediately prior to the Effective Time (the “Excluded Shares”) will be automatically cancelled without consideration.

At the Effective Time, other than the Excluded Shares, (i) each share of MTAC Class B Stock issued and outstanding immediately prior to the Effective Time by virtue of the Business Combination and upon the terms and subject to the conditions set forth in the Business Combination Agreement, will be converted into and will for all purposes represent only the right to receive one Memic ordinary share and (ii) each share of MTAC Class A Stock issued and outstanding immediately prior to the Effective Time (after giving effect to any redemptions by MTAC’s public stockholders), by virtue of the Business Combination and upon the terms and subject to the conditions set forth in the Business Combination Agreement, will be converted into and will for all purposes represent only the right to receive one Memic ordinary share. The aggregate number of Memic ordinary shares into which shares of MTAC Class A Stock and MTAC Class B Stock are converted pursuant to the Business Combination Agreement is referred to herein as the “Merger Consideration.” All of the shares of MTAC Class A Stock and MTAC Class B Stock converted into the right to receive the Merger Consideration will no longer be outstanding and will cease to exist, and each holder of any shares of MTAC Class A Stock or MTAC Class B Stock will thereafter cease to have any rights with respect to such securities, except the right to receive the applicable portion of the Merger Consideration into which such shares of MTAC Class A Stock and MTAC Class B Stock have been converted.

Further, at the Effective Time, each MTAC public warrant and each warrant to purchase one share of MTAC Class A Stock issued to MedTech Acquisition Sponsor LLC, a Delaware limited liability company (the “Sponsor”), that is outstanding and unexercised immediately prior to the Effective Time (collectively, the “MTAC warrants”) shall be converted into and become a warrant to purchase one Memic ordinary share (a “Memic warrant”).

Finally, immediately following the consummation of the Business Combination, MTAC shall contribute at least 50% of its total cash and liquid assets (after taking into account the payment of redemption payments and payment of, including reserves for, expenses incurred by MTAC in connection with the Business Combination) to Memic Innovative Surgery Inc., a wholly owned subsidiary of Memic (“Memic U.S.”), in exchange for such number of shares of capital stock of Memic U.S. representing an 80% or greater interest in Memic U.S.

Concurrently with the execution and delivery of the Business Combination Agreement, in support of the Business Combination, Memic has entered into subscription agreements (the “Subscription Agreements”) with certain investors (the “PIPE investors”), pursuant to which, on the terms and subject to the conditions set forth therein, immediately prior to the Effective Time, but after giving effect to the capital restructuring described above, the investors who are party to the Subscription Agreements will purchase from Memic an aggregate of 7,635,000 Memic ordinary shares (the “PIPE Shares”) for a purchase price of $10.00 per share, for an aggregate purchase price of $76.35 million. The closing of the sale of the PIPE Shares is conditioned upon the consummation of the Business Combination. The PIPE investors include, but are not limited to, certain officers and board members of MTAC, as well as certain management and board members of Memic.

The registration statement includes a prospectus of Memic that covers (i) the Memic ordinary shares issuable to the MTAC stockholders in the Business Combination, as discussed above, (ii) the Memic ordinary shares that may become issuable upon the automatic exercise of the price adjustment rights issued in the reclassification, as discussed in more detail in the accompanying proxy statement/prospectus, (iii) the Memic warrants that will be issued in exchange for the MTAC warrants, as discussed above, and (iv) the Memic ordinary shares that may become issuable upon the exercise of such Memic warrants. Accordingly, Memic is registering up to an aggregate of 31,250,000 Memic ordinary shares, 13,266,666 Memic warrants, and 30,502,116 Memic ordinary shares issuable upon the exercise of the price adjustment rights and the Memic warrants.

Proposals to approve the Business Combination Agreement and the other matters discussed in this proxy statement/ prospectus will be presented at the special meeting of MTAC stockholders scheduled to be held on [•], 2021 in virtual format.

Although Memic is not currently a public reporting company, following the effectiveness of the registration statement of which this proxy statement/prospectus is a part and the closing of the Business Combination, Memic will become subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Memic intends to apply for listing of the Memic ordinary shares and Memic warrants on Nasdaq under the proposed symbols “MMIC” and “MMICW”, respectively, to be effective at the consummation of the Business Combination. It is a condition of the consummation of the Business Combination that the Memic ordinary shares are approved for listing on Nasdaq (subject only to official notice of issuance thereof). While trading on Nasdaq is expected to begin on the first business day following the date of completion of the Business Combination, there can be no assurance that Memic’s securities will be listed on Nasdaq or that a viable and active trading market will develop. See “Risk Factors” beginning on page 43 for more information.

Memic will be an “emerging growth company” as defined in the JOBS Act and is therefore eligible to take advantage of certain reduced reporting requirements otherwise applicable to other public companies.

Memic will also be a “foreign private issuer” as defined in the Exchange Act and will be exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, Memic’s officers, directors and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions under Section 16 of the Exchange Act. Moreover, Memic will not be required to file periodic reports and financial statements with the U.S. Securities and Exchange Commission as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

The accompanying proxy statement/prospectus provides MTAC stockholders with detailed information about the Business Combination and other matters to be considered at the special meeting of MTAC stockholders. We encourage you to read the entire accompanying proxy statement/prospectus, including the annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 42 of the accompanying proxy statement/prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OR ANY OF THE SECURITIES TO BE ISSUED IN THE BUSINESS COMBINATION, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated [•], 2021 and is first being mailed to shareholders of MTAC on or about [•].

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
OF MEDTECH ACQUISITION CORPORATION
To Be Held On [•]

TO THE STOCKHOLDERS OF MEDTECH ACQUISITION CORPORATION:

NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of MedTech Acquisition Corporation, a Delaware corporation (“MTAC”), will be held at [•] Eastern time, on, [•], 2021. You are cordially invited to attend and participate in the special meeting online by visiting https://[•]. The special meeting will be held for the following purposes:

1.      Proposal No. 1 — The Business Combination Proposal — To consider and vote upon a proposal to approve and adopt the Business Combination Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A, and the transactions contemplated therein, including the Business Combination whereby Maestro Merger Sub, Inc., a Delaware corporation, will merge with and into MTAC, with MTAC surviving as a wholly-owned subsidiary of Memic Innovative Surgery Ltd., a private company organized under the laws of the State of Israel (“Memic”) (the “Business Combination Proposal”).

2.      Proposal No. 2 — The Charter Proposal — To approve the following material differences between MTAC’s amended and restated certificate of incorporation (the “MTAC Charter”) and Memic’s amended and restated articles of association to be effective upon the consummation of the Business Combination: (i) the name of the new public entity will be “Memic Innovative Surgery Ltd.” as opposed to “MedTech Acquisition Corporation”; (ii) Memic’s amended and restated articles of association will provide for one class of Memic ordinary shares as opposed to the two classes of MTAC common stock provided for in the MTAC Charter; (iii) Memic’s corporate existence is perpetual as opposed to MTAC’s corporate existence terminating if a business combination is not consummated within a specific period of time; and (iv) Memic’s amended and restated articles of association will not include the various provisions applicable only to special purpose acquisition corporations that the MTAC Charter contains (the “Charter Proposal”).

3.      Proposal No. 3 — The Adjournment Proposal — To consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, if the parties are not able to consummate the Business Combination (the “Adjournment Proposal”).

We will also transact any other business as may properly come before the special meeting or any adjournment or postponement thereof.

The items of business listed above are more fully described elsewhere in the proxy statement/prospectus. Whether or not you intend to attend the special meeting, we urge you to read the attached proxy statement/prospectus in its entirety, including the annexes and accompanying financial statements, before voting. In particular, we urge you to carefully read the section in the proxy statement/prospectus titled “Risk Factors.”

Only holders of record of MTAC common stock at the close of business on [•], 2021 (the “record date”), are entitled to notice of the special meeting and to vote and have their votes counted at the special meeting and any adjournments or postponements of the special meeting.

After careful consideration, MTAC’s board of directors has determined that each of the proposals listed is fair and in the best interest of MTAC and its stockholders and recommends that you vote or give instruction to vote “FOR” each of the proposals set forth above. When you consider the recommendations of MTAC’s board of directors, you should keep in mind that MTAC’s directors and officers may have interests in the Business Combination that conflict with, or are different from, your interests as a stockholder of MTAC. See the section titled “The Business Combination — Interests of MTAC’s Directors and Officers in the Business Combination.”

The closing of the Business Combination is conditioned on approval of the Business Combination Proposal and the Charter Proposal. If any of these proposals are not approved and the applicable closing condition in the Business Combination Agreement is not waived, the remaining proposals will not be presented to stockholders for a vote. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

All MTAC stockholders are cordially invited to attend the special meeting, which will be held virtually over the Internet at https:// [•]. To ensure your representation at the special meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If you are a holder of record of MTAC common stock on the record date, you may also cast your vote at the special meeting. If your MTAC common stock is held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares, or, if you wish to attend the special meeting, obtain a proxy from your broker bank.

A complete list of MTAC stockholders of record entitled to vote at the special meeting will be available for ten days before the special meeting at the principal executive offices of MTAC for inspection by stockholders during business hours for any purpose germane to the special meeting.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the special meeting virtually or not, please complete, sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly voted and counted.

If you have any questions or need assistance voting your shares, please contact [•] at [•]. Questions can also be sent by email to [____]. This notice of special meeting and the proxy statement/prospectus relating to the Business Combination will be available at https:// [•].

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors

Karim Karti
Chairman of the Board of Directors

          , 2021

IF YOU RETURN YOUR SIGNED PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS.

ALL HOLDERS OF SHARES OF MTAC CLASS A STOCK OUTSTANDING (THE “MTAC PUBLIC SHARES”) HAVE THE RIGHT TO HAVE THEIR MTAC PUBLIC SHARES REDEEMED FOR CASH IN CONNECTION WITH THE PROPOSED BUSINESS COMBINATION. MTAC PUBLIC STOCKHOLDERS ARE NOT REQUIRED TO AFFIRMATIVELY VOTE FOR OR AGAINST THE BUSINESS COMBINATION PROPOSAL, TO VOTE ON THE BUSINESS COMBINATION PROPOSAL AT ALL, OR TO BE HOLDERS OF RECORD ON THE RECORD DATE IN ORDER TO HAVE THEIR SHARES REDEEMED FOR CASH.

THIS MEANS THAT ANY PUBLIC STOCKHOLDER HOLDING MTAC PUBLIC SHARES MAY EXERCISE REDEMPTION RIGHTS REGARDLESS OF WHETHER THEY ARE EVEN ENTITLED TO VOTE ON THE BUSINESS COMBINATION PROPOSAL.

TO EXERCISE REDEMPTION RIGHTS, HOLDERS MUST TENDER THEIR STOCK TO CONTINENTAL STOCK TRANSFER & TRUST COMPANY, MTAC’S TRANSFER AGENT, NO LATER THAN TWO BUSINESS DAYS PRIOR TO THE SPECIAL MEETING. YOU MAY TENDER YOUR STOCK BY EITHER DELIVERING YOUR STOCK CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING DEPOSITORY TRUST COMPANY’S DEPOSIT WITHDRAWAL AT CUSTODIAN SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “SPECIAL MEETING OF MTAC STOCKHOLDERS — REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

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Page
Voting in Connection with the Stockholder Meeting	214
Liquidation if No Business Combination	214
Facilities	216
Directors and Executive Officers	216
Special Advisor	219
Legal Proceedings	219
Periodic Reporting and Audited Financial Statements	220
MTAC’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	221
CERTAIN MTAC RELATIONSHIPS AND RELATED PERSON TRANSACTIONS	225
MANAGEMENT AFTER THE BUSINESS COMBINATION	227
DESCRIPTION OF MEMIC ORDINARY SHARES	241
DESCRIPTION OF MEMIC WARRANTS	249
COMPARISON OF YOUR RIGHTS AS A HOLDER OF MTAC’S SHARES AND YOUR RIGHTS AS A POTENTIAL HOLDER OF THE COMBINED COMPANY SHARES	254
MEMIC ORDINARY SHARES ELIGIBLE FOR FUTURE SALE	262
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	264
MARKET PRICE AND DIVIDENDS	269
SUBMISSION OF FUTURE SHAREHOLDER PROPOSALS	270
LEGAL MATTERS	271
ENFORCEABILITY OF CIVIL LIABILITY	271
EXPERTS	271
DELIVERY OF DOCUMENTS TO SHAREHOLDERS	271
TRANSFER AGENT AND REGISTRAR	271
WHERE YOU CAN FIND MORE INFORMATION	272
INDEX TO FINANCIAL STATEMENTS	F-1
ANNEXES
ANNEX A — Business Combination Agreement	A-1
ANNEX B — Form of Amended and Restated Articles of Association of Memic Innovative Surgery Ltd.	B-1
ANNEX C — Fairness Opinion of Duff & Phelps dated August 12, 2021	C-1
ANNEX D — Sponsor Letter Agreement dated August 12, 2021, by and among Memic Innovative Surgery Ltd., Maestro Merger Sub, Inc., and MedTech Acquisition Corporation	D-1

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ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus, which forms a part of a registration statement on Form F-4 filed with the SEC by Memic, constitutes a prospectus of Memic under Section 5 of the Securities Act with respect to (a) the Memic ordinary shares to be issued to MTAC stockholders in connection with the Business Combination, (b) the Memic warrants to be issued to MTAC stockholders in connection with the Business Combination and the Memic ordinary shares issuable upon exercise thereof, and (c) the Memic ordinary shares issuable upon the automatic exercise of the price adjustment rights. This document also constitutes a proxy statement of MTAC under Section 14(a) of the Exchange Act, and the rules thereunder, and a notice of meeting with respect to the special meeting of MTAC stockholders to consider and vote upon the proposals to adopt the Business Combination Agreement, a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, and the transactions contemplated therein, including the Business Combination, to approve the Charter Proposal and to adjourn the meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to adopt the Business Combination Agreement.

Unless otherwise indicated or the context otherwise requires, all references in this proxy statement/prospectus to the terms “Memic” refer to Memic Innovative Surgery Ltd. All references in this proxy statement/prospectus to “MTAC” refer to MedTech Acquisition Corporation.

INDUSTRY AND MARKET DATA

Unless otherwise indicated, information contained in this proxy statement/prospectus concerning Memic’s industry and the regions in which it operates, including Memic’s general expectations and market position, market opportunity, market share and other management estimates, is based on information obtained from various independent publicly available sources and other industry publications, surveys and forecasts. Memic has not independently verified the accuracy or completeness of any third-party information. Similarly, internal surveys, industry forecasts and market research, which Memic believes to be reliable based upon its management’s knowledge of the industry, have not been independently verified. While Memic believes that the market data, industry forecasts and similar information included in this proxy statement/prospectus are generally reliable, such information is inherently imprecise. In addition, assumptions and estimates of Memic’s future performance and growth objectives and the future performance of its industry and the markets in which it operates are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those discussed under the headings “Risk Factors,” “Cautionary Statement Regarding Forward-Looking Statements,” and “Memic’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this proxy statement/prospectus.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

This document contains references to trademarks, trade names and service marks belonging to Memic, MTAC, or other entities. Solely for convenience, trademarks, trade names and service marks referred to in this proxy statement/prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

SELECTED DEFINITIONS

Unless otherwise stated or unless the context otherwise requires, the term “Memic” refers to Memic Innovative Surgery Ltd., and the term “MTAC” refers to MedTech Acquisition Corporation.

In this document, unless the context otherwise requires:

“6N” means Memic’s Hominis Surgical System model 6N.

“ACA” means the Patient Protection and Affordable Care Act, as amended.

“Acceleration Event” means (i) a sale, lease, license or other disposition, in a single transaction or a series of related transactions, of 50% or more of the assets of Memic and its subsidiaries, taken as a whole; (ii) a merger, consolidation or other business combination of Memic resulting in any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the closing of the Business Combination) acquiring at least 50% of the combined voting power of the then outstanding securities of Memic or the surviving entity outstanding immediately after such combination (for the avoidance of doubt, excluding any price adjustment rights that may be issued in connection with such transaction(s)); or (iii) any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the closing of the Business Combination) obtaining beneficial ownership (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of the voting shares of Memic representing more than 50% of the voting power of the share capital of Memic entitled to vote for the election of directors of Memic.

“Aggregate Redemption Payments Amount” means the aggregate amount of all payments required to be made by MTAC in connection with redemptions by MTAC public stockholders.

“Block II” means Memic’s Hominis Block II Surgical System.

“Business Combination” means the transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means the Business Combination Agreement, dated as of August 12, 2021, as may be amended, by and among MTAC, Memic, and Maestro Merger Sub, Inc., a Delaware corporation.

“Business Combination Proposal” means the proposal to approve and adopt the Business Combination Agreement, and the transactions contemplated thereby, and the Business Combination.

“CCPA” means the California Consumer Privacy Act.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Companies Law” means the Israeli Companies Law, 5759-1999.

“DGCL” means the Delaware General Corporation Law, as amended.

“EEA” means European Economic Area.

“Effective Time” means the time that the Business Combination becomes effective, which shall occur at such time as the certificate of merger is duly filed with the Delaware Secretary of State or at such later date or time as is agreed between the parties and specified in the certificate of merger.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“FDA” means the United States Food and Drug Administration.

“FDCA” means the Federal Food, Drug, and Cosmetic Act, as amended.

“Founder Shares” means the 6,250,000 shares of MTAC Class B Common Stock held by the Sponsor (or its permitted transferees), which were acquired in a private placement prior to the MTAC IPO for an aggregate purchase price of $25,000.

“FTC” means the Federal Trade Commission.

“FTCA” means the Federal Trade Commission Act.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act.

“IIA” means Israel Innovation Authority.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IRS” means Internal Revenue Service.

“ISO” means International Standards Organization.

“ITA” means the Israel Tax Authority.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

“Lock-Up Agreement” means the Confidentiality and Lock-Up Agreement, dated August 12, 2021, by and among Memic, Sponsor, certain shareholders of Memic and MTAC.

“Memic ordinary shares” means (a) prior to the stock split, the ordinary shares, NIS 0.01 par value per share, of Memic, and (b) from and after the stock split, the ordinary shares, no par value per share, of Memic.

“Memic preferred shares” means, collectively, the Series A, Series A-1, Series B, Series C-1, Series C-2, Series D-1, Series D-2, Series D-3, Series D-4, and Series D-5 preferred shares of Memic, in each case NIS 0.01 par value per share.

“Memic preferred warrants” means the warrants to purchase Memic preferred shares.

“Memic U.S.” means Memic Innovative Surgery Inc., a wholly owned subsidiary of Memic.

“Memic warrants” means the warrants to purchase Memic ordinary shares.

“Merger” means the merger of Maestro, Inc. with and into MTAC.

“Merger Consideration” means the aggregate number of Memic ordinary shares into which shares of MTAC Class A Stock and MTAC Class B Stock are converted pursuant to the Business Combination Agreement.

“Merger Sub” means Maestro Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Memic.

“MTAC Charter” means the certificate of incorporation of MTAC, as amended and restated.

“MTAC Class A Stock” means the 100,000,000 authorized shares of Class A common stock, par value $0.0001 per share, of MTAC.

“MTAC Class B Stock” means the 10,000,000 authorized shares of Class B common stock, par value $0.0001 per share, of MTAC.

“MTAC common stock” means, collectively, the MTAC Class A Stock and the MTAC Class B Stock.

“MTAC IPO” means the initial public offering of MTAC, which was consummated on December 22, 2020.

“MTAC preferred stock” means the 1,000,000 authorized shares of preferred stock, par value $0.0001 per share, of MTAC.

“MTAC units” means the units sold in connection with MTAC’s initial public offering, each consisting of one share of MTAC Class A Stock and one-third of one redeemable MTAC warrant.

“MTAC warrants” means the 13,266,666 warrants (consisting of the warrants sold to Sponsor via private placement in connection with MTAC’s initial public offering and the warrants included in the MTAC units) entitling the holders thereof to purchase, per each full warrant, one share of MTAC Class A Stock.

“Nasdaq” means the Nasdaq Stock Market LLC.

“NIS” means New Israeli Shekel.

“PCAOB” means the Public Company Accounting Oversight Board.

“PCT” means the Patent Cooperation Treaty.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Sponsor” means MedTech Acquisition Sponsor LLC, a Delaware limited liability company.

“Tax Act” means the Tax Cuts and Jobs Act of 2017.

“Trust Account” means the trust account that holds a portion of the proceeds of MTAC’s initial public offering.

“U.S. GAAP” or “GAAP” means United States generally accepted accounting principles.

QUESTIONS AND ANSWERS

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the special meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all of the information that may be important to MTAC’s stockholders. MTAC stockholders are urged to carefully read this entire proxy statement/prospectus, including the annexes and the other documents referred to herein, to fully understand the proposed Business Combination and the voting procedures for the special meeting.

Q:     Why am I receiving this proxy statement/prospectus?

A:     MTAC and Memic have agreed to a business combination under the terms of the Business Combination Agreement that is described in this proxy statement/prospectus. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A and MTAC encourages its stockholders to read it in its entirety. MTAC’s stockholders are being asked to consider and vote upon a proposal to approve the Business Combination Agreement, which, among other things, provides for Merger Sub to be merged with an into MTAC with MTAC becoming a wholly owned subsidiary of Memic, and other transactions contemplated by the Business Combination Agreement. See the sections of the proxy statement/prospectus titled “The Business Combination,” “The Business Combination Agreement,” and “Proposals to be Considered by MTAC’s Stockholders — Proposal No. 1 — The Business Combination Proposal.”

Q:     Are there any other matters being presented to stockholders at the meeting?

A:     In addition to voting on the Business Combination proposal, the stockholders of MTAC will vote on the following proposals:

•        To approve the following material differences between the MTAC Charter and Memic’s amended and restated articles of association to be effective upon the consummation of the Business Combination: (i) the name of the new public entity will be “Memic Innovative Surgery Ltd.”; (ii) Memic’s amended and restated articles of association provide for one class of ordinary shares as opposed to the two classes of MTAC common stock provided for in the MTAC Charter; (iii) Memic’s corporate existence is perpetual as opposed to MTAC’s corporate existence terminating if a business combination is not consummated within a specified period of time; and (iv) Memic’s amended and restated articles of association do not include the various provisions applicable only to special purpose acquisition corporations that the MTAC Charter contains. Memic’s amended and restated articles of association to be in effect upon consummation of the Business Combination are attached as Annex B to this proxy statement/prospectus. See the section of this proxy statement/prospectus titled “Proposals to be Considered by MTAC’s Stockholders — Proposal No. 2 — The Charter Proposal.”

•        To consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, if the parties are not able to consummate the Business Combination for any reason. See the section of this proxy statement/prospectus titled “Proposals to be Considered by MTAC’s Stockholders — Proposal No. 3 — Adjournment Proposal.”

MTAC will hold the special meeting of its stockholders to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the proposed Business Combination and the other matters to be acted upon at the special meeting of MTAC’s stockholders. Stockholders should read it carefully.

The vote of stockholders is important. Regardless of how many shares you own, you are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.

Q:     Why is MTAC providing its stockholders with the opportunity to vote on the Business Combination?

A:     Pursuant to the MTAC Charter, MTAC is required to provide its stockholders with an opportunity to have their shares of MTAC Class A Stock redeemed for cash, either through a stockholder meeting or tender offer. Due to the structure of the Business Combination, MTAC is providing this opportunity through a stockholder meeting and vote. See the section of this proxy statement/prospectus titled “Special Meeting of MTAC Stockholders — Redemption Rights.”

Q:     I am an MTAC warrant holder. Why am I receiving this proxy statement/prospectus?

A:     The MTAC warrants will become exercisable following the Business Combination and will entitle the holders to purchase Memic ordinary shares, as described in more detail herein. This proxy statement/prospectus includes important information about Memic and the business of Memic and its subsidiaries following the closing of the Business Combination. Because holders of MTAC warrants will be entitled to purchase Memic ordinary shares after the closing of the Business Combination, we urge you to read the information contained in this proxy statement/prospectus carefully.

Q:     What will happen to MTAC’s securities upon consummation of the Business Combination?

A:     MTAC units, MTAC Class A Stock, and the MTAC warrants are currently listed on the Nasdaq under the symbols MTACU, MTAC and MTACW, respectively. MTAC’s securities will cease trading upon consummation of the Business Combination. If you own MTAC units, immediately prior to the consummation of the Business Combination your MTAC unit will be automatically separated, if not already separated prior to such time, and you will be deemed to hold one share of MTAC Class A Stock and one-third of one MTAC warrant; provided that any fractional MTAC warrants issuable to you upon the separation of the MTAC units, will be rounded down to the nearest whole number of MTAC warrants as described herein. Memic intends to apply for listing of the Memic ordinary shares and Memic warrants on the Nasdaq under the proposed symbols “MMIC” and “MMICW” respectively, to be effective upon the consummation of the Business Combination. There can be no assurances that Memic’s securities will be listed on the Nasdaq or that a viable and active trading market will develop.

Q:     Why is MTAC proposing the Business Combination Proposal?

A:     MTAC was organized to effect a merger, capital stock exchange, asset acquisition or other similar business combination with one or more businesses or entities.

On December 22, 2020, MTAC consummated the MTAC IPO consisting of 25,000,000 MTAC units. Each MTAC unit consists of one share of MTAC Class A Stock, par value $0.0001 per share, and one-third of one MTAC public warrant with each whole MTAC public warrant entitling the holder thereof to purchase one share of MTAC Class A Stock for $11.50 per share. The MTAC units were sold at a price of $10.00 per unit, generating gross proceeds to MTAC of $250 million.

Prior to reaching its decision to approve the Business Combination and the Business Combination Agreement, the MTAC board consulted with MTAC’s officers as well as its legal and financial advisors, reviewed various industry and financial data, valuation analyses and the results of the MTAC board’s and officers’ (as generally described herein, MTAC’s management) due diligence review of Memic. In considering the merger, the MTAC board determined that Memic met all of the criteria identified in the prospectus for the MTAC IPO to be important factors in identifying and selecting an acquisition candidate as well as any potential deterrent factors and concluded that the Business Combination is in the best interest of MTAC and the MTAC stockholders. See the section of this proxy statement/prospectus titled “The Business Combination — MTAC’s Board of Directors’ Reasons for the Business Combination and the Recommendation of the Board of Directors.”

Q:     Did MTAC’s board of directors obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:     MTAC retained Duff & Phelps as its financial advisor in connection with the Business Combination. In connection with this engagement, the MTAC board requested that Duff & Phelps evaluate the fairness, from a financial point of view, of the Merger Consideration to be paid to the holders of MTAC common stock, other than the Sponsor, MTAC, Memic and their respective wholly-owned subsidiaries (the “Excluded Holders”). Duff & Phelps delivered a written fairness opinion to MTAC dated August 12, 2021, in which it concluded that, as of such date and based on and subject to the matters described therein, the Merger Consideration to be paid to the holders of MTAC common stock, other than the Excluded Holders, was fair, from a financial point of view, to such stockholders. See the section of this proxy statement/prospectus titled “The Business Combination — Opinion of MTAC’s Financial Advisor.”

Q:     Do I have redemption rights?

A:     Holders of MTAC public shares may seek to have all or a portion of such shares redeemed for cash, regardless of whether they vote for or against the Business Combination proposal, provided that such redemption shall be limited to an aggregate dollar amount that would allow MTAC to have net tangible assets in excess of $5,000,001. In addition, Memic’s obligation to consummate the Business Combination is conditioned on the amount of “available cash” (as defined below) being at least $250 million and MTAC’s obligation to consummate the transactions contemplated by the Business Combination Agreement is conditioned on the amount of MTAC stockholder redemptions not exceeding 50% of the aggregate amount of cash contained in the Trust Account immediately prior to the closing of the Business Combination or $125 million. Any stockholder holding MTAC public shares as of the record date may demand that MTAC redeem such shares into a full pro rata portion of the Trust Account (which was $[•] per share as of [•], 2021, the record date), calculated as of two business days prior to the anticipated consummation of the Business Combination.

Notwithstanding the foregoing, a holder of MTAC Class A Stock, together with any affiliate of his or hers or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to 15% or more of the MTAC Class A Stock. Accordingly, all MTAC Class A Stock in excess of 15% held by an MTAC stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be converted.

Q:     How do I exercise my redemption rights?

A:     A holder of MTAC public shares may exercise redemption rights regardless of whether it votes for or against the Business Combination Proposal or does not vote on such proposal at all, or if it is a holder of MTAC public shares on the record date. If you are a holder of MTAC public shares and wish to exercise your redemption rights, you must demand that MTAC convert your MTAC public shares into cash and deliver your MTAC public shares to MTAC’s transfer agent physically or electronically using DTAC’s DWAC System no later than two days prior to the Special Meeting. Any holder of MTAC public shares seeking redemption will be entitled to a full pro rata portion of the amount then in the Trust Account (which, for illustrative purposes, was $ , or $ per share, as of the record date). Such amount will be paid promptly upon consummation of the Business Combination.

Any request for redemption, once made by a holder of MTAC public shares, may be withdrawn at any time prior to the time the vote is taken with respect to the Business Combination Proposal at the special meeting. If you deliver your shares for redemption to MTAC’s transfer agent and later decide prior to the special meeting not to elect redemption, you may request that MTAC’s transfer agent return the shares (physically or electronically). You may make such request by contacting MTAC’s transfer agent at the address listed at the end of this section.

Any written demand for redemption must be received by MTAC’s transfer agent at least two business days prior to the vote taken on the Business Combination Proposal at the special meeting. No demand for redemption will be honored unless the holder’s stock has been delivered (either physically or electronically) to the transfer agent.

If you are a holder of MTAC public shares (including through the ownership of MTAC units) and you exercise your redemption rights, it will not result in the loss of any MTAC warrants that you may hold (including those contained in any MTAC units you hold). Your whole warrants will become exercisable to purchase one Memic ordinary share following consummation of the Business Combination.

Q:     Do I have appraisal rights if I object to the proposed Business Combination?

A:     Under Section 262 of DGCL, the holders of MTAC common stock and MTAC warrants will not have appraisal rights in connection with the Business Combination.

Q:     What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A:     The net proceeds of the MTAC IPO, together with the partial exercise of the over-allotment option by the underwriter and a portion of the amounts raised from the MTAC private placement warrants for a total of approximately $250 million, was placed in the Trust Account immediately following the MTAC IPO. After consummation of the Business Combination, the funds in the Trust Account will be used to pay, on a pro rata basis, holders of the MTAC public shares who exercise redemption rights, to pay fees and expenses incurred in connection with the Business Combination (including aggregate fees of approximately $8.75 million to the underwriter of the MTAC IPO as deferred underwriting commissions) and for working capital and general corporate purposes.

Q:     What happens if a substantial number of MTAC public stockholders vote in favor of the Business Combination Proposal and exercise their redemption right?

A:     MTAC’s public stockholders may vote in favor of the Business Combination and still exercise their redemption rights, although they are not required to vote in any way to exercise such redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of MTAC public stockholders are substantially reduced as a result of redemptions by MTAC public stockholders. However, MTAC is not obligated to consummate the Business Combination if the aggregate amount of MTAC stockholder redemptions exceeds 50% of the aggregate amount of cash contained in the Trust Account immediately prior to the closing. In addition, Memic’s obligation to consummate the Business Combination is conditioned on the amount of “available cash” (as defined below) being at least $250 million. To the extent that there are fewer MTAC public shares and MTAC public stockholders, the trading market for Memic ordinary shares may be less liquid than the market was for MTAC prior to the Business Combination and Memic may not be able to meet the listing standards of a national securities exchange. In addition, to the extent of any MTAC stockholder redemptions, fewer funds from the Trust Account would be available to Memic to be used in its business following the consummation of the Business Combination.

Q:     What happens if the Business Combination is not consummated?

A:     If MTAC does not complete the Business Combination with Memic for whatever reason, MTAC would search for another target business with which to complete a business combination. If MTAC does not complete the Business Combination with MTAC or another business combination by December 22, 2022 (or such later date as may be approved by MTAC’s stockholders), MTAC must redeem 100% of the outstanding MTAC public shares for cash. In such event, the Founder Shares held by the Sponsor and MTAC’s directors and officers would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares.

Q:     How do the Sponsor and officers and directors of MTAC intend to vote on the proposals?

A:     The Sponsor and the officers and directors of MTAC beneficially own and are entitled to vote an aggregate of approximately 20% of the outstanding MTAC common stock. These holders have each agreed to vote any MTAC common stock owned by them in favor of the Business Combination. These holders have also indicated that they intend to vote their shares in favor of all other proposals being presented at the meeting. In addition to the shares of MTAC common stock held by the Sponsor and MTAC’s officers and directors, MTAC would need 9,375,000 shares, or approximately 37.50% of the 25,000,000 MTAC public shares to be voted in favor of the Business Combination Proposal and other proposals in order for them to be approved (assuming all outstanding shares are voted on each proposal) under Delaware law; however, the Business Combination Agreement provides that, as a condition to the parties’ obligations to consummate the Business Combination, MTAC shall have also obtained the affirmative vote of the holders of at least a majority of the shares of MTAC common stock entitled to vote on the matter at the special meeting, excluding the shares beneficially owned by the Sponsor or any of its controlled affiliates or any of MTAC’s directors or executive officers. The foregoing condition to the parties’ obligations to consummate the Business Combination may be waived by the respective parties.

Q:     What other transactions will happen in connection with the Business Combination?

A:     Immediately prior to the Effective Time and subject to the receipt of requisite approvals of Memic shareholders, Memic intends to effect a capital restructuring whereby (i) each outstanding Memic preferred share, including any such shares issued or issuable upon exercise of Memic preferred warrants, will be converted into Memic ordinary shares in accordance with, and based on the applicable conversion ratio set forth in, Memic’s amended and restated articles of association, (ii) immediately following such conversion, all outstanding Memic ordinary shares, all Memic ordinary shares underlying Memic preferred warrants, and all Memic ordinary shares underlying vested Memic options, will be reclassified into Memic ordinary shares and price adjustment rights, and (iii) immediately following such reclassification, Memic will effect a stock split to cause the value of the outstanding Memic ordinary shares immediately prior to the Effective Time to equal $10.00 per share, all as further described in and as calculated in accordance with the Business Combination Agreement.

Q:     What are the price adjustment rights?

A:     In connection with the reclassification, each holder of Memic ordinary shares, Memic preferred warrants and vested Memic options, will be entitled to receive such holder’s pro rata share of price adjustment rights. Each price adjustment right is exercisable for one Memic ordinary share. In the reclassification, each holder of Memic ordinary shares, and each holder of vested Memic options and Memic preferred warrants, will receive a number of price adjustment rights determined as the product of (1) 17,235,450 and (2) a fraction, the numerator of which is the aggregate number of Memic ordinary shares held by such holder immediately prior to the reclassification (including any Memic ordinary shares underlying vested Memic options and Memic preferred warrants), and the denominator of which is the aggregate number of outstanding Memic ordinary shares (including any Memic ordinary shares underlying vested Memic options and Memic preferred warrants), in each case immediately prior to the reclassification and subject to further adjustment. See the section of this proxy statement/prospectus titled “Description of Pre-Closing Transactions.”

Q     What is the “PIPE” transaction?

A:     Concurrently with the execution of the Business Combination Agreement, Memic entered into subscription agreements with certain investors, pursuant to which, on the terms and subject to the conditions set forth in the subscription agreements, such investors have agreed to purchase, and Memic has agreed to sell to them, an aggregate of 7,635,000 Memic ordinary shares, for a purchase price of $10.00 per share and at an aggregate purchase price of $76,350,000. The closing of the sale of the PIPE Shares is conditioned upon the closing of the Business Combination.

Q:     What interests do the Sponsor and the current officers and directors of MTAC have in the Business Combination?

A:     In considering the recommendation of the MTAC board of directors to vote in favor of the Business Combination, MTAC stockholders should be aware that, aside from their interests as stockholders, the Sponsor and certain of MTAC’s officers and directors have interests in the Business Combination that are different from, or in addition to, those of other stockholders generally. The MTAC board of directors was aware of and considered these interests, among other matters, in evaluating the Business Combination, in recommending to MTAC stockholders that they approve the Business Combination and in agreeing to vote their shares in favor of the Business Combination. MTAC stockholders should take these interests into account in deciding whether to approve the Business Combination. See the section of this proxy statement/prospectus titled “The Business Combination — Interests of MTAC’s Directors and Officers in the Business Combination.”

These interests include, among other things, the following:

•        If the Business Combination with Memic or another business combination is not consummated by December 22, 2022 (or such later date as may be approved by MTAC’s stockholders), MTAC will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding MTAC public shares for cash and, subject to the approval of its remaining stockholders and MTAC’s board of directors, dissolving and liquidating. In such event, the Founder Shares held by the Sponsor and MTAC’s directors and officers, which were acquired for an aggregate purchase price of $25,000 prior to MTAC’s IPO, would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an aggregate market value of $[•] based upon the closing price of $[•] per share on Nasdaq on [•], 2021. On the other hand, if the Business Combination is consummated, each outstanding share of MTAC common stock will be converted into one Memic ordinary share. As a result of the nominal price of $0.004 per share paid by the Sponsor compared to the recent market price of the Class A Stock, the Sponsor and its affiliates are likely to earn a positive rate of return on their investments in the Founder Shares even if holders of MTAC Class A Stock experience a negative rate of return on their investments in the MTAC Class A Stock.

•        The Sponsor purchased 4,933,333 MTAC private placement warrants from MTAC for $1.50 per warrant. This purchase took place on a private placement basis simultaneously with the consummation of the MTAC IPO and the subsequent partial exercise of the underwriter’s overallotment option. $5 million of the proceeds MTAC received from these purchases were placed in the Trust Account and the remaining proceeds were placed in MTAC’s operating account. Such MTAC private placement warrants had an aggregate market value of $[•] based upon the closing price of $[•] per warrant on Nasdaq on [•], 2021. The MTAC private placement warrants will become worthless if MTAC does not consummate a business combination by December 22, 2022 (or such later date as may be approved by MTAC stockholders in an amendment to the MTAC Charter). On the other hand, if the Business Combination is consummated, each outstanding MTAC private placement warrant will become exercisable for one Memic ordinary share for $11.50 per share, subject to adjustment as described herein.

•        If MTAC is unable to complete a business combination within the required time period, the Sponsor will be liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by MTAC for services rendered or contracted for or products sold to MTAC. If MTAC consummates a business combination, on the other hand, MTAC will be liable for all such claims.

•        The Sponsor and MTAC’s officers and directors (or their affiliates) may make loans from time to time to MTAC to fund certain capital requirements. The Sponsor previously loaned MTAC an aggregate of up to $178,080 to cover expenses related to the MTAC IPO pursuant to a promissory note that was repaid in full on December 22, 2020. As of the date of this proxy statement/prospectus, no such loans are outstanding, but loans may be made after the date of this proxy statement/prospectus. If the Business Combination is not consummated or another business combination is not otherwise completed, the loans may not be repaid and would be forgiven except to the extent there are funds available to MTAC outside of the Trust Account.

•        Maurice Ferré, M.D., has served as a director and Chairman of the Board of Memic since March 2018, and has served as a director of MTAC since its inception. Dr. Ferré is also a shareholder and warrantholder of Memic, and the treatment of his Memic ordinary shares, Memic preferred shares and warrants to purchase Memic preferred shares is described in “The Business Combination Agreement.” Dr. Ferré also subscribed to purchase PIPE Shares at a price per share equal to $10.00 pursuant to a Subscription Agreement that was executed concurrently with the parties’ execution of the Business Combination Agreement.

•        Christopher C. Dewey, a director and the Chief Executive Officer of MTAC, is a shareholder and warrantholder of Memic, and the treatment of his Memic ordinary shares, Memic preferred shares and warrants to purchase Memic preferred shares is described in “The Business Combination Agreement.” Mr. Dewey is also a Managing Director of Ceros Financial Services, Inc., an investment advisory firm (“Ceros”), which served as a placement agent for Memic in its private placement offering of Memic preferred shares in 2020 and 2021 and received and currently holds warrants to purchase Memic preferred shares, the treatment of which is described in “The Business Combination Agreement.” Mr. Dewey also subscribed to purchase PIPE Shares at a price per share equal to $10.00 pursuant to a Subscription Agreement that was executed concurrently with the parties’ execution of the Business Combination Agreement.

•        David J. Matlin, a director and the Chief Financial Officer of MTAC, is a shareholder and warrantholder of Memic, and the treatment of his Memic preferred shares and warrants to purchase Memic preferred shares is described in “The Business Combination Agreement.” Mr. Matlin also subscribed to purchase PIPE Shares at a price per share equal to $10.00 pursuant to a Subscription Agreement that was executed concurrently with the parties’ execution of the Business Combination Agreement.

•        An affiliate of Manuel Aguero, a director of MTAC, subscribed to purchase PIPE Shares at a price per share equal to $10.00 pursuant to a Subscription Agreement that was executed concurrently with the parties’ execution of the Business Combination Agreement.

For further information regarding the interests of the Sponsor and MTAC’s officers and directors, see the section of this proxy statement/prospectus titled “The Business Combination — Interests of MTAC’s Directors and Officers in the Business Combination.”

Q:     When do you expect the Business Combination to be completed?

A:     It is currently anticipated that the Business Combination will be consummated promptly following the MTAC special meeting, which is set for [•], 2021; however, such meeting could be adjourned or postponed to a later date, as described above. The closing of the Business Combination is also subject to the approval of the holders of Memic ordinary shares and Memic preferred shares, as well as other customary closing conditions. For a description of the conditions for the completion of the Business Combination, see the section of this proxy statement/prospectus titled “The Business Combination Agreement — Conditions to Closing of the Business Combination.”

Q:     What do I need to do now?

A:     MTAC urges you to carefully read and consider the information contained in this proxy statement/prospectus, including annexes, and to consider how the Business Combination will affect you as a stockholder and/or a warrant holder of MTAC. Stockholders should then vote as soon as possible in accordance with instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q:     When and where is the special meeting?

A:      The special meeting will be held on [            ], 2021, at [    ] a.m., Eastern time, solely over the Internet by means of a live audio webcast. You may attend the special meeting webcast by accessing the web portal located at https://[•] and following the instructions set forth below. Stockholders participating in the special meeting will be able to listen only and will not be able to speak during the webcast. However, in order to maintain the interactive nature of the special meeting, virtual attendees will be able to:

•        vote via the web portal during the special meeting webcast; and

•        submit questions or comments to MTAC’s directors and officers during the special meeting via the special meeting webcast.

Stockholders may submit questions or comments during the meeting through the special meeting webcast by typing in the “Submit a question” box.

Q:     How do I attend the Special Meeting?

A:     Due to health concerns stemming from the COVID-19 pandemic and to support the health and well-being of MTAC’s stockholders, the special meeting will be held virtually. To register for and attend the special meeting, please follow these instructions as applicable to the nature of your ownership of MTAC common stock:

•        Shares Held of Record.    If you are a record holder, and you wish to attend the virtual special meeting, go to https://[•], enter the control number you received on your proxy card or notice of the meeting and click on the “Click here to register for the online meeting” link at the top of the page.

•        Shares Held in Street Name.    If you hold your shares in “street” name, which means your shares are held of record by a broker, bank or nominee, and you wish to attend the virtual special meeting, you must obtain a legal proxy from the stockholder of record and e-mail a copy (a legible photograph is sufficient) of your proxy to proxy@continentalstock.com no later than 72 hours prior to the special meeting. Holders should contact their bank, broker or other nominee for instructions regarding obtaining a proxy. Holders who e-mail a valid legal proxy will be issued a meeting control number that will allow them to register to attend and participate in the special meeting. You will receive an e-mail prior to the meeting with a link and instructions for entering the special meeting. “Street” name holders should contact Continental Stock Transfer on or before [ ], 2021.

Stockholders will also have the option to listen to the special meeting by telephone by calling:

•        Within the U.S. and Canada: [(888) 965-8995] (toll free)

•        Outside of the U.S. and Canada: [(415 655-0243] (standard rates apply)

The passcode for telephone access: [•]#. You will not be able to vote or submit questions unless you register for and log in to the special meeting webcast as described above.

Q:     How do I vote?

A:     If you are a holder of record of MTAC common stock on the record date, you may vote by virtually attending the special meeting and submitting a ballot via the special meeting webcast or by submitting a proxy for the special meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly voted and counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the virtual special meeting and vote through the web portal, obtain a legal proxy from your broker, bank or nominee.

Q:     If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:     Your broker, bank or nominee can vote your shares without receiving your instructions on “routine” proposals only. Your broker, bank or nominee cannot vote your shares with respect to “non-routine” proposals unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee.

The Business Combination Proposal, the Charter Proposal and the Adjournment Proposal are non-routine proposals. Accordingly, your broker, bank or nominee may not vote your shares with respect to these proposals unless you provide voting instructions.

Q:     May I change my vote after I have mailed my signed proxy card?

A:     Yes. Stockholders of record may send a later-dated, signed proxy card to MTAC’s transfer agent at the address set forth below so that it is received prior to the vote at the special meeting or virtually attend the special meeting and submit a ballot through the web portal during the special meeting webcast. Stockholders of record also may revoke their proxy by sending a notice of revocation to MTAC’s transfer agent, which must be received prior to the vote at the special meeting. If you hold your shares in “street name,” you should contact your broker, bank or nominee to change your instructions on how to vote. If you hold your shares in “street name” and wish to virtually attend the special meeting and vote through the web portal, you must obtain a legal proxy from your broker, bank or nominee.

Q:     What constitutes a quorum for the special meeting?

A:     A quorum is the minimum number of shares of MTAC common stock that must be present to hold a valid meeting. A quorum will be present at the MTAC special meeting if a majority of the voting power of the issued and outstanding shares of MTAC common stock entitled to vote at the meeting are represented at the virtual special meeting or by proxy. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum.

Q:     What stockholder vote thresholds are required for the approval of each proposal brought before the special meeting?

A:     The Business Combination Proposal — Under Delaware law and the MTAC Charter, the approval of the Business Combination Proposal will require the affirmative vote of the holders of a majority of the votes cast by the then outstanding shares of MTAC common stock present and entitled to cast votes at the special meeting; provided, however, the Business Combination Agreement provides that, as a condition to the parties’ obligations to consummate the Business Combination (which may be waived by the respective parties), MTAC shall have also obtained the affirmative vote of the holders of at least a majority of the shares of MTAC common stock entitled to vote on the matter at the special meeting, excluding the shares beneficially owned by the Sponsor or any of its controlled affiliates or any of MTAC’s directors or executive officers. Abstentions will have no effect on the Business Combination Proposal. Brokers are not entitled to vote on the Business Combination Proposal absent voting instructions from the beneficial holder and, consequently, broker non-votes will have no effect on the Business Combination Proposal. The Business Combination will not be consummated if MTAC has less than $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Securities Exchange Act) either immediately prior to or upon consummation of the Business Combination. The approval of the Business Combination Proposal is a condition to the consummation of the Business Combination. If the Business Combination Proposal is not approved, the other proposals (except an Adjournment Proposal, as described below) will not be presented to the MTAC stockholders for a vote.

The Charter Proposal — The approval of the Charter Proposal will require the affirmative vote of the holders of a majority of the votes cast by the then outstanding shares of MTAC common stock present and entitled to cast votes at the special meeting. Abstentions will have the same effect as a vote “against” the Charter Proposal. Brokers are not entitled to vote on the Charter Proposal absent voting instructions from the beneficial holder and, consequently, broker non-votes will have no effect on the Charter Proposal.

Adjournment Proposal — The approval of the Adjournment Proposal will require the affirmative vote of the holders of a majority of the shares of MTAC common stock present and entitled to vote at the special meeting. Abstentions will have the same effect as a vote “against” on the Adjournment Proposal. Broker non-votes will have no effect on the Adjournment Proposal.

Q:     What happens if I fail to take any action with respect to the special meeting?

A:     If you fail to take any action with respect to the meeting and the Business Combination is approved by the MTAC stockholders and consummated, you will become a shareholder and/or warrant holder of Memic.

If you fail to take any action with respect to the special meeting and the Business Combination is not approved, you will continue to be a stockholder and/or warrant holder of MTAC, as applicable, and MTAC will continue to search for another target business with which to complete an initial business combination. If MTAC does not complete an initial business combination by December 22, 2022 (or such later date as may be approved by MTAC’s stockholders), MTAC must cease all operations except for the purpose of winding up, redeem 100% of the outstanding MTAC public shares, at a per-share price, payable in cash, and as promptly as reasonably possible following such redemption, subject to the approval of MTAC’s remaining stockholders and its board of directors, dissolve and liquidate.

Q:     What should I do with my share and/or warrant certificates?

A:     Warrant holders and those stockholders who do not elect to have their shares of MTAC common stock redeemed for a pro rata share of the Trust Account should wait for instructions from MTAC’s transfer agent regarding what to do with their certificates. MTAC stockholders who exercise their redemption rights must deliver their share certificates to MTAC’s transfer agent (either physically or electronically) no later than two business days prior to the special meeting as described above.

Upon consummation of the Business Combination, the MTAC warrants, by their terms, will entitle holders to purchase shares of Memic. Therefore, warrant holders need not deliver their warrants to MTAC or Memic at that time.

Q:     What should I do if I receive more than one set of voting materials?

A:     Stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your shares of MTAC common stock.

Q:     What are the U.S. Federal income tax consequences of the Business Combination to U.S. Holders of MTAC common stock and/or MTAC warrants?

A:     Subject to the limitations and qualifications described in the section of this proxy statement/prospectus entitled “The Business Combination — Certain Material U.S. Federal Income Tax Considerations,” the parties to the Business Combination intend that the Business Combination qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Code of 1986, as to U.S. Holders (as such term is defined below) of MTAC common stock and MTAC warrants. Section 367(a) of the Code and the Treasury regulations promulgated thereunder, in certain circumstances, may impose additional requirements for certain U.S. Holders to qualify for such tax-free treatment with respect to the exchange of MTAC common stock and MTAC warrants in the Business Combination. Provided that the merger qualifies as a tax-free reorganization pursuant to Section 368 of the Code and additional requirements for tax-free treatment under Section 367(a) of the Code are satisfied, a U.S. Holder generally should not recognize gain or loss if, pursuant to the Business Combination, the U.S. Holder either (i) exchanges only MTAC common stock (but not MTAC warrants) for Memic ordinary shares, (ii) exchanges MTAC warrants for Memic warrants, or (iii) both exchanges MTAC common stock for Memic ordinary shares and exchanges MTAC warrants for Memic warrants. In such a case, the aggregate tax basis of the Memic ordinary shares received by a U.S. Holder in the Business Combination should be equal to the aggregate adjusted tax basis of the MTAC common stock surrendered in exchange therefor. The tax basis in a Memic warrant received by a U.S. Holder in the Business Combination should be equal to the adjusted tax basis of a Memic warrant exchanged therefor. The holding period of the Memic ordinary shares and/or Memic warrants received by a U.S. Holder in the Business Combination should include the period during which the MTAC common stock and/or warrants exchanged therefor were held by such U.S. Holder. Notwithstanding the foregoing, to the extent that U.S. Holders exercise redemption rights with respect to their MTAC common stock, such U.S. Holders will be subject to tax consequences as described in the section of this proxy statement/prospectus entitled “The Business Combination — Certain Material U.S. Federal Income Tax Considerations — U.S. Holders Exercising Redemption Rights with Respect to MTAC Common Stock.”

The tax consequences of the Business Combination are complex and will depend on your particular circumstances. For a more detailed discussion of the U.S. federal income tax considerations of the Business Combination, see the section this proxy statement/prospectus entitled “The Business Combination — Certain Material U.S. Federal Income Tax Considerations.” If you are a U.S. Holder exchanging MTAC common stock or MTAC warrants in the Business Combination, or are contemplating the exercise of your redemption rights with respect to your MTAC common stock, you are urged to consult your tax advisor to determine the tax consequences thereof.

Q:     Who can help answer my questions?

A:     If you have questions about the Business Combination or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact the proxy solicitor at:

Morrow Sodali LLC

470 West Avenue

Stamford, CT 06902

Individuals call toll-free (800) 662-5200

Banks and brokers call: (203) 658-9400

MTAC.info@investor.morrowsodali.com

You may also obtain additional information about MTAC from documents filed with the SEC by following the instructions in the section of this proxy statement/prospectus titled “Where You Can Find More Information.” If you are a holder of MTAC public shares and you intend to seek redemption of your shares, you will need to deliver your shares (either physically or electronically) to MTAC’s transfer agent at the address below at least two business days prior to the vote at the special meeting. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Mr. Mark Zimkind

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, New York 10004

E-mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To better understand the Business Combination and the other matters to be considered at the special meeting, you should read this entire proxy statement/prospectus carefully, including the annexes. For additional information, see the section of this proxy/statement prospectus titled “Where You Can Find More Information” beginning on page 272.

The Parties to the Business Combination

Memic Innovative Surgery Ltd.

Memic is an innovative medical device company developing and commercializing its proprietary surgical robotic platform which aims to transform the way many surgical procedures are currently performed. The 6N, Memic’s first-generation Hominis Surgical System, is the first and only FDA-authorized surgical robot that features miniature humanoid-shaped arms developed to mimic the natural movement of a surgeon’s arms, with shoulder, elbow and wrist joints, providing human level dexterity and 360° of articulation. The Hominis Surgical System’s small, compact and mobile design occupies a minimal footprint at a significant cost advantage relative to other commercially available robotic technologies. Memic’s initial focus is on fulfilling a significant unmet need in women’s health, though Memic believes its platform technology has the potential to be applied to a broad range of indications in the future, including general surgery. In February 2021, Memic received De Novo 510(k) marketing authorization from the FDA for use of the Hominis Surgical System in single site, natural orifice, laparoscopic-assisted benign hysterectomy. The two-arm 6N system is the first and only robotic solution to receive FDA authorization for transvaginal gynecologic procedures. Memic is also developing a second generation four-arm Hominis Surgical System, the Block II.

Memic’s principal offices are located at 6 Yonatan Netanyahu, Or Yehuda 6037604, Israel. Memic’s telephone number is +972.3.6996703.

MedTech Acquisition Corporation

MedTech Acquisition Corporation was formed for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. MTAC was incorporated under the laws of the State of Delaware on September 11, 2020.

On December 22, 2020, MTAC closed the MTAC IPO consisting of 25,000,000 MTAC units, with each unit consisting of one share of Class A Stock and one-third of one MTAC public warrant, with each whole warrant entitling the holder to purchase one share of Class A Stock at a price of $11.50.

MTAC’s units, the MTAC Class A Stock and the MTAC warrants are listed on Nasdaq under the symbols MTACU, MTAC and MTACW, respectively.

The mailing address of MTAC’s principal executive office is 600 Fifth Avenue, 22nd Floor, New York, NY 10022, and its telephone number is (908) 391-1288. After the consummation of the Business Combination, MTAC’s principal executive office will be that of Memic.

Maestro Merger Sub, Inc.

Merger Sub is a newly formed Delaware corporation and a wholly owned subsidiary of Memic. Merger Sub was formed solely for the purpose of effecting the transactions contemplated by the Business Combination and has not carried on any activities other than those in connection with such transactions. The address and telephone number for Merger Sub’s principal executive offices are the same as those for Memic.

The Business Combination Agreement

The terms and conditions of the merger of Merger Sub with and into MTAC, with MTAC surviving the merger as a wholly owned subsidiary of Memic, are contained in the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus. We encourage you to read the Business Combination Agreement carefully, as it is the legal document that governs the Business Combination.

Pre-closing Capital Restructuring

Prior to the Effective Time and subject to the receipt of requisite approvals of Memic shareholders, (i) each outstanding Memic preferred share, including any such shares issued or issuable upon exercise of Memic preferred warrants, will be converted into Memic ordinary shares in accordance with, and based on the applicable conversion ratio set forth in, Memic’s amended and restated articles of association, (ii) immediately following the foregoing conversion, all outstanding Memic ordinary shares, all Memic ordinary shares underlying Memic preferred warrants, and all Memic ordinary shares underlying vested Memic options, will be reclassified into Memic ordinary shares and price adjustment rights, and (iii) immediately following such reclassification (and before consummating the sale of the PIPE Shares), Memic will effect a stock split to cause the value of the outstanding Memic ordinary shares immediately prior to the Effective Time to equal $10.00 per share, all as further described in and as calculated in accordance with the Business Combination Agreement. Any Memic ordinary shares underlying a Memic option, and any Memic ordinary shares underlying the Memic preferred warrants will be equitably adjusted, including the applicable exercise price, to give effect to the stock split. For additional information, see the section of this proxy statement/prospectus titled “Description of Pre-Closing Transactions.”

Merger; Merger Consideration

The Business Combination Agreement provides for the merger of Merger Sub with and into MTAC, with MTAC surviving the Business Combination as a wholly owned subsidiary of Memic.

Immediately following the consummation of the Business Combination, MTAC will contribute at least 50% of its total cash and liquid assets (after taking into account the payment of redemption payments and payment of expenses incurred by MTAC in connection with the Business Combination) to Memic U.S. in exchange for such number of shares of capital stock of Memic U.S. representing an 80% or greater interest in Memic U.S.

Pursuant to the Business Combination Agreement, at the Effective Time (a) each share of MTAC Class A Stock outstanding immediately prior to the Effective Time will be exchanged for one Memic ordinary share, subject to adjustment as described herein, (b) each share of MTAC Class B Stock, outstanding immediately prior to the Effective Time will be exchanged for one Memic ordinary share, and (c) each MTAC warrant outstanding immediately prior to the Effective Time will be assumed by Memic and will become a Memic warrant, with the number of Memic ordinary shares underlying the Memic warrants and the exercise price of such Memic warrants subject to adjustment in accordance with the Business Combination Agreement in the event of a stock split, share dividend or distribution, or any change in Memic’s share capital by reason of any split-up, reverse stock split, recapitalization, combination, reclassification or exchange of shares.

Expected Pro Forma Ownership

The parties to the Business Combination Agreement anticipate that, upon completion of the Business Combination, the Memic ordinary shares issued to the MTAC stockholders, including the Sponsor, as Merger Consideration will represent an ownership interest in Memic of approximately 30.82%, the Memic ordinary shares held by or issuable to Memic shareholders and holders of Memic warrants and vested Memic options immediately prior to the Effective Time (but after giving effect to the stock split), will represent an ownership interest in Memic of approximately 61.65% and Memic ordinary shares issuable to the PIPE investors pursuant to the Subscription Agreements will represent an ownership interest in Memic of approximately 7.53%. These relative percentages assume that none of MTAC’s existing stockholders exercise their redemption rights. In addition, these percentages include the Memic ordinary shares that will be held by the Sponsor, but that will be subject to transfer restrictions. These percentages do not include Memic ordinary shares underlying outstanding but unvested Memic options, price adjustment rights or Memic warrants issued to holders of MTAC warrants in the Business Combination. If any of the MTAC stockholders exercise the MTAC stockholder redemption rights, the percentage ownership of the MTAC stockholders will be lower. See the section of this proxy statement/prospectus titled “The Business Combination Agreement — Ownership of the Combined Company Upon Completion of the Business Combination” for further information.

MTAC’s Board of Directors’ Reasons for the Business Combination (page 18)

MTAC’s board of directors, in evaluating the Business Combination, created a special committee, consisting of independent directors (the “Special Committee”), to evaluate, structure and negotiate the Business Combination, and to make a formal recommendation to the board as to the Business Combination. The Special Committee, in the course of its evaluation and negotiations, consulted with members of MTAC’s management team and financial and legal advisors, before unanimously recommending that the board approve the Business Combination Agreement. MTAC’s board of directors discussed the Special Committee’s findings and recommendations, and consulted with MTAC’s management team and financial and legal advisors. In reaching its resolution (i) that the Business Combination Agreement and the transactions contemplated thereby are advisable and in the best interests of MTAC and its stockholders and (ii) to recommend that the stockholders adopt the Business Combination Agreement and approve the Business Combination and the transactions contemplated thereby, MTAC’s board of directors considered a range of factors, including, but not limited to, the factors discussed in the section referenced below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, MTAC’s board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. MTAC’s board of directors viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of MTAC’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Statement Regarding Forward-Looking Statements.”

MTAC’s board of directors obtained a fairness opinion in connection with its consideration of the transactions contemplated by the Business Combination Agreement, and also considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby. MTAC’s board of directors also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination.

MTAC’s board of directors concluded that the potential benefits that it expected MTAC and its stockholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, MTAC’s board of directors unanimously determined that the Business Combination Agreement and the Business Combination contemplated therein were advisable, fair to and in the best interests of MTAC and its stockholders. See the section of this proxy statement/prospectus titled “The Business Combination — MTAC’s Board of Directors’ Reasons for the Business Combination and the Recommendation of the Board of Directors.”

Interests of MTAC’s Directors and Officers in the Business Combination (page 111)

In considering the recommendation of the MTAC board of directors in favor of the Business Combination Proposal, MTAC stockholders should keep in mind that the Sponsor, and certain of MTAC’s officers and directors, have interests in such proposal that are different from, or in addition to, those of the MTAC stockholders generally. These interests include, among other things, the interests listed below:

•        If the Business Combination with Memic or another business combination is not consummated by December 22, 2022 (or such later date as may be approved by MTAC’s stockholders), MTAC will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding MTAC public shares for cash and, subject to the approval of its remaining stockholders and MTAC’s board of directors, dissolving and liquidating. In such event, the Founder Shares held by the Sponsor and MTAC’s directors and officers, which were acquired for an aggregate purchase price of $25,000 prior to MTAC’s IPO, would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an aggregate market value of $[•] based upon the closing price of $[•] per share on Nasdaq on [•], 2021.

•        The Sponsor purchased MTAC private placement warrants from MTAC for $1.50 per warrant. All of the proceeds MTAC received from these purchases were placed in the Trust Account. Such MTAC private placement warrants had an aggregate market value of $[•] based upon the closing price of $[•] per warrant on Nasdaq on [•], 2021. The MTAC private placement warrants will become worthless if MTAC does not consummate a business combination by December 22, 2022 (or such later date as may be approved by MTAC stockholders in an amendment to the MTAC Charter).

•        Maurice Ferré, M.D., has served as a director and Chairman of the Board of Memic since March 2018, and has served as a director of MTAC since its inception. Dr. Ferré holds 1,535,057 Memic ordinary shares and 265,914 Memic preferred shares, as well as warrants to purchase 224,265 Memic preferred shares, the treatment of which is described in “The Business Combination Agreement.” Dr. Ferré purchased the Memic preferred shares and the Memic ordinary shares at a price per share equal to $0.8918 (Preferred C-1 Shares), $1.2005 (Preferred C-2 Shares) and $0.01 (ordinary shares), respectively. Dr. Ferré is also a PIPE investor and subscribed to purchase 100,000 PIPE Shares pursuant to a Subscription Agreement he executed concurrently with the parties’ execution of the Business Combination Agreement. Following the Effective Time, Dr. Ferré would hold an aggregate of approximately 1.2% of Memic’s outstanding shares and shares issuable upon exercise of vested options and pre-transaction Memic warrants (assuming that, as of the closing of the Business Combination, no shares are redeemed and that there are an aggregate of 101,385,000 outstanding Memic ordinary shares, warrants to purchase Memic ordinary shares and vested options to purchase Memic ordinary shares).

•        Christopher C. Dewey, a director and the Chief Executive Officer of MTAC, personally holds 383,764 Memic ordinary shares, 531,830 Memic preferred shares, as well as warrants to purchase 448,531 Memic preferred shares, the treatment of which is described in “The Business Combination Agreement.” Mr. Dewey purchased the Memic preferred shares and the Memic ordinary shares at a price per share equal to $0.8918 (Preferred C-1 Shares), $1.2005 (Preferred C-2 Shares) and $0.01 (ordinary shares), respectively.  Mr. Dewey is also a PIPE investor and subscribed to purchase 350,000 PIPE Shares pursuant to a Subscription Agreement he executed concurrently with the parties’ execution of the Business Combination Agreement. Following the Effective Time, Mr. Dewey would hold an aggregate of approximately 1.1% of Memic’s outstanding shares and shares issuable upon exercise of vested options and pre-transaction Memic warrants (assuming that, as of the closing of the Business Combination, no shares are redeemed and that there are an aggregate of 101,385,000 outstanding Memic ordinary shares, warrants to purchase Memic ordinary shares and vested options to purchase Memic ordinary shares). Mr. Dewey is a Managing Director of Ceros Financial Services, Inc., an investment advisory firm (“Ceros”), which served as a placement agent for Memic in its private placement offering of Memic preferred shares in 2020 and 2021. Pursuant to its engagement by Memic, Ceros received warrants to purchase 460,467 Memic preferred shares, of which it currently holds warrants to purchase 295,920 Memic preferred shares, the treatment of which is described in “The Business Combination Agreement.” In addition, under Memic’s current amended and restated articles of association, Ceros has the authority to appoint, dismiss and replace one member of Memic’s Board of Directors so long as those Memic stockholders who were investors identified by Ceros, in its capacity as placement agent for Memic, hold in the aggregate at least 10% of Memic’s issued and outstanding share capital on an as-converted basis. Mark Goldwasser, a managing director of Ceros, is currently a director of Memic, but will not be a director of Memic upon consummation of the Business Combination.

•        David J. Matlin, a director and the Chief Financial Officer of MTAC, personally holds 531,830 Memic preferred shares, as well as warrants to purchase 448,531 Memic preferred shares, the treatment of which is described in “The Business Combination Agreement.” Mr. Matlin purchased the Memic preferred shares at a price per share equal to $0.8918 (Preferred C-1 Shares) and $1.2005 (Preferred C-2 Shares). Mr. Matlin is also a PIPE investor and subscribed to purchase 250,000 PIPE Shares pursuant to a Subscription Agreement he executed concurrently with the parties’ execution of the Business Combination Agreement. Following the Effective Time, Mr. Matlin would hold an aggregate of approximately 0.76% of Memic’s outstanding shares and shares issuable upon exercise of vested options and pre-transaction Memic warrants (assuming that, as of the closing of the Business Combination, no shares are redeemed and that there are an aggregate of 101,385,000 outstanding Memic ordinary shares, warrants to purchase Memic ordinary shares and vested options to purchase Memic ordinary shares).

•        An affiliate of Manuel Aguero, a director of MTAC, subscribed to purchase 250,000 PIPE Shares at a price per share equal to $10.00 pursuant to a Subscription Agreement that was executed concurrently with the parties’ execution of the Business Combination Agreement.

Certain officers and members of the MTAC board also participate in arrangements that may provide them with other interests in the Business Combination that are different from yours, including, among others, arrangements for the continued service as directors of Memic following the consummation of the Business Combination.

Further, the Sponsor and the officers and directors of MTAC have, pursuant to the Sponsor Letter Agreement, each agreed (A) to vote any MTAC common stock owned by them in favor of the Business Combination and (B) not to redeem any shares in connection with a shareholder vote to approve the Business Combination.

These interests, among others, may influence or have influenced the Sponsor and the officers and members of the MTAC board and Memic to support or approve the Business Combination. For more information concerning the interests of MTAC’s officers and directors, see the section titled “The Business Combination — Interests of MTAC’s Directors and Officers in the Business Combination” beginning on page 111 of this proxy statement/prospectus.

Agreements Entered Into in Connection with the Business Combination Agreement (page 150)

Voting Agreement

Concurrently with the execution of the Business Combination Agreement, MTAC entered into voting agreements (each, a “Voting Agreement” and collectively, the “Voting Agreements”) with certain shareholders of Memic (each, a “Voting Party”) representing the majority of the voting power of the Memic ordinary shares and the Memic preferred shares, on as-converted basis, and a majority of the Memic preferred shares. Each Voting Agreement provides, among other things, that each Voting Party will (i) vote all Memic ordinary shares and the Memic preferred shares beneficially owned by them in favor of the Business Combination and each other proposal related to the Business Combination on the agenda at the meeting of Memic shareholders called to approve the Business Combination, (ii) appear at such shareholder meeting for the purpose of establishing a quorum, (iii) vote all such shares against any action that would reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect the Business Combination or the transactions contemplated thereby, (iv) not transfer, assign or sell such shares, except to certain permitted transferees, prior to the consummation of the Merger, (v) vote against any action or proposal (A) concerning any Memic acquisition proposal and (B) that would reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect the Business Combination or any of the other transactions contemplated by the Business Combination Agreement or result in a breach of any covenant, representation or warranty or other obligation or agreement of Memic under the Business Combination Agreement that would result in the failure of any conditions to closing set forth therein to be satisfied, and (vi) comply with certain non-solicitation and confidentiality obligations.

Sponsor Letter Agreement

Concurrently with the execution and delivery of the Business Combination Agreement, in support of the Business Combination, Sponsor, and the members of MTAC’s board of directors and its officers (each an “Insider” and collectively, the “Insiders” and, together with the Sponsor, the “Sponsor Group”), entered into and delivered to Memic a letter agreement (the “Sponsor Letter Agreement”) pursuant to which the Sponsor Group agreed to (i) vote all shares of MTAC Class B Stock and all shares of MTAC Class A Stock beneficially owned by him, her or it in favor of the Business Combination and each other proposal related to the Business Combination included on the agenda for the special meeting of stockholders relating to the Business Combination; (ii) when such meeting of stockholders is held, appear at such meeting or otherwise cause the MTAC Class B Stock or MTAC Class A Stock beneficially owned by him, her or it to be counted as present thereat for the purpose of establishing a quorum; and (iii) vote all MTAC Class B Stock and MTAC Class A Stock Shares beneficially owned by him, her or it against any action that would reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect the Business Combination or any of the other transactions contemplated by the Business Combination Agreement or result in a breach of any covenant, representation or warranty or other obligation or agreement of MTAC under the Business Combination Agreement or result in a breach of any covenant or other obligation or agreement of Sponsor or any Insider contained in the Sponsor Letter Agreement.

Pursuant to the terms of the Sponsor Letter Agreement, each member of the Sponsor Group agrees not to sell, transfer, pledge, encumber, assign, hedge, swap, convert or otherwise dispose of, or enter into any contract or option to do any of the foregoing, with respect to any MTAC Class B Stock and MTAC Class A Stock beneficially owned by him, her or it, prior to the Effective Time, either voluntarily or involuntarily, other than (i) to MTAC’s officers or directors, any affiliates or family members of any MTAC officers or directors, any member of the Sponsor or its affiliates, or any affiliates of the Sponsor; (ii) by private sales or transfers made in connection with the transactions contemplated by the Business Combination Agreement, and (iii) by virtue of the Sponsor’s organizational documents upon liquidation or dissolution of the Sponsor, only if any such transferee enters into a written agreement with MTAC agreeing to be bound by certain provisions of the Sponsor Letter prior to such transfer.

In consideration of the foregoing, Memic agreed to use reasonable best efforts during the two-year period following the closing date of the Business Combination to comply with certain covenants, including, without limitation: (i) Memic will not, and will not cause, MTAC to be dissolved, liquidated or otherwise cease to be treated as a corporation for U.S. federal income tax purposes, (ii) Memic will not dispose of any MTAC common stock or any shares of capital stock of Memic U.S., other than as a result of a transfer to another subsidiary of Memic, (iii) immediately following the consummation of the Business Combination, MTAC will contribute at least 50% of its total cash and liquid assets (after taking into account the payment of the MTAC stockholder redemptions and payment of expenses incurred by MTAC in connection with the Business Combination) to Memic U.S., in exchange for such number of shares of capital stock of Memic U.S. representing an 80% or greater interest in Memic U.S., as calculated based on the book value of such capital stock on the closing date of the Business Combination, and (iv) following the Business Combination, Memic U.S. will use the cash and other liquid assets contributed to it to make loans to Memic for use in its business activities or for use by Memic U.S. in its business activities, as described in the Sponsor Letter Agreement, and MTAC will be prohibited from distributing to Memic an aggregate amount in excess of (i) $125 million, minus (ii) the aggregate amount of the MTAC stockholder redemptions paid out of the Trust Account.

Subscription Agreements

Concurrently with the execution of the Business Combination Agreement, Memic entered into the Subscription Agreements with the PIPE investors, pursuant to which the PIPE investors have agreed to purchase, and Memic has agreed to sell to the PIPE investors, an aggregate of 7,635,000 Memic ordinary shares, at a purchase price of $10.00 per share, for an aggregate purchase price of $76,350,000, which price per share and aggregate purchase price assume that Memic has effected the stock split prior to the Effective Time. The obligations to consummate the transactions contemplated by the Subscription Agreements are conditioned upon, among other things, the consummation of the transactions contemplated by the Business Combination Agreement.

Memic is required to, no later than 30 calendar days following the closing date of the Business Combination, file with the SEC a registration statement registering the resale of such shares and naming each PIPE investor as a selling shareholder thereunder. Additionally, Memic is required to use its commercially reasonable efforts to have the registration statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day (or 90th calendar day if the SEC notifies Memic that it will “review” the registration statement) following the filing date thereof and (ii) the 5th business day after the date Memic is notified (orally or in writing, whichever is earlier) by the SEC that the registration statement will not be “reviewed” or will not be subject to further review. Within two business days of notification that any registration state has been declared effective by the SEC, Memic must file the final prospectus under Rule 424 under the Securities Act.

Registration Rights Agreement

Concurrently with the consummation of the Business Combination, Memic, Sponsor and certain Memic equityholders (collectively with Sponsor, the “Memic Holders”) will enter into a Registration Rights Agreement (the “Registration Rights Agreement”) to be effective as of the Effective Time, pursuant to which Memic will agree to file a shelf registration statement, by no later than 90 business days after the closing date of the Business Combination to register the resale of the Memic ordinary shares and Memic warrants held by the applicable parties. The Registration Rights Agreement also provides the Memic Holders with (i) piggyback registration rights and (ii) three demand rights in any 12-month period for an underwritten shelf takedown, provided that the demanding holders propose to sell securities with a total offering price reasonably expected to exceed, in the aggregate, $50 million in each underwritten shelf takedown. The Registration Rights Agreement provides that Memic will pay certain expenses relating to such registration and indemnify the Memic Holders against certain liabilities. Effective as of the closing of the Business Combination, (i) the existing registration rights agreement of MTAC, dated December 17, 2020, will automatically terminate and be of no further force and effect, and (ii) the Third Amended and Restated Investors’ Rights Agreement, dated as of November 23, 2020, among Memic and the investors party thereto, as amended, will automatically terminate and be of no further force and effect.

Lock-Up Agreement

Concurrently with the execution and delivery of the Business Combination Agreement, in support of the Business Combination, Sponsor, and certain shareholders of Memic (collectively, with the Sponsor, the “Shareholder Parties”) have entered into and delivered the Lock-Up Agreement, pursuant to which the Shareholder Parties have agreed not to transfer any Memic ordinary shares held by them until the one year anniversary of the Effective Time, subject to early release if the stock price of the Memic ordinary shares is greater than or equal to $12.00 for any 20 trading days within any period of 30 consecutive trading days (as further described therein, and which will apply starting on the 150-day anniversary of the Effective Date), subject to certain permitted transfers (provided that such permitted transferees agree to be bound by the same transfer restrictions set forth in the Lock-Up Agreement).

The Business Combination Proposal (page 164)

The MTAC stockholders will consider and vote upon a proposal to approve and adopt the Business Combination Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A, and the transactions contemplated therein, including the Business Combination. Please see the sections of this proxy statement/prospectus titled “The Business Combination” and “The Business Combination Agreement” for additional information and a summary of certain terms of the Business Combination and the Business Combination Agreement.

The Charter Proposal (page 164)

The MTAC stockholders will vote on separate proposals to approve the following material differences between the MTAC Charter and Memic’s Articles to be effective upon the consummation of the Business Combination: (i) the name of the new public entity will be “Memic Innovative Surgery Ltd.”; (ii) Memic’s amended and restated articles of association provide for one class of Memic ordinary shares as opposed to the two classes of MTAC common stock provided for in the MTAC Charter; (iii) Memic’s corporate existence is perpetual as opposed to MTAC’s corporate existence terminating if a business combination is not consummated within a specified period of time; and (iv)  Memic’s amended and restated articles of association do not include the various provisions applicable only to special purpose acquisition corporations that the MTAC Charter contains. Memic’s amended and restated articles of association to be in effect upon consummation of the Business Combination are attached as Annex B to this proxy statement/prospectus. See the section of this proxy statement/prospectus titled “Comparison of Your Rights as a Holder of MTAC’s Shares and Your Rights as a Potential Holder of the Combined Company Shares.”

The Adjournment Proposal (page 165)

If MTAC is unable to consummate the Business Combination at the time of the special meeting for any reason, the chairman presiding over the special meeting may submit a proposal to adjourn the special meeting to a later date or dates, if necessary. See the section of this proxy statement/prospectus titled “Proposals to be Considered by MTAC’s Stockholders — Proposal No. 3 — Adjournment Proposal.”

Date, Time and Place of Special Meeting of MTAC’s Stockholders (page 98)

The special meeting will be held at [_______] a.m., Eastern time, on [_______], 2021, via live webcast at https://[_______], or such other date, time and place to which such meeting may be adjourned, to consider and vote upon the proposals.

MTAC stockholders will have one vote for each share of MTAC common stock owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. MTAC warrants do not have voting rights.

Redemption Rights (page 100)

Pursuant to the MTAC Charter, a holder of MTAC public shares may demand that MTAC convert such shares into cash if the Business Combination is consummated; provided that, as a condition to Memic’s obligation to consummate the Business Combination (which such condition may be waived by Memic), MTAC shall have an amount of available cash in its Trust Account, following payment by MTAC to its stockholders who have validly elected to redeem their shares of MTAC common stock, plus proceeds from the sale of PIPE Shares, of at least $250 million, and as a condition to MTAC’s obligation to consummate the Business Combination (which such condition may be waived by MTAC if not otherwise satisfied), there shall not have been more than $125 million worth of MTAC stockholder redemptions. Holders of MTAC public shares will be entitled to receive cash for these shares only if they deliver their shares to MTAC’s transfer agent no later than two business days prior to the special meeting. Holders of MTAC public shares do not need to affirmatively vote on the Business Combination Proposal or be a holder of such MTAC public shares as of the record date to exercise conversion rights. If the Business Combination is not consummated, these shares will not be converted into cash. If a holder of MTAC public shares properly demands conversion, delivers his, her or its shares to MTAC’s transfer agent as described above, and the Business Combination is consummated, MTAC will convert each MTAC public share into a full pro rata portion of the Trust Account, calculated as of two business days prior to the date of the special meeting. This would amount to approximately $[_______] per share. If a holder of MTAC public shares exercises his, her or its conversion rights, then it will be exchanging its shares of MTAC Class A Stock for cash and will not become a shareholder of Memic. See the section of this proxy statement/prospectus titled “Special Meeting of MTAC Stockholders — Redemption Rights” for a detailed description of the procedures to be followed if you wish to convert your shares into cash.

MTAC warrant holders do not have conversion rights with respect to such securities.

Appraisal Rights (page 101)

MTAC stockholders and MTAC warrant holders do not have appraisal rights in connection with the transactions contemplated by the Business Combination Agreement under the DGCL. See the section of this proxy statement/prospectus titled “Special Meeting of MTAC Stockholders — Appraisal or Dissenters’ Rights.”

Recommendation to MTAC Stockholders (page 98)

MTAC’s board of directors has determined that each of the proposals outlined above is fair to and in the best interests of MTAC and its stockholders and recommends that MTAC stockholders vote “FOR” the Business Combination Proposal, “FOR” each of the charter proposal, and “FOR” the adjournment proposal, if presented.

Certain Material U.S. Federal Income Tax Considerations (page 132)

For a description of certain material U.S. federal income tax consequences of the Business Combination, the exercise of MTAC stockholder redemptions in respect of shares of MTAC common stock and the ownership and disposition of Memic ordinary shares and/or Memic warrants, please see “The Business Combination — Certain Material U.S. Federal Income Tax Considerations” beginning on page 132.

Certain Material Israeli Tax Considerations (page 146)

For a description of certain material Israeli tax consequences of the ownership and disposition of Memic ordinary shares and/or Memic warrants, please see “The Business Combination — Certain Material Israeli Tax Considerations” beginning on page 146.

Anticipated Accounting Treatment (page 130)

The Business Combination is comprised of a series of transactions pursuant to the Business Combination Agreement, as described elsewhere in this proxy statement/prospectus. For accounting purposes, the transaction will be effectuated by six main steps:

1.      The conversion of Memic preferred shares into Memic ordinary shares, in accordance with, and based on the applicable conversion ratio set forth in, Memic’s amended and restated articles of association.

2.      Immediately following the conversion of Memic preferred shares, all outstanding Memic ordinary shares, all Memic ordinary shares underlying Memic preferred warrants, and all Memic ordinary shares underlying vested Memic options, will be reclassified into Memic ordinary shares and price adjustment rights.

3.      Immediately following the reclassification and prior to the consummation of the PIPE investment, Memic will effect the stock split.

4.      The merger of MTAC with Merger Sub, with MTAC surviving as a wholly-owned subsidiary of Memic, which is accounted for as a recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP.

5.      The Subscription Agreements related to the PIPE investment, which were executed concurrently with the Business Combination Agreement.

6.      The sale of the PIPE Shares pursuant to Subscription Agreements, which were executed concurrently with the Business Combination Agreement, will result in the issuance of Memic ordinary shares, leading to an increase in share capital and share premium.

Comparison of Rights of Stockholders of MTAC and Shareholders of Memic (page 235)

If the Business Combination is successfully completed, holders of MTAC common stock will become holders of Memic ordinary shares and their rights as shareholders will be governed by Memic’s organizational documents. There are also differences between the laws governing MTAC, a Delaware corporation, and Memic, an Israeli company. Please see “Comparison of Your Rights as a Holder of MTAC’s Shares and  Your Rights as a Potential Holder of the Combined Company Shares” on page 254 for more information.

Emerging Growth Company (page 131)

Each of MTAC and Memic is, and consequently, following the Business Combination, the combined company will be, an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, the combined company will be eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in their periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find the combined company’s securities less attractive as a result, there may be a less active trading market for the combined company’s securities and the prices of the combined company’s securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The combined company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the combined company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the combined company’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

The combined company will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the date on which Memic ordinary shares were offered in exchange for MTAC common stock in connection with the Business Combination, (b) in which the combined company has total annual gross revenue of at least $1.07 billion, or (c) in which the combined company is deemed to be a large accelerated filer, which means the market value of the combined company’s common equity that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which the combined company has issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Regulatory Matters (page 129)

Completion of the Business Combination is not subject any regulatory requirements or approvals, other than with respect to U.S. federal securities laws and the filings with the State of Delaware necessary to effectuate the Business Combination.

Summary Risk Factors (page 43)

You should consider all the information contained in this proxy statement/prospectus in deciding how to vote for the proposals presented in this proxy statement/prospectus. In particular, you should consider the risk factors described under “Risk Factors” beginning on page 43. Such risks include, but are not limited to:

•        Memic is an early stage company with a history of losses, and expects to incur significant expenses and continuing losses for the foreseeable future;

•        Memic’s limited operating history and evolving business model makes evaluating its business and future prospects difficult and may increase the risk of your investment;

•        Memic is creating innovative technology by designing, developing and commercializing a robotic surgical device. The difficulties in developing and manufacturing the device may affect Memic’s ability to sell the product at competitive prices, or at all, or may lead to losses;

•        Memic expects to invest substantially in research and development for the purpose of developing and commercializing new products, and these investments could significantly reduce its profitability or increase its losses and may not generate revenue for Memic;

•        There is no certainty that Memic’s Hominis Surgical System products will be included in, or recommended by, any clinical practice guidelines or other guidelines and standards relevant to Memic’s business.;

•        Memic may experience significant delays in the design, production and launch of its Hominis Surgical System, which could harm its business, prospects, financial condition and operating results;

•        There is no certainty that Memic’s Hominis families of products and related services will be accepted by the United States and international medical community;

•        Memic may need to raise additional funds in the future in order to execute its business plan and these funds may not be available to Memic when it needs them. If Memic cannot raise additional funds when it needs them, its business, prospects, financial condition and operating results could be negatively affected;

•        Memic’s products and business are subject to significant regulations, including regulations pertaining to the manufacture and sale of its products, as well as to the reimbursement process for its Hominis families of products and related services;

•        The markets in which Memic competes are characterized by rapid technological change, which requires Memic to continue to develop new products and product innovations, and could adversely affect market adoption of its products;

•        Memic depends on Memic’s intellectual property, and Memic’s future success is dependent on Memic’s ability to protect Memic’s intellectual property and not infringe on the rights of others;

•        Memic may experience difficulties in managing its growth and expanding its operations;

•        If MTAC’s stockholders fail to properly demand redemption rights, they will not be entitled to convert their MTAC common stock into a pro rata portion of MTAC’s Trust Account;

•        The financial and other interests of the MTAC board of directors may have influenced the board’s decision to approve the Business Combination;

•        The Memic securities to be received by MTAC’s securityholders as a result of the Business Combination will have different rights from MTAC securities and MTAC’s stockholders will have a reduced ownership and voting interest of the combined company after consummation of the Business Combination; and

•        The other matters described in the section titled “Risk Factors” beginning on page 43.

SELECTED UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined financial statements present the combination of certain financial information of MTAC and Memic, adjusted to give effect to the Business Combination. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”

MTAC was incorporated in Delaware on September 11, 2020. MTAC was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. As of December 31, 2020, there was $250 million held in the Trust Account.

Memic is a company organized under the laws of the State of Israel. Memic is a medical device company that is developing and commercializing innovative, minimally invasive, patented, robotic surgical solutions. Memic’s first line of products is the 6N, which is a humanoid shaped device with articulated robotic tools, approved by the FDA.

The following unaudited pro forma condensed combined balance sheet as of December 31, 2020 assumes that the transactions occurred on December 31, 2020. The unaudited pro forma condensed combined statement of operations for the full year ended December 31, 2020 present pro forma effect to the Business Combination as if it had been completed on January 1, 2020.

The unaudited pro forma combined financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the transactions occurred on the dates indicated. The unaudited pro forma combined financial information also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

This information should be read together with MTAC’s and Memic’s audited and unaudited financial statements and related notes, the sections titled “MTAC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Memic’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

Under both the “no redemption” scenario and the “maximum redemption” scenario, the Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with U.S. GAAP.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below:

•        Assuming No Redemptions:    this presentation assumes that no MTAC public stockholders exercise redemption rights with respect to their MTAC Class A Stock.

•        Assuming Maximum Redemptions:    this presentation assumes that all of MTAC Class A Stockholders holding 25,000,000 MTAC Class A Stocks will exercise their redemption rights for the $250 million of funds in the Trust Account. Memic’s obligations under the Business Combination Agreement are subject, among other conditions, to the amount of cash and cash equivalents in the Trust Account (after giving effect to redemptions of MTAC Class A Stock before payment of MTAC’s and Memic’s transaction related expenses), together with the aggregate amount actually received from the PIPE investors pursuant to the PIPE investment less repayment of any and all of MTAC working capital notes, equaling at least $250 million. MTAC’s obligations under the Business Combination Agreement are subject, among other conditions, to the amount of cash and cash equivalents in the Trust Account equaling at least 50% of the aggregate amount of cash contained in the Trust Account. In addition, the Business Combination may be consummated only if MTAC has at least $5,000,001 of net tangible assets after giving effect to the redemption of any MTAC Class A Stock submitted for redemption. The maximum redemption scenario assumes that both Memic and MTAC have waived their rights to terminate the Business Combination Agreement.

Description of the Transactions

On August 12, 2021, MTAC entered into the Business Combination Agreement with Memic and Merger Sub. Pursuant to the Business Combination Agreement, Merger Sub will be merged with and into MTAC. As a result of the Business Combination, and upon consummation of the Business Combination and the other transactions contemplated by the Business Combination Agreement, MTAC will survive the Business Combination as a direct wholly owned subsidiary of Memic.

Immediately prior to the Effective Time, Memic will undergo a capital restructuring, as follows: (i) conversion of each outstanding Memic preferred share into one Memic ordinary share (which shall also result in the Memic preferred warrants becoming exercisable solely for Memic ordinary shares); (ii) reclassification of all outstanding Memic ordinary shares, all Memic ordinary shares underlying Memic preferred warrants and all Memic ordinary shares underlying vested Memic options into Memic ordinary shares and price adjustment rights; and (iii) consummation of a stock split to cause the value of the outstanding Memic ordinary shares immediately prior to the Effective Time to equal $10.00 per share. Additionally, any Memic preferred warrants and any Memic ordinary shares underlying any Memic options shall be equitably adjusted to give effect to the stock split.

Following the capital restructuring, Memic will issue to MTAC stockholders the following securities at the Effective Time: (i) each outstanding share of MTAC Class B Stock issued and outstanding immediately prior to the Effective Time, other than Excluded Shares, shall be converted into the right to receive one Memic ordinary share; (ii) each outstanding share of MTAC Class A Stock issued and outstanding immediately prior to the Effective Time, other than Excluded Shares, shall be converted into the right to receive one Memic ordinary share; and (iii) each MTAC warrant outstanding and unexercised immediately prior to the Effective Time will be assumed by Memic and will become one Memic warrant.

Additionally, immediately following the consummation of the Business Combination, MTAC will contribute at least 50% of its total cash and liquid assets (after taking into account the payment of the Aggregate Redemption Payments Amount and payment of expenses incurred by MTAC in connection with the Business Combination) to Memic U.S. in exchange for such number of shares of capital stock of Memic U.S. representing an 80% or greater interest in Memic U.S., as calculated based on the book value of such capital stock at the closing, and Memic U.S. shall use the cash and other liquid assets to either make loans to Memic for use by Memic in its business activities, or for use by Memic U.S. in its business activities.

PIPE

Concurrently with the execution of the Business Combination Agreement, Memic and the PIPE investors entered into Subscription Agreements for the sale of 7.635 million Memic ordinary shares at a price per share of $10.00 for aggregate proceeds of not less than $76.4 million. The closing of the PIPE investments is conditioned upon the consummation of the Business Combination and will close immediately prior to the Effective Time, but after giving effect to the capital restructuring.

Price Adjustment Rights

As part of the capital restructuring, immediately following the conversion of the Memic preferred shares into Memic ordinary shares, each Memic ordinary share underlying vested Memic options and each Memic ordinary share underlying Memic preferred warrants, will be reclassified into (a) one Memic ordinary share and (b) a number of price adjustment rights determined as the product of (i) the aggregate number of price adjustment rights (17,235,450) and (ii) a fraction, the numerator of which is one, and the denominator of which is the aggregate number of Memic ordinary shares outstanding plus the then-outstanding aggregate number of Memic ordinary shares underlying vested Memic options and Memic preferred warrants, in each case immediately prior to the reclassification.

The aggregate number of price adjustment rights will be automatically reduced, without any further action on the part of Memic or the holders thereof, to equal the product of (a) 17%, multiplied by (b) the sum of (i) the total number of outstanding Memic ordinary shares (as calculated immediately after the Effective Time and having given effect to the redemption of MTAC Class A Stock), plus (ii) the total number of Memic ordinary shares underlying any outstanding vested Memic options and Memic preferred warrants.

Unless earlier automatically exercised upon an Acceleration Event and during the period until the fifth anniversary of the closing date of the Business Combination, the price adjustment rights will be exercised according to the following tranches: (i) 19.606% of the price adjustment rights will automatically be exercised if the stock price of Memic ordinary shares is greater than or equal to $12.50 over any 15 trading days within any period of 30 consecutive trading days; (ii) 19.606% of the price adjustment rights will automatically be exercised if the stock price of Memic ordinary shares is greater than or equal to $15.00 over any 15 trading days within any period of 30 consecutive trading days; (ii) 19.612% of the price adjustment rights will automatically be exercised if the stock price of Memic ordinary shares is greater than or equal to $17.50 over any 15 trading days within any period of 30 consecutive trading days; and (iv) 41.176% of the price adjustment rights will automatically be exercised if the stock price of Memic ordinary shares is greater than or equal to $20.00 over any 15 trading days within any period of 30 consecutive trading days.

If any of the tranches of price adjustment rights has not been automatically exercised by the fifth anniversary of the closing date of the Business Combination, then those tranches of the price adjustment rights shall be automatically forfeited without consideration and shall cease to exist.

Consideration

The following represents the Merger Consideration under the “no redemption” scenario and the “maximum redemption” scenario, assuming no Existing Memic Warrants (as defined in “Description of Memic Warrants”) and Memic warrants issued to holders of MTAC warrants in accordance with the Business Combination Agreement have been exercised and no Memic ordinary shares have been issued pursuant to the price adjustment rights:

	Assuming No Redemption		Assuming Maximum Redemption
(in thousands, except share amounts)(a)	Purchase Price	Shares Issued	Purchase Price	Shares Issued
Share consideration to MTAC	$250,000,000	31,250,000	$—	6,250,000
PIPE investments	$76,350,000	7,635,000	$76,350,000	7,635,000

____________

(a)      The value of Memic ordinary shares is reflected at $10.00 per share.

Ownership

The following summarizes the unaudited pro forma Memic ordinary shares outstanding as of December 31, 2020 and Memic ordinary shares issued to MTAC stockholders and to the PIPE investors pursuant to the Business Combination, under the “no redemption” scenario and the “maximum redemption” scenario. The amounts presented exclude Memic ordinary shares and Memic preferred shares issued by Memic during 2021, as well as any Memic ordinary shares and Memic preferred shares underlying Memic options, Memic warrants and price adjustment rights.

	Assuming No Redemption		Assuming Maximum Redemption
	Shares	%	Shares	%
MTAC	31,250,000	42.6%	6,250,000	12.9%
Existing Memic shareholders	34,533,957	47.0%	34,533,957	71.3%
PIPE Shares	7,635,000	10.4%	7,635,000	15.8%
Total Memic ordinary shares outstanding at closing (excluding price adjustment rights)	73,418,957	100.0%	48,418,957	100.0%

The following unaudited pro forma condensed combined balance sheet as of December 31, 2020 and the unaudited pro forma condensed combined statement of operations the year ended December 31, 2020 is based on the historical financial statements of MTAC and Memic. The unaudited pro forma adjustments are based on currently available information, assumptions and estimates underlying the pro forma adjustments and are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF DECEMBER 31, 2020
(in thousands, assuming no redemption)

	Memic (Historical)	MTAC (Historical)	Pro-Forma Adjustments		Pro-Forma Combined
Cash and cash equivalents	$12,601	$1,335	$325,471	(A)	$339,407
Restricted cash	301	—	—		301
Other current assets	739	—	—		739
Prepaid expenses and other current assets	—	673	—		673
Current assets	13,641	2,008	325,471		341,120
Cash and investments held in Trust Account	—	250,003	(250,003)	(C)	—
Property and equipment, net	1,002	—	—		1,002
Total assets	$14,643	$252,011	$75,468		$342,122
Trade payables	$389	$—	$—		$389
Warrants for redeemable convertible preferred shares	4,288	—	—		4,288
Other accounts payable and accrued expenses	1,349	103	28,342	(G)	29,794
Current liabilities	6,026	103	28,342		34,471
Long term convertible loans	1,916	—	—		1,916
Warrant liability	—	14,643	—		14,643
Deferred underwriting fee payable	—	8,750	(8,750)	(H)	—
Total liabilities	7,942	23,496	19,592		51,030
Class A common stock subject to possible redemption, 22,351,561 shares at $10.00 per share redemption value	—	223,516	(223,516)	(W)	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; 2,648,439 shares issued and outstanding (excluding 22,351,561 shares subject to possible redemption)	—	0	(0)	(W)	—
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 6,250,000 shares issued and outstanding	—	1	(1)	(W)	—
Redeemable convertible preferred shares, 0.01 NIS par value; 119,493,850 shares authorized; 54,607,092 shares issued and outstanding; liquidation preference of $3,046,000.	44,167	—	(44,167)	(M)	—
Share capital	31	—	196	(K)	227
Additional paid-in capital	689	5,711	323,196	(R)	329,596
Accumulated deficit	(38,186)	(711)	167	(Y)	(38,730)
Total equity	6,701	228,516	55,876		291,092
Total liabilities and equity	$14,643	$252,011	$75,468		$342,122

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF DECEMBER 31, 2020
(in thousands, assuming maximum redemption)

	Memic (Historical)	MTAC (Historical)	Pro-Forma Adjustments		Pro-Forma Combined
Cash and cash equivalents	$12,601	$1,335	$75,471	(B)	$89,407
Restricted cash	301	—	—		301
Other current assets	739	—	—		739
Prepaid expenses and other current assets	—	673	—		673
Current assets	13,641	2,008	75,471		91,120
Cash and investments held in Trust Account	—	250,003	(250,003)	(C)	—
Property and equipment, net	1,002	—	—		1,002
Total assets	$14,643	$252,011	$(174,532)		$92,122
Trade payables	$389	$—	$—		$389
Warrants for redeemable convertible preferred shares	4,288	—	—		4,288
Other accounts payable and accrued expenses	1,349	103	28,342	(G)	29,794
Current liabilities	6,026	103	28,342		34,471
Long term convertible loans	1,916	—	—		1,916
Warrant liability	—	14,643	—		14,643
Deferred underwriting fee payable	—	8,750	(8,750)	(H)	—
Total liabilities	7,942	23,496	19,592		51,030
Class A common stock subject to possible redemption, 22,351,561 shares at $10.00 per share redemption value	—	223,516	(223,516)	(X)	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; 2,648,439 shares issued and outstanding (excluding 22,351,561 shares subject to possible redemption)	—	0	(0)	(X)	—
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 6,250,000 shares issued and outstanding	—	1	(1)	(X)	—
Redeemable convertible preferred shares, 0.01 NIS par value; 119,493,850 shares authorized; 54,607,092 shares issued and outstanding; liquidation preference of $3,046,000.	44,167	—	(44,167)	(M)	—
Share capital	31	—	118	(L)	149
Additional paid-in capital	689	5,711	74,161	(S)	80,561
Accumulated deficit	(38,186)	(711)	(720)	(Z)	(39,617)
Total equity	6,701	228,516	(194,125)		41,092
Total liabilities and equity	$14,643	$252,011	$(174,532)		$92,122

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2020
(in thousands, except share and per share data, assuming no redemption)

	Memic (Historical)	MTAC (Historical, as restated)	Pro-Forma Adjustments		Pro-Forma Combined
Revenues	$—	$—	$—		$—
Cost of revenues	—	—	—		—
Gross profit	—	—	—		—
Sales and marketing	(1,783)	—	—		(1,783)
Research and development	(8,121)	—	—		(8,121)
General and administrative	(1,704)	(108)	—		(1,812)
Total operating expenses	(11,608)	(108)	—		(11,716)
Operating income (loss)	(11,608)	(108)	—		(11,716)
Interest earned on investments held in Trust Account	—	3	(3)	(AA)	—
Transaction costs allocable to warrants	—	(523)	(544)	(AB)	(1,067)
Change in fair value of warrant liabilities	—	(83)	—		(83)
Other expenses	—	(603)	(547)		(1,150)
Financial expenses (income), net	(9,985)	—	—		(9,985)
Net income (loss)	$(21,593)	$(711)	$(547)		$(22,851)
Net loss per share attributable to common stockholders, basic and diluted	$(1.38)
Weighted average number of ordinary shares used in computing basic and diluted net loss per share	16,395,561
Pro forma net loss per share attributable to common stockholders, basic and diluted					$(0.33)
Pro forma weighted average common shares outstanding, basic and diluted					69,492,851

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2020
(in thousands, except share and per share data, assuming maximum redemption)

	Memic (Historical)	MTAC (Historical, as restated)	Pro-Forma Adjustments		Pro-Forma Combined
Revenues	$—	$—	$—		$—
Cost of revenues	—	—	—		—
Gross profit	—	—	—		—
Sales and marketing	(1,783)	—	—		(1,783)
Research and development	(8,121)	—	—		(8,121)
General and administrative	(1,704)	(108)	—		(1,812)
Total operating expenses	(11,608)	(108)	—		(11,716)
Operating income (loss)	(11,608)	(108)	—		(11,716)
Interest earned on investments held in Trust Account	—	3	(3)	(AA)	—
Transaction costs allocable to warrants	—	(523)	(1,431)	(AB)	(1,953)
Change in fair value of warrant liabilities	—	(83)	—		(83)
Other expenses	—	(603)	(1,434)		(2,037)
Financial expenses (income), net	(9,985)	—	—		(9,985)
Net income (loss)	$(21,593)	$(711)	$(1,434)		$(23,738)
Net loss per share attributable to common stockholders, basic and diluted	$(1.38)
Weighted average number of ordinary shares used in computing basic and diluted net loss per share	16,395,561
Pro forma net loss per share attributable to common stockholders, basic and diluted					$(0.53)
Pro forma weighted average common shares outstanding, basic and diluted					44,492,851

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.     Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the transaction and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined balance sheet as of December 31, 2020 and the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 are based on the historical financial statements of Memic and MTAC.

The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

Memic and MTAC did not have any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined balance sheet as of December 31, 2020, assumes that the Business Combination occurred on December 31, 2020. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 presents pro forma effect to the Business Combination as if it had been completed on January 1, 2020.

The unaudited pro forma condensed combined balance sheet as of December 31, 2020 has been prepared using, and should be read in conjunction with, the following:

•        MTAC’s audited balance sheet as of December 31, 2020, included elsewhere in this proxy statement/prospectus; and

•        Memic’s audited condensed consolidated interim balance sheet as of December 31, 2020, and the related notes for the year ended December 31, 2020 included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 has been prepared using, and should be read in conjunction with, the following:

•        MTAC’s audited statement of operations for the period from September 11, 2020 (inception) through December 31, 2020, as restated, and the related notes included elsewhere in this proxy statement/prospectus; and

•        Memic’s audited consolidated statements of operations for the year ended December 31, 2020 and the related notes included elsewhere in this proxy statement/prospectus.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the Business Combination.

The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that Memic believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated.

Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. Memic believes that these assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of Memic. They should be read in conjunction with the historical financial statements and notes thereto of MTAC and Memic.

2. Accounting Policies

Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of Memic. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

3.     Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only. The pro forma financial information reflects transaction related adjustments management believes are necessary to present fairly Memic’s pro forma results of operations and financial position following the closing of the Business Combination and related transactions as of and for the periods indicated.

The unaudited pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the combined company following consummation of the Business Combination filed consolidated income tax returns during the periods presented.

The unaudited pro forma share capital and additional paid-in capital amounts presented in the unaudited pro forma condensed combined balance sheet are based on the number of outstanding Memic ordinary shares, assuming the Business Combination occurred on December 31, 2020 and that all outstanding options and warrants as of December 31, 2020 were not exercised as part of the Business Combination. Ordinary shares, options and warrants of Memic that were issued during 2021 were not included in the pro forma calculations.

The unaudited pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the number of outstanding Memic ordinary shares, assuming the Business Combination occurred on January 1, 2020.

In addition, certain holders of Memic ordinary shares, Memic warrants and Memic ordinary shares underlying vested Memic options have the right to receive additional Memic ordinary shares if certain thresholds are achieved within five years of the Closing Date (see price adjustment rights above). Memic is currently finalizing its accounting analysis of the price adjustment rights, and specifically, whether the price adjustment rights shares are earned based on events that are indexed to Memic ordinary shares. The potential effect of these price adjustment rights shares, which will be treated as equity or as a liability, upon completion of its accounting analysis, has currently been excluded from these unaudited pro forma condensed combined financial statements.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of December 31, 2020 are as follows:

(A)    Represents pro forma adjustments to the cash balance and investments held in the Trust Account to reflect in case of no redemption the following:

	(in thousands)
Reclassification of investments held in Trust Account	$250,003	(C)
Proceeds from PIPE investment	76,350	(E)
Paid transaction expenses	(882)	(F)
	$325,471	(A)

(B)    Represents pro forma adjustments to the cash balance and investments held in the Trust Account to reflect in case of no redemption the following:

	(in thousands)
Reclassification of investments held in Trust Account	$3	(D)
Proceeds from PIPE investment	76,350	(E)
Paid transaction expenses	(882)	(F)
	$75,471	(B)

(C)    Reflects the reclassification of $250.0 million of United States Treasury Securities held in the Trust Account that becomes available following the Business Combination in case of no redemption.

(D)    Reflects the reclassification of $3,298 of United States Treasury Securities held in the Trust Account in case of maximum redemption.

(E)    Reflects the proceeds of $76.4 million from issuance and sale of 7,635,000 of Memic ordinary shares in a private placement pursuant to the Subscription Agreements.

(F)    Reflects $0.4 million of Memic’s transaction expenses and $0.5 million of MTAC’s transaction expenses paid prior to the consummation of the Business Combination.

(G)    Represents pro forma adjustments to other accounts payable and accrued expenses:

	(in thousands)
MTAC deferred underwriting fee payable	$8,750	(H)
Other MTAC transaction expenses	4,959	(I)
Memic transaction expenses	14,633	(J)
	$28,342	(G)

(H)    Reflects the reclassification of $8.8 million of MTAC’s deferred underwriting fee payable from long term liabilities to short term liabilities.

(I)     Represents additional transaction expenses of approximately $5.0 million incurred by MTAC in consummating the transaction, that were not paid prior to the consummation of the Business Combination.

(J)     Represents additional transaction fees of approximately $14.6 million incurred by Memic in consummating the transaction.

(K)    Represents pro forma adjustments to Memic’s share capital due in the case of no redemption, based on the 10,429,099 Memic ordinary shares outstanding as of December 31, 2020 and effects of the capital restructuring as part of the Business Combination and the shares which would be issued as part of the Business Combination to MTAC and PIPE investors assuming no redemption, presented in the table below:

	Shares
Conversion of Memic preferred shares outstanding as of December 31, 2020 to Memic ordinary shares	54,607,092	(M)
Stock split	(30,502,234)	(N)
Issuance of Memic ordinary shares to MTAC stockholders	31,250,000	(O)
Issuance of Memic ordinary shares to PIPE investors	7,635,000	(Q)
	62,989,858	(K)

The adjustment in the pro forma balance sheet reflects the adjustment to the U.S. dollar value of Memic share capital by using the Bank of Israel exchange rate as of December 31, 2020 of 3.215 NIS to 1 U.S. dollar, as the shares are denominated in par value of NIS 0.01.

(L)    Represents pro forma adjustments to Memic’s share capital due in the case of maximum redemption, based on the 10,429,099 Memic ordinary shares outstanding as of December 31, 2020 and effects of the capital restructuring as part of the Business Combination and the shares which would be issued as part of the Business Combination to MTAC and PIPE investors assuming maximum redemption presented in the table below:

	Shares
Conversion of Memic preferred shares outstanding as of December 31, 2020 to Memic ordinary shares	54,607,092	(M)
Stock split	(30,502,234)	(N)
Issuance of Memic ordinary shares to MTAC stockholders	6,250,000	(P)
Issuance of Memic ordinary shares to PIPE investors	7,635,000	(Q)
	37,989,858	(L)

The adjustment in the pro forma balance sheet reflects the adjustment to the U.S. dollar value of Memic share capital by using the Bank of Israel exchange rate as of December 31, 2020 of 3.215 NIS to 1 U.S. dollar, as the shares are denominated in par value of NIS 0.01.

(M)   Reflects the conversion of 54,607,092 Memic preferred shares, outstanding as of December 31, 2020, into Memic ordinary shares.

(N)    Represents the effect of the stock split, calculated by subtracting the product of the aggregate amount of Memic ordinary shares following the conversion of Memic preferred shares and the split factor (0.53) from the aggregate amount of Memic ordinary shares following the conversion of Memic preferred shares. For the unaudited pro forma purposes, the split factor was calculated based on the number of outstanding Memic ordinary shares, Memic ordinary shares underlying Existing Memic Warrants and Memic ordinary shares underlying vested Memic options as of September 1, 2021, and applied on the outstanding Memic ordinary shares (including Memic preferred shares converted to Memic ordinary shares) as of December 31, 2020. The split factor is subject to change at the time of the Business Combination, as it is based on the number of outstanding Memic ordinary shares, Memic ordinary shares underlying Existing Memic Warrants and Memic ordinary shares underlying vested Memic options as calculated immediately prior to the Effective Time.

(O)    Represents the number of Memic ordinary shares to be issued to MTAC stockholders as part of the Business Combination in case of no redemption. Calculated as the sum of 25,000,000 Memic ordinary shares issued to holders of MTAC Class A Stock and 6,250,000 Memic ordinary shares issued to holders of MTAC Class B Stock.

(P)    Represents the number of Memic ordinary shares to be issued to MTAC stockholders as part of the Business Combination in case of maximum redemption. Represents 6,250,000 Memic ordinary shares issued to holders of MTAC Class B Stock.

(Q)    Represents the number of Memic ordinary shares to be issued to PIPE investors as part of the Business Combination. Calculated as the aggregate gross proceeds of $76,350,000 in share price of $10.00.

(R)    Represents pro forma adjustments to additional paid-in capital balance to reflect the following in case of no redemption:

	(in thousands)
Reclassification of MTAC accumulated deficit	$(711)	(T)
Other MTAC transaction expenses	(5,475)	(F),(I)
Memic capitalized transaction expenses	(14,456)	(U)
Conversion of Memic preferred shares	44,167	(M)
Adjustment of par value of MTAC Class A Stock and MTAC Class B Stock	1	(W)
Reclassification of MTAC Class A Stock subject to possible redemption	223,516	(W)
Proceeds from PIPE investment	76,350	(D)
Change in share capital	(196)	(K)
	$323,196	(R)

(S)    Represents pro forma adjustments to additional paid-in capital balance to reflect the following in case of maximum redemption:

	(in thousands)
Reclassification of MTAC accumulated deficit	$(711)	(T)
Other MTAC transaction expenses	(5,475)	(F),(I)
Memic capitalized transaction expenses	(13,569)	(V)
Conversion of Memic preferred stock	44,167	(M)
Adjustment of par value of MTAC Class A Stock and MTAC Class B Stock	1	(X)
Reclassification of MTAC Class A Stock subject to possible redemption	(26,484)	(X)
Proceeds from PIPE investment	76,350	(D)
Change in share capital	(118)	(L)
	$74,161	(S)

(T)    Represents the amount of the formation and operating costs recorded in MTAC, general and administrative expenses, as well as expenses for change in fair value of derivative warrant liabilities and financing costs resulted from the derivative warrant liabilities.

(U)    Reflects $14.5 million of Memic’s transaction expenses recognized as a decrease to additional paid-in capital in the case of no redemption. The remaining $0.5 million were attributed to the issuance of Memic warrants and were accordingly recognized as an expense in the statements of operations.

(V)    Reflects $13.6 million of Memic’s transaction expenses recognized as a decrease to additional paid-in capital in the case of maximum redemption. The remaining $1.4 million were attributed to the issuance of Memic warrants and were accordingly recognized as an expense in the statements of operations.

(W)   Reflects the reclassification of $250.0 million related to MTAC Class A Stock subject to redemption equity and MTAC Class B Stock into Memic ordinary shares, in case of no redemption.

(X)    Reflects the reclassification of $0.0 million related to MTAC Class A Stock subject to redemption and MTAC Class B Stock into Memic ordinary shares, in case of maximum redemption.

(Y)    Represents pro forma adjustments to accumulated deficit to reflect the following case of no redemption:

	(in thousands)
Reclassification of MTAC accumulated deficit	$711	(T)
Transaction expenses	(544)	(U)
Accumulated deficit	$167	(Y)

(Z)    Represents pro forma adjustments to accumulated deficit to reflect the following case of maximum redemption:

	(in thousands)
Reclassification of MTAC accumulated deficit	$711	(T)
Transaction expenses	(1,431)	(V)
Accumulated deficit	$(720)	(Z)

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

(AA)     Represents interest earned on money in the Trust Account that has been cancelled.

(AB)     Represents transaction fees attributed to the issuance of Memic warrants (see U and V).

4. Earnings (loss) per share

Net earnings (loss) per share is calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2020. As the Business Combination is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire period presented. If the maximum number of shares are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption for the year ended December 31, 2020:

	Year ended December 31, 2020
(in thousands, except share and per share data)	Assuming no redemption	Assuming maximum redemption
Pro forma net earnings (loss)	$(22,851)	$(23,738)
Weighted average shares outstanding – basic and diluted	69,492,851	44,492,851
Net loss per share – basic and diluted	$(0.33)	$(0.53)
Weighted average shares outstanding
Memic ordinary shares issued to stockholders of MTAC common stock(a)	31,250,000	6,250,000
Shareholders of Memic ordinary shares(b)	30,607,851	30,607,851
Memic ordinary shares issued to PIPE investors(c)	7,635,000	7,635,000
Weighted average shares outstanding – basic	69,492,851	44,492,851

____________

(a)      Memic ordinary shares issued to holders of MTAC common stock:

•        Assuming no redemption: calculated as the sum of 25,000,000 Memic ordinary shares issued to holders of MTAC Class A Stock and 6,250,000 Memic ordinary shares issued to holders of MTAC Class B Stock (see O).

•        Assuming maximum redemption: calculated as the sum of 6,250,000 Memic ordinary shares issued to holders of MTAC Class B Stock (see P).

The earnings per share (“EPS”) calculation assumes no new Memic ordinary shares were issued to MTAC stockholders after the Business Combination.

(b)      Shareholders of Memic ordinary shares: calculated as the weighted averages of: (i) outstanding Memic ordinary shares post the conversion of Memic preferred shares to Memic ordinary shares and post stock split (see K, L, M and N); (ii) outstanding underlying vested options of Memic ordinary shares with low exercise price post stock split; and (iii) outstanding Memic phantom options post stock split.

(c)      Memic ordinary shares issued to PIPE investors: as detailed above (see Q). The EPS calculation assumes no new shares were issued to the PIPE investors after the Business Combination.

COMPARATIVE PER SHARE DATA

The following table sets forth summary historical comparative share and unit information for Memic and MTAC and unaudited pro forma condensed combined per share information of Memic after giving effect to the Business Combination, assuming two redemption scenarios as follows:

•        Assuming No Redemptions:    this presentation assumes that no holders of MTAC public shares exercise redemption rights with respect to their MTAC Class A Stock.

•        Assuming Maximum Redemptions:    this presentation assumes that all of the MTAC Class A stockholders holding 25 million MTAC Class A Stocks will exercise their redemption rights for the $250.0 million of funds in the Trust Account. Memic’s obligations under the Business Combination Agreement are subject, among other conditions, to the amount of cash and cash equivalents in the Trust Account (after giving effect to redemptions of MTAC Class A Stock but before payment of MTAC’s and Memic’s transaction related expenses), together with the aggregate amount actually received from the PIPE investors pursuant to the PIPE investment less repayment of any and all of MTAC working capital notes, equaling at least $250.0 million. MTAC’s obligations under the Business Combination Agreement are subject, among other conditions, to there being MTAC stockholder redemptions equal to or less than 50% of the aggregate amount of cash contained in the Trust Account immediately prior to the closing of the Business Combination, or $125.0 million. Furthermore, the Business Combination may be consummated only if MTAC has at least $5,000,001 million of net tangible assets after giving effect to the redemption of any MTAC Class A Stock submitted for redemption. The maximum redemption scenario assumes that both Memic and MTAC have waived their rights to terminate the Business Combination Agreement.

The unaudited pro forma book value information reflects the Business Combination as if it had occurred on December 31, 2020. The weighted average shares outstanding and net earnings per share information reflects the Business Combination as if it had occurred on January 1, 2020.

The information is only a summary and should be read together with the summary historical financial information included elsewhere in this proxy statement/prospectus, and the historical financial statements of Memic and MTAC and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined per share information of Memic and MTAC is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of Memic and MTAC would have been had the companies been combined during the periods presented.

	Memic	MTAC	Assuming No Redemption	Assuming Maximum Redemption
As of and for the Year Ended December 31, 2020
Book value per share(1)	$0.41	$7.48	$4.19	$0.92
Weighted average shares outstanding – basic and diluted	16,395,561	30,560,811	69,492,851	44,492,851
Net loss per share – basic and diluted	$(1.38)	$(0.13)	$(0.33)	$(0.53)

____________

(1)      Book value per share equals total equity divided by total weighted shares outstanding.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this proxy statement/prospectus, including statements regarding Memic’s, MTAC’s or the combined company’s future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “predict,” “potential” or the negative of these terms or other similar expressions. Forward-looking statements include, without limitation, Memic’s or MTAC’s expectations concerning the outlook for their or the combined company’s business, productivity, plans and goals for future operational improvements and capital investments, operational performance, future market conditions or economic performance and developments in the capital and credit markets and expected future financial performance, as well as any information concerning possible or assumed future results of operations of the combined company as set forth in the section of this proxy statement/prospectus titled “The Business Combination — MTAC’s Board of Directors’ Reasons for the Business Combination and the Recommendation of the Board of Directors.” Forward-looking statements also include statements regarding the expected benefits of the proposed Business Combination between Memic and MTAC.

Forward-looking statements involve a number of risks, uncertainties and assumptions, and actual results or events may differ materially from those projected or implied in those statements. Important factors that could cause such differences include, but are not limited to:

•        If MTAC’s stockholders fail to properly demand MTAC stockholder redemptions, they will not be entitled to convert their MTAC Class A Stock into a pro rata portion of the Trust Account;

•        The financial and other interests of MTAC’s board of directors may have influenced MTAC’s board of directors’ decision to approve the Business Combination;

•        The Memic securities to be received by MTAC’s securityholders as a result of the Business Combination will have different rights from MTAC securities and MTAC’s stockholders will have a reduced ownership and voting interest of the combined company after consummation of the Business Combination;

•        The amount of redemption requests made by MTAC public stockholders;

•        Potential litigation relating to the Business Combination;

•        The inability to complete the PIPE investment;

•        Memic’s ability to timely launch and commercialize the Hominis Surgical System, generate revenue and achieve profitability;

•        Memic’s estimates of its financial performance;

•        Changes in general economic or political conditions;

•        Competitive factors in the medical device industry in which Memic competes, which is characterized by frequent product improvements and evolving technology changes;

•        Varying legal and regulatory requirements in the United States and Israel; and

•        The other matters described in the section titled “Risk Factors” beginning on page 43.

In addition, the Business Combination is subject to the satisfaction of the conditions to the completion of the Business Combination set forth in the Business Combination Agreement and the absence of events that could give rise to the termination of the Business Combination Agreement, the possibility that the Business Combination does not close, and risks that the proposed Business Combination disrupts current plans and operations and business relationships, or poses difficulties in attracting or retaining employees for Memic.

Memic and MTAC caution you against placing undue reliance on forward-looking statements, which reflect current beliefs and are based on information currently available as of the date a forward-looking statement is made. Forward-looking statements set forth herein speak only as of the date of this proxy statement/prospectus. Neither Memic nor MTAC undertakes any obligation to revise forward-looking statements to reflect future events, changes in circumstances, or changes in beliefs. In the event that any forward-looking statement is updated, no inference should be made that Memic or MTAC will make additional updates with respect to that statement, related matters, or any other forward-looking statements. Any corrections or revisions and other important assumptions and factors that could cause actual results to differ materially from forward-looking statements, including discussions of significant risk factors, may appear, up to the consummation of the Business Combination, in MTAC’s public filings with the SEC or, upon and following the consummation of the Business Combination, in Memic’s public filings with the SEC, which are or will be (as appropriate) accessible at www.sec.gov, and which you are advised to consult. For additional information, please see the section titled “Where You Can Find More Information” beginning on page 272.

Market and industry data used throughout this proxy statement/prospectus, including statements regarding market size and technology adoption rates, is based on the good faith estimates of Memic’s management, which in turn are based upon Memic’s management’s review of internal surveys, independent industry surveys and publications, and other third party research and publicly available information. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. While Memic is not aware of any misstatements regarding the industry data presented herein, its estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” and “Memic’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this proxy statement/prospectus.

RISK FACTORS

You should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before you decide whether to vote or instruct your vote to be cast to approve the proposals described in this proxy statement/prospectus. The risks described below are those which MTAC and Memic believe are the material risks that they face. Additional risks not presently known to them or which they currently consider immaterial may also have an adverse effect on them or the combined company following the Business Combination. Some statements in this proxy statement/prospectus, including such statements in the following risk factors, constitute forward-looking statements. See the section titled “Cautionary Statement Regarding Forward-Looking Statements.”

Risks Related to Memic’s Business and Operations

Memic will substantially depend on the sales of its Hominis Surgical System to achieve its objectives.

Building upon Memic’s Hominis Surgical System products and related services, the key elements of Memic’s current business strategy and potential success are to focus on and sell a robotic solution with first indication in transvaginal access for the gynecology market. In order to do so, Memic has, among other things, focused and invested substantial time and resources on developing its Hominis Surgical System products and related services for commercialization in the United States. Memic also plans to invest resources into developing relationships with potential customers in other countries following commercialization. If Memic is not successful in implementing its business strategy to initiate and increase the sales of its Hominis Surgical System products and related consumables and services to the gynecology market, or if Memic is unable to use its technologies to further develop and enhance its Hominis Surgical System products and related services with significant commercial potential, Memic may not be able to achieve its objectives or build a sustainable or profitable business.

Memic has a history of losses, may incur future losses and may never achieve profitability.

Since its incorporation in 2012, Memic has incurred operating and net losses in all of its years of operation. Memic has not generated revenue from the sale of the Hominis Surgical System and has incurred significant losses to date. In particular, Memic incurred net losses of approximately $21,593,000, $6,028,000 and $5,075,000 for the years ended December 31, 2020, 2019 and 2018, respectively. Memic expects to continue to incur operating and net losses for the foreseeable future as it continues to invest in research and development and has yet to initiate sales. The extent of Memic’s future operating and net losses is highly uncertain and Memic may never achieve or sustain profitability. Even if Memic reaches and maintains profitability, Memic cannot assure that future net income will offset its accumulated deficit, which as of December 31, 2020, was approximately $38,186,000. In addition, there is no guarantee that Memic will be able to utilize its historic losses to offset future tax liabilities.

Memic has limited experience in marketing its Hominis families of products and if Memic is unable to commercialize such products, its business and operating results will be adversely affected.

To date, Memic has only performed clinical trials with the Hominis Surgical System, but has not yet formally installed a device with any customers for commercial purposes. Memic’s ability to generate revenue and achieve profitability depends upon its ability to launch and commercialize the Hominis Surgical System, but Memic faces risks associated with commercializing and launching the Hominis Surgical System for its current FDA-approved use. An inability to, or delay in, commercialization of the Hominis Surgical System would impact Memic’s sales and marketing effort and postpone product revenues, and may cause Memic to incur significant additional losses. Even if the Hominis Surgical System is ultimately commercialized, Memic has limited experience marketing the Hominis families of products. Future sales of the Hominis families of products will depend in large part on Memic’s ability to effectively market and sell the Hominis families of products, successfully manage and expand its sales force, and increase the scope of its marketing efforts. Memic may also enter into distribution arrangements in the future, although Memic currently has none in place. Because Memic has such limited experience in marketing the Hominis families of products, Memic’s ability to forecast demand, the infrastructure required to support such demand and the sales cycle to customers is unproven. If Memic does not build an efficient and effective marketing and sales force, Memic’s business and operating results will be adversely affected.

There is no certainty that Memic’s Hominis families of products and related services will be accepted by the U.S. and international medical community.

Building upon its Hominis Surgical System products and related services, one of the key elements of Memic’s business strategy and success is to focus on and sell, initially, a robotic transvaginal access solution for a wide patient population for the gynecology market and, in the future, robotic solutions for general surgery. Memic’s success in doing so depends, to a large extent, on recognition by the U.S. and international medical community, in general, and, initially, the gynecology community in particular, of the advantages of using the Hominis Surgical System products and related services.

Recognition by the gynecology community of the advantages of using the Hominis Surgical System products and related services depends to a large extent on Memic’s ability to demonstrate that the Hominis Surgical System is efficient, cost-effective and provides significant improvement in performance and surgical workflow compared to other comparable robotics available in the gynecology market (as well as other surgical methodologies and procedures).

Even if Memic succeeds in promoting the advantages of using the Hominis Surgical System products and related services, there is a risk that healthcare service providers and other prospective customers will avoid purchasing Memic’s products and related services for a number of reasons. For example, healthcare service providers and other prospective customers may continue to use other surgical systems because such systems are already widely accepted. The failure to gain wide market acceptance of the advantages of Memic’s Hominis Surgical System products and related services may adversely affect Memic’s business and results of operations.

Negative publicity, whether accurate or inaccurate, concerning Memic’s products or Memic could reduce market acceptance of Memic’s products and could result in decreased product demand and a decline in revenues.

Memic’s products are regulated as medical devices. Accordingly, Memic’s products and operations are subject to extensive regulation by governmental authorities such as the FDA in the United States, the European Union National Competent Authorities of the Member States of the EEA, and numerous other national or state governmental authorities in the countries in which Memic plans to manufacture and sell its products. In addition, the medical device industry at times receives negative publicity that may lead to increased legislation, regulation, review of industry practices and private litigation in the commercial sector. Such negative publicity may damage Memic’s reputation in various markets.

If healthcare providers are not adequately reimbursed for procedures conducted using Memic’s products and related services, Memic may not be successful in marketing and selling its products.

Memic intends to market its products and related services primarily to healthcare providers, including health facilities and physicians, many of whom rely on reimbursement for the healthcare services they provide to their patients from third-party payors, such as Medicare and Medicaid in the United States, as well as private insurance plans, managed care programs and other domestic and international government programs. These healthcare providers as well as government agencies in the United States and foreign countries are unlikely to purchase Memic’s products if they are not adequately reimbursed for the procedures conducted using the products. Unless a sufficient amount of conclusive, peer-reviewed clinical data about Memic’s products is published and regular clinical use is documented, third-party payors, including insurance companies and government agencies, may refuse to provide reimbursement.

Even if coverage is available for procedures using Memic’s products, reimbursement may not be adequate to fully compensate the health facilities and physicians. Third-party payors regularly update reimbursement amounts and also from time to time revise the methodologies used to determine reimbursement amounts. This includes annual updates to payments to physicians for procedures using Memic’s products. An example of payment updates in the United States is the Medicare program’s updates to physician payments under the Medicare Physician Fee Schedule, which are done on an annual basis using a prescribed statutory formula. It is unclear what impact, if any, these payment updates will have on Memic’s customers’ willingness to adopt the broad use of Memic’s Hominis Surgical System products and related services. Any changes in coverage and reimbursement that further restrict coverage of Memic’s products or lower reimbursement for procedures using Memic’s devices could materially adversely affect Memic’s business.

There is no certainty that Memic’s Hominis Surgical System products will be included in, or recommended by, any clinical practice guidelines or other guidelines and standards relevant to Memic’s business.

Professional associations publish clinical practice guidelines from time to time, suggesting processes and procedures intended for various medical conditions, as well as other guidelines and standards for the dispatch, prescription and billing procedures for procedures using medical devices. Such guidelines and standards have significant importance and influence decisions by various health plans administrators, clinicians, government agencies and hospital administrators. In addition, many physicians consider clinical practice guidelines and act according to the recommendations included therein. There is no certainty that Memic’s products will be included in or recommended by such guidelines or that the methods by which Memic offers its products and related services for sale will be consistent with guidelines and standards related to the dispatch, prescription and billing procedures for medical devices.

If Memic fails to have its products included in clinical practice guidelines in the United States or in other countries into which Memic wishes to market or expand, or if Memic fails to offer its products and related services for sale in a manner consistent with guidelines and standards related to dispatch, prescription and billing, it could have an adverse effect on Memic’s business, financial condition and results of operations.

Memic is in the beginning stage of commercializing its initial surgical system and may never become profitable.

Memic is in the beginning stage of commercializing its initial product. Although Memic’s Hominis Surgical System Model 6N was recently granted De Novo clearance by the FDA for use in transvaginal gynecologic surgery, Memic does not know when or if Memic will obtain regulatory clearance for any other product candidates or successfully commercialize any cleared products. Even if Memic is successful in developing products that are approved for marketing, Memic will not be successful unless its products gain market acceptance for surgical use. The degree of market acceptance of any of Memic’s planned future products will depend on a number of factors, including, but not limited to: the timing of regulatory clearances or approvals in the countries, the uses Memic intends to pursue with respect to the commercialization of its product candidates; the competitive environment; the acceptance by the medical community of the safety and clinical efficacy of its products and their potential advantages over other medical approaches and other robotic products; the adequacy and success of distribution, sales and marketing efforts, including through any future strategic agreements with biotechnology companies; and the pricing and reimbursement policies of government and third-party payors, such as insurance companies, health maintenance organizations and other plan administrators.

Physicians, patients, third-party payors or the medical community in general may be unwilling to accept, utilize or recommend coverage of, and in the case of third-party payors, cover any of Memic’s planned future products. As a result, Memic is unable to predict the extent of future losses or the time required to achieve profitability, if at all. Even if Memic successfully develops one or more products, Memic may not be able to achieve significant market penetration or become profitable.

Memic may need substantial additional capital in the future. If additional capital is not available at such time as it required, Memic will have to delay, reduce or cease operations.

Memic may need to raise substantial additional capital to fund its operations and to develop and commercialize the Hominis Surgical System products and related services. Memic’s future capital requirements may be substantial and will depend on many factors, including, but not limited to, its clinical trial results; the cost, timing and outcomes of seeking regulatory marketing clearance or approval of Memic’s product candidates; the cost of filing and prosecuting patent applications and the cost of defending Memic’s patents; the cost of prosecuting infringement actions, if any, against third parties or defending infringement actions brought by third parties; exploration and possible label expansion of Memic’s product candidates for other types of surgeries; the costs associated with commercializing Memic’s product candidates if Memic receives marketing clearance or approval, including the cost and timing of establishing external, and potentially in the future, internal, sales and marketing capabilities to market and sell such product candidates; subject to receipt of marketing clearance and approval, revenue received from sales of approved products, if any, in the future; any product liability or other lawsuits related to Memic’s future product candidates or products, if any; the demand for Memic’s products, if any; the expenses needed to attract and retain skilled personnel; and the costs associated with planned clinical trials or other development activities for Memic product candidates, which would materially and adversely affect Memic’s liquidity and results of operations.

Raising additional financing may be costly or difficult to obtain, may dilute current shareholders’ ownership interests and may require Memic to relinquish its rights to certain of its technologies, products or marketing territories.

Any debt or equity financing that Memic may need in the future may not be available on terms favorable to Memic, or at all. If Memic obtains funding through a strategic collaboration or licensing arrangement, Memic may be required to relinquish its rights to certain of its technologies, products or marketing territories. If Memic is unable to obtain required additional capital, Memic may have to curtail its growth plans or cut back on existing business, and may not be able to continue operating.

Memic may incur substantial costs in pursuing future financing, including investment banking fees, legal fees, accounting fees, securities law compliance fees, printing and distribution expenses and other costs. Memic may also be required to recognize non-cash expenses in connection with certain securities it issues, such as convertible notes and warrants, which may adversely impact Memic’s financial condition and results of operations.

Any additional capital raised through the sale of equity or equity-linked securities may be dilutive. The terms of the securities issued by Memic in future capital transactions may be more favorable to new investors and may include the issuance of warrants or other derivative securities, which may have a further dilutive effect.

The market for Memic’s Hominis Surgical System products and related services is highly competitive. If customers choose to purchase Memic’s competitors’ products or Memic is otherwise unable to compete successfully, this would adversely impact Memic’s business, revenues and results of operations.

The market for the Hominis Surgical System products is highly competitive and is characterized by frequent product improvements and evolving technology. Memic’s competitors range from small privately held companies to multinational corporations and their product offerings vary in scope and breadth, and some of its competitors may have certain competitive advantages, including: significant brand name recognition; established relationships with healthcare professionals, customers and third-party payors; established distribution networks and channels; additional product lines and the ability to offer rebates or bundle products to offer higher discounts or other incentives to gain a competitive advantage; and greater financial and human resources for product development, sales and marketing, customer support and intellectual property litigation.

Competitors who possess robust financial resources and sales and regulatory personnel may be able to overcome the barriers to entry into the robotic gynecologic surgery market and offer products and service models similar to Memic’s Hominis Surgical System products and related services.

Memic’s ability to compete successfully depends, in part, on its ability to continuously develop, improve and market its Hominis Surgical System products and related services. Consequently, Memic may need to increase its efforts, and related expenses for research and development, clinical studies and sales and marketing, to maintain or improve its market position. Additionally, Memic’s efforts to demonstrate the potential advantages of using the Hominis Surgical System products and related services to the larger medical community, specifically the gynecology community, and third-party payors will be critical to Memic’s success.

The development of innovative new products and services by Memic’s competitors for the same or similar uses as Memic’s offering, which competitive products and services may be less costly, more effective, or more widely accepted by the medical community, may also adversely affect the sales of Memic’s products and related services and could result in Memic’s products and services being noncompetitive or obsolete.

Physicians, hospitals and distributors may have existing relationships with other medical device companies that make it difficult for Memic to establish new relationships with them, and, as a result, Memic may not be able to sell and market its products effectively.

The medical device industry is characterized by rapidly advancing technologies, intense competition and a strong emphasis on developing proprietary therapeutics. Numerous companies are engaged in the development, patenting, manufacturing and marketing of healthcare products competitive with those that Memic is developing. Some of the companies also have a broad range of other product offerings, large direct sales forces and long-term customer relationships with Memic’s target physicians, hospitals and distributors which could negatively impact Memic’s marketing and sales efforts.

If Memic is unable to support its growth strategies successfully, timely, or at all, then Memic’s ability to generate, and thereafter increase, revenue and achieve profitability could be materially and adversely affected.

Memic intends to continue its investment in research and development activities and to initiate its sales and marketing activities in the United States and in other countries through its own field sales force. If Memic continues to grow, the complexity of its operations is likely to increase, placing greater demands on Memic’s management. Memic’s executive team does not have experience operating or managing public companies and the added administrative, regulatory and reporting requirements that ensue. Memic’s ability to manage its growth effectively depends on its ability to recruit and retain talented personnel, to implement and improve its financial and management information systems on a timely basis and to effect other changes in its business, including the ability to monitor and improve its manufacturing systems, and align its information, quality and regulatory compliance systems, among others. Unexpected difficulties during expansion, the failure to attract and retain qualified employees and contractors, the failure to successfully replace or upgrade Memic’s management information systems, the failure to manage costs or Memic’s inability to respond effectively to growth or plan for future expansion could halt Memic’s growth. If Memic fails to manage its growth effectively and efficiently, its costs could increase faster than its revenues and Memic’s business results could suffer.

Memic’s failure to properly collaborate with physicians and other health care professionals to use its products could result in a material adverse effect on Memic’s business and ability to grow and would adversely affect Memic’s results of operations.

The research and development of some of Memic’s medical products is dependent on Memic maintaining strong working relationships with physicians and other health care professionals. Memic relies on these professionals to provide Memic with considerable knowledge and experience regarding Memic’s medical products and the development of its medical products. Physicians assist Memic as researchers, product consultants, inventors and as public speakers. If Memic fails to maintain its working relationships with physicians and receive the benefits of their knowledge, advice and input, Memic’s medical products may not be developed and marketed in line with the needs and expectations of the professionals who use and support Memic’s products, which could have a material adverse effect on Memic’s business, financial condition and results of operations. Memic’s success is dependent upon Memic’s continued ability to maintain a network of highly trained and qualified physicians, staff and other providers. If Memic is unable to recruit and train physicians, staff and other providers, it would have a material adverse effect on Memic’s business and ability to grow and would adversely affect Memic’s results of operations.

Memic depends on third parties to conduct Memic’s clinical trials. Changes or disruption in services provided by such third parties could adversely affect Memic’s business.

Memic currently relies, and for the foreseeable future, will continue to rely, on third parties, such as contract research organizations (“CROs”), medical institutions, clinical investigators and contract laboratories to oversee most of the operations of Memic’s clinical trials and to perform data collection and analysis. As a result, Memic may face additional delays outside of Memic’s control if these parties do not perform their obligations in a timely fashion or in accordance with regulatory requirements. If these third parties do not successfully carry out their contractual duties or obligations and meet expected deadlines, if they need to be replaced, or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to Memic’s clinical protocols or for other reasons, Memic’s financial results and the commercial prospects for Memic’s product candidates or any other potential product candidates could be harmed, Memic’s costs could increase and its ability to obtain regulatory approval, obtain market recognition based on the successful results of such clinical trials and commence product sales could be delayed.

Memic is dependent upon a clean room in its offices and a separately leased clean room, as well as third-party manufacturers and suppliers, including one system manufacturer in Acre, Israel, where Memic also leases space, which makes Memic vulnerable to supply disruptions.

While Memic does have some capacity to manufacture its products in its own manufacturing facility, Memic intends for the bulk of its manufacturing to be conducted by third-party manufacturers and suppliers. Memic currently uses one outside manufacturer for the assembly and manufacture of its products, and Memic plans to expand to at least one additional manufacturer for certain parts of its surgical system. Memic’s current leased facility, and the facility Memic is building to supplement or replace that facility, have limited capacity and are subject to risks similar to those facing third party manufacturers. Memic’s third-party suppliers and manufacturer may encounter problems during manufacturing or supply due to a variety of reasons, including, among others, failure to follow specific protocols and procedures, failure to comply with applicable regulatory requirements, equipment or software malfunctions, environmental factors, lack of availability of raw materials or work force stoppages, any of which could delay or impede their ability to meet Memic’s demand for components or ongoing support. Memic’s suppliers or its third-party contract manufacturer may be unwilling or unable to supply the necessary materials and components, or manufacture and assemble Memic’s products reliably and at the levels Memic anticipates or that are required by the market. Memic’s ability to supply Memic’s products and related services commercially and to develop any future products and related services depends, in part, on Memic’s ability to obtain these materials, components and products in accordance with regulatory requirements and in sufficient quantities for commercialization and clinical testing.

While Memic’s suppliers and contract manufacturer have generally met Memic’s demand, on a pre-commercialization basis, for their products and services on a timely basis in the past, Memic cannot guarantee that they and future suppliers and manufacturers will be able to meet Memic’s demand for their products and services in the future, either because of acts of nature, the nature of Memic’s agreements with those or other suppliers and other manufacturers or Memic’s relative importance to them as a customer, and Memic’s suppliers and other manufacturers may decide in the future to discontinue or reduce the level of business they conduct with Memic. While Memic believes it can engage alternative suppliers, license or purchase Memic’s requirements or develop an alternative independently, changing suppliers or contract manufacturers due to any change in, or termination of, Memic’s relationships with these third parties may be a lengthy and expensive process and, consequently, Memic may lose sales, experience manufacturing or other delays, incur increased costs or otherwise experience impairment to Memic’s customer relationships and reputation. Memic cannot guarantee that it will be able to establish alternative relationships on adequate terms and without delays. Memic’s reliance on third-party suppliers and manufacturer also subjects Memic to additional risks that could harm Memic’s business, including, among others: Memic’s third-party suppliers or third-party manufacturer may make manufacturing errors that may not be detected by Memic’s quality assurance testing, which could negatively affect the efficacy or safety of Memic’s products or cause shipment delays or product recalls; Memic’s suppliers or third-party manufacturer may encounter financial or other hardships unrelated to Memic’s demand, which could inhibit their ability to fulfill Memic’s orders and meet Memic’s requirements; and Memic’s suppliers or third-party manufacturer may not maintain their regulatory clearances, authorizations or approvals and as a result, Memic may not be able use their products or services, which may result in delays and reduction of Memic’s production capacity.

In addition, replacement or alternative sources might not be readily obtainable due to regulatory requirements and other factors applicable to Memic’s manufacturing operations. Incorporation of components or services from new suppliers or new third-party manufacturers into Memic’s products and related services may require a new or supplemental filing with applicable regulatory authorities and clearance or approval of the filing before Memic could resume product manufacturing. This process may take a substantial period of time and expense, and Memic may not be able to obtain the necessary regulatory clearance or approval. This could also create supply disruptions that would harm Memic’s ability to meet Memic’s delivery obligations to Memic’s customers, may impede product sales and could have a material adverse effect on Memic’s business, financial condition and results of operations.

If Memic were to experience an unexpected loss of supply of, or if any supplier or manufacturer were unable to meet Memic’s demand for, any of Memic’s product candidates, Memic could experience delays in Memic’s research or planned clinical trials or commercialization. For example, the extent to which the COVID-19 pandemic impacts Memic’s ability to procure sufficient supplies for the development or manufacturing of Memic’s products will depend on the severity and duration of the spread of the virus, and the actions undertaken to contain COVID-19 or treat its effects. Memic could be unable to find alternative suppliers or manufacturers of acceptable quality, in the appropriate volumes and at an acceptable cost. The long transition periods necessary to switch manufacturers and suppliers, if necessary, could significantly delay Memic’s clinical studies and the commercialization of Memic’s products, if approved, which could materially adversely affect Memic’s business, financial condition and results of operations.

Memic may encounter manufacturing problems or delays that could result in lost revenue.

Memic may not be able to successfully scale-up manufacturing of Memic’s initial 6N product in sufficient quality and quantity, which would delay or prevent Memic from developing its product and commercializing its product. In order to conduct larger-scale or late-stage clinical studies and for commercialization purposes of Memic’s Hominis Surgical System products, Memic will need to manufacture the Hominis Surgical System in larger quantities. Memic may not be able to successfully increase the manufacturing capacity for Memic’s product in a timely or cost-effective manner, or at all. In addition, quality issues may arise during scale-up activities. If Memic is unable to successfully scale up the manufacture of Memic’s product in sufficient quality and quantity, the development and testing of Memic’s product and regulatory approval or commercial launch may be delayed, which could cause Memic to lose revenues and significantly harm Memic’s business.

Defects or failures associated with Memic’s products or Memic’s quality control systems or the misuse of Memic’s products could lead to the filing of adverse event reports, product recalls or safety alerts with associated negative publicity and could also subject Memic to regulatory actions and litigation.

Manufacturing flaws, component failures, design defects, or inadequate disclosure of product-related information could result in an unsafe condition or bodily injury of a patient. These problems could lead to a recall of, issuance of a safety alert relating to, or need for Memic to submit applications for new marketing authorizations for, Memic’s products and result in significant costs and negative publicity. An adverse event involving one of Memic’s products could harm Memic’s reputation and Memic’s ability to market Memic’s products in the future and require notification to the FDA and/or foreign regulatory authorities which could lead them to inspect or take enforcement action. In some circumstances, adverse events arising from or associated with the design, manufacture or marketing of Memic’s products could result in the suspension of regulatory clearances or approvals of Memic’s products or delays in regulatory reviews of Memic’s applications for product approvals or clearances. The FDA and foreign regulatory authorities have the authority to require the recall of commercialized products in certain circumstances, such as where the FDA finds that there is a reasonable probability that a device intended for human use would cause serious, adverse health consequences or death. Memic may also voluntarily undertake a recall of Memic’s products, temporarily shut down production lines or place products on a shipping hold based on internal safety and quality monitoring.

Memic may also face litigation brought against Memic as a result of any of the foregoing instances, by customers and patients, and there is no assurance that Memic’s insurance policies will fully cover such claims. A government-mandated or voluntary recall or other shutdown by Memic could occur as a result of an unacceptable health risk, component failure, malfunction, manufacturing defect, labeling or design deficiency, packaging defect, or other deficiency or failure to comply with applicable regulations. Companies are required to maintain certain records of recalls, even if they are not reportable to the FDA. Memic may initiate voluntary withdrawals for Memic’s products in the future that Memic determines do not require notification to the FDA. If the FDA disagrees with Memic’s determinations, it could require Memic to report those actions as recalls and Memic may be subject to enforcement action. Any corrective action, whether voluntary or involuntary, will require the dedication of Memic’s time and capital, distract management from operating Memic’s business and may harm Memic’s reputation and financial results.

Moreover, depending on the corrective action Memic takes to redress a product’s deficiencies or defects, the FDA may require, or Memic may decide, that Memic will need to obtain new clearances or approvals for the device before Memic may market or distribute the corrected device. Seeking such clearances or approvals may delay Memic’s ability to replace the recalled devices in a timely manner.

Upon receipt of FDA De Novo clearance for the 6N, Memic became subject to the FDA’s medical device reporting regulations and similar foreign regulations, which require Memic to report to the FDA or foreign regulatory bodies when Memic receives or becomes aware of information that reasonably suggests that one or more of Memic’s products may have caused or contributed to a death or serious injury or malfunctioned in a way that, if the malfunction were to recur, could cause or contribute to a death or serious injury. The timing of Memic’s obligation to report is triggered by the date Memic becomes aware of the adverse event as well as the nature of the event. Memic may fail to report adverse events of which Memic becomes aware within the prescribed timeframe. Memic may also fail to recognize that Memic has become aware of a reportable adverse event or malfunction, especially if it is not reported to Memic as an adverse event or if it is an adverse event that is unexpected or removed in time from the use of the product. If Memic fails to comply with Memic’s reporting obligations, the FDA could take action, including warning letters, untitled letters, administrative actions, criminal prosecution, imposition of civil monetary penalties, revocation of device clearances, seizure of Memic’s products or delay in clearance or approval of future products.

Memic’s future operating results will depend on Memic’s ability to sustain an effective quality control system and effectively train and manage Memic’s employee base, suppliers and contractors with respect to Memic’s quality system. Memic’s quality system plays an essential role in determining and meeting customer requirements, preventing defects and improving Memic’s products and services. While Memic has a network of quality control systems throughout Memic’s business lines and facilities, quality and safety issues may occur with respect to any of Memic’s products. A quality or safety issue may result in, among other things, product recalls, a public warning letter, a public safety communication or potentially a consent decree from the FDA in the United States and from similar regulatory bodies elsewhere. In addition, Memic may be subject to product recalls or seizures, monetary sanctions, injunctions to halt manufacturing and distribution of products, civil or criminal sanctions, import detentions of Memic’s products and restrictions on operations. Any of the foregoing events could disrupt Memic’s business and have an adverse effect on Memic’s results of operations and financial condition.

The misuse or off-label use of Memic’s products may harm Memic’s reputation or the image of Memic’s products in the marketplace, or result in injuries that lead to warranty claims or product liability suits, which could be costly to Memic’s business.

Memic is unable to control how Memic’s users choose to use Memic’s products. For example, Memic cannot prevent the users from misusing or abusing Memic’s products. Memic’s users may also use Memic’s products in manners that can result in personal injury, product liability and environmental claims. Misuse or abuse of Memic’s products may significantly and adversely affect the health of Memic’s users, subjecting Memic to user complaints and product liability litigation, even though such products were not used in the manner recommended by Memic. Applicable law may render Memic liable for damages without regard to negligence or fault.

Memic’s product, the 6N, is currently cleared by the FDA for use in single site, natural orifice, laparoscopic-assisted benign hysterectomy. Memic will train Memic’s marketing personnel and direct sales force to not promote Memic’s devices for uses outside of any FDA-cleared uses or “off-label uses.” Memic cannot, however, prevent a physician from using Memic’s devices off-label, when in the physician’s independent professional medical judgment and practice of medicine he or she deems it appropriate. There may be increased risk of injury to patients if physicians attempt to use Memic’s devices off-label. Furthermore, the use of Memic’s devices for uses other than those cleared by the FDA or approved by any foreign regulatory body may not be effective, which could harm Memic’s reputation in the marketplace among physicians and patients.

If the FDA or any foreign regulatory body determines that Memic’s promotional materials or training constitute promotion of an off-label use, it could request that Memic modify its training or promotional materials or subject Memic to regulatory or enforcement actions, including the issuance of an untitled letter, which is used for violators that do not necessitate a warning letter, issuance of a warning letter or imposition of an injunction, seizure, civil fine or criminal penalties. It is also possible that other federal, state or foreign enforcement authorities might take action under other regulatory authority, such as false claims laws, if they consider Memic’s business activities to constitute promotion of an off-label use, which could result in significant expenses and penalties, including, but not limited to, criminal, civil and administrative penalties, damages, fines, disgorgement, exclusion from participation in government healthcare programs and the curtailment of Memic’s operations.

Memic may also be subject to warranty claims that may require Memic to make significant expenditures to defend these claims or pay damage awards. In the future, Memic may also be subject to product liability claims resulting from failure of Memic’s solutions or if products Memic designs, manufactures, or sells cause personal injury or property damage, even where the cause is unrelated to product defects. These risks will likely increase as Memic’s products are introduced into new devices, markets, or applications. In the event of a warranty claim, Memic may also incur costs if Memic compensates the affected customer. Memic maintains product liability insurance, but this insurance is limited in amount and subject to significant deductibles. There is no guarantee that Memic’s insurance will be available or adequate to protect against all claims. The process of identifying a recalled product that has been widely distributed may be lengthy and require significant resources, and Memic may incur significant replacement costs, contract damage claims from Memic’s customers and reputational harm. Costs or payments made in connection with warranty and product liability claims and product recalls could harm Memic’s financial condition and results of operations, as well as harm Memic’s reputation and cause the market value of Memic’s securities to decline. Regardless of whether these complaints or product liability actions have merit, they may be costly and time-consuming to defend and resolve, bring negative publicity that could damage Memic’s reputation and result in higher scrutiny by the government or stricter regulations, all of which could materially and adversely affect Memic’s business, financial condition and results of operations.

Memic faces the risk of product liability claims that could be expensive, divert management attention and harm Memic’s reputation and business. Memic may not be able to maintain adequate product liability insurance.

Memic’s business exposes Memic to the risk of product liability claims that are inherent in the testing, manufacturing and marketing of medical devices. This risk exists even if a device is cleared or approved for commercial sale by the FDA or other applicable foreign regulatory authority and manufactured in facilities regulated by the FDA or other applicable foreign regulatory authority. Any adverse effects, manufacturing defects, misuse or abuse associated with Memic’s devices could result in patient injury. The medical device industry has historically been subject to extensive litigation over product liability claims, and Memic cannot offer any assurance that Memic will not face product liability suits. Memic may be subject to product liability claims if Memic’s devices cause, or merely appear to have caused, patient injury.

If Memic cannot successfully defend itself against product liability claims, Memic will incur substantial liabilities and reputational harm. In addition, regardless of merit or eventual outcome, product liability and medical malpractice claims may result in: costs of litigation; distraction of management’s attention from Memic’s primary business; the inability to commercialize Memic’s products and related services; decreased demand for Memic’s products and related services; damage to Memic’s business reputation; product recalls or withdrawals from the market; withdrawal of clinical trial participants; substantial monetary awards to patients or other claimants; and loss of sales.

While Memic may attempt to manage Memic’s product liability exposure by proactively recalling or withdrawing from the market any defective products, any recall or market withdrawal of Memic’s products may delay the supply of those products to Memic’s customers and may negatively impact Memic’s reputation. Memic can provide no assurance that it will be successful in initiating appropriate market recall or market withdrawal efforts that may be required in the future or that these efforts will have the intended effect of preventing product malfunctions and the accompanying product liability that may result. Such recalls and withdrawals may also be used by Memic’s competitors to harm Memic’s reputation for safety or be perceived by patients as a safety risk when considering the use of Memic’s products, either of which could have a material adverse effect on Memic’s business, financial condition and results of operations.

Although Memic has clinical study liability insurance covering Memic’s products and which Memic believes is appropriate, this insurance is subject to deductibles and coverage limitations. Memic’s current clinical study insurance may not continue to be available to Memic on acceptable terms, if at all, and, if available, coverage may not be adequate to protect Memic against any future product liability claims. If Memic is unable to obtain insurance at an acceptable cost or on acceptable terms or otherwise protect against potential product liability claims, Memic could be exposed to significant liabilities and increased costs of operations, which could negatively affect profitability. A product liability claim, recall or other claim with respect to uninsured liabilities or for amounts in excess of insured liabilities could have a material adverse effect on Memic’s business, financial condition and results of operations.

Memic has limited data and experience regarding the safety and efficacy of Memic’s products. Results of earlier studies may not be predictive of future clinical trial results, or the safety or efficacy profile for such products.

The results of preclinical studies and clinical trials of Memic’s product conducted to date and ongoing or future studies and trials of Memic’s current, planned or future products may not be predictive of the results of later studies or clinical trials, and interim results of a study or clinical trial do not necessarily predict final results. Memic’s interpretation of data and results from Memic’s studies or clinical trials do not ensure that Memic will achieve similar results in future studies or clinical trials in other patient populations. In addition, preclinical and clinical data are often susceptible to various interpretations and analyses, and many companies that have believed their products performed satisfactorily in preclinical studies and earlier clinical trials have nonetheless failed to replicate results in later clinical trials. Products in later stages of clinical trials may fail to show the desired safety and efficacy despite having progressed through nonclinical studies and earlier clinical trials. Such developments could cause Memic to shelve projected products or result in unanticipated further research and development expenses.

Memic’s competitive position may be adversely affected if Memic fails to develop additional products and applications or enhance its existing products.

Memic plans to develop and manufacture additional products and applications using Memic’s technology and to continue enhancing Memic’s existing line of products in order to remain competitive. There is no certainty that Memic will meet the technological, clinical and regulatory requirements or any other requirements applicable to the development process of such new products or applications. In addition, Memic may not have the financial resources necessary for the completion of such development. If Memic fails to develop additional products and applications, or fails to enhance Memic’s existing line of products in a manner that is acceptable to Memic’s consumers, it may have an adverse effect on Memic’s competitive position, reputation, growth prospects and business results, and Memic’s operating results may decline or fail to grow as expected. In addition, even if Memic’s initial products are commercialized, Memic will need to continue to improve its products and increase its product offerings. If Memic fails to develop and deploy new products, fails to develop and deploy enhancements of Memic’s products on a timely basis, or otherwise fails to gain market acceptance of Memic’s new products, Memic’s revenues may decline and Memic may lose market share to its competitors.

The risks and uncertainties inherent in conducting clinical trials could delay or prevent the development and commercialization of new products, or new uses for Memic’s existing products, which could have a material adverse effect on Memic’s results of operations, financial condition and growth prospects.

Manufacturers may be required to conduct clinical trials prior to obtaining regulatory authorizations to market and sell a medical device in any given territory or may conduct clinical trials to support the marketing of their products. Clinical trials are experiments conducted or observations made in clinical research of medical devices on human participants designed to answer particular questions about novel medical devices or new uses that require further study and provide data about the product’s safety and efficacy and are subject to stringent oversight by regulatory authorities and/or institute ethics committees. Clinical testing is difficult to design and implement, can take many years, can be expensive and carries uncertain outcomes.

Memic has been required to provide data from clinical trials in connection with Memic’s submissions for marketing authorizations, and Memic may be required to support its marketing authorization submissions with clinical data in the future. Clinical trials may not provide sufficient safety and efficacy data to support FDA clearance or approval, or the approval or marketing authorization of applicable foreign regulatory authorities. Regulatory authorities may disagree with Memic’s interpretation of data and results from Memic’s clinical trials.

Product candidates in later clinical trials may fail to show the desired safety or efficacy despite having progressed successfully through earlier clinical testing. In the future, the completion of clinical trials for Memic’s products may be delayed or halted for many reasons, including: Memic may be required to submit an investigational device exemption (“IDE”) application to the FDA, which must become effective prior to commencing certain human clinical trials of medical devices, and the FDA may reject Memic’s IDE application and notify Memic that Memic may not begin clinical trials; regulators may disagree as to the design or implementation of Memic’s clinical trials, and regulators or institutional review boards or ethics committees may not allow Memic to commence or continue a clinical trial; Memic may not reach agreement on acceptable terms with prospective CROs, and clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites; the number of subjects required for clinical trials may be larger than Memic anticipates, enrollment in these clinical trials may be insufficient or slower than Memic anticipates, the number of clinical trials being conducted at any given time may be high and result in fewer available subjects for any given clinical trial or subjects may withdraw from these clinical trials at a higher rate than Memic anticipates; risks associated with trial design, which may result in a failure of the trial to show statistically significant results; clinical trials may produce negative or inconclusive results, and Memic may decide, or regulators may require Memic, to conduct additional clinical trials or abandon product development programs; Memic’s third-party contractors, including Memic’s suppliers, including those manufacturing products or conducting clinical trials on Memic’s behalf, may fail to comply with regulatory requirements or meet their contractual obligations to Memic in a timely manner, or at all; safety issues, including adverse events associated with product candidates, occurring during clinical trials; the failure of patients to complete clinical trials due to adverse side effects, dissatisfaction with the product candidate or other reasons; clinical sites may not adhere to the clinical protocol or withdraw from a clinical trial; and governmental or regulatory delays or changes in regulatory requirements, policy, guidelines or interpretations.

Clinical trials must be conducted in accordance with the laws and regulations of the FDA and other applicable regulatory authorities’ legal requirements, regulations or guidelines, and are subject to oversight by these governmental agencies and ethics committees or institutional review boards at the medical institutions where the clinical trials are conducted. In addition, clinical trials must be conducted with supplies of Memic’s devices produced under current good manufacturing practice (“cGMP”) requirements and other regulations. Furthermore, Memic may rely on clinical trial sites, collaborators and on medical institutions to conduct Memic’s clinical trials in compliance with good clinical practice requirements, and while Memic has agreements governing their committed activities, Memic has limited influence over their actual performance. In addition, clinical trials that are conducted in countries outside of the United States may subject Memic to further delays and expenses as a result of increased shipment costs and additional regulatory requirements, and the engagement of non-U.S. clinical trials conducted by third-parties could expose Memic to risks associated with clinical investigators who are unknown to the FDA and different standards of diagnosis, screening and medical care.

Any failure or delay in completing clinical trials for new products or new uses of Memic’s products would prevent or delay the commercialization of such products, which could result in significant expenses and materially adversely affect Memic’s results of operations, liquidity, financial condition and growth prospects. There is no certainty that Memic’s expenses related to clinical trials will lead to the development of products that will receive regulatory clearance or approval and generate revenues in the near future, or ever. Negative results of clinical trials performed by Memic or by third parties regarding the use of Memic’s products may also adversely affect the medical community’s and customers’ acceptance of Memic’s products and Memic’s reputation.

Memic is an international business, and is exposed to various global risks that could have a material adverse effect on Memic’s financial condition and results of operations.

As an international business, operating and planning to operate mainly in Israel and the United States, Memic is exposed to trends and financial risks of international markets and is also required to comply with varying legal and regulatory requirements in such jurisdictions. Profitability from international operations may be limited by risks and uncertainties related to regional economic conditions, regulatory clearances and approvals and reimbursement approvals, and Memic’s ability to implement Memic’s overall business strategy in various jurisdictions. Memic expects these risks will increase if Memic pursues a strategy to expand operations into new geographic markets. Memic may not succeed in developing and implementing effective policies and strategies in each location where Memic conducts business. Any failure to do so may harm Memic’s business, results of operations and financial condition. International sales and operations are subject to a variety of risks, including: foreign currency exchange rate fluctuations; potential adverse changes in laws and regulatory practices, including export license requirements, trade barriers, tax laws as well as transfer pricing requirements; burdens and costs of compliance with a variety of foreign laws; foreign tax laws and potential increased costs associated with overlapping tax structures; greater difficulty in staffing and managing foreign operations; greater risk of uncollectible accounts; longer collection cycles; logistical and communications challenges; changes in labor conditions; political and economic instability; greater difficulty in protecting intellectual property; the risk of third-party disputes over ownership of intellectual property and infringement of third-party intellectual property by Memic’s products; and general economic and political conditions in these foreign markets.

International markets are also affected by economic pressure to contain reimbursement levels and healthcare costs. Profitability from international operations may be limited by risks and uncertainties related to regional economic conditions, regulatory clearances and approvals and reimbursement approvals, competing products, infrastructure development, intellectual property rights protection and Memic’s ability to implement Memic’s overall business strategy. Memic expects these risks will increase if Memic pursues a strategy to expand operations into new geographic markets. Memic may not succeed in developing and implementing effective policies and strategies in each location where Memic conducts business. Any failure to do so may harm Memic’s business, results of operations and financial condition.

Exchange rate fluctuations, primarily between the U.S. dollar and the NIS, may negatively affect Memic’s liquidity, financial condition and results of operations.

Memic intends to generate a substantial portion of Memic’s revenues in U.S. dollars whereas Memic currently incurs a significant portion of its expenses in other currencies, predominantly the NIS. Since Memic’s functional and reporting currency is the U.S. dollar, Memic’s financial results may be affected by fluctuations in the exchange rates of currencies in the countries in which Memic transacts business. For example, during 2020, Memic witnessed a strengthening of the average exchange rate of the NIS against the U.S. dollar, which increased the U.S. dollar value of Israeli expenses. If the NIS strengthens against the U.S. dollar, as it did in 2020, the U.S. dollar value of Memic’s Israeli expenses, mainly personnel and facility-related, will increase. Although exposure to currency fluctuations to date has not had a material adverse effect on Memic’s business, there can be no assurance such fluctuations in the future will not have a material adverse effect on Memic’s operating results and financial condition. As Memic moves into further geographic markets, Memic may be required to conduct business in multiple currencies, which could have the effect of increasing Memic’s exchange exposure.

Changing or severe global economic conditions may materially adversely affect Memic’s business.

Memic’s business and financial conditions are affected by global economic conditions and their impact on levels of spending by customers, which may be disproportionately affected by economic downturns. The global economy is still subject to uncertainties surrounding its strength in many regions. For example, the recent escalating disagreements between the United States and certain European states, as well between the United States and China, with respect to placing tariffs and other trade barriers, may adversely affect international trade and Memic cannot predict the implications of such barriers on Memic’s business. In addition, the COVID-19 pandemic has negatively impacted the global economy, disrupted consumer spending and global supply chains and created significant volatility and disruption of financial markets. Uncertainty about current global economic conditions continues to pose a risk as customers may postpone or reduce spending in response to restraints on credit or concerns about restraints on credit. Should an economic slowdown resume and/or companies in Memic’s target markets reduce capital expenditures, it may cause Memic’s customers to reduce or postpone their spending significantly, which could result in reductions in sales of Memic’s products, longer sales cycles, slower adoption of new technologies and increased price competition. In addition, if the overall market for Memic’s products does not grow or customers have limited visibility as to Memic’s products and their potential solutions for such customers’ needs, Memic may not be able to increase its sales (whether direct sales or indirect sales through future distributors, if any). Each of the above scenarios would have a material adverse effect on Memic’s business, operating results and financial condition.

Memic is highly dependent on the services of its Chief Executive Officer, Dvir Cohen.

Memic is highly dependent on its CEO and founder, Dvir Cohen. Mr. Cohen has acted as Memic’s Chief Executive Officer since October 2013, and as such, is deeply involved in all aspects of Memic’s business, including product development. The loss of Mr. Cohen would adversely affect Memic’s business because this could make it more difficult to, among other things, complete development and commercialization of Memic’s initial product line, compete with other market participants, manage Memic’s R&D activities and solicit and secure customers or retain future customers. Negative public perception of, or negative news related to, Mr. Cohen may adversely affect Memic’s brand, relationship with customers or standing in the industry.

Memic’s ability to retain and attract qualified senior management, as well as employees with the expertise required for Memic’s business, is key to Memic’s success.

Memic’s success largely depends on Memic’s ability to retain and attract qualified senior management, in particular Mr. Dvir Cohen, Memic’s Chief Executive Officer, as well as on Memic’s ability to retain and attract qualified personnel, including personnel with expertise in research and development and sales and marketing, and to effectively provide for the succession of senior management. There is intense competition from numerous biotechnology, medical device and other companies seeking to employ qualified individuals in the business fields in which Memic operates, and Memic may not be able to attract and retain the qualified personnel necessary for the achievement of Memic’s business objectives.

Memic does not maintain life insurance on any of its personnel. Regardless, the loss of senior management employees, the failure of any senior management employee to perform or Memic’s inability to attract and retain skilled employees, as needed, or an inability to effectively plan for and implement a succession plan for senior management could harm Memic’s business.

Under applicable employment laws, Memic may not be able to enforce covenants not to compete.

Memic’s employment agreements generally include covenants not to compete and related covenants. These agreements prohibit Memic’s employees, both while working for Memic and if they cease working for Memic for a prescribed period of time, from competing directly with Memic or working for Memic’s competitors. Memic may be unable to enforce these agreements under the laws of the jurisdictions in which Memic’s employees work. For example, Israeli courts have required employers seeking to enforce covenants not to compete to demonstrate that the competitive activities of a former employee will harm one of a limited number of material interests of the employer, such as the secrecy of a company’s confidential commercial information or the protection of its intellectual property. If Memic cannot demonstrate that such an interest will be harmed, Memic may be unable to prevent its competitors from benefiting from the expertise of Memic’s former employees and Memic’s competitiveness may be diminished, which could materially adversely affect Memic’s business, results of operations and ability to protect and capitalize on Memic’s proprietary information.

If Memic’s employees, independent contractors, consultants, partners and vendors engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements, Memic could be adversely affected.

Memic is exposed to the risk of fraud or other illegal activity by Memic’s employees, former employees, independent contractors, consultants, partners and vendors. Misconduct by these parties could include intentional, reckless and/or negligent conduct that fails to comply with the regulations of the FDA, the European Medicines Agency (the “EMA”) if and when applicable, and comparable foreign regulatory authorities, fails to provide true, complete and accurate information to the FDA, EMA and comparable foreign regulatory authorities, fails to comply with manufacturing standards Memic has established, fails to comply with healthcare fraud and abuse laws in Israel, the United States and similar foreign fraudulent misconduct laws or fails to report financial information or data accurately or to disclose unauthorized activities to Memic. These laws may impact, among other things, Memic’s current activities with principal investigators and research patients, as well as proposed and future sales, marketing and education programs. Memic has adopted a code of business conduct and ethics, but it is not always possible to identify and deter misconduct by Memic’s employees, independent contractors, consultants, partners and vendors, and the precautions Memic takes to detect and prevent such activities may not be effective in controlling unknown or unmanaged risks or losses or in protecting Memic from governmental investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. If any actions are instituted against Memic and Memic is not successful in defending itself or asserting Memic’s rights, those actions could result in the imposition of civil, criminal and administrative penalties, damages, monetary fines, imprisonment, disgorgement, possible exclusion from participation in government healthcare programs, additional reporting obligations and oversight if Memic becomes subject to a corporate integrity agreement or other agreement to resolve allegations of non-compliance with these laws, contractual damages, reputational harm, diminished profits and future earnings, significant diversion of management time, significant expense and the curtailment of Memic’s operations.

Cyber security attacks or breaches of Memic’s data could adversely affect Memic’s reputation and business.

The risk of a security breach or disruption, particularly through cyber-attacks or cyber intrusion, including by criminal hackers, hacktivists, state-sponsored intrusions, industrial espionage, employee malfeasance and human or technological error are constantly evolving. Computer hackers and others routinely attempt to breach the security of high-profile companies, governmental agencies, technology products, services and systems.

In the ordinary course of Memic’s business, Memic collects and stores personal, financial, proprietary and other confidential information related to Memic’s business and employees, and will be storing information related to Memic’s customers and their patients and partners on Memic’s IT systems. Memic relies on said systems to manage Memic’s business, operations and research and development.

Despite the implementation of security measures, Memic’s internal computer systems and those of third parties on which Memic relies are vulnerable to damage from, among others, computer viruses, malware, natural disasters, terrorism, war, telecommunication and electrical failures, cyber-attacks or cyber-intrusions over the Internet, attachments to emails, persons inside Memic’s organization, or persons with access to systems inside Memic’s organization or similar disruptive problems. Any such breach could compromise information stored on Memic’s networks or those of Memic’s partners and may result in significant data losses or theft of personally identifiable information. If such an event were to occur and cause interruptions in Memic’s operations, it could result in a material disruption of Memic’s product development programs. A cybersecurity breach could also hurt Memic’s reputation by adversely affecting the patients’ perception of the security of their information. A number of proposed and enacted federal, state and international laws and regulations obligate companies to notify individuals of security breaches involving particular personally identifiable information, which could result from breaches experienced by Memic or by third parties, including collaborators, vendors, contractors or other organizations with which Memic expects to form strategic relationships.

Memic is, or will likely be in the future, subject to strict data privacy laws and regulations in the United States, the EU and other jurisdictions in which Memic may operate, governing the collection, transmission, storage and use of data and personally identifying information, such as HIPAA in the United States and the General Data Protection Regulation (“GDPR”) in Europe. Any breach, unauthorized access, disclosure or other loss of information could result in legal claims or proceedings, liability under data privacy laws and regulations, disruption of Memic’s operations, including delays in Memic’s efforts to obtain regulatory clearances or approvals of Memic’s products, criminal penalties or civil liabilities, any of which would damage Memic’s reputation and adversely affect Memic’s business.

Memic can provide no assurance that Memic’s current IT systems are fully protected against cyber security threats or that any breach of Memic’s IT system will be detected. Even when a security breach is detected, the full extent of the breach may not be determined immediately. An increasing number of companies have disclosed security breaches of their IT systems and networks. Memic believes such incidents are likely to continue, and Memic is unable to predict the direct or indirect impact of any future attacks on Memic. Memic’s insurance policies do not cover all types of cyber security incidents and are subject to deductibles and coverage limitations; accordingly, there can be no assurances that insurance coverage will be available for a cyber security incident and, if available, there can be no assurances that such coverage will be sufficient or paid to Memic in a timely manner.

Pandemics, epidemics or disease outbreaks, such as the COVID-19 coronavirus, could adversely impact Memic’s business, financial condition and results of operations, including Memic’s preclinical studies, clinical trials and studies, and product sales.

If the COVID-19 coronavirus continues to spread, Memic may experience disruptions that could severely impact Memic’s business, preclinical studies and clinical trials, including delays in receiving approval from local regulatory authorities to initiate Memic’s planned clinical trials; delays or difficulties in enrolling patients in Memic’s clinical trials; delays or difficulties in clinical site initiation, including difficulties in recruiting clinical site investigators and clinical site staff; delays in clinical sites receiving the supplies and materials needed to conduct Memic’s clinical trials, including interruption in global shipping that may affect the transport of clinical trial materials; changes in local regulations as part of a response to the COVID-19 coronavirus outbreak which may require Memic to change the ways in which Memic’s clinical trials are conducted, which may result in unexpected costs, or cause Memic to discontinue the clinical trials altogether; diversion of healthcare resources away from the conduct of clinical trials, including the diversion of hospitals serving as Memic’s clinical trial sites and hospital staff supporting the conduct of Memic’s clinical trials; interruption of key clinical trial activities, such as clinical trial site monitoring, due to limitations on travel or facilities closures imposed or recommended by federal or state governments, employers and others, or interruption of clinical trial subject visits and study procedures, the occurrence of which could affect the integrity of clinical trial data; risk that participants enrolled in Memic’s clinical trials will acquire COVID-19 while the clinical trial is ongoing, which could impact the results of the clinical trial, including by increasing the number of observed adverse events; interruptions in preclinical studies due to restricted or limited operations at Memic’s research and development laboratory facility; delays in necessary interactions with local regulators, ethics committees and other important agencies and contractors due to limitations in employee resources or forced furlough of government employees; limitations in employee resources that would otherwise be focused on the conduct of Memic’s clinical trials, including because of sickness of employees or their families or the desire of employees to avoid contact with large groups of people; refusal of the FDA to accept data from clinical trials in these affected geographies; interruption or delays to Memic’s sourced discovery and clinical activities.

In addition, Memic expects that a large portion of the demand for Memic’s products will result from the usage of Memic’s products in elective surgeries. As COVID-19 reached a global pandemic level in March 2020, the volume of elective surgery procedures worldwide declined precipitously, as healthcare systems diverted resources to meet the increasing demands of managing COVID-19 and as patients deferred elective surgeries to avoid the risk of exposure to the coronavirus. At that time, the American College of Surgeons, U.S. surgeon general and other public health bodies had recommended delaying elective surgeries during the COVID-19 pandemic. The COVID-19 pandemic may continue to have an impact on potential customers, as elective surgeries continue to be postponed and there is greater focus on areas of care with lower profitability, leading, as a consequence, to lower expenditures on new products and devices by health care institutions, and it is impossible to reasonably predict when the level of elective procedures will begin to return to pre-COVID-19 levels.

COVID-19 may also adversely affect Memic’s ability to conduct Memic’s business effectively due to disruptions to Memic’s capabilities, availability and productivity of personnel, while Memic simultaneously attempts to comply with rapidly changing restrictions, such as travel restrictions, curfews and others. In particular, during 2020 the Israeli government enacted regulations under which businesses in the private sector were obligated to reduce their onsite workforce and during the second quarter of 2021 these restrictions were canceled and in August 2021, the Israeli government recommended that the private sector reduce their onsite presence to the extent possible. Memic cannot assure you that the authorities will not place restrictive measures on businesses and individuals (which may include a total lockdown, similar to what was instituted in 2020) which, if implemented, could lead to significant changes and potentially a shutdown of Memic’s operations. Any such additional actions taken by the Israeli government could limit Memic’s ability and may have a material adverse effect on Memic’s operations and financial results. A significant reduction in Memic’s workforce and Memic’s compliance with instructions imposed by Israeli authorities may harm Memic’s ability to continue operating Memic’s business and materially and adversely affect Memic’s operations and financial condition. If some or all of Memic’s workforce are required to work remotely, this could exacerbate Memic’s cybersecurity risks outlined above.

Memic’s manufacturing facilities may become inadequate for Memic’s needs and finding a replacement facility or facilities that has sufficient space and meets other operational requirements may be difficult to locate or, if located, may increase Memic’s expenses.

Memic relies on a few significant facilities and an extended disruption at a facility or in service by a supplier, distributor or distribution chain service provider could have a material adverse effect on the business, the consolidated results of operations, cash flows or Memic’s financial position. If an event occurred that resulted in material damage to these manufacturing facilities or Memic’s manufacturing contractors lacked sufficient labor to fully operate their facilities, Memic may be unable to transfer the manufacture of all or part of the Hominis Surgical Systems or disposables to another facility or location in a cost-effective or timely manner, if at all.

If Memic fails to successfully develop, acquire or integrate new business, products and technology, Memic may not realize expected benefits or Memic’s business may be harmed.

Memic’s success depends, in part, upon Memic’s ability to develop and introduce new solutions and to add features to existing products and solutions. Memic may not be able to develop and introduce new solutions or features on a timely basis or in response to changing requirements. Similarly, Memic’s new solutions and features may not sufficiently differentiate Memic from competing solutions such that the medical community can justify deploying Memic’s solutions. Memic expects to incur costs associated with the development and introduction of new solutions before the anticipated benefits or the returns are realized, if at all. Memic also may incur substantial costs or delays in the manufacture of any additional new products or models as Memic seeks to optimize production methods and processes at Memic’s contract manufacturers. In addition, Memic expects that it may at least initially achieve lower gross margins on new models, while endeavoring to reduce manufacturing costs over time. If any of these problems were to arise, Memic’s revenue, operating results and reputation could suffer.

Continued consolidation in the healthcare industry could have an adverse effect on Memic’s sales and results of operations.

The healthcare industry in the United States and around the world has experienced significant consolidation in recent years. Many healthcare organizations have consolidated to create larger enterprises with greater market power. This consolidation trend could give the resulting enterprises greater bargaining power, which may lead to downward price pressure on Memic’s solutions or services, or less demand for them, or both. Consolidation in the health insurance industry could cause a loss of, or changes in, Memic’s relationship with a particular client and may reduce or eliminate Memic’s revenue from that client if Memic’s solutions and services are no longer utilized by that client at all or in the same capacity as they were utilized prior to the consolidation. In the future, due to this consolidation, Memic may be faced with a reduced number of potential clients and derive a greater portion of its revenue from a more concentrated number of clients as Memic’s business and the healthcare industry evolve. Any of these effects could harm Memic’s business, results of operations or financial condition.

Risks Related to Memic’s Intellectual Property

Memic depends on Memic’s intellectual property, and Memic’s future success is dependent on Memic’s ability to protect Memic’s intellectual property and not infringe on the rights of others.

Memic’s success depends, in part, on Memic’s abilities to obtain patent protection for Memic’s products, register Memic’s trademarks in the geographic locations in which Memic operates, protect against any infringement or misuse of Memic’s patents and trademarks, maintain the confidentiality of Memic’s trade secrets and know-how, operate without infringing on the proprietary rights of others and prevent others from infringing Memic’s proprietary rights. Memic tries to protect its proprietary rights by, among other things, filing United States and foreign patent applications related to its products, inventions and improvements that may be important to the continuing development of Memic’s products and applying for the registration of Memic’s trademarks in certain geographic locations in which Memic operates. However, Memic cannot assure you that: any of Memic’s future processes or products will be patentable; Memic will identify all patentable aspects of the inventions made in the course of development and commercialization activities before it is too late to obtain patent protection on them; Memic’s processes or products will not infringe upon or otherwise violate the intellectual property rights of third parties; Memic’s patents will protect Memic in the jurisdictions where its patents have been granted; all of the potentially relevant prior art that may be used to invalidate Memic’s patents or that may prevent a patent from issuing from one of Memic’s pending patent applications has been found and been provided to the relevant patent examining authorities; or that Memic will have the resources to defend against charges of patent infringement or other violation or misappropriation of intellectual property by third parties or to protect Memic’s own intellectual property rights against infringement, misappropriation or violation by third parties.

Because the patent position of medical device companies involves complex legal and factual questions, Memic cannot predict the validity and enforceability of Memic’s patents or provide any assurances that any of Memic’s patent applications will be found to be patentable. Memic’s issued patents may not provide Memic with any competitive advantages, may be held invalid or unenforceable as a result of legal challenges by third parties or could be circumvented. Memic’s competitors may also independently develop processes, technologies or products similar to Memic’s or design around or otherwise circumvent any patents issued to, or licensed by, Memic. Thus, any patents that Memic owns or licenses from others may not provide adequate protection against competitors. Memic’s pending patent applications, those Memic may file in the future or those Memic may license from third parties may not result in patents being issued. If these patents are issued, they may not provide Memic with proprietary protection or competitive advantages. The degree of future protection to be afforded by Memic’s proprietary rights is uncertain because legal means afford relatively limited protection and may not adequately protect Memic’s rights or permit Memic to gain or keep Memic’s competitive advantage. After the completion of development and registration of Memic’s patents, third parties may still manufacture or market products that infringe Memic’s patents despite Memic’s patent protected rights. If the protection of Memic’s proprietary rights is inadequate to prevent use or appropriation by third parties, the value of Memic’s brand and other intangible assets may be diminished and competitors may be able to more effectively mimic Memic’s technology. If competitors were to mimic Memic’s technology, it may result in loss of sales and material litigation expenses. Such infringement of Memic’s patent protected rights is likely to cause Memic damage and lead to a reduction in the prices of Memic’s products, thereby reducing Memic’s anticipated profits.

The patent application and approval process is expensive and time-consuming. Memic may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. In addition, due to the extensive time needed to develop, test and obtain regulatory approval for Memic’s products, any patents that protect Memic’s products may expire early during commercialization. This may reduce or eliminate any market advantages that such patents may give Memic. Following patent expiration, Memic may face increased competition through the entry of competing products into the market and a subsequent decline in market share and profits.

Changes in patent laws or patent jurisprudence could diminish the value of patents in general, thereby impairing Memic’s ability to protect Memic’s product candidates.

The Leahy-Smith America Invents Act (“AIA”) which was passed in September 2011, resulted in significant changes to the United States patent system. An important change introduced by the AIA is that, as of March 16, 2013, the United States transitioned from a “first-to-invent” to a “first-to-file” system for deciding which party should be granted a patent when two or more patent applications are filed by different parties claiming the same invention. Under a “first-to-file” system, assuming the other requirements for patentability are met, the first inventor to file a patent application generally will be entitled to a patent on the invention regardless of whether another inventor had made the invention earlier. A third party that filed or files a patent application in the United States Patent and Trademark Office, or “USPTO,” after March 16, 2013 but before Memic could therefore be awarded a patent covering an invention of Memic’s even if Memic made the invention before it was made by the third-party. This will require Memic to be cognizant going forward of the time from invention to filing of a patent application and be diligent in filing patent applications, but circumstances could prevent Memic from promptly filing patent applications on Memic’s inventions. Memic must also be diligent in identifying applications filed for products similar to Memic’s and to contest such applications where appropriate.

Among some of the other changes introduced by the AIA are changes that alter where a patentee may file a patent infringement suit and that provide opportunities for third parties to challenge any issued patent in the USPTO. This applies to all of Memic’s United States patents, even those issued before March 16, 2013. Because of a lower evidentiary standard in USPTO proceedings compared to the evidentiary standard in United States federal courts necessary to invalidate a patent claim, a third party could potentially provide evidence in a USPTO proceeding sufficient for the USPTO to hold a claim invalid even though the same evidence would be insufficient to invalidate the claim if first presented in a district court action.

Accordingly, a third party may attempt to use the USPTO procedures to invalidate Memic’s patent claims that would not have been invalidated if first challenged by the third-party as a defendant in a district court action. It is not clear what, if any, impact the AIA will have on the operation of Memic’s business. However, the AIA and its implementation could increase the uncertainties and costs surrounding the prosecution of Memic’s or any licensors’ patent applications and the enforcement or defense of Memic’s or any licensors’ issued patents.

Additionally, the United States Supreme Court has ruled on several patent cases in recent years either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations, and there are other open questions under patent law that courts have yet to decisively address. In addition to increasing uncertainty with regard to Memic’s ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents, once obtained. Depending on decisions by Congress, the federal courts and the USPTO, the laws and regulations governing patents could change in unpredictable ways and could weaken Memic’s ability to obtain new patents or to enforce Memic’s existing patents and patents that Memic might obtain in the future. In addition, the European patent system is relatively stringent in the type of amendments that are allowed during prosecution, and the complexity and uncertainty of European patent laws has also increased in recent years. Complying with these laws and regulations could limit Memic’s ability to obtain new patents in the future that may be important for Memic’s business.

Memic’s patent protection could be reduced or eliminated if Memic fails to obtain and maintain its patent protection through compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies.

The USPTO, European and other patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. In addition, periodic maintenance and annuity fees on any issued patent are due to be paid to the USPTO, European and other patent agencies over the lifetime of the patent. While an unintentional failure to make payment of such fees or to comply with such provisions can in many cases be cured by additional payment of a late fee or by other means in accordance with the applicable rules, there are situations in which non-compliance with such provisions will result in the abandonment or lapse of the patent or patent application, and the partial or complete loss of patent rights in the relevant jurisdiction. Non-compliance events that could result in abandonment or lapse of a patent or patent application include failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents within prescribed time limits. If Memic or any licensors fail to maintain the patents and patent applications covering Memic’s product candidates or if Memic or any licensors otherwise allow Memic’s patents or patent applications to be abandoned or lapse, it can create opportunities for competitors to enter the market, which would hurt Memic’s competitive position and could impair Memic’s ability to successfully commercialize Memic’s product candidates in any use for which they are approved.

Defects of form in the preparation, filing or prosecution of Memic’s patents or patent applications may exist, or may arise in the future, for example with respect to proper priority claims, inventorship, claim scope or requests for patent term adjustments. If Memic fails to establish, maintain or protect such patent rights and other intellectual property rights, such rights may be reduced or eliminated. If there are material defects in the form, preparation, prosecution or enforcement of Memic’s patents or patent applications, such patents may be invalid and/or unenforceable, and such applications may never result in valid, enforceable patents. Any of these outcomes could impair Memic’s ability to prevent competition from third parties, which may have an adverse impact on Memic’s business.

If Memic is unable to protect the confidentiality of Memic’s trade secrets or know-how, such proprietary information may be used by others to compete against Memic.

In addition to filing patent applications, Memic protects its trade secrets, know-how and technology by entering into confidentiality or non-disclosure agreements with parties that have access to Memic’s proprietary information, such as Memic’s development or future commercialization partners, employees, contractors and consultants. Memic also enters into agreements that purport to require the assignment to Memic of the rights to the ideas, developments, discoveries and inventions of Memic’s employees, advisors, contractors and consultants while Memic employs or engages them. However, Memic cannot ensure that all such agreements have been duly executed. Moreover, these agreements can be difficult and costly to enforce or may not provide adequate remedies. Any of these parties may breach the confidentiality agreements and willfully or unintentionally disclose Memic’s confidential information, or Memic’s competitors might learn of the information in some other way. The disclosure to, or independent development by, a competitor of any trade secret, know-how or other technology not protected by a patent could materially adversely affect any competitive advantage Memic may have over any such competitor.

To the extent that any of Memic’s employees, advisors, contractors or consultants independently develop, or use independently developed, intellectual property in connection with any of Memic’s projects, disputes may arise as to the proprietary rights to this type of information. If a dispute arises with respect to any proprietary right, enforcement of Memic’s rights can be costly and unpredictable, and a court may determine that the right belongs to a third party, which could materially adversely affect Memic’s business, results of operations and ability to capitalize on Memic’s proprietary information.

Legal proceedings or third-party claims of intellectual property infringement and other challenges may require Memic to spend substantial time and money and could prevent Memic from developing or commercializing its products.

The development, manufacture, use, sale, offer for sale or importation of Memic’s products may infringe third-party patents or other intellectual property rights. The nature of claims contained in unpublished patent applications around the world is unknown to Memic and it is not possible to know which countries patent applicants may choose for the extension of their filings under the Patent Cooperation Treaty or other mechanisms. Memic’s competitors may seek or may have already obtained patents that will limit, interfere with or eliminate Memic’s ability to make, use and sell Memic’s products. Memic may also be subject to claims based on the actions of employees and consultants with respect to the usage or disclosure of intellectual property learned while employed by other employers. In addition, a third party may claim an ownership interest in one or more of Memic’s patents or other intellectual property rights. A third party could bring legal actions against Memic and seek monetary damages and/or to enjoin the testing, manufacturing and marketing of the affected product or products. While Memic is presently unaware of any claims or assertions by third parties with respect to Memic’s patents or other intellectual property, Memic cannot guarantee that a third-party will not assert a claim or an interest in any such patents or intellectual property. The cost to Memic of any intellectual property litigation or other infringement proceeding, even if resolved in Memic’s favor, could be substantial. Some of Memic’s competitors may be able to sustain the costs of such litigation or proceedings more effectively because of their greater financial resources. Uncertainties resulting from the initiation and continuation or defense of intellectual property litigation or other proceedings could have a material adverse effect on Memic’s ability to compete in the marketplace. Intellectual property litigation and other proceedings may also absorb significant financial resources and management time. Consequently, there is no assurance that Memic will be able to develop or commercialize a product in line with Memic’s business objectives, in the event of an infringement action. In the event of patent infringement claims, or to avoid potential claims, Memic may choose or be required to seek a license from a third party and would most likely be required to pay license fees or royalties, or both. These licenses may not be available on acceptable terms, or at all. Even if Memic is able to obtain a license, the rights may be non-exclusive, which could potentially limit Memic’s competitive advantage. Ultimately, Memic could be prevented from completing the development or commercialization of a product if, as a result of actual or threatened patent infringement or other claims, Memic is unable to enter into licenses on acceptable terms. This inability to enter into licenses could harm Memic’s business significantly. Further, the outcome of intellectual property litigation is subject to uncertainties that cannot be adequately quantified in advance, including the demeanor and credibility of witnesses and the identity of any adverse party. This is especially true in intellectual property cases that may turn on the testimony of experts as to technical facts upon which experts may reasonably disagree.

Memic may become involved in lawsuits to protect or enforce Memic’s patents or other intellectual property, which could be expensive, time consuming and unsuccessful.

Memic’s ability to protect Memic’s products from unauthorized making, using, selling, offering to sell or importing by third parties or to protect against third parties purporting to offer their products based on the same or similar technology as Memic’s products is dependent on the extent to which Memic has rights under valid and enforceable patents that cover these activities and on the extent to which such third parties may circumvent such rights or present their products as non-infringing. To counter infringement, unauthorized use by Memic’s competitors or other third parties of Memic’s patents, trademarks, copyrights or other intellectual property, or the promotion of products as based on the same or similar technology as Memic’s products in order to gain marketing advantages based on the association with Memic’s technology, Memic may be required to file infringement or other claims, which can be expensive and time consuming and divert the time and attention of Memic’s management and scientific personnel. Any claims Memic asserts against perceived infringers or other third parties could provoke these parties to assert counterclaims against Memic alleging, among other allegations, that Memic infringe their patents or other proprietary rights, in addition to counterclaims asserting that Memic’s patents or trademarks are invalid or unenforceable, or both. In any patent infringement proceeding, there is a risk that a court will decide that a patent of Memic’s is invalid or unenforceable, in whole or in part, and that Memic does not have the right to stop the other party from using the invention at issue. There is also a risk that, even if the validity of any patent is upheld, the court will construe the patent’s claims narrowly or decide that Memic does not have the right to stop the other party from using the invention at issue on the grounds that Memic’s patent claims do not cover the invention. An adverse outcome in a litigation or proceeding involving one or more of Memic’s patents could limit Memic’s ability to assert those patents against those parties or other competitors, and may curtail or preclude Memic’s ability to exclude third parties from making or selling similar or competitive products. Similarly, if Memic asserts trademark infringement claims, a court may determine that the marks Memic has asserted are unenforceable, that the alleged infringing mark does not infringe Memic’s trademark rights or that the party against whom Memic has asserted trademark infringement has superior rights to the marks in question. In this last instance, Memic could ultimately be forced to cease use of such trademarks.

Even if Memic establishes infringement, the court may decide not to grant an injunction against further infringing activity and instead award only monetary damages, which may or may not be an adequate remedy for the loss and damages which may be associated with such infringement, including damage to Memic’s brand name and loss of sales to infringing competitors. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of Memic’s confidential information could be compromised by disclosure during litigation. There could also be public announcements of the results of hearings, motions or other interim proceedings or developments. If security analysts or investors perceive these results to be negative, it could adversely affect the price of Memic’s securities. Moreover, there can be no assurance that Memic will have sufficient financial or other resources to file and pursue such infringement claims, nor to defend against counterclaims that may be filed against Memic, both of which typically last for years before they are concluded. Even if Memic ultimately prevails in such claims, the monetary costs of such litigation and the diversion of the attention of Memic’s management and scientific personnel could outweigh any benefit Memic receives as a result of the proceedings.

If Memic’s trademarks and trade names are not adequately protected, then Memic may not be able to build name recognition in Memic’s markets of interest and Memic’s business may be adversely affected.

If Memic’s trademarks and trade names are not adequately protected, then Memic may not be able to build name recognition in Memic’s markets of interest and Memic’s business may be adversely affected. Memic may not be able to protect Memic’s rights to these trademarks and trade names, which Memic needs to build name recognition among potential partners or customers in Memic’s markets of interest. At times, competitors may adopt trade names or trademarks similar to Memic’s, thereby impeding Memic’s ability to build brand identity and possibly leading to market confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other registered trademarks or trademarks that incorporate variations of Memic’s unregistered trademarks or trade names. Over the long term, if Memic is unable to successfully register Memic’s trademarks and trade names and establish name recognition based on Memic’s trademarks and trade names, then Memic may not be able to compete effectively, and Memic’s business may be adversely affected. Memic’s efforts to enforce or protect its proprietary rights related to trademarks, trade secrets, domain names, copyrights or other intellectual property may be ineffective and could result in substantial costs and diversion of resources and could adversely impact Memic’s financial condition or results of operations.

Memic may become subject to claims for remuneration or royalties for assigned service invention rights by Memic’s employees, which could result in litigation and adversely affect Memic’s business.

A significant portion of Memic’s intellectual property has been developed by Memic’s employees in the course of their employment for Memic. Under the Israeli Patent Law, 1967, or the Patent Law, inventions conceived by an employee in the course and as a result of or arising from his or her employment with a company are regarded as “service inventions”, which belong to the employer, absent a specific agreement between the employee and employer giving the employee service invention rights. The Patent Law also provides that if there is no agreement between an employer and an employee regarding consideration for service inventions, the Israeli Compensation and Royalties Committee, or the Committee, a body constituted under the Patent Law, shall determine whether the employee is entitled to remuneration for his inventions and the scope and conditions for such remuneration. Prior decisions by the Committee created uncertainty, as it was held that employees may be entitled to remuneration for their service inventions despite having waived any such rights. Memic generally enters into assignment-of-invention agreements with its employees pursuant to which such individuals assign to Memic all rights to any inventions created in the scope of their employment or engagement with Memic, without further compensation. Although Memic’s employees have agreed to assign to Memic service invention rights and have specifically waived their right to receive any special remuneration for such assignment beyond their regular salary and benefits, as a result of the uncertainty under Israeli law with respect to the efficacy of waivers of service invention rights, Memic may face claims demanding remuneration in consideration for assigned inventions. If such claims are successful, Memic may be required to pay remuneration to Memic’s current and/or former employees which could negatively affect Memic’s results of operations.

Risks Related to Regulatory Compliance

Memic’s failure to timely obtain or maintain regulatory clearances and approvals and to maintain compliance with regulatory requirements could negatively affect Memic’s business.

Memic’s products are regulated as medical devices. Accordingly, Memic’s products and operations are subject to extensive regulation by governmental authorities such as the FDA in the United States, the European Union National Competent Authorities of the Member States of the EEA and numerous other national or state governmental authorities in the countries in which Memic plans to manufacture and sell its products. These regulations govern, among other things, the research, testing, manufacturing, safety, clinical efficacy, effectiveness and performance, product standards, packaging requirements, labeling requirements, import/export restrictions, storage, recordkeeping, promotion, distribution, production, post-marketing surveillance and handling of complaints, tariffs, duties and tax requirements. Memic’s products, manufacturing facilities and operations are also often subject to the rules or norms of industrial standards bodies, such as the ISO, and the rules of associations of healthcare professionals.

In the United States, Memic’s products are medical devices subject to clearance and regulation by the FDA pursuant to its authority under the FDCA and its implementing regulations. Unless an exemption applies, each medical device commercially distributed in the United States requires either FDA clearance of a 510(k) premarket notification, granting of a De Novo Classification Request, or approval of a PMA application. Under the FDCA, medical devices are classified into one of three classes depending on the degree of risk associated with each medical device and the extent of manufacturer and regulatory control is needed to ensure its safety and effectiveness. See “Information About Memic — Government Regulation.” Memic received De Novo classification from the FDA for the 6N as a Class II device in February 2021. In addition to regulations promulgated under the FDCA, future products, or components thereof, may also be subject to other regulatory requirements in the United States.

Many of the laws and regulations applicable to Memic’s products in other countries, such as the EU Medical Devices Regulation, are generally comparable to those of the FDCA in their aim to ensure safety and effectiveness of medical devices, but the applicable standards and proceedings are not globally harmonized. The regulations to which Memic is subject are complex and have tended to become more stringent over time. Regulatory changes could result in restrictions on Memic’s ability to carry on or expand Memic’s operations, higher than anticipated costs or lower than anticipated sales. The FDA and other regulators enforce these regulatory requirements through, among other means, periodic unannounced inspections. There appears to be a trend toward more stringent regulatory oversight throughout the world. Memic does not expect this trend to diminish in the near future. Due to the movement towards harmonization of standards in the EU, Memic expects a changing regulatory environment in Europe characterized by a shift from country-by-country regulation to an EU-wide harmonized regulatory system. Such harmonized regulatory system would not necessarily preclude state specific requirements with which Memic may have to comply. Memic cannot predict the timing of this harmonization or its effect on Memic, nor can Memic predict the effect that the United Kingdom’s exit from the EU may have on any future efforts to market Memic’s products in the United Kingdom.

The changing regulatory environment may have a material impact on future device registration applications, requirements and timing, which may, in turn, have material impacts upon Memic’s ability to begin to market existing and new devices. Memic’s failure to obtain or, once obtained, maintain, regulatory clearances and approvals and to ensure compliance with regulatory requirements could negatively affect Memic’s business. FDA or other regulatory authorities may change their clearance or approval policies, adopt additional regulations or revise existing regulations, or take other actions which may prevent or delay clearance or approval of Memic’s products under development. Such policy or regulatory changes could impose additional requirements upon Memic that could delay Memic’s ability to obtain new clearances or approvals or increase the costs of compliance.

The application process to receive clearances or approvals of Memic’s products by the pertinent regulatory authorities is costly and generally lasts between approximately three to 24 months. Delays in receipt of, or failure to receive, clearances or approvals, the loss of any clearances or approvals, once obtained, or the failure to comply with existing or future regulatory requirements could adversely impact Memic’s operating results. The FDA and other regulators can delay, limit or deny clearance or approval of a device for many reasons, as discussed above in “The risks and uncertainties inherent in conducting clinical trials could delay or prevent the development and commercialization of new products, or new uses for Memic’s existing products, which could have a material adverse effect on Memic’s results of operations, financial condition and growth prospects.”

There can be no assurance that government regulations applicable to Memic’s products or the interpretation of those regulations will not change or that Memic will be able to obtain required regulatory clearances and approvals for its products. The extent of potentially adverse government regulation that might arise from future legislation or administrative action and the impact on Memic’s business and results of operations cannot be predicted.

Separately, in response to the COVID-19 pandemic, the FDA has postponed most inspections of foreign manufacturing facilities and products. Regulatory authorities outside the United States have adopted similar restrictions or other policy measures in response to the COVID-19 pandemic and provide guidance regarding the conduct of clinical trials. If global health concerns continue to prevent the FDA or other regulatory authorities from conducting their regular inspections, reviews or other regulatory activities, it could significantly impact the ability of the FDA to timely review and process Memic’s regulatory submissions, which could have a material adverse effect on Memic’s business.

Failure to comply with post-marketing regulatory requirements could subject Memic to enforcement actions, including substantial penalties, and might require Memic to recall or withdraw a product from the market.

Memic is subject to ongoing and pervasive regulatory requirements governing, among other things, the manufacture, marketing, advertising, medical device reporting, sale, promotion, import, export, registration and listing of devices. Although Memic has obtained the proper regulatory clearance to market the Hominis Surgical System Model 6N for specified indications of use, Memic has ongoing responsibilities under FDA regulations and applicable foreign laws and regulations. The FDA, state and foreign regulatory authorities have broad enforcement powers. Memic’s failure to comply with applicable regulatory requirements could result in enforcement action by the FDA, state or foreign regulatory authorities, which may include any of the following: untitled letters or warning letters; fines, injunctions, consent decrees and civil penalties; recalls, termination of distribution, administrative detention or seizure of Memic’s products; customer notifications or repair, replacement or refunds; operating restrictions or partial suspension or total shutdown of production; delays in or refusal to grant Memic’s requests for future clearances or approvals or foreign regulatory approvals of new products, new intended uses or modifications to existing products; withdrawals or suspensions of clearances, resulting in prohibitions on sales of Memic’s products; FDA refusal to issue certificates to foreign governments needed to export products for sale in other countries; and criminal prosecution.

Any of these actions could result in higher than anticipated costs or lower than anticipated sales and have a material adverse effect on Memic’s reputation, business, financial condition and results of operations.

In addition, regulators may determine that Memic’s financial relationships with Memic’s principal investigators resulted in a perceived or actual conflict of interest that may have affected the interpretation of a study. The FDA or other regulatory authority may conclude that a financial relationship between Memic and a principal investigator has created a conflict of interest or otherwise affected interpretation of the study or question the integrity of the data generated at the applicable clinical trial site and, as a result, the utility of the clinical trial itself may be jeopardized. This could result in a delay in clearance or approval, or rejection, of Memic’s marketing applications by the FDA or other regulatory authority, as the case may be, and may ultimately lead to the denial of marketing clearance or approval of one or more of Memic’s product candidates.

If Memic or any of Memic’s suppliers or third-party manufacturers fail to comply with state and federal regulations, Memic could be forced to recall products or terminate production.

The methods used in, and the facilities used for, the manufacture of Memic’s products must comply with the FDA’s Quality System Regulation (“QSR”), which is a complex regulatory scheme that covers the procedures and documentation of the design, testing, production, process controls, quality assurance, labeling, packaging, handling, storage, distribution, installation, servicing and shipping of medical devices (also referred to in U.S. federal regulations as cGMPs). Furthermore, Memic is required to verify that Memic’s suppliers maintain facilities, procedures and operations that comply with Memic’s quality standards, ISO standards and applicable regulatory requirements including cGMP. The FDA enforces the QSR through periodic announced or unannounced inspections of medical device manufacturing facilities, which may include the facilities of subcontractors. Memic’s products are also subject to similar state regulations and various laws and regulations of foreign countries governing manufacturing.

Memic’s current third-party manufacturer, I. Sherman Ltd. (“Sherman”), and any future third-party manufacturers may not take the necessary steps to comply with applicable regulations, which could cause delays in the delivery of Memic’s products. In addition, failure to comply with applicable FDA requirements or later discovery of previously unknown problems with Memic’s products or manufacturing processes could result in, among other things, warning letters or untitled letters, fines, injunctions or civil penalties, suspension or withdrawal of clearances or approvals, once gained, seizures or recalls of Memic’s products, once on the market, total or partial suspension of production or distribution, administrative or judicially imposed sanctions, the FDA’s refusal to grant pending or future clearances or approvals for Memic’s products, clinical holds, refusal to permit the import or export of Memic’s products and criminal prosecution of Memic or its employees.

Any of these actions could significantly and negatively affect supply of Memic’s products. If any of these events occurs, Memic’s reputation could be harmed, Memic could be exposed to product liability claims, and Memic could lose customers and experience reduced sales and increased costs.

In addition, Memic’s current agreement with Sherman has expired and it is being renewed in the ordinary course at this time. If Sherman refuses to renew its agreement with Memic on commercially reasonable terms, Memic may need to find an alternate third-party manufacturer, and may not be able to secure similar terms or replace such partner in an acceptable timeframe, which in turn could lead to difficulty in the manufacture of Memic’s products.

Legislative or regulatory reforms in the United States, Israel or the EU may make it more difficult and costly for Memic to obtain regulatory clearances or approvals for Memic’s products or to manufacture, market or distribute Memic’s products after clearance or approval is obtained.

From time to time, legislation is drafted and introduced in Congress that could significantly change the statutory provisions governing the regulation of medical devices. The FDA may change its clearance and approval policies, adopt additional regulations or amend existing regulations, or take other actions, which may prevent or delay clearance or approval of Memic’s future products under development and have a negative effect on Memic’s business. For example, in November 2018, FDA officials announced forthcoming steps that the FDA intends to take to modernize the premarket notification pathway under Section 510(k) of the FDCA. Among other things, the FDA announced that it plans to develop proposals to drive manufacturers utilizing the 510(k) pathway toward the use of newer predicates. These proposals include plans to potentially sunset certain older devices that were used as predicates under the 510(k) clearance pathway, and to potentially publish a list of devices that have been cleared on the basis of demonstrated substantial equivalence to predicate devices that are more than 10 years old. In May 2019, the FDA solicited public feedback on these proposals. These proposals have not yet been finalized or adopted, and the FDA may work with

Congress to implement such proposals through legislation. The extent to which any proposals, if adopted, could impose additional regulatory requirements on Memic that could delay Memic’s ability to obtain 510(k) clearances, should Memic decide to obtain such clearances in the future, is unclear.

More recently, in September 2019, the FDA finalized guidance describing an optional “safety and performance based” premarket review pathway for manufacturers of “certain, well-understood device types” to demonstrate substantial equivalence under the 510(k) clearance pathway by showing that such device meets objective safety and performance criteria established by the FDA, thereby obviating the need for manufacturers to compare the safety and performance of their medical devices to specific predicate devices in the clearance process. The FDA intends to develop and maintain a list of device types appropriate for the “safety and performance based” pathway and will continue to develop product-specific guidance documents that identify the performance criteria for each such device type, as well as the testing methods recommended in the guidance documents, where feasible. The FDA may establish performance criteria for classes of devices for which Memic or its competitors seek or currently have received clearance, and it is unclear the extent to which such performance standards, if established, could impact Memic’s ability to obtain new 510(k) clearances or otherwise create competition that may negatively affect Memic’s business.

In addition, FDA regulations and guidance are often revised or reinterpreted by the FDA in ways that may significantly affect Memic’s business and Memic’s products. For example, certain policies of the current Presidential administration may impact Memic’s business and industry by regulation or the issuance of Executive Orders, that could impose significant burdens on, or otherwise materially delay, the FDA’s ability to engage in routine oversight activities such as implementing statutes through rulemaking, issuing guidance and reviewing and issuing marketing authorizations. These actions can reverse some previous action related to medical device regulation and/or impose additional restrictions. It is difficult to predict how these executive actions will be implemented, and the extent to which they will impact the FDA’s ability to exercise its regulatory authority. If these executive actions impose restrictions on the FDA’s ability to engage in oversight and implementation activities in the normal course, Memic’s business may be negatively impacted, including the loss of marketing clearances or approvals.

On April 5, 2017, the European Parliament passed the Medical Devices Regulation (Regulation 2017/745), which repeals and replaces the EU Medical Devices Directive and the Active Implantable Medical Devices Directive. Unlike directives, which must be implemented into the national laws of the EEA member states, the regulations would be directly applicable, i.e., without the need for adoption of EEA member state laws implementing them, in all EEA member states and are intended to eliminate current differences in the regulation of medical devices among EEA member states. The Medical Devices Regulation, among other things, is intended to establish a uniform, transparent, predictable and sustainable regulatory framework across the EEA for medical devices and ensure a high level of safety and health while supporting innovation. These new regulations will among other things, strengthen the rules on placing devices on the market and reinforce surveillance once they are available; establish explicit provisions on manufacturers’ responsibilities for the follow-up of the quality, performance and safety of devices placed on the market; improve the traceability of medical devices throughout the supply chain to the end-user or patient through a unique identification number; set up a central database to provide patients, healthcare professionals and the public with comprehensive information on products available in the EU; and strengthen the rules for the assessment of certain high-risk devices, such as implants, which may have to undergo an additional check by experts before they are placed on the market. These modifications may have an effect on the way Memic conducts its business in the EEA.

There is also no assurance that legislative or regulatory reforms which may make it more difficult and costly for Memic to obtain regulatory clearances or approvals for Memic’s products or to manufacture, market or distribute Memic’s products, will not be introduced in other countries where Memic may wish to commercialize its products.

Disruptions at the FDA and other government agencies caused by funding shortages or global health concerns could hinder their ability to hire, retain or deploy key leadership and other personnel, or otherwise prevent products from being developed, approved or commercialized in a timely manner or at all, which may adversely affect Memic’s business.

The ability of the FDA to review and approve new products can be affected by a variety of factors, including government budget and funding levels, statutory, regulatory, and policy changes, the FDA’s ability to hire and retain key personnel and accept the payment of user fees, and other events that may otherwise affect the FDA’s ability to perform routine functions. Average review times at the agency have fluctuated in recent years as a result. In addition, government funding of other government agencies that fund research and development activities is subject to the political process, which is inherently fluid and unpredictable. Disruptions at the FDA and other agencies may also slow the time necessary for new drugs or modifications to approved drugs to be reviewed and/or approved by necessary government agencies, which would adversely affect Memic’s business. For example, over the last several years, including for 35 days beginning on December 22, 2018, the U.S. government has shut down several times and certain regulatory agencies, such as the FDA, have had to furlough critical FDA employees and stop critical activities.

Separately, in response to the COVID-19 pandemic, on March 10, 2020, the FDA delayed or postponed most foreign inspections of manufacturing facilities, and on March 18, 2020, the FDA temporarily postponed routine surveillance inspections of domestic manufacturing facilities. Subsequently, on July 10, 2020 the FDA announced its intention to resume certain on-site inspections of domestic manufacturing facilities subject to a risk-based prioritization system. The FDA intends to use this risk-based assessment system to identify the categories of regulatory activity that can occur within a given geographic area, ranging from mission critical inspections to resumption of all regulatory activities. Postponed inspections will be prioritized based on risk and conducted over a longer period of time, ultimately increasing the amount of time between inspections of certain lower-risk facilities. In addition, the FDA has indicated that it intends to expand the use of alternative tools and approaches where inspections were or are not currently feasible, including remote interactive evaluations (e.g., remote livestreaming video of operations, teleconferences or screen sharing), record requests and leveraging information from trusted regulatory partners. Memic will need to adapt to the applicable new methodologies and account for the costs of that adaptation. Regulatory authorities outside the United States may adopt similar restrictions or other policy measures in response to the COVID-19 pandemic. If a prolonged government shutdown occurs, or if global health concerns continue to prevent the FDA or other regulatory authorities from conducting their regular inspections, reviews, or other regulatory activities, it could significantly impact the ability of the FDA or other regulatory authorities to timely review and process Memic’s regulatory submissions, which could have a material adverse effect on Memic’s business.

Memic expects the healthcare industry to face increased limitations on coverage and reimbursement by third-party payors as a result of healthcare reform, which could adversely affect how much, or under what circumstances, healthcare providers will order or administer tests using Memic’s products.

In both the United States and other countries, sales of Memic’s products will depend in part upon the availability of coverage and reimbursement from third-party payors, which include governmental authorities, managed care organizations and other private health insurers. Third-party payors are increasingly challenging the price and examining the cost effectiveness of medical products and services. Changes in regulations, statutes or the interpretation of existing regulations could impact Memic’s business in the future by requiring, for example: (i) changes to Memic’s manufacturing arrangements; (ii) additions or modifications to product labeling; (iii) the recall or discontinuation of Memic’s products; or (iv) additional record-keeping requirements. If any such changes were to be imposed, they could adversely affect the operation of Memic’s business.

Increasing expenditures for healthcare have been the subject of considerable public attention in the United States. Both private and government entities are seeking ways to reduce or contain healthcare costs. Numerous proposals that would effect changes in the United States healthcare system have been introduced or proposed in Congress and in some state legislatures, including reducing reimbursement for prescription products.

In the United States, the ACA was signed into law and designed to reform the American healthcare system. Among other things, the ACA: established a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in and conduct comparative clinical effectiveness research; implemented payment system reforms, including a national pilot program to encourage hospitals, physicians and other providers to improve the coordination, quality and efficiency of certain health care services through bundled payment models; and created an independent payment advisory board that will submit recommendations to reduce Medicare spending if projected Medicare spending exceeds a specified growth rate.

There have been a number of significant changes to the ACA and its implementation, and litigation and legislation over the ACA are likely to continue with unpredictable and uncertain results. Memic will continue to evaluate the effect that the ACA and its possible repeal and replacement has on Memic’s business.

In addition, other legislative changes have been proposed and adopted since the ACA was enacted. On August 2, 2011, the Budget Control Act of 2011 was signed into law, which, among other things, reduced Medicare payments to providers by 2% per fiscal year, effective on April 1, 2013 and, due to subsequent legislative amendments to the statute, will remain in effect through 2029 unless additional Congressional action is taken. On January 2, 2013, the

American Taxpayer Relief Act of 2012 was signed into law, which, among other things, reduced Medicare payments to several providers, including hospitals, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. The Medicare Access and CHIP Reauthorization Act of 2015 (“MACRA”) enacted on April 16, 2015, repealed the formula by which Medicare made annual payment adjustments to physicians and implemented fixed annual updates and a new system of incentive payments that began in 2019 that are based on various performance measures and physicians’ participation in alternative payment models such as accountable care organizations. It is unclear what effect new quality and payment programs, such as MACRA, may have on Memic’s business, financial condition, results of operations or cash flows.

In response to perceived increases in healthcare costs in recent years, there have been and continue to be proposals by the presidential administrations, members of Congress, state governments, regulators and third-party payors to control these costs and, more generally, to reform the United States healthcare system, including by repealing or replacing the ACA. Other elements of health care reform such as comparative effectiveness research, an independent payment advisory board, payment system reforms including shared savings pilots and other provisions could meaningfully change the way healthcare is developed and delivered and may materially adversely impact numerous aspects of Memic’s business, results of operations and financial condition.

Memic expects additional state and federal healthcare policies and reform measures to be adopted in the future, any of which could limit reimbursement for healthcare products and services or otherwise result in reduced demand for Memic’s products or other products Memic may commercialize in the future or additional pricing pressure and have a material adverse effect on Memic’s industry generally and on Memic’s customers. Any changes of, or uncertainty with respect to, future coverage or reimbursement rates could affect demand for Memic’s products or other products Memic may commercialize in the future, which in turn could impact Memic’s ability to successfully commercialize Memic’s products or other products Memic may commercialize in the future and could have a material adverse effect on Memic’s business, financial condition and results of operations.

Healthcare policy changes may have a material adverse effect on Memic’s business, financial condition and results of operations.

Healthcare costs have risen significantly over the past decade. As a result, there have been and continue to be proposals by federal, state and foreign governments and regulators as well as third-party insurance providers to limit the growth of these costs. Among these proposals are regulations that could impose limitations on the prices Memic will be able to charge for Memic’s products, the amounts of reimbursement available for Memic’s products from governmental agencies or third-party payers, requirements regarding the usage of comparative studies, technology assessments and healthcare delivery structure reforms to determine the effectiveness and select the products and therapies used for treatment of patients. While Memic believes Memic’s products would provide favorable clinical outcomes, value and cost efficiency, the resources necessary to demonstrate this value to Memic’s customers, patients, payers and regulators is significant and may require longer periods of time and effort in which to obtain acceptance of Memic’s products. There is no assurance that Memic’s efforts will be successful, and these limitations could have a material adverse effect on Memic’s financial position and results of operations.

These changes and additional proposed changes in the future could adversely affect the demand for Memic’s products as well as the way in which Memic conducts its business. For example, the ACA was enacted into law in the U.S. in March 2010. The ACA imposed, on medical device manufacturers, a requirement to research the effectiveness of treatment modalities and institute changes to the reimbursement and payment systems for patient treatments. In addition, governments and regulatory agencies continue to study and propose changes to the laws governing the clearance or approval, manufacture and marketing of medical devices, which could adversely affect Memic’s business and results of operations.

FDA regulations and guidance are often revised or reinterpreted by the FDA in ways that may significantly affect Memic’s business and products. The FDA is currently exploring ways to modify its 510(k) clearance process. In addition, due to changes at the FDA in general, it has become increasingly more difficult to obtain 510(k) clearance as data requirements have increased. It is impossible to predict whether legislative changes will be enacted or FDA regulations, guidance or interpretations changed, and what the impact of such changes, if any, may be. However, any changes could make it more difficult for Memic to maintain or attain clearance or approval to develop and commercialize its products and technologies.

Various healthcare reform proposals have also emerged at the state level. Memic cannot predict what healthcare initiatives, if any, will be implemented at the federal or state level, or the effect any future legislation or regulation will have on Memic. Furthermore, an expansion in government’s role in the U.S. healthcare industry may lower reimbursements for Memic’s products, reduce medical procedure volumes and adversely affect Memic’s business, possibly materially.

The recent implementation of the Hospital Price Transparency final rule, required by Section 2718 of the Public Health Service Act, may have negative effects on Memic’s ability to seek and receive expected reimbursement for its medical devices. The Hospital Price Transparency Rule requires hospitals to publish its charges of its “items and services” and this information may be used by third party payors in setting reimbursement rates.

Memic is subject to various U.S. and foreign fraud and abuse laws and regulations. Memic’s failure to comply with these laws and regulations could have adverse consequences.

The promotion, sales and marketing of healthcare items and services, as well as certain business arrangements in the healthcare industry (e.g., healthcare providers, physicians and third-party payors), are subject to extensive laws designed to prevent fraud, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, structuring and commission(s), certain customer incentive programs and other business arrangements generally. These laws impact, among other things, Memic’s sales, marketing, support and education programs and constrain Memic’s business and financial arrangements and relationships with third-party payors, physicians and other customers, and marketing partners, and include, but are not limited to, the following:

•        The U.S. federal Anti-Kickback Statute, which prohibits, among other things, persons or entities from knowingly and willfully soliciting, offering, receiving or paying any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind, to induce or reward either the referral of an individual for, or the purchase, lease, order or arranging for or recommending the purchase, lease or order of, any item or service, for which payment may be made, in whole or in part, under federal healthcare programs such as Medicare and Medicaid. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. Violations of the federal Anti-Kickback Statute may result in civil monetary penalties, plus up to three times the remuneration involved. Violations of the federal Anti-Kickback Statute can also result in criminal penalties, including criminal fines and imprisonment. In addition, violations can result in exclusion from participation in government healthcare programs, including Medicare and Medicaid. In addition, a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act. There are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution;

•        The U.S. federal false claims laws, including the civil False Claims Act (which can be enforced through “qui tam,” or whistleblower actions, by private citizens on behalf of the federal government), which prohibits any person from, among other things, knowingly presenting, or causing to be presented false or fraudulent claims for payment of government funds or knowingly making, using or causing to be made or used, a false record or statement material to an obligation to pay money to the government or knowingly and improperly avoiding, decreasing or concealing an obligation to pay money to the United States federal government. Manufacturers can be held liable under the False Claims Act even when they do not submit claims directly to government payors if they are deemed to “cause” the submission of false or fraudulent claims. Durable medical equipment companies that submit claims directly to payors may be liable under the False Claims Act for the direct submission of such claims. When an entity is determined to have violated the federal civil False Claims Act, the government may impose civil fines and penalties ranging from for each false claim, plus treble damages, and exclude the entity from participation in Medicare, Medicaid and other federal healthcare programs. Similar to the U.S. federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;

•        The U.S. federal Physician Payments Sunshine Act, created under the ACA, implemented as the Open Payments program, and its implementing regulations, which requires certain manufacturers of drugs, devices, biologics and medical supplies that are reimbursable under Medicare, Medicaid, or the Children’s

Health Insurance Program to report annually to the CMS information related to certain payments made in the preceding calendar year and other transfers of value to physicians and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members. Effective January 1, 2022, these reporting obligations will extend to include transfers of value made to certain non-physician providers such as physician assistants and nurse practitioners. Violations of the Physician Payments Sunshine Act may result in annual civil penalties of up to $1,150,000, adjusted annually, for payments omitted from each annual report;

•        The U.S. federal “Stark Law” which requires physicians to refrain from referring patients for services where the physician has a financial interest and any compensation to physicians needs to meet a “fair-market value” analysis

•        federal consumer protection and unfair competition laws, which broadly regulate marketplace activities and activities that potentially harm customers; and

•        analogous state and foreign laws and regulations, including state anti-kickback and false claims laws, that may apply to Memic’s business practices, including but not limited to, research, distribution, sales and marketing arrangements and claims involving healthcare items or services reimbursed by any third-party payor, including private insurers; state laws that require medical device companies to comply with the medical device industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the U.S. federal government, or otherwise restrict payments that may be made to healthcare providers and other potential referral sources; and state laws and regulations that require drug and device manufacturers to file reports relating to pricing and marketing information, which requires tracking gifts and other remuneration and items of value provided to healthcare professionals and entities; state and local laws that require the licensure of sales representatives; and state laws related to insurance fraud in the case of claims involving private insurers.

The shifting compliance environment and the need to build and maintain robust and expandable systems to comply with different compliance or reporting requirements in multiple jurisdictions increase the possibility that a healthcare or medical device company may fail to comply fully with one or more of these requirements. Efforts to ensure that Memic’s business arrangements with third parties will comply with applicable healthcare laws and regulations may involve substantial costs. It is possible that governmental authorities may conclude that Memic’s business, future sales or marketing practices do not comply with applicable fraud and abuse or other healthcare laws and regulations or guidance.

To enforce compliance with healthcare regulatory laws, certain enforcement bodies have recently increased their scrutiny of interactions between healthcare companies and healthcare providers, which has led to a number of investigations, prosecutions, convictions and settlements in the healthcare industry. Responding to investigations can be time- and resource-consuming and can divert management’s attention from the business. Additionally, as a result of these investigations, healthcare providers and entities may also have to agree to additional compliance and reporting requirements as part of a consent decree or corporate integrity agreement. Any such investigation or settlements could increase Memic’s costs or otherwise have an adverse effect on Memic’s business. Even an unsuccessful challenge or investigation into Memic’s practices could cause adverse publicity and be costly to respond to.

Because of the breadth of these laws and the narrowness of the statutory exceptions and regulatory safe harbors available, some of Memic’s business activities could, despite efforts to comply, be subject to challenge under one or more of such laws. Governmental and enforcement authorities could conclude that Memic’s business practices may not comply with current or future statutes, regulations or case law interpreting applicable fraud and abuse or other healthcare laws and regulations. If Memic’s operations are found to be in violation of any of these laws or any other governmental regulations that may apply to Memic, Memic may be subject to significant civil, criminal and administrative penalties, damages, fines, imprisonment, exclusion from government funded healthcare programs, such as Medicare and Medicaid, and Memic’s ability to contract with government entities, including the Department of Veteran Affairs, additional oversight and reporting requirements if Memic becomes subject to a corporate integrity agreement to resolve allegations of non-compliance with these laws and the curtailment or restructuring of Memic’s operations. If any of the physicians or other providers, marketing partners or other entities with whom Memic expects to do business is found not to be in compliance with applicable laws, they may be subject to the same criminal, civil or administrative sanctions, including exclusions from government funded healthcare programs.

Privacy regulations may impose costs and liabilities on Memic, limit Memic’s use of information, and adversely affect Memic’s business.

Memic’s potential relationships with healthcare institutions may result in Memic’s receipt of patients’ confidential medical information. Privacy of personal information has become a significant issue in the United States, Europe, Israel and many other countries where Memic operates. There are numerous federal, state and international laws and regulations regarding privacy, data protection, information security, and the collection, storing, sharing, use, processing, transfer, disclosure and protection of personal information and other data, and the scope of such laws and regulations may change, be subject to differing interpretations and be inconsistent among countries and regions Memic intends to operate in (e.g., the United States, the EU and Israel), or conflict with other laws and regulations. The regulatory framework for privacy and data protection worldwide is, and is likely to remain for the foreseeable future, uncertain and complex, and this or other actual or alleged obligations may be interpreted and applied in a manner that Memic may not anticipate or that is inconsistent from one jurisdiction to another and may conflict with other rules or practices, including Memic’s. Further, any significant change to applicable laws, regulations, or industry practices regarding the collection, use, retention, security or disclosure of data, or their interpretation, or any changes regarding the manner in which the consent of relevant users for the collection, use, retention or disclosure of such data must be obtained, could increase Memic’s costs and require Memic to modify Memic’s services and candidate products, possibly in a material manner, which Memic may be unable to complete, and may limit Memic’s ability to store and process patients’ data or develop new services and features.

In the United States, Memic will be subject to data protection laws (i.e., laws and regulations that address data privacy and security) at both the federal and state levels. The legislative and regulatory landscape for data protection continues to evolve, and in recent years there has been an increasing focus on privacy and data security issues. Numerous federal and state laws, including state data breach notification laws, state health information privacy laws and federal and state consumer protection laws, govern the collection, use and disclosure of health-related and other personal information. Failure to comply with such laws and regulations could result in government enforcement actions and create liability for Memic (including the imposition of significant civil or criminal penalties), private litigation and/or adverse publicity that could negatively affect Memic’s business. For instance, California enacted the CCPA on June 28, 2018, which took effect on January 1, 2020. The CCPA creates individual privacy rights for California consumers and increases the privacy and security obligations of entities handling certain personal data. The CCPA provides for civil penalties for violations, as well as a private right of action for data breaches that is expected to increase data breach litigation. The CCPA may increase Memic’s compliance costs and potential liability, and many similar laws have been proposed at the federal level and in other states. State laws governing the privacy and security of health information, many of which differ from each other in significant ways and may not have the same effect, may complicate Memic’s compliance efforts.

Memic will be subject to the privacy and security rules established under HIPAA, which establish national standards to protect individually identifiable health information by health plans, health care clearinghouses and certain health care providers, referred to as “covered entities,” and their respective business associates, individuals or entities that create, receive, maintain or transmit protected health information in connection with providing a service for or on behalf of a covered entity. HIPAA also provides patients with certain rights over their health information, including rights to examine and obtain a copy of their health records, and to request corrections. HIPAA requires covered entities and business associates to develop and maintain policies and procedures with respect to protected health information that is used or disclosed, including the adoption of administrative, physical and technical safeguards to protect such information. HITECH expands the notification requirement for breaches of patient-identifiable health information, restricts certain disclosures and sales of patient-identifiable health information and provides for civil monetary penalties for HIPAA violations. HITECH also increased the civil and criminal penalties that may be imposed against covered entities and business associates and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce HIPAA and its implementing regulations and seek attorneys’ fees and costs associated with pursuing federal civil actions. Additionally, certain states have adopted comparable privacy and security laws and regulations, some of which may be more stringent than HIPAA.

Internationally, many jurisdictions have or are considering enacting privacy or data protection laws or regulations relating to the collection, use, storage, transfer, disclosure and/or other processing of personal data, as well as certification requirements for the hosting of health data specifically. Such laws and regulations may include data hosting, data residency or data localization requirements (which generally require that certain types of data collected within a certain country be stored and processed within that country), data export restrictions or international transfer laws (which prohibit or impose conditions upon the transfer of such data from one country to another), or may require companies to implement privacy or data protection and security policies, enable users to access, correct and delete personal data stored or maintained by such companies, inform individuals of security breaches that affect their personal data or obtain individuals’ consent to use their personal data. For example, the GDPR became effective on May 25, 2018, and European legislators are now in the process of finalizing the ePrivacy Regulation to replace the European ePrivacy Directive (Directive 2002/58/EC as amended by Directive 2009/136/EC). The GDPR, supplemented by national laws and further implemented through binding guidance from the European Data Protection Board, imposes more stringent EU data protection requirements and provides for significant penalties for noncompliance. Further, the United Kingdom’s initiating a process to leave the EU has created uncertainty with regard to the regulation of data protection in the United Kingdom. In particular, the United Kingdom has brought the GDPR into domestic law with the Data Protection Act 2018, which remains in force even after the United Kingdom has left the EU. Companies that must comply with the GDPR face increased compliance obligations and risk, including more robust regulatory enforcement of data protection requirements and potential fines for noncompliance of up to €20 million or 4% of the annual global revenues of the noncompliant company, whichever is greater.

Changes to laws or regulations affecting privacy in the United States and in other jurisdictions in which Memic operates could impose additional costs and liability on Memic and could limit Memic’s use of such information to add value to Memic’s customers. If Memic were required to change its business activities or revise or eliminate services, or to implement burdensome compliance measures, Memic may face additional expenditures. In addition, Memic may be subject to fines, penalties and potential litigation if Memic fails to comply with applicable privacy regulations. Regulatory burdens of this sort increase Memic’s costs and harm Memic’s financial results.

Memic is subject to various laws relating to trade, export controls and foreign corrupt practices, the violation of which could adversely affect Memic’s reputation, operations, business, prospects, operating results and financial condition.

Memic must comply with all applicable international trade, export and import laws and regulations of Israel, the United States and other countries, and Memic is subject to export controls and economic sanctions laws and embargoes imposed by the U.S. government. Changes in trade sanctions laws may restrict Memic’s business practices, including cessation of business activities in sanctioned countries or with sanctioned entities, and may result in modifications to compliance programs. Among others, Memic is subject to the FCPA and other anti-bribery and anti-corruption laws that generally prohibit the offering, promising, giving or authorizing others to give anything of value, either directly or indirectly, to a non-U.S. government official in order to influence official action, or otherwise obtain or retain business. The FCPA also requires public companies to make and keep books and records that accurately and fairly reflect the transactions of the corporation and to devise and maintain an adequate system of internal accounting controls.

Memic’s business is heavily regulated and therefore involves significant interaction with public officials, including officials of non-U.S. governments. Memic plans to implement safeguards and policies to discourage prohibited practices by Memic’s employees and agents that would violate applicable anti-bribery and anti-corruption laws. However, Memic cannot ensure that Memic’s compliance controls, policies and procedures will in every instance protect Memic from acts committed by its employees, agents, contractors or collaborators that may violate the laws or regulations of the jurisdictions in which Memic operates.

Violations of these laws and regulations could result in significant fines, criminal sanctions against Memic, its officers, or its employees, requirements to obtain export licenses, disgorgement of profits, cessation of business activities in sanctioned countries, implementation of compliance programs, exclusion from government programs, prohibitions on the conduct of Memic’s business and Memic’s inability to market and sell its products in one or more countries. Additionally, any such violations could materially damage Memic’s reputation, brand, international expansion efforts, ability to attract and retain employees and Memic’s business, prospects, operating results and financial condition.

If Memic does not comply with laws regulating the protection of the environment and health and human safety, Memic’s business could be adversely affected.

Memic’s research and development and manufacturing involve the use of hazardous materials and chemicals and related equipment. If an adverse safety incident occurs, Memic could be held liable for resulting damages, which could be substantial. Memic is also subject to numerous environmental, health and workplace safety laws and regulations, including those governing laboratory procedures and the handling of biohazardous materials. Memic is also subject to domestic and foreign waste treatment laws and regulations which may be applicable to waste produced in Memic’s manufacturing processes. Insurance may not provide adequate coverage against these potential liabilities and Memic does not maintain insurance for environmental liability claims that may be asserted against Memic. Moreover, additional foreign and local laws and regulations affecting Memic’s operations may be adopted in the future. Memic may incur substantial costs to comply with such regulations and pay substantial fines or penalties if Memic violates any of these laws or regulations.

With respect to environmental, safety and health laws and regulations, Memic cannot accurately predict the outcome or timing of future expenditures that Memic may be required to make in order to comply with such laws as they apply to Memic’s operations and facilities. Memic is also subject to potential liability for the remediation of contamination associated with both present and past hazardous waste generation, handling and disposal activities. Memic will be periodically subject to environmental compliance reviews by environmental, safety and health regulatory agencies. Environmental laws are subject to change and Memic may become subject to stricter environmental standards in the future and face larger capital expenditures in order to comply with environmental laws which could have a material adverse effect on Memic’s business.

Changes in tax laws or exposure to additional income tax liabilities could affect Memic’s future profitability.

New income, sales, use or other tax laws, statutes, rules, regulations or ordinances could be enacted at any time, which could adversely affect Memic’s business operations and financial performance. Further, existing tax laws, statutes, rules, regulations or ordinances could be interpreted, changed, modified or applied adversely to us. For example, the U.S. Tax Act enacted many significant changes to the U.S. tax laws. Future guidance from the U.S. Internal Revenue Service and other tax authorities with respect to the Tax Act may affect Memic, and certain aspects of the Tax Act could be repealed or modified in future legislation. For example, legislation enacted on March 27, 2020, entitled the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), modified certain provisions of the Tax Act. In addition, it is uncertain if and to what extent various states will conform to the Tax Act, the CARES Act or any newly enacted federal tax legislation. Changes in corporate tax rates, the realization of net deferred tax assets relating to Memic’s operations, the taxation of foreign earnings, and the deductibility of expenses under the Tax Act or future reform legislation could have a material impact on the value of Memic’s deferred tax assets, could result in significant one-time charges, and could increase Memic’s future U.S. or Israeli tax expense.

U.S. holders of Memic ordinary shares and/or warrants may suffer adverse tax consequences if Memic is treated as a passive foreign investment company.

A non-U.S. corporation generally will be treated as a “passive foreign investment company” (“PFIC”) for U.S. federal income tax purposes, in any taxable year if either (ii) at least 75% of its gross income for such year is passive income or (ii) at least 50% of the value of its assets (based on an average of the quarterly values of the assets) during such year is attributable to assets that produce or are held for the production of passive income. For purposes of the above calculations, a non-U.S. corporation that directly or indirectly owns at least 25% by value of the shares of another corporation is generally treated as if it held its proportionate share of the assets of the other corporation and received directly its proportionate share of the income of the other corporation. Passive income generally includes dividends, interest, rents, royalties and capital gains. Based on the current and anticipated composition of the income, assets and operations of Memic and its subsidiaries, there is a significant risk that Memic will be a PFIC for U.S. federal income tax purposes for the taxable year that includes the Business Combination or in future taxable years. This is a factual determination that depends on, among other things, the composition of Memic’s income and assets, and the market value of its shares and assets, including the composition of income and assets and the market value of shares and assets of its subsidiaries, from time to time, and thus a complete determination can only be made annually after the close of each taxable year. If Memic is a PFIC for any taxable year, a U.S. Holder of Memic shares may be subject to adverse tax consequences and may incur certain information reporting obligations. Under the PFIC rules, unless such U.S. Holder makes an election available under the Code (which election could itself have adverse consequences for such U.S. Holder), such U.S. Holder may be subject to U.S. federal income tax at the then prevailing maximum rates on ordinary income and possibly an “interest” charge, in respect of “excess distributions” and upon any gain from the disposition of Memic shares, as if the excess distribution or gain had been recognized ratably over such U.S. Holder’s holding period of the Memic shares. Certain elections (including a qualified electing fund or a mark-to-market election) that may be available to U.S. Holders of Memic shares to mitigate some of the adverse tax consequences resulting from PFIC treatment, however, are not available with respect to the Memic warrants. For a further discussion, see “The Business Combination — Certain Material U.S. Federal Income Tax Considerations — U.S. Holders — U.S. Federal Income Tax Considerations of Ownership and Disposition of Memic Ordinary Shares and Memic Warrants — Passive Foreign Investment Company Rules.” U.S. Holders of Memic shares and warrants are strongly encouraged to consult their own advisors regarding the potential application of these rules to Memic and the ownership of Memic shares and/or warrants.

If a U.S. person is treated as owning at least 10% of Memic’s shares, such person may be subject to adverse U.S. federal income tax consequences.

If a U.S. person is treated as owning (directly, indirectly or constructively) at least 10% of the value or voting power of Memic’s shares, such person may be treated as a “United States shareholder” with respect to each of Memic and any of its direct and indirect foreign affiliates (“Memic Group”) that is a “controlled foreign corporation.” A non-U.S. corporation is considered a controlled foreign corporation if more than 50% of (1) the total combined voting power of all classes of stock of such corporation entitled to vote, or (2) the total value of the stock of such corporation is owned, or is considered as owned by applying certain constructive ownership rules, by U.S. shareholders on any day during the taxable year of such non-U.S. corporation. If the Memic Group includes one or more non-U.S. subsidiaries, then because Memic is expected to continue to own the shares of one or more U.S. subsidiaries, the non-U.S. subsidiaries could be treated as controlled foreign corporations regardless of whether Memic is treated as a controlled foreign corporation (although there are recently issued final and currently proposed Treasury Regulations that may limit the application of these rules in certain circumstances).

A U.S. shareholder of a controlled foreign corporation may be required to report annually and include in its U.S. taxable income its pro rata share of the controlled foreign corporation’s “Subpart F income” and, in computing its “global intangible low-taxed income,” “tested income” and a pro rata share of the amount of U.S. property (including certain stock in U.S. corporations and certain tangible assets located in the United States) held by the controlled foreign corporation regardless of whether such controlled foreign corporation makes any distributions. The amount includable by a U.S. shareholder under these rules is based on a number of factors, including potentially, but not limited to, the controlled foreign corporation’s current earnings and profits (if any), tax basis in the controlled foreign corporation’s assets, and foreign taxes paid by the controlled foreign corporation on its underlying income. Failure to comply with these reporting obligations (or related tax payment obligations) may subject such U.S. shareholder to significant monetary penalties and may prevent the statute of limitations with respect to such U.S. shareholder’s U.S. federal income tax return for the year for which reporting (or payment of tax) was due from starting. An individual that is a U.S. shareholder with respect to a controlled foreign corporation generally would not be allowed certain tax deductions or foreign tax credits that would be allowed to a U.S. shareholder that is a U.S. corporation. Memic cannot provide any assurances that it will assist holders in determining whether Memic or any of its non-U.S. subsidiaries is treated as a controlled foreign corporation or whether any holder is treated as a U.S. shareholder with respect to any such controlled foreign corporation, and Memic cannot provide any assurances that it will furnish to any holder information that may be necessary to comply with reporting and tax paying obligations if Memic, or any of its non-U.S. subsidiaries, is treated as a controlled foreign corporation for U.S. federal income tax purposes.

The Business Combination may not qualify as a reorganization under Section 368(a) of the Code or may be taxable under Section 367(a) of the Code, potentially causing U.S. investors who own MTAC shares and/or MTAC warrants to recognize gain or loss for U.S. federal income tax purposes.

It is intended that (i) the Business Combination qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) any transfer of MTAC shares by a U.S. investor pursuant to the Business Combination qualify for an exception to Section 367(a)(1) of the Code as of the Effective Time (other than with respect to any such investor that would own, actually or constructively, 5% or more (by vote or value) of the outstanding Memic shares immediately after the Business Combination and that fails to enter into a valid “gain recognition agreement” with respect to the transferred MTAC shares) (collectively, the “Intended Tax Treatment”). The parties intend to report the Business Combination in a manner consistent with the Intended Tax Treatment to the extent permitted by law. However, there are significant factual and legal uncertainties as to whether the Business Combination will qualify for the Intended Tax Treatment. See “The Business Combination — Certain Material U.S. Federal Income Tax Considerations — U.S. Holders — U.S. Federal Income Tax Considerations of the Business Combination — Tax Consequences of the Business Combination Under Section 368(a) of the Code.” Moreover, the closing of the Business Combination is not conditioned upon the receipt of an opinion of counsel that the Business Combination will qualify for the Intended Tax Treatment, and neither MTAC nor Memic intends to request a ruling from the IRS regarding the U.S. federal income tax treatment of the Business Combination. Accordingly, no assurance can be given that the IRS will not challenge the Intended Tax Treatment or that a court will not sustain a challenge by the IRS.

In connection with the Business Combination, the Sponsor intends to procure, at its sole expense, an insurance policy for itself and its members that would cover some or all of any its potential tax liabilities resulting from a determination that the Business Combination does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Such policy would only insure the Sponsor and its members, and not MTAC nor its public stockholders. See “The Business Combination — Certain Material U.S. Federal Income Tax Considerations.” U.S. Holders of MTAC common stock and/or MTAC warrants are urged to consult their own tax advisors to determine the tax consequences if the Business Combination does not qualify for the Intended Tax Treatment.

The IRS may not agree that Memic should be treated as a non-U.S. corporation for U.S. federal income tax purposes.

Under current U.S. federal income tax law, a corporation generally will be considered to be a U.S. corporation for U.S. federal income tax purposes if it is created or organized in the United States or under the law of the United States or of any State. Accordingly, under generally applicable U.S. federal income tax rules, Memic, which is incorporated and tax resident in Israel, would generally be classified as a non-U.S. corporation for U.S. federal income tax purposes. Section 7874 of the Code and the Treasury regulations promulgated thereunder, however, contain specific rules that may cause a non-U.S. corporation to be treated as a U.S. corporation for U.S. federal income tax purposes. If it were determined that Memic is treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code and the Treasury regulations promulgated thereunder, Memic would be liable for U.S. federal income tax on its income in the same manner as any other U.S. corporation and certain distributions made by Memic to Non-U.S. Holders (as defined in “The Business Combination — Certain Material U.S. Federal Income Tax Considerations”) of Memic may be subject to U.S. withholding tax.

As more fully described in the section titled “The Business Combination — Certain Material U.S. Federal Income Tax Considerations,” based on the terms of the Business Combination and certain factual assumptions, Memic does not currently expect to be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code after the Business Combination. However, the application of Section 7874 of the Code is complex, subject to detailed regulations (the application of which is uncertain in various respects and would be impacted by changes in such U.S. Treasury regulations with possible retroactive effect) and subject to certain factual uncertainties, some of which must be finally determined after the completion of the Business Combination. Accordingly, there can be no assurance that the IRS will not challenge the status of Memic as a non-U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code or that such challenge would not be sustained by a court.

If the IRS were to successfully challenge under Section 7874 of the Code Memic’s status as a non U.S. corporation for U.S. federal income tax purposes, Memic and certain Memic shareholders may be subject to significant adverse tax consequences, including a higher effective corporate income tax rate on Memic and the application of U.S. withholding taxes on dividends paid on Memic shares to non-U.S. shareholders, subject to reduction under an applicable income tax treaty.

See “The Business Combination — Certain Material U.S. Federal Income Tax Considerations” for a more detailed discussion of the application of Section 7874 of the Code to Memic. Investors should consult their own tax advisors regarding the application of Section 7874 of the Code to the Business Combination and the tax consequences to Memic and its shareholders if the classification of Memic as a non-U.S. corporation is not respected.

Risks Related to Memic’s Operations in Israel

Memic’s headquarters, manufacturing and other significant operations are located in Israel and, therefore, Memic’s business and operation may be adversely affected by political, economic and military conditions in Israel.

Memic is incorporated under the laws of the State of Israel, and Memic’s principal offices and research and development and production facilities are located in Israel. In addition, the majority of Memic’s key employees, officers and directors are residents of Israel. Accordingly, political, economic and security conditions in the Middle East in general, and in Israel in particular, directly affect Memic’s business and operations.

Recently, there has been an unprecedented degree of political instability in Israel, with four sets of elections for the Israeli parliament, or Knesset, in a two-year period. While a new government was formed in June 2021, there is no guarantee that it will last for a significant portion of its full four-year term and provide political stability. On the military front, over the past several decades, a number of armed conflicts have taken place between Israel and its Arab neighbors and a state of hostility, varying in degree and intensity, has existed between Israel and certain other countries or militant groups in the region. Since late 2000, there has also been an increase in violence and unrest between Israel and the Palestinians, including during the summer of 2014 and earlier this year in 2021, when Israel was engaged in an armed conflict with Hamas, a militia and political group operating in the Gaza Strip, which resulted in rockets being fired into Israel, causing casualties and disruption of economic activities. This conflict has strained Israel’s relationship with its Arab citizens, Arab countries and, to some extent, with other countries around the world. In addition, since the end of 2010, several countries in the region have been experiencing increased political instability, which has led to changes in government in some of these countries and increases in violence and turbulence, including the ongoing civil war in Syria which shares a common border with Israel, the effects of which are currently difficult to assess. In addition, Israel faces threats from more distant neighbors, such as Iran (which has previously threatened to attack Israel and is believed to have influence over Hamas in Gaza and Hezbollah, a militia and political group operating in Lebanon) and the militant group known as the Islamic State of Iraq and Syria. This situation may potentially escalate in the future and may also lead to deterioration of the political and trade relationships that exist between the State of Israel and these countries. Any armed conflicts or political instability in the region, including acts of terrorism as well as cyber-attacks or any other hostilities involving or threatening Israel, would likely negatively affect business conditions and could make it more difficult for Memic to conduct its operations in Israel, which could increase Memic’s costs and adversely affect Memic’s financial results. Memic’s commercial insurance does not cover losses that may occur as a result of events associated with the security situation in the Middle East, such as damages to Memic’s facilities resulting in disruption of Memic’s operations. Although the Israeli government currently covers, under certain circumstances, the reinstatement value of direct damages that are caused by terrorist attacks or acts of war, Memic cannot be assured that this government coverage will be maintained or will be adequate in the event Memic submits a claim. Any losses or damages incurred by Memic could have a material adverse effect on Memic’s business. Any armed conflict involving Israel could adversely affect Memic’s operations and results of operations.

Furthermore, some neighboring countries, as well as certain companies, organizations and movements, continue to participate in a boycott of Israeli firms and others doing business with Israel or with Israeli companies. In the past several years, there have been increased efforts by activists to cause companies and consumers to boycott Israeli goods based on Israeli government policies. Similarly, Israeli companies are limited in conducting business with entities from several countries, for example, Iran, Iraq, Lebanon and Syria. In addition, imports from certain countries require a specific license. Restrictive laws, policies or practices directed towards Israel or Israeli businesses could have an adverse impact on Memic’s operating results, financial condition or the expansion of Memic’s business.

Memic’s operations may be affected by negative labor conditions in Israel.

Strikes and work-stoppages are not a rare occurrence in Israel. If Israeli trade unions threaten additional strikes or work-stoppages and such strikes or work-stoppages occur, those may, if prolonged, have a material adverse effect on the Israeli economy and on Memic’s business, including Memic’s ability to deliver products to Memic’s customers and to receive raw materials from Memic’s suppliers in a timely manner.

The Israeli government grants that Memic has received require Memic to meet several conditions and restrict Memic’s ability to manufacture products and transfer know-how outside of Israel and require Memic to satisfy specified conditions.

Memic has in the past received, and in the future may apply for, royalty-bearing grants from the IIA for research and development programs that meet specified criteria pursuant to the Law for the Encouragement of Research, Development and Technological Innovation in the Industry 5744-1984 (formerly known as the Law for Encouragement of Research and Development in Industry, 1984) and the regulations promulgated thereunder (collectively, the “R&D Law”). The terms of the IIA grants limit Memic’s ability to manufacture products outside of Israel or transfer technologies to any third party if such products or technologies were developed using know-how developed with or based upon IIA grants without special approvals. Memic may not receive the required approvals for any proposed transfer of manufacturing activities. Even if Memic does receive approval to manufacture products developed with government grants outside of Israel, the royalty rate will be increased up to 300% of the grant amounts plus interest, depending on the manufacturing volume that is performed outside of Israel. This restriction may impair Memic’s ability to outsource manufacturing or engage in Memic’s own manufacturing operations for those products or technologies.

Additionally, under the R&D Law, Memic is prohibited from transferring (including by way of license) the IIA-financed technologies and related rights (including know-how and other intellectual property rights) outside of the State of Israel, except under limited circumstances and only with the approval of the IIA Research Committee. Memic may not receive the required approvals for any proposed transfer and, even if received, Memic may be required to pay the IIA a portion of the consideration that Memic receives upon any transfer of such technology to a non-Israeli entity up to 600% of the grant amounts plus interest. In addition, a change of control in Memic and the acquisition of 5% or more of Memic’s outstanding shares by a non-Israeli requires notification to the IIA and the provision of an undertaking to comply with the R&D Law, some of the principal restrictions and penalties of which are the transferability limits described above and elsewhere in this registration statement.

Further, the IIA grants may be terminated in the future or the available benefits may be reduced or impacted, including, among other possible circumstances, should Memic transfer certain research and development or manufacturing activities outside the State of Israel. The termination or curtailment of these programs or the loss or reduction of such benefits could have a material adverse effect on Memic’s business, financial condition and results of operations. In addition, the IIA may establish new guidelines regarding the R&D Law, which may affect Memic’s existing and/or future IIA programs and incentives for which Memic may be eligible. Memic cannot predict what changes, if any, the IIA may make.

Memic’s operations may be disrupted as a result of the obligation of management or key personnel to perform military service.

Memic’s employees and consultants in Israel, including members of Memic’s senior management, may be obligated to perform one month, and in some cases longer periods, of military reserve duty until they reach the age of 40 (or older, for citizens who hold certain positions in the Israeli armed forces reserves) and, in the event of a military conflict, may be called to active duty. In response to increases in terrorist activity, there have been periods of significant call-ups of military reservists. It is possible that there will be similar large-scale military reserve duty call-ups in the future. Memic’s operations could be disrupted by the absence of a significant number of its officers, directors, employees and consultants. Such disruption could materially adversely affect Memic’s business and operations.

Enforcing a United States judgment against Memic and Memic’s executive officers and directors in Israel may be difficult.

Memic is incorporated in Israel, Memic’s corporate headquarters is located in Israel, and many of Memic’s current officers and directors reside in Israel. Service of process upon Memic, Memic’s directors and officers, many of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because the majority of Memic’s assets and investments, and a number of Memic’s directors and officers are located outside the United States, any judgment obtained in the United States against Memic or any of them may be difficult to collect within the United States and may not be enforced by an Israeli court. It also may be difficult for you to effect service of process on these persons in the United States or to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning that Israel is not the most appropriate forum in which to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proven as a fact by expert witnesses, which can be a time consuming and costly process. Certain matters of procedure will also be governed by Israeli law. There is little binding case law in Israel that addresses the matters described above. As a result of the difficulty associated with enforcing a judgment against Memic in Israel, you may not be able to collect any damages awarded by either a U.S. or foreign court.

Subject to specified time limitations and legal procedures, under the rules of private international law currently prevailing in Israel, Israeli courts may enforce a U.S. judgment in a civil matter, including a judgment based upon the civil liability provisions of U.S. securities laws, as well as a monetary or compensatory judgment in a non-civil matter, provided that the following key conditions are met:

•        subject to limited exceptions, the judgment is final and non-appealable;

•        the judgment was given by a court competent under the laws of the state of the court and is otherwise enforceable in such state;

•        the judgment was rendered by a court competent under the rules of private international law applicable in Israel;

•        the laws of the state in which the judgment was given provide for the enforcement of judgments of Israeli courts’ judgments;

•        adequate service of process has been effected and the defendant has had a reasonable opportunity to present his arguments and evidence;

•        the judgment is enforceable under the laws of State of Israel and its enforcement are not contrary to the law, public policy, security or sovereignty of the State of Israel;

•        the judgment was not obtained by fraud and does not conflict with any other valid judgment in the same matter between the same parties; and

•        an action between the same parties in the same matter was not pending in any Israeli court at the time the lawsuit was instituted in the U.S. court.

Memic’s articles of association to be effective upon consummation of the Merger provide that unless Memic consents otherwise, the District Court (Economic Division) of Tel Aviv, Israel shall be the sole and exclusive forum for substantially all disputes between Memic and its shareholders’ under the Companies Law and the Israeli Securities Law, which could limit its shareholders ability to bring claims and proceedings against, as well as obtain a favorable judicial forum for disputes with, Memic, its directors, officers and other employees.

The District Court (Economic Division) of Tel Aviv, Israel shall be the exclusive forum for (i) any derivative action or proceeding brought on behalf of Memic, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of Memic to Memic or its shareholders or (iii) any action asserting a claim arising pursuant to any provision of the Companies Law or the Israeli Securities Law. This exclusive forum provision is intended to apply to claims arising under Israeli Law and would not apply to claims brought pursuant to the Securities Act or the Exchange Act or any other claim for which federal courts would have exclusive jurisdiction. Such exclusive forum provision in Memic’s articles of association will not relieve Memic of its duties to comply with federal securities laws and the rules and regulations thereunder, and shareholders of Memic will not be deemed to have waived Memic’s compliance with these laws, rules and regulations. This exclusive forum provision may limit a shareholder’s ability to bring a claim in a judicial forum of its choosing for disputes with Memic or its directors or other employees which may discourage lawsuits against Memic, its directors, officers and employees.

Your rights and responsibilities as a shareholder will be governed by Israeli law, which differs in some material respects from the rights and responsibilities of shareholders of United States companies.

The rights and responsibilities of the holders of Memic’s shares are governed by Memic’s amended and restated articles of association and by Israeli law. These rights and responsibilities differ in some material respects from the rights and responsibilities of shareholders in United States corporations. For example, a shareholder of an Israeli company has a duty to act in good faith and in a customary manner in exercising its rights and performing its obligations towards the company and other shareholders, and to refrain from abusing its power in the company, including, among other things, voting at a general meeting of shareholders on matters such as amendments to a company’s articles of association, increases in a company’s authorized share capital, mergers and acquisitions and related party transactions requiring shareholder approval. In addition, a shareholder who is aware that it possesses the power to determine the outcome of a shareholder vote or to appoint or prevent the appointment of a director or executive officer in the company has a duty of fairness toward the company. There is limited case law available to assist Memic in understanding the nature of these duties or the implications of these provisions. These provisions may be interpreted to impose additional obligations and liabilities on holders of Memic’s shares that are not typically imposed on shareholders of United States corporations.

Provisions of Israeli law delay, prevent or otherwise impede a merger with, or an acquisition of, Memic, even when the terms of such a transaction are favorable to Memic and its shareholders.

Israeli corporate law regulates mergers. For example, a merger may not be consummated unless at least 50 days have passed from the date on which a merger proposal is filed by each merging company with the Israel Registrar of Companies and at least 30 days have passed from the date on which the shareholders of both merging companies have approved the merger. In addition, a majority of each class of securities of the target company must approve a merger.

Furthermore, Israeli tax considerations may make potential transactions unappealing to Memic or to its shareholders whose country of residence does not have a tax treaty with Israel exempting such shareholders from Israeli tax. For example, Israeli tax law does not recognize tax-free share exchanges to the same extent as U.S. tax law. With respect to mergers, Israeli tax law allows for tax deferral in certain circumstances but makes the deferral contingent on the fulfillment of a number of conditions, including, in some cases, a holding period of two years from the date of the transaction during which sales and dispositions of shares of the participating companies are subject to certain restrictions. Moreover, with respect to certain share swap transactions, the tax deferral is limited in time, and when such time expires, the tax becomes payable even if no disposition of the shares has occurred. These provisions could delay, prevent or impede an acquisition of Memic or its merger with another company, even if such an acquisition or merger would be beneficial to Memic or to its shareholders.

Risks Related to Being a Public Company

Memic will incur increased costs as a result of operating as a public company, and its management will devote substantial time to new compliance initiatives.

Upon the completion of the Business Combination, Memic will become a public company subject to reporting requirements in the United States, and it will incur significant legal, accounting and other expenses that it did not incur as a private company, and these expenses may increase even more after Memic is no longer an emerging growth company, as defined in Section 2(a) of the Securities Act. As a public company, Memic will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules adopted, and to be adopted, by the SEC and Nasdaq. Memic’s management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, Memic expects these rules and regulations to substantially increase its legal and financial compliance costs and to make some activities more time-consuming and costly. For example, Memic expects these rules and regulations to make it more difficult and more expensive for it to obtain director and officer liability insurance and it may be forced to accept reduced policy limits or incur substantially higher costs to maintain the same or similar coverage. Memic cannot predict or estimate the amount or timing of additional costs it may incur to respond to these requirements. The impact of these requirements could also make it more difficult for Memic to attract and retain qualified persons to serve on its board of directors, its board committees or as executive officers.

A market for Memic’s securities may not develop or be sustained.

Following the Business Combination, the price of Memic’s securities may fluctuate significantly due to general market and economic conditions. An active trading market for Memic’s securities following the Business Combination may not develop as expected or, if developed, it may not be sustained. In addition, the price of Memic’s securities after the Business Combination can vary due to general economic conditions and forecasts, Memic’s general business condition and the release of Memic’s financial reports. Additionally, if Memic’s securities become delisted from Nasdaq and are quoted on the OTC Bulletin Board (an inter-dealer automated quotation system for equity securities that is not a national securities exchange), the liquidity and price of Memic’s securities may be more limited than if Memic was quoted or listed on Nasdaq, Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

Memic’s internal controls over financial reporting may not be effective and its independent registered public accounting firm may not be able to certify as to their effectiveness, which could have a significant and adverse effect on Memic’s business and reputation.

After the Business Combination, Memic will continue to carry out its business and will be subject to the reporting requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations of Nasdaq.

Memic expects that the requirements of these rules and regulations will continue to increase its legal, accounting and financial compliance costs, make some activities more difficult, time-consuming and costly, and place significant strain on its personnel, systems and resources.

The Sarbanes-Oxley Act requires, among other things, that Memic maintain effective disclosure controls and procedures and internal control over financial reporting. Memic is continuing to develop and refine its disclosure controls, internal control over financial reporting and other procedures that are designed to ensure that information required to be disclosed by it in the reports that it will file with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms, and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to Memic’s principal executive and financial officers.

Memic’s current controls and any new controls that it develops may become inadequate because of changes in conditions in its business. Further, weaknesses in Memic’s internal controls may be discovered in the future. Any failure to develop or maintain effective controls, or any difficulties encountered in their implementation or improvement, could adversely affect Memic’s operating results or cause it to fail to meet its reporting obligations and may result in a restatement of Memic’s financial statements for prior periods. Any failure to implement and maintain effective internal controls also could adversely affect the results of periodic management evaluations. Since the Company is an “emerging growth company,” as defined in the Securities Act, as modified by the JOBS Act, it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in Memic’s reported financial and other information.

In order to maintain and improve the effectiveness of its disclosure controls and procedures and internal control over financial reporting, Memic has expended and anticipates that it will continue to expend significant resources, including accounting-related costs, and provide significant management oversight. Any failure to maintain the adequacy of its internal controls, or consequent inability to produce accurate financial statements on a timely basis, could increase Memic’s operating costs and could materially and adversely affect its ability to operate its business. In the event that Memic’s internal controls are perceived as inadequate or that it is unable to produce timely or accurate financial statements, investors may lose confidence in Memic’s operating results and the stock price of Memic may decline. In addition, if Memic is unable to continue to meet these requirements, it may not be able to obtain or maintain listing on Nasdaq.

Memic’s independent registered public accounting firm is not required to formally attest to the effectiveness of its internal control over financial reporting until after Memic is no longer an emerging growth company. At such time, Memic’s independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which Memic’s controls are documented, designed or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could have a material and adverse effect on Memic’s business and operating results.

Risks Related to Ownership of the Combined Company

Memic’s amended and restated articles of association and Israeli law could prevent a takeover that shareholders consider favorable and could also reduce the market price of Memic ordinary shares.

Certain provisions of Israeli law and Memic’s amended and restated articles of association could have the effect of delaying or preventing a change in control and may make it more difficult for a third party to acquire Memic or for Memic’s shareholders to elect different individuals to its board of directors, even if doing so would be beneficial to its shareholders, and may limit the price that investors may be willing to pay in the future for the Memic ordinary shares. For example, Israeli corporate law regulates mergers and requires that a tender offer be effected when certain thresholds of percentage ownership of voting power in a company are exceeded (subject to certain conditions). Further, Israeli tax considerations may make potential transactions undesirable to Memic or to some of its shareholders whose country of residence does not have a tax treaty with Israel granting tax relief to such shareholders from Israeli tax.

Memic has never declared or paid cash dividends on its shares, and may never do so. Accordingly, you may not receive any return on investment unless you sell your Memic ordinary shares for a price greater than the price you paid for the MTAC common stock.

Memic has never declared or paid any cash dividends on its shares. Memic does not intend to pay dividends for the foreseeable future. It currently intends to retain all available funds and any future earnings for use in the operation of its business and does not anticipate paying any dividends on the Memic ordinary shares in the foreseeable future. Consequently, you may be unable to realize a gain on your investment except by selling such shares after price appreciation, which may never occur.

Memic’s board of directors has sole discretion whether to pay dividends. If Memic’s board of directors decides to pay dividends, the form, frequency and amount will depend upon its future, operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that its directors may deem relevant. The Companies Law imposes restrictions on Memic’s ability to declare and pay dividends. Payment of dividends may also be subject to Israeli withholding taxes.

The Memic ordinary shares and Memic warrants may not be listed on a national securities exchange after the Business Combination, which could limit investors’ ability to make transactions in such securities and subject Memic to additional trading restrictions.

Memic intends to apply to have the Memic ordinary shares and Memic warrants approved for listing on Nasdaq after the consummation of the Business Combination. Memic will be required to meet certain initial listing requirements to be listed, including having a minimum number of round lot shareholders. Memic may not be able to meet the initial listing requirements in connection with the Business Combination. Further, even if the Memic ordinary shares and Memic warrants are so listed, Memic may be unable to maintain the listing of such securities in the future. If Memic fails to meet the initial listing requirements and Nasdaq does not list the Memic ordinary shares and Memic warrants (and the related closing condition with respect to the listing of the Memic ordinary shares is waived by the parties), Memic could face significant material adverse consequences, including:

•        a limited availability of market quotations for the Memic ordinary shares and Memic warrants;

•        a reduced level of trading activity in the secondary trading market for the Memic ordinary shares and Memic warrants;

•        a limited amount of news and analyst coverage for Memic;

•        a decreased ability to issue additional securities or obtain additional financing in the future; and

•        Memic’s securities would not be “covered securities” under the National Securities Markets Improvement Act of 1996, which is a federal statute that prevents or pre-empts the states from regulating the sale of certain securities, including securities listed on Nasdaq, in which case Memic’s securities would be subject to regulation in each state where Memic offers and sells securities.

The market price and trading volume of the Memic ordinary shares may be volatile and could decline significantly following the Business Combination.

The stock markets, including Nasdaq on which Memic intends to list the Memic ordinary shares and Memic warrants to be issued in the Business Combination, have from time to time experienced significant price and volume fluctuations. Even if an active, liquid and orderly trading market develops and is sustained for the Memic ordinary shares and Memic warrants following the Business Combination, the market price of the Memic ordinary shares and Memic warrants may be volatile and could decline significantly. In addition, the trading volume in the Memic ordinary shares and Memic warrants may fluctuate and cause significant price variations to occur. If the market price of the Memic ordinary shares and Memic warrants declines significantly, you may be unable to resell ordinary shares or warrants at or above the market price of the Memic ordinary shares and Memic warrants as of the date immediately following the consummation of the Business Combination. Memic and MTAC cannot assure you that the market price of the Memic ordinary shares and Memic warrants will not fluctuate widely or decline significantly in the future in response to a number of factors, including, among others, the following:

•        the realization of any of the risk factors presented in this proxy statement/prospectus;

•        actual or anticipated differences in Memic’s estimates, or in the estimates of analysts, for Memic’s revenues, earnings, results of operations, level of indebtedness, liquidity or financial condition;

•        additions and departures of key personnel;

•        failure to comply with the requirements of Nasdaq;

•        failure to comply with the Sarbanes-Oxley Act or other laws or regulations;

•        future issuances, sales, resales or repurchases or anticipated issuances, sales, resales or repurchases, of Memic’s securities including due to the expiration of contractual lock-up agreements;

•        publication of research reports about Memic;

•        the performance and market valuations of other similar companies;

•        failure of securities analysts to initiate or maintain coverage of Memic, changes in financial estimates by any securities analysts who follow Memic or Memic’s failure to meet these estimates or the expectations of investors;

•        new laws, regulations, subsidies or credits or new interpretations of existing laws applicable to Memic;

•        commencement of, or involvement in, litigation involving Memic;

•        broad disruptions in the financial markets, including sudden disruptions in the credit markets;

•        speculation in the press or investment community;

•        actual, potential or perceived control, accounting or reporting problems;

•        changes in accounting principles, policies and guidelines; and

•        other events or factors, including those resulting from infectious diseases, health epidemics and pandemics (including the ongoing COVID-19 public health emergency), natural disasters, war, acts of terrorism or responses to these events.

In the past, securities class-action litigation has often been instituted against companies following periods of volatility in the market price of their shares. This type of litigation could result in substantial costs and divert Memic’s management’s attention and resources, which could have a material adverse effect on us.

If, following the Business Combination, securities or industry analysts do not publish or cease publishing research or reports about Memic, its business or its market, or if they change their recommendations regarding the Memic ordinary shares adversely, then the price and trading volume of the Memic ordinary shares could decline.

The trading market for the Memic ordinary shares will be influenced by the research and reports that industry or financial analysts publish about its business. Memic does not control these analysts, or the content and opinions included in their reports. As a new public company, Memic may be slow to attract research coverage and the analysts who publish information about the Memic ordinary shares will have relatively little experience with Memic, which could affect their ability to accurately forecast Memic’s results and make it more likely that Memic fails to meet their estimates. In the event Memic obtains industry or financial analyst coverage, if any of the analysts who cover Memic issues an inaccurate or unfavorable opinion regarding it, Memic’s share price would likely decline. In addition, the share prices of many companies in the technology industry have declined significantly after those companies have failed to meet, or significantly exceed, the financial guidance publicly announced by the companies or the expectations of analysts. If Memic’s financial results fail to meet, or significantly exceed, its announced guidance or the expectations of analysts or public investors, analysts could downgrade the Memic ordinary shares or publish unfavorable research about it. If one or more of these analysts cease coverage of Memic or fail to publish reports on it regularly, Memic’s visibility in the financial markets could decrease, which in turn could cause its share price or trading volume to decline.

Memic’s failure to meet the continued listing requirements of Nasdaq could result in a delisting of its securities.

If, after listing, Memic fails to satisfy the continued listing requirements of Nasdaq such as the corporate governance requirements or the minimum closing bid price requirement, Nasdaq may take steps to delist its securities. Such a delisting would likely have a negative effect on the price of the securities and would impair your ability to sell or purchase the securities when you wish to do so. In the event of a delisting, Memic can provide no assurance that any action taken by it to restore compliance with listing requirements would allow its securities to become listed again, stabilize the market price or improve the liquidity of its securities, prevent its securities from dropping below the Nasdaq minimum bid price requirement or prevent future non-compliance with Nasdaq’s listing requirements. Additionally, if Memic’s securities are not listed on, or become delisted from, Nasdaq for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of Memic’s securities may be more limited than if it were quoted or listed on Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

Memic will qualify as an emerging growth company within the meaning of the Securities Act, and if Memic takes advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make Memic’s securities less attractive to investors and may make it more difficult to compare Memic’s performance with other public companies.

Memic will qualify as an emerging growth company, as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. Under the JOBS Act, and if Memic takes advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make Memic’s securities less attractive to investors and may make it more difficult to compare Memic’s performance with other public companies. Furthermore, under the JOBS Act, emerging growth companies can delay adopting new or revised financial accounting standards until such time as those standards apply to private companies. Memic intends to take advantage of this extended transition period under the JOBS Act for adopting new or revised financial accounting standards.

For as long as Memic continues to be an emerging growth company, it may also take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. As a result, its shareholders may not have access to certain information that they may deem important. Memic could be an emerging growth company for up to five years, although circumstances could cause it to lose that status earlier, including if its total annual gross revenue exceeds $1.07 billion, if it issues more than $1.0 billion in non-convertible debt securities during any three-year period, or if before that time it is a “large accelerated filer” under U.S. securities laws.

Memic cannot predict if investors will find Memic ordinary shares less attractive because it may rely on these exemptions. If some investors find Memic ordinary shares less attractive as a result, there may be a less active trading market for Memic ordinary shares and Memic’s share price may be more volatile. Further, there is no guarantee that the exemptions available to Memic under the JOBS Act will result in significant savings. To the extent that Memic chooses not to use exemptions from various reporting requirements under the JOBS Act, it will incur additional compliance costs, which may impact Memic’s financial condition.

Memic will be a foreign private issuer and, as a result, it will not be subject to U.S. proxy rules but will be subject to Exchange Act reporting obligations that, to some extent, are more lenient and less frequent than those of a U.S. issuer.

Upon the closing of the Business Combination, Memic will report under the Exchange Act as a non-U.S. company with foreign private issuer status. Because Memic qualifies as a foreign private issuer under the Exchange Act and although Memic follows Israeli laws and regulations with regard to such matters, Memic is exempt from certain provisions of the Exchange Act that are applicable to U.S. public companies, including: (i) the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act (ii) the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time and (iii) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events. In addition, foreign private issuers will be required to file their annual report on Form 20-F by 120 days after the end of each fiscal year, while U.S. domestic issuers that are accelerated filers are required to file their annual report on Form 10-K within 75 days after the end of each fiscal year. Foreign private issuers are also exempt from the Regulation Fair Disclosure, aimed at preventing issuers from making selective disclosures of material information. As a result of the above, even though Memic is contractually obligated and intends to make interim reports available to Memic’s shareholders, copies of which Memic is required to furnish to the SEC on a Form 6-K, and even though Memic is required to file reports on Form 6-K disclosing whatever information Memic has made or are required to make public pursuant to Israeli law or distribute to Memic’s shareholders and that is material to the company, you may not have the same protections afforded to shareholders of companies that are United Sates domestic issuers.

Memic may lose its foreign private issuer status in the future, which could result in significant additional costs and expenses.

As discussed above, Memic is a foreign private issuer, and therefore, Memic is not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter, and, accordingly, the next determination will be made with respect to Memic on June 30, 2022. In the future, Memic would lose its foreign private issuer status if (1) more than 50% of its outstanding voting securities are owned by U.S. residents and (2) a majority of its directors or executive officers are U.S. citizens or residents, or if Memic fails to meet additional requirements necessary to avoid loss of foreign private issuer status. If Memic loses its foreign private issuer status, Memic will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. Memic will also have to mandatorily comply with U.S. federal proxy requirements, and its officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, Memic will lose its ability to rely upon exemptions from certain corporate governance requirements under the listing rules of the Nasdaq. As a U.S. listed public company that is not a foreign private issuer, Memic will incur significant additional legal, accounting and other expenses that Memic will not incur as a foreign private issuer.

As Memic is a “foreign private issuer” and follows certain home country corporate governance practices, its shareholders may not have the same protections afforded to shareholders of companies that are subject to all Nasdaq corporate governance requirements.

As a foreign private issuer, Memic has the option to follow certain home country corporate governance practices rather than those of the Nasdaq, provided that Memic discloses the requirements Memic is not following and describes the home country practices Memic is following. Memic intends to rely on this “foreign private issuer exemption” with respect to the Nasdaq rules requiring shareholder approval. Memic may in the future elect to follow home country practices with regard to other matters. As a result, Memic’s shareholders may not have the same protections afforded to shareholders of companies that are subject to all Nasdaq corporate governance requirements.

Risks Related to the Business Combination

Some of MTAC’s officers and directors may have conflicts of interest that may influence or have influenced them to support or approve the Business Combination without regard to your interests or in determining whether Memic is appropriate for MTAC’s initial business combination.

The personal and financial interests of the Sponsor, officers and directors may influence or have influenced their motivation in identifying and selecting a target for the Business Combination, their support for completing the Business Combination and the operation of Memic following the Business Combination.

The Sponsor owns 6,250,000 shares of MTAC Class B Stock, which were initially acquired prior to the MTAC IPO for an aggregate purchase price of $25,000 and MTAC’s directors and officers have pecuniary interests in the MTAC common stock held by the Sponsor through their ownership interest in the Sponsor. Such shares had an aggregate market value of approximately $[•] based upon the closing price of $[•] per share on Nasdaq on [•], 2021. In addition, the Sponsor purchased an aggregate of 4,933,333 private placement warrants, each exercisable for one share of MTAC Class A Stock at $11.50 per share, for a purchase price of $7,400,000, or $1.50 per warrant. Such MTAC private placement warrants had an aggregate market value of $[•] based upon the closing price of $[•] per warrant on Nasdaq on [•], 2021.

MTAC’s Amended and Restated Certificate of Incorporation require MTAC to complete an initial business combination prior to December 22, 2022 (unless MTAC submits and its stockholders approve an extension of such date). If the Business Combination is not completed and MTAC is forced to wind up, dissolve and liquidate in accordance with its Amended and Restated Certificate of Incorporation, the 6,250,000 shares of MTAC Class B Stock currently held by the Sponsor and the private placement warrants purchased by Sponsor will be worthless.

The Sponsor, its directors and officers, and their respective affiliates have incurred significant out-of-pocket expenses in connection with performing due diligence on suitable targets for business combinations and the negotiation of the Business Combination. At the closing, the Sponsor, its directors and officers, and their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on MTAC’s behalf, such as identifying potential target businesses and performing due diligence on suitable targets for business combinations. If a business combination is not completed prior to December 22, 2022, the Sponsor, directors and officers, or any of their respective affiliates will not be eligible for any such reimbursement.

The Sponsor and MTAC’s officers and directors (or their affiliates) may make loans from time to time to MTAC to fund certain capital requirements. The Sponsor had previously loaned MTAC an aggregate of up to $178,080 to cover expenses related to MTAC’s initial public offering pursuant to a promissory note that was repaid in full on December 22, 2020. As of the date of this proxy statement/prospectus, no additional loans have been made, but loans may be made after the date of this proxy statement/prospectus. If the Business Combination is not consummated or another business combination is not otherwise completed, the loans may not be repaid and would be forgiven except to the extent there are funds available to MTAC outside of the Trust Account.

Certain of the officers and members of the MTAC board are also shareholders of Memic and purchased such shares at significantly lower per-share valuations than the current valuation of Memic as contemplated by the Business Combination Agreement. Furthermore, certain officers and directors have additional relationships with Memic that predate their involvement with MTAC. In particular:

•        Maurice Ferré, M.D., has served as a director and Chairman of the Board of Memic since March 2018, and has served as a director of MTAC since its inception. Dr. Ferré holds 1,535,057 Memic ordinary shares and 265,914 Memic preferred shares, as well as warrants to purchase 224,265 Memic preferred shares, the treatment of which is described in “The Business Combination Agreement.” Dr. Ferré purchased the Memic preferred shares and the Memic ordinary shares at a price per share equal to $0.8918 (Preferred C-1 Shares), $1.2005 (Preferred C-2 Shares) and $0.01 (ordinary shares), respectively. Dr. Ferré is also a PIPE investor and subscribed to purchase 100,000 PIPE Shares pursuant to a Subscription Agreement he executed concurrently with the parties’ execution of the Business Combination Agreement. Following the Effective Time, Dr. Ferré would hold an aggregate of approximately 1.2% of Memic’s outstanding shares and shares issuable upon exercise of vested options and pre-transaction Memic warrants (assuming that, as of the closing of the Business Combination, no shares are redeemed and that there are an aggregate of 101,385,000 outstanding Memic ordinary shares, warrants to purchase Memic ordinary shares and vested options to purchase Memic ordinary shares (and excluding any Memic warrants issued to holders of MTAC warrants in the Business Combination and any price adjustment rights)).

•        Christopher C. Dewey, a director and the Chief Executive Officer of MTAC, personally holds 383,764 Memic ordinary shares, 531,830 Memic preferred shares, as well as warrants to purchase 448,531 Memic preferred shares, the treatment of which is described in “The Business Combination Agreement”. Mr. Dewey purchased the Memic preferred shares and the Memic ordinary shares at a price per share equal to $0.8918 (Preferred C-1 Shares), $1.2005 (Preferred C-2 Shares) and $0.01 (ordinary shares), respectively. Mr. Dewey is also a PIPE investor and subscribed to purchase 350,000 PIPE Shares pursuant to a Subscription Agreement he executed concurrently with the parties’ execution of the Business Combination Agreement. Following the Effective Time, Mr. Dewey would hold an aggregate of approximately 1.1% of Memic’s outstanding shares and shares issuable upon exercise of vested options and pre-transaction Memic warrants (assuming that, as of the closing of the Business Combination, no shares are redeemed and that there are an aggregate of 101,385,000 outstanding Memic ordinary shares, warrants to purchase Memic ordinary shares and vested options to purchase Memic ordinary shares (and excluding any Memic warrants issued to holders of MTAC warrants in the Business Combination and any price adjustment rights)). Mr. Dewey is a Managing Director of Ceros Financial Services, Inc., an investment advisory firm (“Ceros”), which served as a placement agent for Memic in its private placement offering of

Memic preferred shares in 2020 and 2021. Pursuant to its engagement by Memic, Ceros received warrants to purchase 460,467 Memic preferred shares, of which it currently holds warrants to purchase 295,920 Memic preferred shares, the treatment of which is described in “The Business Combination Agreement.” In addition, under the current Amended and Restated Articles of Association of Memic, Ceros has the authority to appoint, dismiss and replace one member of Memic’s Board of Directors so long as those Memic stockholders who were investors identified by Ceros, in its capacity as placement agent for Memic, hold in the aggregate at least ten percent of Memic’s issued and outstanding share capital on an as-converted basis.

•        David J. Matlin, a Director and the Chief Financial Officer of MTAC, personally holds 531,830 Memic preferred shares, as well as warrants to purchase 448,531 Memic preferred shares, the treatment of which is described in “The Business Combination Agreement.” Mr. Matlin purchased the Memic preferred shares at a price per share equal to $0.8918 (Preferred C-1 Shares) and $1.2005 (Preferred C-2 Shares). Mr. Matlin is also a PIPE investor and subscribed to purchase 250,000 PIPE Shares pursuant to a Subscription Agreement he executed concurrently with the parties’ execution of the Business Combination Agreement. Following the Effective Time, Mr. Matlin would hold an aggregate of approximately 0.76% of Memic’s outstanding shares and shares issuable upon exercise of pre-transaction Memic warrants (assuming that, as of the closing of the Business Combination, no shares are redeemed and that there are an aggregate of 101,385,000 outstanding Memic ordinary shares, warrants to purchase Memic ordinary shares and vested options to purchase Memic ordinary shares (and excluding any Memic warrants issued to holders of MTAC warrants in the Business Combination and any price adjustment rights)).

•        An affiliate of Manuel Aguero, a Director of MTAC, subscribed to purchase 250,000 PIPE Shares pursuant to a Subscription Agreement that was executed concurrently with the parties’ execution of the Business Combination Agreement.

In addition to the foregoing interests of certain officers and directors of MTAC, Michael Stansky, a special advisor to MTAC, and an affiliate of Mr. Stansky collectively hold 694,528 Memic preferred shares, as well as warrants to purchase 17,362 Memic preferred shares, the treatment of which is described in “The Business Combination Agreement.” Mr. Stansky and his affiliate acquired the Memic preferred shares following the conversion of their loans to Memic at an effective conversion price equal to $0.675 per share (Preferred D-2 Shares). In addition, Mr. Stansky and an affiliate of Mr. Stansky subscribed to purchase an aggregate of 400,000 PIPE Shares pursuant to Subscription Agreements that they executed concurrently with the parties’ execution of the Business Combination Agreement. Following the Effective Time, Mr. Stansky and his affiliate would collectively hold an aggregate of approximately 0.77% of Memic’s outstanding shares and shares issuable upon exercise of pre-transaction Memic warrants (assuming that, as of the closing of the Business Combination, no shares are redeemed and that there are an aggregate of 101,385,000 outstanding Memic ordinary shares, warrants to purchase Memic ordinary shares and vested options to purchase Memic ordinary shares (and excluding any Memic warrants issued to holders of MTAC warrants in the Business Combination and any price adjustment rights)).

Certain officers and members of the MTAC board also participate in arrangements that may provide them with other interests in the Business Combination that are different from yours, including, among others, arrangements for the continued service as directors of Memic following the consummation of the Business Combination.

Further, the Sponsor and the officers and directors of MTAC have, pursuant to the Sponsor Letter Agreement, each agreed (A) to vote any MTAC common stock owned by them in favor of the Business Combination and (B) not to redeem any shares in connection with a shareholder vote to approve the Business Combination.

These interests, among others, may influence or have influenced the Sponsor and the officers and members of the MTAC board and Memic to support or approve the Business Combination. For more information concerning the interests of MTAC’s officers and directors, see the section entitled “The Business Combination — Interests of MTAC’s Directors and Officers in the Business Combination” beginning on page 111 of this proxy statement/prospectus.

The engagement of Raymond James by both Memic and MTAC in connection with the Business Combination may give rise to a potential conflict of interest.

Memic has engaged Raymond James & Associates, Inc. (“Raymond James”), as one of its placement agents in connection with the PIPE investment and for which Raymond James will receive customary fees. Raymond James is also acting as investment banking advisor to MTAC in connection with the Business Combination and acted as the lead underwriter in connection with the MTAC IPO for which Raymond James is entitled to fees (including deferred underwriting fees that will be released from MTAC’s trust account) payable upon consummation of the Business Combination. The fact that Raymond James’ financial interests are tied to the consummation of the Business Combination may give rise to a potential conflict of interest in providing such services to Memic and MTAC.

MTAC may not have sufficient funds to consummate the Business Combination.

As of June 30, 2021, MTAC had approximately $643,000 of cash and cash equivalents available to it outside the Trust Account to fund its working capital requirements, prior to payment of any then-outstanding current liabilities. If MTAC is required to seek additional capital, it would need to borrow funds from the Sponsor, its management team or other third parties to operate or it may be forced to liquidate. None of such persons is under any obligation to advance funds to MTAC in such circumstances. Any such advances would be repaid only from funds held outside the Trust Account or from funds released to MTAC upon completion of the Business Combination. If MTAC is unable to consummate the Business Combination because it does not have sufficient funds available, MTAC will be forced to cease operations and liquidate the Trust Account. Consequently, MTAC’s public stockholders may receive less than $10 per share and their warrants will expire worthless.

If MTAC’s stockholders fail to properly demand redemption rights, they will not be entitled to convert their MTAC common stock into a pro rata portion of the Trust Account.

MTAC stockholders holding public shares may demand that MTAC convert their public shares into a pro rata portion of the Trust Account, calculated as of two business days prior to the vote to take place at the special meeting. To demand redemption rights, MTAC stockholders must deliver their shares (either physically or electronically) to MTAC’s transfer agent no later than two business days prior to the date of the special meeting. Any stockholder who fails to properly demand redemption rights by delivering his, her or its shares at least two business days prior to the date of the special meeting will not be entitled to convert his, her or its shares into a pro rata portion of the Trust Account. See the section of this proxy statement/prospectus titled “Special Meeting of MTAC Stockholders — Redemption Rights” for the procedures to be followed if you wish to convert your shares to cash.

The Business Combination remains subject to conditions that MTAC cannot control and if such conditions are not satisfied or waived, the Business Combination may not be consummated.

The Business Combination is subject to a number of conditions, including the condition that MTAC have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-5(g)(1) of the Exchange Act) either immediately prior to or upon consummation of the Business Combination, that there is no legal prohibition against consummation of the Business Combination, that the Memic ordinary shares be approved for listing on the NASDAQ Capital Market subject only to official notice of issuance thereof and the requirement to have a sufficient number of round lot holders, receipt of stockholder approvals, continued effectiveness of the registration statement of which this proxy statement/prospectus is a part, the truth and accuracy of MTAC’s and Memic’s representations and warranties made in the Business Combination Agreement, the non-termination of the Business Combination Agreement and consummation of certain ancillary agreements. There are no assurances that all conditions to the Business Combination will be satisfied or that the conditions will be satisfied in the time frame expected.

If the conditions to the Business Combination are not met (and are not waived, to the extent waivable), either MTAC or Memic may, subject to the terms and conditions of the Business Combination Agreement, terminate the Business Combination Agreement. See the section of this proxy statement/prospectus titled “The Business Combination Agreement — Termination.”

During the pendency of the Business Combination, MTAC will not be able to enter into a business combination with another party because of restrictions in the Business Combination Agreement. Furthermore, certain provisions of the Business Combination Agreement will discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Business Combination Agreement.

Covenants in the Business Combination Agreement impede the ability of MTAC to make acquisitions or complete other transactions that are not in the ordinary course of business pending completion of the Business

Combination. As a result, MTAC may be at a disadvantage to its competitors during that period. In addition, while the Business Combination Agreement is in effect, neither MTAC nor Memic may, directly or indirectly, solicit, initiate, knowingly encourage or knowingly facilitate (including by means of furnishing or disclosing information), discuss or negotiate  any alternative acquisition proposal, such as a merger, material sale of assets or equity interests or other business combination, with any third party, even though any such alternative acquisition could be more favorable to MTAC’s stockholders than the Business Combination. In addition, if the Business Combination is not completed, these provisions will make it more difficult to complete an alternative business combination following the termination of the Business Combination Agreement due to the passage of time during which these provisions have remained in effect.

The exercise of MTAC’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in MTAC’s stockholders’ best interest.

In the period leading up to the closing of the Business Combination, events may occur that, pursuant to the Business Combination Agreement, would require MTAC to agree to amend the Business Combination Agreement, to consent to certain actions taken by Memic or to waive rights that MTAC is entitled to under the Business Combination Agreement. Waivers may arise because of changes in the course of Memic’s business, a request by Memic to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on Memic’s business and would entitle MTAC to terminate the Business Combination Agreement. In any of such circumstances, it would be at MTAC’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of the financial and personal interests of the directors and officers described in the following risk factors may result in a conflict of interest on the part of one or more of the directors or officers between what he or they may believe is best for MTAC and what he or they may believe is best for himself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, MTAC does not believe there will be any changes or waivers that MTAC’s directors and officers would be likely to make after stockholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further stockholder approval, MTAC will circulate a new or amended proxy statement/prospectus and resolicit MTAC’s stockholders if changes to the terms of the Business Combination would have a material impact on its stockholders or represent a fundamental change in the proposals being voted upon.

MTAC may have to constrain its business activities to avoid being deemed an investment company under the Investment Company Act.

In general, a company that is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities may be deemed to be an investment company under the Investment Company Act. The Investment Company Act contains substantive legal requirements that regulate the manner in which “investment companies” are permitted to conduct their business activities. MTAC believes it has conducted, and intends to continue to conduct, its business in a manner that does not result in MTAC being characterized as an investment company. To avoid being deemed an investment company, MTAC may decide not to broaden its offerings, which could require MTAC to forgo attractive opportunities. If MTAC is deemed to be an investment company under the Investment Company Act, it may be required to institute burdensome compliance requirements and its activities may be restricted, which would adversely affect MTAC’s business, financial condition, and results of operations. In addition, MTAC may be forced to make changes to its management team if it is required to register as an investment company under the Investment Company Act.

Future resales of the Memic ordinary shares may cause the market price of Memic to drop significantly, even if Memic’s business is doing well.

MTAC, Sponsor and certain equityholders of Memic entered into the Confidentiality and Lockup Agreement with Memic. Pursuant to the Confidentiality and Lockup Agreement, Sponsor and such Memic equityholders have agreed that, during the Lockup Period, they will not, directly or indirectly, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares, or any options or warrants to purchase any share or any securities convertible into, exchangeable for or that represent the right to receive shares, or any interest in any of the foregoing, whether now owned or hereinafter acquired, owned directly by such shareholder (including holding as a custodian) or with respect to which such shareholder has beneficial ownership within the rules and regulations of the SEC (in each case, subject to certain exceptions set forth in the Confidentiality and Lockup Agreement). See the section of this proxy statement/prospectus titled “Certain Agreements Related to the Business Combination — Confidentiality and Lock-Up Agreement.”

The Memic ordinary shares underlying the price adjustment rights issued as part of the reclassification are to be registered pursuant to this registration statement on Form F-4. Further, concurrently with the consummation of the Business Combination, MTAC, the Sponsor, Memic and certain equityholders of Memic will enter into the Registration Rights Agreement, providing such stockholders with customary demand registration rights and piggy-back registration rights with respect to registration statements filed by Memic after the closing. See the section of this proxy statement/prospectus titled “Certain Agreements Related to the Business Combination — Registration Rights Agreement.”

Upon expiration of the applicable Lockup Period and upon the effectiveness of any registration statement Memic files pursuant to the above-referenced Registration Rights Agreement in a registered offering of securities pursuant to the Securities Act or otherwise in accordance with Rule 144 under the Securities Act, such Memic shareholders may sell large numbers of Memic ordinary shares and warrants in the open market or in privately negotiated transactions, which could have the effect of increasing the volatility in the trading price of the Memic ordinary shares or the Memic warrants or putting significant downward pressure on the price of the Memic ordinary shares or warrants. Additionally, downward pressure on the market price of the Memic ordinary shares or Memic warrants likely will result from sales of Memic ordinary shares issued in connection with the exercise of warrants. Further, sales of Memic ordinary shares or warrants upon expiration of the applicable Lockup Period could encourage short sales by market participants. Generally, short selling means selling a security, contract or commodity not owned by the seller. The seller is committed to eventually purchase the financial instrument previously sold. Short sales are used to capitalize on an expected decline in the security’s price. Short sales of Memic ordinary shares or warrants could depress the price of the Memic ordinary shares or the Memic warrants, respectively, which could increase the potential for short sales.

Additionally, through the Subscription Agreements, Memic has agreed with the PIPE investors to register the PIPE Shares on a resale registration statement following the closing of the Business Combination. These shares will be freely tradable without restriction or further registration under the Securities Act, unless the shares are held by any of MTAC’s “affiliates” as such term is defined in Rule 144 under the Securities Act. This additional liquidity in the market for Memic ordinary shares may lead to downward pressure on the market price of the Memic ordinary shares.

Neither MTAC nor Memic can predict the size of future issuances of Memic ordinary shares or Memic warrants or the effect, if any, that future issuances and sales of Memic ordinary shares or Memic warrants will have on the market price of the Memic ordinary shares or Memic warrants. Sales of substantial amounts of Memic ordinary shares (including those ordinary shares issued in connection with the Business Combination), or the perception that such sales could occur, may adversely affect prevailing market prices of Memic ordinary shares or Memic warrants.

MTAC and Memic will incur significant transaction and transition costs in connection with the Business Combination.

MTAC and Memic have both incurred and expect to incur significant, non-recurring costs in connection with consummating the Business Combination and operating as a public company following the consummation of the Business Combination. Memic may also incur additional costs to attract and retain key employees. Other than any filing fees that may be required by governmental entities (which would be split by the respective parties), all expenses incurred in connection with the Business Combination, including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be for the account of the party incurring such fees, expenses and costs or paid by Memic following the closing.

Subsequent to the completion of the Business Combination, the combined company may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and the combined company’s ordinary share price, which could cause you to lose some or all of your investment.

Although MTAC has conducted due diligence on Memic and its subsidiaries, MTAC cannot assure you that this diligence will surface all material issues that may be present in Memic’s business, that it would be possible to uncover all material issues through a customary amount of due diligence or that factors outside of Memic’s business and outside of its control will not later arise. As a result of these factors, the combined company may be forced to later write-down or write-off assets, restructure its operations or incur impairment or other charges that could result in its reporting losses. Even if MTAC’s due diligence successfully identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with MTAC’s risk analysis. Even though these charges may be non-cash items and would not have an immediate impact on the combined company’s liquidity, the fact that the combined company reports charges of this nature could contribute to negative market perceptions of the combined company or its securities. Accordingly, any stockholders who choose to remain shareholders following the Business Combination could suffer a reduction in the value of their shares. Such shareholders are unlikely to have a remedy for such reduction in value.

The Memic securities to be received by MTAC’s securityholders as a result of the Business Combination will have different rights from MTAC securities.

Following completion of the Business Combination, MTAC’s securityholders will no longer be securityholders of MTAC but will instead be securityholders of Memic. There will be important differences between your current rights as an MTAC securityholder and your rights as a Memic securityholder. See “Comparison of Your Rights as a Holder of MTAC’s Shares and Your Rights as a Potential Holder of the Combined Company Shares” for a discussion of the different rights associated with the Memic securities.

MTAC’s stockholders will have a reduced ownership and voting interest after consummation of the Business Combination and will exercise less influence over management.

After the completion of the Business Combination, MTAC’s stockholders will own a smaller percentage of Memic than they currently own of MTAC. At the closing, existing Memic shareholders and holders of Existing Memic Warrants (as defined in “Description of Memic Warrants) and vested Memic options would hold approximately 61.65% of the issued and outstanding Memic ordinary shares and shares underlying Existing Memic Warrants and vested Memic options, PIPE investors would hold approximately 7.53% of the issued and outstanding Memic ordinary shares and shares underlying outstanding Existing Memic Warrants and vested Memic options, and current stockholders of MTAC (including the Sponsor) would hold approximately 30.82% of the issued and outstanding Memic ordinary shares and shares underlying Existing Memic Warrants and vested Memic options (assuming no holder of MTAC common stock exercised redemption rights as described in this proxy statement/prospectus), excluding for such purposes, the Memic ordinary shares issuable upon the exercise of price adjustment rights issued as part of the Business Combination to Memic shareholders. Consequently, MTAC’s stockholders, as a group, will have reduced ownership and voting power in the combined company compared to their ownership and voting power in Memic.

Memic may issue additional Memic ordinary shares or other equity securities without seeking approval of the Memic shareholders, which would dilute your ownership interests and may depress the market price of the Memic ordinary shares.

Upon consummation of the Business Combination, Memic will have warrants outstanding to purchase an aggregate of approximately up to 24,342,682 Memic ordinary shares (inclusive of the Existing Memic Warrants as well as the MTAC warrants to be assumed by Memic in the Business Combination). Further, Memic may choose to seek third party financing to provide additional working capital for its business, in which event Memic may issue additional equity securities. Following the consummation of the Business Combination, Memic may also issue additional Memic ordinary shares or other equity securities of equal or senior rank in the future for any reason or in connection with, among other things, future acquisitions, the redemption of outstanding warrants or repayment of outstanding indebtedness, without shareholder approval, in a number of circumstances.

The issuance of additional Memic ordinary shares or other equity securities of equal or senior rank may have the following effects:

•        Memic’s existing shareholders’ proportionate ownership interest in Memic may decrease;

•        the amount of cash available per share, including for payment of dividends in the future, may decrease;

•        the relative voting strength of each previously outstanding Memic ordinary share may be diminished; and

•        the market price of the Memic ordinary shares may decline.

Even if MTAC consummates the Business Combination, there is no guarantee that the Memic warrants will ever be in the money, and they may expire worthless.

Upon consummation of the Business Combination, each MTAC warrant will become one Memic warrant, exercisable to purchase one Memic ordinary share at an exercise price of $11.50 per share. There is no guarantee that such Memic warrants, following the Business Combination, will ever be in the money prior to their expiration, and as such, the Memic warrants may expire worthless.

The Sponsor, an affiliate of current officers and directors of MTAC, is liable to ensure that proceeds of the Trust Account are not reduced by vendor claims in the event the Business Combination is not consummated. Such liability may have influenced MTAC’s board of directors’ decision to pursue the Business Combination and MTAC’s board of directors’ decision to approve it.

If the Business Combination or another business combination is not consummated by MTAC on or before December 22, 2022, the Sponsor, an affiliate of current officers and directors of MTAC, will be liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by MTAC for services rendered or contracted for or for products sold to MTAC, but only if such a vendor or target business has not executed a waiver agreement. If MTAC consummates a business combination, on the other hand, MTAC will be liable for all such claims. MTAC has not asked the Sponsor to reserve for such indemnification obligations, nor has MTAC independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations; furthermore, MTAC believes that the Sponsor’s only assets are securities of MTAC.

These obligations of the Sponsor may have influenced MTAC’s board of directors’ decision to pursue the Business Combination with Memic or MTAC’s board of directors’ decision to approve the Business Combination. In considering the recommendations of MTAC’s board of directors to vote for the Business Combination Proposal and other proposals, stockholders should consider these interests. See the section of this proxy statement/prospectus titled “The Business Combination — Interests of MTAC’s Directors and Officers in the Business Combination.”

MTAC’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to MTAC’s public stockholders in the event a business combination is not consummated.

If proceeds in the Trust Account are reduced below $10.00 per public share and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, MTAC’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While MTAC currently expects that its independent directors would take legal action on MTAC’s behalf against the Sponsor to enforce the Sponsor’s indemnification obligations, it is possible that MTAC’s independent directors in exercising their business judgment may choose not to do so in any particular instance. If MTAC’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to MTAC’s public stockholders may be reduced below $10.00 per share.

Activities taken by existing MTAC stockholders to increase the likelihood of approval of the Business Combination Proposal and other proposals could have a depressive effect on the MTAC common stock.

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding MTAC or its securities, MTAC, the Sponsor, MTAC’s officers and directors, Memic, the Memic officers and directors and/or their respective affiliates may purchase MTAC common stock from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of MTAC common stock or vote their shares of MTAC common stock in favor of the Business Combination Proposal. The purpose of such purchases and other transactions would be to increase the likelihood of approval of the Business Combination Proposal by the holders of a majority of the outstanding shares of MTAC common stock and ensure that MTAC has in excess of $5,000,001 of net assets to consummate the Business Combination where it appears that such requirement would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares owned by the

Sponsor for nominal value. Entering into any such arrangements may have a depressive effect on the MTAC common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares of MTAC common stock at a price lower than market and may therefore be more likely to sell the MTAC common stock he, she or it owns, either prior to or immediately after the special meeting.

In addition, if such purchases are made, the public “float” of the Memic ordinary shares following the Business Combination and the number of beneficial holders of Memic securities may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of Memic securities on Nasdaq or another national securities exchange or reducing the liquidity of the trading market for the Memic ordinary shares.

The Business Combination may be completed even though material adverse effects may result from the announcement of the Business Combination, industry-wide changes and other causes.

In general, either MTAC or Memic may refuse to complete the Business Combination if there is a material adverse effect affecting the other party between the signing date of the Business Combination Agreement and the planned closing. However, certain types of changes do not permit either party to refuse to consummate the Business Combination, even if such change could be said to have a material adverse effect on Memic or MTAC (unless such change would be reasonably expected to have a material adverse effect on either party’s ability to consummate the transactions by March 11, 2022), including the following events (except, in certain cases where the change has a disproportionate effect on a party):

•        changes generally affecting the economy and the financial or securities markets, including the COVID-19 pandemic;

•        the outbreak or escalation of war or any act of terrorism, civil unrest or natural disasters;

•        changes (including changes in law) or general conditions in the industry in which the party operates;

•        changes in GAAP or the authoritative interpretation of GAAP; or

•        changes attributable to the public announcement or pendency of the transactions or the execution or performance of the Business Combination Agreement.

Further, MTAC or Memic may waive the occurrence of a material adverse effect affecting the other party. If a material adverse effect occurs and the parties still consummate the Business Combination, the market trading price of the Memic ordinary shares and Memic warrants may suffer.

Delays in completing the Business Combination may substantially reduce the expected benefits of the Business Combination.

Satisfying the conditions to, and completion of, the Business Combination may take longer than, and could cost more than, MTAC or Memic expects. Any delay in completing or any additional conditions imposed in order to complete the Business Combination may materially adversely affect the benefits that MTAC expects to achieve from the Business Combination.

MTAC and Memic have no history operating as a combined company. The unaudited pro forma condensed combined financial information may not be an indication of Memic’s financial condition or results of operations following the Business Combination, and accordingly, you have limited financial information on which to evaluate Memic and your investment decision.

Memic has a limited operating history and Memic and MTAC have no prior history as a combined entity and their operations have not been previously managed on a combined basis. The unaudited pro forma condensed combined financial information contained in this proxy statement/prospectus has been prepared using the consolidated historical financial statements of MTAC and Memic, and is presented for illustrative purposes only and should not be considered to be an indication of the results of operations including, without limitation, future revenue, or financial condition of the combined company following the Business Combination. Certain adjustments and assumptions have been made regarding the combined company after giving effect to the Business Combination. Memic and MTAC believe these assumptions are reasonable, however, the information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments are difficult to make with accuracy. These assumptions may not prove to be accurate, and other factors may affect MTAC’s results of operations or financial condition following the consummation of the Business Combination. For these and other reasons, the historical and pro forma condensed combined financial information included in this proxy statement/prospectus does not necessarily reflect Memic’s results of operations and financial condition and the actual financial condition and results of operations of Memic following the Business Combination may not be consistent with, or evident from, this pro forma financial information.

The projections and forecasts presented in this proxy statement/prospectus may not be an indication of the actual results of the transaction or Memic’s future results.

This proxy statement/prospectus contains projections and forecasts prepared by Memic. None of the projections and forecasts included in this proxy statement/prospectus have been prepared with a view toward public disclosure other than to certain parties involved in the Business Combination or toward complying with SEC guidelines or U.S. GAAP. The projections and forecasts were prepared based on numerous variables and assumptions which are inherently uncertain and may be beyond the control of Memic and MTAC. Important factors that may affect actual results and results of Memic’s operations following the Business Combination, or could lead to such projections and forecasts not being achieved include, but are not limited to: client demand for Memic’s products, an evolving competitive landscape, rapid technological change, margin shifts in the industry, regulation changes in a highly regulated environment, successful management and retention of key personnel, unexpected expenses and general economic conditions. As such, these figures, projections and forecasts may be inaccurate and should not be relied upon as an indicator of future results.

If MTAC is unable to complete the Business Combination or another business combination by December 22, 2022 (or such other date as approved by MTAC stockholders through approval of an amendment to the MTAC Charter), MTAC will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, MTAC public stockholders may only receive $10 per share (or less than such amount in certain circumstances) and MTAC warrants will expire worthless.

If MTAC is unable to complete the Business Combination or another business combination within the required time period, MTAC will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to MTAC to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding MTAC public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of MTAC’s remaining stockholders and its board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to MTAC’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In such case, MTAC public stockholders may only receive $10 per share, and MTAC warrants will expire worthless. In certain circumstances, MTAC public stockholders may receive less than $10 per share on the redemption of their shares.

If the Business Combination is not completed, potential target businesses may have leverage over MTAC in negotiating a business combination, MTAC’s ability to conduct due diligence on a business combination as it approaches its dissolution deadline may decrease, and it may have insufficient working capital to continue to pursue potential target businesses, each of which could undermine its ability to complete a business combination on terms that would produce value for MTAC stockholders.

Any potential target business with which MTAC enters into negotiations concerning an initial business combination will be aware that, unless MTAC amends its existing charter to extend its life and amend certain other agreements it has entered into, then MTAC must complete its initial business combination by December 22, 2022. Consequently, if MTAC is unable to complete this Business Combination, a potential target business may obtain leverage over it in negotiating an initial business combination, knowing that if MTAC does not complete its initial business combination with that particular target business, it may be unable to complete its initial business combination with any target business. This risk will increase as MTAC gets closer to the timeframe described above. In addition,

MTAC may have limited time to conduct due diligence and may enter into its initial business combination on terms that it would have rejected upon a more comprehensive investigation. Additionally, MTAC may have insufficient working capital to continue efforts to pursue a business combination.

In the event of liquidation by MTAC, third parties may bring claims against MTAC and, as a result, the proceeds held in the Trust Account could be reduced and the per-share liquidation price received by stockholders could be less than $10 per share.

Under the terms of the MTAC Charter, MTAC must complete the Business Combination or another business combination by December 22, 2022 (unless such date is extended by MTAC’s stockholders), or MTAC must cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, third parties may bring claims against MTAC. Although MTAC has obtained waiver agreements from certain vendors and service providers it has engaged and owes money to, and the prospective target businesses it has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the Trust Account notwithstanding such agreements. Furthermore, there is no guarantee that a court will uphold the validity of such agreements. Accordingly, the proceeds held in the Trust Account could be subject to claims which could take priority over those of MTAC’s public stockholders. If MTAC is unable to complete a business combination within the required time period, the Sponsor has agreed that it will be liable to MTAC if and to the extent any claims by a vendor for services rendered or products sold to it, or a prospective target business with which it has discussed entering into a transaction agreement, reduces the amount of funds in the Trust Account to below $10.00 per public share, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under MTAC’s indemnity of the underwriter of the initial public offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. Furthermore, the Sponsor will not be liable to public stockholders and instead will only have liability to MTAC. MTAC has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and, therefore, the Sponsor may not be able to satisfy those obligations. MTAC has not asked the Sponsor to reserve for such eventuality. Therefore, the per-share distribution from the Trust Account in such a situation may be less than the approximately $[______] estimated to be in the Trust Account as of two business days prior to the special meeting date, due to such claims.

Additionally, if MTAC is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, or if MTAC otherwise enters compulsory or court supervised liquidation, the proceeds held in the Trust Account could be subject to applicable bankruptcy law and may be included in its bankruptcy.

Because Memic is not conducting an underwritten offering of its securities, no underwriter has conducted due diligence of Memic’s business, operations or financial condition, or reviewed the disclosure in this proxy statement/prospectus.

Section 11 of the Securities Act imposes liability on parties, including underwriters, involved in a securities offering if the registration statement contains a materially false statement or material omission. To effectively establish a due diligence defense against a cause of action brought pursuant to Section 11 of the Securities Act, a defendant, including an underwriter, carries the burden of proof to demonstrate that he or she, after reasonable investigation, believed that the statements in the registration statement were true and free of material omissions. In order to meet this burden of proof, underwriters in a registered offering typically conduct extensive due diligence of the registrant and vet the registrant’s disclosure. Such due diligence may include calls with the issuer’s management, review of material agreements and background checks on key personnel, among other investigations.

Because Memic intends to become publicly traded through a business combination with a special purpose acquisition company rather through an underwritten offering of its ordinary shares, no underwriter is involved in the transaction. As a result, no underwriter has conducted diligence on Memic in order to establish a due diligence defense with respect to the disclosure presented in this proxy statement/prospectus. If such investigation had occurred, certain information in this prospectus may have been presented in a different manner or additional information may have been presented at the request of such underwriter.

MTAC’s stockholders may be held liable for claims by third parties against MTAC to the extent of distributions received by them.

If MTAC is unable to complete the Business Combination or another business combination within the required time period, MTAC will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to MTAC to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding MTAC public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of MTAC’s remaining stockholders and its board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to MTAC’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. MTAC cannot assure you that it will properly assess all claims that may be potentially brought against MTAC. As a result, MTAC’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of its stockholders may extend well beyond the third anniversary of the date of distribution. Accordingly, MTAC cannot assure you that third parties will not seek to recover from its stockholders amounts owed to them by MTAC.

Additionally, if MTAC is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by MTAC’s stockholders. Because MTAC intends to distribute the proceeds held in the Trust Account to its public stockholders promptly after the expiration of the time period to complete a business combination, this may be viewed or interpreted as giving preference to its public stockholders over any potential creditors with respect to access to or distributions from its assets. Furthermore, MTAC’s board of directors may be viewed as having breached their fiduciary duties to its creditors and/or may have acted in bad faith, and thereby exposing itself and MTAC to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors. MTAC cannot assure you that claims will not be brought against it for these reasons.

MTAC may be a target of securities class action and derivative lawsuits which could result in substantial costs and may delay or prevent the Business Combination from being completed.

Securities class action lawsuits and derivative lawsuits are often brought against companies that have entered into business combination agreements or similar agreements. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on MTAC’s liquidity and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting consummation of the Business Combination, then that injunction may delay or prevent the Business Combination from being completed. Currently, MTAC is not aware of any securities class action lawsuits or derivative lawsuits being filed in connection with the Business Combination.

The Sponsor has agreed to vote in favor of the Business Combination, regardless of how MTAC’s public stockholders vote.

The Sponsor owns and is entitled to vote an aggregate of approximately 20% on an as-converted basis of the outstanding MTAC common stock. The Sponsor, as well as the officers and directors of MTAC, have agreed to vote their shares in favor of the Business Combination Proposal. These holders have also indicated that they intend to vote their shares in favor of all other proposals being presented at the meeting. Accordingly, it is more likely that the necessary stockholder approval for the Business Combination Proposal and the other proposals will be received than would be the case if these holders agreed to vote their Founder Shares in accordance with the majority of the votes cast by MTAC’s public stockholders.

The ongoing COVID-19 pandemic may adversely affect MTAC’s and Memic’s ability to consummate the Business Combination.

The COVID-19 pandemic has resulted in governmental authorities worldwide implementing numerous measures to contain the virus, including travel restrictions, quarantines, shelter-in-place orders and business limitations and shutdowns. More generally, the pandemic raises the possibility of an extended global economic downturn and has caused volatility in financial markets. The pandemic may also amplify many of the other risks described in this proxy statement/prospectus.

MTAC and Memic may be unable to complete the Business Combination if continued concerns relating to COVID-19 restrict travel and limit the ability to have meetings with potential investors or the Memic personnel. The extent to which COVID-19 impacts MTAC’s and Memic’s ability to consummate the transactions will depend on future developments, which are highly uncertain and cannot be predicted, including new information that may emerge concerning the severity of COVID-19 or any variants thereof, and the actions to contain COVID-19 or treat its impact, among others. If the disruptions posed by COVID-19 or other matters of global concern continue for an extended period of time, MTAC’s and Memic’s ability to consummate the transactions may be materially adversely affected.

Risks Related to the Adjournment Proposal

If the Adjournment Proposal is not approved, MTAC’s board of directors will not have the ability to adjourn the special meeting to a later date.

If, at the special meeting, the chairman presiding over the special meeting determines that it would be in the best interests of MTAC to adjourn the special meeting to give MTAC more time to consummate the Business Combination for whatever reason (such as if the Business Combination Proposal is not approved, or if MTAC would have net tangible assets of less than $5,000,001 either immediately prior to or upon the consummation of the Business Combination, or if additional time is needed to fulfil other closing conditions), the chairman presiding over the special meeting will seek approval to adjourn the special meeting to a later date or dates. If the Adjournment Proposal is not approved, the chairman will not have the ability to adjourn the special meeting to a later date in order to solicit further votes. In such event, the Business Combination would not be completed.

Risks Related to MTAC’s Accounting of Its Warrants

MTAC has identified a material weakness in its internal control over financial reporting. This material weakness could continue to adversely affect MTAC’s ability to report its results of operations and financial condition accurately and in a timely manner.

MTAC’s management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. MTAC’s management is likewise required, on a quarterly basis, to evaluate the effectiveness of its internal controls and to disclose any changes and material weaknesses identified through such evaluation in those internal controls. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of MTAC’s annual or interim financial statements will not be prevented or detected on a timely basis.

As described elsewhere in this proxy statement/prospectus, MTAC identified a material weakness in its internal control over financial reporting related to the accounting for the warrants it issued in connection with the MTAC IPO. As a result of this material weakness, MTAC’s management concluded that its internal control over financial reporting was not effective as of December 22, 2020, and as of December 31, 2020. This material weakness resulted in a material misstatement of MTAC’s warrant liabilities, Class A common stock subject to possible redemption, change in fair value of warrant liabilities, additional paid-in capital, accumulated deficit and related financial disclosures.

To respond to this material weakness, MTAC has devoted, and plans to continue to devote, significant effort and resources to the remediation and improvement of its internal control over financial reporting. While MTAC has processes to identify and appropriately apply applicable accounting requirements, MTAC plans to enhance these processes to better evaluate its research and understanding of the nuances of the complex accounting standards that apply to its financial statements. MTAC’s plans at this time include providing enhanced access to accounting literature, research materials and documents and increased communication among its personnel and third-party professionals with whom MTAC consults regarding complex accounting applications. The elements of MTAC’s remediation plan can only be accomplished over time, and MTAC can offer no assurance that these initiatives will ultimately have the intended effects. For a discussion of management’s consideration of the material weakness identified related to MTAC’s accounting for the warrants MTAC issued in connection with the MTAC IPO, see “Note 2 — Restatement of Previously Issued Financial Statements” to the financial statements of MTAC included elsewhere in this proxy statement/prospectus.

Any failure to maintain such internal control could adversely impact MTAC’s ability to report its financial position and results from operations on a timely and accurate basis. If MTAC’s financial statements are not accurate, investors may not have a complete understanding of its operations. Likewise, if MTAC’s financial statements are not filed on a timely basis, MTAC could be subject to sanctions or investigations by the stock exchange on which its common stock is listed, the SEC or other regulatory authorities. In either case, it could result in a material adverse effect on MTAC’s business. Failure to timely file will cause MTAC to be ineligible to utilize short form registration statements on Form S-3 or Form S-4, which may impair its ability to obtain capital in a timely fashion to execute MTAC’s business strategies or issue shares to effect an acquisition. Ineffective internal controls could also cause investors to lose confidence in MTAC’s reported financial information, which could have a negative effect on the trading price of its stock.

Memic can give no assurance that the measures MTAC has taken and plans to take in the future will remediate the material weakness identified or that any additional material weaknesses or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls. In addition, even if MTAC is successful in strengthening its controls and procedures, in the future those controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of MTAC’s financial statements.

MTAC’s warrants are required to be accounted for as liabilities rather than as equity and such requirement resulted in a restatement of MTAC’s previously issued financial statements.

On April 12, 2021, the SEC staff issued the Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) (the “SEC Statement”). In the SEC Statement, the SEC staff expressed its view that certain terms and conditions common to SPAC warrants may require the warrants to be classified as liabilities on the SPAC’s balance sheet as opposed to equity. Since issuance, MTAC’s warrants were accounted for as equity within its balance sheet, and after discussion and evaluation, including with its independent auditors, MTAC concluded that its warrants should be presented as liabilities with subsequent fair value remeasurement. Therefore, MTAC conducted a valuation of its warrants and restated its previously issued financial statements, which resulted in unanticipated costs and diversion of management resources and may result in potential loss of investor confidence. Although MTAC has now completed the restatement, it cannot guarantee that it will have no further inquiries from the SEC or Nasdaq regarding its restated financial statements or matters relating thereto.

Any future inquiries from the SEC or Nasdaq as a result of the restatement of MTAC’s historical financial statements will, regardless of the outcome, likely consume a significant amount of its resources in addition to those resources already consumed in connection with the restatement itself.

The restatement of MTAC’s financial statements in June 2021 has subjected it to additional risks and uncertainties, including increased professional costs and the increased possibility of legal proceedings.

As a result of the restatement of its financial statements, MTAC has become subject to additional risks and uncertainties, including, among others, increased professional fees and expenses and time commitment that may be required to address matters related to the restatements, and scrutiny of the SEC and other regulatory bodies, which could cause investors to lose confidence in MTAC’s reported financial information and could subject it to civil or criminal penalties or shareholder litigation. MTAC could face monetary judgments, penalties, or other sanctions that could have a material adverse effect on its business, financial condition and results of operations and could cause its stock price to decline.

Certain of MTAC’s warrants are accounted for as a warrant liability and are recorded at fair value upon issuance with changes in fair value each period to be reported in earnings, which may have an adverse effect on the market price of the MTAC common stock.

Following the restatement of its historical financial statements, MTAC accounted for its warrants as a warrant liability and recorded at fair value upon issuance any changes in fair value each period reported in earnings as it determined based upon a valuation report obtained from its independent third party valuation firm. The impact of changes in fair value on earnings may have an adverse effect on the market price of the MTAC common stock.

Risks Related to Redemption

The ability of MTAC public stockholders to exercise redemption rights with respect to a large number of shares of MTAC common stock could increase the probability that the Business Combination would be unsuccessful and that you would have to wait for liquidation in order to redeem MTAC common stock.

The obligations of Memic and Merger Sub to consummate the Business Combination is conditioned upon, among other things, MTAC having an amount of available cash in its Trust Account, following payment by MTAC to its stockholders who have validly elected to redeem their shares of MTAC common stock, plus proceeds from the sale of PIPE Shares, of at least $250 million; similarly, the obligations of MTAC to consummate the Business Combination is conditioned upon, among other things, there being aggregate redemptions of $125 million or less from the Trust Account. If the Business Combination is not consummated, you would not receive your pro rata portion of the Trust Account until the Trust Account is liquidated. If you are in need of immediate liquidity, you could attempt to sell your MTAC common stock in the open market; however, at such time MTAC common stock may trade at a discount to the pro rata amount per share in the Trust Account. In either situation, you may suffer a material loss on your investment or lose the benefit of funds expected in connection with MTAC’s redemption until MTAC liquidates or you are able to sell your MTAC common stock in the open market.

Public stockholders, together with any affiliates of theirs or any other person with whom they are acting in concert or as a “group,” will be restricted from seeking redemption rights with respect to more than 15% of the public shares.

A public stockholder, together with any affiliate or any other person with whom such stockholder is acting in concert or as a “group,” will be restricted from seeking redemption rights with respect to more than 15% of the public shares. Accordingly, if you hold more than 15% of the public shares and the Business Combination Proposal is approved, you will not be able to seek redemption rights with respect to the full amount of your shares and may be forced to hold the shares in excess of 15% or sell them in the open market. MTAC cannot assure you that the value of such excess shares will appreciate over time following a business combination or that the market price of MTAC common stock will exceed the per-share redemption price.

There is no guarantee that an MTAC stockholder’s decision to redeem its shares for a pro rata portion of the Trust Account will put the stockholder in a better future economic position.

There is no assurance as to the price at which an MTAC stockholder may be able to sell its Memic ordinary shares in the future following the completion of the Business Combination or shares with respect to any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in the share price, and may result in a lower value realized now than a stockholder of MTAC might realize in the future had the stockholder not redeemed his, her or its shares. Similarly, if a stockholder does not redeem its shares, the stockholder will bear the risk of ownership of the public shares after the consummation of any initial business combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A stockholder should consult the stockholder’s tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

SPECIAL MEETING OF MTAC STOCKHOLDERS

The MTAC Special Meeting

MTAC is furnishing this proxy statement/prospectus to its stockholders as part of the solicitation of proxies by its board of directors for use at the special meeting of MTAC’s stockholders and at any adjournment or postponement thereof. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the special meeting.

Date, Time and Place of Special Meeting

The special meeting will be held on [            ], 2021, at [        ] a.m., Eastern time, solely over the Internet by means of a live audio webcast. You may attend the special meeting webcast by accessing the web portal located at https:// [•] and following the instructions set forth on your proxy card.

Purpose of Special Meeting

At the special meeting, MTAC is asking its stockholders:

1.      Proposal No. 1 — The Business Combination Proposal — to consider and vote upon a proposal to approve and adopt the Business Combination Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A, and the transactions contemplated therein, including the Business Combination.

2.      Proposal No. 2 — The Charter Proposal — to approve the following material differences between the MTAC Charter and Memic’s amended and restated articles of association to be effective upon the consummation of the Business Combination: (i) the name of the new public entity will be “Memic Innovative Surgery Ltd.” as opposed to “MedTech Acquisition Corporation”; (ii) Memic’s amended and restated articles of association will provide for one class of ordinary shares as opposed to the two classes of MTAC common stock provided for in the MTAC Charter; (iii) Memic’s corporate existence is perpetual as opposed to MTAC’s corporate existence terminating if a business combination is not consummated within a specific period of time; and (iv) Memic’s amended and restated articles of association will not include the various provisions applicable only to special purpose acquisition corporations that the MTAC Charter contains.

3.      Proposal No. 3 — The Adjournment Proposal — to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, if the parties are not able to consummate the Business Combination.

Recommendation of MTAC’s Board of Directors

MTAC’s board of directors has determined that each of the proposals outlined above is fair to and in the best interests of MTAC and its stockholders and recommended that MTAC’s stockholders vote “FOR” the Business Combination Proposal, “FOR” the Charter Proposal and “FOR” the Adjournment Proposal, if presented.

Record Date and Voting

MTAC stockholders will be entitled to vote or direct votes to be cast at the special meeting if they owned shares of MTAC common stock at the close of business on [•], 2021, which is the record date for the special meeting. Stockholders will have one vote for each share of MTAC common stock owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. MTAC’s warrants to not have voting rights. On the record date, there were [•] shares of MTAC common stock outstanding, of which [•] were MTAC public shares.

The proposals to be presented at the special meeting will require the following votes:

1.      Business Combination Proposal — Under Delaware law and the MTAC Charter, the approval of the Business Combination Proposal will require the affirmative vote of the holders of a majority of the votes cast by the then outstanding shares of MTAC common stock present and entitled to cast votes at the special meeting; provided, however, the Business Combination Agreement provides that, as a condition to the parties’ obligations to consummate the Business Combination (which may be waived by the respective parties), MTAC shall have also obtained the affirmative vote of the holders of at least a majority of the shares of MTAC common stock entitled to vote on the matter at the special meeting, excluding the shares beneficially owned by the Sponsor or any of its controlled affiliates or any of MTAC’s directors or executive officers. Abstentions will have the same effect as a vote “against” the Business Combination Proposal. Brokers are not entitled to vote on the Business Combination Proposal absent voting instructions from the beneficial holder and, consequently, broker non-votes will have no effect on the Business Combination Proposal. The Business Combination will not be consummated if MTAC has less than $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) either immediately prior to or upon consummation of the Business Combination. The approval of the Business Combination Proposal is a condition to the consummation of the Business Combination. If the Business Combination Proposal is not approved, the other proposals (except an Adjournment Proposal, as described below) will not be presented to the MTAC stockholders for a vote.

2.      Charter Proposal — The approval of the Charter Proposal will require the affirmative vote of the holders of a majority of the votes cast by the then outstanding shares of MTAC common stock present and entitled to cast votes at the special meeting. Abstentions will have the same effect as a vote “against” the Charter Proposal. Brokers are not entitled to vote on the Charter Proposal absent voting instructions from the beneficial holder and, consequently, broker non-votes will have no effect on the Charter Proposal.

3.      The Adjournment Proposal — The approval of the Adjournment Proposal will require the affirmative vote of the holders of a majority of the shares of MTAC common stock present and entitled to vote at the special meeting. Abstentions will have the same effect as a vote “against” the Adjournment Proposal. Broker non-votes will have no effect on the Adjournment Proposal.

Voting Your Shares

If you are a holder of record of MTAC common stock, there are two ways to vote your shares of MTAC common stock at the special meeting:

•        By Mail.    You may vote by proxy by completing the enclosed proxy card and returning it in the postage-paid return envelope. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will note your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted “FOR” all of the proposals in accordance with the recommendation of MTAC’s board of directors. Proxy cards received after a matter has been voted upon at the special meeting will note be counted.

•        In Person.    You may attend the special meeting webcast and vote electronically using the ballot provided to you during the webcast. You may attend the special meeting webcast by accessing the web portal located at https://[•] and following the instructions set forth on your proxy card. See “Questions and Answers — When and where is the special meeting?”

Who Can Answer Your Questions About Voting Your Shares

If you are a MTAC stockholder and have questions about how to vote or direct a vote in respect of your shares of MTAC common stock, please contact Morrow Sodali LLC, MTAC’s proxy solicitor, by calling (800) 662-5200 or banks and brokers can call collect at (203) 658-9400, or by emailing MTAC.info@investor.morrowsodali.

Quorum and Vote Required for Proposals

A quorum is the minimum number of shares of MTAC common stock that must be present to hold a valid meeting. A quorum will be present at the MTAC special meeting if majority of the voting power of the issued and outstanding shares of MTAC common stock entitled to vote at the meeting are represented at the virtual special meeting or by proxy. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum. The MTAC Class A Stock and MTAC Class B Stock are entitled to vote together as a single class on all matters to be considered at the special meeting.

Revocability of Proxies

If you are a holder of record of MTAC common stock and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•        You may send another proxy card to MTAC’s secretary with a later date so that it is received prior to the vote at the special meeting or attend the live webcast of the special meeting and vote electronically;

•        You may notify MTAC’s secretary in writing, prior to the vote at the special meeting, that you have revoked your proxy; or

•        You may attend the live webcast of the special meeting and vote electronically or revoke your proxy electronically, although your attendance alone will not revoke any proxy that you have previously given.

If you hold your MTAC common stock in “street name,” you may submit new instructions on how to vote your shares by contacting your broker bank or other nominee.

Redemption Rights

Holders of MTAC public shares may redeem their shares for cash, regardless of whether they vote for or against, or whether they abstain from voting on, the Business Combination Proposal. Any stockholder holding MTAC public shares may demand that MTAC redeem such shares for a full pro rata portion of the Trust Account (which, for illustrative purposes was $[          ] per share as of [          ], 2021, the special meeting record date), calculated as of two business days prior to the consummation of the business combination. If a holder properly seeks redemption as described in this section and the business combination with Memic is consummated, MTAC will redeem these shares for a pro rata portion of funds deposited in the Trust Account and the holder will no longer own these shares following the business combination.

Notwithstanding the foregoing, a holder of MTAC public shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 15% of the MTAC public shares. Accordingly, all MTAC public shares in excess of 15% held by a public stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed for cash.

Holders of Founder Shares will not have redemption rights with respect to such shares.

Holders may demand redemption by delivering their stock, either physically or electronically using Depository Trust Company’s DWAC system, to MTAC’s transfer agent prior to the vote at the Special Meeting. If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the Depository Trust Company’s DWAC system. The transfer agent will typically charge the tendering broker $[80.00] and it would be up to the broker wither or not to pass this cost on to the redeeming stockholder. In the event the proposed merger is not consummated this may result in additional cost to stockholders for the return of their shares.

MTAC’s transfer agent can be contacted at the following address:

Continental Stock Transfer & Trust Company

1 State Street — 30th Floor

New York, New York 10004

Attn: Mark Zimkind

Email: mzimkind@continentalstock.com

Any request to redeem such shares, once made, may be withdrawn at any time up to the vote on the Business Combination Proposal. Furthermore, if a holder of a public share delivered its certificate in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that the transfer agent return the certificate (physically or electronically).

If the Business Combination is not approved or completed for any reason, then MTAC’s public stockholders who elected to exercise their redemption rights will not be entitled to redeem their shares for a full pro rata portion of the Trust Account, as applicable. In such case MTAC will promptly return any shares delivered by public holders. If MTAC would be left with less than $5,000,001 of net tangible assets as a result of the holders of MTAC public shares properly demanding redemption of their shares for cash, MTAC will not be able to consummate the Business Combination.

The closing price of Class A Stock on [              ], 2021, the special meeting record date, was $[            ]. The cash held in the Trust Account on such date was approximately $[            ] million ($[            ] per public share). Prior to exercising redemption rights, stockholders should verify the market price of Class A Stock as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. MTAC cannot assure its stockholders that they will be able to sell their shares of Class A Stock in the open market, even if the market price per share is higher than the redemption price state above, as there may not be sufficient liquidity in its securities when its stockholders wish to sell their shares.

If a holder of MTAC public shares exercises his, her or its redemption rights, then he, she or it will be exchanging its shares of Class A Stock for cash and will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand redemption no later than the close of the vote on the Business Combination Proposal by delivering your stock certificate (either physically or electronically) to MTAC’s transfer agent prior to the vote at the Special Meeting, and the Business Combination is consummated.

For a detailed discussion of the material U.S. federal income tax considerations for stockholders with respect to the exercise of these redemption rights, see “The Business Combination — Certain Material U.S. Federal Income Tax Consequences.” The consequences of a redemption to any particular stockholder will depend on that stockholder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the exercise of your redemption rights, including the applicability and effect of U.S. federal, state, local and non-U.S. income and other tax laws in light of your particular circumstances.

Appraisal or Dissenters’ Rights

MTAC stockholders and holders of MTAC warrants do not have appraisal rights in connection with the Business Combination under DGCL.

Solicitation of Proxies

MTAC is soliciting proxies on behalf of its board of directors. The solicitation is being made by mail but also may be made by telephone. MTAC and its directors, officers and employees may also solicit proxies online. MTAC will file with the SEC all scripts and other electronic communications as proxy soliciting materials. MTAC will bear the cost of the solicitation.

MTAC has hired Morrow Sodali LLC (“Morrow”) to assist in the proxy solicitation process. MTAC will pay to Morrow a fee of $32,500, plus disbursements.

MTAC will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. MTAC will reimburse them for their reasonable expenses.

Other Matters

As of the date of this proxy statement/prospectus, MTAC’s board of directors does not know of any business to be presented at the special meeting other than as set forth in the notice accompanying this proxy statement/prospectus. If any other matters should properly come before the special meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting the proxies.

DESCRIPTION OF PRE-CLOSING TRANSACTIONS

Subject to receiving the requisite approval of the Memic shareholders, Memic intends to effect the following pre-closing transactions, as contemplated in and in accordance with the Business Combination Agreement.

•        Preferred Share Conversion.    Prior to the Effective Time, each outstanding Memic preferred share, including any such shares issued or issuable upon exercise of Memic preferred warrants, will be converted into Memic ordinary shares in accordance with, and based on the applicable conversion ratio set forth in, the amended and restated articles of association of Memic.

•        Reclassification; Price Adjustment Rights.    Immediately following the foregoing conversion of Memic preferred shares, all outstanding Memic ordinary shares, all Memic ordinary shares underlying Memic preferred warrants, and all Memic ordinary shares underlying vested Memic options, will be reclassified into Memic ordinary shares and price adjustment rights. Each price adjustment right issuable in connection with the reclassification described in the immediately preceding paragraph is exercisable for one Memic ordinary share. In the reclassification, each holder of Memic ordinary shares, and each holder of vested Memic options and Memic preferred warrants, will receive a number of price adjustment rights determined as the product of (1) 17,235,450 and (2) a fraction, the numerator of which is the aggregate number of Memic ordinary shares held by such holder immediately prior to the reclassification (including any Memic ordinary shares underlying vested Memic options and Memic preferred warrants), and the denominator of which is the aggregate number of outstanding Memic ordinary shares (including any Memic ordinary shares underlying vested Memic options and Memic preferred warrants), in each case immediately prior to the reclassification. The price adjustment rights are subject to automatic exercise for Memic ordinary shares as follows:

•        unless earlier automatically exercised upon an Acceleration Event, 19.606% of the aggregate price adjustment rights (the “First Tranche”) will automatically be exercised if, at any time on or prior to the fifth anniversary of the date of the closing of the Business Combination, the stock price of the Memic ordinary shares is greater than or equal to $12.50 over any 15 trading days within any period of 30 consecutive trading days. If the First Tranche of price adjustment rights has not been automatically exercised by the fifth anniversary of the closing of the Business Combination, then the First Tranche of the price adjustment rights shall be automatically forfeited without consideration and shall cease to exist;

•        unless earlier automatically exercised upon an Acceleration Event, 19.606% of the price adjustment rights (the “Second Tranche”) will automatically be exercised if, at any time on or prior to the fifth anniversary of the closing of the Business Combination, the stock price of the Memic ordinary shares is greater than or equal to $15.00 over any 15 trading days within any period of 30 consecutive trading days. If the Second Tranche of price adjustment rights has not been automatically exercised by the fifth anniversary of the closing of the Business Combination, then the Second Tranche of the price adjustment rights shall be automatically forfeited without consideration and shall cease to exist;

•        unless earlier automatically exercised upon an Acceleration Event, 19.612% of the price adjustment rights (the “Third Tranche”) will automatically be exercised if, at any time on or prior to the fifth anniversary of the closing of the Business Combination, the stock price of the Memic ordinary shares is greater than or equal to $17.50 over any 15 trading days within any period of 30 consecutive trading days. If the Third Tranche of price adjustment rights has not been automatically exercised by the fifth anniversary of the closing of the Business Combination, then the Third Tranche of the price adjustment rights shall be automatically forfeited without consideration and shall cease to exist;

•        unless earlier automatically exercised upon an Acceleration Event, 41.176 % of the price adjustment rights (the “Fourth Tranche”) will automatically be exercised if, at any time on or prior to the fifth anniversary of the closing of the Business Combination, the stock price of the Memic ordinary shares is greater than or equal to $20.00 over any 15 trading days within any period of 30 consecutive trading days. If the Fourth Tranche of price adjustment rights has not been automatically exercised by the fifth anniversary of the closing of the Business Combination, then the Fourth Tranche of the price adjustment rights shall be automatically forfeited without consideration and shall cease to exist.

Immediately after the Effective Time, the aggregate number of price adjustment rights shall be automatically reduced, without any further action on the part of Memic or the holders thereof, to equal the product of (a) 17%, multiplied by (b) the sum of (i) the total number of outstanding Memic ordinary shares (as calculated immediately after the Effective Time and having given effect to any MTAC stockholder redemptions by MTAC’s public stockholders), plus (ii) the total number of Memic ordinary shares underlying any outstanding vested Memic options and Memic preferred warrants (which, at that time, will be exercisable for Memic ordinary shares).

•        Stock Split.    Immediately following the reclassification (and before consummating the sale of the PIPE Shares), Memic will effect a stock split to cause the value of the outstanding Memic ordinary shares immediately prior to the Effective Time to equal $10.00 per share. Any Memic ordinary shares underlying a Memic option, and any Memic ordinary shares underlying the Memic preferred warrants will be equitably adjusted, including the applicable exercise price, to give effect to the stock split.

•        PIPE Investment.    Substantially concurrently with the closing of the Business Combination and after the completion of the stock split, Memic will consummate the sale of the PIPE Shares in accordance with the terms of the Subscription Agreements, pursuant to which the investors who are party to the Subscription Agreements will purchase from Memic an aggregate of 7,635,000 Memic ordinary shares for a purchase price of $10.00 per share, for an aggregate purchase price of $76.35 million. The closing of the sale of the PIPE Shares is conditioned upon the consummation of the Business Combination.

THE BUSINESS COMBINATION

General

The following is a discussion of the proposed Business Combination and the Business Combination Agreement. This is a summary only and may not contain all of the information that is important to you. Please see the section of this proxy statement/prospectus titled “The Business Combination Agreement” for additional information and a summary of certain terms of the Business Combination Agreement. This summary is subject to, and qualified in its entirety by reference to, the Business Combination Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A. MTAC stockholders are urged to read this entire proxy statement/prospectus carefully, including the Business Combination Agreement, for a more complete understanding of the Business Combination.

Structure of the Business Combination

The Business Combination Agreement provides for the merger of Merger Sub with and into MTAC, with MTAC surviving the Business Combination as a wholly owned subsidiary of Memic.

Immediately following the consummation of the Business Combination, MTAC will contribute at least 50% of its total cash and liquid assets (after taking into account the payment of redemption payments and payment of expenses incurred by MTAC in connection with the Business Combination) to Memic U.S. in exchange for such number of shares of capital stock of Memic U.S. representing an 80% or greater interest in Memic U.S.

Pro Forma Capitalization

The pro forma implied equity valuation of Memic upon consummation of the Business Combination is estimated to be approximately $1.014 billion, assuming no redemptions, based on a $10.00 per share price. We estimate that, immediately following the Effective Time, assuming none of MTAC’s public stockholders demand redemption of their MTAC Class A Stock pursuant to the MTAC Charter, the securityholders of Memic will own approximately 61.6% of the outstanding Memic ordinary shares (including Memic ordinary shares issuable upon exercise of vested options and warrants that were outstanding immediately prior to the Effective Time), and securityholders of MTAC and certain accredited investors purchasing PIPE Shares will own the remaining Memic ordinary shares. We estimate that, at the Effective Time, assuming all of MTAC’s public stockholders demand redemption of their MTAC Class A Stock pursuant to the MTAC Charter (and the parties waive their right to terminate the Business Combination Agreement notwithstanding such redemptions), the securityholders of Memic will own approximately 81.8% of the outstanding Memic ordinary shares (including Memic ordinary shares issuable upon exercise of vested options and Existing Memic Warrants that were outstanding immediately prior to the Effective Time), and the securityholders of MTAC and the PIPE investors will own the remaining Memic ordinary shares. The pro forma ownership percentages described in this paragraph exclude (i) the Memic warrants to be issued pursuant to the Business Combination upon conversion of the MTAC warrants, (ii) the Memic ordinary shares underlying the price adjustment rights, (iii) the Memic ordinary shares issuable upon exercise of unvested Memic options and (iv) any unallocated shares in Memic’s equity incentive plans.

Background of the Business Combination

The following is a discussion of the proposed Business Combination and the Business Combination Agreement. This is a summary only and may not contain all of the information that is important to you. This summary is subject to, and qualified in its entirety by reference to, the Business Combination Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A. MTAC stockholders are urged to read this entire proxy statement/prospectus carefully, including the Business Combination Agreement, for a more complete understanding of the Business Combination.

MTAC is a Delaware corporation formed on September 11, 2020, for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Business Combination with Memic is the result of an active search for a potential transaction utilizing the network and investment experience of MTAC’s management team and board of directors. The terms of the Business Combination Agreement and the other ancillary agreements are the result of arm’s-length negotiations between Memic and MTAC and their respective representatives and advisors. The following is a discussion of the background of these negotiations, the Business Combination Agreement (and the ancillary agreements) and the Business Combination. The following chronology summarizes the key meetings and events that led to the signing of the Business Combination Agreement, but it does not purport to catalogue every conversation and correspondence by and among representatives of MTAC, Memic and their respective advisors.

On December 17, 2020, MTAC consummated its initial public offering of 25,000,000 units. Each unit consisted of one share of MTAC Class A Stock and one-third of one redeemable warrant to purchase one share of MTAC Class A Stock. The units were sold at an offering price of $10.00 per unit, generating gross proceeds of $250,000,000. Simultaneously with the closing of the initial public offering, MTAC consummated the sale of 4,933,333 warrants at a price of $1.50 per warrant in a private placement to the Sponsor, generating gross proceeds of $7,400,000. Following the closing of the initial public offering on December 17, 2020, an amount of $250,000,000 ($10.00 per unit) from the net proceeds of the sale of the units in the initial public offering and the sale of the warrants in the private placement was placed in the Trust Account.

Prior to the pricing of the MTAC IPO, neither MTAC, nor any authorized person on its behalf, initiated any substantive discussions, formal or otherwise, with respect to a business combination involving Memic.

After the closing of the MTAC IPO, representatives of MTAC commenced an active search for prospective acquisition targets, with an emphasis on companies in innovative subsectors within the medical technology industry. During this period, representatives of MTAC reviewed self-generated ideas, initiated contact and were contacted by a number of individuals and entities with respect to business combination opportunities. MTAC identified the following general criteria in evaluating candidates for an initial business combination:

•        Companies developing disruptive technologies, in attractive end-markets like surgical robotics, that aid in the diagnosis, cure, monitoring, mitigation, treatment, or prevention of medical conditions or affect the structure or function of the body;

•        Companies at an early stage of commercialization where the MTAC management team’s expertise could be used to expand services and offerings, develop efficiencies and processes, foster growth, and improve financial performance;

•        Companies with either a clear path to commercialization or were recently commercialized, that have (i) the potential for strong adoption, (ii) attractive growth profile, (iii) attractive financial profile including the potential for high margins and (iv) companies with a large total addressable market (“TAM”);

•        Companies with highly differentiated technology protected by robust intellectual property;

•        Companies that would benefit from the leadership and strategic vision of the MTAC board and management team;

•        Companies which can benefit from access to additional capital as well as the MTAC board’s and management team’s industry relationships and expertise to rapidly scale; and

•        Companies that would benefit from being publicly traded and having access to incremental growth capital.

Based on these criteria, MTAC’s officers, directors and other representatives ultimately identified and evaluated over 100 potential target businesses from a wide range of subsectors in the medical technology industry during the period following the MTAC IPO. The potential target businesses considered included companies in the medical technology industry and ranged from pre-revenue companies to those with significant existing revenue streams. In connection with such evaluation, representatives of MTAC had discussions regarding potential transactions with members of management, the boards of directors and other representatives of certain potential acquisition targets. Representatives of MTAC engaged in substantive discussions with a number of such potential acquisition targets with respect to a potential business combination and discussed potential valuations and structures. In total, MTAC entered into discussions with 18 potential target businesses and signed nondisclosure agreements with 8 (including Memic) No such agreements imposed any “standstill” or similar restrictions that would restrict either the business combination target or MTAC from proposing or pursuing an alternative transaction.

Some of these potential targets were eliminated because MTAC concluded that the target business would not be a suitable acquisition candidate given the specific criteria listed above, and some potential targets were eliminated because the target was not ready to pursue a business combination at the time of discussion. MTAC ultimately submitted preliminary, non-binding letters of interest to two potential target companies, including Memic.

The first company seriously evaluated, Company A, is in the healthcare technology sector. Following preliminary conversation, MTAC entered into a non-disclosure agreement with Company A on January 29, 2021. MTAC conducted business, commercial, technology and financial due diligence via audioconference and videoconference meetings with Company A’s management, board members and other representatives. On the basis that the company was too early stage without a clear path forward, MTAC decided not to pursue further discussions with Company A.

Following preliminary conversation, MTAC entered into a non-disclosure agreement with Company B, a company in the surgical technology sector, on February 27, 2021. MTAC conducted initial business, clinical and commercial due diligence via audioconference and videoconference meetings with Company B’s management, board members and other representatives. MTAC decided not to pursue further discussions with Company B due to concerns as to the strength of Company’s technology portfolio.

Following preliminary conversation, MTAC entered into a non-disclosure agreement with Company C, a company in the consumer health sector, on January 19, 2021. MTAC conducted initial business due diligence via audioconference and videoconference meetings with Company C’s management, board members and other representatives. MTAC did not find Company C’s technology to be differentiated enough and applicable to MTAC’s expertise, and therefore decided not to pursue further discussions with Company C.

Following preliminary conversation, MTAC entered into a non-disclosure agreement with Company D, a company in the surgical technology sector, on January 19, 2021. MTAC conducted substantial business, financial, legal, technology, and accounting due diligence, including reviewing historical and budgeted financial statements, and information regarding current partners and customers. Representatives of MTAC also met with Company D’s management team and other representatives via videoconference on numerous occasions to discuss diligence and potential deal terms. On February 10, 2021, MTAC delivered a non-binding letter of intent to Company D. Company D did not execute the letter of intent and instead expressed its intention to pursue an alternative transaction route, and therefore, MTAC ceased further discussions with Company D.

Following preliminary conversation, MTAC entered into a non-disclosure agreement with Company E, a company in the oncology diagnostics sector, on January 7, 2021. MTAC conducted initial business and clinical due diligence via audioconference and videoconference meetings with Company E’s management, board members and other representatives. On the basis that the company was too early stage and outside MTAC’s core expertise, MTAC decided not to pursue further discussions with Company E.

Following preliminary conversation, MTAC entered into a non-disclosure agreement with Company F, a company in the medical device sector, on February 3, 2021. MTAC conducted business, clinical, financial, commercial, regulatory and legal due diligence via audioconference and videoconference meetings with Company F’s management, board members and other representatives. Given Company F’s early stage, MTAC decided not to pursue further discussions with Company F.

Following preliminary conversation, MTAC entered into a non-disclosure agreement with Company G, a company in the medical imaging sector, on January 29, 2021. MTAC conducted initial business due diligence via audioconference and videoconference meetings with Company G’s management, board members and other representatives. Company G was not interested in the transaction path, and therefore MTAC decided not to continue further discussions with Company G.

On March 1, 2021, Memic announced that the FDA granted de novo marketing authorization of the Hominis surgical platform for specified surgical uses. Given certain MTAC directors’ prior relationships with, and knowledge of, Memic and its surgical platform, the opportunity to further explore a transaction with Memic was thereafter initiated. As a result of receiving such FDA clearance, Memic had granted investors in its prior November 2020 private placement round a contractual right to purchase additional securities on the same price and terms as those offered in November 2020. Although certain members of MTAC’s management team and its special advisor had previously purchased shares from Memic in November 2020, none of them exercised their rights to do so in March 2021. For more information concerning the interests of MTAC’s officers and directors, see the section entitled “The Business Combination — Interests of MTAC’s Directors and Officers in the Business Combination” beginning on page 111 of this proxy statement/prospectus.

MTAC conducted certain preliminary business and operational due diligence, particularly around the Hominis surgical platform as well as the recent FDA announcement, and on March 11, 2021, MTAC entered into a non-disclsoure agreement with Memic. On March 16, 2021, representatives from MTAC, consisting of Chairman Karim Karti, Ivan Delevic, Dr. Martin Roche and Special Advisor Michael Stansky, held a conference call with representatives of Raymond James to discuss potential valuation metrics and milestones for Memic. On March 17, 2021, Memic’s Chief Executive Officer, Dvir Cohen, and the broader Memic management team, provided a management presentation and broad business overview to Messrs. Karti, Delevic and Stansky along with Dr. Roche. Memic’s presentation included preliminary information on their technology, product pipeline and commercialization strategy. Dr. Martin Roche also received a live product demonstration of the Hominis Surgical System on that same date, before Messrs. Karti, Delevic, Thaure and Stansky, along with Dr. Roche, held a diligence call with representatives from Raymond James to discuss their initial thoughts on Memic’s technology and commercialization strategy.

On March 18, 2021, Messrs. Karti, Delevic, Thaure and Stansky, along with Raymond James representatives, held a video conference call with the Memic management team. On the call, Memic gave an in-depth presentation on the Hominis Surgical System and walked the MTAC team through the different components and specification of the technology before providing a live product demonstration. Following the meeting, Messrs. Karti, Delevic, Thaure, Stansky and Weiss held a diligence call with representatives from Raymond James to discuss the presentation and Memic’s technology before the team discussed potential valuation figures for Memic.

Following its identification of Memic as a potential partner for a business combination, MTAC, in consultation with its legal counsel, Foley & Lardner LLP (“Foley”), reviewed the respective interests that certain of its directors and officers had in Memic. For further information related to such interests, please see the section entitled “The Business Combination — Interests of MTAC’s Directors and Officers in the Business Combination.” Based on its review and advice from counsel, on March 19, 2021, MTAC’s board of directors authorized the formation of a Special Committee of independent directors. The Board analyzed the independence of its then-serving directors and their specific areas of financial, logistic, commercial and medical device industry expertise, and appointed Karim Karti, Thierry Thaure and Dr. Martin Roche to the Special Committee. MTAC’s board specifically authorized the Special Committee to evaluate, negotiate, and structure a proposed transaction with Memic.

On March 19, 2021, the Special Committee held a video conference call with the Memic management team, as well as Raymond James. On the call, the Memic management team gave an in-depth presentation of their commercialization strategy. The Memic commercialization team, led by Steve Nunes, walked through their 2021 product launch plan, their initial growth strategy, their marketing plan, and their sales representative headcount estimates. On the same day, Ivan Delevic received a live product demonstration of the Hominis Surgical System from a surgeon at Holy Cross Hospital in Fort Lauderdale, Florida, USA.

On March 22, 2021, Messrs. Karti, Thaure, Stansky and Weiss, representatives from Raymond James, and members of the Memic management team held a further diligence call during which the Memic management team gave an in-depth presentation of their manufacturing strategy. In this presentation, they outlined their strategic relationships with their manufacturing partners, walked the present members of the MTAC team through the cost of manufacturing, and shared layouts of the manufacturing facilities. Later that day, the Memic management team walked Messrs. Karti, Delevic, Thaure, Stansky and Weiss, as well as representatives of Raymond James through Memic’s current product pipeline and regulatory pathway.

On March 24, 2021, Messrs. Karti, Thaure, Stansky and Weiss held a videoconference call with the Memic management team, as well as representatives of Raymond James during which Messrs. Dvir Cohen and Noam Atar, Memic’s Chief Financial Officer, walked the MTAC team through Memic’s 2020 financial statements, as well as its then current 2021 to 2025 profit and loss budget model.

Following the presentation from Memic, the Special Committee held a meeting along with representatives from Raymond James to discuss valuation models and Memic’s overall suitability as an acquisition candidate. The Special Committee voted unanimously to approve pursuing a business combination with Memic and proposing initial terms to Memic.

On April 29, 2021, Memic officially engaged BofA Securities, Inc. (“BofA Securities”) as its financial advisor. Initial outreach to BofA Securities was on March 16, 2021 and BofA Securities consulted with Memic prior to April 29 in anticipation of the engagement On March 31, 2021, Eyal Lifschitz, Memic’s Chairman of the Board’s Business

Committee, after discussions with the Memic Board and BofA Securities, provided a counter to the initial Memic valuation proposed by MTAC. On April 1, 2021, the Special Committee met with representatives from Raymond James to discuss Memic’s correspondence, and to consider a contingent earn-out structure to address differences in the respective proposals.

On April 6, 2021, Eyal Lifschitz, Boaz Lifschitz, Dvir Cohen and Noam Atar met with members of the Special Committee, along with Mr. Stansky, Mr. Delevic and representatives from BofA Securities and Raymond James, during which the parties discussed terms of a non-binding letter of intent for the proposed business combination.

On April 6, 2021, the MTAC Special Committee met with representatives from Raymond James to discuss the terms of the letter of intent and the next steps of the negotiation process. MTAC authorized Foley to prepare the draft letter of intent, and on April 7, 2021, following a meeting of the MTAC Special Committee, Mr. Karti sent the draft letter of intent to Memic. Memic reviewed the draft letter of intent with its legal counsel, Greenberg Traurig, P.A. (“Greenberg”), and with BofA Securities, before sending a revised draft back to MTAC on April 13.

Counsel to MTAC and Memic met and exchanged drafts of the letter of intent, and held negotiations around the transaction structure, PIPE financing terms, closing cash conditions and treatment and allocation of expenses and fees. After each side provided the other with an updated draft on April 14 and April 19, respectively, the MTAC board met with representatives of Raymond James to discuss the overall procedural requirements and timeline for a business combination transaction. Mr. Karti and Mr. Lifschitz met on April 20 to discuss and negotiate the remaining open issues in the letter of intent. On April 21, the Special Committee held a special meeting at which it discussed the negotiated letter of intent with Foley and with representatives of Raymond James, and formally approved the letter of intent, which was executed thereafter. The non-binding letter of intent included a mutual 60-day exclusivity period. Matters pertaining to the specific composition of the Board, lock-up terms and size of the post-closing equity pool were deferred to the definitive agreements.

Preliminary business diligence requests were agreed between MTAC and Memic in late April 2021, and from April 29, 2021 until the signing of the Business Combination Agreement, representatives of MTAC and its advisors conducted further analysis and held conference calls with representatives of Memic regarding Memic’s business plan, financial projections and technology and continued their business, financial, accounting, tax and legal due diligence investigations of Memic.

Commencing on April 29, 2021, the date on which MTAC and its advisors were granted access to materials in accordance with the non-disclosure agreement and continuing through the signing of the Business Combination Agreement, representatives of MTAC, its legal counsel, Foley, and its Israeli counsel, Meitar | Law Offices (“Meitar”), conducted due diligence of Memic through document review and numerous telephone conference calls with Memic and its representatives. In particular, throughout May 2021, representatives of MTAC held several meetings with Memic and its representatives to discuss regulatory, tax and intellectual property diligence, and from May 7, 2021 to May 12, 2021, Messrs. Karti, Delevic and Thaure, as well as a representative from Raymond James, traveled to Tel Aviv, Israel, to meet with the Memic management, conduct in-person tours of the manufacturing facilities, and view a live demonstration of the Hominis Surgical System. During these in-person sessions, the MTAC representatives held multiple meetings with Memic management to discuss Memic’s product roadmap, commercialization strategy, technology, and manufacturing plans, as well as other relevant business topics. MTAC also engaged third party consultants in late April and early May to review Memic’s books and records and financial models, Memic’s manufacturing and supply chain strategies, and to engage in due diligence as to the software and engineering designs and process of Memic and its products.

MTAC’s diligence covered various areas, including, among others, commercial operations and contracts, financial results, litigation, legal compliance, intellectual property, tax and general corporate matters. In addition, MTAC conducted further diligence, including calls with key opinion leaders, technical and software specialists, suppliers, and investors, which diligence focused on, among other things, the Hominis surgical system, market opportunities, and future prospects, as well as the outlook for the sector more generally. Based on such diligence, and after internal discussions as well as feedback from its advisors, MTAC decided to pursue further diligence, discussions, and negotiations. The due diligence included visit to manufacturing locations and key manufacturing contractors to evaluate manufacturing and scaling capabilities. In April 2021, MTAC solicited Duff & Phelps, LLC to review the proposed Business Combination and render a fairness opinion to MTAC’s board of directors, with a formal engagement letter executed on July 28, 2021.

On May 12, 2021, the Memic management team met with Mr. Karti, representatives from BofA Securities, Raymond James and Wells Fargo Securities, LLC (“Wells Fargo”) to commence the placement agents’ due diligence process prior to the initiation of the PIPE roadshow process. On the call, the Memic management team presented their confidential management presentation and broad business overview, which included preliminary information on their technology, product pipeline, and commercialization strategy. On June 6, 2021, Memic entered into an agreement to appoint BofA Securities, Raymond James and Wells Fargo as lead placement agents for the PIPE.

Beginning on May 20, 2021, MTAC, Memic and the placement agents and their respective counsel began discussing the wall cross procedures and the preparation of confidential investor marketing materials and a proposed timeline to allow potential interested investors to consider participation in the proposed PIPE in connection with the pending business combination. In early June 2021, with authorization from MTAC and Memic, representatives of the placement agents began to contact potential investors to discuss their interest in making an equity investment in Memic pursuant to a private placement in connection with the potential business combination. From June through August 2021, MTAC, Memic and the placement agents conducted several PIPE roadshow presentations with potential investors that were confidentially wall-crossed by the placement agents regarding the possibility of making an equity investment in Memic in connection with the potential business combination. The meetings were facilitated and coordinated by representatives of the placement agents.

During May and early June, the parties, in consultation with their respective U.S. and Israeli advisors, reviewed and discussed several potential transaction structures in recognition of the various impacts of U.S. and Israeli securities, tax and regulatory requirements before ultimately agreeing on the structure set forth in the Business Combination Agreement.

On June 14, 2021, Foley sent the initial draft of the Business Combination Agreement to Greenberg and Tadmor Levy & Co. (“Tadmor”), Memic’s Israeli legal counsel. On June 25, 2021, Greenberg circulated a revised draft of the Business Combination Agreement, including revisions to the representations and warranties and pre-closing covenants of the parties, as well as the parties’ respective closing conditions and which provided that Memic’s current warrants to purchase share capital would remain outstanding post-closing rather than be exercised immediately prior to such closing. On June 30, 2021, Foley distributed initial drafts of the Voting Agreement, Lock-up Agreement, Registration Rights Agreement and Sponsor Letter Agreement (collectively the “Ancillary Agreements”) to Greenberg. During the remainder of June and continuing through early August, Foley, Meitar, Greenberg and Tadmor negotiated and finalized various terms of the Business Combination Agreement (and related disclosure schedules), as well as the terms of the Subscription Agreements with potential PIPE investors and the other Ancillary Agreements, and held calls to resolve the remaining significant open points in the transaction documents, including, among other things: (a) pre-closing reclassification of Memic’s share capital and the earnout structure for Memic shareholders; (b)  the overall suite of representations, warranties and covenants to be provided by each party under the Business Combination Agreement; (c)  post-closing operational covenants for Memic U.S. and MTAC, and related matters regarding the post-closing business structure of Memic, MTAC and Memic U.S.; (d) whether the transaction expenses of MTAC would be capped and whether a minimum cash condition would be calculated before or after taking into account such expenses; (e) the duration of the lock-up imposed on certain Memic shareholders post-closing and the number of Memic shareholders to be subject to such lock-up; and (f) the structure and composition of the post-closing Board of Directors. During this time, representatives of Memic and MTAC also continued to negotiate the terms of the contemplated PIPE with PIPE investors, including, among other things, the conditions to closing, certain representations and warranties, and termination rights of the subscribers.

On August 4, 2021, members of the Memic management team and MTAC management team, along with their respective counsel and representatives of BofA Securities and Raymond James met to discuss updates on the PIPE order book and key investor feedback. On August 5, 2021, Mr. Karti discussed with Mr. Atar certain issues pertaining to the overall transaction structure of the Business Combination and the Sponsor’s potential procurement of a tax insurance policy. On August 6, 2021, the parties’ respective counsel met to discuss the remaining open items and issues, which focused primarily on certain post-closing operational and structural covenants as set forth in the Sponsor Letter Agreement, and concerns, as well as the composition and structure of the post-closing Board of Directors. Later that day, representatives from Memic and MTAC, as well as their respective counsel, held a conference call to further discuss the remaining open issues pertaining to tax structuring, board composition and closing condition requirements. On August 7, 2021, representatives from the Memic and MTAC management teams met several times throughout the day, as did Foley and Greenberg, to address and resolve the remaining material issues in the Business Combination

Agreement, which primarily focused on the open tax structure, closing conditions and the composition and structure of the post-closing board of directors. The Special Committee met with the MTAC management team on August 7, 2021, to provide an update as to the overall status of negotiations and to review the key, open issues in the Business Combination as a whole.

Following receipt of a revised draft of the Business Combination Agreement from Greenberg, on August 10, 2021, MTAC’s Board of Directors held a conference call with representatives from Raymond James to discuss the status of the transaction and the overall timeline to close the proposed Business Combination. During the week of August 9-12, Foley and Greenberg continued to negotiate and finalize the Business Combination Agreement and the Ancillary Agreements.

During the days preceding the execution of the Business Combination Agreement, the board of directors of Memic held several discussions regarding the Business Combination Agreement and the results of the negotiations between the two parties, as well as the Subscription Agreements with the PIPE investors. On August 12, 2021, the board of directors of Memic met to discuss the proposed Business Combination. BofA Securities provided an overview of the current market landscape with respect to de-SPAC and PIPE transactions and the medical technology market, as well as the transactions contemplated by the Business Combination Agreement and the Ancillary Agreements. Greenberg and Memic’s Israeli legal counsel presented a summary of the Business Combination Agreement and the Ancillary Agreements and explained the fiduciary duties of the directors both in general and for approving the contemplated transaction. The board of directors of Memic discussed the transaction and then approved the Business Combination Agreement and the Ancillary Agreements (with directors having personal interests as described below not participating in or voting on such approval). The directors of Memic who did not participate or vote on such approval were Maurice R. Ferré, Eyal Lifschitz and Boaz Lifschitz (who served as an alternate for Lior Shahory).

On August 12, 2021, the Special Committee held a conference call with representatives from Duff & Phelps, representatives from Raymond James and representatives from Foley. During the call, Duff & Phelps presented the Special Committee with its preliminary financial analysis. The Special Committee then discussed the Business Combination Agreement and the Ancillary Agreements before outlining the respective business and legal considerations raised by the Business Combination as well as the operational, financial and commercial opportunities and risks resulting from the proposed Business Combination. Following its discussion, the Special Committee unanimously approved the Business Combination Agreement and recommended that the MTAC board of directors approve the Business Combination Agreement and the Business Combination with Memic.

Later that day, the MTAC board of directors held a special meeting at which members of Duff & Phelps, Raymond James and Foley were present. During that meeting, the Special Committee relayed its findings and recommendations to the MTAC board of directors. Duff & Phelps presented MTAC’s board of directors with its financial analysis and, following such presentation, orally rendered its opinion, which was subsequently confirmed by it in writing and is attached hereto as Annex C, to the effect that the consideration to be paid to the holders of MTAC common stock, other than the Excluded Holders, in the Business Combination was, based upon, and subject to, the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Duff & Phelps in preparing its opinion, fair, from a financial point of view, to such holders. The board reviewed the terms and conditions of the Business Combination Agreement and the Ancillary Agreements with counsel before reviewing their respective fiduciary duties under Delaware law and discussing the respective interests of certain MTAC directors in the proposed Business Combination. Following the recusal of Dr. Ferré and Messrs. Dewey, Delevic and Matlin, the remaining members of the board discussed and reviewed the Business Combination Agreement and Business Combination. The Board thereafter adopted resolutions (i) determining that it is in the best interests of MTAC and its stockholders for MTAC to enter into the Business Combination Agreement, (ii) adopting the Business Combination Agreement and approving MTAC’s execution, delivery and performance of the same and the consummation of the transactions contemplated by the Business Combination Agreement including the entry into the Ancillary Agreements, and (iii) approving the filing of the proxy statement with the SEC, subject, in each case, to changes to the Business Combination Agreement and documentation acceptable to the Chairman of MTAC.

On August 12, 2021 the parties executed the Business Combination Agreement and Ancillary Agreements. In addition, on August 12, 2021, Memic entered into Subscription Agreements with certain PIPE investors pursuant to which, among other things, the investors agreed to subscribe for and purchase substantially concurrently with the closing of the Business Combination an aggregate of 7,635,000 Memic ordinary shares (on a post-stock split basis) for an aggregate purchase price of $76,350,000, of which certain officers, directors and members of Sponsor, as well as affiliates of the foregoing, agreed to purchase 1,450,000 Memic ordinary shares for an aggregate purchase price of $14,500,000, in each case, pursuant to the same terms and conditions as the other PIPE investors. MTAC then filed a Current Report on Form 8-K on August 13, 2021, that included a press release and investor presentations as exhibits.

Interests of MTAC’s Directors and Officers in the Business Combination

In considering the recommendation of MTAC’s board of directors to vote in favor of approval of the Business Combination Proposal, stockholders should keep in mind that the Sponsor and MTAC’s directors and executive officers have interests in such proposals that are different from, or in addition to, those of MTAC’s stockholders generally. In particular:

•        If the Business Combination with Memic or another business combination is not consummated by December 22, 2022 (or such later date as may be approved by MTAC’s stockholders), MTAC will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding MTAC public shares for cash and, subject to the approval of its remaining stockholders and MTAC’s board of directors, dissolving and liquidating. In such event, the Founder Shares held by the Sponsor and MTAC’s directors and officers, which were acquired for an aggregate purchase price of $25,000 prior to the MTAC IPO, would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an aggregate market value of $[•] based upon the closing price of $[•] per share on Nasdaq on [•], 2021. On the other hand, if the Business Combination is consummated, each outstanding share of MTAC common stock will be converted into one Memic ordinary share. As a result of the nominal price of $0.004 per share paid by the Sponsor compared to the recent market price of the Class A Stock, the Sponsor and its affiliates are likely to earn a positive rate of return on their investments in the Founder Shares even if holders of MTAC Class A Stock experience a negative rate of return on their investments in the MTAC Class A Stock.

•        The Sponsor purchased 4,933,333 MTAC private placement warrants from MTAC for $1.50 per warrant. This purchase took place on a private placement basis simultaneously with the consummation of the MTAC IPO and the subsequent partial exercise of the underwriter’s overallotment option. All of the proceeds MTAC received from these purchases were placed in the Trust Account. Such MTAC private placement warrants had an aggregate market value of $[•] based upon the closing price of $[•] per warrant on Nasdaq on [•], 2021. The MTAC private placement warrants will become worthless if MTAC does not consummate a business combination by December 22, 2022 (or such later date as may be approved by MTAC stockholders in an amendment to the MTAC Charter). On the other hand, if the Business Combination is consummated, each outstanding MTAC private placement warrant will become exercisable for one Memic ordinary share for $11.50 per share, subject to adjustment as described herein.

•        If MTAC is unable to complete a business combination within the required time period, the Sponsor will be liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by MTAC for services rendered or contracted for or products sold to MTAC. If MTAC consummates a business combination, on the other hand, MTAC will be liable for all such claims.

•        The Sponsor and MTAC’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on MTAC’s behalf, such as identifying and investigating possible business targets and business combinations. However, if MTAC fails to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, MTAC may not be able to reimburse these expenses if the Business Combination or another business combination is not completed by December 22, 2022 (or such later date as may be approved by MTAC’s stockholders in an amendment to the MTAC Charter). As of the record date, the Sponsor and MTAC’s officers and directors and their affiliates had incurred approximately $[•] of unpaid reimbursable expenses.

•        The Business Combination Agreement provides for the continued indemnification of MTAC’s current directors and officers and the continuation of directors and officers liability insurance covering MTAC’s current directors and officers.

•        The Sponsor and MTAC’s officers and directors (or their affiliates) may make loans from time to time to MTAC to fund certain capital requirements. The Sponsor had previously loaned MTAC an aggregate of up to $178,080 to cover expenses related to the MTAC IPO pursuant to a promissory note that was repaid in full on December 22, 2020. As of the date of this proxy statement/prospectus, no such loans have been made, but loans may be made after the date of this proxy statement/prospectus. If the Business Combination is not consummated or another business combination is not otherwise completed, the loans may not be repaid and would be forgiven except to the extent there are funds available to MTAC outside of the Trust Account.

•        Maurice Ferré, M.D., has served as a director and Chairman of the Board of Memic since March 2018, and has served as a director of MTAC since its inception. Dr. Ferré holds 1,535,057 Memic ordinary shares and 265,914 Memic preferred shares, as well as warrants to purchase 224,265 Memic preferred shares, the treatment of which is described in “The Business Combination Agreement.” Dr. Ferré purchased the Memic preferred shares and the Memic ordinary shares at a price per share equal to $0.8918 (Preferred C-1 Shares), $1.2005 (Preferred C-2 Shares) and $0.01 (ordinary shares), respectively. Dr. Ferré is also a PIPE investor and subscribed to purchase 100,000 PIPE Shares pursuant to a Subscription Agreement he executed concurrently with the parties’ execution of the Business Combination Agreement. Following the Effective Time, Dr. Ferré would hold an aggregate of approximately 1.2% of Memic’s outstanding shares and shares issuable upon exercise of vested options and pre-transaction Memic warrants (assuming that, as of the closing of the Business Combination, no shares are redeemed and that there are an aggregate of 101,385,000 outstanding Memic ordinary shares, warrants to purchase Memic ordinary shares and vested options to purchase Memic ordinary shares).

•        Christopher C. Dewey, a director and the Chief Executive Officer of MTAC, personally holds 383,764 Memic Ordinary, 531,830 Memic preferred shares, as well as warrants to purchase 448,531 Memic preferred shares, the treatment of which is described in “The Business Combination Agreement.” Mr. Dewey purchased the Memic preferred shares and the Memic ordinary shares at a price per share equal to $0.8918 (Preferred C-1 Shares), $1.2005 (Preferred C-2 Shares) and $0.01 (ordinary shares), respectively.  Mr. Dewey is also a PIPE investor and subscribed to purchase 350,000 PIPE Shares pursuant to a Subscription Agreement he executed concurrently with the parties’ execution of the Business Combination Agreement. Following the Effective Time, Mr. Dewey would hold an aggregate of approximately 1.1% of Memic’s outstanding shares and shares issuable upon exercise of vested options and pre-transaction Memic warrants (assuming that, as of the closing of the Business Combination, no shares are redeemed and that there are an aggregate of 101,385,000 outstanding Memic ordinary shares, warrants to purchase Memic ordinary shares and vested options to purchase Memic ordinary shares). Mr. Dewey is a Managing Director of Ceros Financial Services, Inc., an investment advisory firm (“Ceros”), which served as a placement agent for Memic in its private placement offering of Memic preferred shares in 2020 and 2021. Pursuant to its engagement by Memic, Ceros received warrants to purchase 460,467 Memic preferred shares, of which it currently holds warrants to purchase 295,920 Memic preferred shares, the treatment of which is described in “The Business Combination Agreement.” In addition, under Memic’s current amended and restated articles of association, Ceros has the authority to appoint, dismiss and replace one member of Memic’s Board of Directors so long as those Memic stockholders who were investors identified by Ceros, in its capacity as placement agent for Memic, hold in the aggregate at least 10% of Memic’s issued and outstanding share capital on an as-converted basis. Mark Goldwasser, a managing director of Ceros, is currently a director of Memic, but will not be a director of Memic upon consummation of the Business Combination.

•        David J. Matlin, a director and the Chief Financial Officer of MTAC, personally holds 531,830 Memic preferred shares, as well as warrants to purchase 448,531 Memic preferred shares, the treatment of which is described in “The Business Combination Agreement.” Mr. Matlin purchased the Memic preferred shares at a price per share equal to $0.8918 (Preferred C-1 Shares) and $1.2005 (Preferred C-2 Shares). Mr. Matlin is also a PIPE investor and subscribed to purchase 250,000 PIPE Shares pursuant to a Subscription Agreement he executed concurrently with the parties’ execution of the Business Combination Agreement. Following the Effective Time, Mr. Matlin would hold an aggregate of approximately 0.76% of Memic’s outstanding shares and shares issuable upon exercise of vested options and pre-transaction Memic warrants (assuming that, as of the closing of the Business Combination, no shares are redeemed and that there are an aggregate of 101,385,000 outstanding Memic ordinary shares, warrants to purchase Memic ordinary shares and vested options to purchase Memic ordinary shares).

•        Ivan Delevic, a director of MTAC, currently serves as the Senior Vice President of Strategic Marketing and Business Development for INSIGHTEC Ltd., a private company organized under the laws of the State of Israel (“INSIGHTEC”). Dr. Ferré serves as the Chief Executive Officer and Chairman of the Board of INSIGHTEC, and Mr. Delevic thereby reports to Dr. Ferré in the course of his employment with INSIGHTEC. Because of the foregoing relationship, the MTAC board of directors did not characterize Mr. Delevic as a disinterested director when establishing the special committee of MTAC’s board that was formed to evaluate, structure and negotiate the Business Combination.

•        An affiliate of Manuel Aguero, a director of MTAC, subscribed to purchase 250,000 PIPE Shares at a price per share equal to $10.00 pursuant to a Subscription Agreement that was executed concurrently with the parties’ execution of the Business Combination Agreement.

•        Michael Stansky, a special advisor to MTAC, as well as an affiliate of Mr. Stansky’s, subscribed to purchase an aggregate 400,000 PIPE Shares at a price per share equal to $10.00 concurrently with MTAC’s execution and delivery of the Business Combination Agreement.

MTAC’s Board of Directors’ Reasons for the Business Combination and the Recommendation of the Board of Directors

MTAC’s board of directors, in evaluating the Business Combination, consulted with MTAC’s officers and financial and legal advisors. MTAC’s board of directors also considered the financial analysis reviewed with it by Duff & Phelps in connection with the fairness opinion rendered by Duff & Phelps discussed under the section of this proxy statement/prospectus below titled “— Opinion of MTAC’s Financial Advisor.” In reaching its resolution (i) that the Business Combination Agreement and the transactions contemplated thereby are advisable and in the best interests of MTAC and its stockholders and (ii) to recommend that the stockholders adopt the Business Combination Agreement and approve the Business Combination, MTAC’s board of directors considered a range of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, MTAC’s board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. MTAC’s board of directors viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of MTAC’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Statement Regarding Forward-Looking Statements.”

Before reaching its decision, the MTAC board of directors reviewed the results of the due diligence review conducted by its directors, officers and advisors, which included:

•        numerous meetings and calls with the management team and advisors of Memic regarding operations and forecasts;

•        review of material contracts, material liabilities and other material matters;

•        technical, financial, legal, insurance and accounting due diligence;

•        consultation with Memic management and legal counsel and financial advisor;

•        review of historical financial performance of Memic (including audited and unaudited financials) and management projections for the combined business;

•        review of Memic’s capital structure furnished to MTAC by the management of Memic both on a standalone basis pre-Business Combination and on a pro forma basis giving effect to the Business Combination; and

•        financial and valuation analyses of Memic and the Business Combination.

Based on its review of the industry data and the operational, financial and other relevant information related to Memic’s business provided by Memic and presented to MTAC’s board of directors, the factors considered by the MTAC board of directors included, but were not limited to, the following material factors:

•        Unique surgical robotics technology.    The two-arm 6N system comprising Memic’s first-generation Hominis Surgical System, is the first and only robotic solution to receive FDA authorization for use in transvaginal benign surgical procedures, a gynecologic surgery system that enables a clinically preferred approach.

•        Potential for Expansion in the Surgical Robotics Market.    Memic’s Hominis Surgical System is a proprietary platform technology that has the potential for expansion across a broad range of indications and procedures in the surgical robotics market beyond gynecology.

•        Large addressable market.    Memic is uniquely positioned to take advantage of the U.S. market for vaginal gynecologic procedures, which Memic estimates is approximately $1.6 billion per year. Memic also has the opportunity to expand its business for gynecologic procedures internationally, which Memic estimates represents a market of approximately $4.0 billion per year, and to leverage its platform technology to expand beyond gynecologic surgery into other clinical indications, including general, colorectal, thoracic and other transluminal surgeries, a market Memic estimates to be at least $10.0 billion annually.

•        Stockholder Liquidity.    The obligation in the Business Combination Agreement to have Memic ordinary shares of Memic issued as consideration listed on the Nasdaq, a major U.S. stock exchange, which MTAC’s board of directors believes has the potential to offer stockholders greater liquidity;

•        Platform for Future Development and Expansion.    Public company status, combined with the capital to be provided from the sale of the PIPE Shares and the Trust Account, provides Memic with a more optimal platform for further developing, commercializing and expanding the Hominis family of surgical products;

•        Attractive Valuation.    After consulting with its financial advisor, and supported by financial analysis performed by management that the Business Combination offers an attractive valuation for MTAC’s stockholders, MTAC’s board of directors believes Memic’s implied valuation following the Business Combination relative to the current valuations experienced by comparable publicly traded companies in the medical device and medical technology sectors is favorable for MTAC;

•        Projected Revenue Profile.    MTAC’s board evaluated the revenue and gross margin projections for the combined company through 2025, and noted, in particular, the projected year over year annual revenue growth as well as increasing gross margin (from 35% in 2022 to 64% in 2025), as well as the projected overall, addressable market of $1.6 billion by 2025. Based on the MTAC management team’s and its advisors’ due diligence, MTAC believes that Memic has the requisite attributes to drive strong customer adoption in the targeted markets in line with such projections;

•        Due Diligence.    MTAC’s due diligence examinations of Memic and discussions with Memic’s management and financial and legal advisors;

•        Lock-Up.    Certain equityholders of Memic have agreed to be subject to a lock-up in respect of their Memic ordinary shares until the one year anniversary of the Effective Time, subject to early release beginning on the 150-day anniversary of the Effective Date if the Memic ordinary shares meet certain minimum trading price thresholds;

•        Other Alternatives.    MTAC’s board of directors believes, after a thorough review of other business combination opportunities reasonably available to MTAC, that the Business Combination represents the best potential business combination for MTAC and the most attractive opportunity for MTAC’s management to accelerate its business plan based upon the process utilized to evaluate and assess other potential combination targets, and MTAC’s board of directors’ belief that such process has not presented a better alternative; and

•        Terms and Conditions of the Business Combination Agreement.    The terms and conditions of the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination, were in the opinion of MTAC’s board of directors consistent with similar transactions and the product of arm’s-length negotiations between MTAC and Memic.

In the course of its deliberations, in addition to the various other risks associated with the combined business, as described in the section titled “Risk Factors” appearing elsewhere in this proxy statement/prospectus, MTAC’s board of directors also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

•        Commercialization of Memic Products.    Memic is in the beginning stage of commercializing its initial product and has no product orders or sales. Memic has not obtained regulatory clearance for any other product candidates and may not successfully commercialize any of its products in a timely manner or at all;

•        No Distribution Arrangements or Experience.    Memic’s lack of experience marketing and selling its product and the fact that it has no distribution arrangements in place;

•        Competition.    Competition in the medical device industry, and the potential failure to continually develop, improve and market its products and services in a timely manner to compete successfully against competitors;

•        Intellectual Property.    Memic depends on its intellectual property, and its future success is dependent on its ability to protect its intellectual property and not infringe on the rights of others.

•        Reliance on Reimbursement.    If healthcare providers are not adequately reimbursed for procedures conducted using Memic’s products and related services, Memic may not be successful in marketing and selling its products.

•        Key Personnel.    Key personnel in Memic’s industry is vital and competition for such personnel is intense. The loss of any key personnel and/or Memic’s inability to recruit additional personnel could be detrimental to Memic’s operations;

•        Public Company Risks.    Memic’s executive team does not have experience operating or managing public companies and the added administrative, regulatory and reporting requirements that ensue.

•        Macroeconomic Risks.    Macroeconomic uncertainty, including the potential impact of the COVID-19 pandemic;

•        Benefits Not Achieved.    The risk that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe;

•        Redemption Risk.    The potential that a significant number of MTAC stockholders elect to redeem their shares prior to the consummation of the Business Combination and pursuant to the MTAC Charter, which would potentially make the Business Combination more difficult or impossible to complete;

•        Stockholder Vote.    The risk that MTAC’s stockholders may fail to provide the respective votes necessary to effect the Business Combination;

•        Closing Conditions.    The fact that the completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within MTAC’s control;

•        Litigation.    The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination;

•        Liquidation of MTAC.    The risks and costs to MTAC if the Business Combination is not completed, including the risk of diverting management focus and resources from other Business Combination opportunities, which could result in MTAC being unable to effect a Business Combination within the completion window, which could require MTAC to liquidate;

•        MTAC stockholders Receiving Minority Position.    The fact that existing MTAC stockholders will hold a minority position in the combined company;

•        Distractions to Operations.    The risk that the potential diversion of the management of the combined business and employee attention as a result of the Business Combination may adversely affect operations of the combined business; and

•        Fees and Expenses.    The fees and expenses associated with completing the Business Combination.

In addition to considering the factors described above, MTAC’s board of directors also considered other factors including, without limitation:

•        Interests of Certain Persons.    Some officers and directors of MTAC have separate interests in the Business Combination. See the section above titled “— Interests of MTAC’s Directors and Officers in the Business Combination;” and

•        Other Risks.    Various other risks associated with Memic’s business, as described in the section titled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

MTAC’s board of directors concluded that the potential benefits that it expected MTAC and its stockholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, MTAC’s board of directors determined that the Business Combination Agreement and the Business Combination contemplated therein were advisable, fair to and in the best interests of MTAC and its stockholders.

Opinion of MTAC’s Financial Advisor

On July 28, 2021, MTAC retained Duff & Phelps to serve as an independent financial advisor to the MTAC board of directors, specifically to provide to the MTAC board a fairness opinion in connection with the proposed Business Combination. On August 12, 2021, Duff & Phelps delivered its opinion, dated August 12, 2021 (the “Opinion”), to the MTAC board of directors (solely in their capacity as members of the MTAC board of directors) that, as of the date of the Opinion and subject to and based on the assumptions made, procedures followed, matters considered, limitations of the review undertaken and qualifications contained in the Opinion, the Merger Consideration to be received by the holders of the MTAC common stock pursuant to the Business Combination Agreement was fair, from a financial point of view, to such stockholders.

In selecting Duff & Phelps, the MTAC board considered, among other things, the fact that Duff & Phelps is a global leader in providing fairness opinions to boards of directors, with experience in the valuation of companies in the medical technology sector. Duff & Phelps is regularly engaged in the valuation of businesses and their securities and the provision of fairness opinions in connection with various transactions.

The full text of the Opinion is attached to this proxy statement/prospectus as Annex C and is incorporated into this document by reference. The summary of the Opinion set forth herein is qualified in its entirety by reference to the full text of the Opinion. MTAC’s stockholders are urged to read the Opinion carefully and in its entirety for a discussion of the procedures followed, assumptions made, matters considered, limitations of the review undertaken by Duff & Phelps in connection with the Opinion, as well as other qualifications contained in the Opinion.

The Opinion was approved by Duff & Phelps’ fairness opinions committee. The Opinion was provided for the information of, and directed to, the MTAC board of directors for its information and assistance in connection with its consideration of the financial terms of the Business Combination.

In connection with the Opinion, Duff & Phelps made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances to enable it to render the Opinion. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation in general, and with respect to similar transactions in particular. Duff & Phelps’ procedures, investigations and financial analyses with respect to the preparation of the Opinion included, but were not limited to, the items summarized below:

•        reviewed MTAC’s audited balance sheet as of December 31, 2020 and the related statements of operations, changes in stockholder’s equity and cash flows for the period from September 11, 2020 (Inception) through December 31, 2020 on Form 10-K/A filed with the SEC on June 28, 2021 and MTAC’s unaudited interim financial statements for March 31, 2021 included in MTAC’s Form 10-Q filed with the SEC on June 28, 2021;

•        reviewed unaudited financial information for Memic for the years ended December 31, 2019 and December 31, 2020, and for the quarter ended March 31, 2021, which Memic’s management identified as being the most current financial statements available and on which were instructed to rely by the management of MTAC;

•        reviewed capitalization information for Memic, prepared by Memic, pro forma for the Business Combination and the issuance of the PIPE Shares pursuant to the Subscription Agreements, provided to Duff & Phelps by management of MTAC and on which were instructed to rely by the management of MTAC;

•        reviewed other internal documents relating to the history, current operations, and probable future outlook of Memic, including financial projections for the years 2021 through 2025, prepared by Memic and provided by management of MTAC (the “Financial Projections”), which are described in the section of this proxy statement/prospectus entitled “The Business Combination — Unaudited Prospective Financial Information” and on which were instructed to rely by the management of MTAC;

•        reviewed a letter dated August 12, 2021 from the management of MTAC and Memic which made certain representations as to historical financial statements, Financial Projections and the underlying assumptions thereof for MTAC and Memic;

•        reviewed the Memic investor presentation that was provided to PIPE investors from June through August 2021;

•        reviewed a draft of the Business Combination Agreement dated August 12, 2021;

•        reviewed a draft of the Price Adjustment Right Term Sheet dated August 12, 2021 to be appended as Exhibit F to the Business Combination Agreement;

•        discussed the information referred to above and the background and other elements of the proposed Business Combination with the management of MTAC;

•        discussed with MTAC management the plans and intentions with respect to the management and operation of MTAC following the completion of the Business Combination;

•        reviewed the historical trading price and trading volume of MTAC’s common stock, and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;

•        performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques, including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant and an analysis of selected transactions that Duff & Phelps deemed relevant, as further described below in this section entitled “— Opinion of MTAC’s Financial Advisor”; and

•        conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

In performing its analyses and rendering the Opinion with respect to the proposed Business Combination and the Business Combination Agreement, Duff & Phelps, with MTAC’s consent:

•        relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including MTAC management, and did not independently verify such information;

•        relied upon the fact that the MTAC board of directors and MTAC have been advised by counsel as to all legal matters with respect to the proposed Business Combination, including whether all procedures required by law to be taken in connection with the proposed Business Combination have been duly, validly and timely taken;

•        assumed that any estimates, evaluations, forecasts and projections, and other pro forma information, including the Financial Projections, furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same, and Duff & Phelps expresses no opinion with respect to such estimates, evaluations, forecasts and projections and other pro forma information or any underlying assumptions including the assumption that the PIPE investment will be completed on or prior to the consummation of the Business Combination; assumed that information supplied by and representations made by MTAC and Memic management are substantially accurate regarding MTAC, Memic and the Business Combination;

•        assumed that the representations and warranties made in the Business Combination Agreement are substantially accurate;

•        assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conform in all material respects to the drafts reviewed;

•        assumed that there has been no material change in the assets, liabilities, financial condition, results of operations, business, or prospects of MTAC or Memic since the date of the most recent financial statements and other information made available to Duff & Phelps, and that there is no information or facts that would make the information reviewed by Duff & Phelps incomplete or misleading;

•        assumed that all of the conditions required to implement the Business Combination will be satisfied and that the Business Combination will be completed in accordance with the Business Combination Agreement without any material amendments thereto or any material waivers of any terms or conditions thereof;

•        assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Business Combination will be obtained without any adverse effect, that would be material to Duff & Phelps’ analysis, on MTAC, Memic or the contemplated benefits expected to be derived in the Business Combination; and

•        assumed a value of $10.00 per share of MTAC Class A Stock and MTAC Class B Stock in calculating the value of such common stock, with such $10.00 value being based on MTAC’s initial public offering and MTAC’s approximate cash per outstanding share of MTAC Class A Stock (excluding, for the avoidance of doubt, the dilutive impact of the shares of MTAC Class B Stock or any MTAC warrants), notwithstanding any differences between such two classes of stock.

To the extent that any of the foregoing assumptions or any of the facts on which the Opinion is based prove to be untrue in any material respect, the Opinion cannot and should not be relied upon. Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of the Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Business Combination.

Duff & Phelps prepared the Opinion effective as of the date thereof. The Opinion was necessarily based upon market, economic, financial and other conditions as they then existed and can be evaluated as of the date thereof, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Opinion which may come or be brought to the attention of Duff & Phelps after the date thereof.

Duff & Phelps did not evaluate MTAC’s or Memic’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent, derivative, off-balance sheet or otherwise). Duff & Phelps was not requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Business Combination, the PIPE investment, the assets, businesses or operations of MTAC, or any alternatives to the Business Combination, (ii) negotiate the terms of the Business Combination, and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms, from MTAC’s perspective, that could, under the circumstances, be negotiated among the parties to the Business Combination Agreement and the Business Combination, or (iii) advise the MTAC board of directors or any other party with respect to alternatives to the Business Combination.

In rendering the Opinion, Duff & Phelps was not expressing any opinion as to the market price or value of MTAC’s common stock or securities or Memic’s common stock or securities (or anything else) after the announcement or the consummation of the Business Combination. The Opinion should not be construed as a valuation opinion, a credit rating, a solvency opinion, an analysis of MTAC’s credit worthiness, as tax advice or as accounting advice. Duff & Phelps did not make, and assumed no responsibility to make, any representation, or render any opinion, as to any legal matter.

In rendering the Opinion, Duff & Phelps was not expressing any opinion with respect to the amount or nature of any compensation to any of MTAC’s or Memic’s officers, directors or employees, or any class of such persons, relative to the Merger Consideration, or with respect to the fairness of any such compensation.

Duff & Phelps’ Opinion was furnished for the use and benefit of the MTAC board of directors in connection with its consideration of the Business Combination and was not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps’ express consent. Duff & Phelps has consented to the inclusion of the Opinion in its entirety and the description hereof in this proxy statement/prospectus and any other filing MTAC is required to make with the SEC in connection with the Business Combination if such inclusion is required by the applicable law. The Opinion (i) did not address the merits of the underlying business decision to enter into the Business Combination versus any alternative strategy or transaction; (ii) did not address any transaction related to the Business Combination, including the PIPE investment; (iii) was not a recommendation as to how the MTAC board of directors or any stockholder of MTAC or Memic should vote or act with respect to any matters relating to the Business Combination, or whether to proceed with the Business Combination or any related transaction; and (iv) did not indicate that the Merger Consideration is the best possibly attainable by MTAC under any circumstances; instead, it merely stated whether the Merger Consideration is within a range suggested by certain financial analyses. The decision as to whether to proceed with the Business Combination or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which the Opinion was based. The Opinion should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party or person.

Except for the Opinion, Duff & Phelps did not express any view or opinion as to (i) any other term, aspect or implication of (a) the Business Combination (including, without limitation, the form or structure of the Business Combination) or the Business Combination Agreement or (b) any other agreement, transaction document or instrument contemplated by the Business Combination Agreement or to be entered into or amended in connection with the Business Combination or (ii) the fairness, financial or otherwise, of the Business Combination to, or of any consideration to be paid to or received by, the holders of any class of securities of MTAC or Memic. The Opinion did not in any way address proportionate allocation or relative fairness (including, without limitation, the allocation of any consideration among or within any classes or groups of security holders or other constituents of MTAC or any other party or person). Duff & Phelps also did not address, or express a view with respect to, any acquisition of control or effective control of MTAC by any stockholder or group of stockholders of Memic.

Set forth below is a summary of the material analyses performed by Duff & Phelps in connection with the delivery of the Opinion to the MTAC board of directors. This summary is qualified in its entirety by reference to the full text of the Opinion, attached to this proxy statement/prospectus as Annex C. While this summary describes the analyses and factors that Duff & Phelps deemed material in its presentation to the MTAC board of directors, it is not a comprehensive description of all analyses and factors considered by Duff & Phelps. The preparation of a fairness opinion is a complex process that involves various determinations as to appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at the Opinion, Duff & Phelps did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Duff & Phelps believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it in rendering the Opinion without considering all analyses and factors could create a misleading or incomplete view of the evaluation process underlying the Opinion. The conclusion reached by Duff & Phelps was based on all analyses and factors taken as a whole, and also on the application of Duff & Phelps’ own experience and judgment.

The financial analyses summarized below include information presented in tabular format. In order for Duff & Phelps’ financial analyses to be fully understood, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Duff & Phelps’ financial analyses.

Discounted Cash Flow Analysis

The Discounted Cash Flow (“DCF”) Analysis, approach is a valuation technique that provides an estimation of the value of a business based on the cash flows that a business can be expected to generate (the “DCF Analysis”).  The DCF Analysis begins with an estimation of the annual cash flows the subject business is expected to generate over a discrete projection period.  The estimated cash flows for each of the years in the discrete projection period are then converted to their present value equivalents using a rate of return appropriate for the risk of achieving the projected cash flows.  The present value of the estimated cash flows are then added to the present value equivalent of the residual/terminal value of the business at the end of the discrete projection period to arrive at an estimate of value.

Duff & Phelps performed a DCF Analysis of the estimated future unlevered free cash flows attributable to Memic for the fiscal years ending December 31, 2021 through December 31, 2025, with “unlevered free cash flow”

defined as cash that is available either to reinvest or to distribute to security holders. In applying the DCF Analysis, Duff & Phelps relied on the Financial Projections. Duff & Phelps estimated the net present value of all unlevered free cash flows for Memic after fiscal year 2025 (the “Terminal Values”) by applying a revenue multiple range to Memic’s projected 2025 revenue in the Financial Projections. Duff & Phelps discounted the unlevered free cash flows in the discrete period and the Terminal Values in 2025 back to the present to obtain a range of the estimated current enterprise value of Memic.

Market Approach

The “Market Approach” is a valuation technique that provides an estimation of value by applying a valuation multiple to a specific financial metric for the subject company. These valuation multiples are either observed or derived from (i) market prices of actively traded, public companies, publicly available historical financial information and consensus equity research analyst estimates of future financial performance or (ii) prices paid in actual mergers, acquisitions or other transactions. The valuation process includes, but is not limited to, a comparison of various quantitative and qualitative factors between the subject business and other similar businesses.

Duff & Phelps utilized the Market Approach to (i) select a range of last twelve month (“LTM”) revenue multiples to calculate the Terminal Values for the DCF Analysis and (ii) select a range of 2024 revenue multiples to estimate a range of current enterprise value-to-projected 2024 revenue for Memic.

Duff & Phelps selected three groups of companies that it deemed relevant in its analysis:

•        Selected Publicly Traded Medical Technology Companies. Duff & Phelps used this group of eleven publicly traded companies to select a range of LTM revenue multiples to apply to Memic’s projected revenue in 2025. The resulting Terminal Values were used in Duff & Phelps’ DCF Analysis. Duff & Phelps also used this group to select a range of 2024 revenue multiples to apply to Memic’s projected revenue in 2024. The resulting values were an indication of the current enterprise value of Memic.

•        Selected De-SPAC transactions involving companies with businesses involved in comparable aspects of medical technology and robotics technology. Duff & Phelps used this group of companies (in addition to Selected Publicly Traded Medical Technology Companies) to select a range of 2024 revenue multiples to apply to Memic’s projected revenue in 2024. The resulting values were an indication of the current enterprise value of Memic.

•        Selected M&A transactions involving target companies with businesses in the medical technology sector. Duff & Phelps used this group of transactions (in addition to the Selected Publicly Traded Medical Technology Companies) to derive a range of LTM revenue multiples to apply to Memic’s projected revenue in 2025. The resulting Terminal Values were used in Duff & Phelps’ DCF Analysis.

Duff & Phelps selected the public companies based on their relative similarity, primarily in terms of size, revenue growth outlook, capital requirements, profit margins and other characteristics, to that of Memic. Duff & Phelps selected de-SPAC transactions and selected M&A transactions involving companies with businesses involved in comparable aspects of medical technology and robotics technology based on, among other things, the target company’s industry, the relative size of the de-SPAC transaction or M&A transaction compared to the Business Combination and the availability of public information related to the de-SPAC transaction or M&A transaction. Duff & Phelps noted that the public companies that it selected for purpose of its analysis were not directly comparable to Memic, and the de-SPAC transactions and M&A transactions were not directly comparable to the Business Combination. While none of the selected target companies in the de-SPAC transactions analysis, is, of course, identical to Memic, Duff & Phelps deemed Vicarious Surgical to be more comparable to Memic than the other de-SPAC transactions given the stage of its business, its focus on minimally invasive robotic surgery and certain similarities of its robotic system solution, among other factors. Duff & Phelps does not have access to non-public information of any of the companies or transactions used for comparative purposes. Accordingly, a complete valuation analysis of Memic and the Business Combination cannot rely solely upon a quantitative review of the selected public companies, the selected de-SPAC transactions and the selected M&A transactions, but involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies and targets, as well as other factors that could affect their value relative to that of Memic. Therefore, the selected public companies, selected de-SPAC transactions, and selected M&A transactions analyses are subject to certain limitations.

The tables below summarize certain observed historical and projected financial performance and trading multiples of the selected public companies and de-SPAC transaction targets. The estimates for 2021, 2022, 2023, 2024 and 2025 in the tables below with respect to the selected public companies were derived based on information for the 12-month periods ending closest to MTAC’s fiscal year ends for which information was available.

Selected Publicly Traded Medical Technology Companies

ENTERPRISE VALUE AS MULTIPLE OF
	LTM Revenue	2021 Revenue	2022 Revenue	2023 Revenue	2024 Revenue	2025 Revenue
Abiomed, Inc.	14.81x	13.30x	11.62x	9.69x	8.32x	NA
Asensus Surgical, Inc.	NM	NM	34.06x	15.37x	7.54x	NA
Butterfly Network, Inc.	NA	23.88x	14.52x	9.07x	NA	NA
Inari Medical, Inc.	18.37x	15.52x	12.44x	10.04x	8.54x	7.33x
Inspire Medical Systems, Inc.	29.55x	24.42x	17.84x	13.99x	11.12x	NA
Intuitive Surgical, Inc.	22.26x	20.32x	17.83x	15.50x	13.40x	12.16x
Penumbra, Inc.	13.97x	13.00x	11.03x	9.75x	8.03x	7.09x
Pulmonx Corporation	30.92x	25.61x	16.84x	12.27x	9.86x	8.10x
ShockWave Medical, Inc.	49.99x	29.25x	18.31x	14.01x	11.20x	9.18x
Silk Road Medical, Inc	19.48x	16.32x	12.05x	9.79x	8.14x	NA
Stereotaxis, Inc.	15.10x	13.77x	10.04x	7.44x	5.26x	4.17x

Mean	23.83x	19.54x	16.05x	11.54x	9.14x	8.00x
Median	19.48x	18.32x	14.52x	10.04x	8.43x	7.71x

____________

LTM = Latest Twelve Months

Source: S&P Capital IQ, SEC Filings, Annual and Interim Reports.

Selected De-SPAC transactions

ENTERPRISE VALUE AS MULTIPLE OF
	2020 Revenue	2021 Revenue	2022 Revenue	2023 Revenue	2024 Revenue	2025 Revenue
De-SPAC Current Value(1)
Hyperfine, Inc.	NA	248.58x	35.08x	10.55x	4.05x	1.90x
Sarcos Corp.	163.15x	145.02x	59.33x	7.86x	2.98x	1.06x
Vicarious Surgical	NA	NA	NA	NM	8.33x	3.07x

Mean	163.15x	196.80x	47.20x	9.21x	5.12x	2.01x
Median	163.15x	196.80x	47.20x	9.21x	4.05x	1.90x

De-SPAC Transaction Value(2)
Hyperfine, Inc.	NA	252.74x	35.66x	10.73x	4.12x	1.93x
Sarcos Corp.	164.25x	146.00x	59.73x	7.92x	3.00x	1.07x
Vicarious Surgical	NA	NA	NA	NM	8.40x	3.10x

Mean	164.25x	196.80x	47.20x	9.21x	5.12x	2.01x
Median	164.25x	196.80x	47.20x	9.21x	4.05x	1.90x

____________

(1)      Enterprise Value calculated based on current price of SPAC Vehicle

(2)      Enterprise Value calculated based on pro forma transaction value

Source: S&P Capital IQ, SEC Filings, Annual and Interim Reports, Investor Presentations

Selected Publicly Traded Medical Technology Companies and Selected De-SPAC Transactions Operating Metrics

	REVENUE GROWTH
	3-YR CAGR	LTM	2021	2022	2023	2024	2025
Selected Publicly Traded Medical Technology Companies
Abiomed, Inc.	12.6%	17.2%	22.9%	14.4%	20.0%	16.5%	NA
Asensus Surgical, Inc.	-23.6%	28.7%	96.3%	105.7%	121.6%	103.8%	NA
Butterfly Network, Inc.	NA	NA	64.1%	64.5%	60.0%	NA	NA
Inari Medical, Inc.	NM	140.8%	76.4%	24.7%	23.9%	17.7%	16.5%
Inspire Medical Systems, Inc.	59.3%	115.5%	83.7%	36.9%	27.5%	25.8%	NA
Intuitive Surgical, Inc.	11.6%	18.5%	29.8%	14.0%	15.1%	15.7%	10.2%
Penumbra, Inc.	19.3%	28.5%	28.5%	17.9%	13.1%	21.4%	13.4%
Pulmonx Corporation	NA	32.0%	54.5%	52.1%	37.2%	24.5%	21.7%
ShockWave Medical, Inc.	240.4%	154.5%	228.1%	59.7%	30.7%	25.1%	22.0%
Silk Road Medical, Inc	74.1%	28.7%	42.4%	35.4%	23.1%	20.3%	NA
Stereotaxis, Inc.	-5.1%	26.7%	36.7%	37.2%	34.9%	41.5%	26.1%

Mean	48.6%	59.1%	69.4%	42.0%	37.0%	31.2%	18.3%
Median	15.9%	28.7%	54.5%	36.9%	27.5%	22.9%	19.1%

De-SPAC Transactions
Hyperfine, Inc.	NA	NA	NA	608.7%	232.5%	160.3%	113.7%
Sarcos Corp.	NA	NA	12.5%	144.4%	654.5%	163.9%	180.6%
Vicarious Surgical	NA	NA	NA	NM	NM	NM	171.0%

Mean	NA	NA	12.5%	376.6%	443.5%	162.1%	155.1%
Median	NA	NA	12.5%	376.6%	443.5%	162.1%	171.0%

	GROSS MARGIN
	3-YR AVG	LTM	2021	2022	2023	2024	2025
Selected Publicly Traded Medical Technology Companies
Abiomed, Inc.	81.7%	82.0%	82.2%	82.3%	83.0%	83.3%	NA
Asensus Surgical, Inc.	-46.4%	-28.7%	NA	NA	NA	NA	NA
Butterfly Network, Inc.	-79.1%	-74.5%	45.8%	51.3%	57.9%	NA	NA
Inari Medical, Inc.	92.7%	87.1%	89.7%	87.5%	86.0%	86.5%	85.5%
Inspire Medical Systems, Inc.	85.2%	82.7%	85.5%	85.6%	85.9%	86.0%	86.0%
Intuitive Surgical, Inc.	68.7%	68.3%	71.0%	71.0%	71.1%	71.0%	71.0%
Penumbra, Inc.	63.2%	65.2%	65.3%	67.0%	67.5%	67.3%	67.5%
Pulmonx Corporation	72.0%	65.0%	73.0%	73.8%	76.5%	77.8%	79.3%
ShockWave Medical, Inc.	77.3%	56.6%	81.2%	83.6%	84.2%	84.8%	85.1%
Silk Road Medical, Inc	74.5%	71.7%	75.4%	75.5%	75.9%	76.7%	NA
Stereotaxis, Inc.	67.6%	76.8%	67.0%	64.8%	69.6%	NA	NA

Mean	50.7%	50.2%	73.6%	74.2%	75.7%	79.2%	79.1%
Median	72.0%	68.3%	74.2%	74.7%	76.2%	80.6%	82.2%

De-SPAC Transactions
Hyperfine, Inc.	NA	NA	NM	47.9%	66.0%	70.6%	71.9%
Sarcos Corp.	NA	42.0%	46.0%	22.0%	54.0%	54.0%	53.0%
Vicarious Surgical	NA	NA	NA	NA	80.0%	79.0%	80.0%

Mean	NA	42.0%	46.0%	35.0%	66.7%	67.9%	68.3%
Median	NA	42.0%	46.0%	35.0%	66.0%	70.6%	71.9%

____________

LTM = Latest Twelve Months

CAGR = Compounded Annual Growth Rate

Source: S&P Capital IQ, SEC Filings, Annual and Interim Reports, Investor Presentations and the Financial Projections

Selected M&A Transactions involving Target Companies with Businesses in the Medical Technology Sector

(USD in millions)

Announced	Target Name	Acquirer Name	Enterprise Value	LTM Revenue	LTM Revenue Growth	LTM Gross Margin	Enterprise Value/LTM Revenue
Jan-21	Cardiva Medical, Inc.	Haemonetics Corporation	$571.6	$40.8	25.4%	57.2%	14.02x
Dec-20	Veran Medical Technologies, Inc.	Olympus Corporation of the Americas	$340.0	$27.8	29.8%	NA	12.23x
Aug-20	Varian Medical Systems, Inc.	Siemens Healthineers AG	$16,390.8	$3,196.6	1.6%	43.4%	5.13x
Aug-19	Corindus Vascular Robotics, Inc.	Siemens Medical Solutions USA, Inc.	$1,085.4	$15.2	56.1%	41.8%	71.21x
Sep-18	Focal Therapeutics, Inc.	Hologic, Inc.	$117.9	$16.0	NA	NA	7.37x
Sep-18	Mazor Robotics Ltd.	Medtronic plc	$1,544.1	$66.5	36.0%	59.3%	23.21x
Dec-17	Entellus Medical, Inc.	Stryker Corporation	$663.9	$86.2	20.5%	73.8%	7.70x
Sep-17	NeoTract, Inc.	Teleflex Urology Limited	$1,100.0	$51.0	NA	NA	21.57x
Aug-16	Laborie Medical Technologies, Inc.	Patricia Industries	$659.8	$117.0	NA	NA	5.64x
Aug-13	MAKO Surgical Corp.	Stryker Corporation	$1,451.6	$112.4	16.9%	64.5%	12.91x

____________

Source: S&P Capital IQ and company filings

Price Adjustment Rights Analysis

Using an option pricing method, Duff & Phelps also estimated the theoretical value impact of the price adjustment rights issuable under the Business Combination Agreement subject to attainment of certain stock price hurdles over a five-year period following the consummation of the Business Combination. Based on such analysis, the total estimated theoretical value of the price adjustment rights ranged from approximately $114.0 million to approximately $140.6 million, with a midpoint of approximately $129.6 million, based on the assumption that 17,235,450 price adjustment rights are converted into ordinary shares of Memic following the Business Combination on a 1:1 basis.

Summary Financial Analyses

Discounted Cash Flow Analysis

Based on the data shown in the tables above, Duff & Phelps selected a range of multiples to apply to Memic’s projected 2025 revenue to obtain a range of Terminal Values to incorporate in to the DCF Analysis. In particular, Duff & Phelps analyzed LTM and 2021 revenue growth, LTM and 2021 gross margins, and multiples of enterprise value-to-LTM revenue and enterprise value-to-2021 projected revenue for the Selected Publicly Traded Medical Technology Companies compared to projected 2025 revenue growth and 2025 gross margins for Memic, based on the Financial Projections. Such analysis informed the selection of terminal multiples of projected 2025 revenue for Memic. Rather than applying the average or median multiple from these analyses, Duff & Phelps selected multiples that, in its judgement, reflected Memic’s size, revenue growth outlook, capital requirements, profit margins, stage of product pipeline and other characteristics relative to the selected public companies. Based on these analyses, Duff & Phelps’ selected a terminal revenue multiple range of 24.0x to 26.0x Memic’s projected 2025 revenue which was utilized in the DCF Analysis to estimate the enterprise value range of Memic.

Determination of an appropriate discount rate to use in the DCF Analysis requires a degree of judgment. Duff & Phelps considered a number of factors in determining the discount rate range, including the results of published studies on discount rates. Duff & Phelps considered Memic to be in between an “early-stage” and “later-stage” venture. Duff & Phelps also considered (i) Memic’s stage in the cycle of management’s business plan, (ii) Memic’s projected financial performance and growth and (iii) the risks facing Memic in order to achieve the projected results, including regulatory risk, execution risk and competitive risks, among others. Based on these factors and the published discount rate studies, Duff & Phelps used discount rates ranging from 30.0% to 35.0% to discount the projected unlevered free cash flows and the Terminal Values. Duff & Phelps believes that this range of discount rates is consistent with the rate of return that security holders could expect to realize on alternative investment opportunities with similar risk profiles.

Based on these assumptions, Duff & Phelps’ DCF Analysis resulted in an estimated enterprise value range for Memic of $687.6 million to $919.0 million. Duff & Phelps further estimated the range of total equity value of Memic following the Business Combination by adding pro forma cash and cash equivalents of $359.4 million (which assumes no redemptions), subtracting the midpoint of Duff & Phelps’ estimated theoretical value range of the price adjustment rights of approximately $129.6 million and subtracting the fair value of MTAC’s warrants of $14.7 million, as reported on MTAC’s March 31, 2021 balance sheet in its 10-Q filing on June 28, 2021. This resulted in an estimated total equity value range for the combined company of $902.6 million to $1,134.0 million. Finally, the equity value range of the combined company attributable to the public stockholders of MTAC (the “MTAC Public Stockholders”) was estimated by taking the estimated total equity value range of the combined company and multiplying it by 24.7%, which is the anticipated pro forma ownership of the combined company by MTAC Public Stockholders provided to Duff & Phelps by management of MTAC and on which were instructed to rely by the management of MTAC. This pro forma ownership calculation was based on 62.5 million shares to be issued to the former owners of Memic as a result of the pre-closing conversion of Memic preferred shares and the reclassification of Memic capital stock, approximately 7.6 million shares to be issued to the PIPE investors, 25.0 million shares held by existing MTAC Public Stockholders (which assumes no redemptions) and MTAC founder shares of approximately 6.3 million MTAC founder shares outstanding (the “Pro Forma Ownership Assumptions”). This resulted in an estimated equity value range for the combined company attributable to MTAC Public Stockholders of $222.6 million to $279.6 million. Duff & Phelps then divided the estimated equity value range for the combined company attributable to MTAC Public Stockholders by pro forma MTAC Public Stockholders’ shares.

Based on the foregoing analysis, Duff & Phelps’ DCF Analysis resulted in an estimated per share value range for the combined company of $8.90 to $11.19. Excluding the per share value of the price adjustment rights of $1.28, Duff & Phelps’ DCF Analysis resulted in an estimated per share value range for the combined company of $10.18 to $12.46.

Market Approach

Based on the data shown in the tables above, Duff & Phelps also selected a range of multiples to apply to Memic’s projected 2024 revenue to obtain a range of current enterprise values for Memic using the Market Approach. In particular, Duff & Phelps analyzed 2024 revenue growth, 2024 gross margins and multiples of enterprise value-to-2024 projected revenue for the Selected Publicly Traded Medical Technology Companies and for the Vicarious Surgical de-SPAC transaction compared to projected 2024 revenue growth and 2024 gross margins for Memic, based on the Financial Projections. Rather than applying the average or median multiple from these analyses, Duff & Phelps selected multiples that, in its judgement, reflected Memic’s size, revenue growth outlook, capital requirements, profit margins, stage of product pipeline and other characteristics relative to the selected public companies and Vicarious Surgical. Based on these analyses, Duff & Phelps’ selected a 2024 revenue multiple range of 8.5x to 10.5x Memic’s projected 2024 revenue to estimate the current enterprise value range of Memic.

Duff & Phelps’ Market Approach resulted in an estimated enterprise value range for Memic of $701.7 million to $866.8 million. Duff & Phelps further estimated the range of total equity value of the combined company by adding pro forma cash and cash equivalents of $359.4 million, which assumes no redemptions, subtracting the midpoint of Duff & Phelps’ estimated theoretical value range of the price adjustment rights of approximately $129.6 million and subtracting the fair value of MTAC’s warrants of $14.7 million, as reported on MTAC’s March 31, 2021 balance sheet in its 10-Q filing on June 28, 2021. This resulted in an estimated total equity value range for the combined company of $916.7 million to $1,081.8 million. Finally, the equity value range of the combined company attributable to the MTAC Public Stockholders was estimated by taking the estimated total equity value range of the combined company and multiplying it by 24.7%, the anticipated pro forma ownership of the combined company by MTAC Public Stockholders provided to Duff & Phelps by management of MTAC and on which were instructed to rely by the management of MTAC (such pro forma ownership calculation based on the Pro Forma Ownership Assumptions). This resulted in an estimated equity value range for the combined company attributable to MTAC Public Stockholders of $226.0 million to $266.8 million. Duff & Phelps divided the estimated equity value range for the combined company attributable to MTAC Public Stockholders by pro forma MTAC Public Stockholders’ shares.

Based on the foregoing analysis, Duff & Phelps’ Market Approach analysis resulted in an estimated per share value range for the combined company of $9.04 to $10.67. Excluding the per share value of the price adjustment rights of $1.28, Duff & Phelps’ Market Approach analysis resulted in an estimated per share value range of the combined company of $10.32 to $11.95.

Conclusion

Based on Duff & Phelps’ analyses, Duff & Phelps noted that the assumed value of $10.00 per share for the MTAC Public Stockholders falls within the range of estimated per share values for the combined company based on Duff & Phelps’ DCF Analysis and based on Duff & Phelps’ Market Approach analysis. Excluding the per share value of the price adjustment rights of $1.28, the range of estimated per share values for the combined company is above the assumed value of $10 per share for the MTAC Public Stockholders.

The Opinion was only one of the many factors considered by the MTAC board in its evaluation of the Business Combination and should not be viewed as determinative of the views of the MTAC board.

Fees and Expenses

As compensation for Duff & Phelps’ services in connection with the rendering of the Opinion to the MTAC board, MTAC agreed to pay Duff & Phelps a fee of $500,000. A portion of the fee is payable upon delivery of the Opinion and a portion is payable upon consummation of the Business Combination.

No portion of Duff & Phelps’ fee is refundable or contingent upon the conclusion reached in the Opinion.

Furthermore, Duff & Phelps is entitled to be paid additional fees at a percentage of Duff & Phelps’ standard hourly rates for any time incurred should Duff & Phelps be called upon to support its findings subsequent to the delivery of its opinion. MTAC has also agreed to reimburse Duff & Phelps for its reasonable out-of-pockt expenses and reasonable fees and expenses of outside counsel retained by Duff & Phelps in connection with the engagement. MTAC has also agreed to indemnify Duff & Phelps for certain liabilities arising out of its engagement.

The terms of the fee arrangements with Duff & Phelps, which MTAC believes are customary in transactions of this nature, were negotiated at arm’s length, and the MTAC board are aware of these fee arrangements.

Disclosure of Prior Relationships

During the two years preceding the date of the Opinion, Duff & Phelps has not had any material relationship with any party to the Business Combination for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated.

Unaudited Prospective Financial Information of Memic

In connection with its consideration of the potential Business Combination, the MTAC board was provided with prospective financial information prepared by management of Memic. Memic does not as a matter of course make public projections as to future sales, earnings or other results. However, Memic management prepared and provided to the Memic board of directors, Memic’s financial advisors, MTAC and potential investors in the PIPE Shares, certain internal, unaudited prospective financial information in connection with the evaluation of the Business Combination. Memic management prepared such financial information based on their judgment and assumptions regarding the future financial performance of Memic. The inclusion of the below information should not be regarded as an indication that Memic or any other recipient of this information considered—or now considers—it to be necessarily predictive of actual future results.

The unaudited prospective financial information is subjective in many respects. As a result, there can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. Since the unaudited prospective financial information covers multiple years, that information by its nature becomes less predictive with each successive year.

While presented in this proxy statement/prospectus with numeric specificity, the information set forth in the summary below was based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Memic management, including, among other things, the matters described in the sections titled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.” Memic believes the assumptions in the prospective financial information were reasonable at the time the financial information was prepared, given the information Memic had at the time. However, important factors that may affect actual results and cause the results reflected in the prospective financial information not to be achieved include, among other things, risks and uncertainties relating to the Memic business, industry performance, the regulatory environment and general business and economic conditions. The prospective financial information also reflects assumptions as to certain business decisions that are subject to change. The unaudited prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines of the SEC, or the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of Memic management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of Memic management’s knowledge and belief, the expected course of action and the expected future financial performance of Memic. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information.

Neither Memic’s independent auditors, nor any other independent accountants, have complied, examined or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The audit reports included in this proxy statement/prospectus relate to historical financial information. They do not extend to the prospective financial information and should not be read to do so.

EXCEPT AS REQUIRED BY APPLICABLE SECURITIES LAWS, MEMIC DOES NOT INTEND TO MAKE PUBLICLY AVAILABLE ANY UPDATE OR OTHER REVISION TO THE PROSPECTIVE FINANCIAL INFORMATION. THE PROSPECTIVE FINANCIAL INFORMATION DOES NOT TAKE INTO ACCOUNT ANY CIRCUMSTANCES OR EVENTS OCCURRING AFTER THE DATE THAT THE INFORMATION WAS PREPARED. READERS OF THIS PROXY STATEMENT/PROSPECTUS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION SET FORTH BELOW. NONE OF MEMIC, MTAC NOR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, ADVISORS OR OTHER REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY MEMIC SHAREHOLDER, MTAC STOCKHOLDER OR ANY OTHER PERSON REGARDING ULTIMATE PERFORMANCE COMPARED TO THE INFORMATION CONTAINED IN THE PROSPECTIVE FINANCIAL INFORMATION OR THAT FINANCIAL AND OPERATING RESULTS WILL BE ACHIEVED.

Certain of the measures included in the prospective financial information may be considered non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Memic may not be comparable to similarly titled amounts used by other companies. Financial measures provided to a financial advisor in connection with a business combination transaction are excluded from the definition of non-GAAP financial measures and therefore are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Accordingly, we have not provided a reconciliation of such financial measures.

The following table sets forth certain summarized prospective financial information regarding Memic for the years 2021, 2022, 2023, 2024 and 2025:

(USD in millions)	2021E	2022E	2023E	2024E	2025E
Revenue	$1	$11	$43	$83	$136
YoY Growth		NM	291%	93%	64%
Gross Margin	NM	35%	55%	61%	64%

The Memic prospective financial information was prepared using a number of assumptions, including the following assumptions that Memic’s management believed to be material:

Revenue. The 2021 – 2025 projected revenue is based on a number of factors including:

•        Memic received FDA De Novo 510(k) approval for single site, natural orifice laparoscopic-assisted transvaginal benign surgical procedures in February 2021.

•        While Memic has not generated revenue to date, Memic is in the process of U.S. commercialization and anticipates selling the Hominis Surgical System for approximately $600,000 per system, which would produce an estimated $1 million of sales by the end of 2021.

•        In making the foregoing assumptions, which imply a revenue compound annual growth rate of approximately 131% between 2021 and 2025, Memic management relied on a number of factors and assumptions, including:

•        The Hominis Surgical System’s potential penetration of the $1.6 billion U.S. TAM for approximately one million annual vaginal-enabled procedures, including hysterectomy, adnexectomy, and ovarian cystectomy.

•        Vaginal approach to Memic’s target procedures (e.g. hysterectomy) currently only represents approximately 16% of procedural volume as approximately 84% of Memic’s target procedures cannot be performed vaginally with existing technology due to anatomical barriers.

•        The 84% of Memic’s target procedures currently not being done vaginally are being performed by using more invasive approaches. Of the non-vaginal approaches, 32% of procedures are abdominal, 24% are robotic laparoscopic and 28% are traditional laparoscopic.

•        Compared to non-vaginal approaches, which result in higher average cost per target procedure and are associated with more unfavorable patient outcomes, vaginal-enabled procedures with the Hominis Surgical System are more affordable and less likely to result in adverse events or intraoperative complications.

•        Memic’s management’s assessment of health system capital expenditure behavior and trends.

•        New technological advancements, including robotic platforms with single port (single incision) to reduce scars, have fueled adoption of robotic surgeries. These procedures also benefit the hospitals, surgeons and patients, further driving utilization of surgical robotics.

•        A U.S. system list price is approximately $600,000 and a U.S. procedural (instrument) average selling price (“ASP”) is $1,600. ASPs are expected to vary across geographies as Memic expands internationally beginning in 2023.

•        Expansion of commercialization of the Hominis Surgical System outside the United States beginning in 2023, more than doubling the TAM to approximately $4.0 billion.

•        Maintenance fees associated with Memic’s systems to be 10% of one-year prior system revenue.

•        Steady increase in procedures per system and increasing average surgical procedure volume of prospective gynecologists. As the Hominis system is further developed, Memic management believes more advanced gynecologic application and general surgery application can further drive the number of procedures.

•        Memic’s initial addressable market is approximately $1.6 billion, and, based on Memic’s projections, Memic expects to penetrate about 3% of this market by the end of 2025. In order to do this, Memic anticipates placing over 400 systems from 2021 through 2025 and that the Hominis Surgical System will be used in over 25,000 procedures in 2025.

•        By 2025, Memic expects that revenue will consist of a mix of approximately 70% systems and approximately 30% consumables.

Gross Margin. 2021-2025 projected gross margin and long-term gross margin of over 70% are driven by a number of factors, including:

•        As Memic continues to streamline manufacturing efficiencies and derive profits from instrument sales through existing an installed base, Memic expects gross margin to increase from approximately 35% in 2022, to 55% in 2023, 61% in 2024, and 64% in 2025.

Satisfaction of 80% Test

The MTAC Charter and Nasdaq rules require that any business acquired by MTAC have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding the deferred underwriting commissions and taxes payable) at the time of the execution of a definitive agreement for an initial business combination. The balance of the funds in the Trust Account (excluding deferred underwriting commissions and taxes payable) at the time of the execution of the Business Combination Agreement with Memic was approximately $250 million and 80% thereof represents approximately $200 million. In determining whether the 80% requirement was met, rather than relying on any one factor, MTAC’s board of directors concluded that it was appropriate to base such valuation on all of the qualitative factors described in this section and the section of this proxy statement/prospectus titled “The Business Combination — MTAC’s Board of Directors’ Reasons for the Business Combination and the Recommendation of the Board of Directors” as well as quantitative factors, such as the anticipated implied equity value of the combined company being approximately $1.014 billion with no material debt expected to be outstanding. Based on the qualitative and quantitative information used to approve the Business Combination described herein, MTAC’s board of directors determined that the foregoing 80% fair market value requirement was met. MTAC’s board of directors believes that the financial skills and background of its members qualify it to conclude that the acquisition met the 80% requirement.

Potential Actions to Secure Requisite Shareholder Approvals

In connection with the shareholder vote to approve the Business Combination, the Sponsor and MTAC’s directors, officers, advisors or their affiliates may privately negotiate transactions to purchase MTAC Class A Stock from stockholders who would have otherwise elected to have their shares redeemed in connection with the Business Combination for a per-share pro rata portion of the Trust Account. None of the Sponsor or MTAC’s directors, officers, advisors or their affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller. Such a purchase of shares may include a contractual acknowledgement that such shareholder, although still the record holder of the MTAC Class A Stock, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor or MTAC’s directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from MTAC’s public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per-share pro rata portion of the Trust Account. The purpose of such share purchases would be to increase the likelihood of obtaining stockholder approval of the Business Combination or to satisfy a closing condition in the Business Combination Agreement. For additional information, see the section of this proxy statement/prospectus titled “Information about MTAC — Voting in Connection with the Stockholder Meeting.”

Regulatory Approvals Required for the Business Combination

Completion of the Business Combination is not subject to any regulatory requirements or approvals, other than with respect to U.S. federal securities laws and the filings with the State of Delaware necessary to effectuate the Business Combination. The Business Combination is not subject to any other federal or state regulatory requirement or approval.

Listing of Combined Company Shares

Memic will use commercially reasonable efforts to cause, prior to the Effective Time, the Memic ordinary shares and warrants issuable pursuant to the Business Combination Agreement to be approved for listing on Nasdaq under the symbols “MMIC” and “MMICW” respectively, subject to official notice of issuance. Approval of the listing on Nasdaq of the Memic ordinary shares and warrants (subject to official notice of issuance) is a condition to each party’s obligation to complete the Business Combination.

Anticipated Accounting Treatment

The Business Combination is comprised of a series of transactions pursuant to the Business Combination Agreement, as described elsewhere in this proxy statement/prospectus. For accounting purposes, the transaction will be effectuated by six main steps:

1.      The conversion of Memic preferred shares into Memic ordinary shares, in accordance with, and based on the applicable conversion ratio set forth in, Memic’s amended and restated articles of association.

2.      Immediately following the conversion of Memic preferred shares, all outstanding Memic ordinary shares, all Memic ordinary shares underlying Memic preferred warrants, and all Memic ordinary shares underlying vested Memic options, will be reclassified into Memic ordinary shares and price adjustment rights.

3.      Immediately following the reclassification and prior to the consummation of the PIPE investment, Memic will effect the stock split.

4.      The merger of MTAC with Merger Sub, with MTAC surviving as a wholly-owned subsidiary of Memic, which is accounted for as a recapitalization.

5.      The Subscription Agreements related to the PIPE investment, which were executed concurrently with the Business Combination Agreement, will result in the issuance of Memic ordinary shares.

6.      The sale of the PIPE Shares pursuant to Subscription Agreements, which were executed concurrently with the Business Combination Agreement, will result in the issuance of Memic ordinary shares, leading to an increase in share capital and share premium.

Resale of Memic Ordinary Shares

The Memic ordinary shares to be issued in connection with the Business Combination will be freely transferable under the Securities Act except for shares issued to any shareholder who may be deemed for purposes of Rule 144 under the Securities Act an “affiliate” of MTAC immediately prior to the Effective Time or an “affiliate” of Memic following the Business Combination. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with, Memic or MTAC (as appropriate) and may include the executive officers, directors and significant shareholders of Memic or MTAC (as appropriate).

Delisting and Deregistration of MTAC common stock

If the Business Combination is completed, shares of MTAC Class A Stock, MTAC warrants and MTAC’s units will be delisted from Nasdaq and will be deregistered under the Exchange Act.

Combined Company Status as a Foreign Private Issuer under the Exchange Act

Memic expects to remain a “foreign private issuer” (under SEC rules). Consequently, upon consummation of the Business Combination, the combined company will be subject to the reporting requirements under the Exchange Act applicable to foreign private issuers. The combined company will be required to file its annual report on Form 20-F for the year ending December 31, 2021 with the SEC by April 30, 2022. In addition, the combined company will furnish reports on Form 6-K to the SEC regarding certain information required to be publicly disclosed by the combined company in Israel or that is distributed or required to be distributed by the combined company to its shareholders.

Based on its foreign private issuer status, the combined company will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as a U.S. company whose securities are registered under the Exchange Act. The combined company will also not be required to comply with Regulation FD, which addresses certain restrictions on the selective disclosure of material information. In addition, among other matters, the combined company officers, directors and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of the Memic ordinary shares.

Given the substantial number of Memic ordinary shares that Memic will issue in the Business Combination to MTAC stockholders who are U.S. residents and the prospective, increased U.S.-oriented profile of the combined company’s officers and directors, assets and business administration, it is possible that the combined company will lose its status as a foreign private issuer after the Business Combination. If that happens the combined company will no longer be exempt from such rules and, among other things, will be required to file quarterly reports on Form 10-Q containing interim financial statements as if it were a company incorporated in the United States, as well as annual reports on Form 10-K. The combined company’s qualification for foreign private issuer status will be tested again as of June 30, 2022 (the final business day of the second fiscal quarter in 2022) to determine whether the combined company will instead be subject to the reporting requirements applicable to U.S. companies registered under the Exchange Act beginning at the start of 2023. If it no longer meets the definition of a “foreign private issuer” as of that test date, the combined company will begin to be required to file a quarterly report on Form 10-Q for the quarter ending March 31, 2023, and will be required to continue to file quarterly reports with the SEC thereafter.

Despite its initial exemption due to its foreign private issuer status, Memic, and following the consummation of the Business Combination, the combined company, nevertheless expects to issue interim quarterly financial information publicly and to furnish it to the SEC on Form 6-K.

Combined Company Status as an Emerging Growth Company under U.S. Federal Securities Laws and Related Implications

Each of MTAC and Memic is, and consequently, following the Business Combination, the combined company will be, an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, the combined company will be eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in their periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find the combined company’s securities less attractive as a result, there may be a less active trading market for the combined company’s securities and the prices of the combined company’s securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The combined company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the combined company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the combined company’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

The combined company will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the combined company’s initial public offering, (b) in which the combined company has total annual gross revenue of at least $1.07 billion, or (c) in which the combined company is deemed to be a large accelerated filer, which means the market value of the combined company’s common equity that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which the combined company has issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Certain Material U.S. Federal Income Tax Considerations

The following discussion is a summary of the material U.S. federal income tax considerations of the Business Combination to U.S. Holders (as defined below) of MTAC common stock and MTAC warrants (collectively “MTAC Securities”). The following discussion also summarizes the material U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders (as defined below) of MTAC common stock that elect to have their common stock redeemed for cash and the material U.S. federal income tax consequences of the ownership and disposition of Memic ordinary shares and Memic warrants following the Business Combination. This discussion applies only to the MTAC Securities, Memic ordinary shares and Memic warrants, as the case may be, that are held as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment).

The following does not purport to be a complete analysis of all potential tax considerations arising in connection with the Business Combination, the redemptions of MTAC common stock or the ownership and disposal of Memic ordinary shares and Memic warrants. The effects of and consequences under other U.S. federal tax laws, such as estate and gift tax laws, alternative minimum tax or Medicare contribution tax consequences and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect the tax consequences discussed below. Neither MTAC nor Memic has sought nor will seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS will not take or a court will not sustain a contrary position to that discussed below regarding the tax consequences discussed below.

This discussion does not address the tax treatment of the conversion of the Memic preferred shares into Memic ordinary shares prior to the Effective Time, or the subsequent reclassification of Memic’s capital stock and stock split that will occur prior to the Effective Time. This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

•        banks, insurance companies, and certain other financial institutions;

•        regulated investment companies and real estate investment trusts;

•        brokers, dealers or traders in securities that use a mark to market method of accounting;

•        tax-exempt organizations or governmental organizations;

•        U.S. expatriates and former citizens or long-term residents of the United States;

•        persons holding MTAC Securities or Memic ordinary shares and/or Memic warrants, as the case may be, as part of a hedge, straddle, constructive sale, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•        persons subject to special tax accounting rules under Section 451(b) of the Code;

•        persons that actually or constructively own 5% or more (by vote or value) of the outstanding MTAC common stock or, after the Business Combination, the outstanding Memic ordinary shares;

•        “controlled foreign corporations,” PFICs and corporations that accumulate earnings to avoid U.S. federal income tax;

•        S corporations, partnerships or other entities or arrangements treated as partnerships or other flow-through entities for U.S. federal income tax purposes (and investors therein);

•        U.S. Holders having a functional currency other than the U.S. dollar;

•        persons who hold or received MTAC Securities or Memic ordinary shares and/or Memic warrants, as the case may be, pursuant to the exercise of any employee stock option or otherwise as compensation; and

•        tax-qualified retirement plans.

For purposes of this discussion, a “U.S. Holder” is any beneficial owner of shares of MTAC Securities and Memic ordinary shares and/or Memic warrants, as the case may be, that is for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity taxable as a corporation) that is created or organized under the laws of the United States, any state thereof, or the District of Columbia, or is otherwise treated for U.S. federal income tax purposes as a domestic corporation;

•        an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•        a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a “United States person” (within the meaning of Section 7701(a)(30) of the Code) for U.S. federal income tax purposes.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds MTAC Securities, Memic ordinary shares and/or Memic warrants, the tax treatment of an owner of such entity will depend on the status of the owners, the activities of the entity or arrangement and certain determinations made at the owner level. Accordingly, entities or arrangements treated as partnerships for U.S. federal income tax purposes and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BUSINESS COMBINATION AND THE U.S. FEDERAL INCOME TAX TREATMENT TO HOLDERS OF MTAC SECURITIES DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BUSINESS COMBINATION AND THE U.S. FEDERAL INCOME TAX TREATMENT OF OWNING MEMIC ORDINARY SHARES AND MEMIC WARRANTS TO ANY PARTICULAR HOLDER WILL DEPEND ON THE HOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE AND LOCAL, AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF ACQUIRING, HOLDING, AND DISPOSING OF MTAC SECURITIES, MEMIC ORDINARY SHARES AND MEMIC WARRANTS.

U.S. Federal Income Tax Treatment of Memic

Tax Residence of Memic for U.S. Federal Income Tax Purposes

Although Memic is incorporated and tax resident in Israel, the IRS may assert that it should be treated as a U.S. corporation (and therefore a U.S. tax resident) for U.S. federal income tax purposes pursuant to Section 7874 of the Code. For U.S. federal income tax purposes, a corporation is generally considered a U.S. “domestic” corporation (or U.S. tax resident) if it is organized in the United States, and a corporation is generally considered a “foreign” corporation (or non-U.S. tax resident) if it is not organized in the United States. Because Memic is an entity incorporated and tax resident in Israel, it would generally be classified as a foreign corporation (or non-U.S. tax resident) under these rules. However, Section 7874 of the Code provides an exception under which a foreign incorporated and foreign tax resident entity may, in certain circumstances, be treated as a U.S. corporation for U.S. federal income tax purposes.

Under Section 7874 of the Code, a corporation created or organized outside the United States (i.e., a foreign corporation) will nevertheless be treated as a U.S. corporation for U.S. federal income tax purposes when (i) the foreign corporation directly or indirectly acquires substantially all of the assets held directly or indirectly by a U.S. corporation (including the indirect acquisition of assets of the U.S. corporation by acquiring the outstanding shares of the U.S. corporation), (ii) the former shareholders of the acquired U.S. corporation hold or are treated as holding, by vote or value, at least 80% (or, in certain circumstances that are not relevant in the case of the Business Combination, 60%) of the shares of the foreign acquiring corporation after the acquisition by reason of holding shares in the U.S. acquired corporation (the “Section 7874 Percentage”), and (iii) the foreign corporation’s “expanded affiliated group” does not have substantial business activities in the foreign corporation’s country of tax residency relative to such expanded affiliated group’s worldwide activities (the “Substantial Business Activities Exception”). In order to satisfy the Substantial Business Activities Exception, at least 25% of the employees (by headcount and compensation), real and tangible assets and gross income of the foreign acquiring corporation’s “expanded affiliated group” must be based, located and derived, respectively, in the country in which the foreign acquiring corporation is a tax resident after the acquisition. The Treasury regulations promulgated under Section 7874 of the Code (the “Section 7874 Regulations”) provide for a number of special rules that aggregate multiple acquisitions of U.S. corporations for purposes of Section 7874 of the Code as part of a plan or conducted over a 36-month period. Moreover, certain acquisitions of U.S. corporations over a 36-month period will impact the Section 7874 Percentage, making it more likely that Section 7874 of the Code will apply to a foreign acquiring corporation.

Memic will indirectly acquire substantially all of the assets of MTAC as a result of the Business Combination. As such, Section 7874 of the Code may apply to cause Memic to be treated as a U.S. corporation for U.S. federal income tax purposes following the Business Combination depending on whether the Section 7874 Percentage equals or exceeds 80% or whether the Substantial Business Activities Exception is met.

Based upon the terms of the Business Combination, the rules for determining share ownership under Section 7874 of the Code and the Section 7874 Regulations, and certain factual assumptions, MTAC and Memic currently expect that the Section 7874 Percentage of the MTAC stockholders in Memic should be less than 80% after the Business Combination. Accordingly, Memic is not expected to be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code. The calculation of the Section 7874 Percentage is complex and is subject to detailed regulations (the application of which is uncertain in various respects and would be impacted by changes in such Treasury regulations with possible retroactive effect) and is subject to certain factual uncertainties. Whether the Section 7874 Percentage is less than 80% must be finally determined after completion of the Business Combination, by which time there could be adverse changes to the relevant facts and circumstances. Moreover, former MTAC securityholders will be deemed to own an amount of Memic ordinary shares in respect to certain redemptions by MTAC of shares of MTAC common stock prior to the Business Combination for purposes of determining the Section 7874 Percentage. Accordingly, there can be no assurance that the IRS will not challenge the status of Memic as a foreign corporation under Section 7874 of the Code or that such challenge would not be sustained by a court.

If the IRS were to successfully challenge under Section 7874 of the Code Memic’s status as a foreign corporation for U.S. federal income tax purposes, Memic and certain Memic shareholders would be subject to significant adverse tax consequences, including a higher effective corporate income tax rate on Memic and potential future withholding taxes on distributions to non-U.S. Memic shareholders, depending on the application of any income tax treaty that might apply to reduce such withholding taxes.

However, even if the Section 7874 Percentage was such that Memic were still respected as a foreign corporation under Section 7874 of the Code, Memic may be limited in using its equity to engage in future acquisitions of U.S. corporations over a 36-month period following the Business Combination. If Memic were to be treated as acquiring substantially all of the assets of a U.S. corporation within a 36-month period after the Business Combination, the Section 7874 Regulations would exclude certain shares of Memic attributable to the Business Combination for purposes of determining the Section 7874 Percentage of that subsequent acquisition, making it more likely that Section 7874 of the Code would apply to such subsequent acquisition.

The remainder of this discussion assumes that Memic will not be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code.

Utilization of MTAC’s Tax Attributes and Certain Other Adverse Tax Consequences to Memic and Memic’s Shareholders.

Following the acquisition of a U.S. corporation by a foreign corporation, such as here, Section 7874 of the Code can limit the ability of the acquired U.S. corporation and its U.S. affiliates to use U.S. tax attributes (including net operating losses and certain tax credits) to offset U.S. taxable income resulting from certain transactions, as well as result in certain other adverse tax consequences, even if the acquiring foreign corporation is respected as a foreign corporation for purposes of Section 7874 of the Code. Specifically, Section 7874 of the Code can apply in this manner if (i) the foreign corporation acquires, directly or indirectly, substantially all of the properties held directly or indirectly by a U.S. corporation, (ii) after the acquisition, the former shareholders of the acquired U.S. corporation hold or are treated as holding at least 60% (by vote or value) but less than 80% (by vote and value) of the shares of the foreign acquiring corporation by reason of holding shares in the acquired U.S. corporation, and (iii) the foreign corporation’s “expanded affiliated group” does not meet the Substantial Business Activities Exception.

Based upon the terms of the Business Combination, the rules for determining share ownership under Section 7874 of the Code and the Section 7874 Regulations, and certain factual assumptions, MTAC and Memic currently expect that the Section 7874 Percentage should be less than 60% after the Business Combination. Accordingly, the limitations and other rules described above are not expected to apply to Memic or MTAC after the Business Combination.

If the Section 7874 Percentage applicable to the Business Combination is at least 60% but less than 80%, Memic and certain of Memic’s shareholders may be subject to adverse tax consequences including, but not limited to, restrictions on the use of tax attributes with respect to “inversion gain” recognized over a ten-year period following the transaction, disqualification of dividends paid from preferential “qualified dividend income” rates and the requirement that any U.S. corporation owned by Memic include as “base erosion payments” that may be subject to a minimum U.S. federal income tax any amounts treated as reductions in gross income paid to certain related foreign persons. Furthermore, certain “disqualified individuals” (including officers and directors of a U.S. corporation) may be subject to an excise tax on certain stock-based compensation held thereby at a rate of 20%. MTAC is not expected to have tax attributes to offset any inversion gain which might exist, regardless of whether MTAC has any amount of inversion gain. However, as a blank check company whose assets are primarily comprised of cash and cash equivalents, MTAC is not expected to have a significant amount of inversion gain as a result of the Business Combination.

The above determination, however, is subject to detailed regulations (the application of which is uncertain in various respects and would be impacted by future changes in such Treasury regulations, with possible retroactive effect) and is subject to certain factual uncertainties. Whether the Section 7874 Percentage is less than 60% must be finally determined after completion of the Business Combination, by which time there could be adverse changes to the relevant facts and circumstances. There can be no assurance that the IRS will not challenge whether Memic is subject to the above rules or that such a challenge would not be sustained by a court. If the IRS successfully applied these rules to Memic, significant adverse tax consequences would result for Memic and for certain Memic shareholders, including a higher effective corporate tax rate on Memic.

The remainder of this discussion assumes that the limitations and other rules described above will not apply to Memic or MTAC after the Business Combination.

U.S. Holders

U.S. Federal Income Tax Considerations of the Business Combination.

Tax Consequences of the Business Combination Under Section 368(a) of the Code

The Business Combination is intended to qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Code. However, there are significant factual and legal uncertainties as to whether the Business Combination will qualify as a reorganization. For example, under Section 368(a) of the Code, the acquiring corporation must continue, either directly or indirectly through certain controlled corporations, either a significant line of the acquired corporation’s historic business or use a significant portion of the acquired corporation’s historic business assets in a business. However, there is an absence of guidance directly on point as to how provisions of Section 368(a) of the Code apply in the case of an acquisition of a corporation with only investment-type assets, such as MTAC. Moreover, the closing of the Business Combination is not conditioned upon the receipt of an opinion of counsel that the Business Combination will qualify as a reorganization, and neither MTAC nor Memic intends to request a ruling from the IRS regarding the U.S. federal income tax treatment of the Business Combination. Accordingly, although the parties intend to report the Business Combination in a manner consistent with treatment as a reorganization within the meaning of Section 368(a) to the extent permitted by law, no assurance can be given that the IRS will not challenge the Business Combination’s qualification as a reorganization or that a court will not sustain such a challenge by the IRS. In connection with the Business Combination, the Sponsor intends to procure, at its sole expense, an insurance policy for itself and its members that would cover some or all of any its potential tax liabilities resulting from a determination that the Business Combination does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Such policy would only insure the Sponsor and its members, and not the SPAC nor its public stockholders.

If, notwithstanding the above, at the Effective Time any requirement for Section 368(a) is not met, a U.S. Holder of MTAC Securities would recognize gain or loss in an amount equal to the difference, if any, between the fair market value as of the closing date of the Business Combination of Memic ordinary shares and/or Memic warrants received by such U.S. Holder in the Business Combination over such U.S. Holder’s tax basis in the MTAC Securities surrendered by such U.S. Holder in the Business Combination. Any gain or loss so recognized would generally be long-term capital gain or loss if the U.S. Holder had held the MTAC Securities for more than one year (or short-term capital gain otherwise). Long-term capital gains of non-corporate U.S. Holders (including individuals) currently are eligible for preferential U.S. federal income tax rates. It is unclear, however, whether the redemption rights with respect to the MTAC Securities described herein may suspend the running of the applicable holding period for this purpose. If the running of the holding period for the MTAC Securities is suspended, then non-corporate U.S. holders may not be able to satisfy the one-year holding period requirement for long-term capital gain treatment, in which case any gain on a sale or taxable disposition of the shares or warrants would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. The deductibility of capital losses is subject to limitations. A U.S. Holder’s holding period in the Memic ordinary shares and/or Memic warrants received in the Business Combination, if any, would not include the holding period for the MTAC Securities surrendered in exchange therefor if the Business Combination does not qualify as a reorganization under Section 368(a) of the Code. In the case of a U.S. Holder that holds MTAC Securities with differing tax bases and/or holding periods, which generally occurs when blocks of shares are purchased at different times or for different amounts, these tax basis and holding period rules must be applied separately to each identifiable block of MTAC Securities.

Tax Consequences of the Business Combination Under Section 367(a) of the Code

Section 367(a) of the Code and the Treasury regulations promulgated thereunder provide that, where a U.S. person exchanges stock or securities in a U.S. corporation for stock or securities in a non-U.S. corporation in a transaction that would otherwise qualify as a reorganization under Section 368(a) of the Code, the U.S. person is required to recognize any gain (but not loss) realized on such exchange unless certain requirements are satisfied. In general, for the Business Combination to meet these additional requirements, certain reporting requirements must be satisfied and (i) no more than 50% of both the total voting power and the total value of the stock of the transferee non-U.S. corporation is received, in the aggregate, by the “U.S. transferors” (as defined in the Treasury regulations and computed taking into account direct, indirect and constructive ownership) in the transaction; (ii) no more than 50% of each of the total voting power and the total value of the stock of the transferee non-U.S. corporation is owned, in the aggregate, immediately after the transaction by “U.S. persons” (as defined in the Treasury regulations) that are either officers or directors or “five-percent target shareholders” (as defined in the Treasury regulations and computed taking into account direct, indirect and constructive ownership) of the transferred U.S. corporation; and (iii) the “active trade or business test” as defined in Treasury regulation Section 1.367(a)-3(c)(3) must be satisfied. The active trade or business test generally requires (A) Memic or any qualified subsidiary of Memic to be engaged in an “active trade or business” outside of the United States for the 36-month period immediately before the transfer and neither the transferors nor Memic to have an intention to substantially dispose of or discontinue such trade or business and (B) the fair market value of Memic to be at least equal to the fair market value of MTAC, as specifically determined for purposes of Section 367 of the Code, at the time of the transfer. It is currently expected that conditions (i), (ii), and (iii) more likely than not will be met, and, as a result, the Business Combination is expected to satisfy the applicable requirements under Section 367(a) of the Code on account of such conditions. Accordingly, it is intended that the Business Combination not result in gain recognition as of the Effective Time by a U.S. Holder exchanging MTAC common stock for Memic ordinary shares so long as either (A) the U.S. Holder is not a “five-percent transferee shareholder” (as defined in the Treasury regulations and computed taking into account direct, indirect and constructive ownership) of Memic (by total voting power or by total value) or (B) the U.S. Holder is a “five-percent transferee shareholder” (as defined in the Treasury regulations and computed taking into account direct, indirect and constructive ownership) of the Memic and enters into a “gain recognition agreement” with respect to the transferred MTAC common stock. Each U.S. Holder that will own, actually or constructively, 5% or more of either the total voting power or the total value of the outstanding shares of Memic after the Business Combination (taking into account, for this purpose, ownership of Memic ordinary shares, and any Memic ordinary shares not acquired in connection with the Business Combination) should consider entering into a valid “gain recognition agreement” under applicable Treasury regulations and are strongly urged to consult their own tax advisors to determine the particular consequences to them of the Business Combination.

Whether the requirements described above are met will depend on facts existing at the Effective Time, and the closing of the Business Combination is not conditioned upon the receipt of an opinion of counsel or ruling from the IRS that any transfer of MTAC common stock by a U.S. Holder pursuant to the Business Combination will qualify for an exception to Section 367(a)(1) of the Code as of the Effective Time. In addition, no assurance can be given that the

IRS will not challenge that the relevant requirements under Section 367(a) of the Code and the Treasury regulations promulgated thereunder have been met with respect to the Business Combination, or that a court would not sustain such a challenge.

If the Business Combination does meet the requirements of Section 368(a) of the Code but, at the Effective Time, any requirement for Section 367(a) of the Code not to impose gain on U.S. Holder is not satisfied, then a U.S. Holder of MTAC common stock would recognize gain (but not loss) in an amount equal to the excess, if any, of the fair market value as of the closing date of the Business Combination of the Memic ordinary shares (and, if such U.S. Holder’s MTAC warrants convert to Memic warrants, the fair market value of the Memic warrants) received by such U.S. Holder in the Business Combination over such U.S. Holder’s tax basis in the MTAC common stock (and MTAC warrants, if any) surrendered by such U.S. Holder in the Business Combination. Any gain so recognized would generally be long-term capital gain if the U.S. Holder had held the MTAC common stock (and MTAC warrants, if any) for more than one year at the closing date of the Business Combination (or short-term capital gain otherwise). Long-term capital gain of non-corporate U.S. Holders (including individuals) currently is eligible for preferential U.S. federal income tax rates. It is unclear, however, whether the redemption rights with respect to the MTAC Securities described herein may suspend the running of the applicable holding period for this purpose. If the running of the holding period for the MTAC Securities is suspended, then non-corporate U.S. holders may not be able to satisfy the one-year holding period requirement for long-term capital gain treatment, in which case any gain on a sale or taxable disposition of the shares or warrants would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. A U.S. Holder’s holding period in the Memic ordinary shares received in the Business Combination, if any, would not include the holding period for the MTAC common stock (and MTAC warrants, if any) surrendered in exchange therefor. In the case of a U.S. Holder that holds MTAC Securities with differing tax bases and/or holding periods, which generally occurs when blocks of shares are purchased at different times or for different amounts, these tax basis and holding period rules must be applied separately to each identifiable block of MTAC Securities.

U.S. Holders Exchanging MTAC Securities for Memic ordinary shares and/or Memic warrants

If the Business Combination qualifies as a reorganization under Section 368(a) of the Code and is not taxable under Section 367(a) of the Code, a U.S. Holder generally should not recognize gain or loss if, pursuant to the Business Combination, the U.S. Holder either (i) exchanges only MTAC common stock (but not MTAC warrants) for Memic ordinary shares, (ii) exchanges MTAC warrants for Memic warrants, or (iii) both exchanges MTAC common stock for Memic ordinary shares and exchanges MTAC warrants for Memic warrants.

In such a case, the aggregate tax basis of the Memic ordinary shares received by a U.S. Holder in the Business Combination should be equal to the aggregate adjusted tax basis of the MTAC common stock surrendered in exchange therefor. The tax basis in a Memic warrant received by a U.S. Holder in the Business Combination should be equal to the adjusted tax basis of a Memic warrant exchanged therefor. The holding period of the Memic ordinary shares and/or Memic warrants received by a U.S. Holder in the Business Combination should include the period during which the MTAC common stock and/or warrants exchanged therefor were held by such U.S. Holder.

U.S. Holders Exercising Redemption Rights with Respect to MTAC Common Stock

In the event that a U.S. Holder’s shares of MTAC common stock are redeemed for cash pursuant to the redemption provisions described herein, the treatment of such redemption for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of stock under Section 302 of the Code. Whether a redemption qualifies as a sale of stock under Section 302 of the Code will depend largely on the total number of shares of MTAC common stock treated as held by the U.S. Holder relative to all of the shares of MTAC common stock outstanding, both before and after the redemption.

The redemption of MTAC common stock generally will be treated as a sale of stock under Section 302 of the Code (rather than a distribution) if the redemption (i) results in a “complete termination” of the U.S. Holder’s interest in MTAC, (ii) is “substantially disproportionate” with respect to the U.S. Holder or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests (determined immediately after the Business Combination) are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. Holder generally should take into account not only MTAC common stock actually owned by such U.S. Holder, but also MTAC common stock constructively owned by it. A U.S. Holder may constructively own, in addition to shares owned directly, shares owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any shares the U.S. Holder has a right to acquire by exercise of an option, which would generally include MTAC common stock that could be directly or constructively acquired pursuant to the exercise of MTAC warrants.

There will be a complete termination of a U.S. Holder’s interest if either (i) all of the MTAC common stock actually and constructively owned by the U.S. Holder is redeemed or (ii) all of the MTAC common stock actually owned by the U.S. Holder is redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules set forth in the Code and Treasury regulations, the attribution of shares owned by certain family members and the U.S. Holder does not constructively own any other shares (including any shares constructively owned by the U.S. Holder as a result of owning warrants). In order to meet the “substantially disproportionate” test, the percentage of outstanding voting stock actually or constructively owned by a U.S. Holder immediately following the redemption generally must be less than 80% of the voting stock actually or constructively owned by such U.S. Holder immediately prior to the redemption and such U.S. Holder immediately following the redemption actually and constructively owned less than 50% of the total combined voting power of MTAC common stock. Because the MTAC common stock may not be considered voting stock prior to the Business Combination, it is unclear whether this test could be satisfied by a U.S. Holder. The redemption of the MTAC common stock will not be essentially equivalent to a dividend if a U.S. Holder’s redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in MTAC. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in MTAC will depend on such U.S. Holder’s particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” U.S. Holders should consult with their own tax advisors as to the tax consequences of a redemption.

If the redemption qualifies as a sale of stock by the U.S. Holder under Section 302 of the Code, the U.S. Holder would generally be required to recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the shares of MTAC common stock redeemed. Such gain or loss generally would be treated as capital gain or loss if such shares were held as a capital asset on the date of the redemption. A U.S. Holder’s tax basis in such U.S. Holder’s MTAC common stock generally will equal the cost of such shares.

If the redemption does not qualify as a sale of stock under Section 302 of the Code, then the U.S. Holder will be treated as receiving a corporate distribution. Such distribution will constitute a dividend for U.S. federal income tax purposes to the extent paid from MTAC’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in such U.S. Holder’s MTAC common stock. Any remaining excess will be treated as capital gain realized on the sale or other disposition of the MTAC common stock. After the application of these rules, any remaining tax basis of the U.S. Holder in the redeemed MTAC common stock will be added to the U.S. Holder’s adjusted tax basis in its remaining MTAC common stock, or, if it has none, to the U.S. Holder’s adjusted tax basis in its MTAC warrants or possibly in other shares of common stock constructively owned by it.

U.S. Federal Income Tax Considerations of Ownership and Disposition of Memic Ordinary Shares and Memic Warrants

Distributions on Memic ordinary shares

If Memic makes distributions of cash or property on the Memic ordinary shares, the gross amount of such distributions will be treated for U.S. federal income tax purposes first as a dividend to the extent of Memic’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), and then as a tax-free return of capital to the extent of the U.S. Holder’s tax basis, with any excess treated as capital gain from the sale or exchange of the shares. If Memic does not provide calculations of its earnings and profits under U.S. federal income tax principles, a U.S. Holder should expect all cash distributions to be reported as dividends for U.S. federal income tax purposes. Any dividend will not be eligible for the dividends received deduction allowed to corporations in respect of dividends received from U.S. corporations. U.S. Holders should consult their own tax advisors regarding the appropriate U.S. federal income tax treatment of any distribution received from Memic.

Subject to the discussions above under “— Utilization of MTAC’s Tax Attributes and Certain Other Adverse Tax Consequences to Memic and Memic’s Shareholders” and below under “— Passive Foreign Investment Company Rules,” dividends received by certain non-corporate U.S. Holders (including individuals) may be “qualified dividend income,” which is taxed at the lower applicable capital gains rate, provided that:

•        either (a) the shares are readily tradable on an established securities market in the United States (such as the Nasdaq, where the Memic ordinary shares are intended to be listed), or (b) Memic is eligible for the benefits of a qualifying income tax treaty with the United States that includes an exchange of information program;

•        Memic is neither a PFIC (as discussed below under “— Passive Foreign Investment Company Rules”) nor treated as such with respect to the U.S. Holder for Memic’s taxable year in which the dividend is paid or the preceding taxable year;

•        the U.S. Holder satisfies certain holding period requirements; and

•        the U.S. Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property.

There can be no assurances that Memic will be eligible for benefits of an applicable comprehensive income tax treaty between the United States and Israel or that the Memic ordinary shares will be considered readily tradeable on an established securities market in the United States in future years. Furthermore, Memic will not constitute a “qualified foreign corporation” for purposes of these rules if it is a PFIC for the taxable year in which it pays a dividend or for the preceding taxable year. See “— Passive Foreign Investment Company Rules.” U.S. Holders should consult their own tax advisors regarding the availability of the lower rate for dividends paid with respect to Memic ordinary shares. The amount of any dividend distribution paid in foreign currency will be the U.S. dollar amount calculated by reference to the applicable exchange rate in effect on the date of actual or constructive receipt, regardless of whether the payment is in fact converted into U.S. dollars at that time. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt.

Subject to certain conditions and limitations, non-refundable withholding taxes, if any, on, dividends paid on Memic ordinary shares may be treated as foreign taxes eligible for a credit against a U.S. Holder’s U.S. federal income tax liability under the U.S. foreign tax credit rules. Dividends paid by Memic generally will constitute foreign source income for foreign tax credit limitation purposes. If such dividends are qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by a fraction, the numerator of which is the reduced rate applicable to qualified dividend income and the denominator of which is the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by Memic with respect to the Memic ordinary shares generally will constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.” The rules governing the U.S. foreign tax credit are complex and U.S. Holders should consult their tax advisors regarding the availability of the U.S. foreign tax credit under their particular circumstances.

Sale, Exchange, Redemption or Other Taxable Disposition of Memic Ordinary Shares and Memic Warrants.

Subject to the discussion below under “— Passive Foreign Investment Company Rules,” a U.S. Holder generally will recognize gain or loss on any sale, exchange, redemption or other taxable disposition of Memic ordinary shares or Memic warrants in an amount equal to the difference between (i) the amount realized on the disposition and (ii) such U.S. Holder’s adjusted tax basis in such Memic ordinary shares and/or Memic warrants. Any gain or loss recognized by a U.S. Holder on a taxable disposition of Memic ordinary shares or Memic warrants generally will be capital gain or loss. A non-corporate U.S. Holder, including an individual, who has held the Memic ordinary shares and/or Memic warrants for more than one year generally will be eligible for reduced tax rates for such long-term capital gains. The deductibility of capital losses is subject to limitations.

Any such gain or loss recognized generally will be treated as U.S. source gain or loss. Accordingly, in the event any Israeli tax (including withholding tax) is imposed upon such sale or other disposition, a U.S. Holder may not be able to utilize foreign tax credits unless such U.S. Holder has foreign source income or gain in the same category from other sources. Moreover, there are special rules under the income tax treaty between the United States and Israel (the

“Treaty”), which may impact a U.S. Holder’s ability to claim a foreign tax credit. U.S. Holders are urged to consult their own tax advisors regarding the ability to claim a foreign tax credit and the application of the Treaty to such U.S. Holder’s particular circumstances.

Exercise or Lapse of a Memic Warrant

Except as discussed below with respect to the cashless exercise of a Memic warrant, a U.S. Holder generally will not recognize gain or loss upon the acquisition of a Memic ordinary share on the exercise of a Memic warrant for cash. A U.S. Holder’s tax basis in a Memic ordinary shares received upon exercise of the Memic warrant generally should be an amount equal to the sum of the U.S. Holder’s tax basis in the Memic warrant exercised and the exercise price. The U.S. Holder’s holding period for a Memic ordinary share received upon exercise of the Memic warrant will generally begin on the date following the date of exercise (or possibly the date of exercise) of the Memic warrant and will not include the period during which the U.S. Holder held the Memic warrant. If a Memic warrant is allowed to lapse unexercised, a U.S. Holder that has otherwise received no proceeds with respect to such Memic warrant generally will recognize a capital loss equal to such U.S. Holder’s tax basis in the Memic warrant.

The tax consequences of a cashless exercise of a Memic warrant are not clear under current U.S. federal income tax law. A cashless exercise may be tax-deferred, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s basis in the Memic ordinary shares received would generally equal the U.S. Holder’s basis in the Memic warrants exercised for such shares. If the cashless exercise is not treated as a realization event, a U.S. Holder’s holding period in the Memic ordinary shares would generally be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the Memic warrants. If the cashless exercise were treated as a recapitalization, the holding period of the Memic ordinary shares would generally include the holding period of the Memic warrants exercised therefor.

It is also possible that a cashless exercise of a Memic warrant could be treated in part as a taxable exchange in which gain or loss would be recognized in the manner set forth above under “— Sale, Exchange, Redemption or Other Taxable Disposition of Memic Ordinary Shares and Memic Warrants.” In such event, a U.S. Holder could be deemed to have surrendered warrants having an aggregate fair market value equal to the exercise price for the total number of warrants to be exercised. The U.S. Holder would recognize capital gain or loss in an amount generally equal to the difference between (i) the fair market value of the Memic warrants deemed surrendered and (ii) the U.S. Holder’s tax basis in such Memic warrants deemed surrendered. In this case, a U.S. Holder’s tax basis in the Memic ordinary shares received would equal the sum of (i) U.S. Holder’s tax basis in the Memic warrants deemed exercised and (ii) the exercise price of such Memic warrants. A U.S. Holder’s holding period for the Memic ordinary shares received in such case generally would commence on the date following the date of exercise (or possibly the date of exercise) of the Memic warrants.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise of warrants, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their own tax advisors regarding the tax consequences of a cashless exercise of Memic warrants.

Possible Constructive Distributions

The terms of each Memic warrant provide for an adjustment to the number of Memic ordinary shares for which the Memic warrant may be exercised or to the exercise price of the Memic warrant in certain events, as discussed under “Description of Memic Warrants.” An adjustment which has the effect of preventing dilution generally is not taxable. A U.S. Holder of a Memic warrant would, however, be treated as receiving a constructive distribution from Memic if, for example, the adjustment increases the holder’s proportionate interest in Memic’s assets or earnings and profits (for instance, through an increase in the number of Memic ordinary shares that would be obtained upon exercise of such warrant) as a result of a distribution of cash or other property such as other securities to the holders of the Memic ordinary shares which is taxable to the U.S. Holders of such shares as described under “— Distributions on Memic ordinary shares” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. Holder of such Memic warrant received a cash distribution from Memic equal to the fair market value of such increased interest.

Passive Foreign Investment Company Rules

The treatment of U.S. Holders of the Memic ordinary shares could be materially different from that described above, if Memic is treated as a PFIC for U.S. federal income tax purposes. A non-U.S. entity treated as a corporation for U.S. federal income tax purposes generally will be a PFIC for U.S. federal income tax purposes for any taxable year if either:

•        at least 75% of its gross income for such year is passive income; or

•        at least 50% of the value of its assets (generally based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income (including cash).

For this purpose, Memic will generally be treated as owning its proportionate share of the assets and earning its proportionate share of the income of any other entity treated as a corporation for U.S. federal income tax purposes in which Memic owns, directly or indirectly, 25% or more (by value) of the stock. Passive income generally includes dividends, interest, rents, royalties and capital gains.

Based on the current and anticipated composition of the income, assets and operations of Memic and its subsidiaries, there is a significant risk that Memic will be treated as a PFIC for the taxable year that includes the Business Combination. However, this is a factual determination that depends on, among other things, the composition of Memic’s income and assets, and the market value of its shares and assets, including the composition of income and assets and the market value of shares and assets of its subsidiaries, from time to time, and thus a complete determination can only be made annually after the close of each taxable year. Accordingly, there can be no assurances that Memic will not be treated as a PFIC in the taxable year that includes the Business Combination or any future taxable year.

Whether Memic or any of its subsidiaries is treated as a PFIC is determined on an annual basis. The determination of whether Memic or any of its subsidiaries is a PFIC is a factual determination that depends on, among other things, the composition of Memic’s income and assets, and the value of its and its subsidiaries’ shares and assets. Changes in the composition of the income or assets of Memic and its subsidiaries may cause Memic to be or become a PFIC for the current or subsequent taxable years. Under the PFIC rules, if Memic were considered a PFIC at any time that a U.S. Holder owns Memic ordinary shares or Memic warrants, Memic would continue to be treated as a PFIC with respect to such investment unless (i) it ceased to be a PFIC and (ii) the U.S. Holder made a “deemed sale” election under the PFIC rules. If such election is made, a U.S. Holder will be deemed to have sold its Memic ordinary shares and/or Memic warrants at their fair market value on the last day of the last taxable year in which Memic is classified as a PFIC, and any gain from such deemed sale would be subject to the consequences described below, but any loss would not be recognized. After the deemed sale election, the Memic ordinary shares or Memic warrants with respect to which the deemed sale election was made will not be treated as shares in a PFIC unless Memic subsequently becomes a PFIC.

For each taxable year that Memic is treated as a PFIC with respect to a U.S. Holder’s Memic ordinary shares or Memic warrants, the U.S. Holder will be subject to special tax rules with respect to any “excess distribution” (as defined below) received and any gain realized from a sale or disposition (including a pledge) of its Memic ordinary shares (collectively the “Excess Distribution Rules”), unless the U.S. Holder makes a valid qualified electing fund (“QEF”) election or mark-to-market election as discussed below. Distributions received by a U.S. Holder in a taxable year that are greater than 125% of the average annual distributions received during the shorter of the three preceding taxable years or the U.S. Holder’s holding period for the Memic ordinary shares will be treated as excess distributions. Under these special tax rules:

•        the excess distribution or gain will be allocated ratably over the U.S. Holder’s holding period for the Memic ordinary shares;

•        the amount allocated to the current taxable year, and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which Memic is a PFIC, will be treated as ordinary income; and

•        the amount allocated to each other taxable year will be subject to the highest tax rate in effect for individuals or corporations, as applicable, for each such year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

Under the Excess Distribution Rules, the tax liability for amounts allocated to taxable years prior to the year of disposition or excess distribution cannot be offset by any net operating losses, and gains (but not losses) realized on the sale of the Memic ordinary shares or Memic warrants cannot be treated as capital gains, even though the U.S. Holder holds the Memic ordinary shares or Memic warrants as capital assets.

Certain of the PFIC rules may impact U.S. Holders with respect to equity interests in subsidiaries and other entities which Memic may hold, directly or indirectly, that are PFICs (collectively, “Lower-Tier PFICs”). There can be no assurance, however, that Memic does not own, or will not in the future acquire, an interest in a subsidiary or other entity that is or would be treated as a Lower-Tier PFIC. U.S. Holders should consult their own tax advisors regarding the application of the PFIC rules to any of Memic’s subsidiaries.

If Memic is a PFIC, a U.S. Holder of Memic ordinary shares (but not Memic warrants) may avoid taxation under the Excess Distribution Rules described above by making a QEF election. However, a U.S. Holder may make a QEF election with respect to its Memic ordinary shares only if Memic provides U.S. Holders on an annual basis with certain financial information specified under applicable U.S. Treasury regulations. Memic will endeavor to provide U.S. Holders, on an annual basis, information reasonably necessary to allow U.S. Holders to make a QEF election with respect to the Memic ordinary shares in the event Memic is treated as a PFIC for any taxable year. There can be no assurance, however, that Memic will have timely knowledge of its status as a PFIC or that Memic will timely provide such information for the current year or subsequent years. The failure to provide such information on an annual basis could prevent a U.S. Holder from making a QEF election or result in the invalidation or termination of a U.S. Holder’s prior QEF election. In addition, U.S. Holders of Memic warrants will not be able to make a QEF election with respect to their warrants.

In the event Memic is a PFIC, a U.S. Holder that makes a QEF election with respect to its Memic ordinary shares would generally be required to include in income for each year that Memic is treated as a PFIC the U.S. Holder’s pro rata share of Memic’s ordinary earnings for the year (which would be subject to tax as ordinary income) and net capital gains for the year (which would be subject to tax at the rates applicable to long-term capital gains), without regard to the amount of any distributions made in respect of the Memic ordinary shares. Any net deficits or net capital losses of Memic for a taxable year would not be passed through and included on the tax return of the U.S. Holder, however. A U.S. Holder’s basis in the Memic ordinary shares would be increased by the amount of income inclusions under the qualified electing fund rules. Dividends actually paid on the Memic ordinary shares generally would not be subject to U.S. federal income tax to the extent of prior income inclusions and would reduce the U.S. Holder’s basis in the Memic ordinary shares by a corresponding amount.

If Memic owns any interests in a Lower-Tier PFIC, a U.S. Holder generally must make a separate QEF election for each Lower-Tier PFIC, subject to Memic’s providing the relevant tax information for each Lower-Tier PFIC on an annual basis. There can be no assurance that Memic will have timely knowledge of the status of any such Lower-Tier PFIC or that Memic will be able to cause the Lower-Tier PFIC to provide such required information.

If a U.S. Holder does not make a QEF election (or a mark-to-market election, as discussed below) effective from the first taxable year of a U.S. Holder’s holding period for the Memic ordinary shares in which Memic is a PFIC, then the Memic ordinary shares will generally continue to be treated as an interest in a PFIC, and the U.S. Holder generally will remain subject to the Excess Distribution Rules. A U.S. Holder that first makes a QEF election in a later year may avoid the continued application of the Excess Distribution Rules to its Memic ordinary shares by making a “deemed sale” election. In that case, the U.S. Holder will be deemed to have sold the Memic ordinary shares at their fair market value on the first day of the taxable year in which the QEF election becomes effective, and any gain from such deemed sale would be subject to the Excess Distribution Rules described above. A U.S. Holder that is eligible to make a QEF election with respect to its Memic ordinary shares generally may do so by providing the appropriate information to the IRS in the U.S. Holder’s timely filed tax return for the year in which the election becomes effective.

It is not entirely clear how various aspects of the PFIC rules apply to warrants. However, a U.S. Holder may not make a QEF election with respect to its Memic warrants. As a result, if a U.S. Holder sells or otherwise disposes of such warrants (other than upon exercise of such warrants) and Memic was a PFIC at any time during the U.S. Holder’s holding period of such warrants, any gain recognized generally will be treated as an excess distribution, taxed as described above. If a U.S. Holder that exercises such warrants properly makes and maintains a QEF election with respect to the newly acquired Memic ordinary shares (or has previously made a QEF election with respect to the Memic ordinary shares), the QEF election will apply to the newly acquired Memic ordinary shares. Notwithstanding such QEF election, the rules relating to “excess distributions” discussed above, adjusted to take into account the current income inclusions resulting from the QEF election, will continue to apply with respect to such newly acquired Memic ordinary shares (which, while not entirely clear, generally will be deemed to have a holding period for purposes of the PFIC rules that includes the period the U.S. Holder held the Memic warrants), unless the U.S. Holder makes a “deemed sale” election under the PFIC rules. U.S. Holders are urged to consult their tax advisors as to the application of the rules governing “deemed sale” elections to their particular circumstances.

A QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder that is eligible to make a QEF election with respect to its Memic ordinary shares generally may do so by providing the appropriate information to the IRS in the U.S. Holder’s timely filed tax return for the year in which the election becomes effective. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. Holders should consult their tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances.

U.S. Holders should consult their own tax advisors as to the availability and desirability of a QEF election.

Alternatively, a U.S. Holder of “marketable stock” (as defined below) may make a mark-to-market election for its Memic ordinary shares to elect out of the Excess Distribution Rules discussed above if Memic is treated as a PFIC. If a U.S. Holder makes a mark-to-market election with respect to its Memic ordinary shares, such U.S. Holder will include in income for each year that Memic is treated as a PFIC with respect to such Memic ordinary shares an amount equal to the excess, if any, of the fair market value of the Memic ordinary shares as of the close of the U.S. Holder’s taxable year over the adjusted basis in the Memic ordinary shares. A U.S. Holder will be allowed a deduction for the excess, if any, of the adjusted basis of the Memic ordinary shares over their fair market value as of the close of the taxable year. However, deductions will be allowed only to the extent of any net mark-to-market gains on the Memic ordinary shares included in the U.S. Holder’s income for prior taxable years. Amounts included in income under a mark-to-market election, as well as gain on the actual sale or other disposition of the Memic ordinary shares, will be treated as ordinary income. Ordinary loss treatment will also apply to the deductible portion of any mark-to-market loss on the Memic ordinary shares, as well as to any loss realized on the actual sale or disposition of the Memic ordinary shares, to the extent the amount of such loss does not exceed the net mark-to-market gains for such Memic ordinary shares previously included in income. A U.S. Holder’s basis in the Memic ordinary shares will be adjusted to reflect any mark-to-market income or loss. If a U.S. Holder makes a mark-to-market election, any distributions Memic makes would generally be subject to the rules discussed above under “ — Distributions on Memic ordinary shares,” except the lower rates applicable to qualified dividend income would not apply. U.S. Holders of Memic warrants will not be able to make a mark-to-market election with respect to their Memic warrants.

The mark-to-market election is available only for “marketable stock,” which is stock that is regularly traded on a qualified exchange or other market, as defined in applicable U.S. Treasury regulations. The Memic ordinary shares, which are expected to be listed on Nasdaq, are expected to qualify as marketable stock for purposes of the PFIC rules, but there can be no assurance that Memic ordinary shares will be “regularly traded” for purposes of these rules. Because a mark-to-market election cannot be made for equity interests in any Lower-Tier PFICs, a U.S. Holder that does not make the applicable QEF elections generally will continue to be subject to the Excess Distribution Rules with respect to its indirect interest in any Lower-Tier PFICs as described above, even if a mark-to-market election is made for Memic.

If a U.S. Holder does not make a mark-to-market election (or a QEF election, as discussed above) effective from the first taxable year of a U.S. Holder’s holding period for the Memic ordinary shares in which Memic is a PFIC, then the U.S. Holder generally will remain subject to the Excess Distribution Rules. A U.S. Holder that first makes a mark-to-market election with respect to the Memic ordinary shares in a later year will continue to be subject to the Excess Distribution Rules during the taxable year for which the mark-to-market election becomes effective, including with respect to any mark-to-market gain recognized at the end of that year. In subsequent years for which a valid mark-to-mark election remains in effect, the Excess Distribution Rules generally will not apply. A U.S. Holder that is eligible to make a mark-to-market with respect to its Memic ordinary shares may do so by providing the appropriate information on IRS Form 8621 and timely filing that form with the U.S. Holder’s tax return for the year in which the election becomes effective. U.S. Holders should consult their own tax advisors as to the availability and desirability of a mark-to-market election, as well as the impact of such election on interests in any Lower-Tier PFICs.

A U.S. Holder of a PFIC may be required to file an IRS Form 8621 on an annual basis. U.S. Holders should consult their own tax advisors regarding any reporting requirements that may apply to them if Memic is a PFIC.

U.S. Holders are strongly encouraged to consult their tax advisors regarding the application of the PFIC rules to their particular circumstances.

Additional Reporting Requirements

Certain U.S. Holders holding specified foreign financial assets with an aggregate value in excess of the applicable dollar thresholds are required to report information to the IRS relating to Memic ordinary shares and Memic warrants, subject to certain exceptions, by attaching a complete IRS Form 8938 to their tax return, for each year in which they hold Memic ordinary shares or Memic warrants. Substantial penalties apply to any failure to file IRS Form 8938, unless the failure is shown to be due to reasonable cause and not willful neglect. Also, in the event a U.S. Holder does not file IRS Form 8938 or fails to report a specified foreign financial asset that is required to be reported, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related taxable year may not close before the date which is three years after the date on which the required information is filed. U.S. Holders should consult their tax advisors regarding the effect, if any, of these rules on the ownership and disposition of Memic ordinary shares and Memic warrants.

Non-U.S. Holders

The section applies to Non-U.S. Holders of Memic ordinary shares and Memic warrants. For purposes of this discussion, a Non-U.S. Holder means a beneficial owner (other than a partnership or an entity or arrangement so characterized for U.S. federal income tax purposes) of Memic ordinary shares or Memic warrants that is not a U.S. Holder, and is:

•        a nonresident alien individual, other than certain former citizens and residents of the United States;

•        an entity that is classified for U.S. federal income tax purposes as a corporation but not as a domestic corporation; or

•        an estate or trust that is not a U.S. Holder.

Non-U.S. Holders Exercising Redemption Rights with Respect to MTAC Common Stock

The characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. Holder’s MTAC common stock generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. Holder’s MTAC common stock, as described above under “U.S. Holders — U.S. Holders Exercising Redemption Rights with Respect to MTAC Common Stock.”

If the redemption qualifies as a sale of stock under Section 302 of the Code (see the discussion of Section 302 above under “U.S. Holders — U.S. Holders Exercising Redemption Rights with Respect to MTAC Common Stock”) then subject to the discussion of backup withholding below under “— Information Reporting and Backup Withholding,” any gain recognized by a Non-U.S. Holder upon the redemption will not be subject to U.S. federal income tax unless:

•        the gain is effectively connected with the conduct of a trade or business (and, if an applicable United States income tax treaty applies, is attributable to a permanent establishment maintained) within the United States by the Non-U.S. Holder;

•        in the case of a Non-U.S. Holder who is an individual, such individual is present in the United States for 183 days or more during the taxable year of the disposition, and certain other conditions are met; or

•        MTAC is or has been a “United States real property holding corporation” (a “USRPHC”) at any time during the period that such Non-U.S. Holder held shares of MTAC common stock, and either (i) the shares of MTAC common stock are not regularly traded on an established securities market, or (ii) the Non-U.S. Holder owns, directly or constructively, more than 5% of the total fair market value of the MTAC common stock at any time during the period that such Non-U.S. Holder held shares of MTAC common stock.

In the case of a Non-U.S. Holder that is described in the first bullet point above, any gain derived from the redemption will be subject to U.S. federal income tax at regular graduated rates, and (if the Non-U.S. Holder is classified as a corporation for U.S. federal income tax purposes) may also be subject to a U.S. branch profits tax at a rate of 30% (or at a lower rate under an applicable income tax treaty) on effectively connected earnings and profits, subject to certain adjustments.

A Non-U.S. Holder that is described in the second bullet point above will be subject to a flat 30% tax (or lower rate under an applicable income tax treaty) on the gain derived from the redemption, which may be offset by U.S.-source capital losses (even though the Non-U.S. Holder is not considered a resident of the United States) provided that the Non-U.S. Holder timely files U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, MTAC believes that it is not and has never been a USRPHC.

If the redemption does not qualify as a sale of stock under Section 302 of the Code, then (subject to the discussion of backup withholding below under “— Information Reporting and Backup Withholding”) any portion of the redemption distribution that is treated as a dividend will be subject to U.S. federal income tax and withholding at a 30% rate (or lower applicable income tax treaty rate) if the dividend is not effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder. A dividend that is effectively connected with the conduct of a trade or business (and, if an applicable United States income tax treaty applies, is attributable to a permanent establishment maintained) within the United States by the Non-U.S. Holder will be subject to U.S. federal income tax at regular graduated rates, and (if the Non-U.S. Holder is classified as a corporation for U.S. federal income tax purposes) may also be subject to a U.S. branch profits tax at a rate of 30% (or at a lower rate under an applicable income tax treaty) on effectively connected earnings and profits, subject to certain adjustments. Such effectively connected income will not be subject to U.S. federal income tax withholding, however, if the Non-U.S. Holder furnishes a properly completed IRS Form W-8ECI (or a suitable successor form) to the person that otherwise would be required to withhold U.S. tax.

If the redemption does not qualify as a sale of stock under Section 302 of the Code, any portion of the redemption distribution that is treated as capital gain will be subject to U.S. federal income tax in the same manner as capital gain recognized on a redemption qualifying as a sale of stock under Section 302 of the Code.

U.S. Federal Income Tax Consequences to Non-U.S. Holders regarding the Ownership and Disposition of Memic Ordinary Shares and Memic Warrants

Subject to the discussion of backup withholding below under “— Information Reporting and Backup Withholding,” any (i) distributions of cash or other property paid to a Non-U.S. Holder in respect of Memic ordinary shares (including constructive distributions treated as dividends as discussed above under “— U.S. Holders Possible Constructive Distributions”) or (ii) gain realized upon the sale or other taxable disposition of Memic ordinary shares and/or Memic warrants generally will not be subject to U.S. federal income taxation unless:

•        the gain or distribution is effectively connected with the conduct of a trade or business (and, if an applicable United States income tax treaty applies, is attributable to a permanent establishment maintained) within the United States by the Non-U.S. Holder; or

•        in the case of any gain, the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition, and certain other requirements are met.

In the case of a Non-U.S. Holder that is described in the first bullet point above, any gain realized upon the sale or other taxable disposition of Memic ordinary shares and/or Memic warrants, and any portion of a distribution that (as described above under “— Distributions on Memic ordinary shares”) is treated as a dividend or capital gain, will be subject to U.S. federal income tax at regular graduated rates, and (if the Non-U.S. Holder is classified as a corporation for U.S. federal income tax purposes) may also be subject to a U.S. branch profits tax at a rate of 30% (or at a lower rate under an applicable income tax treaty) on effectively connected earnings and profits, subject to certain adjustments.

A Non-U.S. Holder that is described in the second bullet point above will be subject to a flat 30% tax (or lower rate under an applicable income tax treaty) on the gain derived from the redemption, which may be offset by U.S.-source capital losses (even though the Non-U.S. Holder is not considered a resident of the United States) provided that the Non-U.S. Holder timely files U.S. federal income tax returns with respect to such losses.

The U.S. federal income tax treatment of a Non-U.S. Holder’s exercise of a Memic warrant, or the lapse of a Memic warrant held by a Non-U.S. Holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant by a U.S. Holder, as described under “U.S. Holders — Exercise or Lapse of a Memic Warrant,” above, although to the extent a cashless exercise or lapse results in a taxable exchange, the consequences would be similar to those described in the preceding paragraphs above for a Non-U.S. Holder’s gain on the sale or other disposition of the Memic ordinary shares and Memic warrants.

Non-U.S. Holders should consult their own tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Information reporting requirements may apply to cash received by a U.S. Holder in redemption of MTAC common stock, or dividends received by a U.S. Holder on Memic ordinary shares, or proceeds received by a U.S. Holder on sale or other taxable disposition of Memic ordinary shares or Memic warrants effected within the United States (and, in certain cases, outside the United States). Backup withholding (currently at a rate of 24%) may apply to such amounts if the U.S. Holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9) to the withholding agent, or is otherwise subject to backup withholding.

Information returns may be filed with the IRS in connection with, and Non-U.S. Holders may be subject to backup withholding on amounts received in respect of, a Non-U.S. Holder’s disposition of MTAC common stock or MTAC warrants or their Memic ordinary shares or Memic warrants, unless the Non-U.S. Holder furnishes to the applicable withholding agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, as applicable, or the Non-U.S. Holder otherwise establishes an exemption. Dividends paid with respect to Memic ordinary shares and proceeds from the sale of other disposition of Memic ordinary shares or Memic warrants received in the United States by a Non-U.S. Holder through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding unless such Non-U.S. Holder provides proof of an applicable exemption or complies with certain certification procedures described above, and otherwise complies with the applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding generally may be credited against the taxpayer’s U.S. federal income tax liability, and a taxpayer may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for a refund with the IRS and furnishing any required information.

The preceding discussion is not tax advice. Each prospective investor should consult the prospective investor’s own tax advisor regarding the particular U.S. federal, state, and local and non-U.S. tax consequences of the Business Combination or the ownership and disposition of the combined company shares, including the consequences of any proposed change in applicable laws.

Certain Material Israeli Tax Considerations

The following description is not intended to constitute a complete analysis of all tax consequences relating to the acquisition, ownership, and disposition of our shares. You should consult your own tax advisor concerning the tax consequences of your particular situation, as well as any tax consequences that may arise under the laws of any state, local, foreign, including Israeli, or other taxing jurisdiction.

Israeli Tax Considerations

THE FOLLOWING IS A BRIEF SUMMARY OF CERTAIN MATERIAL ISRAELI TAX LAWS APPLICABLE TO US. THIS SECTION ALSO CONTAINS A DISCUSSION OF CERTAIN MATERIAL ISRAELI INCOME TAX CONSEQUENCES CONCERNING THE OWNERSHIP AND DISPOSITION OF MEMIC’S ORDINARY SHARES. THIS SUMMARY DOES NOT DISCUSS ALL THE ASPECTS OF ISRAELI INCOME TAX LAW THAT MAY BE RELEVANT TO A PARTICULAR INVESTOR IN LIGHT OF HIS OR HER PERSONAL INVESTMENT CIRCUMSTANCES OR TO SOME TYPES OF INVESTORS SUBJECT TO SPECIAL TREATMENT UNDER ISRAELI LAW. EXAMPLES OF THIS KIND OF INVESTOR INCLUDE RESIDENTS OF ISRAEL OR TRADERS IN SECURITIES WHO ARE SUBJECT TO SPECIAL TAX REGIMES NOT COVERED IN THIS DISCUSSION. TO THE EXTENT THAT THE DISCUSSION IS BASED ON NEW TAX LEGISLATION THAT HAS NOT YET BEEN

SUBJECT TO JUDICIAL OR ADMINISTRATIVE INTERPRETATION, WE CANNOT ASSURE YOU THAT THE APPROPRIATE TAX AUTHORITIES OR THE COURTS WILL ACCEPT THE VIEWS EXPRESSED IN THIS DISCUSSION. THE DISCUSSION BELOW IS NOT INTENDED, AND SHOULD NOT BE CONSTRUED, AS LEGAL OR PROFESSIONAL TAX ADVICE AND IS NOT EXHAUSTIVE OF ALL POSSIBLE TAX CONSIDERATIONS. THIS SUMMARY IS BASED ON LAWS AND REGULATIONS IN EFFECT AS OF THE DATE OF THIS MEMORANDUM AND DOES NOT TAKE INTO ACCOUNT POSSIBLE FUTURE AMENDMENTS WHICH MAY BE UNDER CONSIDERATION.

General corporate tax structure in Israel

As of January 1, 2018, Israeli resident companies, such as the Company, are generally subject to corporate tax at the rate of 23%.

Capital gains derived by an Israeli resident company are generally subject to tax at the same rate as the corporate tax rate. Under Israeli tax legislation, a corporation will be considered an “Israeli Resident” if it meets one of the following: (a) it was incorporated in Israel; or (b) the control and management of its business are exercised in Israel.

Taxation of Israeli individual shareholders on receipt of dividends

Israeli residents who are individuals are generally subject to Israeli income tax for dividends paid on Memic ordinary shares (other than bonus shares or share dividends) at a rate of 25%, or 30% if the recipient of such dividend is a “substantial shareholder” (as defined below) at the time of distribution or at any time during the preceding 12-month period. Such dividends are generally subject to Israeli withholding tax at a rate of 25% if the shares are registered with a nominee company (whether the recipient is a substantial shareholder or not).

In 2021, an additional Surtax (see below) at a rate of three percent (3%) is imposed on high earners whose annual taxable income or gain exceeds NIS 647,640.

A “substantial shareholder” is generally a person who alone, or together with his relative or another person who collaborates with him on a regular basis, holds, directly or indirectly, at least 10% of any of the “means of control” of the corporation. “Means of control” generally include the right to vote in a general meeting of shareholders, receive profits, nominate a director or an officer, receive assets upon liquidation, or instruct someone who holds any of the aforesaid rights regarding the manner in which he or she is to exercise such right(s), and whether by virtue of shares, rights to shares or other rights, or in any other manner, including by means of voting or trusteeship agreements.

The term “Israeli Resident” for individuals is generally defined under the Israeli Income Tax Ordinance [New Version], 1961, also referred to as the Ordinance, as an individual whose center of life is in Israel. According to the Ordinance, in order to determine the center of life of an individual, account will be taken of the individual’s family, economic and social connections, including: (i) the place of the individual’s permanent home; (ii) the place of residence of the individual and his family; (iii) the place of the individual’s regular or permanent place of business or the place of his permanent employment; (iv) place of the individual’s active and substantial economic interests; (v) place of the individual’s activities in organizations, associations and other institutions. The center of life of an individual will be presumed to be in Israel if: (a) the individual was present in Israel for 183 days or more in the tax year; or (b) the individual was present in Israel for 30 days or more in the tax year, and the total period of the individual’s presence in Israel in that tax year and the two previous tax years is 425 days or more. The presumption in this paragraph may be rebutted either by the individual or by the assessing officer.

Taxation of Israeli Resident Corporations on Receipt of Dividends

Israeli resident corporations are generally exempt from Israeli corporate income tax with respect to dividends paid on Memic ordinary shares, provided the income from which such dividend is distributed was derived or accrued within Israel and was received directly or indirectly from another corporation that is liable to Israeli corporate tax. An exempt trust fund, pension fund or other entity that is exempt from tax under section 9(2) or section 129C(a)(1) of the Ordinance is generally exempt from tax on such dividend.

Capital Gains Taxes Applicable to Israeli Resident Shareholders

The income tax rate applicable to Real Capital Gain derived by an Israeli individual from the sale of shares which had been purchased after January 1, 2012, whether listed on a stock exchange or not, is 25%. However, if such shareholder is claiming deduction of interest expenditures or is considered a “substantial shareholder” (as defined above) at the time of sale or at any time during the preceding 12-month period, such gain will be taxed at the rate of 30%. In 2021, an additional Surtax (see below) at a rate of 3% will be imposed on high earners whose annual taxable income or gain exceeds NIS 647,640.

Moreover, capital gains derived by a shareholder who is a dealer or trader in securities, or to whom such income is otherwise taxable as ordinary business income, are taxed in Israel at ordinary income rates (currently, up to 47% for individuals and as of January 1, 2018, the corporate tax rate is 23%).

An Israeli resident corporation who derives capital gains from the sale of shares in an Israeli resident company that were purchased after the company was listed for trading on a stock exchange outside of Israel will generally be subject to tax on the real capital gains generated on such sale at the corporate tax rate (currently of 23%). Certain Israeli institutions that are exempt from tax under section 9(2) or section 129(C)(a)(1) of the Ordinance (such as exempt trust funds and pension funds) may be exempt from capital gains tax from the sale of the shares.

Taxation of Non-Israeli Shareholders on Receipt of Dividends

Non-Israeli residents are generally subject to Israeli income tax on the receipt of dividends paid on our shares at the rate of 25% (or 30% for individuals, if such individual is a “substantial shareholder” at the time receiving the dividend or on any date in the 12 months preceding such date). Such dividends are generally subject to Israeli withholding tax at a rate of 25% if the shares are registered with a nominee company (whether the recipient is a substantial shareholder or not), unless a tax certificate is obtained from the ITA authorizing withholding-exempt remittances or a reduced rate of tax pursuant to an applicable tax treaty.

For example, under the Convention Between the Government of the United States of America and the Government of the State of Israel with respect to Taxes on Income, as amended (the “U.S. Israel Tax Treaty”), Israeli withholding tax on dividends paid to a U.S. resident for treaty purposes may not, in general, exceed 25%, or 15% in the case of dividends paid out of the profits of an approved enterprise, subject to certain conditions. Where the recipient is a U.S. corporation owning 10% or more of the issued and outstanding voting shares of the paying corporation during the part of the paying corporation’s taxable year which precedes the date of payment of the dividend and during the whole of its prior taxable year (if any) and not more than 25% of the gross income of the paying corporation for such prior taxable year (if any) consists certain interest or dividends, the Israeli tax withheld may not exceed 12.5%, subject to certain conditions.

A foreign resident who had income from a dividend that was accrued from Israeli source, from which the full tax was deducted, will be exempt from filing a tax return in Israel with respect to such income, unless he is liable to additional Surtax (see below) in accordance with section 121B of the Ordinance.

Capital gains taxes applicable to non-Israeli resident shareholders

A non-Israeli resident who derives capital gains from the sale of shares in an Israeli resident company that were purchased after the company was listed for trading on a stock exchange outside of Israel, will be exempt from Israeli tax if, among other conditions, the shares were not held through a permanent establishment that the non-resident maintains in Israel. However, non-Israeli corporations will not be entitled to the foregoing exemption if Israeli residents: (i) have a controlling interest more than 25% in such non-Israeli corporation or (ii) are the beneficiaries of, or are entitled to, 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly. In addition, such exemption is not applicable to a person whose gains from selling or otherwise disposing of the shares are deemed to be business income.

Additionally, a sale of securities by a non-Israeli resident may be exempt from Israeli capital gains tax under the provisions of an applicable tax treaty. For example, under the U.S. Israel Tax Treaty, the sale, exchange or other disposition of shares by a shareholder who is a United States resident (for purposes of the treaty) holding the shares as a capital asset and is entitled to claim the benefits afforded to such a resident by the U.S. Israel Tax Treaty (a “U.S. Resident”) is generally exempt from Israeli capital gains tax unless: (i) the capital gain arising from such sale, exchange or disposition is attributed to real estate located in Israel; (ii) the capital gain arising from such sale, exchange or disposition is attributed to royalties; (iii) the capital gain arising from the such sale, exchange or disposition is attributed to a permanent establishment in Israel, under certain terms; (iv) such U.S. Resident holds, directly or indirectly, shares representing 10% or more of the voting capital during any part of the 12 month period preceding the disposition, subject to certain conditions; or (v) such U.S. Resident is an individual and was present in Israel for 183 days or more during the relevant taxable year. In any such case, the sale, exchange or disposition of such shares by the U.S. Resident would be subject to Israeli tax (unless exempt under the Israeli domestic law as described above). Under the U.S. Israel Tax Treaty, the gain may be treated as foreign source income for United States foreign tax credit purposes, upon an election by the U.S. Resident, and such U.S. Resident may be permitted to claim a credit for such taxes against the United States federal income tax imposed on such sale, subject to the limitations under the United States federal income tax laws applicable to foreign tax credits. The U.S. Israel Tax Treaty does not provide such credit against any United States state or local taxes.

Regardless of whether shareholders may be liable for Israeli tax on the sale of Memic ordinary shares, the payment of the consideration may be subject to the withholding of Israeli tax at source. Shareholders may be required to demonstrate that they are exempt from tax on their capital gains in order to avoid withholding at source at the time of sale (i.e., provide resident certificate and other documentation).

Surtax

Subject to the provisions of an applicable tax treaty, individuals who are subject to tax in Israel (whether an Israeli resident or non-Israeli resident) are also subject to an additional tax at a rate of 3% on annual income (including, but not limited to, dividends, interest and capital gains) exceeding NIS 647,640 for 2021, which amount is linked to the annual change in the Israeli consumer price index.

Estate and Gift Tax

Israeli law presently does not impose estate or gift taxes.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR ISRAELI TAX CONSEQUENCES OF PURCHASING, HOLDING, AND DISPOSING OF MEMIC’S SECURITIES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

THE BUSINESS COMBINATION AGREEMENT

The following is a summary of the material terms of the Business Combination Agreement. A copy of the Business Combination Agreement is attached as Annex A to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus. The Business Combination Agreement has been attached to this proxy statement/prospectus to provide you with information regarding its terms. It is not intended to provide any other factual information about MTAC or Memic. The following description does not purport to be complete and is qualified in its entirety by reference to the Business Combination Agreement. You should refer to the full text of the Business Combination Agreement for details of the Business Combination and the terms and conditions of the Business Combination Agreement.

The Business Combination Agreement contains representations and warranties that the parties have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the Business Combination Agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules exchanged by the parties in connection with signing the Business Combination Agreement. While MTAC and Memic do not believe that these disclosure schedules contain information required to be publicly disclosed under the applicable securities laws, other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Business Combination Agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information because they were made as of specific dates, may be intended merely as a risk allocation mechanism among the parties to the Business Combination Agreement and are modified by the disclosure schedules.

The Business Combination

The terms and conditions of the merger of Merger Sub with and into MTAC, with MTAC surviving the merger as a wholly owned subsidiary of Memic, are contained in the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus. We encourage you to read the Business Combination Agreement carefully, as it is the legal document that governs the Business Combination.

Closing and Effective Time of the Business Combination

The closing will take place as promptly as reasonably practicable, but in no event later than the second business day following the satisfaction of the conditions set forth in the Business Combination Agreement and summarized below under the subsection titled “ — Conditions to Closing of the Business Combination,” unless MTAC and Memic agree in writing to another time or unless the Business Combination Agreement is terminated pursuant to its terms.

The Business Combination will become effective at such time as the certificate of merger is duly filed with the Delaware Secretary of State or at such later date or time as is agreed between the parties and specified in the certificate of merger.

Consideration to be Received in the Business Combination

At the Effective Time, the shares of MTAC Class A Stock and the MTAC warrants comprising each issued and outstanding MTAC unit immediately prior to the Effective Time will be automatically separated, if not already separated prior to such time, and the holder thereof shall be deemed to hold one share of MTAC Class A Stock and one-third of one MTAC warrant; provided that any fractional MTAC warrants issuable to a holder upon the separation of the MTAC units, will be rounded down to the nearest whole number of MTAC warrants. All shares of MTAC that are owned by MTAC, the Merger Sub, Memic or any of their respective subsidiaries immediately prior to the Effective Time (the “Excluded Shares”) will be automatically cancelled without consideration.

At the Effective Time, other than the Excluded Shares, (i) each share of MTAC Class B Stock issued and outstanding immediately prior to the Effective Time by virtue of the Business Combination and upon the terms and subject to the conditions set forth in the Business Combination Agreement, will be converted into and will for all purposes represent only the right to receive one Memic ordinary share and (ii) each share of MTAC Class A Stock issued and outstanding immediately prior to the Effective Time (after giving effect to any MTAC stockholder redemptions by

MTAC’s public stockholders), by virtue of the Business Combination and upon the terms and subject to the conditions set forth in the Business Combination Agreement, will be converted into and will for all purposes represent only the right to receive one Memic ordinary share. All of the shares of MTAC Class A Stock and MTAC Class B Stock converted into the right to receive the Merger Consideration will no longer be outstanding and will cease to exist, and each holder of any shares of MTAC Class A Stock or MTAC Class B Stock will thereafter cease to have any rights with respect to such securities, except the right to receive the applicable portion of the Merger Consideration into which such shares of MTAC Class A Stock and MTAC Class B Stock have been converted. The Merger Consideration does not include any, or any rights to receive any consideration in respect of, the price adjustment rights (as described below).

Further, at the Effective Time, each MTAC warrant that is outstanding and unexercised immediately prior to the Effective Time shall be converted into and become a warrant to purchase one Memic ordinary share (but not the right to receive or purchase any price adjustment rights, as described below).

Ownership of the Combined Company Upon Completion of the Business Combination

The table below shows the relative ownership levels of holders of Memic ordinary shares, on an issued and outstanding basis and the holders of vested options and warrants to purchase Memic ordinary shares that were outstanding prior to the Effective Time, and without taking into consideration the price adjustment rights, Memic warrants issued to the holders of MTAC warrants in the Business Combination, issued but unvested options and any shares available for issuance under Memic’s equity incentive plan, following the Business Combination (and assuming no MTAC stockholder redemptions):

	Issued and Outstanding	Ownership
MTAC stockholders	25,000,000	24.66%
Sponsor	6,250,000	6.16%
PIPE investors	7,635,000	7.53%
Memic shareholders[1]	62,500,000	61.65%
Total	101,385,000	100%

____________

1.       Includes Memic ordinary shares issuable upon exercise of vested options and warrants that were outstanding immediately prior to the Effective Time.

Representations and Warranties

The Business Combination Agreement contains representations and warranties of MTAC relating, among other things, to:

•        corporate organization and qualification

•        capitalization

•        authorization, delivery and enforceability of the Business Combination Agreement and the documents contemplated by the Business Combination Agreement

•        governmental approvals and no conflicts

•        compliance with laws and material permits

•        SEC filings and financial statements

•        no undisclosed liabilities

•        absence of certain changes or events

•        litigation and proceedings

•        business activities

•        material contracts

•        NASDAQ listing

•        trust account

•        taxes

•        information supplied

•        employees and benefit plans

•        insurance

•        intellectual property

•        title to property

•        board approval and stockholder vote

•        inapplicability of state takeover statutes

•        brokers

•        residency

•        balance of working capital notes and projected expenses through closing

•        transactions with related parties

•        independence of investigation and absence of outside reliance

The Business Combination Agreement contains representations and warranties of Memic relating, among other things, to:

•        corporate organization and qualification

•        company subsidiaries

•        capitalization of Memic

•        authorization, delivery and enforceability of the Business Combination Agreement and the documents contemplated by the Business Combination Agreement

•        governmental approvals and no conflicts

•        compliance with laws and material permits

•        financial statements

•        no undisclosed liabilities

•        absence of certain changes or events

•        litigation and proceedings

•        employee benefit plans

•        labor and employment matters

•        real property and tangible property

•        taxes

•        environmental matters

•        intellectual property

•        privacy

•        agreements, contracts and commitments

•        PIPE financing

•        insurance

•        transactions with related parties

•        information supplied

•        anti-bribery and anti-corruption

•        international trade and sanctions

•        regulatory compliance, governmental authorization and product liability

•        healthcare regulatory compliance

•        governmental grants

•        brokers

•        independence of investigation and absence of outside reliance

Conduct of Business Pending Consummation of the Business Combination and Covenants

Each of MTAC and Memic have agreed to use commercially reasonable efforts to take, or cause to be taken, or to do or cause to be done, all actions and things necessary or advisable to consummate and make effective as promptly as practicable the transactions contemplated by the Business Combination Agreement.

MTAC and Memic have also each agreed to conduct and operate their respective businesses in the ordinary course consistent with past practice through the earlier of the closing or the valid termination of the Business Combination Agreement pursuant to its terms, except to the extent either of MTAC or Memic, as applicable, otherwise consents in writing (such consent not to be unreasonably withheld, conditioned or delayed), as required by applicable law or as permitted under the Business Combination Agreement.

MTAC and Memic have agreed that, unless otherwise required or permitted under the Business Combination Agreement, and subject to certain disclosed exceptions, neither Memic nor its subsidiaries will take the following actions during the interim period from the date of the Business Combination Agreement through the earlier of the closing or the valid termination of the Business Combination Agreement pursuant to its terms, among others, except as consented to in writing by MTAC (such consent, not to be unreasonably withheld, conditioned or delayed), as required by applicable law or permitted under the Business Combination Agreement:

•        sell, assign, lease, sublease, exclusively license, exclusively sublicense, abandon, pledge or otherwise transfer or dispose of or grant any right, title or interest in, to or under, any material assets (including material intellectual property owned by Memic or its subsidiaries taken as a whole, except (a) in the ordinary course of business or (b) any transaction between Memic or any of its direct or indirect wholly owned subsidiaries, on the one hand, and any other direct or indirect wholly owned subsidiary of Memic, on the other hand;

•        except for transactions solely among Memic and any of Memic subsidiaries: (a) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or other equity security of Memic or any subsidiary of Memic (other than distributions made by any direct or indirect wholly owned subsidiaries of Memic to Memic or any of its other direct or indirect wholly owned subsidiaries), or split, combine or reclassify any capital stock or other equity security of any Memic or any of its subsidiaries; (b) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or other equity security of any of Memic or any of Memic’s subsidiaries (other than repurchases, redemptions or other acquisitions of any such capital stock or other equity security from directors, officers, employees or consultants in accordance with the terms of any equity incentive plan or such person’s employment, grant, consulting or subscription agreement, in each case, in accordance with Memic’s governing documents and such plan or agreement, as in effect as of the date of the Business Combination Agreement or modified after the date of the Business Combination Agreement in accordance with the Business Combination Agreement); or (c) grant, issue or sell, or authorize the grant, issuance or sale of any capital stock or equity security of any Memic or any of its subsidiaries (other than (i) the issuance of securities upon exercise of vested Memic options or Memic preferred warrants that, in either such case, were issued and outstanding as of the date of the Business Combination Agreement, and (ii) the issuance of Memic options under Memic’s equity incentive plan to any new hires or grants pre-approved by MTAC, provided that the aggregate number of Memic ordinary shares issuable upon exercise of such options shall not exceed 1,589,995 shares);

•        amend its governing documents;

•        (a) make any loans to any person other than any of Memic or its subsidiaries and other than advances for business expenses and loans or advances to customers and suppliers in the ordinary course of business; or (b) create, incur, assume, guarantee or otherwise become liable for, any indebtedness for borrowed money incurred after the date hereof in excess of $500,000 other than (i) guarantees of any such indebtedness of any subsidiaries of Memic or guarantees by any subsidiaries of Memic of any such indebtedness of Memic, (ii) any transaction between Memic or any of its direct or indirect wholly owned subsidiaries, on the one hand, and any other direct or indirect wholly owned subsidiary of Memic, on the other hand, and (iii) ordinary course trade payables;

•        make any individual or series of related capital expenditures or incur any individual or series of related research and development expenses (other than for the payment of salaries in the ordinary course of business to employees or contractors of Memic or any of its subsidiaries that are involved in research and development) in excess of $100,000;

•        hire, terminate (without cause), furlough, or temporarily lay off any employee with annual compensation in excess of $250,000, or engage or terminate (without cause) any independent contractor receiving annual payments in excess of $250,000;

•        implement or announce any closings, employee layoffs, furloughs, reductions-in-force, reduction in terms and conditions of employment or other personnel actions that would reasonably be expected to implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended;

•        enter into any settlement, conciliation or similar contract outside of the ordinary course of business the performance of which would involve the payment by Memic or any of its subsidiaries in excess of $75,000, in the aggregate;

•        terminate or modify in any material respect any material insurance policy;

•        adopt, amend or terminate any employee benefit plan;

•        abandon any patent applications or retire any patent families by failing to file a continuation patent application;

•        enter into or modify any contract with any health care professional, institution, organization or other provider, other than contracts solely relating to the purchase of products by such health care professional, institution, organization or other provider, other than in the ordinary course of business;

•        except as required by U.S. GAAP (or any interpretation thereof) or to obtain compliance with PCAOB auditing standards or to upgrade its practices to those suitable for a public company, (a) make any material change in accounting methods, principles or practices or (b) change (or request to change) any material method of accounting for tax purposes;

•        (a) take any action outside of the ordinary course of business with respect to its tax returns or tax filing positions that would have the effect of materially increasing tax on Memic or any of its subsidiaries, (b) make, change or revoke any material tax election, (c) file any amended tax return, (d) enter into any agreement (including, without limitation, a closing agreement) with respect to taxes (excluding agreements entered into in the ordinary course of business the primary purpose of which does not relate to taxes), (e) surrender any right to claim a material refund of taxes, (f) consent to any extension or waiver of the limitations period applicable to any tax claim or assessment, (g) adopt or change any accounting methods, practices or periods for tax purposes, in each case, except as required by applicable legal requirements, (h) request any tax ruling, enter into any tax sharing or similar agreement or arrangement (excluding agreements or arrangements entered into in the ordinary course of business the primary purpose of which does not relate to taxes), or (i) settle or compromise any material tax claim or assessment;

•        engage in any material new line of business;

•        authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization, dissolution or winding-up of Memic;

•        enter into any transaction with any Memic shareholder under which Memic provides to such shareholder any material asset of Memic or any of its subsidiaries or any material payment, other than (a) in the ordinary course of business, (b) compensation, benefits and expense reimbursement made or provided to any director, officer, employee or consultant of any of Memic or any of its subsidiaries or (c) any transaction or payment that is (i) on arms’ length terms and (ii) approved by a majority of the disinterested members of Memic’s board of directors; or

•        agree in writing or otherwise agree, commit or resolve to take any of the actions described in this section.

MTAC and Memic have agreed that, unless otherwise required or permitted under the Business Combination Agreement, and subject to certain disclosed exceptions, MTAC will not take the following actions during the interim period from the date of the Business Combination Agreement through the earlier of the closing or the valid termination of the Business Combination Agreement pursuant to its terms, among others, except as consented to in writing by Memic (such consent, not to be unreasonably withheld, conditioned or delayed), as required by applicable law or permitted under the Business Combination Agreement, or as specifically set forth in MTAC’s disclosure letter:

•        declare, set aside or pay dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock, warrant or other equity security or split, combine or reclassify any capital stock, warrant or other equity security, effect a recapitalization or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock or warrant, or effect any like change in capitalization;

•        purchase, redeem or otherwise acquire, directly or indirectly, any equity securities of MTAC, Memic or any of Memic subsidiaries;

•        acquire or establish any subsidiary;

•        grant, issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or other equity securities or any securities convertible into or exchangeable for shares of capital stock or other equity securities, or subscriptions, rights, warrants or options to acquire any shares of capital stock or other equity securities or any securities convertible into or exchangeable for shares of capital stock or other equity securities, or enter into other agreements or commitments of any character obligating it to issue any such shares of capital stock or equity securities or convertible or exchangeable securities;

•        enter into any agreement, understanding or arrangement with respect to the voting of equity securities of MTAC;

•        amend its governing documents;

•        voluntarily sell, lease, license, sublicense, abandon, divest, transfer, cancel, abandon or permit to lapse or expire, dedicate to the public or otherwise dispose of, or agree to do any of the foregoing, or otherwise dispose of material assets or properties or MTAC or its subsidiaries;

•        (a) create, incur, assume, guarantee or otherwise become liable for, any indebtedness for borrowed money; (b) issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities, enter into any “keep well” or other agreement to maintain any financial statement condition; (c) make a loan or advance to, or capital contribution or investment in, any Person; or (d) enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business; provided, however, that MTAC shall (i) be permitted to incur indebtedness under any promissory notes that are issued by MTAC to the Sponsor to meet the working capital needs of MTAC in order to meet its reasonable working capital requirements, with any such loans to be made only as reasonably required by the operation of MTAC in due course on a non-interest basis and otherwise on terms and conditions no less favorable than arm’s-length and repayable at closing; and (ii) provide Memic with written notice concurrently with its incurrence of any such promissory notes;

•        except as required by U.S. GAAP (or any interpretation thereof) or applicable legal requirements (including, for the avoidance of doubt, any changes (including any required restatements of MTAC’s financial statements or SEC reports) to MTAC’s historical accounting of the MTAC warrants as equity rather than as liabilities that may be required as a result of the SEC warrant liability statement), make any change in accounting methods, principles or practices;

•        (a) make, change or revoke any material tax election; or (b) change (or request to change) any material method of accounting for tax purposes, in each case other than in the ordinary course of business or required by an applicable legal requirement;

•        create any liens on any material property or material assets of MTAC;

•        liquidate, dissolve, reorganize or otherwise wind up the business or operations of MTAC;

•        pay, distribute or advance any assets or property to any of its officers, directors, stockholders or other affiliates (other than its subsidiaries) or enter into or amend any agreement with respect to the foregoing, other than regarding (a) payments or distributions relating to obligations in respect of arm’s-length commercial transactions or (b) reimbursement for reasonable expenses incurred in connection with MTAC or its subsidiaries;

•        hire any employee or adopt or enter into any employee benefit plan or compensatory plan, policy, program, agreement, trust or arrangement;

•        modify or amend MTAC’s agreement with Continental Stock Transfer and Trust Company or enter into or amend any other agreement related to the Trust Account; or

•        agree in writing or otherwise agree, commit or resolve to take any of the actions described in this section.

The Business Combination Agreement also contains additional covenants of the parties, including, among other things:

•        making certain required regulatory filings;

•        non-solicitation of other acquisition proposals;

•        obtaining certain tail policies on directors and officers;

•        promptly notifying the other party in writing promptly after learning of events or developments that are reasonably likely to cause any of the closing conditions not to be satisfied, of the receipt of notice from any third party alleging that their consent is required to effect the transaction contemplated by the Business Combination Agreement, or of any shareholder litigation related to the Business Combination Agreement or any other transaction agreement contemplated by the Business Combination Agreement;

•        keeping certain information confidential in accordance with the existing non-disclosure agreements; and

•        making relevant press releases and other public announcements

In addition, MTAC and Memic agreed that, as promptly as practicable following the execution of the Business Combination Agreement, MTAC and Memic would jointly prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either MTAC or Memic, as applicable) and Memic will file with the SEC, this registration statement/proxy statement on Form F-4 relating to the Business Combination.

Conditions to Closing of the Business Combination

Conditions to Each Party’s Obligations

The respective obligations of each party to the Business Combination Agreement to consummate the transactions contemplated by the Business Combination Agreement are subject to the satisfaction or waiver, if permitted by applicable law, in writing by the party for whose benefit such condition exists, of the following conditions:

•        approval from the required MTAC stockholders, including the holders of a majority of the MTAC common stock held by stockholders other than the Sponsor and MTAC’s officers and directors, shall have been obtained;

•        approval from the required Memic shareholders shall have been obtained;

•        there shall not be in effect any injunction or other order of any governmental entity of competent jurisdiction prohibiting, enjoining, restricting or making illegal the consummation of the transactions contemplated by the Business Combination Agreement;

•        this registration statement shall have become effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order;

•        the necessary Memic ordinary shares shall be approved for listing upon the closing on Nasdaq (or any other public stock market or exchange in the United States as may be agreed by Memic and MTAC), subject to notice of official issuance.

Other Conditions to the Obligations of MTAC

The obligations of MTAC to consummate the transactions contemplated by the Business Combination Agreement are subject to the satisfaction or waiver, if permitted by applicable law, waiver by MTAC of the following further conditions:

•        certain representations and warranties of Memic and Merger Sub regarding organization and qualification, Memic subsidiaries, authority (relative to entering into the Business Combination Agreement, and brokers, shall be true and correct in all material respects (without giving effect to any limitation as to “materiality”, “material adverse effect” or any similar limitation contained therein) at and as of the closing as though made at and as of the closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date);

•        here shall not have been any Memic material adverse effect at and as of the closing;

•        all other representations and warranties of Memic and Merger Sub shall be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation) at and as of the closing as though made at and as of the closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except where any failure of such representations and warranties of Memic and Merger Sub to be so true and correct has not had and would not reasonably be expected to have, individually and in the aggregate, a material adverse effect; provided that for purposes of such closing condition, no event that is contemplated by the distribution of the price adjustment rights or the restructuring occurring immediately prior to the Effective Time shall be deemed to constitute an inaccuracy in or breach of any such representations and warranties of Memic or Merger Sub.

•        Each of Memic and Merger Sub shall have performed or complied with all agreements, obligations and covenants required by the Business Combination Agreement to be performed or complied with by it at or prior to the closing date of the Business Combination, in each case in all material respects.

•        Since the date of the Business Combination Agreement, there shall not have occurred any Memic material adverse effect that exists as of the closing.

•        Memic shall have delivered to MTAC a certificate, signed by an authorized representative of Memic and dated as of the closing date of the Business Combination, certifying that the matters set forth in Section 8.3(a), Section 8.3(b) and Section 8.3(c) of the Business Combination Agreement have been satisfied.

•        Memic shall have delivered, or shall have caused to be delivered, to MTAC those items to be delivered to MTAC on or prior to the closing set forth in Section 2.4(b)(i) and (iv) of the Business Combination Agreement.

•        The aggregate amount of MTAC stockholder redemptions shall not exceed 50% of the aggregate amount of cash contained in the Trust Account immediately prior to the closing and the payment of such amount; and

•        Each holder of 1% of more of Memic’s outstanding shares shall have entered into the Lock-Up Agreement with Memic.

Other Conditions to the Obligations of the Memic Parties

The obligations of each of Memic and Merger Sub (together, the “Group Companies”) to consummate the transactions contemplated by the Business Combination Agreement are subject to the satisfaction or waiver, if permitted by applicable law, by the Group Companies of the following further conditions:

•        certain representations and warranties of MTAC regarding organization and qualification, capitalization, authority, the Trust Account, board and stockholder approval and brokers shall be true and correct in all material respects (without giving effect to any limitation as to materiality, “material adverse effect” or any similar limitations) at and as of the closing as though made at and as of the closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct in all material respects as of such earlier date);

•        there shall not have been any MTAC material adverse effect at and as of the closing;

•        the other representations and warranties of MTAC shall be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation contained herein) at and as of the closing as though made on and as of the closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except where any failure of such representations and warranties to be so true and correct, has not had and would not reasonably be expected to have, individually or in the aggregate, a MTAC material adverse effect;

•        MTAC shall have performed or complied with all agreements, obligations and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the closing date of the Business Combination, in each case in all material respects.

•        MTAC shall have delivered to Memic a certificate, signed by an authorized representative of MTAC and dated as of the closing date of the Business Combination, confirming that the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c) of the Business Combination Agreement have been satisfied;

•        The sum of (i) the proceeds from the sale of the PIPE Shares, plus (ii) MTAC’s total cash and liquid assets (after taking into account the payment of redemption payments pursuant to MTAC stockholder redemptions and repayment of any working capital notes issued by MTAC to Sponsor) shall equal or exceed $250 million.

•        MTAC shall have at least $5,000,001 of net tangible assets following MTAC stockholder redemptions; and

•        MTAC shall have delivered, or shall have caused to be delivered, to Memic those items to be delivered to Memic on or prior to the closing set forth in Section 2.4(a)(i) and (vi) of the Business Combination Agreement.

Termination

The Business Combination Agreement may be terminated under certain customary and limited circumstances at any time prior to the closing, including, among others, the following:

•        by mutual written agreement of MTAC and Memic;

•        by either MTAC or Memic if the closing shall not have occurred by March 11, 2022 (the “Outside Date”); provided, however, that the right to terminate the Business Combination Agreement under this provision is not available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the closing to occur on or before such date and such action or failure to act constitutes a breach of the Business Combination Agreement;

•        by either MTAC or Memic if a governmental entity shall have issued any final non-appealable order, or any applicable legal requirement shall be in effect, making the transactions contemplated by the Business Combination Agreement illegal or permanently prohibiting such transactions, including the Business Combination;

•        by Memic, if any representation or warranty of MTAC set forth in the Business Combination Agreement was inaccurate as of the date of the Business Combination Agreement or becomes inaccurate or if MTAC breaches any covenant or agreement set forth in the Business Combination Agreement, in each case, such that the conditions set forth in Section 8.2(a) or Section 8.2(b) of the Business Combination Agreement would not be satisfied as of the time of such inaccuracy or breach; provided that if such inaccuracy or breach by MTAC is curable by MTAC prior to the Outside Date, then Memic must first provide written notice of such inaccuracy or breach and may not terminate the Business Combination Agreement under this provision until the earlier of: (i) 30 days after delivery of written notice from Memic to MTAC of such inaccuracy or breach; and (ii) the Outside Date; provided, further, that MTAC continues to exercise commercially reasonable efforts to cure such inaccuracy or breach (it being understood that Memic may not terminate the Business Combination Agreement pursuant to this provision if: (a) it shall have materially breached the Business Combination Agreement such that the applicable closing conditions would not be satisfied as of the time of such breach and such breach has not been cured or (b) if such breach by MTAC is cured during such 30 day period);

•        by MTAC, if any representation or warranty of Memic or Merger Sub set forth in the Business Combination Agreement was inaccurate as of the date of the Business Combination Agreement or becomes inaccurate or if Memic or Merger Sub breaches any covenant or agreement set forth in the Business Combination Agreement, in each case, such that the conditions set forth in Section 8.3(a) or Section 8.3(b) of the Business Combination Agreement would not be satisfied as of the time of such inaccuracy or breach; provided that if such inaccuracy or breach is curable by Memic or Merger Sub, as applicable, prior to the Outside Date, then MTAC must first provide written notice of such inaccuracy or breach and may not terminate the Business Combination Agreement under this provision until the earlier of: (i) 30 days after delivery of written notice from MTAC to Memic of such inaccuracy or breach; and (ii) the Outside Date; provided, further, that Memic continues to exercise commercially reasonable efforts to cure such breach (it being understood that MTAC may not terminate the Business Combination Agreement pursuant to this provision if: (a) it shall have materially breached the Business Combination Agreement such that the applicable closing conditions would not be satisfied as of the time of such breach and such breach has not been cured; or (b) if such breach by Memic is cured during such 30 day period);

•        by Memic, if, the MTAC stockholder approval is not obtained at the MTAC stockholder meeting;

•        by MTAC, if Memic shareholder approval is not obtained at the Memic shareholder meeting; and

•        by MTAC, if Memic has not delivered to MTAC, by October 12, 2021, PCAOB compliant audited financial statements for Memic’s fiscal year ending December 31, 2020, as well as such other financial statements of Memic that are required to be included in this registration statement, in each case, that satisfy SEC filing requirements for the filing of this registration statement (including the proxy Statement/prospectus) and are prepared in accordance with U.S. GAAP.

Amendment of the Business Combination Agreement

The Business Combination Agreement may be amended by the parties thereto at any time by execution of an instrument in writing signed on behalf of each of the parties. No modification, termination, rescission, discharge or cancellation of the Business Combination Agreement shall be effective unless in writing signed by the party against whom it is sought to be enforced, or shall affect the right of any party to enforce any claim or right thereunder, whether or not liquidated, where circumstances giving rise to such claim or right occurred prior to the date of such modification, termination, rescission, discharge or cancellation.

Governing Law; Consent to Jurisdiction

The Business Combination Agreement and the consummation of the transactions contemplated thereunder, and any action, suit, dispute, controversy or claim arising out of the Business Combination Agreement and the consummation of the transactions contemplated thereunder, or the validity, interpretation, breach or termination of the Business Combination Agreement and the consummation of the transactions contemplated thereunder, shall be governed by and construed in accordance with the internal law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

Expenses

Except as otherwise expressly provided in the Business Combination Agreement, whether or not the transactions contemplated by the Business Combination Agreement are consummated, each party will pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of the Business Combination Agreement and the agreements to be entered in connection with the Business Combination Agreement and the consummation of the transactions contemplated thereby.

CERTAIN AGREEMENTS RELATED TO THE BUSINESS COMBINATION

Company Voting Agreements

Concurrently with the execution and delivery of the Business Combination Agreement, MTAC entered into voting agreements (the “Voting Agreements”) with certain holders of Memic ordinary shares that collectively hold Memic ordinary shares and Memic preferred shares representing the majority of the voting power of the Memic ordinary shares and the Memic preferred shares, on as-converted basis, and a majority of the Memic preferred shares (each, a “Voting Party” and collectively the “Voting Parties”). Under the Voting Agreements, each Voting Party agreed to (i) whether at a special meeting of Memic’s shareholders or by action by written consent, vote all of the Memic ordinary shares and Memic preferred shares beneficially owned or held by such Voting Party (as applicable, and together, the “Voting Shares”) in favor of adoption of the Business Combination Agreement, the Business Combination and related transactions contemplated by the Business Combination Agreement (including the capital restructuring to be effected prior to the Effective Time), and (ii) vote against any action or proposal (a) concerning any Memic Acquisition Proposal (as defined below) and (b) that would reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect the Business Combination or any of the other transactions contemplated by the Business Combination Agreement or result in a breach of any covenant, representation or warranty or other obligation or agreement of Memic under the Business Combination Agreement that would result in the failure of any conditions to closing set forth therein to be satisfied. In addition, the Voting Agreements require each Voting Party to provide a proxy to appoint Memic, or any designee of Memic to vote such Voting Party’s Voting Shares (or act by written consent in respect of such shares) accordingly.

A “Memic Acquisition Proposal” means any inquiry, proposal or offer from any person (other than MTAC and its representatives) relating to (i) any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, of (a) 25% or more of either (1) the Memic ordinary shares outstanding immediately prior to the Effective Time (after giving effect to the conversion of Memic preferred shares into Memic ordinary shares) or (2) the Memic ordinary shares that, immediately prior to the Effective Time, are issuable upon exercise in full of the vested Memic options and Memic preferred warrants (giving effect to the conversion) or (b) 25% or more (based on the fair market value thereof, as determined by the board of directors of Memic) of the assets (including capital stock of the subsidiaries of Memic) of Memic and its subsidiaries, taken as a whole, (ii) any tender offer or exchange offer that, if consummated, would result in any person owning, directly or indirectly, 25% or more of Memic’s outstanding securities or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction involving Memic pursuant to which any person other than MTAC would own, directly or indirectly, 25% or more of the equity securities of Memic or of the surviving entity in a merger or the resulting direct or indirect parent of Memic or such surviving entity.

The Voting Agreements also require the Voting Parties not to directly or indirectly (i) solicit, initiate, knowingly encourage or knowingly facilitate, discuss or negotiate, any inquiry, proposal or offer that constitutes, or may reasonably be expected to result in or lead to any Memic Acquisition Proposal; (ii) furnish or disclose any non-public information about Memic to any person that would reasonably be expected to lead to a Memic Acquisition Proposal (except that the Voting Party will be permitted to disclose non-public information about Memic to its limited partners, members or shareholders for the limited purpose of securing the corporate or other power and authority to execute and perform the Voting Agreement, provided the Voting Party takes reasonable efforts to cause such persons to comply with the Voting Agreement’s confidentiality provision); (iii) enter into any contract or other arrangement or understanding regarding a Memic Acquisition Proposal; or (iv) otherwise knowingly cooperate in any way with, or knowingly assist or participate in, or knowingly facilitate or encourage any effort or attempt by any person to do or seek to do any of the foregoing.

Pursuant to the terms of the Voting Agreements, each Voting Party also agrees not to, directly or indirectly, prior to the termination of the Voting Agreement, except in connection with the consummation of the Business Combination, (i) transfer or otherwise dispose of, either voluntarily or involuntarily, or enter into any contract or option with respect to the transfer of any of the Voting Party’s Voting Shares or (ii) take any action that would make any representation or warranty of the Voting Party in the Voting Agreement untrue or incorrect or have the effect of preventing or disabling the Voting Party from performing its obligations under the Voting Agreement, in each case subject to certain permitted transfers (provided that such permitted transferees agree to be bound by the same transfer restrictions set forth in the Voting Agreement).

Finally, the Voting Parties agree to terminate, Memic’s then-effective Investors’ Rights Agreement subject to the occurrence of, and effective immediately prior to, the Effective Time.

Sponsor Letter Agreement

Concurrently with the execution and delivery of the Business Combination Agreement, in support of the Business Combination, the Sponsor, and the members of MTAC’s board of directors and its management team (each an “Insider” and collectively, the “Insiders” and, together with Sponsor, the “Sponsor Group”), entered into and delivered to Memic a letter agreement (the “Sponsor Letter Agreement”) pursuant to which the Sponsor Group agreed to (i) vote all shares of MTAC Class B Stock and all shares of MTAC Class A Stock beneficially owned by him, her or it in favor of the Business Combination and each other proposal related to the Business Combination included on the agenda for the special meeting of stockholders relating to the Business Combination; (ii) when such meeting of stockholders is held, appear at such meeting or otherwise cause the MTAC Class B Stock or MTAC Class A Stock beneficially owned by him, her or it to be counted as present thereat for the purpose of establishing a quorum; and (iii) vote all MTAC Class B Stock and MTAC Class A Stock Shares beneficially owned by him, her or it against any action that would reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect the Business Combination or any of the other transactions contemplated by the Business Combination Agreement or result in a breach of any covenant, representation or warranty or other obligation or agreement of MTAC under the Business Combination Agreement or result in a breach of any covenant or other obligation or agreement of Sponsor or any Insider contained in the Sponsor Letter Agreement.

Pursuant to the terms of the Sponsor Letter Agreement, each member of the Sponsor Group agrees not to sell, transfer, pledge, encumber, assign, hedge, swap, convert or otherwise dispose of, or enter into any contract or option to do any of the foregoing, with respect to any MTAC Class B Stock and MTAC Class A Stock beneficially owned by him, her or it, prior to the Effective Time, either voluntarily or involuntarily, other than (i) to MTAC’s officers or directors, any affiliates or family members of any MTAC officer or director, any member of Sponsor or its affiliates, or any affiliates of the Sponsor, (ii) by private sales or transfers made in connection with the transactions contemplated by the Business Combination Agreement, and (iii) by virtue of the Sponsor’s organizational documents upon liquidation or dissolution of Sponsor, only if any such transferee enters into a written agreement with MTAC agreeing to be bound by certain provisions of the Sponsor Letter prior to such transfer.

In consideration of the foregoing, Memic has agreed to use reasonable best efforts during the two-year period following the closing date of the Business Combination to comply with the following:

•        Memic shall not cause, and shall not permit any subsidiary of Memic to cause, MTAC to be dissolved, liquidated or otherwise cease to be treated as a corporation for U.S. federal income tax purposes.

•        Memic shall not dispose of, and shall not cause or permit any of its subsidiaries to dispose of, any MTAC stock or any shares of capital stock of Memic U.S., other than as a result of a transfer to another subsidiary of Memic.

•        Immediately following the consummation of the Business Combination, MTAC shall contribute at least 50% of its total cash and liquid assets (after taking into account the payment of the redemption amount pursuant to MTAC stockholder redemptions and payment of expenses incurred by MTAC in connection with the Business Combination) to Memic U.S., in exchange for such number of shares of capital stock of Memic U.S. representing an 80% or greater interest in Memic U.S., as calculated based on the book value of such capital stock on the closing date of the Business Combination.

•        Following the Business Combination, Memic U.S. shall use the cash and other liquid assets contributed to it to make loans to Memic for use in its business activities or for use by Memic U.S. in its business activities, as described in the Sponsor Letter Agreement, and MTAC shall be prohibited from distributing to Memic an aggregate amount in excess of (i) $125 million, minus (ii) the aggregate amount of redemptions paid out of the Trust Account.

The foregoing summary of the Sponsor Letter Agreement is qualified in its entirety by reference to the text of the Sponsor Letter Agreement, which is attached as Annex D to this proxy statement/prospectus and incorporated herein by reference.

Subscription Agreements

Concurrently with the execution of the Business Combination Agreement, Memic entered into the Subscription Agreements with the PIPE investors subscribing for Memic ordinary shares, pursuant to which the PIPE investors have agreed to purchase, and Memic has agreed to sell to the PIPE investors, an aggregate of 7,635,000 Memic ordinary shares at a purchase price of $10.00 per share, for an aggregate purchase price of $76,350,000, which price per share and aggregate purchase price assume that Memic has effected the stock split prior to the Effective Time. The obligations to consummate the transactions contemplated by the Subscription Agreements are conditioned upon, among other things, the consummation of the transactions contemplated by the Business Combination Agreement.

Memic is required to, no later than 30 calendar days following the closing date of the Business Combination, file with the SEC a registration statement registering the resale of such shares and naming each PIPE investor as a selling shareholder thereunder. Additionally, Memic is required to use its commercially reasonable efforts to have the registration statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day (or 90th calendar day if the SEC notifies Memic that it will “review” the registration statement) following the filing date thereof, and (ii) the fifth business day after the date Memic is notified (orally or in writing, whichever is earlier) by the SEC that the registration statement will not be “reviewed” or will not be subject to further review. Within two business days of notification that any registration state has been declared effective by the SEC, Memic must file the final prospectus under Rule 424 under the Securities Act.

Memic must use commercially reasonable efforts to keep the registration statement effective until the earliest of: (x) the date the PIPE investors no longer hold any registrable shares and (y) the date all registrable shares held by the PIPE investors may be sold without restriction under Rule 144 under the Securities Act. In addition to their current ownership of securities in Memic, Dr. Ferré, Mr. Dewey, Mr. Matlin and Mr. Stansky, collectively with certain affiliates of Mr. Stansky, subscribed to purchase 100,000, 350,000, 250,000 and 400,000 PIPE Shares, respectively, at a price per share equal to $10.00 concurrently with MTAC’s execution and delivery of the Business Combination Agreement.

Registration Rights Agreement

Concurrently with, and as a condition to, the consummation of the Business Combination Agreement, Memic, Sponsor and certain Memic equityholders (collectively with Sponsor, the “Memic Holders”) will enter into a Registration Rights Agreement to be effective as of the Effective Time, pursuant to which Memic will agree to file a shelf registration statement, by no later than 90 business days after the closing date of the Business Combination to register the resale of the Memic ordinary shares and Memic warrants held by the applicable parties. The Registration Rights Agreement also provides the Memic Holders with (i) piggyback registration rights and (ii) three demand rights in any 12-month period for an underwritten shelf takedown, provided that the demanding holders propose to sell securities with a total offering price reasonably expected to exceed, in the aggregate, $50 million in each underwritten shelf takedown. The Registration Rights Agreement provides that Memic will pay certain expenses relating to such registration and indemnify the Memic Holders against certain liabilities. Effective as of the closing of the Business Combination, (i) the existing registration rights agreement of MTAC, dated December 17, 2020, will automatically terminate and be of no further force and effect, and (ii) the Third Amended and Restated Investors’ Rights Agreement, dated as of November 23, 2020, among Memic and the investors party thereto, as amended, will automatically terminate and be of no further force and effect.

Confidentiality and Lock-Up Agreement

Concurrently with the execution and delivery of the Business Combination Agreement, in support of the Business Combination, the Shareholder Parties entered into and delivered the Lock-Up Agreement, pursuant to which the Shareholder Parties have agreed not to transfer any Memic ordinary shares held by them until the one year anniversary of the Effective Time, subject to early release if the stock price of the Memic ordinary shares is greater than or equal to $12.00 for any 20 trading days within any period of 30 consecutive trading days (as further described therein, and which will apply starting on the 150-day anniversary of the Effective Date), subject to certain permitted transfers (provided that such permitted transferees agree to be bound by the same transfer restrictions set forth in the Lock-Up Agreement).

PROPOSALS TO BE CONSIDERED BY MTAC’S SHAREHOLDERS

Proposal No. 1 — The Business Combination Proposal

•        The Business Combination

MTAC is asking its stockholders to approve the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination. MTAC stockholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus. Please see the sections titled “The Business Combination” and “The Business Combination Agreement” for additional information and a summary of certain terms of the Business Combination and the Business Combination Agreement. MTAC stockholders are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.

•        Vote Required for Approval

Under Delaware law and the MTAC Charter, the approval of the Business Combination Proposal will require the affirmative vote of the holders of a majority of the votes cast by the then outstanding shares of MTAC common stock present and entitled to cast votes at the special meeting; provided, however, the Business Combination Agreement provides that, as a condition to the parties’ obligations to consummate the Business Combination (which may be waived by the respective parties), MTAC shall have also obtained the affirmative vote of the holders of at least a majority of the shares of MTAC common stock entitled to vote on the matter at the special meeting, excluding the shares beneficially owned by the Sponsor or any of its controlled affiliates or any of MTAC’s directors or executive officers. Abstentions will have no effect on the Business Combination Proposal. Brokers are not entitled to vote on the Business Combination Proposal absent voting instructions from the beneficial holder and, consequently, broker non-votes will have no effect on the Business Combination Proposal. The Business Combination will not be consummated if MTAC has less than $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Securities Exchange Act) either immediately prior to or upon consummation of the Business Combination.

The approval of the Business Combination Proposal is a condition to the consummation of the Business Combination. If the Business Combination Proposal is not approved, the other proposals (except an Adjournment Proposal, as described below) will not be presented to the MTAC stockholders for a vote.

•        Resolution

“RESOLVED, as an ordinary resolution, that MTAC’s entry into the Business Combination Agreement, dated as of August 12, 2021, by and among MTAC, Memic and Merger Sub, a Delaware corporation and wholly owned subsidiary of Memic, a copy of which is attached to this proxy statement/prospectus as Annex A, pursuant to which, among other things, the merger of Merger Sub with and into MTAC, with MTAC surviving the merger as a wholly owned subsidiary of Memic, in accordance with the terms and subject to the conditions of the Business Combination Agreement, be approved, ratified and confirmed in all respects.”

•        Recommendation of MTAC’s Board of Directors

MTAC’S BOARD OF DIRECTORS RECOMMENDS THAT THE MTAC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

•        No Appraisal Rights

Under Section 262 of the General Corporation Law of the State of Delaware, the holders of MTAC common stock will not have appraisal rights in connection with the Business Combination.

Proposal No. 2 — The Charter Proposal

The Charter Proposal, if approved, will approve the following material differences between the MTAC Charter and Memic’s amended and restated articles of association:

•        the name of the new public entity will be “Memic Innovative Surgery Ltd.” as opposed to “MedTech Acquisition Corporation”;

•        Memic’s amended and restated articles of association will provide for one class of Memic ordinary shares as opposed to the two classes of MTAC common stock provided for in the MTAC Charter;

•        Memic’s corporate existence is perpetual as opposed to MTAC’s corporate existence terminating if a business combination is not consummated within a specific period of time; and

•        Memic’s amended and restated articles of association will not include the various provisions applicable only to special purpose acquisition corporations that the MTAC Charter contains.

In the judgment of MTAC’s board of directors, the Charter Proposal is desirable for the following reasons:

•        the name of the new public entity is desirable to reflect the Business Combination and the combined business going forward;

•        the single class of ordinary shares is desirable because all shares of Class B Stock will be exchanged for Memic ordinary shares upon the closing of the Business Combination and because it will allow Memic to have a streamlined capital structure; and

•        the provisions that relate to the operation of MTAC as a blank check company prior to the consummation of its initial business combination would be not be applicable after the Business Combination (such as the obligation to dissolve and liquidate if a business combination is not consummated in a certain period of time).

For a comparison of the MTAC Charter and Memic’s amended and restated articles of association, see “Comparison of Your Rights as a Holder of MTAC’s Shares and Your Rights as a Potential Holder of the Combined Company Shares.”

A copy of Memic’s amended and restated articles of association, as will be in effect assuming approval of the Charter Proposal and upon consummation of the Business Combination, is attached to this proxy statement/prospectus as Annex B.

•        Vote Required for Approval

The approval of the Charter Proposal will require the affirmative vote of the holders of a majority of the votes cast by the then outstanding shares of MTAC common stock present and entitled to votes at the special meeting. Abstentions will have the same effect as a vote “against” the Charter Proposal. Brokers are not entitled to vote on the Charter Proposal absent voting instructions from the beneficial holder and, consequently, broker non-votes will have no effect on the Charter Proposal.

•        Recommendation of the Board

MTAC’S BOARD OF DIRECTORS RECOMMENDS THAT MTAC’S STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER PROPOSAL.

Proposal No. 3 — Adjournment Proposal

The Adjournment Proposal, if adopted, will allow MTAC’s board of directors to adjourn the special meeting to a later date or dates, if necessary. In no event will MTAC solicit proxies to adjourn the special meeting or consummate the Business Combination beyond the date by which it may properly do so under the MTAC Charter and Delaware law. The purpose of the Adjournment Proposal is to provide more time to meet the requirements that are necessary to consummate the Business Combination. See the section above titled “— Proposal No. 1 — The Business Combination Proposal.”

•        Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is presented to the meeting and is not approved by the stockholders, MTAC’s board of directors may not be able to adjourn the special meeting to a later date or dates. In such event, the Business Combination would not be completed.

•        Vote Required for Approval

The approval of the Adjournment Proposal will require the affirmative vote of the holders of a majority of the shares of MTAC common stock present and entitled to vote at the special meeting. Abstentions will have the same effect as a vote “against” on the Adjournment Proposal. Broker non-votes will have no effect on the Adjournment Proposal.

•        Recommendation of the Board

MTAC’S BOARD OF DIRECTORS RECOMMENDS THAT MTAC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

INFORMATION ABOUT MEMIC

You should review the sections titled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” for a discussion of forward-looking statements and important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following description of Memic’s business.

Overview

Memic is an innovative medical device company developing and commercializing its proprietary surgical robotic platform which aims to transform the way many surgical procedures are currently performed. The 6N, Memic’s first-generation Hominis Surgical System, is the first and only FDA-authorized surgical robot that features miniature humanoid-shaped arms developed to mimic the natural movement of a surgeon’s arms, with shoulder, elbow and wrist joints, providing human level dexterity and 360° of articulation. The Hominis Surgical System’s small, compact and mobile design occupies a minimal footprint at a significant cost advantage relative to other commercially available robotic technologies. Memic’s initial focus is on fulfilling a significant unmet need in women’s health, though Memic believes its platform technology has the potential to be applied to a broad range of indications in the future, including general surgery. In February 2021, Memic received De Novo 510(k) marketing authorization from the FDA for use of the Hominis Surgical System in single site, natural orifice, laparoscopic-assisted benign hysterectomy. The two-arm 6N system is the first and only robotic solution to receive FDA authorization for transvaginal gynecologic procedures. Memic is also developing a second generation four-arm Hominis Surgical System, the Block II.

Memic’s Hominis Surgical System has been developed to have the ability to rotate and retroflex with an electrosurgical end effector and can be placed and maneuvered on a laparoscopic operating table for ease of use. The Hominis Surgical System has system modularity, or the capacity to operate effectively from vaginal, umbilical, oral and rectal single port insertions, which enables surgeons to reach tortuous areas that cannot be accessed with traditional techniques. Memic believes that the Hominis Surgical System’s ability to reach less accessible anatomical regions using the system’s flexible robotic arms makes the Hominis Surgical System ideal for transvaginal hysterectomies, which have significant clinical and aesthetic benefits over abdominal and traditional laparoscopic hysterectomies. Clinical studies have demonstrated that the vaginal approach results in lower post-surgical recovery time, lower morbidity, and reduction in infection, scarring, death rate, type and number of complications and blood loss, and, as a result, higher patient satisfaction than other existing surgical methods. Current guidelines from the American College of Obstetricians and Gynecologists (the “ACOG”), state that vaginal approaches to gynecologic surgery are preferred whenever feasible.

In the United States, Memic estimates that approximately one million gynecologic procedures are performed annually, composed of 600,000 hysterectomies, which is the most common non-pregnancy-related surgery for women in the United States and most frequently performed major surgical procedure, 325,000 adnexectomies, and 68,000 ovarian cystectomies. See “Information About Memic — Industry Background.” Memic plans to initially target these one million gynecologic procedures in the United States through a transvaginal approach and estimates that this market represents an initial TAM opportunity of $1.6 billion per year in the United States. Memic intends to expand its business internationally, expanding its annual target procedures to approximately 4.7 million global gynecologic procedures, which represents a global TAM of over $4.0 billion per year. Additionally, Memic intends to leverage its platform technology to expand beyond gynecologic surgery into other clinical indications, including general, colorectal, thoracic and other transluminal surgeries, representing a global TAM of at least $10.0 billion per year.

Gynecologic procedures are currently performed through various surgical approaches, including abdominal surgery, laparoscopic surgery, robotic surgery and transvaginal surgery, the last of which Memic will target with the Hominis Surgical System. The abdominal approach is the most common, representing approximately 32% of gynecologic procedures in the United States. Abdominal surgeries are highly invasive and less safe compared to other approaches. The patient recovery process is significantly prolonged and very painful, and infection rates are considerably higher compared to other surgical approaches. The next most common approaches to gynecologic procedures are laparoscopic and robotic, representing 28% and 24%, respectively, of gynecologic procedures in the United States. While both procedural approaches offer benefits compared to abdominal surgeries, and are less invasive, both methods can lead to increased hernia and bowel interference, scarring, and due to the use of rigid, straight-stick tools, result in a long operating time and surgeon fatigue. Additionally, currently available systems used in robotic procedures have a large footprint, are very expensive and require special rooms that are purpose-built, thus limiting the use of the operating room for non-robotic surgeries. The least invasive gynecologic procedure is transvaginal surgery which currently represents only 16% of hysterectomy procedures in the United States. The ACOG states that the transvaginal approach to gynecologic surgery is the preferred approach whenever feasible and clinical studies have demonstrated this approach results in fewer complications, better clinical outcomes, a shorter post-surgical recovery time and almost no significant scarring. However, use of the transvaginal approach is generally hindered by limited visualization, absence of uterine prolapse making the uterus difficult to reach vaginally, large uterine size, the presence of adhesions and challenges to surgeon training.

The Hominis Surgical System is intended to address several of the existing limitations hindering adoption and utilization of the transvaginal approach to hysterectomies and other gynecologic procedures. Memic believes the Hominis Surgical System will help open up substantially all gynecologic procedures to be suitable for the transvaginal approach without the drawbacks of other approaches. Memic believes that the Hominis Surgical System will enable the clinically preferred transvaginal approach by offering the following benefits:

•        Improved visualization of current vaginal approach:    Surgeons will no longer be limited by a lack of visualization characteristic of traditional transvaginal hysterectomies, as with the Hominis Surgical System, they are able to leverage existing laparoscopic imaging technology for visualization.

•        Ability to access a non-prolapsed uterus:    The Hominis Surgical System’s long instruments with the articulations at the distal portion will allow the surgeon transvaginal access to reach deep into the pelvic cavity and treat a uterus with no prolapse.

•        Dexterity and strength to remove large uteruses:    The Hominis Surgical System’s unique reach, triangulation, instrument grip strength and 360° of articulation will allow surgeons to reach the top of the uterus to dissect the suspensory ligaments in uteruses comparable in size of up to 15 weeks of pregnancy in the abdomen.

•        Ability to navigate around adhesions:    The Hominis Surgical System’s unique reach, triangulation and 360° of articulation will enable surgeons to easily navigate around adhesions on the uterus or reproductive organs. With the Hominis Surgical System, surgeons will not have to enter through the anterior portion of the uterus that is often blocked by scar tissue buildup from previous C-sections or other surgical procedures, thereby enabling the transvaginal approach.

•        Simplified learning curve for new surgeons:    The 6N utilizes traditional laparoscopic visualization and techniques that are commonly used by surgeons. The ability of the Robotic Arms to retroflex and navigate around the uterus will enable surgeons to perform a hysterectomy from a similar angle as conventional laparoscopy.

In addition to Memic’s technology and approach enabling the transvaginal approach, Memic’s system was designed to maximize availability and ease of use for surgeons. Memic believes that the Hominis Surgical System will offer the following benefits to help drive usability and access for gynecologic surgeons:

•        Unique reach and triangulation from humanoid-shaped robotic arms:    The multi-joint, humanoid-shaped arms have unique reach and triangulation capabilities that will enable physicians to access nearly any working angle from a single incision, thereby addressing limitations of other laparoscopic procedures with limited dexterity and less suitability for complex cases.

•        Retroflexion of the robotic arms:    The Robotic Arms’ unique ability to retroflex towards the point of entry will enable surgeons to reach areas in the body through long and narrow body cavities, previously inaccessible due to technical and anatomical limitations.

•        Transformative footprint and cost:    The Hominis Surgical System has a uniquely small footprint and low capital expense relative to legacy surgical robots. Memic believes the minimal footprint and lower cost will help democratize access to surgical robotics for gynecology, particularly for health systems with minimal operating room capacity or budgets and ambulatory surgery centers (“ASCs”), which typically also have smaller operating rooms less suitable for large robotics systems.

•        Streamlined training:    The 6N is user-friendly and features a simple interface which enables streamlined training and a shorter learning curve for surgeons ranging in experience.

The 6N has demonstrated safety and performance for use in transvaginal gynecologic laparoscopic surgery in a clinical study that was submitted to the FDA. The clinical study was a multi-center, single arm, prospective study to clinically assess the use of the 6N in total transvaginal laparoscopic hysterectomy with salpingo-oophorectomy or transvaginal laparoscopic hysterectomy with salpingectomy. The primary endpoint was the rate of conversion to an open or laparoscopic approach. Given this was a clinical assessment, no pre-determined success criteria were established. The clinical study demonstrated the 6N’s capability to enable transvaginal access in anatomical characteristics which are not ideally feasible for this approach. The study was conducted at two sites — one in Belgium, and one in Israel. The study met the primary endpoint of 100% effectiveness. Safety of the 6N was also demonstrated in this study, as no serious adverse events were reported. Patient variability analysis was performed to demonstrate whether patients who are not otherwise candidates for vaginal access could safely and effectively undergo a procedure using the 6N.

Memic’s study population represented a wide range of patient characteristics, medical backgrounds and anatomical conditions. The 6N successfully and safely completed the 30 total transvaginal laparoscopic hysterectomies in a diverse patient population, including a number of patients with anatomical conditions and characteristics that presented increased complexity and risk. There were no conversions to other approaches and no device-related adverse events. The above clinical study indicates that transvaginal robotic hysterectomy, utilizing the 6N, was performed safely and effectively under a variety of complex conditions.

Memic intends to commercialize the Hominis Surgical System in the United States through a highly experienced direct sales force. As of September 15, 2021, Memic U.S.’s commercial team consisted of approximately 25 members and Memic is actively growing its U.S. sales force by hiring additional direct sales representatives in the United States and augmenting those representatives with clinical support field specialists to drive utilization of Memic’s system.

Competitive Strengths

•        Proprietary platform technology that is applicable to multiple attractive markets.    The Hominis Surgical System is designed as a platform technology that could be beneficial across a broad range of indications and procedures. Memic believes that the broad utility of its innovative technology will enable Memic to expand its TAM in the United States and internationally by pursuing additional indications in gynecology and entering new markets beyond gynecology. Memic’s platform should enable Memic to target one million United States gynecologic surgeries, which includes hysterectomies, representing an initial U.S. TAM of $1.6 billion. Over time, Memic intends to expand internationally and broaden the use of Memic’s platform technology in other gynecologic indications, including oncology and supra-cervical hysterectomies, which would result in a $4.0 billion global TAM. Memic believes the same benefits the Hominis Surgical System offers in transvaginal gynecologic procedures will be realized with general surgical, colorectal, thoracic, transoral and transrectal procedures. The opportunity for expansion into new indications beyond gynecology implies an over $10 billion global TAM in what Memic believes to be one of the fastest growing markets within medical devices.

•        First and only FDA De Novo authorized medical surgical robotic solution for transvaginal benign surgical procedures.    In February 2021, the FDA granted Memic a De Novo pre-market authorization for the 6N for use in single site, natural orifice laparoscopic-assisted transvaginal benign surgical procedures, including benign hysterectomy. The 6N is the first and only device capable of enabling the combination of vaginal access with the added benefits of laparoscopic visualization and techniques. The Hominis Surgical System’s patented ability to bend around the uterus, or retroflex, allows surgeons to perform a hysterectomy from a similar angle as conventional laparoscopic instrumentation inserted into the abdomen without making such an incision. Memic believes that its first-mover advantage and patent protection gives Memic a significant advantage over other approaches or robotic systems both currently available and reportedly coming to market. Memic’s position as the only robotic system authorized for use in transvaginal benign surgical procedures, combined with Memic’s portfolio of patents for this technique, establishes the 6N as the only technology that can perform hysterectomies using this method. Memic also believes the combination of Memic’s intellectual property portfolio and the De Novo approval of the 6N gives Memic the ability to bring new technologies to market and efficiently expand into new indications in the future through the 510(k) process.

•        Humanoid-shaped robotic arms offer unique competitive advantages.    The Hominis Surgical System features humanoid robotic arms that are designed and built to mimic human form and movement while reducing surgeon fatigue. Memic believes the humanoid design of the Hominis Surgical System has several key advantages over other robotic systems. Memic’s system allows for retroflexion, or the ability to work towards the point of entry with more than 360° of rotation and flexion, which enables surgeons with significant reach to address tortuous anatomies. The Hominis Surgical System’s superior triangulation combined with the ability to leverage existing laparoscopic imaging and visualization technology offers an optimal field of view leading to an ability to navigate to target organs beyond the line of sight. The Hominis Surgical System also features a smaller footprint in the surgical setting, which allows for easy docking, access to the patient and short set-up time. Additionally, the humanoid design of Memic’s instruments combined with Memic’s control concept and ergonomic apparatus allows intuitive control on articulated instruments in retroflexion similar to that of the human body. Memic believes that the benefits of the humanoid-shaped robotic arms can be used to access the entire abdominal cavity through a transvaginal approach, and can be easily adapted over time for trans-umbilical, transoral and trans-anal surgeries. The universal benefits and broad application of the Robotic Arms have allowed Memic to drive development of a strong family of products, including internally developed capital equipment, disposables and accessories and will allow Memic to develop additional offerings in various surgical disciplines.

•        Attractive value proposition for patients, providers and payors.    Memic believes that its technology will offer patients, surgeons and healthcare institutions certain benefits that make Memic’s system more attractive than existing robotic surgical systems. As the Hominis Surgical System allows for gynecologic procedures to be performed vaginally in many cases that are not feasible today, it meets the desires of many patients and the preferred approach for physicians. The vaginal approach has been associated with faster recovery, earlier discharge from hospitals, fewer cases of fever and less pain and pain medication, and also offers cosmetic benefits to the patient as abdominal incisions are eliminated. Memic believes that the system will be attractive to surgeons and healthcare institutions as its cost, footprint, alternative patient solutions and potential for better patient outcomes, in addition to the factors above, should attract more patients to their institutions, provide an economically attractive option for such institutions and hopefully open new markets for surgeons and institutions. As the Hominis Surgical System has a number of technological advantages over other systems, Memic believes that it should help improve and solidify healthcare institutions’ reputations as centers of excellence and improve trust in such institutions’ brands. Memic also believes the Hominis Surgical System will offer meaningful cost savings for the healthcare systems and providers, as compared to existing robotic surgical solutions. The Hominis Surgical System costs significantly less to manufacture than other systems, so Memic should be able to sell it for considerably less than other systems are sold for. Clinical results have shown that the ability to perform surgery transvaginally, among other things, can result in lower costs per procedure and can also result in lower readmission rates, which can improve patients’ lives and decrease overall costs to payors and providers.

•        Favorable and established reimbursement paradigm for healthcare providers.    Hysterectomies and other gynecologic procedures are well-established under existing Current Procedural Terminology (“CPT”) codes for physicians, hospitals and ASCs. While hysterectomies are surgical procedures that fall under a spectrum of CPT codes based on the procedure type, under Memic’s initial indication, Memic believes that transvaginal hysterectomies performed by Memic’s customers with the 6N are reimbursable as a Laparoscopic Assisted Vaginal Hysterectomy (“LAVH”) under CPT codes 58550 and 58572, and by third party payors, assuming the third party payor’s other criteria for reimbursement are met. LAVH is covered by most major payors nationally in the United States and reimbursement rates are currently favorable when compared to other methods of hysterectomy.

•        Strong regulatory position and comprehensive IP portfolio.    Memic’s first De Novo authorization represents a strong regulatory position and gives Memic the opportunity to bring additional products to market through the 510(k) process by showing substantial equivalence in performance and safety. Memic’s De Novo authorization is augmented by Memic’s intellectual property portfolio, which, as of September 15, 2021, included 90 patent applications and 133 patents granted in over 25 territories around the world for Memic’s first- and second-generation products. These patents and patent applications have been filed in the United States and other countries, and cover various features and capabilities of the Hominis Surgical System and relate to, among other things, methods of and related devices for mimicking human arm proportions to enable transvaginal surgery, especially in gynecologic procedures, related ergonomic input controls and methods of transvaginal surgery. Memic also relies on trade secrets, including unpatented know-how, technology innovation, technical specifications and other proprietary information, as well as trade and service marks and names, to protect Memic’s technology position. Memic believes that Memic’s intellectual property portfolio will assist Memic in protecting its technology and brand from competitors.

•        Strong research and development capabilities.    Memic is committed to continued technology innovation and investment which Memic believes has allowed Memic, and will continue to allow Memic, to achieve significant product improvements. As of September 15, Memic’s research and development team consisted of 39 individuals with experience in surgical robotics, medical technology and gynecology. Memic’s team of engineers continue to seek out new ways to improve Memic’s offerings through potential modifications of existing technology as well as potential new technologies and platforms. Memic currently has several projects under development aimed to augment Memic’s current two-armed surgical robotic system, the 6N. Projects related to the 6N are predominately tied to Memic’s suite of surgical tools, accessories and software programming. In addition to continuing its ongoing research and development activities for the 6N system, Memic is also concurrently developing a second generation, four-armed robotic system, the Block II, which includes one of such arms featuring an integrated articulated three-dimensional high definition camera. Memic expects that its ongoing research and development activities for both the 6N and the Block II will serve as a catalyst for Memic’s expansion into new indications by helping address additional types of surgeries through transvaginal, trans-umbilical, transoral and transrectal procedures.

•        Experienced management team and Board of Directors.    Memic has an experienced management team and Board of Directors with a deep knowledge and expertise across all stages of development and commercialization of surgical robotics, medical devices and capital equipment. The team has an established track record in developing and commercializing novel and disruptive technologies in the medical field and surgical robotics. Memic’s management team has 47 years of combined experience in the surgical robotics area and 143 years of combined experience in the healthcare sector.

Commercialization and Growth Strategies

•        Expand Memic’s sales force to grow Memic’s installed base and help drive adoption of the Hominis Surgical System.    Memic plans to initially target the one million procedure market in the United States for benign gynecologic procedures, including hysterectomy, which Memic estimates to represent a $1.6 billion TAM. Memic’s goal is to quickly build a commercial footprint and develop relationships with key stakeholders, which Memic believes will result in system placements, utilization and recurring sales of Memic’s consumables. As of September 15, 2021, Memic U.S. had a commercial team of 25 individuals, including two clinical specialists and eight sales and marketing personnel. In addition to the current sales team, Memic is actively recruiting additional direct capital sales representatives who have experience selling directly to surgeons and health care executives in acute and ambulatory settings. Memic expects to augment its existing sales force by quickly adding additional direct sales representatives to rapidly drive expansion of Memic’s installed base as it develops. As Memic expands its sales force, Memic plans to drive market penetration by targeting high volume gynecologic surgeons, hospitals without sufficient access to robotic gynecologic surgery, and ASCs. As the gynecologic surgery market is only penetrated 25% with robotics, often due to cost and footprint, there is significant opportunity for Memic to rapidly increase Memic’s installed base across these key customer types.

•        Drive utilization by establishing the Hominis Surgical System as the surgical treatment of choice for transvaginal benign surgical procedures.    The Hominis Surgical System is the only robotic system with a patented approach to robotic enabled transvaginal hysterectomy and that enables nearly 100% of gynecologic procedures to be done transvaginally. The transvaginal approach is widely supported by societies and payors and offers an array of clinical benefits that have been validated by a review published in the Cochrane Database of Systematic Reviews, the leading journal and database for systematic reviews in health care. Additionally, the ACOG has issued guidelines that state the vaginal approach is the “approach of choice whenever feasible” regarding the route of hysterectomy for benign disease. As the Hominis Surgical System is the only robotic system with a patented approach to transvaginal hysterectomy, Memic plans to establish utilization of the system as the primary option for surgeons performing hysterectomies and other benign gynecologic procedures. To help drive utilization of the Hominis Surgical Systems as they are installed, Memic plans to augment Memic’s sales force with a team of clinical sales representatives to promote the benefits of Memic’s system, as well as the transvaginal approach, with the goal of growing sales of Memic’s disposable surgical instruments. These clinical sales representatives will work with hospitals to ensure that the surgeons and operating room staff using the Hominis Surgical System have received training on the technical use of the system, which Memic believes will enable the surgeons to use the system frequently with minimal difficulties. The clinical sales representatives will also be charged with recruiting other surgeons in the same hospital system to adopt the Hominis Surgical System and providing support to surgeons and hospital staff in their efforts to market the Hominis Surgical System to patients. Memic believes that Memic’s clinical data demonstrates the effectiveness, success rate and potential benefits of Memic’s robotic surgical solution compared to other robotic surgical solutions currently on the market. These potential benefits include ease of use, smaller footprint, better accessibility in surgery, the ability to offer scarless surgery to patients that are not candidates for vaginal access without the Hominis Surgical System and many others. Over time, and as more Hominis Surgical Systems are placed, Memic expects the vaginal approach to increase in procedural share from 16%, with Memic capturing a sizable portion of this increase.

•        Continue to build upon Memic’s clinical evidence.    Numerous third-party studies have been completed demonstrating the clinical benefits of the vaginal approach to hysterectomy. A review of the surgical approach to hysterectomy for benign gynaecological diseases published August 2015 in the Cochrane Database of Systematic Reviews (the “Cochrane Review”) assessed the effectiveness and safety of the different surgical approaches. The Cochrane Review was based on an analysis of 47 peer reviewed randomized controlled trials (“RCTs”), which included data from 5,102 patients, and concluded that vaginal hysterectomies result in faster recovery, earlier discharge from the hospital, lower pain scores, fewer pain medications, fewer complications and lower costs to the overall health system. In addition to the third-party studies demonstrating the benefits of the vaginal approach, Memic completed a clinical trial, MEMIC-5083, which aimed to demonstrate safety and efficacy in procedures for a diverse pool of 30 patients. The study population included several patients with varying anatomical conditions which presented increased complexity and risk. The study reached all primary and secondary endpoints with 100% completion rate with no conversions and no intraoperative complications, transfusions, bladder injuries or rectal injuries. At six weeks post-operation, there was no incidence of vaginal wall or cuff damage and no vaginal cuff dehiscence in any of the patients involved in the study. Memic expects the clinical data supporting the vaginal approach will increase over time and plans to continue investing in Memic’s own additional clinical studies and encourage the efforts of physicians performing independent studies. In the future, Memic intends to supplement Memic’s clinical evidence with additional clinical trials and patient registries both in the United States and internationally to support market development and adoption of the Hominis Surgical System.

•        Continue to invest in research and development to drive system improvements and further innovation.    Memic intends to continue to make investments in research and development to enhance Memic’s Hominis Surgical System, develop additional applications and indications using its proprietary technologies, enhance Memic’s platform and develop further innovations. As Memic continues its research and development and clinical studies, Memic intends and expects to develop additional intellectual property, which Memic intends to aggressively protect. Memic believes that the Hominis Surgical System is a platform technology that, with further product development and testing, will ultimately have the capacity to perform multiple types of surgery through vaginal, umbilical, oral and rectal points of entry. Memic is currently developing and pre-clinically testing Memic’s four-armed system, the Block II, and is also developing through Memic’s pipeline a portfolio of tools for different indications, such as variations and types of graspers, scissors and others disposable tools.

•        Build broad base awareness of the Hominis Surgical System with patients and physicians.    As Memic grows its installed base and increases its network of gynecologic surgeons, Memic intends to increase awareness of the benefits of the transvaginal approach as well as brand recognition for the Hominis Surgical System. Despite clinical recommendations, as well as support for payors, the vaginal approach is currently performed in only 16% of hysterectomies. The reasons for this are generally due to the anatomy of the patient (making the vaginal approach difficult or impractical), the surgical skill required or lack of visualization. The Hominis Surgical System addresses several of these issues, and Memic plans to educate key stakeholders on the Hominis Surgical System’s ability to enable the preferred transvaginal approach. In order to accomplish this, Memic has made, and will continue to make, significant investments in professional education staff, content and infrastructure, which will collectively help provide clinical and technical training to surgeons, operating room staff and Memic’s employees with the goal of ensuring that the Hominis Surgical System is used in a safe and clinically effective manner during each surgery. Memic believes this function will also proactively support healthcare providers using its system in their goal to establish institution specific training and credentialing programs.

•        Expand more broadly in gynecology, in select international markets and into new surgical markets.    Memic’s goal is to become a world leader in robotic-assisted surgical solutions leveraging its innovative technology platforms. While Memic is initially focused on the $1.6 billion TAM for benign gynecologic procedures in the United States, including hysterectomy, its Hominis Surgical System is a platform technology with potential applications spanning several indications and procedures. Memic believes that the broad utility of Memic’s innovative technology will enable it to expand its TAM to $4.0 billion in the United States and internationally by pursuing additional indications in gynecology and entering new markets beyond gynecology. Memic plans to work with the FDA and apply for labeling that will allow the use of the 6N in additional gynecologic procedures, including oncology and supra-cervical hysterectomy, the least invasive hysterectomy procedure. With a CE mark pending, Memic is poised to begin commercialization in Europe with sales and marketing activities to begin in earnest during 2022. In addition to this, Memic intends to begin commercialization in Australia and New Zealand, where robotic surgery technologies of all kinds have been adopted quickly and broadly. While establishing Memic’s Australian presence, Memic plans to initiate regulatory filings to market in Japan and China, and will establish distribution in technology embracing markets such as South Korea and India. In the future Memic intends to leverage the Hominis Surgical System as a platform technology to expand beyond gynecology internationally by seeking additional clinical indications, including general, colorectal, thoracic and other transluminal surgeries. These indications, combined with gynecology in the United States and internationally, represent an over $10.0 billion annual TAM. The first step will be expanding the clinical indications for transvaginal surgery to general surgery applications for cholecystectomy and hernia repair. Memic believes that the same clinical benefits seen for transvaginal gynecology surgeries will be realized with transvaginal general surgical procedures for women, with patients benefiting from a speedier recovery and no visible scars.

Industry Background

Memic’s initial addressable market for the Hominis Surgical System is gynecologic surgery. Memic estimates that approximately one million gynecologic procedures are performed in the United States annually, composed of 600,000 hysterectomies, 325,000 adnexectomies, and 68,000 ovarian cystectomies, all as described below. Memic estimates that this market represents an initial TAM opportunity of $1.6 billion per year in the United States. Globally, Memic estimates that there are approximately 4.7 million global gynecologic procedures performed annually, which represents a global TAM for gynecologic procedures of over $4.0 billion per year. The major drivers for adoption of robotic technology in gynecology are a high prevalence of gynecologic conditions, growing demand for minimally invasive surgical procedures as a feasible substitute for traditional approaches, the need for more novel and efficient gynecologic procedures and an increasingly aging population.

Additionally, Memic intends to leverage its technology to expand beyond gynecologic surgery into other clinical indications, including general, colorectal, thoracic and other transluminal surgeries, representing a global TAM of at least $10.0 billion per year.

Overview of Gynecologic Procedures

Of the estimated one million gynecologic procedures performed per year in the United States, the three most common procedures are hysterectomies, adnexectomies and ovarian cystectomies. These procedures represent approximately 4.7 million cases globally.

•        Hysterectomy:    Hysterectomies are the most common non-pregnancy related surgery performed on women in the United States, and the most frequently performed major gynecologic surgical procedure. A hysterectomy involves the removal of the uterus and cervix, and, for some conditions, the fallopian tubes and ovaries. Estimates indicate that one in nine women will undergo a hysterectomy during their lifetime. Hysterectomies can be performed for benign and malignant indications. Approximately 90% of hysterectomies are performed for benign conditions, such as fibroids causing abnormal uterine bleeding. Other indications include endometriosis, adenomyosis, dysmenorrhea, dyspareunia and uterine prolapse.

•        Adnexectomy:    An adnexectomy involves the removal of the fallopian tubes and the ovaries. An adnexectomy is typically conducted to treat severe conditions such as ovarian cancer, endometriosis, ovarian torsion, pelvic infection, ectopic pregnancy, benign tumors, cysts or abscesses. Adnexectomies can also be performed to reduce the risk of ovarian and breast cancer for women who are at high risk of developing cancer. Adnexectomies are often performed in conjunction with hysterectomies.

•        Ovarian cystectomy:    An ovarian cystectomy involves the removal of ovarian cysts without the removal of the ovaries. Cysts can develop in the ovaries as a consequence of disordered ovulation in which the follicle fails to release the oocyte, or the immature egg. Ovarian cysts can cause severe pain, irregular menstruation or infertility if not properly treated.

Existing Treatment Options

Gynecologic procedures are currently performed through various surgical approaches, including abdominal surgery, laparoscopic surgery, robotic surgery and transvaginal surgery.

•        Abdominal surgery:    Abdominal surgery, or laparotomy, involves accessing the pelvic cavity through a 20-centimeter incision in the abdomen. The surgeon operates directly on the patient through the incision. The abdominal approach is used in approximately 32% of gynecologic procedures in the United States. Abdominal surgeries are highly invasive and less safe compared to other approaches. The patient recovery process is significantly prolonged and very painful, and infection rates are considerably higher compared to other surgical approaches. Additionally, clinical outcomes are significantly worse than other existing surgical methods.

•        Laparoscopic surgery:    Laparoscopic surgery involves making small incisions of approximately 0.5 to 1.5 centimeters in the abdomen through which long rigid tools with several end-effectors, such as graspers or scissors, manipulate the tissue under camera vision. Laparoscopic surgery is used in approximately 28% of gynecologic procedures in the United States. Laparoscopic surgeries utilize rigid straight-stick tools, which result in scarring, and require a long operating time leading to higher rates of surgeon fatigue. Although laparoscopy is less invasive than the abdominal approach, common complications include incisional hernia and bowel interferences, which may limit the use of this approach in certain patients, especially those who are overweight or obese.

•        Robotic surgery:    Robotic surgery is a minimally invasive surgery carried out through small incisions in the abdomen. Minimally invasive robotic surgical procedures reduce hospital stays, pain and scarring compared to open abdominal procedures. Robotic surgery is used in approximately 24% of gynecologic procedures in the United States. Similar to the laparoscopic approach, robotic surgery utilizes rigid straight-stick instruments, which result in scarring. Additionally, the currently available surgical robots have a large footprint, are very expensive and require special rooms that are purpose-built, thus limiting the use of the operating room for non-robotic surgeries.

•        Transvaginal surgery:    Transvaginal surgery involves operating on the patient through the vaginal canal. The ACOG states that the transvaginal approach to gynecologic surgery is the preferred approach whenever feasible. Clinical studies have demonstrated that the transvaginal approach results in fewer complications, better clinical outcomes, a shorter post-surgical recovery time and almost no significant scarring. However, the transvaginal approach is only used in approximately 16% of hysterectomies in the United States due to significant challenges in performing the procedure with current surgical devices and tools.

Key Factors Limiting Broader Adoption of the Transvaginal Approach for Surgery Today

Use and adoption of the transvaginal approach is limited by several key anatomic and technical challenges, including the following:

•        Limited visualization:    A lack of proper visualization of the surgical site limits surgeons’ ability to conduct hysterectomies using the transvaginal approach. Oftentimes, surgeons do not have the ability to visualize what is occurring at the end of the vaginal canal, and surgeons have to conduct the dissection blindly. Many surgeons are uncomfortable and unable to perform the procedure without proper visualization.

•        Absence of uterine prolapse:    Uterine prolapse describes where the uterus is located in the vaginal canal. When a uterus is prolapsed, the uterus is descended into the vaginal canal, instead of suspended inside the pelvic cavity, making the uterus more easily accessible to surgeons. Most patients do not have a prolapsed uterus, making it unfeasible in most cases to conduct a transvaginal hysterectomy with legacy rigid straight-stick instruments.

•        Large uterine size:    A large uterus is prohibitively challenging to remove via the transvaginal approach. The lack of reach and articulation of the currently available surgical instruments limits surgeons’ ability to safely and successfully remove an enlarged uterus using the transvaginal approach.

•        Presence of adhesions:    Adhesions are scar tissue in the abdomen that often are the result of previous surgical procedures, such as a C-section. Adhesions from a C-section or other surgery can effectively glue the uterus to the bladder. These adhesions prevent surgeons from entering the area of the vaginal canal that is necessary to perform the transvaginal procedure with legacy rigid straight-stick instruments.

•        Challenging to train new surgeons:    Due to lack of visualization in a traditional vaginal surgery, it can be prohibitively difficult to train new surgeons to perform this approach. Laparoscopic and robotic surgery have been easier for new surgeons to learn.

Advantages of Transvaginal Surgery

Transvaginal surgery has significant advantages for women undergoing gynecologic procedures.

•        Recommended approach by experts and payors alike:    The ACOG recommends that the transvaginal approach should be performed whenever technically feasible. Additionally, many payors also recommend the transvaginal approach. For example, United Healthcare has stated that the transvaginal approach should be used when feasible as it results in shorter hospital stays and better clinical outcomes.

•        Preferred clinical approach and superior safety profile:    The Cochrane Review, which was based on a comprehensive scientific review of papers that have published results comparing the clinical outcomes of the transvaginal approach to other approaches, concluded that transvaginal hysterectomies result in fewer complications and better outcomes, including faster recovery times, shorter hospital stays and lower pain scores compared to other surgical approaches.

•        Cosmetically appealing and less scarring:    Transvaginal surgery is the only approach for hysterectomy that does not result in significant scarring for the patient. Comparatively, other approaches result in visible surgical scars on the abdomen.

Memic’s Solution

Memic has developed the Hominis Surgical System, an innovative, minimally invasive, robot-assisted surgical system with articulated robotic instruments that mimic humanoid proportions. Memic’s first generation system that Memic is looking to launch and commercialize is the 6N, which features a two-arm design, and Memic has a second generation system currently under development, the Block II, which is a four armed robotic system with one of such arms featuring a three-dimensional high definition camera. Memic’s proprietary 6N is the first and only FDA-authorized platform that features miniature robotic arms with human-level dexterity, multi-planar flexibility and 360° of articulation. The advanced instrumentation is designed to replicate the motions and capabilities of a surgeon’s arms, with shoulder, elbow and wrist joints. Multiple instruments can be introduced to the body through a single portal and the unique flexibility offers obstacle avoidance, as well as optimal access and working angles. Memic is authorized to market the 6N, Memic’s first robotic system, in the United States pursuant to the FDA De Novo authorization that Memic received in February 2021 for gynecologic surgery indications.

The 6N is an endoscopic instrument control system intended to assist in the accurate control of endoscopic instruments in minimally invasive surgery. These instruments include the Robotic Arms with graspers and electrosurgery devices for endoscopic manipulation of tissue, including grasping, blunt dissection, approximation and electrosurgery during single site, laparoscopic transvaginal benign hysterectomy with salpingo-oophorectomy, or removal of the uterus, ovaries and fallopian tubes. The 6N’s covered procedures currently include:

•        hysterectomy with salpingo-oophorectomy (removal of the uterus, ovaries and fallopian tubes);

•        total benign hysterectomy with salpingectomy (non-cancerous removal of the uterus and fallopian tubes);

•        total benign hysterectomy (non-cancerous removal of the uterus);

•        salpingectomy (removal of the fallopian tubes);

•        oophorectomy (removal of the ovaries);

•        adnexectomy (unilateral removal of ovary and fallopian tube); and

•        ovarian cyst removal.

The Hominis Surgical System is a platform technology which Memic believes offers potential benefits for multiple anatomies in the human body. Memic believes that over time, Memic’s technology will be useful across a broad range of procedure types in addition to gynecologic conditions. The Hominis Surgical System is designed to be easily adapted for transvaginal, trans-abdominal, trans-umbilical, transoral and trans-anal surgeries and Memic expects to expand into additional indications and modalities in the future.

System Components

The primary components of the 6N are the Surgeon Console, the Robotic Control Unit, and the Robotic Arms.

Figure 1: 6N Components

•        Surgeon Console:    The Surgeon Console serves as the primary user interface of the 6N. The surgeon sits at the Surgeon Console and views the surgical site on the monitor displaying live feed from an off-the-shelf two-dimensional or three-dimensional laparoscopic visualization system inserted through the umbilicus. The console includes the surgeon controllers and the retroflex controls. The surgeon controllers are used during the procedure to manipulate the Robotic Arms, accurately mimicking the surgeon’s movements and speed. The retroflex controls are located at the sides of the screen and are used to retroflex the Robotic Arms to reach a baseline retroflexion position at the beginning of the procedure.

•        Robotic Control Unit:    The Robotic Control Unit is the static robotic component of the 6N that contains the motors, sensors, drivers and electronic board required to drive two Robotic Arms. The Robotic Control Unit is mounted on the surgical table and includes a nested structure that minimizes its footprint.

•        Robotic Arms:    The Robotic Arms are disposable, single-use, humanoid-shaped instruments that mimic the proportions of the surgeon’s arms. Each arm consists of an end-effector, a flexible section with three joints, a rigid section and a handle. The modular end effector, or a grasper, can apply monopolar energy to dissect tissue through a monopolar tip, apply bipolar energy to coagulate tissue between the grasper’s jaws, as well as grasp and manipulate tissue. The three joints, known as the shoulder, elbow and wrist joints, enable the arms to retroflex towards the point of entry.

Figure 2: Humanoid-shaped Robotic Arms

Figure 3: Robotic Arms

Key Benefits of the 6N

Memic believes the 6N provides an innovative, minimally invasive surgical solution with key benefits, including the following:

•        Retroflexion of the Robotic Arms:    The Robotic Arms’ unique ability to retroflex towards the point of entry enables surgeons to reach areas in the body through long and narrow body cavities, previously inaccessible due to technical and anatomical limitations. Legacy straight-stick surgical instruments are limited to reach certain areas through the vaginal canal due to the fulcrum effect and a lack of flexibility. Memic’s technology solves the limitations of straight-stick instruments by offering robotically assisted instruments with the ability to retroflex towards the point of entry.

Figure 4: Retroflexion

•        Unique reach and triangulation from humanoid-shaped Robotic Arms:    The multi-joint, humanoid-shaped arms have unique reach and triangulation capabilities that enable physicians to access nearly any working angle from a single incision. The instruments allow for superior reach and triangulation allowing surgeons to complete complex tasks with greater precision, dexterity and ease, compared to legacy straight-stick instruments.

•        Transformative footprint and cost:    The 6N has a uniquely small footprint and low capital expense. The 6N has a height of 5”, a length of 1’6”, a width of 5”, and a weight of approximately 20 pounds. Additionally, the 6N is far less expensive than legacy surgical robots. Memic believes this minimal footprint makes ASCs a strong opportunity for the 6N. Memic believes that the 6N will be a better fit for capital expenditure budgets of ASCs and can fit into the small rooms of ASCs, whereas legacy robotic systems require special rooms to be purpose-built. Several of the patients in Memic’s clinical study were treated successfully in ASCs.

•        Streamlined training:    The 6N’s user-friendly nature and simple interface enables streamlined training and a short learning curve. Memic conducted a study at the Innova Fairfax Hospital to demonstrate the 6N’s ease of use and simplicity. Residents with no prior experience using Memic’s technology were able to learn the intricacies of instrumentation, preparation, docking and even emergency situations in a few hours.

The 6N Enables the Transvaginal Approach

Memic believes that the 6N will enable surgeons to use robotics to perform the clinically preferred transvaginal approach on an expanded range of patients, as surgeons will be able to bypass or overcome the limited visualization, limited instrumentation and anatomic barriers that currently restrict the approach to approximately 16% of patients.

•        Improved visualization:    Using the 6N, surgeons will no longer be limited by a lack of visualization characteristic of traditional transvaginal hysterectomy procedures. Surgeons can leverage existing laparoscopic imaging technology for visualization of the surgical site as Memic’s Robotic Arms retroflex and perform the procedure.

•        Ability to access a non-prolapsed uterus:    The 6N will enable surgeons to utilize transvaginal surgery for patients without a prolapsed uterus. The long instruments with the articulations at the distal portion allow the surgeon transvaginal access to reach deep into the pelvic cavity and treat a uterus with no prolapse.

•        Dexterity and strength to remove large uteruses:    The 6N will enable surgeons to perform transvaginal surgery on large uteruses (clinical study included a 15 gestation weeks uterus). The 6N’s unique reach, triangulation and 360° of articulation will allow surgeons to reach the top of the uterus to dissect the ligaments that suspend the uterus in the pelvic cavity. Additionally, the grip strength of the end effectors improves the ability of surgeons to remove large uteruses.

•        Ability to navigate around adhesions:    The unique reach, triangulation and 360° of articulation of the 6N will enable surgeons to navigate around adhesions on the uterus and transvaginally. Using the Hominis Surgical System, surgeons do not have to enter through the anterior fornices of the uterus that are often blocked by scar tissue buildup from previous C-sections or other surgical procedures. Therefore, surgeons are no longer precluded from performing a hysterectomy using the transvaginal method on patients with a history of surgical procedures.

•        Simplified learning curve for new surgeons:    The 6N utilizes traditional laparoscopic visualization and techniques that are commonly used by surgeons. The ability of the Robotic Arms to retroflex and navigate around the uterus enables surgeons to perform hysterectomy from a similar angle as conventional laparoscopy.

Second Generation Hominis Surgical System: Block II

Memic is currently developing the Block II, which is shown in Figure 5. Similar to the 6N, the Block II is a single port system. In contrast with the 6N, which has two Robotic Arms, the Block II has four Robotic Arms, one of which is an integrated articulated three-dimensional high definition camera. The system is designed for multiple surgical applications including general, colorectal, thoracic, transoral, transrectal and gynecologic surgery.

Figure 5: The Block II

Marketing and Sales

Memic intends to commercialize the Hominis Surgical System in the United States through a highly experienced, clinically focused direct sales force. Over time, Memic plans for its commercial team to cover a wide variety of surgical cases and partner with surgeons across the United States and internationally. As of September 15, 2021, Memic U.S.’s commercial team consisted of 25 members and Memic is actively growing its U.S. sales force by hiring additional direct sales representatives in the United States and augmenting those representatives with clinical support field specialists to drive utilization of the Hominis Surgical System.

Memic intends to penetrate the gynecologic surgery market through three major fronts:

1.      Gynecologic surgeons that have an important part of their practices focused on surgery.    Memic has found that gynecologic surgeons understand and appreciate the significant and well-documented clinical advantages of a vaginal approach. Memic believes that these gynecologic surgeons will find that the Hominis Surgical System enables them to provide most of their patients with a robotic-assisted vaginal surgery. Memic has found that gynecologic surgeons of all kinds will find value in the Hominis Surgical System, including surgeons who have access to legacy robotic systems and surgeons who already perform manual vaginal surgeries. Memic believes that many of such surgeons will become valued proponents and champions of a novel robotic surgery system that conforms to the ACOG’s current policy stating that vaginal approaches to gynecologic surgery are preferred whenever feasible. Memic intends to partner with surgeons and their institutions in an effort to establish procedures with the Hominis Surgical System as the gold standard for gynecologic surgery. Memic will also provide a comprehensive and holistic skills development pathway in the Hominis Surgical System to gynecologists of all skill levels.

2.      Hospitals and surgeons without sufficient access to robotic gynecologic surgery.    In a market that is only penetrated 25% with robotics, there are a significant number of hospitals and surgeons that cannot meet patient demand for robotic surgeries. Memic believes that this is attributable to the high capital requirements and operating costs for legacy robotic systems. The Hominis Surgical System will enable these hospitals and surgeons to retain procedures that they are losing or gain share from competitors by eliminating in-hospital competition for robotic system use. In addition, a gynecologic surgery system that enables a clinically preferred approach and the cosmetic results of vaginal surgery with the precision of robotics, as Memic believes will be provided by the Hominis Surgical System, allows hospitals and surgeons to build a significant presence in this patient market.

3.      Ambulatory surgery centers.    The surgeries supported by the Hominis Surgical System are elective and outpatient surgical procedures. This means that they can be done on an “outpatient” basis at hospitals, or in lower cost ASCs, with the patient going home the same day of their surgeries. The COVID-19 pandemic has accelerated the migration of elective outpatient surgical procedures to lower cost ASCs, and Memic believes that the Hominis Surgical System is uniquely positioned, in two ways, to meet the demand for robotic surgery in this setting. First, the Hominis Surgical System is compact in size and can fit into the small rooms of ASCs, where legacy robotic systems would require special rooms to be purpose-built. Second, the Hominis Surgical System’s price point, which Memic expects to be lower than legacy robotic systems, should enable surgery centers to offer the benefits of robotic surgery, while maintaining profitability. In addition, the Hominis Surgical System provides patients with a vaginal surgery option, providing superior clinical outcomes and a scarless result compared to existing laparoscopic and robotic laparoscopic abdominal surgery. This will allow client hospitals and surgery centers to grow their volume of surgical procedures and profits.

Memic also intends to employ a team of clinical sales representatives who will support and promote utilization of installed Hominis Surgical Systems with the goal of growing sales of Memic’s single-use surgical instrumentations and accessories. These clinical sales representatives will be charged with ensuring that surgeons and operating room staff using the Hominis Surgical System are sufficiently trained and able to use the system frequently with minimal difficulties, recruiting other surgeons in the same hospital system to adopt the Hominis Surgical System and providing support to surgeons and hospital staff in their efforts to market the Hominis Surgical System to patients. Memic intends to provide concentrated assistance to each customer during the first three months after system launch by the customer and believes that one sales representative will be required for every three sites. Following a customer’s initial three months with concentrated assistance from Memic, the customer will be assigned a sales representative, each of whom Memic intends to be responsible for assisting approximately six to seven customers.

Clinical Studies

The clinical benefits of the vaginal approach are so well documented that society organizations such as the ACOG have stated that the vaginal approach should be chosen whenever feasible because it is associated with better outcomes than the other techniques. Further, insurance providers, such as United Healthcare, have declared that for benign conditions, the vaginal approach should be utilized because it is associated with fewer complications, shorter hospital stays and better overall clinical outcomes. The most comprehensive scientific review to date, the Cochrane Review, evaluated 47 peer reviewed RCTs with 5,102 patients and found that vaginal hysterectomy resulted in significantly greater clinical outcomes such as faster recovery, earlier hospital discharge, lower pain scores, fewer opioids and fewer complications than the other approaches, and concluded that when technically feasible, vaginal hysterectomy should be performed. Despite these clinical recommendations, as well as the breadth of clinical data indicating multiple benefits, the vaginal approach is still currently the least performed approach.

The Hominis Surgical System is designed, in part, to make better options available to patients undergoing gynecologic surgery. In particular, the Hominis Surgical System enables the clinically recommended vaginal approach. In order to clinically assess the safety, ability and effectiveness of the Hominis Surgical System for use in transvaginal gynecologic laparoscopic surgery, and to support FDA requirements, Memic conducted a multi-center, single arm, prospective study as follows:

Clinical Assessment — Hominis Surgical System (MEMIC- 5083)

Study Objectives

To clinically assess the use of the 6N in total transvaginal laparoscopic hysterectomy with salpingo-oophorectomy or transvaginal laparoscopic hysterectomy with salpingectomy.

Endpoints

The primary endpoint was the rate of conversion to an open or laparoscopic approach. As this was a clinical assessment, no pre-determined success criteria were established.

The secondary endpoints were:

•        Intra-operative procedural outcomes such as: intraoperative complications, adverse and serious adverse events, bladder injury, rectal injury, operative time, transfusion rate, conversion rate (to laparotomy, laparoscopy, or use of other ports in addition to the vaginal and umbilical ports described in the system instructions) and mortality;

•        Post-operative procedural outcomes such as length of hospital stay, post-operative complications, adverse and serious adverse events, bladder injury, rectal injury, transfusion rate, re-admission rate, re-operation rate, and mortality;

•        Procedure completion; and

•        Vaginal tissue healing, including point of entry, vaginal cuff and vaginal walls, and cuff dehiscence rate.

Study Methodology

A total of 30 subjects were enrolled and evaluated in this study. Subjects were screened for inclusion and exclusion criteria and suitability for vaginal access prior to being fully enrolled in the study. The investigational procedure was performed with the Hominis Surgical System and the various procedural outcomes were recorded. The subjects were evaluated immediately at the end of the procedure and before hospital discharge. An additional follow-up visit was performed six weeks post-procedure by each investigator and the healing process was also assessed by independent surgeons. Subjects were followed for an additional period of time (at least one month) if the vaginal tissue did not heal as expected at the six weeks follow-up visit.

Patient Population

Females above 18 years of age eligible for total transvaginal laparoscopic hysterectomy with salpingo-oophorectomy or transvaginal laparoscopic hysterectomy with salpingectomy, and who had an appropriate indication to undergo this surgery were enrolled to the study. A total of 30 subjects were enrolled and treated. Patients enrolled were diverse in fundamental characteristics, such as age (37 to 79 years, mean of 57.2 years), BMI range (17.6-40.03kg/m2, mean of 26), number of vaginal deliveries, background illness, smoking condition and previous surgeries. The study also included patients with different anatomical and pathological conditions, such as variability in uterine sizes, uterine prolapse levels, vaginal capacity, pelvic adhesions, endometriosis, cysts and fibroids.

Surgical Outcomes

All 30 procedures were successfully completed with the Hominis Surgical System, and there were no conversions required. Therefore, the primary endpoint for the study, which was the rate of conversion to an open or laparoscopic approach, was met as the Hominis Surgical System was 100% successful in completing the surgical procedures. In regard to secondary endpoints, there were no subject deaths reported, there were no unanticipated adverse device effects reported, and there were no system malfunctions or other device-related deficiencies reported for the 30 subjects during this clinical assessment. A summary of the intra-operative, post procedure and follow-up secondary endpoints evaluations is presented in the following table.

Summary of Secondary Endpoints Results

Secondary Endpoint	Intra- Operative	Post-Procedure (perioperative)		Follow-Up (through six weeks)
Procedure completion	100%	NA		NA
Conversion rate (i.e., conversion to laparotomy, laparoscopy, other ports used in addition to vaginal and umbilical port)	None	NA		NA
Average Operative Time (range) [minutes]	57.07 (24-88)	NA		NA
Complications [%]	0	3.33 (not device related	)(1)	6.66 (AE, not device-related)(2)
Adverse Events (AEs) and Serious Adverse Events (SAEs) [%]	0	3.33 (AE, not device-related	)(3)	13.33 (AE, not device-related)(2),(4)
Bladder injury [# of patients]	0	0		0
Rectal injury [# of patients]	0	0		0
Transfusion rate	0	0		0
Re-admission rate [%]	0	0		0
Re-operation rate [%]	0	0		0
Mortality [%]	0	0		0
Point of entry, vaginal cuff and vaginal walls healing	NA	NA		100%
Cuff dehiscence rate	NA	NA		0%

____________

(1)      Back pain — not device related.

(2)      Hot flashes (three weeks post-procedure), cystitis (six weeks post-procedure) — not device related.

(3)      Vaginal bleeding more than average upon removal of vaginal plug — not device-related.

(4)      Left clivus meningioma with compression of optic nerve, urinary tract infections — not device related

Study Insights

The clinical study demonstrated the Hominis Surgical System’s capability to enable transvaginal access in anatomical characteristics which are generally not candidates for such surgery. The study was conducted in two sites — one in Belgium and one in Israel. The primary endpoint for this study was the rate of conversion to an open or laparoscopic approach, and none were required. Therefore, the study met the primary endpoint of 100% effectiveness. The safety of the Hominis Surgical System was also demonstrated in this study, as there were no serious adverse events reported. Patient variability analysis was performed to demonstrate that patients that are not otherwise candidates for vaginal access could safely and effectively undergo a procedure using the Hominis Surgical System.

The study population represents a wide range of patient characteristics, medical backgrounds and anatomical conditions. The Hominis Surgical System successfully and safely completed the 30 total transvaginal laparoscopic hysterectomies in a diverse patient population, including a number of patients with anatomical conditions and characteristics that make the procedure prohibitively challenging without this technology. For example, the Hominis Surgical System completed the procedure successfully in patients with level zero prolapse, which makes the uterus harder to reach vaginally, a large uterus size of 15 gestation weeks, which makes it very hard to reach the suspensory ligaments vaginally, and fibrotic and vascular adhesions, which are usually exclusion criteria for vaginal access. As indicated, there were no conversions and no device-related adverse events. The above clinical study indicates that transvaginal robotic hysterectomy, utilizing the Hominis Surgical System, was performed safely and effectively under a variety of complex conditions.

Manufacturing

Manufacturing of the Hominis Surgical System involves the manufacture of capital equipment, including the Surgeon Console, Robotic Control Unit and the manufacture of disposable surgical instruments, primarily the Robotic Arms.

Memic’s capital equipment assembly is outsourced to Sherman, a full, turn-key Israeli manufacturer located in Acre, Israel that is ISO 13485 certified, which is the standard for quality management of the manufacture of medical devices mandated by the FDA and other regulatory organizations. Sherman’s in-house capabilities include sheet metal manufacturing, computer numerical control (“CNC”) machining, welding, coating, painting and electrical wiring. These capabilities fit Memic’s capital equipment manufacturing technologies requirements.

Sherman is required to purchase all items for the assembly of Memic’s capital equipment to Memic’s specifications in accordance with Memic’s sales orders and obtain materials only from Memic’s approved suppliers list. The systems are required to be assembled according to Memic’s instructions and technical requirements. Change requests must be approved by Memic’s engineering division pursuant to Memic’s engineering change process prior to implementation. Sherman is responsible for conducting final quality control tests in accordance with accepted testing procedures at its facility in the presence of a Memic manufacturing or quality assurance engineer. Memic also rents office space inside the Sherman facility for its primary engineering office so that Memic’s engineers can be near the manufacturing lines. Memic believes that these requirements, procedures and practices are critical to ensuring the quality of Memic’s manufacturing process and products.

Sherman’s current estimated quarterly capacity for the manufacture of Memic’s capital equipment is 25 systems. As Sherman has experience manufacturing on a commercial scale, it has advised Memic that it can increase its manufacturing capacity to support Memic’s ramp-up requirements. Currently, the lead time for the manufacture of Memic’s systems is approximately three months. Memic also has the know-how and capacity to supplement Sherman’s capacity and manufacture this equipment on its production floor in its headquarters should Sherman run into unanticipated difficulties or should the need arise.

The Robotic Arms are currently assembled by Memic’s technicians in a clean room Memic leases near its headquarters in Or Yehuda, Israel. Memic completed the construction of a clean room at its headquarters and is currently in the process of obtaining clean room validation and approval for use.

The manufacturing process for the Robotic Arms requires the use of different technologies, including laser cutting, laser welding, laser marking, CNC machining and injection molding. The arms are composed of three different stainless-steel tubes, which, through Memic’s proprietary process, create the unique linkage and torque transfer mechanism. The tight tolerance of the inner and outer diameters of these tubes is inspected as part of Memic’s incoming inspection process. Memic maintains a safety stock of tubes for six months’ estimated demand in its local warehouse. Most other components of the arms are specially developed machined parts. The raw materials for manufacturing these parts are stainless steel rods or bars and polypropylene which can be obtained easily from multiple sources in the market, although only a few specific suppliers have the equipment, experience and knowledge to meet Memic’s specifications. In order to mitigate risk and reduce Memic’s dependency on a single supplier, Memic has approved different suppliers, which are actively involved in Memic’s supply chain.

Memic’s current monthly in-house capacity for the manufacture of Robotic Arms is 60 arms. Memic can increase its monthly capacity to 80 to 100 arms by shifting internal resources and even further by recruiting and training additional technicians. Regardless, Memic is in process to outsource the manufacture of the Robotic Arms to Cadence, Inc. (“Cadence”), a turn-key contract manufacturer that provides complete services ranging from initial design through manufacturing and full supply chain management of medical devices worldwide, which outsourcing is subject to approval of the IIA, and, if approved, will increase the amount of royalties Memic is obligated to pay to the IIA. The production transfer to Cadence is divided into four phases: (i) joints manufacturing, (ii) detailed planning resourcing and facility preparation, (iii) complete supply chain management and finished device assembly and (iv) release and production ramp-up. Completion of phase three is expected by approximately the end of the fourth quarter of 2021. Memic’s plan is to continue and maintain its in-house manufacturing capacity concurrently with Cadence’s full turn-key manufacturing.

Competition

Robotic surgery has taken a significant role in minimally invasive procedures and is currently dominated by the da Vinci surgical system by Intuitive Surgical, Inc. (ticker symbol “ISRG”). Intuitive Surgical offers both multiport systems (several puncture wounds in the abdomen) with various regulatory clearances for different surgical disciplines, and a single-port trans-umbilical system which requires only one incision in the umbilicus for urologic procedures. The nature of the technology is wristed instrumentation as opposed to “straight sticks” laparoscopic instrumentations.

Robotic-assisted surgical techniques can complete more complex tasks than standard laparoscopic surgery. Additional advantages include greater dexterity and accuracy, scalable motions, camera stability, improved surgeon ergonomics, elimination of tremor and depth perception. Surgical robots can also be a branding tool for hospitals to market themselves as centers of excellence.

However, robotic-assisted surgery today costs more than other techniques due to high-cost capital equipment, maintenance fees and costs of disposables. In addition, currently available robotics systems are bulky, which increases costs due to longer set-up times and surgical procedures and also limits patient accessibility during the procedure and in emergency situations.

Another robotic-assisted solution that offers the same fundamental architecture and a similar value proposition is Senhance (Asensus, Morrisville, NC), which obtained FDA clearance for gynecology and general surgery in 2017. Several large medical device companies have systems under development that are not yet commercially available in the United States, including Hugo (Medtronic, Minneapolis, MN) and Johnson & Johnson. Smaller, early stage medical device companies may ultimately enter the field of surgical robotics as well.

All of the robotic-assisted devices referenced above follow a similar architecture and pathway to that paved by Intuitive Surgical. Memic delivers an innovative surgical solution which facilitates a transformative portal into the abdominal cavity. This enables surgical procedures currently not considered feasible and provides superior accessibility and reach, all while keeping minimal footprint and at a substantially lower cost than other currently available robotic systems.

Many of Memic’s competitors and potential competitors have significantly greater financial, human and other resources than Memic does and have established relationships with healthcare professionals, customers and third-party payors. In addition, many of Memic’s competitors are more established globally and better positioned with sales and distribution networks, greater resources for product development, additional lines of products and the ability to offer financial incentives that Memic cannot provide.

Intellectual Property

Overview

Memic’s intellectual property and proprietary technology are important to the development, manufacturing and sale of Memic’s current and future pipeline products. Memic seeks to protect its intellectual property, core technologies and other know-how through a combination of design and utility patents, copyrights, trademarks, trade secret laws, non-disclosure and confidentiality agreements and other contractual arrangements with its employees, consultants, partners, suppliers, customers and others. Memic primarily relies on its own research and development efforts to enhance and develop its technology and products. As of September 15, 2021, Memic’s portfolio included a total of 226 active IP cases, including utility patents and design patents (either granted or pending ) and one pending utility model case.

Utility Patents

Memic’s portfolio had, as of September 15, 2021, a total of 121 granted utility patents, including 99 individual patents validated in European countries, 15 U.S. patents, and others in Israel, Turkey, China, and Japan. Memic’s portfolio also has 80 pending applications, which include national phase applications, provisional applications (in their first year), and PCT applications pending national phase filing.

Memic submits applications under the PCT, an international patent law treaty that provides a unified procedure for filing a single initial patent application to reserve the option to seek patent protection for an invention in each of the member states and regions. Although a PCT application cannot be issued as a patent, it allows for the applicant to seek protection at a later date in any of the member states and regions through national or regional phase applications. National and regional phase applications are examined by the applicable authorities in each member state or region in which Memic elects to file an application. Memic can elect to file a regional application in Europe, in which case Memic will not be required to file a separate state specific application for each member state in Europe, until such time as the European application is granted a patent, whereupon state specific validations may subsequently be selected.

Patents and patent applications covering Memic’s Hominis Surgical System have been issued or are currently pending in the United States, Europe (and corresponding national patents), Japan, and other international markets. Many of Memic’s patents and patent applications cover Memic’s technology and more specifically methods of and related devices for mimicking human arm proportions and movements (e.g., bending and rotation) to enable transvaginal surgery, especially in gynecologic procedures, related ergonomic input controls, and methods of transvaginal surgical treatment.

Absent patent-term extensions and excluding granted patents that are potentially applicable to pending ongoing research and development, several patents for the Hominis Surgical System are set to expire between 2035 and 2036. Currently pending patent applications, should they issue without terminal disclaimers or other term shortening restrictions, for the Hominis Surgical System could expire as late as 2040 in the United States, Europe, Japan and other foreign jurisdictions.

Design Patents

In addition to utility patent protection, Memic had, as of September 15, 2021, 14 registered design patents, including three in Israel and four in the European Union. Memic also has 10 pending applications, including four in the United States, two in India, two in the United Kingdom, one in Canada and one in China. The registered design patents are set to expire between 2029 and 2046.

Memic cannot provide assurances that any of Memic’s patents will be commercially useful in protecting Memic’s technology. Moreover, while Memic’s policy is to obtain patents by application, license or otherwise, to maintain trade secrets and to seek to operate without infringing on the intellectual property rights of third parties, technologies related to Memic’s business have been rapidly developing in recent years. Additionally, patent applications that Memic has filed, may file or may license from third parties may not result in the issuance of patents, and Memic’s issued patents and any issued patents that Memic may receive in the future may be challenged, invalidated or circumvented. If third parties have prepared and filed patent applications or prepare and file patent applications in the future that also claim technology to which Memic possesses rights, Memic may have to partake in proceedings to determine priority of invention or in derivation proceedings, which could result in substantial costs to Memic, even if the eventual outcome is favorable to Memic. Moreover, because of the extensive time required for clinical development and regulatory review of a product Memic may develop, it is possible that, before Memic’s products can be fully commercialized or commercialized in additional jurisdictions, related patents will have expired or will expire a short period following commercialization, thereby reducing the advantage of such patent rights.

Other

In addition to patent protection, Memic also relies on trade secrets, including unpatented know-how, technology innovation, technical specifications and other proprietary information, as well as trade names, trademarks and service marks and non-disclosure and confidentiality agreements and other contractual arrangements with Memic’s employees, consultants, partners, suppliers, customers and others in attempting to develop and maintain Memic’s competitive position. Memic has been granted trademark registration for the Hominis Surgical System in the United States and in additional jurisdictions, including Europe, China and Israel. Memic has also been granted trademark registration for Hominis Arm in the United States and in additional jurisdictions, including Europe and Israel.

However, Memic’s trade secrets may become known or be independently discovered by competitors, Memic’s confidentiality agreements may be breached, and Memic’s tradenames may not achieve the brand recognition that Memic pursues. Any of these developments may negatively impact Memic’s competitive position.

Government Regulation

Overview

Memic must comply with the laws, regulations and standards applicable to Memic’s activities in the countries in which Memic operates and in which Memic’s products are to be used. In particular, Memic is subject to laws, regulations and standards applicable to Memic’s manufacturing activities as well as to laws and regulatory requirements in each country in which Memic intends to market and sell its products, including the United States, Europe and Israel. In each country where Memic seeks to market and sell its products, Memic typically needs to first obtain a local approval, authorization or clearance allowing Memic to market and sell its products in the pertinent territory. The requirements, length of time and costs associated with obtaining such local approvals differ from country to country.

Memic is also subject to announced and unannounced inspections and audits by such regulatory bodies, primarily of Memic’s manufacturing facilities and Memic’s contractors. Additionally, Memic’s products and operations are often subject to the rules or norms of industrial standards bodies, such as the ISO or the rules of associations of healthcare professionals.

In addition, Memic is subject to certain medical device reporting regulations in the countries in which Memic intends to market and sell its products. While the specifics of the reporting regulations in each country in which Memic intends to market and sell its products may vary, Memic is generally required to report adverse events or incidents if Memic becomes aware of information that reasonably suggests that one of Memic’s marketed devices or a malfunction of such device has caused or may have caused or contributed to a death or serious injury, or of a malfunction likely to contribute to death or a serious injury upon recurrence. The decision of whether an adverse event or incident is reportable under the applicable regulations requires Memic’s management’s judgment. Any adverse event or incident involving Memic’s products could result in regulatory actions, such as fines, civil penalties, inspection and mandatory product recalls, as well as voluntary corrective actions that Memic may initiate for various reasons, such as product recalls or customer notifications.

In Israel, the United States, the EEA and other territories, Memic is subject to environmental regulations governing the use of certain hazardous materials, such as (i) the Israeli Hazardous Substances law, 1993 which regulates all use, storage, sale, market, production or import of hazardous substances, (ii) the Restriction of Hazardous Substances Directive 2011/65/EU which requires products sold in the EEA to meet certain design specifications that exclude the use of hazardous substances, (iii) REACH, a European Union regulation covering the registration, evaluation, authorizations, and restriction of chemicals, and (iv) European Union Directive 2012/19/EU on Waste Electrical and Electronic Equipment (the “WEEE Directive”), which requires producers of electrical and electronic equipment to register in different European countries and to provide collection and recycling facilities for used products.

Memic is also subject to healthcare fraud and abuse regulations in the United States and other jurisdictions in which Memic conducts its business. In the United States, Memic is subject to federal and state anti-kickback, fraud and abuse, false claims and physician payment transparency laws and regulations. Outside of the United States, interactions between medical device companies and physicians are also governed by strict laws, such as national anti-bribery laws of European countries, national sunshine rules, regulations, industry self-regulation codes of conduct, and physicians’ codes of professional conduct. Failure to comply with these requirements could result in reputational risk, public reprimands, administrative penalties, fines or imprisonment.

Memic has invested, and will continue to invest, resources to maintain Memic’s regulatory compliance, successfully pass audits, and obtain certifications and marketing and sales approvals.

The United States Market

Memic’s products and Memic’s operations are subject to extensive regulation by the FDA and other federal and state authorities in the United States. Memic’s products are also subject to regulation as medical devices in the United States under the FDCA, as implemented and enforced by the FDA.

The FDA regulates the development, design, non-clinical and clinical research, manufacturing, safety, efficacy, labeling, packaging, storage, installation, servicing, recordkeeping, authorization, premarket clearance or approval, adverse event reporting, advertising, promotion, marketing and distribution, and import and export of medical devices to ensure that medical devices distributed domestically are safe and effective for their intended uses and otherwise meet the requirements of the FDCA.

FDA Premarket Clearance and Approval Requirements

Unless an exemption applies, each medical device commercially distributed in the United States requires either FDA clearance of a 510(k) premarket notification, granting of a De Novo classification request, or approval of a premarket approval (“PMA”) application. Under the FDCA, medical devices are classified into one of three classes — Class I, Class II or Class III — depending on the degree of risk associated with each medical device and the extent of manufacturer and regulatory control needed to ensure its safety and effectiveness. Class I includes devices with the lowest risk to the patient and are those for which safety and effectiveness can be assured by adherence to the FDA’s General Controls for medical devices, which include compliance with the applicable portions of the Quality System Regulation (“QSR”), facility registration and product listing, reporting of adverse medical events, and truthful and non-misleading labeling, advertising, and promotional materials. Class II devices are subject to the FDA’s General Controls, and special controls as deemed necessary by the FDA to ensure the safety and effectiveness of the device. These special controls can include performance standards, post-market surveillance, patient registries and FDA guidance documents.

While most Class I devices are exempt from the 510(k) premarket notification requirement, manufacturers of most Class II devices are required to submit to the FDA a premarket notification under Section 510(k) of the FDCA requesting clearance to commercially distribute the device. The FDA’s clearance to commercially distribute a device subject to a 510(k) premarket notification is generally known as 510(k) clearance. Devices deemed by the FDA to pose the greatest risks, such as life sustaining, life supporting or some implantable devices, or devices that have a new intended use, or use advanced technology that is not substantially equivalent to that of a legally marketed device, are placed in Class III, requiring approval of a PMA. Novel medical devices for which general controls alone, or general and special controls, provide reasonable assurance of safety and effectiveness for the intended use, but for which there is no legally marketed predicate device may be classified through the De Novo classification request process. De Novo classification is a risk-based classification process in which devices are classified into Class I or Class II. Some pre-amendment devices are unclassified, but are subject to the FDA’s premarket notification and clearance process in order to be commercially distributed. Memic’s product has been designated as a Class II device under the generic device type “mountable electromechanical surgical system for transluminal approaches,” and Memic’s De Novo request for the 6N has been granted. The 6N has been authorized by the FDA for the following indicated uses in adult patients:

•        Total Benign Hysterectomy with Salpingo-Oophorectomy

•        Total Benign Hysterectomy with Salpingectomy

•        Total Benign Hysterectomy

•        Salpingectomy

•        Oophorectomy

•        Adnexectomy

•        Ovarian cyst removal

Going forward, Memic is required to comply with the regulations and general and special controls set forth by the FDA. As part of the De Novo authorization, the FDA has defined special controls to which mountable electromechanical surgical systems for transluminal approaches, including the 6N, will be subject. Among others, Memic will need to:

•        Develop a device-specific training program and only distribute the device to facilities that implement and maintain the device-specific use training program and that ensure that users of the device have completed the device-specific use training program;

•        Conduct and complete post-market surveillance studies and submit post-market surveillance reports to the FDA; and

•        Submit an annual report to the FDA including information regarding complaints and adverse events associated with the device as well as the identification of and rationale for any changes made to the device, its labeling or the device-specific use training program.

510(k) Clearance Marketing Pathway

Class II devices, excluding 510(k)-exempt devices, are subject to premarket notification and clearance under section 510(k) of the FDCA. To obtain 510(k) clearance, the manufacturer must submit to the FDA a premarket notification submission demonstrating that the proposed device is “substantially equivalent” to a predicate device already on the market. A predicate device is a legally marketed device that is not subject to premarket approval, i.e., a device that was legally marketed prior to May 28, 1976, or a pre-amendments device, and for which a PMA is not required, a device that has been reclassified from Class III to Class II or I, or a device that was found substantially equivalent through the 510(k) process. The FDA’s 510(k) clearance process usually takes from three to 12 months, but often takes longer. The FDA may require additional information, including clinical data, to make a determination regarding substantial equivalence. In addition, the FDA collects user fees for certain medical device submissions and annual fees for medical device establishments.

If the FDA agrees that the device is substantially equivalent to a predicate device currently on the market, it will grant 510(k) clearance to commercially market the device. If the FDA determines that the device is “not substantially equivalent” to a previously cleared device, the device is automatically designated as a Class III device. The device sponsor must then fulfill more rigorous PMA requirements, or can request a risk-based classification determination for the device in accordance with the De Novo process, which is a route to market for novel medical devices that are low to moderate risk and are not substantially equivalent to a predicate device.

After a device receives 510(k) marketing clearance, any modification that could significantly affect its safety or effectiveness, or that would constitute a major change or modification in its intended use, will require a new 510(k) clearance or, depending on the modification, PMA approval or De Novo reclassification. The FDA requires each manufacturer to determine whether the proposed change requires submission of a 510(k) in the first instance, but the FDA can review any such decision and disagree with a manufacturer’s determination. If the FDA disagrees with a manufacturer’s determination, the FDA can require the manufacturer to cease marketing and/or request the recall of the modified device until 510(k) marketing clearance or until PMA approval is obtained or a De Novo request is granted for the modified device. Also, in these circumstances, the manufacturer may be subject to significant regulatory fines or penalties.

Over the last several years, the FDA has proposed reforms to its 510(k) clearance process, and such proposals could include increased requirements for clinical data and a longer review period, or could make it more difficult for manufacturers to utilize the 510(k) clearance process for their products. For example, in November 2018, FDA officials announced forthcoming steps that the FDA intends to take to modernize the premarket notification pathway under Section 510(k) of the FDCA. Among other things, the FDA announced that it planned to develop proposals to drive manufacturers utilizing the 510(k) pathway toward the use of newer predicates. These proposals included plans to potentially sunset certain older devices that were used as predicates under the 510(k) clearance pathway, and to potentially publish a list of devices that have been cleared on the basis of demonstrated substantial equivalence to predicate devices that are more than ten years old. In May 2019, the FDA solicited public feedback on these proposals. These proposals have not yet been finalized or adopted, and the FDA may work with Congress to implement such proposals through legislation.

More recently, in September 2019, the FDA finalized guidance describing an optional “safety and performance based” premarket review pathway for manufacturers of “certain, well-understood device types” to demonstrate substantial equivalence under the 510(k) clearance pathway by showing that such device meets objective safety and performance criteria established by the FDA, thereby obviating the need for manufacturers to compare the safety and performance of their medical devices to specific predicate devices in the clearance process. The FDA intends to develop and maintain a list of device types appropriate for the “safety and performance based” pathway and will continue to develop product-specific guidance documents that identify the performance criteria for each such device type, as well as the testing methods recommended in the guidance documents, where feasible.

PMA Approval Pathway

Class III devices require PMA approval before they can be marketed, although some pre-amendment Class III devices for which FDA has not yet required a PMA are cleared through the 510(k) process. The PMA process is more demanding than the 510(k) premarket notification process. In a PMA, the manufacturer must demonstrate that the device is safe and effective, and the PMA must be supported by extensive data, including data from preclinical studies and human clinical trials. The PMA must also contain a full description of the device and its components, a full description of the methods, facilities, and controls used for manufacturing, and proposed labeling. Following receipt of a PMA, the FDA determines whether the application is sufficiently complete to permit a substantive review. If FDA accepts the application for review, it has 180 days under the FDCA to complete its review of a PMA, although in practice, the FDA’s review often takes significantly longer, and can take up to several years. An advisory panel of experts from outside the FDA may be convened to review and evaluate the application and provide recommendations to the FDA as to the approvability of the device. The FDA may or may not accept the panel’s recommendation. In addition, the FDA will generally conduct a pre-approval inspection of the applicant or its third-party manufacturers’ or suppliers’ manufacturing facility or facilities to ensure compliance with the QSR. PMA devices are also subject to the payment of user fees.

The FDA will approve the new device for commercial distribution if it determines that the data and information in the PMA constitute valid scientific evidence and that there is reasonable assurance that the device is safe and effective for its intended use(s). The FDA may approve a PMA with post-approval conditions intended to ensure the safety and effectiveness of the device, including, among other things, restrictions on labeling, promotion, sale and distribution, and collection of long-term follow-up data from patients in the clinical study that supported PMA approval or requirements to conduct additional clinical studies post-approval. The FDA may condition PMA approval on some form of post-market surveillance when deemed necessary to protect the public health or to provide additional safety and efficacy data for the device in a larger population or for a longer period of use. In such cases, the manufacturer might be required to follow certain patient groups for a number of years and to make periodic reports to the FDA on the clinical status of those patients. Failure to comply with the conditions of approval can result in material adverse enforcement action, including withdrawal of the approval.

Certain changes to an approved device, such as changes in manufacturing facilities, methods, or quality control procedures, or changes in the design performance specifications, which affect the safety or effectiveness of the device, require submission of a PMA supplement. PMA supplements often require submission of the same type of information as a PMA, except that the supplement is limited to information needed to support any changes from the device covered by the original PMA and may not require as extensive clinical data or the convening of an advisory panel. Certain other changes to an approved device require the submission of a new PMA, such as when the design change causes a different intended use, mode of operation, and technical basis of operation, or when the design change is so significant that a new generation of the device will be developed, and the data that were submitted with the original PMA are not applicable for the change in demonstrating a reasonable assurance of safety and effectiveness. Memic does not believe that Memic’s current or future products will need PMA approval; however, if the FDA were to rule otherwise, it could substantially increase Memic’s costs and time to market.

De Novo Classification Request Pathway

Novel medical devices for which general controls alone, or general and special controls, provide reasonable assurance of safety and effectiveness for the intended use, but for which there is no legally marketed predicate device are required to be classified through a De Novo classification request. Manufacturers may determine that there is no legally marketed device upon which to base a determination of substantial equivalence and decide to submit a De Novo request for their device, or the FDA may make such determination and send, in response to a 510(k) submission, a not substantially equivalent (“NSE”) determination. In other words, the FDA decides that there is no predicate, or there is a new intended use or different technological characteristics that raise different questions of safety and effectiveness. Upon receiving a De Novo request, the FDA has one hundred twenty days to review and make a classification determination for the device that is the subject of the De Novo request, although in practice, the FDA’s review often takes significantly longer, and can take more than a year.

During the review of a De Novo classification request, the FDA makes a risk-based evaluation for classification of a device into Class I or II. To receive authorization to market a device, the manufacturer must submit to the FDA a De Novo classification request, demonstrating that general controls or general and special controls are adequate to provide reasonable assurance of safety and effectiveness of the proposed device. The FDA may require additional information, including clinical data, to make a determination regarding safety and effectiveness. In addition, the FDA collects user fees for certain medical device submissions and annual fees for medical device establishments.

If the FDA agrees that general controls or general and special controls are adequate to provide reasonable assurance of safety and effectiveness of the proposed device, it will grant the De Novo request, authorizing to market the device in accordance with regulatory controls, and establish a new classification regulation for a new device type. Devices that are classified into Class I or Class II through a De Novo classification request may be marketed and used as predicates for future premarket notification 510(k) submissions. If the FDA declines the De Novo request, or determines that general controls or general and special controls are insufficient to provide reasonable assurance of safety and effectiveness of the device or that the probable benefits of the device do not outweigh the probable risks, the device remains in Class III and the manufacturer may not legally market the device. In such a case, the manufacturer will need to either submit an application for premarket approval under section 515 of the FDCA or collect additional information to address the issues and submit a new De Novo request that includes the additional information.

After a device receives marketing authorization through a De Novo request, any modification that could significantly affect its safety or effectiveness, or that would constitute a major change or modification in its intended use, will require a new 510(k) clearance or, depending on the modification, PMA approval or De Novo reclassification. The FDA requires each manufacturer to determine whether the proposed change requires submission of a 510(k), De Novo request or a PMA in the first instance, but the FDA can review any such decision and disagree with a manufacturer’s determination. If the FDA disagrees with a manufacturer’s determination, the FDA can require the manufacturer to cease marketing and/or request the recall of the modified device until 510(k) marketing clearance or until PMA approval is obtained or a De Novo request is granted. Also, in these circumstances, the manufacturer may be subject to significant regulatory fines or penalties. Memic’s De Novo request for the 6N, which has been classified as a Class II device, was granted in February 2021.

Clinical Trials

Clinical trials are almost always required to support a PMA and are sometimes required to support a 510(k) submission or a De Novo request. All clinical investigations of devices to determine safety and effectiveness must be conducted in accordance with the FDA’s investigational device exemption (“IDE”) regulations which govern investigational device labeling, prohibit promotion of the investigational device, and specify an array of recordkeeping, reporting and monitoring responsibilities of study sponsors and study investigators. If the device presents a “significant risk,” to human health, as defined by the FDA, the FDA requires the device sponsor to submit an IDE application to the FDA, which must become effective prior to commencing human clinical trials. If the device under evaluation does not present a significant risk to human health, then the device sponsor is not required to submit an IDE application to the FDA before initiating human clinical trials, but must still comply with abbreviated IDE requirements when conducting such trials. A significant risk device is one that presents a potential for serious risk to the health, safety or welfare of a patient and either is implanted, used in supporting or sustaining human life, substantially important in diagnosing, curing, mitigating or treating disease or otherwise preventing impairment of human health, or otherwise presents a potential for serious risk to a subject. An IDE application must be supported by appropriate data, such as animal and laboratory test results, showing that it is safe to test the device in humans and that the testing protocol is scientifically sound. The IDE will automatically become effective 30 days after receipt by the FDA unless the FDA notifies the company that the investigation may not begin. If the FDA determines that there are deficiencies or other concerns with an IDE for which it requires modification, the FDA may permit a clinical trial to proceed under a conditional approval.

Regardless of the degree of risk presented by the medical device, clinical studies must be approved by, and conducted under the oversight of, an Institutional Review board of directors (“IRB”), for each clinical site. The IRB is responsible for the initial and continuing review of the IDE, and may pose additional requirements for the conduct of the study. If an IDE application is approved by the FDA and one or more IRBs, human clinical trials may begin at a specific number of investigational sites with a specific number of patients, as approved by the FDA. If the device presents a non-significant risk to the patient, a sponsor may begin the clinical trial after obtaining approval for the trial by one or more IRBs without separate approval from the FDA, but must still follow abbreviated IDE requirements, such as monitoring the investigation, ensuring that the investigators obtain informed consent, and labeling and record-keeping requirements. Acceptance of an IDE application for review does not guarantee that the FDA will allow the IDE to become effective and, if it does become effective, the FDA may or may not determine that the data derived from the trials support the safety and effectiveness of the device or warrant the continuation of clinical trials. An IDE supplement must be submitted to, and approved by, the FDA before a sponsor or investigator may make a change to the investigational plan that may affect its scientific soundness, study plan or the rights, safety or welfare of human subjects.

During a study, the sponsor is required to comply with the applicable FDA requirements, including, for example, trial monitoring, selecting clinical investigators and providing them with the investigational plan, ensuring IRB review, adverse event reporting, record keeping and prohibitions on the promotion of investigational devices or on making safety or effectiveness claims for them. The clinical investigators in the clinical study are also subject to FDA’s regulations and must obtain patient informed consent, rigorously follow the investigational plan and study protocol, control the disposition of the investigational device, and comply with all reporting and recordkeeping requirements. Additionally, after a trial begins, the sponsor, the FDA or the IRB could suspend or terminate a clinical trial at any time for various reasons, including a belief that the risks to study subjects outweigh the anticipated benefits.

Post-market Regulation

After a device is cleared or approved for marketing, or a De Novo request is granted, numerous and pervasive regulatory requirements continue to apply. These include:

•        establishment registration and device listing with the FDA;

•        QSR requirements, which require manufacturers, including third-party manufacturers, to follow stringent design, testing, control, documentation and other quality assurance procedures during all aspects of the design and manufacturing process;

•        labeling regulations and FDA prohibitions against the promotion of investigational products, or the promotion or advertising of “off-label” uses of cleared or approved products;

•        requirements related to promotional activities;

•        clearance or approval of product modifications to 510(k)-cleared devices, or devices for which a De Novo request was granted, that could significantly affect safety or effectiveness or that would constitute a major change in intended use of one of Memic’s cleared devices, or devices for which a De Novo request was granted, or approval of certain modifications to PMA-approved devices;

•        medical device reporting regulations, which require that a manufacturer report to the FDA if a device it markets may have caused or contributed to a death or serious injury or has malfunctioned and the device or a similar device that it markets would be likely to cause or contribute to a death or serious injury, if the malfunction were to recur;

•        correction, removal and recall reporting regulations, which require that manufacturers report to the FDA field corrections and product recalls or removals if undertaken to reduce a risk to health posed by the device or to remedy a violation of the FDCA that may present a risk to health;

•        the FDA’s recall authority, whereby the agency can order device manufacturers to recall from the market a product that is in violation of governing laws and regulations; and

•        post-market surveillance activities and regulations, which apply when deemed by the FDA to be necessary to protect the public health or to provide additional safety and effectiveness data for the device.

Memic’s manufacturing process is required to comply with the applicable portions of the QSR, which cover the methods and the facilities and controls for the design, manufacture, testing, production, processes, controls, quality assurance, labeling, packaging, distribution, installation and servicing of finished devices intended for human use. The QSR also requires, among other things, maintenance of a device master file, device history file, and complaint files. As a manufacturer, Memic is subject to periodic scheduled or unscheduled inspections by the FDA. Memic’s failure to maintain compliance with the QSR requirements could result in the shut-down of, or restrictions on, Memic’s manufacturing operations and the recall or seizure of Memic’s products, which would have a material adverse effect on Memic’s business. The discovery of previously unknown problems with any of Memic’s products, including unanticipated adverse events or adverse events of increasing severity or frequency, whether resulting from the use of the device within the scope of its clearance or off-label by a physician in the practice of medicine, could result in restrictions on the device, including the removal of the product from the market or voluntary or mandatory device recalls.

The FDA has broad regulatory compliance and enforcement powers. If the FDA determines that Memic failed to comply with applicable regulatory requirements, it can take a variety of compliance or enforcement actions, which may result in any of the following sanctions:

•        warning letters, untitled letters, It Has Come to Our Attention (“IHCTOA”) letters, fines, injunctions, consent decrees and civil penalties;

•        recalls, withdrawals, or administrative detention or seizure of Memic’s products;

•        customer notifications for repairs, replacements or refunds;

•        operating restrictions or partial suspension or total shutdown of production;

•        refusing or delaying requests for 510(k) marketing clearance or PMA approvals of new products or modified products;

•        withdrawing 510(k) clearances or PMA approvals that have already been granted;

•        refusal to grant export approvals for Memic’s products; or

•        criminal prosecution.

Healthcare Regulatory Laws

Within the United States, Memic’s products and Memic’s customers will be subject to extensive regulation by a wide range of federal and state agencies that govern business practices in the medical device industry. These laws include federal and state anti-kickback, fraud and abuse, false claims and physician payment transparency laws and regulations.

The federal Anti-Kickback Statute prohibits, among other things, knowingly and willfully offering, paying, soliciting or receiving any remuneration, including any kickback, bribe or rebate, directly or indirectly, overtly or covertly, to induce or in return for purchasing, leasing, ordering or arranging for or recommending the purchase, lease or order of any good, facility, item or service reimbursable, in whole or part by Medicare, Medicaid or other federal healthcare programs. The term “remuneration” has been broadly interpreted to include anything of value, including cash, improper discounts and free or reduced-price items and services. Among other things, the Anti-Kickback Statute has been interpreted to apply to arrangements between medical device manufacturers on the one hand and prescribers and purchasers on the other. Although there are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution, the exceptions and safe harbors are drawn narrowly. Practices that involve remuneration that may be alleged to be intended to induce prescribing, purchases or recommendations may be subject to scrutiny if they do not qualify for an exception or safe harbor.

The federal Anti-Kickback Statute is an intent-based criminal law, which means that failure to meet all of the requirements of a particular applicable statutory exception or regulatory safe harbor does not make the conduct per se illegal under the Anti-Kickback Statute. Instead, the legality of the arrangement will be evaluated on a case-by-case basis based on a cumulative review of all of its facts and circumstances, including the intent of the parties engaged in the arrangement. Several courts have interpreted the statute’s intent requirement to mean that if any one purpose of an arrangement involving remuneration is to induce referrals of federal healthcare covered business, the Anti-Kickback Statute has been violated. In addition, a person or entity does not need to have actual knowledge of the statute or specific intent to violate, in order to have committed a violation. Further, submitting a claim for payment to a federal health care program which includes items or services resulting from a violation of the federal Anti-Kickback Statute also constitutes a false or fraudulent claim for purposes of the federal civil False Claims Act. Many states have adopted laws similar to the Anti-Kickback Statute. Some of these state prohibitions apply to referral of patients for healthcare items or services reimbursed by any payor, not only the Medicare and Medicaid programs. Commercial payors may also bring a private cause of action for treble damages against a manufacturer for a pattern of causing false claims to be filed under the federal Racketeer Influenced and Corrupt Organizations Act (“RICO”).

The federal civil False Claims Act prohibits, among other things, any person or entity from knowingly presenting, or causing to be presented, a false or fraudulent claim for payment to or approval by the federal government or knowingly making, using or causing to be made or used a false record or statement material to a false or fraudulent claim to the federal government. A claim includes “any request or demand” for money or property presented to the

U.S. government. The qui tam provisions of the False Claims Act allow a private individual to bring actions on behalf of the federal government alleging that the defendant has submitted a false claim to the federal government, and to share in any monetary recovery. In recent years, the number of suits brought against healthcare providers by private individuals has increased dramatically. The government has obtained multi-million and multi-billion dollar settlements under the False Claims Act in addition to individual criminal convictions under applicable criminal statutes. In addition, the federal civil monetary penalties statute imposes penalties against any person or entity that, among other things, is determined to have presented or caused to be presented a claim to a federal health program that the person knows or should know is for an item or service that was not provided as claimed or is false or fraudulent. Given the significant size of actual and potential settlements, the government will likely continue to devote substantial resources to investigating healthcare providers’ and manufacturers’ compliance with applicable fraud and abuse laws. Various states have also enacted false claim laws analogous to the federal civil False Claims Act, although many of these state laws apply where a claim is submitted to any third-party payor and not merely a federal healthcare program.

HIPAA, among other things, created two new federal crimes: healthcare fraud and false statements relating to healthcare matters. The HIPAA healthcare fraud statute prohibits, among other things, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, including private payors. A violation of this statute is a felony and may result in fines, imprisonment and/or exclusion from government sponsored programs. The HIPAA false statements statute prohibits, among other things, knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement or representation in connection with the delivery of or payment for healthcare benefits, items or services. A violation of this statute is a felony and may result in fines and/or imprisonment. Similar to the Anti-Kickback Statute, a person or entity does not need to have actual knowledge of these statutes or specific intent to violate them in order to have committed a violation.

Additionally, there has been a recent trend of increased federal and state regulation of payments made to physicians and other healthcare providers. The ACA imposed, among other things, annual reporting requirements for covered manufacturers for certain payments and “transfers of value” provided to physicians and certain other healthcare providers and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members. In addition, certain states require implementation of compliance programs and compliance with the device industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government, impose restrictions on marketing practices, and/or tracking and reporting of gifts, compensation and other remuneration or items of value provided to physicians and other healthcare professionals and entities.

Data Privacy and Security

Medical device companies may be subject to United States federal and state and foreign health information privacy, security and data breach notification laws, which may govern the collection, use, disclosure and protection of health-related and other personal information. In the United States, HIPAA, as amended by the Health Information and Technology for Economic and Clinical Health Act of 2009 (the “HITECH Act”), imposes privacy, security and breach reporting obligations with respect to individually identifiable health information upon “covered entities” (health plans, health care clearinghouses and certain health care providers), and their respective business associates, individuals or entities that create, receive, maintain or transmit protected health information in connection with providing a service for or on behalf of a covered entity. HIPAA mandates the reporting of certain breaches of health information to the U.S. Department of Health & Human Services (the “HHS”) affected individuals and if the breach is large enough, the media. Entities that are found to be in violation of HIPAA as the result of a breach of unsecured protected health information, a complaint about privacy practices or an audit by HHS, may be subject to significant civil, criminal and administrative fines and penalties and/or additional reporting and oversight obligations if required to enter into a resolution agreement and corrective action plan with HHS to settle allegations of HIPAA non-compliance. HIPAA does not create a private right of action allowing individuals to sue in civil court for violations of HIPAA. However, HIPAA’s standards have been used as the basis for duty of care in state civil suits such as those for negligence or recklessness in the misuse or breach of Protected Health Information (“PHI”). Even when HIPAA does not apply, according to the FTC, failing to take appropriate steps to keep consumers’ personal information secure constitutes unfair acts or practices in or affecting commerce in violation of Section 5(a) of the FTCA, 15 U.S.C § 45(a). The FTC expects a company’s data security measures to be reasonable and appropriate in light of the sensitivity and volume of consumer information it holds, the size and complexity of its business, and the cost of available tools to improve security and reduce vulnerabilities. Individually identifiable health information is considered sensitive data that merits stronger safeguards. The FTC’s guidance for appropriately securing consumers’ personal information is similar to what is required by the HIPAA Security Rule.

In addition, certain state and non-U.S. laws, such as the European Union General Data Protection Regulation 2016/679 (the “GDPR”) govern the privacy and security of health information in certain circumstances, some of which are more stringent than HIPAA and many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts. Failure to comply with these laws, where applicable, can result in the imposition of significant civil and/or criminal penalties and private litigation. For example, California recently enacted legislation, the CCPA, which went into effect January 1, 2020. The CCPA, among other things, creates new data privacy obligations for covered companies and provides new privacy rights to California residents, including the right to opt out of certain disclosures of their information. The CCPA also creates a private right of action with statutory damages for certain data breaches, thereby potentially increasing risks associated with a data breach. Although the law includes limited exceptions, including for “protected health information” maintained by a covered entity or business associate, it may regulate or impact Memic’s processing of personal information depending on the context. In Europe, the GDPR went into effect in May 2018 and introduces strict requirements for processing the personal data of European Union data subjects. Companies that must comply with the GDPR face increased compliance obligations and risk, including more robust regulatory enforcement of data protection requirements and potential fines for noncompliance of up to €20 million or 4% of the annual global revenues of the noncompliant company, whichever is greater. The State of Israel has also implemented data protection laws and regulations, including the Israeli Protection of Privacy Law of 1981.

Memic believes it maintains data privacy and security protections commensurate with its operations and the amount and types of data it collects. As Memic’s operations expand, Memic’s needs in this area will increase and failure to comply with any of the above-summarized laws and regulations could result in fines, penalties or other legal or regulatory sanctions. Memic contracts, and will contract, with data and related service providers that Memic believes are capable of ensuring Memic’s compliance with such laws and regulations, though the activities and operations of such providers will not be under the direct control of Memic.

Health Care Reform

The United States has enacted or proposed legislative and regulatory changes affecting the healthcare system that could affect Memic’s ability to profitably sell its products. Changes in regulations, statutes or the interpretation of existing regulations could impact Memic’s business in the future by requiring, for example (i) changes to Memic’s manufacturing arrangements, (ii) additions or modifications to product labeling, (iii) the recall or discontinuation of Memic’s products, or (iv) additional record-keeping requirements. If any such changes were to be imposed, they could adversely affect the operation of Memic’s business and impose additional costs of compliance, which could negatively impact Memic’s financial performance.

In the United States, there have been and continue to be a number of legislative initiatives and judicial challenges to contain healthcare costs. For example, in March 2010, the ACA was passed, which substantially changed the way healthcare is financed by both governmental and private insurers, and significantly impacted the United States medical device industry to which Memic sell its products. Among other things, the ACA, as currently in effect:

•        established a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in and conduct comparative clinical effectiveness research;

•        implemented payment system reforms, including a national pilot program to encourage hospitals, physicians and other providers to improve the coordination, quality and efficiency of certain health care services through bundled payment models; and

•        created an independent payment advisory board of directors that will submit recommendations to reduce Medicare spending if projected Medicare spending exceeds a specified growth rate.

There have been a number of significant changes to the ACA and its implementation. By way of example, the Tax Act, effective January 1, 2019, included a provision repealing the tax-based shared responsibility payment imposed by the ACA on certain individuals who fail to maintain qualifying health coverage for all or part of a year that is commonly referred to as the “individual mandate.” Going forward, it is unclear how additional efforts to repeal, replace, modify, or expand components of the ACA will impact the ACA and Memic’s business. Litigation and legislation over the ACA are likely to continue with unpredictable and uncertain results. Memic will continue to evaluate the effect that the ACA and its possible repeal and replacement has on Memic’s business. Those in the executive branch who strongly support the ACA may have an impact on reimbursement rates to providers of the medical procedures using Memic’s platforms to be closer to Medicare rates than higher private payer rates.

Other legislative changes have been proposed and adopted in the United States since the ACA was enacted, including aggregate reductions of Medicare payments to providers of 2% per fiscal year, which has been suspended from May 1, 2020 through December 31, 2021, and reduced payments to several types of Medicare providers. Moreover, there has recently been heightened governmental scrutiny, including increasing legislative and enforcement interest, over the manner in which manufacturers set prices for their marketed products, which has resulted in several Congressional inquiries and proposed and enacted legislation designed, among other things, to bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs and reform government program reimbursement methodologies for products. Individual states in the United States have also become increasingly active in implementing regulations designed to control product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures and, in some cases, mechanisms to encourage importation from other countries. Furthermore, there has been increased interest by third party payors and governmental authorities in reference pricing systems and publication of discounts and list prices.

Coverage and Reimbursement

Sales of Memic’s products will depend, in part, on the extent to which the procedures using Memic’s products are covered by third-party payors, such as government healthcare programs, commercial insurance and managed healthcare organizations. Procedures for which Memic’s products are initially proposed to be used currently fall under existing reimbursement codes for hysterectomy. Third-party payors are increasingly limiting coverage and reducing reimbursements for medical products and services. In addition, the U.S. government, state legislatures and foreign governments have continued implementing cost-containment programs, including price controls, restrictions on coverage and reimbursement. Third-party payors are increasingly challenging the price, examining the medical necessity and reviewing the cost-effectiveness of medical devices and medical services, in addition to questioning their safety and efficacy. Adoption of price controls and cost-containment measures, and adoption of more restrictive policies in jurisdictions with existing controls and measures, could further limit Memic’s net sales and results.

Moreover, the process for determining whether a third-party payor will provide coverage for a product or procedure may be separate from the process for establishing the reimbursement rate that such a payor will pay for the product or procedure. A payor’s decision to provide coverage for a product or procedure does not imply that an adequate reimbursement rate will be approved. Further, one payor’s determination to provide coverage for a product or procedure does not assure that other payors will also provide coverage for the product or procedure. Adequate third-party reimbursement may not be available to enable Memic to maintain price levels sufficient to ensure profitability.

The European Market

To sell Memic’s products in member countries of the EEA, Memic’s products will need to comply with the general safety and performance requirements (“GSPR”) of the European Union Medical Devices Regulation 2017/745 (“MDR”). Compliance with these requirements is a prerequisite to the ability to affix the “CE” mark to Memic’s products, without which they cannot be sold or marketed in the EEA. To demonstrate compliance with the essential requirements, Memic must undergo a conformity assessment procedure, which varies according to the type of medical device and its classification. Except for low risk medical devices, or Class I non-sterile, non-measuring, or reusable devices, where the manufacturer can issue an EC Declaration of Conformity based on a self-assessment of the conformity of its products with the GSPR of the European Union MDR, a conformity assessment procedure requires the intervention of an organization accredited by a member state of the EEA to conduct conformity assessments, referred to as a “Notified Body.” Depending on the relevant conformity assessment procedure, the Notified Body would typically audit and examine the technical documentation and the company’s quality management system for the manufacture, design and final inspection of Memic’s devices. The Notified Body issues a Certificate of Conformity following successful completion of a conformity assessment procedure conducted in relation to the medical device and its manufacturer and their conformity with the GSPR. This certificate entitles the manufacturer to affix the CE mark to its medical devices after having prepared and signed a related EC Declaration of Conformity.

As a general rule, demonstration of conformity of medical devices and their manufacturers with the GSPR must be based, among other things, on the evaluation of clinical data supporting the safety and performance of the products during normal conditions of use. Specifically, a manufacturer must demonstrate that the device achieves its intended performance during normal conditions of use, that the known and foreseeable risks, and any adverse events, are minimized and acceptable when weighed against the benefits of its intended performance, and that any claims made about the performance and safety of the device are supported by suitable evidence. If a manufacturer fails to remain in compliance with the MDR, it would be unable to continue to affix the CE mark to its products, which would prevent the manufacturer from selling them within the EEA.

Furthermore, manufacturers are subject to post market requirements, including post market surveillance, vigilance and the registration of economic operators. Failure to comply with these requirements may result in regulatory action by the competent authorities of the EEA, including fines, suspension or withdrawal of the Certificate of Conformity which would prevent the manufacturer from selling the medical devices in the EEA.

Memic’s products are currently not CE marked. To affix a CE mark and sell Memic’s products in the EEA, Memic will need to comply with the MDR and its applicable conformity assessment procedures. Such procedures include setting up a quality management system and undergoing an assessment of technical documentation by Memic’s Notified Body. Memic has submitted technical documentation to a designated Notified Body to obtain a CE Certificate of Conformity and the submission is currently under review.

On March 29, 2017, the United Kingdom (the “UK”) formally notified the European Union of its intention to withdraw from the European Union pursuant to Article 50 of the Lisbon Treaty, commonly referred to as Brexit. As a consequence, CE Certificates of Conformity issued by a Notified Body accredited in the EEA are no longer recognized in the UK. Similarly, Notified Bodies accredited in the UK will no longer be able to issue CE Certificates of Conformity, other than for purposes of the “CE UKNI” marking, which is a conformity marking for products placed on the market in Northern Ireland. However, the UK has adopted a transition period for medical devices marked with the CE mark. Such medical devices may be marketed until June 30, 2023 in the UK. After this period, Memic will be required to undergo a UK conformity assessment procedure with a UK approved body to market its medical devices in the UK. If Memic is not established in the UK at that time, it will also need to appoint a UK Responsible Person that is established in the UK to market its medical devices in the UK.

Conduct of Clinical Investigation in the EEA

As a general rule, demonstration of conformity of medical devices and their manufacturers with the GSPR must be based, among other things, on the evaluation of clinical data supporting the safety and performance of the products during normal conditions of use. Specifically, a manufacturer must demonstrate that the device achieves its intended performance during normal conditions of use and that the known and foreseeable risks, and any adverse events, are minimized and acceptable when weighed against the benefits of its intended performance, and that any claims made about the performance and safety of the device, such as product labeling and instructions for use, are supported by suitable evidence. This assessment must be based on clinical data, which can be obtained from (i) clinical studies conducted on the devices being assessed, (ii) scientific literature from similar devices whose equivalence with the assessed device can be demonstrated, or (iii) both clinical studies and scientific literature. The conduct of clinical studies in the EEA is governed by detailed regulatory obligations. These may include the requirement of prior authorization by the Competent Authorities of the country in which the study takes place and the requirement to obtain a positive opinion from a competent Ethics Committee. This process can be expensive and time-consuming.

In the event Memic enrolls subjects in its ongoing or future clinical investigations in the EEA, Memic may be subject to additional privacy restrictions, including restrictions relating to the collection, use, storage, transfer, and other processing of personal data, including personal health data, regarding individuals in the EEA as governed by the GDPR. The GDPR imposes several requirements on companies that process personal data, strict rules on the transfer of personal data out of the EEA, including to the United States or Israel, and fines and penalties for failure to comply with the requirements of the GDPR and the related national data protection laws of the EU member states.

In addition, Memic’s business could be adversely impacted if Memic’s ability to transfer personal data outside of the EEA or Switzerland is restricted, which could adversely impact Memic’s operating results. For example, in July 2020, the Court of Justice of the European Union (the “Court of Justice”) declared the EU-US Privacy Shield Decision, Decision 2018/1250, invalid, which could adversely impact Memic’s ability to transfer personal data from the EEA to the United States. The Court of Justice further ruled that in order to transfer personal data outside of the EEA, under the existing mechanism known as the Standard Contractual Clauses, or SCCs, the sponsor must assess whether the importer may provide an adequate level of protection.

On September 8, 2020, the Federal Data Protection and Information Commissioner (the “FDPIC”) of Switzerland issued an opinion concluding that the Swiss-United States Privacy Shield Framework does not provide an adequate level of protection for data transfers from Switzerland to the United States. The FDPIC also found that SCCs may still be legally adequate at an individual level, provided that they can pass a risk assessment conducted by the data exporter. If the level of protection in the United States or any other importing country is called into question under the SCCs, this could further impact Memic’s ability to transfer data outside of the EEA or Switzerland.

The Israeli Market

General

To sell and distribute Memic’s products in Israel, Memic must receive approval from the Israeli Ministry of Health. Memic’s manufacturing activities in Israel are also subject to regulation by the Israeli Ministry of Health. In addition to marketing and selling Memic’s products, Memic or its partners also must obtain pertinent approvals or permits to perform Memic’s clinical trials in the countries in which Memic performs such trials, such as in compliance with an international guideline for the ethical conduct of clinical research known as the Declaration of Helsinki. In Israel, Memic’s clinical trials require a permit for a research plan or protocol by the Helsinki Committee, operating under the Israeli Public Health Regulations (Clinical Trials in Human Subject Research), 1980.

Israel Innovation Authority

From time to time, eligible participants may receive grants under programs of the IIA. Grants received are generally repaid through mandatory royalties based on revenues from the sale of products and ancillary services that incorporate know-how developed, in whole or in part, with the grants. This governmental support is conditioned upon the participant’s compliance with certain applicable requirements and conditions specified in the IIA’s programs and the R&D Law.

Under the R&D Law, research and development programs that meet specified criteria and are approved by the Research Committee of the IIA are eligible for grants of certain approved expenditures of such programs, as determined by this committee. In exchange, the recipient of such grants is required to pay the IIA royalties from the revenues derived from products incorporating know-how developed within the framework of each such program or derived therefrom, including ancillary services in connection therewith, up to an aggregate of 100% of the United States dollar-linked value of the total grants received in respect of such program, plus interest.

The R&D Law also provides that know-how developed under an approved research and development program or rights associated with such know-how (i) may not be transferred to third parties in Israel without the approval of the IIA; and (ii) may not be transferred to any third parties outside Israel, except in certain special circumstances and subject to the IIA’s prior approval, which approval, if any, may generally be obtained in the following cases:

(a)     the grant recipient pays to the IIA a portion of the sale price paid in consideration for such IIA-funded know- how (according to certain formulas, which may result in repayment of up to 600% of the grant amounts plus interest, less paid royalties, if any, and depreciation, but not less than the total amount of grants actually received by the grant recipient plus interest); or

(b)    the grant recipient receives know-how from a third-party in exchange for its IIA-funded know-how. Such approval is not required for the export of any products resulting from such research or development.

The R&D Law provides that products developed under an approved research and development program should, as a general matter, be manufactured in Israel. Manufacturing products developed under an approved research and development program outside of the State of Israel is prohibited without receiving prior approval from the IIA, except for the transfer of less than 10% of the manufacturing capacity in the aggregate which only requires notice. If a company receives approval to manufacture products developed with government grants outside of Israel, it will be required to pay increased royalties to the IIA, up to 300% of the grant amount plus interest, depending on the manufacturing volume that is performed outside of Israel. The company may also be subject to accelerated royalty repayment rates. Memic will be subject to these increased royalties and potential accelerated royalty payments if it outsources its manufacturing to Cadence. A company also has the option of declaring in its IIA grant application its intention to exercise a portion of the manufacturing capacity abroad, thus avoiding the need to obtain additional approval following the receipt of the grant. Under one of its IIA grant programs, Memic may manufacture a low volume of its products outside of Israel. These restrictions continue to apply even after a grant recipient has repaid the full amount of the grants received in connection with an approved research and development program.

The R&D Law imposes reporting requirements with respect to certain changes in the ownership of a grant recipient. The law generally requires the grant recipient and its controlling shareholders and foreign interested parties to notify the IIA of a change in control of the recipient or a change in the holdings of the “means of control” of the recipient that would make a non-Israeli an “interested party” and that non-Israeli “interested parties” provide an undertaking to the IIA to comply with the R&D Law. In addition, the rules of the IIA may require additional information or representations in respect of certain of such events. For these purposes, “control” is defined as the ability to direct the activities of a company other than any ability arising solely from serving as an officer or director of the company. A person is presumed to have control if such person holds 50% or more of any of the means of control of a company. “Means of control” refers to voting rights or the right to appoint directors or the chief executive officer. An “interested party” of a company includes a holder of 5% or more of its outstanding share capital or voting rights, its chief executive officer and directors, someone who has the right to appoint its chief executive officer or at least one director, and a company with respect to which any of the foregoing owns 25% or more of the outstanding share capital or voting rights or has the right to appoint 25% or more of the directors. Accordingly, a change of control in Memic and the acquisition of 5% or more of Memic’s ordinary shares by a non-Israeli may require notification to the IIA and the provision of an undertaking to comply with the R&D Law.

The Israeli authorities have indicated in the past that the government may reduce or abolish the IIA grants in the future. Even if these grants are maintained, Memic cannot presently predict what would be the amounts of future grants, if any, that Memic might receive. In addition, an amendment to the R&D Law that became effective on January 1, 2016, provides the IIA with the authority to establish new guidelines regarding the R&D Law, which may affect Memic’s existing and/or future IIA programs and incentives for which Memic may be eligible. Memic cannot predict what changes, if any, the IIA may make.

Memic’s research and development efforts for the development of the 6N and the Block II system were financed in part through royalty-bearing grants from the IIA, in a total amount of approximately $2.8 million. The amount of the grants, including interest accrued as of August 27, 2021, was approximately $2.9 million. Given projected sales volumes, Memic does not believe the amount of royalties that would be payable to the IIA would affect its pricing or profits in a material way.

Employees

Overview

As of September 15, 2021, Memic has 88 employees based in Israel, and Memic U.S. has 25 employees based in the United States. Of Memic’s employees based in Israel, 39 make up Memic’s research and development team, 24 make up Memic’s technical operations team, 19 make up Memic’s quality assurance, regulatory affairs, clinical affairs, human resources, project management and product teams, and six make up Memic’s general and administrative team. Eight of Memic U.S.’s 25 employees make up Memic’s sales and marketing team.

Memic has entered into employment agreements with each of its employees, including executive officers. All of these agreements are at-will and subject to termination after various notice periods, specify an employee’s duties and contain customary provisions regarding confidentiality, intellectual property assignment and non-solicitation provisions, as well as an undertaking not to compete with Memic or in Memic’s field of business.

Israeli Law Considerations

Memic’s employees are not represented by labor unions. Nevertheless, with respect to Memic’s employees in Israel, certain provisions of the collective bargaining agreements between the Histadrut, or the General Federation of Labor in Israel, and the Coordination Bureau of Economic Organizations (including the Industrialists’ Association) may be applicable to Memic’s employees by virtue of orders of the Israeli Ministry of Labor, Social Affairs and Social Services. These provisions concern mainly the length of the workday, determination of severance pay and other conditions of employment.

While Memic’s employment agreements are at-will, subject to providing certain prior notice, pursuant to Israeli law, Memic is legally required to pay severance benefits upon certain circumstances, including the death of an employee or the termination of employment of an employee without due cause. Memic acts in conformity with the approval issued by the Minister of Labor under Section 14 of the Israeli Severance Pay Law, 1963, pursuant to which Memic’s regular deposits with pension funds and/or insurance policies, for the benefit of its employees, exempt Memic from any additional liability towards the employees on account of severance in respect of which such deposits are made. Pursuant to Israeli law, employers are required to conduct a hearing before making a decision on terminating an employee’s employment, regardless of the reason. The hearing requirement includes providing notice and reasons for the contemplated termination prior to making any decision on termination. Israeli employers and employees are also required to pay predetermined amounts to the National Insurance Institute, which is substantially similar to the United States Social Security Administration.

Facilities

Memic’s headquarters are located at 6 Yonatan Netanyahu Street, Or Yehuda, where it leases approximately 1,350 square meters and 41 parking spaces. The lease expires on September 30, 2022 and may be extended by Memic until March 31, 2025 with an additional option to extend until September 30, 2027. Memic also leases a clean room near Memic’s headquarters to assemble the Robotic Arms for the Hominis Surgical System and recently completed the construction of a clean room at its headquarters. In addition, Memic leases a small space near its main office on a month-to-month basis.

Memic leases 94 square meters in a building located in the Akko industrial area from Sherman for office use for its primary engineering office. The lease term has expired, but Memic continues to rent this space and is negotiating an extension.

Memic has leased the entire building, consisting of approximately 3,500 square meters of main usage space with approximately 90 parking spaces, located at 3 Yahadut Canada Street, Or Yehuda. The lease term begins on October 1, 2021 and expires on March 31, 2027 but may be extended by Memic until March 31, 2032 with an additional option to extend until September 31, 2037.

Memic U.S. currently leases 6,933 rentable square feet of office space in Fort Lauderdale, Florida for its U.S. sales team. The lease expires on July 17, 2023. Memic anticipates that it will need additional office space as the size of its workforce in the United States grows.

Legal Proceedings

From time to time, Memic may become involved in actions, claims, and other legal proceedings arising in the ordinary course of its business.  Memic is not currently a party to any legal or arbitration proceedings the outcome of which, if determined adversely to it, would individually or in the aggregate have a material adverse effect on Memic’s business, financial condition and results of operations.

Corporate Information

Memic was incorporated in Israel on August 12, 2012. Memic’s number with the Israeli Registrar of Companies is 514809664. Memic presently has two wholly owned subsidiaries incorporated in the United States, Memic Innovative Surgery Inc. and Maestro Merger Sub, Inc.

Memic’s principal offices are located at 6 Yonatan Netanyahu, Or Yehuda 6037604, Israel. Memic’s telephone number is +972.3.6996703. Memic’s website address is https://www.memicmed.com/. This website address is included in this registration statement as an inactive textual reference only. The information and other content appearing on Memic’s website is not part of this registration statement.

Agreements with Directors

Memic has entered into indemnification agreements with all of its directors exculpating them from a breach of their duty of care to Memic to the fullest extent permitted by law, subject to limited exceptions.  Indemnification will not apply to a breach of fiduciary duty without good faith, an intentional or reckless breach of the duty of care, an action with an unlawful intent to gain personal profit, any fine or pecuniary punishment, or any other action for which Israeli law does not allow indemnification.  The maximum aggregate amount of indemnification that Memic may pay to all of its directors and officers who are party to such agreements together pursuant to the indemnification agreements is the greater of $40 million or 25% of Memic’s total shareholders’ equity, as reflected in its most recent consolidated financial statements prior to the date on which the indemnity payment is made (other than indemnification for an offering of securities to the public, including by a shareholder in a secondary offering, in which case the maximum indemnification amount is limited to the gross proceeds raised by Memic and/or any selling shareholder in such public offering). The maximum amount set forth in such agreements is in addition to any amount paid (if paid) by insurance and/or by a third-party pursuant to another indemnification arrangement.

In the opinion of the SEC, indemnification of directors and office holders for liabilities arising under the Securities Act, however, is against public policy and is therefore unenforceable.

MEMIC’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of Memic’s financial condition and results of operations should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus. Some of the information contained in this discussion and analysis, including information with respect to Memic’s future performance, liquidity and capital resources, and general and administrative expenses, includes forward-looking statements that involve risks and uncertainties. You should review the sections titled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” for a discussion of forward-looking statements and important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

Memic is an innovative medical device company developing and commercializing a proprietary surgical robotic platform which aims to transform the way many surgical procedures are currently performed. The 6N, Memic’s first-generation Hominis Surgical System, is the first and only FDA-authorized surgical robot that features miniature humanoid-shaped arms developed to mimic the natural movement of a surgeon’s arms, with shoulder, elbow and wrist joints, providing human level dexterity and 360° of articulation. The Hominis Surgical System’s small, compact and mobile design occupies a minimal footprint at a significant cost advantage relative to other commercially available robotic technologies.

Memic believes that the Hominis Surgical System’s ability to reach less accessible anatomical regions using the system’s flexible robotic arms makes the Hominis Surgical System ideal for vaginal hysterectomies, which have significant clinical and aesthetic benefits over abdominal and traditional laparoscopic hysterectomies. Clinical studies have demonstrated that the vaginal approach results in lower post-surgical recovery time, lower morbidity, and reduction in infection, death rate, type and number of complications and blood loss, and, as a result, higher patient satisfaction, than other existing surgical methods.

In the United States, Memic estimates that approximately one million gynecologic procedures are performed annually. Memic plans to initially target these gynecologic procedures which can be done vaginally in the United States and estimates that this market represents an initial TAM opportunity of $1.6 billion per year in the United States. Memic intends to expand its business internationally, expanding the annual target procedures to approximately 4.7 million global gynecologic procedures, which represents a global TAM of over $4.0 billion per year. Additionally, Memic intends to leverage its platform technology to expand beyond gynecologic surgery into other clinical indications, including general, colorectal, thoracic and other transluminal surgeries, representing a global TAM of at least $10.0 billion per year.

Memic believes the Hominis Surgical System has the following competitive strengths: (i) improved visualization of current vaginal approach; (ii) ability to access a non-prolapsed uterus; (iii) dexterity and strength to remove large uteruses; (iv) ability to navigate around adhesions; and (v) simplified learning curve for new surgeons. In addition, Memic’s system was designed to maximize availability and ease of use for physicians. The Hominis Surgical System offers the following benefits to help drive usability and access for gynecologic surgeons: (i) unique reach and triangulation from the humanoid-shaped Robotic Arms; (ii) retroflexion of the Robotic Arms; (iii) transformative footprint and cost; and (iv) streamlined training.

Memic has obtained a number of patents and has a number of patent applications pending for its first- and second-generation products. These patents and patent applications have been filed in the United States and other countries. Memic intends to continue to protect its intellectual property. Memic’s patents and patent applications cover various features and capabilities of its surgical system and relate to, among other things, methods of and related devices for mimicking human arm proportions to enable transvaginal surgery, especially in gynecologic procedures, related ergonomic input controls and methods of transvaginal surgery.

Key Factors Affecting Memic’s Performance

Memic believes that its future performance and success depends to a substantial extent on the following factors, each of which is in turn subject to significant risks and challenges, including those discussed below and in the section of this proxy statement/prospectus entitled “Risk Factors.”

Succesful launch and commercialization of Hominis Surgical System.    Memic’s ability to generate revenue and achieve profitability depends upon its ability to launch and commercialize the Hominis Surgical System, but Memic faces risks associated with commercializing and launching the Hominis Surgical System for its current FDA-approved use. An inability to, or delay in, commercialization of the Hominis Surgical System would impact Memic’s sales and marketing effort and postpone product revenues, and may cause Memic to incur significant additional losses.

Market adoption.    The market for robotic-assisted surgical technology is rapidly evolving. Memic believes that the Hominis Surgical System is well-positioned to be adopted by the market, due to its abilities to address current robotic surgery limitations and by focusing on the gynecologic surgery market, which to date has low adoption of robotic-assisted surgical technology. Nevertheless, the robotic-assisted surgical technology market is highly competitive. Accordingly, Memic expects the market penetration rate and actual adoption of the Hominis Surgical System by physicians and hospitals to impact its business, revenues and results of operations.

Product cost and margin.    Memic’s results of operations will depend on its ability to scale up manufacturing of the Hominis Surgical System in a timely and cost-effective manner. Memic believes that the production costs of its systems and disposable instruments are expected to decline gradually over the next years, as a result of streamlining the production process and advantages from production of a higher number of units. Memic’s ability to improve gross margin over time by reducing manufacturing costs is critical for its future profitability.

Capacity and Production.    Robotics require high upfront acquisition and manufacturing costs. Memic’s ability to manufacture and deliver the Hominis System in sufficient quantities and in a timely manner to market is key for its future success. Dependence on third-party contract manufacturers poses a risk for the company, which is partially mitigated by the existence of a clean room in its headquarters, in which a small number of units can be assembled when needed.

Regulation.    Memic operates in a market that is highly regulated, with regulations that govern, among other things, the manufacturing, marketing, advertising, medical device reporting, sales, promotions, importing, exporting, registration and listing of devices. In February 2021, Memic obtained De Novo 510(k) marketing authorization from the FDA for the 6N as a Class II device, which allows the company to start selling in the United States. In addition, Memic intends to seek approvals and clearances from other regulators globally, including the European Union National Competent Authorities of the Member States of the EEA, and numerous other national or state governmental authorities in the countries in which Memic plans to manufacture and sell its products. Failure to comply with applicable laws and regulations could limit Memic’s ability to market its products in such regions.

Continued Investment in Research and Development.    Memic’s Hominis Surgical System’s unique technology should allow surgeons to use robotics to perform gynecologic surgeries with superior vaginal approaches on a wider range of patients, which currently cannot be treated by other available devices. Memic believes that its financial performance is significantly dependent on its ability to obtain and maintain a leading position in gynecologic and other surgeries and its ability to leverage the Hominis Surgical System’s technological advantages to other types of surgeries. This in turn will depend on Memic’s future research and development investment and its ability to attract and retain highly qualified and experienced research and development personnel. Failure to do this could adversely affect Memic’s market position and its revenue and Memic’s research and development investments for such expansions would not be recovered.

Impact of the COVID-19 Pandemic

In March 2020, the World Health Organization declared the global outbreak of COVID-19 to be a pandemic. Please refer to “Risk Factors” included elsewhere in this proxy statement/prospectus for more information. Memic is unable to predict the full impact that the COVID-19 pandemic will have on its future results of operations, liquidity and financial condition due to numerous uncertainties, including the duration of the pandemic, the actions that may be taken by governments authorities across the globe, potential manufacturing and component delays and hospitals distribution of resources and budgets. Memic continues to closely monitor the performance of, and impact on, its business in light of recent developments in connection with COVID-19.

Components of Results of Operations

The period to period comparisons of Memic’s results of operations have been prepared using the historical periods included in Memic’s consolidated financial statements. The following discussion should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this document.

Operating expenses

Research and development expenses.    Memic’s research and development expenses consist primarily of employee compensation and related costs, subcontractors’ expenses, raw materials, clinical studies and labs processes, and regulatory expenses related to the development of its products. Research and development expenses are partially offset by certain grants received from the IIA.

Sales and marketing expenses.    Sales and marketing expenses consist of costs for employee compensation, subcontractors’ expenses, and consulting expenses. Most of the expenses were incurred by Memic’s United States subsidiary as part of the establishment of its sales team.

General and administrative expenses.    General and administrative expenses consist primarily of compensation, benefits and overhead expenses associated with corporate management, patents related expenses and professional services. Memic expects its general and administrative expenses will increase as a result of becoming a public company, as it will hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. Memic also expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.

Financial expenses, net.    Financial expenses, net primarily related to certain long-term convertible loans, which were issued in 2019 and 2020 and fully converted into equity in 2020 and 2021. Such expenses include the expense for the discount that the lenders received as part of the loan terms and interest expenses.

Results of Operations

The following table sets forth Memic’s consolidated statements of operations data for the periods indicated:

	Year Ended December 31,
	2020	2019	$ change	% change
(in thousands)
Operating expenses:
Research and development expenses	(8,121)	(5,122)	(2,999)	58.6%
Sales and marketing expenses	(1,783)	(146)	(1,637)	1,121.2%
General and administrative expenses	(1,704)	(814)	(890)	109.3%
Total operating expenses	(11,608)	(6,082)	(5,526)	90.9%

Operating Income (loss)	(11,608)	(6,082)	(5,526)	90.9%
Financial income (expenses), net:	(9,985)	54	(10,039)	(18,590.7)%
Net income (loss)	$(21,593)	$(6,028)	$(15,565)	258.2%

Comparison of the Years Ended December 31, 2020 and 2019

Research and Development Expenses

Research and development expenses increased by $3.0 million, or 58.6%, to $8.1 million during the year ended December 31, 2020, compared to $5.1 million during the year ended December 31, 2019. The increase in research and development expenses was primarily due to increases of $1.8 million of salaries and related expenses, $1.0 million in raw materials and labs processes, $0.4 million of subcontractors, partially offset by a decrease of $0.4 million of other research and development expenses. The increase in personnel-related expense was due primarily to an increase in average headcount of 27.6%, from an average of 29 people in 2019 to an average of 37 people in 2020, in connection with the launch of the Hominis Surgical System.

Sales and Marketing Expenses

Sales and marketing expenses increased by $1.6 million, or 1,121.2%, from $0.1 million during the year ended 2019 to $1.8 million during the year ended December 31, 2020. The increase in sales and marketing costs was primarily due to an increase of $1.0 million in salaries and related expenses and an increase of $0.3 million in subcontractors, as a result of beginning to establish Memic’s sales and marketing department during 2020.

General and Administrative Expenses

General and administrative expenses increased by $0.9 million, or 109.3%, to $1.7 million during the year ended December 31, 2020, compared to $0.8 million during the year ended December 31, 2019. The increase in general and administrative costs was mainly due to an increase of $0.3 million in salaries and associated expenses related to finance and human resources personnel, an increase of $0.2 million in expenses related to pursuing patents and an increase of $0.2 million in professional and software services.

Financial Income (Expenses), net

Financial expenses increased by $10.0 million, or 18,590.7%, to $10.0 million during the year ended December 31, 2020, compared to financial income of $0.1 million during the year ended December 31, 2019. The increase in financial expenses was primarily due to $9.2 million expenses for the conversion discount embedded in the company’s convertible loan agreement and $0.7 million of interest expenses.

Liquidity and Capital Resources

Overview

Since its inception, Memic has yet to generate any revenue from its business operations and has incurred significant operating losses and negative cash flows from its operations. To date, Memic is in the process of commercializing its Hominis Surgical System and anticipates that it will begin sales of the system by the end of 2021. Memic has funded its capital expenditure and working capital requirements through equity and debt capital, as further discussed below.

Memic’s ability to successfully commence commercial operations and expand its business will depend on many factors, including its working capital needs, the availability of equity or debt financing and, over time, its ability to generate cash flows from operations. As of December 31, 2020, Memic’s cash and cash equivalents amounted to $12.6 million and its long-term debt amounted to $1.9 million. In early 2021, Memic raised an additional $53.0 million in gross proceeds in connection with a private placement of Memic preferred shares.

Memic expects its capital expenditures and working capital requirements to increase substantially in the near future, as it seeks to produce the Hominis Surgical System, develop its customer support and marketing infrastructure and expand its research and development efforts. Memic believes that its cash on hand following the consummation of the Business Combination and the PIPE investment will be sufficient to meet its working capital and capital expenditure requirements for a period of at least twelve months from the date of this proxy statement/prospectus and sufficient to fund its operations and for scaling the production of the Hominis Surgical System, assuming Memic is able to do so as currently contemplated.

Memic may, however, need additional cash resources due to changing business conditions or other developments, including unanticipated delays in negotiations with hospitals and distributors or other suppliers, slower market adoption than forecasted, supply chain challenges, disruptions due to COVID-19, competitive pressures and regulatory developments, among other developments. To the extent that Memic’s current resources are insufficient to satisfy its cash requirements, Memic may need to seek additional equity or debt financing. If the financing is not available, or if the terms of financing are less desirable than Memic expects, Memic may be forced to decrease its level of investment in product development or scale back its operations, which could have an adverse impact on its business and financial prospects.

Cash flows for the Years Ended December 31, 2020 and 2019

The following table sets forth summary cash flow information for the periods presented.

	Year ended December 31,
	2020	2019
(in thousands)
Net cash used in operating activities	$(10,557)	$(5,871)
Net cash used in investing activities	$(221)	$313
Net cash provided by financing activities	$22,960	$4,539
Change in cash	$12,182	$(1,019)

Operating Activities

Net cash used in operating activities for the year ended December 31, 2020 was $10.6 million, attributable to a net loss of $21.6 million and a net change in Memic’s net operating assets and liabilities of $0.8 million and non-cash items of $10.3 million. Non-cash items consisted of $9.9 million in interest expenses accrued on the company’s convertible loans (including amortization of beneficial conversion feature), $0.2 million in share-based compensation expenses and $0.1 million in depreciation expenses. The $0.8 million change in Memic’s net operating assets and liabilities was primarily due to a $0.8 million increase in other accounts payable and an increase of $0.2 million in trade payables offset by an increase of $0.3 million of other current assets.

Net cash used in operating activities for the year ended December 31, 2019 was $5.9 million, attributable to a net loss of $6.0 million and a net change in Memic’s net operating assets and liabilities of $0.04 million and non-cash items of $0.1 million. Non-cash items consisted of $0.1 million in share-based compensation and $0.1 million in depreciation offset by $0.1 million from revaluation of warrants. The $0.04 million change in Memic’s net operating assets and liabilities was primarily due to an $0.2 million increase in other accounts payable offset by an increase of $0.1 million in other current assets and a decrease of $0.1 million in trade payables.

Investing Activities

Net cash used by investing activities for the year ended December 31, 2020 was $0.2 million and related to the purchase of property and equipment of $0.2 million.

Net cash provided by investing activities for the year ended December 31, 2019 was $0.3 million and related to a short term deposit of $1.0 million, offset by purchase of property and equipment of $0.7 million as part of expansion into a new facility.

Financing Activities

Net cash provided by financing activities for the year ended December 31, 2020 was $23.0 million and primarily related to proceeds of $11.8 million from long term convertible loans and proceeds of $11.2 million from the issuance of Memic preferred shares.

Net cash provided by financing activities for the year ended December 31, 2019 was $4.5 million and related to proceeds of $3.5 million from the issuance of Memic preferred shares and proceeds of $1.0 million from long term convertible loans.

Off Balance Sheet Obligations

During the periods presented, Memic did not have any relationships with unconsolidated organizations or financial partnerships, such as structured finance or special purpose entities, which were established for the purpose of facilitating off-balance sheet arrangements.

Contractual Obligations, Commitments and Contingencies

The following table summarizes Memic’s contractual obligations as of December 31, 2020.

	Payments due by period
(in thousands)	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long-term convertible loans	$1,100	$—	$1,100	$—	$—
Interest on long-term convertible loans	$816	$—	$816	$—	$—
Operating leases	$1,147	$426	$721	$—	$—
Total	$3,063	$426	$2,637	$—	$—

As of the date of the proxy statement/prospectus, Memic’s long-term debt was fully converted into equity and all interest payments on the loan were made in full.

In connection with the grants received from the IIA, Memic is obligated to pay royalties to the IIA, amounting to 3% of the sales of the products and other related revenues generated from such projects. The maximum aggregate royalties paid generally cannot exceed 100% of the grants received ($2.9 million as of December 31, 2020), plus annual interest generally equal to 12-months LIBOR applicable to dollar deposits, as published on the first business day of each calendar year. The obligation to pay these royalties is contingent on actual sales of the products and in the absence of such sales, no payment is required.

Critical Accounting Policies and Estimates

Memic’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States. The preparation of these consolidated financial statements requires Memic to make estimates and assumptions that affect the reported amounts of assets, liabilities, costs and expenses, as well as related disclosures. On an ongoing basis, Memic evaluates these estimates and the assumptions used. Actual results may differ from these estimates under different assumptions or conditions.

Memic believes that the critical accounting policies, which are summarized below and further described within Note 2 to the consolidated financial statements in accordance with accounting principles generally accepted in the United States are critical to aid in understanding and evaluating the consolidated financial condition, results of operations and cash flows.

Share-based compensation.    Memic accounts for stock-based compensation in accordance with ASC Topic 718, or ASC 718. ASC 718 requires that all stock-based compensation be recognized as an expense in the financial statements and that such cost be measured at the fair value of the award. The company recognizes compensation expense based on estimated grant date fair value using the Black-Scholes option pricing model. The fair value of the Memic ordinary shares underlying the stock options has historically been determined by Memic’s board of directors as there is no public market for the underlying Memic ordinary shares. The determination of the fair value of the Memic ordinary shares is discussed below.

Memic recognizes compensation cost for an award with only service conditions that has a graded vesting schedule on a straight-line basis over the requisite service period for the entire award, provided that the cumulative amount of compensation cost recognized at any date at least equals the portion of the grant-date value of such award that is vested at that date. Forfeitures are accounted for as they occur instead of estimating the number of awards expected to be forfeited.

For all share options granted, Memic calculated the expected term using the simplified method for “plain vanilla” stock option awards. The risk-free interest rate is based on the yield available on United States Treasury zero-coupon issues similar in duration to the expected term of the stock-based award. The Memic ordinary shares are not publicly traded, and therefore, Memic used the historical volatility of the stock price of similar publicly traded peer companies. Memic utilized a dividend yield of 0%, based on its history and future expectation of declaring dividends on the Memic ordinary shares. Share based compensation expenses are not deductible for income tax purposes, and therefore the company did not recognize any tax benefits related to the share-based compensation.

Fair value measurement of Memic ordinary shares.    The fair value of the Memic ordinary shares underlying Memic’s share-based awards has historically been determined by Memic’s board of directors, with input from management and corroboration from contemporaneous third-party valuations. Memic believes that its board of directors has the relevant experience and expertise to determine the fair value of the Memic ordinary shares. Given the absence of a public trading market for the Memic ordinary shares, and in accordance with the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately Held Company Equity Securities Issued as Compensation, or the Practice Aid, Memic’s board of directors exercised reasonable judgment and considered numerous objective and subjective factors to determine the best estimate of the fair value of the Memic ordinary shares at each grant date. These factors include:

•        contemporaneous valuations of the Memic ordinary shares performed by independent third-party specialists;

•        the prices, rights, preferences and privileges of the Memic preferred shares relative to those of the Memic ordinary shares;

•        the lack of marketability inherent in the Memic ordinary shares;

•        Memic’s actual operating and financial performance;

•        Memic’s current business conditions and projections;

•        Memic’s stage of development;

•        the likelihood of achieving a liquidity event, such as an initial public offering, or IPO, a merger, or an acquisition of Memic, given prevailing market conditions;

•        the operational and financial performance of comparable publicly traded companies; and

•        the United States and global capital market conditions and overall economic conditions.

Memic’s valuations were prepared in accordance with the guidelines in the Practice Aid, which prescribes several valuation approaches for setting the value of an enterprise, such as the cost, income and market approaches, and various methodologies for allocating the value of an enterprise to the ordinary shares. For valuations from up to November 2020, Memic utilized the option pricing backsolve method, or OPM, based upon recent financing rounds of Memic preferred shares, which Memic believed was the most appropriate for each of the valuations of the Memic ordinary shares. The OPM treats Memic’s security classes as call options on total equity value and allocates its equity value across its security classes based on the rights and preferences of the securities within the capital structure under an assumed liquidation event. The OPM method is used when the range of possible future outcomes is difficult to predict and forecasts would be highly speculative. Memic believed this method was the most appropriate given the expectation of various potential liquidity outcomes and the difficulty of selecting appropriate enterprise values given the company’s early stage of development.

For the valuations performed during 2021, Memic utilized a hybrid model of two scenarios: (1)  a merger or an acquisition, and (2) an IPO. The merger or acquisition scenario was based on the fair value of Memic’s business using the income approach with input from management. The IPO scenario was based on various market indications and discussions with potential investors. Application of these approaches and methodologies involves the use of estimates, judgments and assumptions that are highly complex and subjective, such as those regarding Memic’s expected future revenue, expenses and future cash flows, discount rates, the selection of comparable public companies and the probability of and timing associated with possible future events. Changes in any or all of these estimates and assumptions or the relationships between those assumptions impact Memic’s valuations as of each valuation date and may have a material impact on the valuation of the Memic ordinary shares.

Fair value measurement of warrants.    As part of its historical funding rounds Memic has issued to its investors warrants to purchase Memic preferred shares. The fair value of warrants is measured using valuation techniques and classified at level 3 in the fair value hierarchy. Level 3 instruments include unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. The determination of fair value for Level 3 instruments requires the most management judgement and subjectivity. Memic has determined the fair value of the warrants using a market approach. This method involves making assumptions for the time to liquidity, volatility and risk-free rate and then solving for the value of equity such that value for the most recent financing equals the amount paid. In order to estimate the value of Memic’s equity value, including both Memic ordinary shares and Memic preferred shares, Memic relied upon its recent financing, which Memic believes to be the most indicative of its value.

Beneficial conversion feature, or BCF.    Upon the measurement of Memic’s convertible loan, its stock price was greater than the effective conversion price (after allocation of the total proceeds), as a result the conversion feature is considered “beneficial” to the holder. Since it was determined that there was no contingency, the difference was treated as issued equity and reduced the carrying value of the debt; the discount was accreted as deemed interest on the debt. When convertible loan instruments with a BCF that was separately recorded in equity are extinguished by issuance of Memic preferred shares, the fair value of the consideration transferred to the holder is allocated between the BCF and the debt obligation as follows:

(a)     Allocation of a portion of the settlement consideration to the reacquisition of the BCF based on the intrinsic value of that component immediately before extinguishment was recorded as a reduction of additional paid-in capital.

(b)    Allocation of the remaining settlement consideration to the extinguishment of the debt obligation. Any difference between (i) the consideration attributed to the debt obligation and (ii) the net carrying amount of the debt obligation at the settlement date was recorded as a loss on debt extinguishment as part of financial expenses.

Net loss per share.    Memic computed its net loss per share using the two-class method required for participating securities. The two-class method requires income available to holders of Memic ordinary shares for the period to be allocated between the Memic ordinary shares and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed. Memic considered its convertible Memic preferred shares to be participating securities as the holders of the convertible Memic preferred shares would be entitled to dividends that would be distributed to the holders of Memic ordinary shares, equal to the higher of their original issue price on a pro-rata basis assuming conversion of all convertible Memic preferred shares into Memic ordinary shares and that there are no preferences to any holders of any shares. These participating securities do not contractually require the holders of such shares to participate in Memic losses. As such, net loss was not allocated to Memic’s participating securities.

Memic’s basic net loss per share is calculated by dividing net loss attributable to ordinary shareholders by the weighted-average number of Memic ordinary shares outstanding for the period, without consideration of potentially dilutive securities. Shares issuable for little or no cash consideration are considered outstanding Memic ordinary shares and included in the computation of basic net loss per Memic ordinary share as of the date that all necessary conditions have been satisfied. The diluted net loss per share is calculated by giving effect to all potentially dilutive securities outstanding for the period using the treasury share method or the if-converted method based on the nature of such securities. Diluted net loss per share is the same as basic net loss per share in periods when the effects of potentially dilutive ordinary shares are anti-dilutive.

Recent Accounting Pronouncements

A description of recently issued accounting pronouncements that may potentially impact Memic’s financial position, result of operations or cash flows is disclosed in Note 2 to Memic’s audited consolidated financial statements and unaudited interim financial statements included elsewhere in this proxy statement/prospectus.

Quantitative and Qualitative Disclosure About Market Risk

Foreign currency exchange risk

Memic’s functional and reporting currency is the U.S. dollar. Although the U.S. dollar is Memic’s functional currency, a significant portion of the company’s expenses are denominated in NIS and a relatively small portion of the company’s expenses are denominated in Euros. Therefore, Memic’s foreign currency exposures give rise to market risk associated with exchange rate movements of the United States dollar, mainly against the NIS and the Euro. Memic’s NIS and Euro expenses consist principally of payroll to Memic’s employees in Israel, payments made to third-party contractors for purchasing components to Memic’s products, research and development activities and marketing and sales activities. Memic anticipates that a significant portion of its expenses will continue to be denominated in currencies other than the U.S. dollar. If the U.S. dollar fluctuates significantly against either the NIS or the Euro, it may have a negative impact on Memic’s results of operations. To date, fluctuations in the exchange rates have not materially affected Memic’s results of operations or financial condition.

Due to the fact that exchange rates between the United States dollar and the NIS, and between the U.S. dollar and other currencies, fluctuate continuously, such fluctuations have an impact on Memic’s results and period-to-period comparisons of the company’s results. The effects of foreign currency re-measurements are reported in Memic’s consolidated statements of operations. In order to reduce some of this currency exposure, Memic maintains cash balances in NIS. These measures, however, may not adequately protect Memic from the material adverse effects of such fluctuations.

As of December 31, 2020, Memic did not enter into any hedge transaction, but may do so in the future. Even if Memic does enter into such hedge transactions in the future, Memic cannot guarantee that such measures will effectively protect the company from adverse effects due to the impact of fluctuations in currency exchange rates.

In addition, Memic has balance sheet exposure arising from assets and liabilities denominated in currencies other than the United States dollar, mainly in NIS and Euros. Any change of the conversion rates between the U.S. dollar and these currencies may create financial gain or loss.

Interest Rate Risk

As of December 31, 2020, Memic had approximately $12.6 million of cash and cash equivalents. Memic’s cash and cash equivalents are held for working capital purposes. Fluctuations in interest rates may impact the level of interest expense recorded on future borrowings, as well as interest income from short-term deposits. Memic does not enter into derivative financial instruments, including interest rate swaps, for hedging or speculative purposes.

Emerging Growth Company Status

Memic is an emerging growth company, as defined in the JOBS Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. Memic has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, Memic’s financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

CERTAIN MEMIC RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Rights of Appointment

Memic’s board of directors currently consists of six directors. Pursuant to Memic’s articles of association as in effect immediately prior to the Business Combination, certain of Memic’s shareholders, including related parties, had rights to appoint directors and observers to its board of directors. All rights to appoint directors and observers will terminate upon the closing of the Business Combination.

Agreements with Officers

Employment Agreements.    Memic has entered into employment agreements with each of its executive officers, specifying the terms of each individual’s employment or service, as applicable. These agreements provide for notice periods of varying duration for termination of the agreement by Memic or by the relevant executive officer, during which time the executive officer will continue to receive base salary and benefits. These agreements also contain customary provisions regarding noncompetition, confidentiality of information and assignment of inventions. However, the enforceability of the noncompetition provisions may be limited under applicable law.

Options.    Since Memic’s inception, Memic has granted options to purchase Memic ordinary shares to its executive officers and directors. Such ordinary shares issuable under these options are subject to contractual lock-up agreements with Memic or the underwriters.

Exculpation, indemnification, and insurance.    Memic’s articles of association to be effective upon the closing of the Business Combination permit it to exculpate, indemnify and insure certain of its officeholders (as such term is defined under the Companies Law) to the fullest extent permitted by the Companies Law. Memic has entered into agreements with all of its directors, exculpating them from a breach of their duty of care to Memic to the fullest extent permitted by law and undertaking to indemnify them to the fullest extent permitted by law, subject to certain exceptions, including as to current directors with respect to liabilities resulting from the closing of the Business Combination to the extent that these liabilities are not covered by insurance. See “Information About Memic — Agreements with Directors” for more information.

Registration Rights Agreement

As a condition to closing the Business Combination Agreement, Memic, the Sponsor and certain Memic equityholders (collectively with the Sponsor, the “Memic Holders”) will enter into a Registration Rights Agreement that will become effective at the Effective Time, pursuant to which Memic agreed to file a shelf registration statement, by no later than 90 business days after the closing date of the Business Combination to register the resale of the Memic ordinary shares and Memic warrants. The Registration Rights Agreement also provides the Memic Holders with (i) piggyback registration rights and (ii) three demand rights in any twelve-month period for an underwritten shelf takedown, in certain circumstances. The Registration Rights Agreement provides that Memic will pay certain expenses relating to such registration and indemnify the Memic Holders against certain liabilities.

Memic Share Purchases

Dr. Ferré holds 1,535,057 Memic ordinary shares and 265,914 Memic preferred shares, as well as warrants to purchase 224,265 Memic preferred shares, the treatment of which is described in “The Business Combination Agreement.” Dr. Ferré previously purchased the Memic preferred shares and the Memic ordinary shares at a price per share equal to $0.8918 (Preferred C-1 Shares), $1.2005 (Preferred C-2 Shares) and $0.01 (ordinary shares), respectively.

PIPE Investment

In connection with the PIPE investment and consummation of the Business Combination, Dr. Ferré has committed to purchase 100,000 PIPE Shares at $10.00 per share for an aggregate purchase price of $1.0 million, pursuant to a Subscription Agreement he executed concurrently with the parties’ execution of the Business Combination Agreement. It is expected that Dr. Ferré will continue to serve as a director and Chairman of the Board of Memic after the closing of the Business Combination.

Approval of Related Party Transactions under Israeli Law

Fiduciary Duties of Directors and Executive Officers

The Companies Law codifies the fiduciary duties that office holders owe to a company. An office holder is defined in the Companies Law as a general manager, chief business manager, deputy general manager, vice general manager, any other person assuming the responsibilities of any of these positions regardless of such person’s title, a director and any other manager directly subordinate to the general manager. Each person listed in the table under the section titled “Management After the Business Combination” will be an office holder under the Companies Law.

An office holder’s fiduciary duties consist of a duty of care and a duty of loyalty. The duty of care requires an office holder to act with the level of care with which a reasonable office holder in the same position would have acted under the same circumstances. The duty of loyalty requires that an office holder act in good faith and in the best interests of the company.

The duty of care includes a duty to use reasonable means to obtain:

•        information on the appropriateness of a given action submitted for his or her approval or performed by virtue of his or her position; and

•        all other important information pertaining to these actions.

The duty of loyalty includes a duty to:

•        refrain from any conflict of interest between the performance of his or her duties in the company and his or her personal affairs;

•        refrain from any activity that is competitive with the business of the company;

•        refrain from exploiting any business opportunity of the company in order to receive a personal gain for himself or herself or others; and

•        disclose to the company any information or documents relating to the company’s affairs which the office holder received as a result of his or her position as an office holder.

Under the Companies Law, a company may approve an act specified above which would otherwise constitute a breach of the office holder’s duty of loyalty, provided that the office holder acted in good faith, neither the act nor its approval harms the company and the office holder discloses his, her or its personal interest a sufficient time before the approval of such act. Any such approval is subject to the terms of the Companies Law setting forth, among other things, the appropriate organs of the company required to provide such approval and the methods of obtaining such approval.

Disclosure of Personal Interests of an Office Holder and Approval of Certain Transactions

The Companies Law requires that an office holder promptly disclose to the board of directors any personal interest that he or she may have, and all related material information known to him or her concerning any existing or proposed transaction with the company. A personal interest includes an interest of any person in an act or transaction of a company, including a personal interest of one’s relative or of a corporate body in which such person or a relative of such person is a 5% or greater shareholder, director or general manager or in which he or she has the right to appoint at least one director or the general manager, but excluding a personal interest stemming solely from one’s ownership of shares in the company. A personal interest includes the personal interest of a person for whom the office holder holds a voting proxy or the personal interest of the office holder with respect to the officer holder’s vote on behalf of a person for whom he or she holds a proxy even if such shareholder has no personal interest in the matter.

If it is determined that an office holder has a personal interest in a non-extraordinary transaction, approval by the board of directors is required for the transaction, unless the company’s articles of association provide for a different method of approval. Any transaction that is adverse to the company’s interests may not be approved by the board of directors.

Approval first by the company’s audit committee and subsequently by the board of directors is required for an extraordinary transaction, meaning any transaction that is not in the ordinary course of business, not on market terms or that is likely to have a material impact on the company’s profitability, assets or liabilities.

A director and any other office holder who has a personal interest in a transaction which is considered at a meeting of the board of directors or the audit committee may generally (unless it is with respect to a transaction which is not an extraordinary transaction) not be present at such a meeting or vote on that matter unless a majority of the directors or members of the audit committee, as applicable, have a personal interest in the matter. If a majority of the members of the audit committee or the board of directors has a personal interest in the approval of such a transaction then all of the directors may participate in deliberations of the audit committee or board of directors, as applicable, with respect to such transaction and vote on the approval thereof and, in such case, shareholder approval is also required.

Pursuant to the Companies Law, compensation arrangements including insurance, indemnification or exculpation arrangements with office holders generally require compensation committee approval and subsequent approval by the board of directors. Compensation arrangements need to comply with the compensation policy of the company. In special circumstances, the compensation committee and the board of directors may approve compensation arrangements that do not comply with the compensation policy of the company, subject to the approval of a majority vote of the shares present and voting at a shareholders meeting, provided that either: (i) such majority includes at least a majority of the shares held by all shareholders who are not controlling shareholders and do not have a personal interest in such compensation arrangement; or (ii) the total number of shares of non-controlling shareholders and shareholders who do not have a personal interest in the compensation arrangement and who vote against the arrangement does not exceed two percent of the company’s aggregate voting rights (the “Special Majority Vote for Compensation”). In the event that the Special Majority Vote for Compensation is not obtained, the compensation committee and the board of directors may, subject to certain requirements stipulated in the Companies Law, reconsider the compensation arrangement and approve it, after a detailed review.

Shareholder Duties

Pursuant to the Companies Law, a shareholder has a duty to act in good faith and in a customary manner toward the company and other shareholders and to refrain from abusing his or her power with respect to the company, including, among other things, in voting at a general meeting and at shareholder class meetings with respect to the following matters:

•        an amendment to the company’s articles of association;

•        an increase of the company’s authorized share capital;

•        a merger; or

•        interested party transactions that require shareholder approval.

In addition, a shareholder has a general duty to refrain from discriminating against other shareholders.

Certain shareholders also have a duty of fairness toward the company. These shareholders include any controlling shareholder as such term is used under the Companies Law, any shareholder who knows that it has the power to determine the outcome of a shareholder vote and any shareholder who has the power to appoint or to prevent the appointment of an office holder of the company or exercise any other rights available to it under the company’s articles of association with respect to the company. The Companies Law does not define the substance of this duty of fairness, except to state that the remedies generally available upon a breach of contract will also apply in the event of a breach of the duty of fairness.

INFORMATION ABOUT MTAC

Introduction

MTAC is an early stage blank check company formed on September 11, 2020 as a Delaware corporation for the purpose of effecting an initial business combination. Since the MTAC IPO (as described below), MTAC has focused its search for an initial business combination on businesses that may provide significant opportunities for attractive investor returns. MTAC’s efforts to identify a prospective target business are not limited to a particular industry or geographic region, although MTAC intends to focus on businesses primarily operating in the healthcare sector in the United States.

Initial Public Offering

On December 22, 2020, MTAC consummated the MTAC IPO consisting of 25,000,000 MTAC units. Each unit consists of one share of MTAC Class A Stock, par value $0.0001 per share, and one-third of one MTAC public warrant, with each whole warrant entitling the holder thereof to purchase one share of MTAC Class A Stock for $11.50 per share. The MTAC units were sold at a price of $10.00 per unit, generating gross proceeds to MTAC of $250 million.

Simultaneously with the closing of the MTAC IPO, MTAC completed the private sale of an aggregate of 4,933,333 MTAC private placement warrants to the Sponsor at a purchase price of $1.50 per warrant, generating gross proceeds of $7.4 million.

A total of $250 million of the proceeds from the MTAC IPO and the sale of the MTAC private placement warrants was placed in the Trust Account maintained by Continental, acting as trustee.

MTAC may withdraw from the Trust Account interest earned on the funds held therein necessary to pay its income taxes, if any. Except as described in the prospector for the MTAC IPO and described in the subsection below titled “MTAC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” these proceeds will not be released until the earlier of the completion of an initial business combination and MTAC’s redemption of 100% of the outstanding MTAC public shares upon its failure to consummate a business combination within the required time period.

The remaining proceeds from the MTAC IPO and simultaneous private placement, net of underwriting discounts and commissions and other costs and expenses, became available to be used as working capital and to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses.

Fair Market Value of Target Business

The target business or businesses that MTAC acquires must collectively have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding the amount of deferred underwriting commissions held in trust and taxes payable) at the time of the execution of a definitive agreement for its initial business combination, although MTAC may acquire a target business whose fair market value significantly exceeds 80% of the Trust Account balance. MTAC’s board of directors determined that this test was met in connection with the proposed business combination with Memic as described in the section of this proxy statement/prospectus titled “The Business Combination — Satisfaction of 80% Test” above.

Stockholder Approval of Business Combination

Under the MTAC Charter, MTAC must seek stockholder approval of an initial business combination at a meeting called for such purpose at which MTAC public stockholders may seek to have their MTAC public shares converted into cash, regardless of whether they vote for or against a proposed business combination or do not vote at all, subject to the limitations described in the prospectus for the MTAC IPO. Accordingly, in connection with the Business Combination, the MTAC public stockholders may seek to have their MTAC public shares redeemed for cash in accordance with the procedures set forth in this proxy statement/prospectus. See “Special Meeting of MTAC Stockholders — Redemption Rights.”

Voting in Connection with the Stockholder Meeting

In connection with any vote for a proposed business combination, including the vote with respect to the Business Combination Proposal, MTAC’s stockholders prior to the MTAC IPO and its officers and directors have each agreed to vote their MTAC shares in favor of such proposed Business Combination.

At any time prior to the special meeting of MTAC stockholders, during a period when they are not then aware of any material nonpublic information regarding MTAC or its securities, the MTAC initial stockholders, its officers and directors, Memic shareholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or execute agreements to purchase such shares from them in the future, or they may enter into transactions with such persons and others to provide them with incentives to acquire common stock or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirement that the holders of a majority of the shares entitled to vote at the special meeting to approve the Business Combination Proposal vote in its favor and that the conditions to the closing of the Business Combination otherwise will be met, where it appears that such requirements or conditions would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in the value of their shares, including the granting of put options and the transfer to such investors or holders of shares for nominal value.

Entering into any such arrangements may have a depressive effect on the shares of MTAC common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the special meeting.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the Business Combination Proposal and the other proposals to be presented at the special meeting and would likely increase the chances that such proposals would be approved. Moreover, any such purchases may make it more likely that the conditions to the closing of the Business Combination are met.

No agreements dealing with the above arrangements or purchases have been entered into as of the date of this proxy statement/prospectus. MTAC will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or the satisfaction of any closing conditions. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Liquidation if No Business Combination

Under the MTAC Charter, if MTAC does not complete the Business Combination with Memic or another initial business combination by December 22, 2022 (or such later date as may be approved by MTAC’s stockholders in an amendment to the MTAC Charter), MTAC shall (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the MTAC public shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to MTAC to pay its taxes (less up to $100,000 of such net interest to pay dissolution expenses), by (B) the total number of then outstanding MTAC public shares, which redemption will completely extinguish rights of the MTAC public stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the MTAC board of directors in accordance with applicable law, dissolve and liquidate, subject in each case to MTAC’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.

Each of the initial stockholders of MTAC and its officers and directors has agreed to waive its rights to participate in any distribution from MTAC’s Trust Account or other assets with respect to the shares held by them prior to MTAC’s IPO. There will be no distribution from the Trust Account with respect to the MTAC warrants, which will expire worthless if MTAC is liquidated.

The proceeds deposited in the Trust Account could, however, become subject to the claims of MTAC’s creditors which would be prior to the claims of the MTAC public stockholders. Although MTAC has obtained waiver agreements from certain vendors and service providers it has engaged and owes money to, and the prospective target businesses MTAC has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account, and although MTAC will seek such waivers from vendors it engages in the future, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the Trust Account notwithstanding such agreements. The Sponsor has agreed that it will be liable under certain circumstances to pay debts and obligations to target businesses or vendors or other entities that are owed money by MTAC for services rendered or contracted for or products sold to it, but MTAC cannot ensure that the Sponsor will be able to satisfy its indemnification obligations if it is required to do so. Additionally, there are two exceptions to the Sponsor’s indemnity: the Sponsor will have no liability (1) as to any claimed amounts owed to a target business or vendor or other entity who has executed an agreement with MTAC waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account, or (2) as to any claims under the indemnity with the underwriter of the MTAC IPO against certain liabilities, including liabilities under the Securities Act. Moreover, the Sponsor will not be liable to the MTAC public stockholders and instead will only have liability to MTAC. Furthermore, MTAC has not asked the Sponsor to reserve for such indemnification obligations, nor has MTAC independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations; therefore, the Sponsor may not be able to satisfy its indemnification obligations if it is required to as the Sponsor’s only assets are securities of MTAC and MTAC has not taken any further steps to ensure that the Sponsor will be able to satisfy any indemnification obligations that arise. Accordingly, the actual per-share redemption price could be less than approximately $10.00, plus interest, due to claims of creditors. Additionally, if MTAC is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in MTAC’s bankruptcy estate and subject to the claims of third parties with priority over the claims of MTAC’s stockholders. To the extent any bankruptcy claims deplete the Trust Account, MTAC cannot assure you it will be able to return to the MTAC public stockholders at least approximately $10.00 per share. MTAC’s public stockholders are entitled to receive funds from the Trust Account only in the event of its failure to complete a business combination within the required time period or if the stockholders properly seek to have MTAC redeem their respective shares for cash upon a business combination which is actually completed by MTAC. In no other circumstances does a stockholder have any right or interest of any kind to or in the Trust Account. None of the MTAC officers or directors will indemnify MTAC for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

If MTAC is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor, creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by MTAC’s stockholders. Because MTAC intends to distribute the proceeds held in the Trust Account to it’s the MTAC public stockholders promptly after the expiration of the time period to complete a business combination, this may be viewed or interpreted as giving preference to the MTAC public stockholders over any potential creditors with respect to access to or distributions from its assets. Furthermore, by paying MTAC public stockholders from the Trust Account prior to addressing the claims of creditors, MTAC’s board of directors may be viewed as having breached its fiduciary duty to MTAC’s creditors and/or may be viewed as having acted in bad faith, which may subject MTAC and Memic to claims of punitive damages. MTAC cannot assure you that such claims will not be brought against it.

MTAC will pay the costs of any subsequent liquidation from its remaining assets outside of the Trust Account plus the up to $100,000 of interest earned on the funds in the Trust Account that MTAC may use for liquidation and dissolution expenses.

Facilities

Upon the closing of the Business Combination, the principal executive offices of MTAC will be those of Memic.

Directors and Executive Officers

MTAC’s current directors and executive officers are as follows:

Name	Age	Position
Karim Karti	52	Chairman
Christopher C. Dewey	77	Chief Executive Officer and Director
David J. Matlin	60	Chief Financial Officer and Director
Robert H. Weiss	63	Chief Administrative Officer and Secretary
Maurice R. Ferré, MD	61	Director
Ivan Delevic	55	Director
Martin Roche, MD	55	Director
Thierry Thaure	59	Director
Manuel Aguero	60	Director
David A. Treadwell	67	Director

The experience of MTAC’s directors and executive officers is as follows:

Karim Karti has served as Chairman of MTAC’s board of directors since December 2020. Mr. Karti has also been a director of Rockley Photonics (NYSE: RKLY) since August 2021. Mr. Karti is a highly experienced healthcare executive. He was the Chief Operating Officer of iRhythm Technologies, Inc. (Nasdaq: IRTC), a digital healthcare company, from July 2018 until March 2020, and was instrumental in launching new products and developing alliances with leading industry participants, including Verily Life Sciences, LLC, a subsidiary of Alphabet Inc. Mr. Karti previously was an officer of General Electric Company (NYSE: GE) (“GE”), where he worked for 22 years and most recently served as President and Chief Executive Officer of the GE Healthcare Imaging division from 2016 to 2018. He also served as Chief Marketing Officer for the GE Healthcare division from 2012 to 2015, as well as the President and Chief Executive Officer of GE Healthcare Emerging Markets and GE Healthcare Korea from 2009 to 2012. Mr. Karti initially was a member of the corporate audit and M&A teams at GE from 1996 to 2000, and started his career with The Procter & Gamble Company (NYSE: PG) in Brand Management in 1993. He has served on the board of directors of Braid Health, Inc. since February 2021. He received his undergraduate degree from Ecole Centrale de Lyon and completed the entrepreneurship program at Ecole Superieure de Commerce de Lyon in 1992. MTAC’s board has determined that Mr. Karti’s significant experience as a public company healthcare executive qualifies him to serve as a member of MTAC’s board of directors.

Christopher C. Dewey has served as MTAC’s Chief Executive Officer and director since September 2020. He has significant experience with medical devices and has been a Managing Director of Ceros Financial Services, Inc., an investment advisory firm, since 2019. Mr. Dewey was a founding board member of MAKO Surgical Corp., a transformational robotic surgical company, where he served on the board from its founding in 2004 until its $1.65 billion sale to Stryker Corp. in 2013 and held positions on the audit and compensation committees. He has been a founding investor and/or board member of many medical technology startups, including: Auris Surgical Robotics, Inc. (board member from 2012 to 2014), PROCEPT BioRobotics Corp., ShockWave Medical, Inc. (Nasdaq: SWAV) (board member from 2011 to 2014), OrthoSensor, Inc. (board member from 2009 to 2014 and 2019 until the sale of the company to Stryker Corp. in 2020), DermaSensor, Inc. (board member from 2011 to present), Heru, Inc. (board observer from 2019 to present), Cephea Valve Technologies, Inc. (board member from 2013 to 2019), GI Windows Corp., HistoSonics, Inc., Magic Leap, Inc., Memic Innovative Surgery, Inc. (advisor to the board from 2017 to present), MIVI Neuroscience, Inc. (board member from 2018 to present), Potrero Medical, Inc., Pristine Surgical, LLC, TriFlo Cardiovascular Inc. (board member from 2019 to present), and Obvius Robotics, Inc. since March 2021. From 1966 to 1979, Mr. Dewey was a Founder and President of The Cannon Group, Inc. (i.e., Cannon Films), which was the one of the first independent film companies to finance, produce and distribute motion pictures worldwide. He also has had a successful career on Wall Street serving as Executive Vice President and Head of High Yield Sales at Jefferies & Co. from 1994 until 2007, and subsequently was Vice Chairman of National Securities Corp. from 2007 until 2011.

Mr. Dewey was a Partner and Institutional Sales Manager in High Yield Fixed Income at Bear, Stearns & Co. from 1980 to 1990, and Managing Partner of Scully Brothers & Foss/The Marion Group, L.P. until 1994. He holds an MBA from The Wharton Graduate School of Business. MTAC’s board has determined that Mr. Dewey’s experience as director of medical technology companies, including public company experience, qualifies him to serve as a member of MTAC’s board of directors.

David J. Matlin has served as MTAC’s Chief Financial Officer and director since September 2020. Mr. Matlin was also the co-founder and Chief Executive Officer of MatlinPatterson Global Advisers LLC (“MatlinPatterson”), a distressed securities investment manager, which he co-founded in July 2002, through 2021. Mr. Matlin was also Chief Executive Officer of MatlinPatterson Asset Management L.P. and its operating joint venture affiliates that managed non-distressed credit strategies, from 2015 to 2018. Prior to forming MatlinPatterson, Mr. Matlin was a Managing Director at Credit Suisse, and headed their Global Distressed Securities Group upon its inception in 1994. Mr. Matlin was also a Managing Director and a founding partner of Merrion Group, L.P., an investment advisory firm, from 1988 to 1994. He began his career as a securities analyst at Halcyon Investments from 1986 to 1988. Mr. Matlin also serves on the board of directors of US Well Services Inc. (Nasdaq: USWS) (formerly Matlin & Partners Acquisition Corporation) and was Chief Executive Officer and Chairman of the company prior to its business combination with US Well Services LLC. He also serves on the boards of directors of Dermasensor, Inc. and Pristine Surgical LLC, which are medical device manufacturers. Since 2020, he has been an observer of the board and a board member (since December 2020) of Clene Nanomedicine, Inc., a biopharmaceutical manufacturer, and since 2020, he has served on the board of Traffk, LLC, an insurance-based data analytics company, and since July 2021, he has served on the board of Empyrean Neuroscience, a biotechnology company. Previously, he served on the board of directors of Flagstar Bank FSB, a federally charted savings bank, and Flagstar Bancorp, Inc. (NYSE: FBC), a savings and loan holding company from 2009 to May 2021, CalAtlantic Group, Inc. (NYSE: CAA), a U.S. homebuilder, from 2009 to 2018, Global Aviation Holdings, Inc., an air charter company, from 2006 to 2012, and Huntsman Corporation (NYSE: HUN), a U.S. chemicals manufacturer, between 2005 and 2007 and Orthosensor, Inc. until the sale of the company to Stryker Corp. in December 2020. Mr. Matlin holds a JD degree from the Law School of the University of California at Los Angeles and a BS in Economics from the Wharton School of the University of Pennsylvania. MTAC’s board has determined that Mr. Matlin’s significant public company board experience qualifies him to serve as a member of MTAC’s board of directors.

Robert H. Weiss has served as MTAC’s Chief Administrative Officer and Secretary since September 2020. Mr. Weiss was General Counsel and a Partner of MatlinPatterson Global Advisers LLC and its affiliates from 2002 until 2020. Prior to joining MatlinPatterson in 2002, Mr. Weiss was a Managing Director at Deutsche Asset Management, where he was responsible for hedge fund and fund-of-funds administration, accounting, and product-related legal and compliance functions from 1996 to 2002. From 1991 to 1996, Mr. Weiss was General Counsel to Moore Capital Management, Inc. and Senior Vice President within the futures and managed futures business of Lehman Brothers from 1989 to 1991, as well as Associate General Counsel from 1986 to 1989. Mr. Weiss began his career in the legal department of futures commission merchant Johnson Matthey & Wallace, Inc. in 1983. Mr. Weiss holds a JD degree from Hofstra Law School and an AB cum laude in Political Science from Vassar College.

Maurice R. Ferré, MD has served as an MTAC director since December 2020. Dr. Ferré is also the Chief Executive Officer and Chairman of the Board of INSIGHTEC Ltd., an innovator of incisionless surgery, a role he has held since January 2015. Dr. Ferré has also served as the Chairman of Memic since 2015, Chairman of DermaSensor, Inc. since 2011, a director of Heru, Inc. since 2020 and a director of MIVI Neuroscience, Inc. since 2018. Dr. Ferré brings over 20 years of experience as a serial entrepreneur in the medical technology industry. From 2004 to 2014, Dr. Ferré served as Chief Executive Officer and Chairman of the Board of MAKO Surgical Corp., a transformational robotic surgical company that he co-founded. The company was later acquired by Stryker Corp in 2013. Prior to that, Dr. Ferré was founder, Chief Executive Officer and President of Visualization Technology Inc. (“VTI”) from 1993 to 2003. VTI became a world leader in image-guided surgery with a navigation platform for ENT and was acquired by GE Healthcare. Dr. Ferré received his Doctor of Medicine and Master of Public Health from Boston University in 1992. He was the recipient of the Ernst & Young 2007 Entrepreneur of the Year Award and was awarded BioFlorida’s Lifetime Achievement Award in 2018. Dr. Ferré is a member of the Board of Trustees for Boston University and is also active on the boards of The Everglades Foundation and Endeavor Miami. MTAC’s board has determined that Dr. Ferré’s experience as a director at medical technology companies qualifies him to serve as a member of MTAC’s board of directors.

Ivan Delevic has served as an MTAC director since December 2020. He brings a wealth of medical device industry experience from his 25 years with Johnson & Johnson (NYSE: JNJ), GE Healthcare, and MAKO Surgical Corp., a transformational robotic surgical company, where he served as Senior Vice President of Corporate Development from 2009 until its $1.65 billion sale to Stryker Corp. in 2013. Mr. Delevic served as the Chief Executive Officer and President of OrthoSensor, Inc., a leader in orthopedic sensor technologies, from October 2014 and a director of the board of directors of OrthoSensor, Inc. from 2015 until the company was sold to Stryker Corp. in December 2020. He previously served in several capacities at GE Healthcare from 1996 to 2007, including General Manager of Molecular Imaging EMEA, Global Marketing and Sales VP for Surgical Navigation. Mr. Delevic holds board positions at several medical device and healthcare companies, including: DermaSensor Inc. (since 2015), Pristine Surgical Corp. (since 2017) and EnMovi Ltd. (from 2019 through January 2021), and was a director of INSIGHTEC Ltd. from January 2015 to January 2021. He served as a consultant to INSIGHTEC Ltd. from November 2020 until January 2021 when he became INSIGHTEC’s Senior Vice President of Strategic Marketing and Business Development. Mr. Delevic holds an MBA from the Technical University of Budapest through a joint program with Herriot-Watt University and a M.Sc. in Electrical Engineering from the Technical University of Budapest. MTAC’s board has determined that Mr. Delevic’s experience serving on boards of medical device companies qualifies him to serve as a member MTAC’s board of directors.

Martin W. Roche, MD has served as an MTAC director since December 2020. He is a practicing orthopedic surgeon specializing in robotic and sensor assisted knee surgery at Holy-Cross Hospital in Fort Lauderdale, Florida since 1996, and is Director of Arthroplasty for the “Hospital for Special Surgery Florida”. He serves as a member of the American and European Knee Society. Dr. Roche was the designing surgeon and performed the first robotic assisted Makoplasty partial and total knee arthroplasty. He has published and lectured extensively in the field of orthopedics and holds over 100 patents focused on medical technology. He was the founder of OrthoSensor, Inc. and served as its Chief Medical Officer and director from 2008 until the sale of the company to Stryker Corp. in December 2020. He is a consultant to Stryker Orthopedics and Pristine Surgical, LLC. He received his MD in Biology from University College Cork in Ireland, and completed his Orthopedic Residency at Jackson Memorial Hospital in Miami, Florida. MTAC’s board has determined that Dr. Roche’s expertise in the medical technology field and director experience qualifies him to serve as a member of MTAC’s board of directors.

Thierry Thaure has served as an MTAC director since March 2021. Mr. Thaure has over 35 years of experience in medical device technology as an entrepreneur, senior executive and director. Since 2019, Mr. Thaure has been Chief Executive Officer and a Director of Triflo Cariovascular, Inc., a company that is developing a technology for the treatment of tricuspid regurgitation. From 2012 to 2019, he was co-Founder and Chief Executive Officer of Cephea Valve Technologies, Inc., a company that developed a percutaneous mitral valve replacement technology and was purchased by Abbott Laboratories in 2019. Previously, he served as Chief Executive Officer from 2004 to 2011 of EndoGastric Solutions, Inc., a medical technology company that develops incisionless transoral procedures for the treatment of GERD, Senior Vice President and General Manager from 2001 to 2004 of Accuray, Inc. (Nasdaq: ARAY), a leader in radiosurgery which he helped take public, and was founding Vice President of Sales & Marketing from 1997 to 2001 at Intuitive Surgical, Inc. (Nasdaq: ISRG), a medical robotics company designing products to improve clinical outcomes of patients through minimally invasive surgery. Prior to that, Mr. Thaure held engineering, marketing and business development roles at Guidant Corp. and American Hospital Supply Corp. in their cardiovascular divisions. During his career, Mr. Thaure has served as board member for several public and private companies, including Pulse Biosciences, Inc. (Nasdaq: PLSE) from 2015 to 2017, where he served on its Compensation and Governance Committees, and was Chairman of its Audit Committee. He also served on the following private company boards: Mauna Kea Technologies Inc. from 2001 to 2012, Aquyre Bioscience Inc. since 2019, and FlexDex Inc from 2019 to 2020 and has served on the board of GT Metabolic Solutions, Inc. since May 2020. Mr. Thaure holds a B.S. in Chemistry and Biomedical Engineering from Duke University and an M.B.A. from the J.L. Kellogg Graduate School of Management at Northwestern University. MTAC’s board has determined that Mr. Thaure’s experience as a director of medical technology companies, including public company experience, qualifies him to serve as a member of MTAC’s board of directors.

Manuel Aguero has served as an MTAC director since April 2021. Mr. Aguero has over 38 years of experience in the healthcare industry, including seven years at Johnson & Johnson’s Surgikos division (1984 to 1990) where he held positions of increasing responsibility including sales, marketing, and management, rising from a territorial sales position to becoming Director of Sales Training. Mr. Aguero co-founded and has been President of QMed Corporation, a medical device distribution company since its inception in 1990. He also has served on the board of its affiliate,

Phoenix Healthcare Solutions, a leading medical manufacturing company, since 2012. Mr. Aguero was an early stage investor and has served on the board of directors of Veterans Healthcare Supply Solutions since 2011. He also served on the board of Orthosensor Inc., a leader in orthopedic sensor technologies, from 2010 until its sale to Stryker in 2020. Mr. Aguero graduated with Honors from The University of Florida with a BSBA in Business Finance. MTAC’s board has determined that Mr. Aguero’s experience as a director of medical technology companies qualifies him to serve as a member of MTAC’s board of directors.

David A. Treadwell has served as an MTAC director since April 2021. Mr. Treadwell has been a director of Visteon, an automotive supplier focused on cockpit electronics, since August 2012. He has also served on the boards of Flagstar Bank, Inc. (NYSE: FBC), a $27 billion regional bank, since 2009 and U.S. Well Services, Inc. (Nasdaq: USWS) (formerly known as Matlin & Partners Acquisition Corporation prior to its merger with U.S. Well Services LLC), a high-pressure hydraulic fracturing supplier, since 2018. Mr. Treadwell also serves as Chairman of Tweddle Group, a provider of automotive owner manuals/information, since September 2018; and Chairman of AGY, LLC, a producer of high tech glass fiber for a variety of global applications, since July 2013. Mr. Treadwell has served on the boards of several other public and private companies. Mr. Treadwell served as President and Chief Executive Officer of EP Management Corporation, formerly known as EaglePicher Corporation, a diversified industrial group, from August 2006 to September 2011. Mr. Treadwell was EaglePicher’s Chief Operating Officer from June 2005 to July 2006. EaglePicher Corporation included EP Medical Batteries, which developed and supplied implantable medical batteries. Prior to that, he served as Oxford Automotive’s Chief Executive Officer from 2004 to 2005. Mr. Treadwell graduated from University of Michigan in 1976 with high honors, BBA in Business. MTAC’s board has determined that Mr. Treadwell’s public company board experience qualifies him to serve as a member of MTAC’s board of directors.

Special Advisor

Michael Stansky has served as MTAC’s special advisor since December 2020. Mr. Stansky was a Managing Director of Tudor Investment Corporation where he was responsible for long/short equity and venture capital investments. He joined Tudor Investment Corporation in January 1994 and retired from active investment management in 2008. From 1985 to 1994, Mr. Stansky was an analyst and portfolio manager at Wellington Management Company. In his personal capacity, as well as at Tudor Investment Corporation, he has been an early stage or crossover investor and/or served on the boards of directors of several healthcare companies, including ShockWave Medical, Inc., MAKO Surgical Corp., TransMedix Group (Nasdaq: TMDX) and Healtheon (now WebMD). He served as Chairman of OrthoSensor, Inc. until the company was acquired by Stryker Corp. in December 2020 and has served on the board of INSIGHTEC Ltd. since November 2018. Mr. Stansky also served on the Investment Committee of Leerink Revelation Healthcare Fund from 2016 to 2021. He holds a B.A. in Accounting from the University of Massachusetts and a M.B.A. from Harvard Business School. Mr. Stansky is a Certified Public Accountant and a Chartered Financial Analyst.

MTAC’s special advisor (i) assists MTAC in sourcing and negotiating with potential business combination targets, (ii) provides his business insights when MTAC assess potential business combination targets and (iii) upon our request, will provide his business insights as MTAC works to create additional value in the businesses that MTAC acquires. In this regard, he fulfills some of the same functions as MTAC’s board members. However, he has no written advisory agreement nor employment or compensation arrangements with MTAC. Moreover, MTAC’s special advisor is not under any fiduciary obligations to MTAC nor does he perform board or committee functions, nor does he have any voting or decision- making capacity on MTAC’s behalf. He also is not required to devote any specific amount of time to MTAC’s efforts and is not subject to the fiduciary requirements to which MTAC’s board members are subject. Accordingly, if MTAC’s special advisor becomes aware of a business combination opportunity which is suitable for any of the entities to which he has fiduciary or contractual obligations (including other blank check companies), he will honor his fiduciary or contractual obligations to present such business combination opportunity to such entity, and only present it to MTAC if such entity rejects the opportunity. MTAC may modify or expand our roster of advisors as MTAC sources potential business combination targets or create value in businesses that it may acquire.

Legal Proceedings

There is no material litigation, arbitration, governmental proceeding or any other legal proceeding currently pending or known to be contemplated against MTAC, and MTAC has not been subject to any such proceeding in the ten years preceding the date of this proxy statement/prospectus.

Periodic Reporting and Audited Financial Statements

MTAC has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. MTAC has filed with the SEC its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021 and June 30, 2021, its Annual Report on Form 10-K for the year ended December 31, 2020, and amendment one to its Annual Report on Form 10-K/A for the year ended December 31, 2020.

MTAC’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of MTAC’s financial condition and results of operations should be read in conjunction with the combined financial statements and related notes included elsewhere in this proxy statement/prospectus. All statements other than statements of historical fact included in this proxy statement/prospectus including, without limitation, statements under this “MTAC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” regarding MTAC’s financial position, business strategy and the plans and objectives of management for future operations, are forward- looking statements. You should review the sections titled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” for a discussion of forward-looking statements and important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. All subsequent written or oral forward-looking statements attributable to MTAC or persons acting on MTAC’S behalf are qualified in their entirety by this paragraph.

Overview

MTAC is a blank check company formed under the laws of the State of Delaware on September 11, 2020 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. MTAC intends to effectuate MTAC’s business combination using cash from the proceeds of the MTAC IPO and the sale of the MTAC private placement warrants, MTAC capital stock, debt or a combination of cash, stock and debt.

MTAC’s Sponsor is MedTech Acquisition Sponsor LLC, a Delaware limited liability company. On December 22, 2020, MTAC consummated the MTAC IPO consisting of 25,000,000 MTAC units. Each unit consists of one share of MTAC Class A Stock and one-third of one MTAC public warrant, with each whole warrant entitling the holder thereof to purchase one share of MTAC Class A Stock for $11.50 per share. The MTAC units were sold at a price of $10.00 per unit, generating gross proceeds to MTAC of $250 million.

Simultaneously with the closing of the MTAC IPO, MTAC completed the private sale of an aggregate of 4,933,333 MTAC private placement warrants to the Sponsor at a purchase price of $1.50 per warrant, generating gross proceeds of $7.4 million.

A total of $250 million of the proceeds from the MTAC IPO and the sale of the MTAC private placement warrants was placed in the Trust Account maintained by Continental, acting as trustee.

It is the job of MTAC management to complete an initial business combination. MTAC’s management team is led by Karim Karti, the Chairman, Christopher C. Dewey, the Chief Executive Officer and director, David J. Matlin, the Chief Financial Officer and director, and Robert H. Weiss, the Chief Administrative Officer and Secretary. MTAC must complete its initial business combination by December 22, 2022, 24 months from the closing of the MTAC IPO. If MTAC’s initial business combination is not consummated by December 22, 2022, then its existence will terminate, and MTAC will distribute all amounts in the Trust Account.

MTAC expects to continue to incur significant costs in the pursuit of its acquisition plans. MTAC cannot assure you that its plans to complete a business combination will be successful.

Results of Operations

MTAC has neither engaged in any operations nor generated any revenues to date. Its only activities from September 11, 2020 (inception) through June 30, 2021 were organizational activities, those necessary to prepare for the MTAC IPO, described below, and after the MTAC IPO, identifying a target company for a business combination at the earliest. MTAC does not expect to generate any operating revenues until after the completion of a business combination. MTAC generates non-operating income in the form of interest income on marketable securities held in the Trust Account. MTAC incurs expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance) as well as identifying and evaluating targets for a business combination.

For the three months ended June 30, 2021, MTAC had a net income of $378,866, which consists of a change in fair value of warrant liability of $1,159,999 and interest income on marketable securities held in the Trust Account of $2,792, offset by general and administrative expenses of $783,925.

For the six months ended June 30, 2021, MTAC had a net income of $6,832, which consists of a change in fair value of warrant liability of $1,061,333 and interest income on marketable securities held in the Trust Account of $37,416, offset by general and administrative expenses of $1,091,917.

Liquidity and Capital Resources

On December 22, 2020, MTAC consummated the MTAC IPO consisting of 25,000,000 MTAC units at a price of $10.00 per unit, which included the partial exercise by the underwriters of their over-allotment option in the amount of 3,000,000 MTAC units, generating gross proceeds of $250 million. Simultaneously with the closing of the MTAC IPO, MTAC consummated the sale of 4,933,333 MTAC private placement warrants at a price of $1.50 per warrant in a private placement to the Sponsor, generating gross proceeds of $7.4 million.

Following the MTAC IPO, the partial exercise of the over-allotment option by the underwriters’ and the sale of the MTAC private placement warrants, a total of $250 million was placed in the Trust Account. MTAC incurred $14,161,525 in transaction costs, including $5,000,000 in cash underwriting fees, $8,750,000 of deferred underwriting fees and $411,525 of other offering costs.

As of December 31, 2020, MTAC had cash and investments held in the Trust Account of $250,040,714. Interest income on the balance in the Trust Account may be used by MTAC to pay taxes. Through June 30, 2021, MTAC had not withdrawn any interest earned from the Trust Account.

For the six months ended June 30, 2021, cash used in operating activities was $692,054. Net income of $6,832 was affected by a change in fair value of warrant liabilities of $1,061,333 and interest earned on marketable securities held in the Trust Account of $37,416. Changes in operating assets and liabilities provided $399,862 of cash for operating activities.

To the extent that MTAC’s capital stock or debt is used, in whole or in part, as consideration to complete the Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business, make other acquisitions and pursue the combined companies’ growth strategies. With respect to the proposed Business Combination with Memic, such proceeds shall be made available in accordance with, and pursuant to, the Sponsor Letter Agreement. See “Certain Agreements Related to the Business Combination — Sponsor Letter Agreement.”

As of June 30, 2021, MTAC had cash of $642,944. MTAC intends to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a business combination.

In order to finance transaction costs in connection with an intended initial business combination, the Sponsor, an affiliate of the Sponsor, or MTAC’s officers and directors may, but are not obligated to, loan MTAC funds as may be required (the “Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes would be repaid upon consummation of an initial business combination. In the event that an initial business combination does not close, MTAC may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.

Off-Balance Sheet Financing Arrangements

MTAC had no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of June 30, 2020. MTAC does not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. MTAC has not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities or purchased any non-financial assets.

Contractual Obligations

MTAC does not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay the Sponsor a monthly fee of $10,000 for office space, utilities and secretarial and administrative support services. Upon completion of a business combination or MTAC’s liquidation, MTAC will cease paying these monthly fees.

The underwriters are entitled to a deferred fee of $0.35 per unit, or $8,750,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that MTAC completes a business combination, subject to the terms of the underwriting agreement.

Critical Accounting Policies

The preparation of condensed financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. MTAC has identified the following critical accounting policies:

Warrant Liability

MTAC does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. MTAC evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). MTAC accounts for the MTAC warrants in accordance with the guidance contained in ASC 815-40 under which the MTAC warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, MTAC classifies the MTAC warrants as liabilities at their fair value and adjusts the MTAC warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the statement of operations. MTAC’s private placement warrants for periods where no observable traded price was available are valued using a Monte Carlo Simulation Model. The MTAC public warrants for periods where no observable traded price was available are valued using a Monte Carlo simulation. For periods subsequent to the detachment of the MTAC public warrants from the MTAC units, the MTAC public warrant quoted market price was used as the fair value as of each relevant date.

Class A Common Stock Subject to Possible Redemption

MTAC accounts for the MTAC Class A Stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Shares of MTAC Class A Stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that feature redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. MTAC’s Class A Stock features certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, shares of MTAC Class A Stock subject to possible redemption are presented as temporary equity, outside of the stockholders’ equity section of MTAC’s balance sheet.

Net Income (Loss) per Common Share

MTAC applies the two-class method in calculating earnings per share. Net income per common share, basic and diluted for MTAC Class A Stock is calculated by dividing the interest income earned on the Trust Account, net of applicable franchise and income taxes, by the weighted average number of MTAC Class A Stock outstanding for the period. Net loss per common share, basic and diluted for MTAC Class B Stock is calculated by dividing the net income, less income attributable to MTAC Class A Stock, by the weighted average number of MTAC Class B Stock outstanding for the period presented.

Recent Accounting Standards

In August 2020, the FASB issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2022 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. MTAC is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows.

MTAC’s management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on its financial statements.

CERTAIN MTAC RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Founder Shares

In connection with the MTAC IPO, MTAC issued an aggregate of 6,250,000 Founder Shares to the Sponsor for an aggregate purchase price of $25,000.

Under the terms of the letter agreement that was executed by the Sponsor and MTAC’s directors and officers concurrently with the MTAC IPO, the Sponsor has agreed not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (i) one year after the completion of a Business Combination or (ii) following the consummation of the Business Combination, the date on which MTAC completes a liquidation, merger, capital stock exchange or similar transaction that results in the MTAC stockholders having the right to exchange their shares of common stock for cash, securities or other property. Notwithstanding the foregoing, if the last sale price of MTAC’s Class A Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, the Founder Shares will be released from the lock-up. As a result of the Lock-up Agreement, the Memic ordinary shares issuable to Sponsor and its MTAC’s officers and directors shall be subject to the transfer restrictions set forth therein following the closing of the Business Combination.

MTAC Private Placement Warrants

Simultaneously with the consummation of the MTAC IPO and the subsequent exercise of the underwriter’s overallotment option, MTAC consummated the private sale of 4,933,333 MTAC private placement warrants to the Sponsor at $1.50 per warrant generating gross proceeds of $7,400,000. Each MTAC private placement warrant entitles the holder thereof to purchase one share of MTAC Class A Stock at a price of $11.50 per share. The MTAC private placement warrants are identical to the MTAC public warrants underlying the units sold in the MTAC IPO, except that the MTAC private placement warrants are not transferable, assignable or salable until 30 days after the completion of a business combination, subject to certain limited exceptions.

Agreements with the Sponsor

MTAC agreed to pay the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. For the six months ended June 30, 2021 and for the period from September 11, 2020 (inception) through December 31, 2020, MTAC accrued $60,000 and $878, respectively, in fees for these services, of which such amounts are included in accrued expenses in MTAC’s balance sheet at June 30, 2021.

Affiliate Loans

Prior to the closing of the MTAC IPO, the Sponsor loaned MTAC $178,080 to be used for a portion of the expenses of the MTAC IPO. Such loans were repaid upon consummation of the MTAC IPO.

In order to finance transaction costs in connection with an intended initial business combination, the Sponsor, an affiliate of the Sponsor, or MTAC’s officers and directors may, but are not obligated to, make Working Capital Loans to MTAC. Such Working Capital Loans would be evidenced by promissory notes. The notes would be repaid upon consummation of an initial business combination. In the event that an initial business combination does not close, MTAC may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.

Reimbursement of Expenses

Other than as described above, no compensation of any kind was or will be paid by MTAC to the Sponsor, executive officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of an initial business combination. However, these individuals have been or will be reimbursed for any out-of-pocket expenses incurred in connection with activities on MTAC’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations, which such unreimbursed amounts totaled approximately $15,000 as of the date of this proxy statement/prospectus. MTAC’s audit committee reviews on a quarterly basis all payments that were made to the Sponsor and MTAC officers, directors or any of their affiliates and will determine which expenses and the amount of expenses that will be reimbursed.

Registration Rights

On December 17, 2020, MTAC entered into a registration rights agreement with respect to the MTAC private placement warrants, any warrants the Sponsor or its affiliates may be issued in payment of Working Capital Loans made to MTAC, and the shares of MTAC Class A Stock issuable upon exercise of the foregoing and upon conversion of the Founder’s Shares. The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that MTAC register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of an initial business combination and rights to require MTAC to register for resale such securities pursuant to Rule 415 under the Securities Act. MTAC will bear the expenses incurred in connection with the filing of any such registration statements. Pursuant to the Registration Rights Agreement to be entered into between Memic, Sponsor and the other parties thereto, the December 17, 2020 registration rights agreement would be terminated, effective as of the consummation of the Business Combination.

MANAGEMENT AFTER THE BUSINESS COMBINATION

The following table provides information about those persons who are expected to serve as directors and executive officers of the combined company following completion of the Business Combination.

Name	Age	Position(s) to be Held in Combined Company Following Business Combination
Maurice R. Ferré, MD,	63	Executive Chairman
Dvir Cohen	36	Chief Executive Officer and Director Nominee
Noam Atar	43	Chief Financial Officer
Eyal Lifschitz	54	Director
Christopher C. Dewey	77	Director Nominee
Robert L. Ryan	78	Director Nominee
Sandra Morgan	59	Director Nominee
Michael Stansky	62	Director Nominee

Maurice R. Ferré, MD, Executive Chairman. Dr. Maurice Ferré has served as Chairman of Memic’s board of directors since March 2018 and has also served as CEO and chairman of the board of directors of INSIGHTEC, an innovator in the field of incisionless surgery, since December 2014. In addition, Dr. Ferré has served on MTAC’s board of directors since December 2020. Dr. Ferré brings over 20 years of experience as an entrepreneur in the medical technology industry. Prior to INSIGHTEC, Dr. Ferré served as CEO and chairman of the board of directors of Mako Surgical Corp. (“Mako”), a transformational robotic surgical company that he co-founded. The company was acquired by Stryker Corp. for $1.65 billion in 2013. Prior to Mako, Dr. Ferré was founder, CEO and President of Visualization Technology Inc. (“VTI”). VTI became the world leader in image-guided surgery with a navigation platform for ENT and was acquired by GE Healthcare in 2002. Dr. Ferré received his Doctor of Medicine and Master of Public Health from Boston University in 1992. He was the recipient of the prestigious Ernst & Young 2007 Entrepreneur of the Year Award and was awarded BioFlorida’s Lifetime Achievement Award in 2018. Dr. Ferré is also a member of the Board of Trustees for Boston University and active on the boards of The Everglades Foundation and Endeavor Miami.

Dvir Cohen, Chief Executive Officer and Director Nominee. Dvir Cohen has served as Memic’s Chief Executive Officer since October 2013. Mr. Cohen has been a leader in Memic from its inception and also serves as a president of Memic U.S. Mr. Cohen brings more than 15 years of experience in innovative robotic systems. Prior to joining Memic, Mr. Cohen served in various positions in the Israeli Ministry of Defense as an awarded officer specializing in robotic systems for various applications. From 2011 to 2013, Mr. Cohen held the positions of research and development manager and robotic project specialist in an elite technology unit of the Israel Intelligence Force. From 2007 to 2011, Mr. Cohen led several opto-mechanical disruptive solutions in the Ministry of Defense, one of which won the Israel Defense Award. Mr. Cohen has experience at all stages of product development, from the early conceptual stage through prototyping to production line implementation and final marketing of government and defense units. Mr. Cohen earned an M.B.A in 2012 from the Recanati Business School at Tel Aviv University with a major in Business Strategy and Entrepreneurship. He also earned B.Sc. and M.Sc. degrees in Mechanical Engineering from the Technion as part of the “Brakim” excellence program in 2006.

Noam Atar, Chief Financial Officer. Noam Atar has served as Memic’s Chief Financial Officer since January 2020. Mr. Atar also serves as the secretary and treasurer of Memic U.S. Mr. Atar brings over 20 years of experience as a finance and operations executive with a strong track record formulating and executing strategic initiatives across business operations and changing management, conceptualizing and leading on multi-functional process and performance transformations, generating consensus through collaboration and organizational alignment, and introducing innovation to achieve financial and business goals. Prior to joining Memic, Mr. Atar served as Senior Director of Finance & Supply Chain at Ferring Pharmaceuticals from June 2015 to January 2020 where he led companywide strategic and operational initiatives. From 2009 to 2015, Mr. Atar served as controller of Bio Technology General Ltd. and from 2007 to 2009 as the controller of international operations of Radware, an Israeli Nasdaq-listed company. From 2004 to 2007, Mr. Atar served as a senior auditor at PricewaterhouseCoopers. Mr. Atar was also the co-founder & CEO of Rway Applications. Mr. Atar is a certified public accountant, holds a Bachelor of Accounting and Economics from the Hebrew University, and an M.B.A. from the Recanati Business School at Tel Aviv University. In addition, Mr. Atar is certified in Business Analytics by Harvard Business School Online.

Eyal Lifschitz, Director. Eyal Lifschitz is Co-founder and a Managing General Partner of Peregrine Ventures, an Israeli life science venture capital fund that focuses on therapeutic devices and medical software. On behalf of the fund, Mr. Lifschitz has served on Memic’s board of directors since October 2015 and on the boards of CardioValve, Cordio Medical Ltd. and other companies. Prior to founding Peregrine Ventures, Mr. Lifschitz co-founded and led the business development efforts of several medical technology companies including PharmaSys, Inc., (acquired by Elan Corp.), ECR Limited (acquired by AVX Corp.), Visioncare Ophthalmic Technologies Inc. and BioControl Ltd. From 2003 to 2007, Mr. Lifschitz also served as a director of NeovascInc. and Given Imaging Ltd., both publicly listed companies. Mr. Lifschitz chairs the IEI Israel Early-Stage Investors Association, founded and chairs GamVeGam a non-profit cooperation between the Israeli Ministry of Education and the Israeli high tech industry which encourages and guides people from the high tech industry to become teachers in Israeli public schools. Mr. Lifschitz holds a Bachelor of Laws from the Academic College of Law and Sciences.

Christopher C. Dewey, Director Nominee. Christopher Dewey has served as MedTech’s Chief Executive Officer and director since September 2020. He has significant experience with medical devices and has been a Managing Director of Ceros Financial Services, Inc., an investment advisory firm, since 2019. Mr. Dewey was a founding board member of MAKO Surgical Corp., a transformational robotic surgical company, where he served on the board from its founding in 2004 until its $1.65 billion sale to Stryker Corp. in 2013 and held positions on the audit and compensation committees. He has been a founding investor and/or board member of many medical technology startups, including: Auris Surgical Robotics, Inc. (board member from 2012 to 2014), PROCEPT BioRobotics Corp., ShockWave Medical, Inc. (Nasdaq: SWAV) (board member from 2011 to 2014), OrthoSensor, Inc. (board member from 2009 to 2014 and 2019 until the sale of the company to Stryker Corp. in 2020), DermaSensor, Inc. (board member from 2011 to present), Heru, Inc. (board observer from 2019 to present), Cephea Valve Technologies, Inc. (board member from 2013 to 2019), GI Windows Corp., HistoSonics, Inc., Magic Leap, Inc., Memic Innovative Surgery, Inc. (advisor to the board from 2017 to present), MIVI Neuroscience, Inc. (board member from 2018 to present), Potrero Medical, Inc., Pristine Surgical, LLC, TriFlo Cardiovascular Inc. (board member from 2019 to present), and Obvius Robotics, Inc. since March 2021. From 1966 to 1979, Mr. Dewey was a Founder and President of The Cannon Group, Inc. (i.e., Cannon Films), which was the one of the first independent film companies to finance, produce and distribute motion pictures worldwide. He also has had a successful career on Wall Street serving as Executive Vice President and Head of High Yield Sales at Jefferies & Co. from 1994 until 2007, and subsequently was Vice Chairman of National Securities Corp. from 2007 until 2011. Mr. Dewey was a Partner and Institutional Sales Manager in High Yield Fixed Income at Bear, Stearns & Co. from 1980 to 1990, and Managing Partner of Scully Brothers & Foss/The Marion Group, L.P. until 1994. He holds an MBA from The Wharton Graduate School of Business.

Robert L. Ryan, Director Nominee. Mr. Ryan has held senior positions in strategic planning and business development at several leading global companies. He served as senior vice president and CFO of Medtronic for more than 12 years, leading the company’s finance functions, including treasury, tax, controllership, internal audit, and investor relations during a period of substantial global growth. He retired from Medtronic in 2005. From 1975 to 1982, he worked for Citibank, including five years as head of the media lending department. He has served as board member of several leading multinational companies including Citi from 2007-2015 where he chaired the mortgage compliance committee and served on the audit and risk management committees. He has also served on the boards of Black & Decker (later Stanley, Black & Decker), General Mills, Hewlett-Packard Company, and UnitedHealth Group. Mr. Ryan is a Trustee Emeritus of Cornell University and served for several years on the Visiting Committee of Harvard Business School. He holds a BS degree in electrical engineering from Wayne State University, an MS degree in electrical engineering from Cornell University, and an MBA from Harvard Business School.

Sandra Morgan, Director Nominee. Ms. Morgan has 32 years of healthcare and executive leadership experience working for Fortune 100 companies. Most recently, she served as senior vice president, physician and provider relations at HCA Healthcare from March 2008 until June 2021. During her 13-year tenure at HCA her responsibilities included business growth for hospitals, ambulatory surgery centers, urgent care clinics, transfer centers, and all service lines including surgical and robotics, women’s and children’s, neurology, oncology, emergency services, behavioral health, employer brokers, and rural markets. She also led the HCA Enterprise Transfer Center and founded the management development group that helped advance the careers of many of HCA’s vice presidents, hospital CEOs, COOs, and service line leaders. Prior to HCA, Ms. Morgan served as vice president for Pfizer’s U.S. managed care business, where she played a major role in the launch and formulary adoption of several products. She received her BS degree in business administration from the University of Illinois and an MBA from St. Joseph’s University.

Michael Stansky, Director Nominee. Mr. Stansky has served as MedTech’s special advisor since December 2020. Mr. Stansky was a Managing Director of Tudor Investment Corporation where he was responsible for long/short equity and venture capital investments. He joined Tudor Investment Corporation in January 1994 and retired from active investment management in 2008. From 1985 to 1994, Mr. Stansky was an analyst and portfolio manager at Wellington Management Company. In his personal capacity, as well as at Tudor Investment Corporation, he has been an early stage or crossover investor and/or served on the boards of directors of several healthcare companies, including ShockWave Medical, Inc., MAKO Surgical Corp., TransMedix Group (Nasdaq: TMDX) and Healtheon (now WebMD). He served as Chairman of OrthoSensor, Inc. until the company was acquired by Stryker Corp. in December 2020 and has served on the board of INSIGHTEC Ltd. since November 2018. Mr. Stansky also served on the Investment Committee of Leerink Revelation Healthcare Fund from 2016 to 2021. He holds a B.A. in Accounting from the University of Massachusetts and a M.B.A. from Harvard Business School. Mr. Stansky is a Certified Public Accountant and a Chartered Financial Analyst.

Corporate Governance Practices

As an Israeli company, Memic is subject to various corporate governance requirements under the Companies Law. However, pursuant to regulations promulgated under the Companies Law, companies with shares traded on certain U.S. stock exchanges, including Nasdaq, may, subject to certain conditions, opt out from the Companies Law requirements to appoint external directors and related Companies Law rules concerning the composition of the audit committee, compensation committee and nominating committee of the board of directors (other than the gender diversification rule under the Companies Law, which requires the appointment of a director from the other gender if at the time a director is appointed all members of the board of directors are of the same gender). In accordance with these regulations, Memic has elected to opt out of those requirements of the Companies Law. These exemptions will continue to be available to Memic so long as: (i) it does not have a “controlling shareholder” as used under the Companies Law, (ii) its shares are traded on certain U.S. stock exchanges, including Nasdaq, and (iii) it complies with the director independence requirements and the audit committee, compensation committee and nominating committee requirements under U.S. laws (including applicable Nasdaq rules) applicable to U.S. domestic issuers.

The term “controlling shareholder” as used in the Companies Law (including by reference to the term “control” as used in the Israeli Securities Law) for purposes related to external directors and for the requirements related to appointment to the audit committee, compensation committee or nominating committee, as described below, means a shareholder with the ability to direct the activities of the company, but excluding a shareholder whose power derives solely from his or her position as a director of the company or from any other position with the company. A shareholder is presumed to be a controlling shareholder if the shareholder holds 50% or more of the voting rights in a company or has the right to appoint the majority of the directors of the company or its general manager. With respect to certain matters (including various related party transactions), a controlling shareholder is deemed to include a shareholder that holds 25% or more of the voting rights in a public company if no other shareholder holds more than 50% of the voting rights in the company.

Accordingly, Memic intends to comply with Nasdaq rule 5605(b)(1), which requires that the board of directors be comprised of a majority of independent directors. A majority of the Memic board of directors will be composed of directors who are “independent” as defined by the rules of Nasdaq and Memic will seek to have all of the nonmanagement directors qualify as “independent” under these standards. The board of directors is expected to establish categorical standards to assist it in making its determination of director independence. Memic uses the definition of “independence” of Nasdaq to make this determination. Memic is not yet listed on Nasdaq, and although Memic uses its definition of “independence,” its rules are inapplicable to Memic until such time as Memic becomes become listed on Nasdaq. Nasdaq Listing Rule 5605(a)(2) provides that an “independent director” is a person other than an officer or employee of Memic or any other individual having a relationship which, in the opinion of the board or directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Nasdaq rules provide that the following persons shall not be considered independent:

•        a director who is, or at any time during the past three years was, an employee of Memic; or

•        a director who accepted or who has a family member who accepted any compensation from Memic in excess of $120,000 during any period of 12 consecutive months within the three years preceding the independence determination (subject to certain exclusions, including, among other things, compensation for board or board committee service).

Provided, however, that in addition to the requirements contained above, audit committee members are also subject to additional, more stringent independence requirements under the Nasdaq rules:

•        a director who is a family member of an individual who is, or at any time during the past three years was employed by Memic as an executive officer;

•        a director who is or has a family member who is a partner in, of a controlling shareholder of, or an executive officer of an entity to which Memic made, or from which Memic received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year or $200,000, whichever is greater (subject to certain exclusions);

•        a director of Memic who is or has a family member who is employed as an executive officer of another entity where, at any time during the past three years, any of the executive officers of Memic served on the compensation committee of such other entity; or

•        a director who is or has a family member who is a current partner of Memic’s outside auditor, or at any time during the past three years was a partner or employee of Memic’s outside auditor, and who worked on Memic’s audit.

Under such definitions, Memic will have [•] independent directors upon consummation of the Business Combination.

The board of directors will assess on a regular basis, and at least annually, the independence of directors and will make a determination as to which members are independent. References to “Memic” above include any subsidiary in a consolidated group with Memic. The terms “immediate family member” and “executive officer” above are expected to have the same meanings specified for such terms in the Nasdaq listing standards.

As a foreign private issuer whose shares will be listed on The Nasdaq Capital Market, Memic is permitted to follow certain home country corporate governance practices instead of certain requirements of the rules of The Nasdaq Capital Market. Pursuant to the “foreign private issuer exemption,” Memic is permitted to comply with Israeli corporate governance practices instead of the Nasdaq corporate governance rules, provided that it disclose which requirements it is not following and the equivalent Israeli requirement. Pursuant to this “home country practice exemption” with respect to the following:

•        Memic intends to follow the quorum requirement for shareholder meetings. As permitted under the Companies Law, pursuant to Memic’s amended and restated articles of association to be effective upon the closing of the Business Combination, the quorum required for an ordinary meeting of shareholders will consist of at least two shareholders present in person, by proxy or by other voting instrument in accordance with the Companies Law, who hold at least 25% of the voting power of its shares (and in an adjourned meeting, with some exceptions, any number of shareholders), instead of 33 1/3% of the issued share capital required under the Nasdaq corporate governance rules.

•        Memic intends to adopt and approve material changes to equity incentive plans in accordance with the Companies Law which does not impose a requirement of shareholder approval for such actions. In addition, Memic intends to follow Israeli corporate governance practice instead of the Nasdaq corporate governance rule which requires shareholder approval prior to an issuance of securities in connection with equity-based compensation of officers, directors, employees, or consultants; and

•        Memic also intends to follow Israeli corporate governance practice instead of the Nasdaq corporate governance rule requiring shareholder approval for certain dilutive events (such as issuances that will result in a change of control, certain transactions other than a public offering involving issuances of a 20% or greater interest in Memic and certain acquisitions of the stock or assets of another company).

Memic otherwise intends to comply with the rules generally applicable to U.S. domestic companies listed on Nasdaq. It may in the future decide to use the foreign private issuer exemption with respect to some or all of the other corporate governance rules.

Chairperson of the Board

Memic’s amended and restated articles of association to be effective upon the closing of the Business Combination provide that the chairperson of the board is appointed by the members of the board of directors and serves as chairperson of the board throughout his term as a director, unless resolved otherwise by the board of directors. Under the Companies Law, in a public company, the chief executive officer (or any relative of the chief executive officer) may not serve as the chairman of the board of directors, and the chairman (or any relative of the chairman) may not be vested with authorities of the chief executive officer without shareholder approval consisting of a majority vote of the shares present and voting at a shareholders meeting (with such approval being for a period of up to three years), provided that either:

•        at least a majority of the shares of non-controlling shareholders or shareholders that do not have a personal interest in the approval voted at the meeting are voted in favor (disregarding abstentions); or

•        the total number of shares of non-controlling shareholders and shareholders who do not have a personal interest in such appointment voting against such appointment does not exceed 2% of the aggregate voting rights in the company.

In addition, a person subordinated, directly or indirectly, to the chief executive officer may not serve as the chairman of the board of directors; the chairman of the board may not be vested with authorities that are granted to those subordinated to the chief executive officer; and the chairman of the board may not serve in any other position in the company or a controlled company, but he may serve as a director or chairman of a subsidiary.

External Directors

Under the Companies Law, companies incorporated under the laws of the State of Israel that are public companies, including companies with shares listed on Nasdaq, are required to appoint at least two external directors who must meet heightened independence requirements. Pursuant to regulations promulgated under the Companies Law, companies with shares traded on certain U.S. stock exchanges, including Nasdaq, may, subject to certain conditions, opt out from the Companies Law requirements to appoint external directors and related Companies Law rules concerning the composition of the audit committee and compensation committee of the board of directors. In accordance with these regulations, Memic has elected to opt out from these Companies Law requirements. Instead, Memic must comply with the director independence requirements, the audit committee and the compensation committee composition requirements under U.S. laws (including applicable Nasdaq rules) applicable to U.S. domestic issuers.

Committees of the Board of Directors

The board of directors will have the following standing committees: an audit committee, a compensation committee and a nominating committee.

Audit Committee

Under the Companies Law, the board of directors of a public company must appoint an audit committee (the “Audit Committee”). The Audit Committee will be responsible, among its other duties and responsibilities, for overseeing Memic’s accounting and financial reporting processes, audits of financial statements, qualifications and independence of the independent registered public accounting firm, the effectiveness of internal control over financial reporting and the performance of the internal audit function and independent registered public accounting firm. The Audit Committee will review and assess the qualitative aspects of Memic’s financial reporting, processes to manage business and financial risks, and compliance with significant applicable legal, ethical and regulatory requirements. The Audit Committee will be directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm. In addition, the Audit Committee will be responsible for the following additional matters pursuant to the Companies Law:

•        recommending to the board of directors the retention and termination of the internal auditor, and the internal auditor’s engagement fees and terms, in accordance with the Companies Law as well as approving the yearly or periodic work plan proposed by the internal auditor;

•        identifying irregularities in Memic’s business administration, including by consulting with the internal auditor or with the independent auditor, and suggesting corrective measures to the board of directors;

•        reviewing policies and procedures with respect to transactions (other than transactions related to the compensation or terms of services) between Memic and officers and directors, or affiliates of officers or directors, or transactions that are not in the ordinary course of Memic’s business and deciding whether to approve such acts and transactions if so required under the Companies Law; and

•        establishing procedures for the handling of employees’ complaints as to the management of Memic’s business and the protection to be provided to such employees.

The charter of the Audit Committee will be available without charge at [•].

The members of the Audit Committee are expected to be [•], [•] and [•]. The board of directors is expected to designate [•] and [•] as “audit committee financial experts” and to determine that each member is “financially literate” under the Nasdaq rules. The board of directors is also expected to determine that each member of the Audit Committee is “independent” as defined under the Nasdaq rules and Exchange Act rules and regulations.

Compensation Committee

Under the Companies Law, the board of directors of a public company must appoint a compensation committee (the “Compensation Committee”). The Compensation Committee will be responsible, among its other duties and responsibilities, for reviewing and approving all forms of compensation to be provided to, and employment agreements with, the executive officers and directors of Memic and its subsidiaries, establishing the general compensation policies of Memic and its subsidiaries and reviewing, approving and overseeing the administration of the employee benefits plans of Memic and its subsidiaries. The Compensation Committee will also be responsible for:

•        recommending to the board of directors with respect to the approval of the compensation policy for “office holders” (a term used under the Companies Law, which essentially means directors and executive officers) and, once every three years, regarding any extensions to a compensation policy that has been in effect for a period of more than three years;

•        reviewing the implementation of the compensation policy and recommending from time to time to the board of directors with respect to any amendments or updates of the compensation plan;

•        resolving whether or not to approve arrangements with respect to the terms of office and employment of office holders; and

•        exempting, under certain circumstances, from the requirement of approval by the general meeting of shareholders, transactions with a candidate to serve as the chief executive officer of Memic.

The charter of the Compensation Committee will be available without charge at [•].

The members of the Compensation Committee are expected to be [•], [•] and [•]. The board of directors is expected to determine that each member of the Compensation Committee is “independent” as defined under the Nasdaq listing standards. The Compensation Committee has the authority to retain compensation consultants, outside counsel and other advisers.

Compensation Policy under the Companies Law

In general, under the Companies Law, a public company must have a compensation policy approved by the board of directors after receiving and considering the recommendations of the compensation committee. In addition, a compensation policy must be approved at least once every three years, first, by the board of directors, upon recommendation of its compensation committee, and second, by a simple majority of the ordinary shares present, in person or by proxy, and voting at a shareholders meeting, provided that either:

•        such majority includes at least a majority of the shares held by shareholders who are not controlling shareholders and do not have a personal interest in such compensation policy and who are present and voting (excluding abstentions); or

•        the total number of shares of non-controlling shareholders and shareholders who do not have a personal interest in the compensation policy and who vote against the policy, does not exceed 2% of the company’s aggregate voting rights.

In the event that the shareholders fail to approve the compensation policy in a duly convened meeting, the board of directors may nevertheless override that decision, provided that the compensation committee and then the board of directors decide, on the basis of detailed reasons and after further review of the compensation policy, that approval of the compensation policy is for the benefit of the company despite the failure of the shareholders to approve the policy.

If a company that adopts a compensation policy in advance of its initial public offering (or in this case, prior to the closing of the Business Combination) describes the policy in its prospectus for such offering, then that compensation policy shall be deemed validly adopted in accordance with the Companies Law and will remain in effect for term of five years from the date such company becomes a public company.

The compensation policy must serve as the basis for decisions concerning the financial terms of employment or engagement of office holders, including exculpation, insurance, indemnification or any monetary payment or obligation of payment in respect of employment or engagement. The compensation policy must relate to certain factors as set forth in the Companies Law, including advancement of the company’s objectives, business plan and long-term strategy, and creation of appropriate incentives for office holders. It must also consider, among other things, the company’s risk management, size and the nature of its operations. The compensation policy must furthermore consider the following additional factors:

•        the education, skills, experience, expertise and accomplishments of the relevant office holder;

•        the office holder’s position, responsibilities and prior compensation agreements with him or her;

•        the ratio between the cost of the terms of employment of an office holder and the cost of the employment of other employees of the company, including employees employed through contractors who provide services to the company, in particular the ratio between such cost, the average and median salary of the employees of the company, as well as the impact of such disparities on the work relationships in the company;

•        if the terms of employment include variable components — the possibility of reducing variable components at the discretion of the board of directors and the possibility of setting a limit on the value of non-cash variable equity-based components; and

•        if the terms of employment include severance compensation — the term of employment or office of the office holder, the terms of his or her compensation during such period, the company’s performance during the such period, his or her individual contribution to the achievement of the company goals and the maximization of its profits and the circumstances under which he or she is leaving the company.

The compensation policy must also include, among other things:

•        with regard to variable components of compensation:

•        with the exception of office holders who report directly to the chief executive officer, provisions determining the variable components on the basis of long-term performance and on measurable criteria; however, the company may determine that an immaterial part of the variable components of the compensation package of an office holder shall be awarded based on non-measurable criteria, if such amount is not higher than three monthly salaries per annum, while taking into account such office holder’s contribution to the company; and

•        the ratio between variable and fixed components, as well as the limit on the values of variable components at the time of their grant.

•        a condition under which the office holder will return to the company, according to conditions to be set forth in the compensation policy, any amounts paid as part of his or her terms of employment, if such amounts were paid based on information later to be discovered to be wrong, and such information was restated in the company’s financial statements;

•        minimum holding or vesting period of variable equity-based components to be set in the terms of office or employment, as applicable, while taking into consideration long-term incentives; and

•        a limit on retirement grants.

Memic’s compensation policy, which will become effective immediately after the consummation of the Business Combination, will be designed to comply with the foregoing and to promote retention and motivation of directors and executive officers, incentivize superior individual excellence, align the interests of Memic’s directors and executive officers with Memic’s long-term performance and provide a risk management tool. To that end, a portion of an executive officer compensation package will be targeted to reflect Memic’s short and long-term goals, as well as the executive officer’s individual performance. On the other hand, its compensation policy will include measures designed to reduce the executive officer’s incentives to take excessive risks that may harm Memic in the long-term, such as limits on the value of cash bonuses and equity-based compensation, limitations on the ratio between the variable and the total compensation of an executive officer and minimum vesting periods for equity-based compensation.

The compensation policy will also address Memic’s executive officers’ individual characteristics (such as their respective positions, education, scope of responsibilities and contribution to the attainment of its goals) as the basis for compensation variation among its executive officers and considers the internal ratios between compensation of its executive officers and directors and other employees. Pursuant to Memic’s compensation policy as it will be adopted, the compensation that may be granted to an executive officer may include: base salary, annual bonuses and other cash bonuses (such as a signing bonus and special bonuses with respect to any special achievements, such as outstanding personal achievement, outstanding personal effort or outstanding company performance), equity-based compensation, benefits and retirement and termination of service arrangements. All cash bonuses will be limited to a maximum amount linked to the executive officer’s base salary. In addition, the total variable compensation components (cash bonuses and equity-based compensation) may not exceed a to be determined percentage of each executive officer’s total compensation package with respect to any given calendar year.

The policy will likely provide for annual cash bonuses that may be awarded to executive officers upon the attainment of pre-set periodic objectives and individual targets. The annual cash bonus that may be granted to Memic’s executive officers other than its chief executive officer will be based on performance objectives and a discretionary evaluation of the executive officer’s overall performance by the chief executive officer. The annual cash bonus that may be granted to executive officers other than Memic’s chief executive officer may be based entirely on a discretionary evaluation. Furthermore, Memic’s chief executive officer will be entitled to recommend performance objectives, and such performance objectives will be approved by the Compensation Committee (and, if required by law, by Memic’s board of directors).

The performance measurable objectives of Memic’s chief executive officer will be determined by Memic’s Compensation Committee and board of directors. A less significant portion of the chief executive officer’s annual cash bonus may be based on a discretionary evaluation of the chief executive officer’s overall performance by the Compensation Committee and the board of directors based on quantitative and qualitative criteria.

The equity-based compensation under the compensation policy for Memic’s executive officers will be designed in a manner consistent with the underlying objectives in determining the base salary and the annual cash bonus. Primary objectives will include enhancing the alignment between the executive officers’ interests and Memic’s long-term interests and those of its shareholders and strengthening the retention and the motivation of executive officers in the long term. Memic’s compensation policy will provide for executive officer compensation in the form of share options or other equity-based awards, such as restricted shares and restricted share units, in accordance with its share incentive plan then in place. All equity-based incentives granted to executive officers shall be subject to vesting periods in order to promote long-term retention of the awarded executive officers. Equity-based compensation shall be granted from time to time and be individually determined and awarded according to the performance, educational background, prior business experience, qualifications, role and the personal responsibilities of the executive officer.

In addition, the compensation policy will contain compensation recovery provisions which will allow Memic under certain conditions to recover bonuses paid in excess, enable its chief executive officer to approve immaterial changes in the terms of employment of an executive officer (provided that the changes of the terms of employment are in accordance with Memic’s compensation policy) and allow Memic to exculpate, indemnify and insure its executive officers and directors subject to certain limitations as set forth therein.

The compensation policy also provides for compensation to the members of Memic’s board of directors either (i) in accordance with the amounts provided in the Companies Regulations (Rules Regarding the Compensation and Expenses of an External Director) of 2000, as amended by the Companies Regulations (Relief for Public Companies Traded on Stock Exchanges Outside of Israel) of 2000, as such regulations may be amended from time to time, or (ii) in accordance with the amounts determined in the compensation policy.

Memic’s compensation policy, which will be approved by its board of directors and shareholders prior to the closing of the Business Combination, will become effective immediately prior to the closing of the merger and will be filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.

Nominating Committee

Following the closing of the Business Combination, Memic’s nominating committee (the “Nominating Committee”) will consist of [•], [•] and [•], and be responsible, among other things, for:

•        overseeing and assisting its board in reviewing and recommending nominees for election as directors;

•        assessing the performance of the members of the board; and

•        establishing and maintaining effective corporate governance policies and practices, including, but not limited to, developing and recommending to Memic’s board of directors a set of corporate governance guidelines applicable to Memic.

The charter of the Nominating Committee will be available without charge at [•].

Aggregate Compensation of Executive Officers and Directors

The aggregate compensation, including share-based compensation, paid by Memic to its executive officers and directors as a group for the year ended December 31, 2020 was approximately $1.09 million. This amount includes $0.17 million of amounts set aside or accrued to provide pension, severance, retirement or similar benefits or expenses, but does not include business travel, relocation, professional and business association dues and expenses reimbursed to office holders, and other benefits commonly reimbursed or paid by companies in Israel. For 2021, we expect that the aggregate base cash compensation payable by Memic and its subsidiaries to its executive officers and directors as a group will be in the aggregate amount of approximately $1.72 million. This amount excludes bonuses and share-based compensation, which have not yet been determined, and any of the other potential elements of compensation mentioned above that were excluded from the 2020 compensation amount.

As of December 31, 2020, options to purchase 5,055,500 ordinary shares (or [•] ordinary shares after giving effect to the stock split at the currently anticipated split ratio, which is subject to change) granted to Memic’s executive officers and directors as a group were outstanding under Memic’s equity incentive plans at a weighted average exercise price of $0.059 per ordinary share (or $[•] per ordinary share after giving effect to the stock split at the currently anticipated split ratio, which is subject to change).]

Internal Auditor

Under the Companies Law, the board of directors of a public company must appoint an internal auditor based on the recommendation of the audit committee. The role of the internal auditor is, among other things, to examine whether a company’s actions comply with applicable law and orderly business procedure. Under the Companies Law, the internal auditor cannot be an interested party or an office holder or a relative of an interested party or an office holder, nor may the internal auditor be the company’s independent auditor or its representative. An “interested party” is defined in the Companies Law as: (i) a holder of 5% or more of the issued share capital or voting power in a company, (ii) any person or entity who has the right to designate one or more directors or to designate the chief executive officer of the company, or (iii) any person who serves as a director or as a chief executive officer of the company. As of the date of this proxy statement/prospectus, Memic has not yet appointed an internal auditor.

Memic Equity Incentive Compensation Plans

The 2021 Plan

Memic intends to adopt a new share incentive plan (the “2021 Plan”) in connection with the closing of the Business Combination, under which it may grant equity-based incentive awards to attract, motivate and retain the talent for which it competes. The 2021 Plan will allow Memic to make equity-based incentive awards to officers, employees, directors and other key persons, including consultants. Memic’s board of directors anticipates that providing such persons with a direct stake in Memic will assure a closer alignment of the interests of such individuals with those of Memic and its shareholders, thereby stimulating their efforts on Memic’s behalf and strengthening their desire to remain with Memic. After the adoption of the 2021 Plan, Memic will no longer grant any awards under the 2015 Plan, the U.S. Appendix or Phantom Share Option Plan (each as defined below) though previously granted options will remain outstanding and governed by the terms of the applicable plan.

The 2021 Plan will have an appendix (the “Israeli Appendix”), with terms intended to allow for favorable tax treatment for award recipients in Israel.

Memic will initially reserve [•] Memic ordinary shares for the issuance of awards under the 2021 Plan (the “Share Pool Limit”), which will represent, immediately after the Effective Time, 15% of (i) the total number of issued and outstanding Memic ordinary shares, plus (ii) the total number of Memic ordinary shares underlying any stock options outstanding as of the Effective Time plus (iii) the total number of Memic ordinary shares underlying any Existing Memic Warrants (as defined in “Description of Memic Warrants), after giving effect to the conversion, but excluding any Memic ordinary shares issuable upon exercise of the price adjustment rights. The Share Pool Limit is subject to adjustment in the event of a stock split, stock dividend or other change in Memic’s capitalization. The maximum aggregate number of ordinary shares that may be issued upon exercise of incentive stock options under the 2021 Plan shall not exceed [•].

If any shares subject to an award are forfeited, expire or otherwise terminate without issuance of such shares, or any award is settled for cash or otherwise does not result in the issuance of all or a portion of the shares subject to such award, the shares to which those awards were subject, shall, to the extent of such forfeiture, expiration, termination, non-issuance or cash settlement, again be available for delivery with respect to awards under the 2021 Plan. Shares used to pay the exercise price or tax withholding associated with awards are returned to the pool and will be available for delivery with respect to future awards under the 2021 Plan.

The 2021 Plan will contain a limitation whereby the value of all awards under the 2021 Plan to any non-employee director for services as a non-employee director may not exceed $[•] in any fiscal year.

The 2021 Plan will be administered by the Compensation Committee. The Compensation Committee will have full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 2021 Plan. The Compensation Committee may delegate to the chief executive officer the authority to grant stock options and other awards to employees who are not subject to the reporting and other provisions of Section 16 of the Exchange Act, subject to certain limitations and guidelines. Persons eligible to participate in the 2021 Plan will be those full or part-time officers, employees, non-employee directors and other key persons (including consultants) as selected from time to time by the Compensation Committee in its discretion.

Under the 2021 Plan, the Compensation Committee will be authorized to grant stock options, stock appreciation rights, restricted stock, stock units, other equity-based awards and cash incentive awards as described below. Awards may be subject to a combination of time and performance-based vesting conditions, as may be determined by the Compensation Committee. Except for certain limited situations (including death, disability, a change in control, grants to new hires to replace forfeited compensation, grants representing payment of achieved performance goals or that vest upon the satisfaction of performance goals or other incentive compensation, substitute awards, grants to non-employee directors or replacement of previously outstanding awards), all awards granted under the 2021 Plan will be subject to a minimum vesting period of one year, referred to herein as the minimum vesting condition. The minimum vesting condition will not be required on awards covering, in the aggregate a number of shares not to exceed 5% of the maximum share pool limit. Options and stock appreciation rights cannot be repriced without shareholder approval.

The 2021 Plan will permit the granting by the Compensation Committee of both options to purchase ordinary shares intended to qualify as incentive stock options under Section 422 of the Code and options that do not so qualify. Options granted under the 2021 Plan will be non-qualified options if they fail to qualify as incentive options or exceed the annual limit on incentive stock options. Incentive stock options may only be granted to employees of Memic and its subsidiaries. Non-qualified options may be granted to any persons eligible to receive incentive options and to non-employee directors and key persons. The option exercise price of each option will be determined by the Compensation Committee but may not be less than 100% of the fair market value of the ordinary shares on the date of grant unless the option is granted (i) pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code or (ii) to individuals who are not subject to U.S. income tax. The term of each option will be fixed by the Compensation Committee and may not exceed ten years from the date of grant. The Compensation Committee will determine at what time or times each option may be exercised, including the ability to accelerate the vesting of such options.

Upon exercise of options, the option exercise price must be paid in full either in cash, by certified or bank check or other instrument acceptable to the Compensation Committee or by delivery (or attestation to the ownership) of ordinary shares that are beneficially owned by the optionee for at least six months or were purchased in the open market. Subject to applicable law, the exercise price may also be delivered by a broker pursuant to irrevocable instructions to the broker from the optionee. In addition, the Compensation Committee may permit non-qualified options to be exercised using a net exercise feature which reduces the number of shares issued to the optionee by the number of shares with fair market value equal to the aggregate exercise price.

The Compensation Committee may award stock appreciation rights subject to such conditions and restrictions as it may determine. Stock appreciation rights entitle the recipient to ordinary shares, or cash, equal to the value of the appreciation in our stock price over the exercise price. The exercise price may not be less than 100% of the fair market value of our ordinary shares on the date of grant. The term of each stock appreciation right will be fixed by the Compensation Committee and may not exceed ten years from the date of grant. The Compensation Committee will determine at what time or times each stock appreciation right may be exercised.

The Compensation Committee may award restricted shares of ordinary shares and restricted stock units to participants subject to such conditions and restrictions as it may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with Memic through a specified vesting period. The Compensation Committee may also grant ordinary shares that are free from any restrictions under the 2021 Plan. Unrestricted stock may be granted to participants in recognition of past services or for other valid consideration and may be issued in lieu of cash compensation due to such participant. The Compensation Committee may grant dividend equivalent rights to participants that entitle the recipient to receive credits for dividends that would be paid if the recipient had held a specified number of ordinary shares.

The 2021 Plan will provide that upon the effectiveness of a “change in control,” as defined in the 2021 Plan, an acquirer or successor entity may assume, continue or substitute outstanding awards under the 2021 Plan or cash out awards. The Compensation Committee has the discretion to accelerate vesting of awards.

Participants in the 2021 Plan will be responsible for the payment of any federal, state or local taxes that Memic is required by law to withhold upon the exercise of options or stock appreciation rights or vesting of other awards. Subject to approval by the Compensation Committee, participants may elect to have the up to the maximum tax withholding obligations satisfied by authorizing Memic to withhold ordinary shares to be issued pursuant to the exercise or vesting of such award.

The Compensation Committee may make such adjustments to awards as it considers appropriate to preserve their value in the event of an extraordinary dividend, recapitalization, stock split, spin-off or any other event that constitutes an equity restructuring, including adjustments to the terms of (i) the number of shares with respect to which awards may be granted under the 2021 Plan and (ii) the terms of outstanding awards (including adjustments to exercise prices of options and other affected terms of awards).

Memic may (i) cause the cancellation of any award, (ii) require reimbursement of any award by a participant or beneficiary, and (iii) effect any other right of recoupment of equity or other compensation provided under the 2021 Plan or otherwise in accordance with any company policies that currently exist or that may from time to time be adopted or modified in the future by Memic and/or applicable law, each of which we refer to as a “clawback policy.” In addition, a participant may be required to repay to Memic certain previously paid compensation, whether provided under the 2021 Plan or an award agreement or otherwise, in accordance with any clawback policy. By accepting an award, a participant is also agreeing to be bound by any existing or future clawback policy adopted by Memic, or any amendments that may from time to time be made to the clawback policy in the future by Memic in its discretion (including without limitation any clawback policy adopted or amended to comply with applicable laws or stock exchange requirements) and is further agreeing that all of the participant’s award agreements may be unilaterally amended by Memic, without the participant’s consent, to the extent that Memic in its discretion determines to be necessary or appropriate to comply with any clawback policy.

Except as otherwise provided by the Compensation Committee or set forth in an award agreement, awards are not transferable except by will or by laws of descent and distribution. In no event may any award be transferred to a third party in exchange for value without the consent of Memic’s shareholders prior to vesting.

The Compensation Committee may amend or discontinue the 2021 Plan and the Compensation Committee may amend or cancel outstanding awards for purposes of satisfying changes in law or any other lawful purpose, but no such action may adversely affect rights under an award without the holder’s consent.

No awards may be granted under the 2021 Plan after the date that is ten years from the date of stockholder approval of the 2021 Plan. No awards under the 2021 Plan have been made prior to the date hereof.

New Plan Benefits

No awards have been previously granted under the proposed 2021 Plan. The awards that are to be granted to any participant or group of participants are indeterminable at the date of this proxy statement/prospectus because participation and the types of awards that may be granted under the 2021 Plan are subject to the discretion of the Compensation Committee. Consequently, no new plan benefits table is included in this proxy statement/ prospectus.

United States Tax Aspects Under the Code

The following is a summary of the principal federal income tax consequences of certain transactions under the 2021 Plan which are applicable to U.S. taxpayers. It does not describe all federal tax consequences under the 2021 Plan, nor does it describe state or local tax consequences.

Incentive Options.    No taxable income is generally realized by the optionee upon the grant or exercise of an incentive option. If ordinary shares issued to an optionee pursuant to the exercise of an incentive option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then (i) upon sale of such shares, any amount realized in excess of the option exercise price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (ii) Memic will not be entitled to any deduction for federal income tax purposes. The exercise of an incentive option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.

If ordinary shares acquired upon the exercise of an incentive option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), generally (i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the ordinary shares at exercise (or, if less, the amount realized on a sale of such shares of ordinary shares) over the option exercise price thereof, and (ii) we will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the incentive option is paid by tendering ordinary shares.

If an incentive option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a non-qualified option. Generally, an incentive option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply.

Non-Qualified Options.    No income is realized by the optionee at the time a non-qualified option is granted. Generally (i) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option exercise price and the fair market value of the ordinary shares on the date of exercise, and we receive a tax deduction for the same amount, and (ii) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the ordinary shares have been held. Special rules will apply where all or a portion of the exercise price of the non-qualified option is paid by tendering ordinary shares. Upon exercise, the optionee will also be subject to Social Security taxes on the excess of the fair market value over the exercise price of the option.

Stock Awards.    Generally, the recipient of a restricted stock award will recognize ordinary compensation income at the time the ordinary shares are received equal to the excess, if any, of the fair market value of the shares received over any amount paid by the recipient in exchange for the shares. If, however, the shares are not vested when they are received under the 2021 Plan (for example, if the recipient is required to work for a period of time in order to have the right to sell the shares), the recipient generally will not recognize income until the shares become vested, at which time the recipient will recognize ordinary compensation income equal to the excess, if any, of the fair market value of the shares on the date they become vested over any amount paid by the recipient in exchange for the shares. A recipient may, however, file an election with the IRS, within 30 days of his or her receipt of the award, to recognize ordinary compensation income, as of the date the recipient receives the award, equal to the excess, if any, of the fair market value of the shares on the date the Award is granted over any amount paid by the recipient in exchange for the shares. Memic generally will be entitled to a tax deduction in connection with stock awards under the 2021 Plan in an amount equal to the ordinary income realized by the recipient at the time the recipient recognizes such income.

Other Awards.    Memic generally will be entitled to a tax deduction in connection with other awards under the 2021 Plan in an amount equal to the ordinary income realized by the recipient at the time the recipient recognizes such income. Recipients typically are subject to income tax and recognize such tax at the time that an award is exercised, vests or becomes non-forfeitable, unless the award provides for a further deferral.

Section 409A Compliance.    The 2021 Plan is intended to comply with Section 409A of the Code to the extent that such section would apply to any award under the 2021 Plan. Section 409A of the Code governs the taxation of deferred compensation. Any participant that is granted an award that is deemed to be deferred compensation, such as a grant of restricted stock units that does not qualify for an exemption from Section 409A of the Code, and does not comply with Section 409A of the Code, could be subject to taxation on the award as soon as the award is no longer subject to a substantial risk of forfeiture (even if the award is not exercisable) and an additional 20% tax (and a further additional tax based upon an amount of interest determined under Section 409A of the Code) on the value of the award.

Parachute Payments.    The vesting of any portion of an award that is accelerated due to the occurrence of a change in control may cause a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Code. Any such parachute payments may be non-deductible to Memic, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).

Limitation on Deductions.    Under Section 162(m) of the Code, Memic’s deduction for awards under the 2021 Plan may be limited to the extent that any “covered employee” (as defined in Section 162(m) of the Code) receives compensation in excess of $1 million a year.

Memic’s Existing Plans

Overview

Memic maintains the Memic Innovative Surgery Ltd. 2015 Equity Incentive Plan (the “2015 Plan”), which was adopted on August 16, 2015. As of December, 2020, there were a total of [•] options to purchase ordinary shares authorized under the 2015 Plan (including the U.S. Appendix as defined below), of which [•] were exercised, [•] reserved options to purchase ordinary shares were issued and outstanding and [•] options remain available for future issuance. A total of [•] options to purchase ordinary shares were vested as of December 31, 2020, with a weighted average exercise price of $[•] per share.

On May 24, 2020, Memic’s board of directors adopted a United States Appendix to the 2015 Plan (the “US Appendix”) and on June 8, 2020, the U.S. Appendix was approved by Memic’s shareholders, pursuant to which Memic may grant options to purchase up to a total of [•] ordinary shares thereunder.

Memic also maintains a Phantom Share Option Plan (the “Phantom Share Option Plan”), which was adopted on October 24, 2017. As of December 31, 2020, there were a total of [•] phantom shares granted under the Phantom Share Option Plan, all of which were exercised.

The 2015 Plan provides for the grant of options to employees (excluding “controlling shareholders”, as defined in Section 32(9) of the Israeli Income Tax Ordinance, 1961 (the “Ordinance”)), directors, consultants, services providers of Memic and its affiliates, and any other entity which the board of directors shall decide their services are considered valuable to Memic and/or its affiliates, and the U.S. Appendix is to be read as part of the 2015 Plan, and provides for the grant of options to U.S. taxpayers subject to U.S. federal income tax.

Memic’s Phantom Share Option Plan provides for the grant of hypothetical ordinary shares to employees, directors, consultants, services providers of Memic and its affiliates, and any other person or entity which the board of directors may decide their services are considered valuable to Memic and/or its affiliates.

The 2015 Plan, the U.S. Appendix and the Phantom Share Option Plan are administered by Memic’s board of directors, which determine, subject to applicable law, the grantees of awards and various terms of the grant. The 2015 Plan provides for granting options in compliance with Section 102 and Section 3(i) of the Ordinance, the U.S. Appendix provides for granting options in compliance with the United States Internal Revenue Code of 1986, and the Phantom Share Option Plan provides for granting hypothetical ordinary shares.

Options granted under the 2015 Plan generally vest over four years commencing on the date such employee, director or office holder began providing services to Memic such that 25% vest after one year and an additional 6.25% vest at the end of each subsequent three-month period thereafter for 36 months, such that all options are vested after a total of 48 months. To date, phantom shares granted under the Phantom Share Option Plan vest over three years from the date of grant such that 33.33% vest after one year and 8.33% vest at the end of each subsequent three-month period thereafter for 24 months, such that all options are vested after a total of 36 months. Options and phantom shares that are not exercised within ten years from the grant date expire, unless otherwise determined by the board of directors or its designated committee, as applicable. In case of termination for reasons of disability or death, the grantee or his legal successor may exercise options or phantom shares that have vested prior to termination within a period of 12 months from the date of disability or death. If Memic terminates a grantee’s employment or service for cause, all of the grantee’s vested and unvested options and phantom shares will expire on the date of termination. If a grantee’s employment or service is terminated for any other reason, the grantee may exercise his or her vested options and phantom shares within 90 days of the date of termination. Any expired or unvested options return to the pool for reissuance.

In the event of a merger or consolidation of Memic subsequent to which Memic shall no longer exist as a legal entity, or a sale of all, or substantially all, of its shares or assets or other transaction having a similar effect on Memic, then any outstanding option may be assumed, or an equivalent option may be substituted, by such successor corporation or an affiliate thereof or, in case the successor corporation refuses to assume or substitute the option, the Memic’s board of directors or its designated committee may (a) provide the grantee with the opportunity to exercise the option as to all or part of the shares, vested or otherwise, and (b) specify a period of time following which all outstanding options shall terminate.

DESCRIPTION OF MEMIC ORDINARY SHARES

A summary of the material provisions governing Memic’s share capital immediately following the completion of the Business Combination is described below. This summary is not complete and should be read together with Memic’s amended and restated articles of association, to be effective upon completion of the Business Combination, a copy of which is appended to this proxy statement/prospectus as Annex B.

The following descriptions of share capital and provisions of the amended and restated articles of association are summaries and are qualified by reference to the amended and restated articles of association. The description of the Memic ordinary shares reflects changes to Memic’s capital structure that will occur upon the closing of the Business Combination.

General

This section summarizes the material rights of Memic shareholders under Israeli law, and the material provisions of Memic’s amended articles of association that will become effective upon completion of the Business Combination. The description of the Memic ordinary shares reflects changes to Memic’s capital structure that will occur upon the closing of the Business Combination.

Share Capital

The authorized share capital of Memic upon the closing of the Business Combination will consist of [•] Memic ordinary shares, no par value, of which [•] shares are expected to be outstanding following the stock split contemplated by the Business Combination Agreement, based on an assumed stock split ratio, which is subject to change, and the consummation of the Business Combination and the PIPE transaction.

All of the outstanding Memic ordinary shares are validly issued, fully paid and non-assessable. The Memic ordinary shares are not redeemable and do not have any preemptive rights.

Memic’s board of directors may determine the issue prices and terms for such shares or other securities, and may further determine any other provision relating to such issue of shares or securities. Memic may also issue and redeem redeemable securities on such terms and in such manner as Memic’s board of directors shall determine.

Listing, Registration Number and Purposes of Memic

Upon the consummation of the Business Combination, Memic ordinary shares are expected to be listed and traded on Nasdaq under the trading symbol, “MMIC”. Memic is registered with the Israeli Registrar of Companies. Memic’s registration number is 514809664. Memic’s affairs are governed by its amended and restated articles of association, applicable Israeli law, and specifically, the Companies Law. Memic’s purpose, as set forth in its amended and restated articles of association to be effective upon the completion of the Business Combination, is to engage in any lawful act or activity.

Voting Rights

All Memic ordinary shares will have the same rights and privileges and rank equally, share ratably and be identical in all respects. In addition, notwithstanding the grant of any price adjustment right in connection with the Business Combination, such grant does not create any additional class or series of Memic shares for any purpose, and in no event will the holders of such price adjustment rights be deemed to constitute a separate class of shareholders by virtue of their ownership of price adjustment rights. Memic will have a single class of Memic ordinary shares irrespective of whether some shareholders are entitled to receive price adjustment rights and other shareholders are not entitled to receive price adjustment rights. Until the automatic exercise of price adjustment rights into Memic ordinary shares, the holders of price adjustment rights will not have the rights as a Memic shareholder with respect to Memic ordinary shares underlying such price adjustment rights, including the right to vote or receive a distribution or dividend.

Transfer of Shares

Memic’s fully paid Memic ordinary shares are issued in registered form and may be freely transferred under Memic’s amended and restated articles of association, unless the transfer is restricted or prohibited by another instrument, applicable law or the rules of the New York Stock Exchange or Nasdaq. The ownership or voting of Memic ordinary shares by non-residents of Israel is not restricted in any way by Memic’s amended and restated articles of association or the laws of the State of Israel, except for ownership by nationals of some countries that are, have been, or will be, in a state of war with Israel.

Election of Directors

Under Memic’s amended and restated articles of association, Memic’s board of directors must consist of not less than three but no more than nine directors. Pursuant to Memic’s amended and restated articles of association, each of Memic’s directors will be appointed by a majority vote of the holders of Memic ordinary shares represented and voting at an annual general meeting of Memic’s shareholders, disregarding abstentions, provided that (i) in the event of a contested election, the method of calculation of the votes and the manner in which the resolutions will be presented to Memic’s shareholders at the general meeting shall be determined by Memic’s board of directors in its discretion, and (ii) in the event that Memic’s board of directors does not or is unable to make a determination on such matter, then the directors will be elected by a plurality of the voting power represented at the general meeting in person or by proxy and voting on the election of directors, meaning that the nominees receiving the largest number of “for” votes will be elected in the contested election.

In addition, Memic’s directors are elected each year at the annual general meeting of Memic’s shareholders, and serve on Memic’s board of directors until the annual general meeting following such election or re-election or until they are removed by Memic’s shareholders at a general meeting of Memic’s shareholders or upon the occurrence of certain events in accordance with the Companies Law and Memic’s amended and restated articles of association. Pursuant to Memic’s amended and restated articles of association, vacancies on Memic’s board of directors may be filled by a vote of a majority of directors present and voting. A director so appointed will hold office until the next annual general meeting of Memic’s shareholders.

Dividend and Liquidation Rights

Memic may declare a dividend to be paid to the holders of Memic ordinary shares in proportion to their respective shareholdings. Under the Companies Law, dividend distributions are determined by the board of directors and do not require the approval of the shareholders of a company unless the company’s articles of association provide otherwise. Memic’s amended and restated articles of association will not require shareholder approval of a dividend distribution and provide that dividend distributions may be determined by Memic’s board of directors.

Pursuant to the Companies Law, the distribution amount is limited to the greater of retained earnings or earnings generated over the previous two years, according to the company’s most recently reviewed or audited financial statements (less the amount of previously distributed dividends, if not reduced from the earnings), provided that the end of the period to which the financial statements relate is not more than six months prior to the date of the distribution. If Memic does not meet such criteria, then Memic may distribute dividends only with court approval. In each case, Memic is only permitted to distribute a dividend if Memic’s board of directors and, if applicable, the court determines that there is no reasonable concern that payment of the dividend will prevent Memic from satisfying Memic’s existing and foreseeable obligations as they become due.

In the event of Memic’s liquidation, after satisfaction of liabilities to creditors, its assets will be distributed to the holders of Memic ordinary shares in proportion to their shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights which may be authorized in the future.

Exchange Controls

There are currently no Israeli currency control restrictions on remittances of dividends on Memic ordinary shares, proceeds from the sale of the Memic ordinary shares or interest or other payments to non-residents of Israel, except for shareholders who are subjects of countries that at the time are or have been in a state of war with Israel.

Registration Rights

Following the execution of the Business Combination Agreement, Memic, the Sponsor and certain securityholders of Memic will enter into a Registration Rights Agreement pursuant to which, following the closing of the Business Combination, Memic has agreed to file a shelf registration statement, by no later than 90 business days after the closing of the Business Combination to register the resale of certain Memic ordinary shares and Memic warrants. The Registration Rights Agreement also provides the holders with certain customary piggyback registration rights and demand rights for an underwritten shelf takedown, in each case subject to certain limitations set forth in the Registration Rights Agreement. In addition, the Registration Rights Agreement provides that Memic will pay certain expenses relating to such registrations and indemnify the securityholders against certain liabilities. The rights granted under the Registration Rights Agreement supersede any prior registration, qualification, or similar rights of the parties with respect to Memic securities, and all such prior agreements shall be terminated.

Concurrently with the execution of the Business Combination Agreement, Memic, the Sponsor, and certain securityholders of Memic entered into a Confidentiality and Lock-Up Agreement pursuant to which each of the securityholders of Memic that are party thereto have agreed not to transfer its respective Memic ordinary shares, except to certain permitted transferees, beginning on the closing date of the Business Combination and continuing until the date that is the earlier of (i) the one-year anniversary of the closing date of the Business Combination, or (ii) the date on which the stock price of the Memic ordinary shares is greater than or equal to $12.00 over 20 trading days within any period of 30 consecutive trading days, but only if such date falls on or after the 150-day anniversary of the closing date of the Business Combination.

Concurrently with the execution of the Business Combination Agreement, Memic entered into the Subscription Agreements with the PIPE investors, pursuant to which the PIPE investors agreed to purchase, and Memic agreed to sell to the PIPE investors, the Pipe Shares. The obligations to consummate the transactions contemplated by the Subscription Agreements are conditioned upon, among other things, the consummation of the transactions contemplated by the Business Combination Agreement. Memic is required to, no later than 30 calendar days following the closing date of the Business Combination, file with the SEC a registration statement registering the resale of such shares and naming each PIPE investor as a selling shareholder thereunder. Additionally, Memic is required to use its commercially reasonable efforts to have the registration statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day (or 90th calendar day if the SEC notifies Memic that it will “review” the registration statement) following the filing date thereof and (ii) the 5th business day after the date Memic is notified (orally or in writing, whichever is earlier) by the SEC that the registration statement will not be “reviewed” or will not be subject to further review. Within two business days of notification that any registration state has been declared effective by the SEC, Memic must file the final prospectus under Rule 424 under the Securities Act.

Shareholder Meetings

Under Israeli law, Memic is required to hold an annual general meeting of its shareholders once every calendar year and no later than 15 months after the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to in the amended and restated articles of association as special general meetings. Memic’s board of directors may call special general meetings of Memic’s shareholders whenever it sees fit, at such time and place, within or outside of Israel, as it may determine. In addition, the Companies Law provides that Memic’s board of directors is required to convene a special general meeting of Memic’s shareholders upon the written request of (i) any two or more of Memic’s directors, (ii) one-quarter or more of the serving members of Memic’s board of directors or (iii) one or more shareholders holding, in the aggregate, either (a) 5% or more of Memic’s issued and outstanding shares and 1% or more of Memic’s outstanding voting power or (b) 5% or more of Memic’s outstanding voting power.

Under Israeli law, one or more shareholders holding at least 1% of the voting rights at the general meeting of shareholders may request that the board of directors include a matter in the agenda of a general meeting of shareholders to be convened in the future, provided that it is appropriate to discuss such a matter at the general meeting. Memic’s amended and restated articles of association contain procedural guidelines and disclosure items with respect to the submission of shareholder proposals for general meetings. Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings of shareholders are the shareholders of record on a date to be decided by the board of directors, which, as a company listed on an exchange outside Israel, may be between four and 40 days prior to the date of the meeting. Furthermore, the Companies Law requires that resolutions regarding the following matters must be passed at a general meeting of shareholders:

•        amendments to the articles of association;

•        appointment, terms of service and termination of services of auditors;

•        appointment of directors, including external directors (if applicable);

•        approval of certain related party transactions;

•        increases or reductions of authorized share capital;

•        a merger; and

•        the exercise of the board of director’s powers by a general meeting, if the board of directors is unable to exercise its powers and the exercise of any of its powers is required for proper management of the company.

The Companies Law requires that a notice of any annual general meeting or special general meeting be provided to shareholders at least 21 days prior to the meeting and, if the agenda of the meeting includes (among other things) the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, or an approval of a merger, notice must be provided at least 35 days prior to the meeting. Under the Companies Law, shareholders are not permitted to take action by way of written consent in lieu of a meeting.

Quorum

Pursuant to Memic’s amended and restated articles of association, holders of the Memic ordinary shares have one vote for each Memic ordinary share held on all matters submitted to a vote of the shareholders at a general meeting of shareholders. The quorum required for Memic’s general meetings of shareholders consists of at least two shareholders, that are not in default in payment of any sum that is required to be paid, present in person or by proxy who hold or represent at least 33 1⁄3% of the total outstanding voting power of Memic’s shares, except that if (i) any such general meeting was initiated by and convened pursuant to a resolution adopted by the board of directors and (ii) at the time of such general meeting Memic qualifies as a “foreign private issuer,” the requisite quorum will consist of two or more shareholders, that are not in default in payment of any sum that is required to be paid, present in person or by proxy who hold or represent at least 25% of the total outstanding voting power of Memic’s shares. The requisite quorum may be present within half an hour of the time fixed for the commencement of the general meeting. A general meeting adjourned for lack of a quorum shall be adjourned either to the same day in the next week, at the same time and place, to such day and at such time and place as indicated in the notice to such meeting, or to such day and at such time and place as the chairperson of the meeting shall determine. At the reconvened meeting, any number of shareholders present in person or by proxy shall constitute a quorum, unless a meeting was called pursuant to a request by Memic’s shareholders, in which case the quorum required is one or more shareholders, present in person or by proxy and holding the number of shares required to call the meeting as described under “Description of Memic Ordinary Shares — Shareholder Meetings.”

Vote Requirements

The amended and restated articles of association provide that, unless otherwise required by the Companies Law, all resolutions of Memic’s shareholders require a vote of the holders of a simple majority of the voting power represented at a general meeting of Memic’s shareholders, in person or by proxy, as one class, disregarding abstentions from the count of the voting power present and voting. Under the Companies Law, certain actions require the approval of a special majority, including: (i) an extraordinary transaction with a controlling shareholder or in which the controlling shareholder has a personal interest; (ii) the terms of employment or other engagement of a controlling shareholder of Memic or a controlling shareholder’s relative, even if such terms are not extraordinary; and (iii) certain compensation-related matters described above under “Management After the Business Combination — Compensation Committee” and “— Compensation Policy under the Companies Law.” If at any time following the closing of the Business Combination the share capital of Memic is divided into different classes of shares, the rights attached to any class, unless otherwise provided in the amended and restated articles of association, may be modified or cancelled by Memic by a resolution of the general meeting of the holders of all shares as one class, without any required separate resolution of any class of shares.

Another exception to the simple majority vote requirement is a resolution for the voluntary winding up, or an approval of a scheme of arrangement or reorganization, of the company pursuant to Section 350 of the Companies Law, which requires the approval of a majority of the shareholders present and represented at the meeting, and holding at least 75% of the voting rights represented at the meeting and voting on the resolution.

Access to Corporate Records

Under the Companies Law, all shareholders generally have the right to review minutes of Memic’s general meetings, Memic’s shareholder register (including with respect to material shareholders), Memic’s articles of association, Memic’s financial statements, other documents as provided in the Companies Law, and any document Memic is required by law to file publicly with the Israeli Registrar of Companies or the Israeli Securities Authority. Any shareholder who specifies the purpose of its request may request to review any document in Memic’s possession that relates to any action or transaction with a related party which requires shareholder approval under the Companies Law. Memic may deny a request to review a document if it determines that the request was not made in good faith, that the document contains a commercial secret or a patent or that the document’s disclosure may otherwise impair its interests.

Anti-Takeover Provisions

Acquisitions under Israeli Law

Full Tender Offer

A person wishing to acquire shares of a public Israeli company who would, as a result, hold over 90% of the target company’s voting rights or the target company’s issued and outstanding share capital (or of a class thereof), is required by the Companies Law to make a tender offer to all of the company’s shareholders for the purchase of all of the issued and outstanding shares of the company (or the applicable class). If (i) the shareholders who do not accept the offer hold less than 5% of the issued and outstanding share capital of the company (or the applicable class) and the shareholders who accept the offer constitute a majority of the offerees that do not have a personal interest in the acceptance of the tender offer or (ii) the shareholders who did not accept the tender offer hold less than 2% of the issued and outstanding share capital of the company (or of the applicable class), all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law. A shareholder who had its shares so transferred may petition an Israeli court within six months from the date of acceptance of the full tender offer, regardless of whether such shareholder agreed to the offer, to determine whether the tender offer was for less than fair value and whether the fair value should be paid as determined by the court. However, an offeror may provide in the offer that a shareholder who accepted the offer will not be entitled to petition the court for appraisal rights as described in the preceding sentence, as long as the offeror and the company disclosed the information required by law in connection with the full tender offer. If the full tender offer was not accepted in accordance with any of the above alternatives, the acquirer may not acquire shares of the company that will increase its holdings to more than 90% of the company’s voting rights or the company’s issued and outstanding share capital (or of the applicable class) from shareholders who accepted the tender offer. Shares purchased in contradiction to the full tender offer rules under the Companies Law will have no rights and will become dormant shares.

Special Tender Offer

The Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of 25% or more of the voting rights in the company. This requirement does not apply if there is already another holder of 25% or more of the voting rights in the company. Similarly, the Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of more than 45% of the voting rights in the company, if there is no other shareholder of the company who holds more than 45% of the voting rights in the company. These requirements do not apply if (i) the acquisition occurs in the context of a private placement by the company that received shareholder approval as a private placement whose purpose is to give the purchaser 25% or more of the voting rights in the company, if there is no person who holds 25% or more of the voting rights in the company or as a private placement whose purpose is to give the purchaser 45% of the voting rights in the company, if there is no person who holds 45% of the voting rights in the company, (ii) the acquisition was from a shareholder holding 25% or more of the voting rights in the company and resulted in the purchaser becoming a holder of 25% or more of the voting rights in the company, or (iii) the acquisition was from a shareholder holding more than 45% of the voting rights in the company and resulted in the purchaser becoming a holder of more than 45% of the voting rights in the company. A special tender offer must be extended to all shareholders of a company. A special tender offer may be consummated only if (i) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (ii) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer (excluding the purchaser, its controlling shareholders, holders of 25% or more of the voting rights in the company and any person having a personal interest in the acceptance of the tender offer, or anyone on their behalf, including any such person’s relatives and entities under their control).

In the event that a special tender offer is made, a company’s board of directors is required to express its opinion on the advisability of the offer, or shall abstain from expressing any opinion if it is unable to do so, provided that it gives the reasons for its abstention. The board of directors shall also disclose any personal interest that any of the directors has with respect to the special tender offer or in connection therewith. An office holder in a target company who, in his or her capacity as an office holder, performs an action the purpose of which is to cause the failure of an existing or foreseeable special tender offer or is to impair the chances of its acceptance, is liable to the potential purchaser and shareholders for damages, unless such office holder acted in good faith and had reasonable grounds to believe he or she was acting for the benefit of the company. However, office holders of the target company may negotiate with the potential purchaser in order to improve the terms of the special tender offer and may further negotiate with third parties in order to obtain a competing offer.

If a special tender offer is accepted, then shareholders who did not respond to or that had objected the offer may accept the offer within four days of the last day set for the acceptance of the offer and they will be considered to have accepted the offer from the first day it was made.

In the event that a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity at the time of the offer may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer. Shares purchased in contradiction to the special tender offer rules under the Companies Law will have no rights and will become dormant shares.

Merger

The Companies Law permits merger transactions if approved by each party’s board of directors and, unless certain conditions described under the Companies Law are met, a simple majority of the outstanding shares of each party to the merger that are represented and voting on the merger. The board of directors of a merging company is required pursuant to the Companies Law to discuss and determine whether in its opinion there exists a reasonable concern that as a result of a proposed merger, the surviving company will not be able to satisfy its obligations towards its creditors, such determination taking into account the financial status of the merging companies. If the board of directors determines that such a concern exists, it may not approve a proposed merger. Following the approval of the board of directors of each of the merging companies, the boards of directors must jointly prepare a merger proposal for submission to the Israeli Registrar of Companies.

For purposes of the shareholder vote of a merging company whose shares are held by the other merging company, or by a person or entity holding 25% or more of the voting rights at the general meeting of shareholders of the other merging company, or by a person or entity holding the right to appoint 25% or more of the directors of the other merging company, unless a court rules otherwise, the merger will not be deemed approved if a majority of the shares voted on the matter at the general meeting of shareholders (excluding abstentions) that are held by shareholders other than the other party to the merger, or by any person or entity who holds 25% or more of the voting rights of the other party or the right to appoint 25% or more of the directors of the other party, or any one on their behalf including their relatives or corporations controlled by any of them, vote against the merger. In addition, if the non-surviving entity of the merger has more than one class of shares, the merger must be approved by each class of shareholders. If the transaction would have been approved but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the valuation of the merging companies and the consideration offered to the shareholders. If a merger is with a company’s controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same special majority approval that governs all extraordinary transactions with controlling shareholders.

Under the Companies Law, each merging company must deliver to its secured creditors the merger proposal and inform its unsecured creditors of the merger proposal and its content. Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of the merging company, and may further give instructions to secure the rights of creditors.

In addition, a merger may not be completed unless at least 50 days have passed from the date that a proposal for approval of the merger is filed with the Israeli Registrar of Companies and 30 days from the date that shareholder approval of both merging companies is obtained.

Anti-Takeover Measures in Memic’s Amended and Restated Articles of Association

The Companies Law allows Memic to create and issue shares having rights different from those attached to Memic ordinary shares, including shares providing certain preferred rights with respect to voting, distributions or other matters and shares having preemptive rights. As of the completion of the Business Combination, no preferred shares will be authorized under Memic’s amended and restated articles of association. In the future, if Memic does authorize, create and issue a specific class of preferred shares, such class of shares, depending on the specific rights that may be attached to it, may have the ability to frustrate or prevent a takeover or otherwise prevent Memic’s shareholders from realizing a potential premium over the market value of Memic ordinary shares. The authorization and designation of a class of preferred shares will require an amendment to Memic’s amended and restated articles of association, which requires the prior approval of the holders of a simple majority of the voting power represented at a general meeting of Memic’s shareholders, in person or by proxy. The convening of the meeting, the shareholders entitled to participate, and the vote required to be obtained at such a meeting will be subject to the requirements set forth in the Companies Law and Memic’s amended articles of association, as described above in “Description of Memic Ordinary Shares — Shareholder Meetings.”

Borrowing Powers

Pursuant to the Companies Law and Memic’s amended and restated articles of association, Memic’s board of directors may exercise all powers and take all actions that are not required under law or under Memic’s amended and restated articles of association to be exercised or taken by Memic’s shareholders, including the power to borrow money for company purposes.

Changes in Capital

Memic’s amended and restated articles of association enable Memic to increase or reduce Memic’s share capital. Any such changes are subject to Israeli law and must be approved by a resolution duly passed by Memic’s shareholders at a general meeting of shareholders. In addition, transactions that have the effect of reducing capital, such as the declaration and payment of dividends in the absence of sufficient retained earnings or profits, require the approval of both Memic’s board of directors and an Israeli court.

Exclusive Forum

Memic’s amended and restated articles of association provide that unless Memic consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions, and accordingly, both state and federal courts have jurisdiction to entertain such claims. While the federal forum provision in Memic’s amended and restated articles of association does not restrict the ability of Memic’s shareholders to bring claims under the Securities Act, Memic recognizes that it may limit shareholders’ ability to bring a claim in the judicial forum that they find favorable and may increase certain litigation costs, which may discourage the filing of claims under the Securities Act against Memic, its directors and officers. However, the enforceability of similar forum provisions (including exclusive federal forum provisions for actions, suits or proceedings asserting a cause of action arising under the Securities Act) in other companies’ organizational documents has been challenged in legal proceedings, and there is uncertainty as to whether courts would enforce the exclusive forum provisions in Memic’s amended and restated articles of association. If a court were to find the choice of forum provision contained in Memic’s amended and restated articles of association to be inapplicable or unenforceable in an action, Memic may incur additional costs associated with resolving such action in other jurisdictions, which could materially adversely affect Memic’s business, financial condition and results of operations. Alternatively, if a court were to find these provisions of Memic’s amended and restated articles of association inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, Memic may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect Memic’s business and financial condition. Any person or entity purchasing or otherwise acquiring any interest in Memic’s share capital shall be deemed to have notice of and to have consented to the choice of forum provisions of Memic’s amended and restated articles of association. This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction.

Memic’s amended and restated articles of association also provide that unless Memic consents in writing to the selection of an alternative forum, the competent courts of the Economic Division of the District Court in Tel Aviv, Israel shall be the exclusive forum for any derivative action or proceeding brought on behalf of Memic, any action asserting a breach of a fiduciary duty owed by any of Memic’s directors, officers or other employees to Memic or Memic’s shareholders or any action asserting a claim arising pursuant to any provision of the Companies Law or the Israeli Securities Law.

Transfer Agent and Registrar

The transfer agent and registrar for Memic ordinary shares is Continental Stock Transfer & Trust Company. Its address is One State Street Plaza, 30th Floor, New York, New York 10004, and its telephone number is (212) 509-4000.

DESCRIPTION OF MEMIC WARRANTS

Pursuant to the Business Combination Agreement, after the Effective Time, and as a result of the Conversion, all Memic preferred warrants will be exercisable solely for Memic ordinary shares.  In addition, at the Effective Time, each MTAC warrant that is outstanding and unexercised immediately prior to the Effective Time will be converted into and become a Memic warrant. The following provides a summary of the material provisions governing the Memic warrants.

The Existing Memic Warrants

As of the date of this proxy statement/prospectus, Memic has outstanding warrants consisting of:

•        warrants exercisable for 9,428,276 Series C-1 preferred shares of Memic (the “Series C Warrants”) at an exercise price equal to $0.8918 per share, subject to adjustment; and

•        warrants exercisable for 1,647,740 Series D-1 preferred shares of Memic (the “Series D Warrants”) at an exercise price equal to $2.226 per .025 of a Series D-1 preferred share. The Series C Warrants and the Series D Warrants are collectively referred to as the “Existing Memic Warrants.”

Conversion

Immediately prior to the Effective Time, all Memic preferred shares, including those underlying the Series C Warrants and the Series D Warrants, will be converted into a number of Memic ordinary shares based on the applicable conversion ratio set forth in Memic’s current Amended and Restated Articles of Association (the “Conversion”). After the Conversion, the holders of Existing Memic Warrants will cease to have any rights to acquire Memic preferred shares and the Existing Memic Warrants shall be exercisable solely for Memic ordinary shares.

Terms of the Existing Memic Warrants

The Existing Memic Warrants became exercisable beginning on the date of issuance. The Series C Warrants expire on March 2, 2028, or earlier upon (i) any deemed liquidation event enumerated in Memic’s current Amended and Restated Articles of Association, or (ii) the consummation of a sale of Memic’s ordinary shares to the public in a bona fide, underwritten, public offering pursuant to a registration statement under the Securities Act, the Israeli Securities Law or similar securities laws of another jurisdiction (a “Memic IPO”). The Series D Warrants expire on November 23, 2025, or earlier upon a deemed liquidation event or a Memic IPO. The exercise price and the number of Memic ordinary shares are subject to appropriate adjustment in the event of certain share dividends and distributions, share splits, share combinations, reclassifications or similar events affecting the Memic ordinary shares underlying the respective Existing Memic Warrants.

The Existing Memic Warrants are exercisable, at the option of each holder, in whole or in part by delivering to Memic a duly executed exercise notice accompanied by payment in full for the number of Memic ordinary shares purchased upon such exercise (except in the case of a cashless exercise as discussed below). No fractional shares will be issued in connection with the exercise of an Existing Memic Warrant, and the number of shares shall be rounded to the nearest whole number. In lieu of making the cash payment otherwise contemplated to be made to Memic, a holder may request to exercise an Existing Memic Warrant on a net issuance basis. Upon such exercise, the holder will receive the net number of Memic ordinary shares determined according to the formula set forth in the respective Series C Warrant or Series D Warrant.

Unless the holder elects to exercise the Existing Memic Warrant in the manner described above, such exercise will be automatic, without the payment by the holder of any additional consideration, upon the earlier of the applicable expiration date of the Existing Memic Warrant, the consummation of a Memic IPO, or a deemed liquidation event. The number of Memic ordinary shares to be issued upon such automatic exercise will be calculated pursuant to the formula stated in the respective Series C Warrant or Series D Warrant.

The Existing Memic Warrants may not be transferred, other than to certain permitted transferees, without Memic’s consent. Except as otherwise provided in an Existing Memic Warrant, the Existing Memic Warrant may only be amended and provisions may only be waived by written consent of Memic and the holders of a majority in interest of the Series C Warrants or Series D Warrants, as applicable.

Governing Law

The Memic warrants are governed by Israeli law. Except as otherwise provided in the Existing Memic Warrants or by virtue of such holder’s ownership of shares, the holder of an Existing Memic Warrant does not have the rights or privileges of a shareholder, including any voting rights, rights to receive dividends or other distributions thereon, preemptive rights, or be notified of shareholder meetings, until the holder exercises the Existing Memic Warrant.

Public Warrants

Each whole public warrant entitles the holder thereof to purchase one whole ordinary share of Memic at a price of $11.50 per share, subject to adjustment. The warrant agreement provides that the terms of the public warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, and that all other modifications or amendments will require the vote or written consent of the holders of at least a majority of the then outstanding public warrants and, solely with respect to any amendment to the terms of the private warrants, a majority of the then outstanding private warrants.

Pursuant to the warrant agreement, a warrantholder may exercise its public warrants only for a whole number of Memic ordinary shares. This means only a whole public warrant may be exercised at a given time by a warrantholder. No fractional warrants will be issued and only whole public warrants will trade.

The public warrants are exercisable on the later of 30 days after the completion of the Business Combination and 12 months from the closing of MTAC’s initial public offering. The public warrants expire at 5:00 p.m., New York City time, on the date that is five years after the completion of the Business Combination or earlier upon redemption or liquidation.

Memic will not be obligated to deliver any Memic ordinary shares pursuant to the exercise of a public warrant and will have no obligation to settle such public warrant exercise unless a registration statement under the Securities Act with respect to the Memic ordinary shares of underlying the public warrants is then effective and a current prospectus relating thereto is current, subject to Memic’s satisfying its obligations described below with respect to registration. No public warrant will be exercisable and Memic will not be obligated to issue Memic ordinary shares upon exercise of a public warrant unless the Memic ordinary shares issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the public warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a public warrant, the holder of such public warrant will not be entitled to exercise such public warrant and such public warrant may have no value and expire worthless. In no event will Memic be required to net cash settle any public warrant.

During any period when Memic shall have failed to maintain an effective registration statement, exercise the public warrants on a “cashless basis” pursuant to the exemption provided by Section 3(a)(9) of the Securities Act; provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their public warrants on a cashless basis.

Once the public warrants become exercisable, Memic may call the public warrants for redemption:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrantholder; and

•        if, and only if, the reported closing price of the Memic ordinary shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before Memic sends the notice of redemption to the warrantholders.

If and when the public warrants become redeemable by Memic, Memic may not exercise its redemption right if the issuance of shares of common stock upon exercise of the public warrants is not exempt from registration or qualification under applicable state blue sky laws or Memic is unable to effect such registration or qualification.

Memic has established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and Memic issues a notice of redemption of the public warrants, each warrantholder will be entitled to exercise its public warrant prior to the scheduled redemption date. However, the price of the Memic ordinary shares may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), as well as the $11.50 warrant exercise price after the redemption notice is issued.

If Memic calls the public warrants for redemption as described above, Memic’s management will have the option to require any holder that wishes to exercise its public warrant to do so on a cashless basis. In determining whether to require all holders to exercise their public warrants on a cashless basis, Memic’s management will consider, among other factors, Memic’s cash position, the number of public warrants that are outstanding and the dilutive effect on Memic’s shareholders of issuing the maximum number of Memic ordinary shares issuable upon the exercise of public warrants. If Memic’s management takes advantage of this option, all holders of public warrants would pay the exercise price by surrendering their public warrants for that number of Memic ordinary shares equal to the quotient obtained by dividing (x) the product of the number of Memic ordinary shares underlying the public warrants multiplied by and the excess of the “fair market value” (defined below) over the exercise price of the public warrants by (y) the fair market value. The “fair market value” shall mean the average reported closing price of the Memic ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the public warrants. If Memic’s management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of Memic ordinary shares to be received upon exercise of the public warrants, including the “fair market value” in such case.

Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. This feature may be an attractive option to Memic if Memic does not need the cash from the exercise of the public warrants after the Business Combination. If Memic calls its public warrants for redemption and Memic’s management does not take advantage of this option, then holders of private warrants would still be entitled to exercise the private warrants for cash or on a cashless basis using the same formula described above that other warrantholders would have been required to use had all warrantholders been required to exercise their public warrants on a cashless basis See “Description of Memic Warrants — The Private Warrants.”

A holder of a public warrant may notify Memic in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the Memic ordinary shares outstanding immediately after giving effect to such exercise.

If the number of outstanding Memic ordinary shares is increased by a stock dividend payable in Memic ordinary shares, or by a split-up of Memic ordinary shares or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of Memic ordinary shares issuable on exercise of each public warrant will be increased in proportion to such increase in the outstanding Memic ordinary shares. A rights offering to holders of Memic ordinary shares entitling holders to purchase Memic ordinary shares at a price less than the fair market value will be deemed a stock dividend of a number of Memic ordinary shares equal to the product of (i) the number of Memic ordinary shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Memic ordinary shares) and (ii) one minus the quotient of (x) the price per Memic ordinary share paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Memic ordinary shares, in determining the price payable for Memic ordinary shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Memic ordinary shares as reported during the 10 trading day period ending on the trading day prior to the first date on which the Memic ordinary shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if Memic, at any time while the public warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Memic ordinary shares on account of such shares (or other shares of Memic’s capital stock into which the public warrants are convertible), other than (a) as described above or (b) certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Memic ordinary share in respect of such event.

If the number of outstanding Memic ordinary shares of is decreased by a consolidation, combination, reverse stock split or reclassification of Memic ordinary shares or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of Memic ordinary shares of issuable on exercise of each public warrant will be decreased in proportion to such decrease in outstanding Memic ordinary shares.

Whenever the number of Memic ordinary shares purchasable upon the exercise of the public warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Memic ordinary shares purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of Memic ordinary shares so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding Memic ordinary shares of (other than those described above or that solely affects the par value of such Memic ordinary shares), or in the case of any merger or consolidation of Memic with or into another corporation (other than a consolidation or merger in which Memic is the continuing corporation and that does not result in any reclassification or reorganization of outstanding Memic ordinary shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of Memic as an entirety or substantially as an entirety in connection with which Memic is dissolved, the holders of the public warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the Memic ordinary shares of immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the public warrants would have received if such holder had exercised their public warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Memic ordinary shares in such a transaction is payable in the form of Memic ordinary shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the public warrant properly exercises the public warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the public warrant. The purpose of such exercise price reduction is to provide additional value to holders of the public warrants when an extraordinary transaction occurs during the exercise period of the public warrants pursuant to which the holders of the public warrants otherwise do not receive the full potential value of the public warrants. This formula is to compensate the warrantholder for the loss of the option value portion of the public warrant due to the requirement that the warrantholder exercise the public warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

The public warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to Memic, for the number of public warrants being exercised. The warrantholders do not have the rights or privileges of holders of Memic ordinary shares or any voting rights until they exercise their public warrants and receive Memic ordinary shares. After the issuance of Memic ordinary shares upon exercise of the public warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

The Private Warrants

The private warrants (including the Memic ordinary shares issuable upon exercise of the private warrants) may not be transferred, except to certain permitted transferees, beginning on the closing date of the Business Combination and continuing until the date that is the earlier of (i) the one-year anniversary of the closing date of the Business Combination, or (ii) the date on which the stock price of the Memic ordinary shares is greater than or equal to $12.00 over 20 trading days within any period of 30 consecutive trading days, but only if such date falls on or after the 150-day anniversary of the closing date of the Business Combination, and they will not be redeemable by Memic so long as they are held by the Sponsor or its permitted transferees. Except as described below, the private warrants have terms and provisions that are identical to those of the public warrants, including as to exercise price, exercisability and exercise period. If the private warrants are held by holders other than the Sponsor or its permitted transferees, the private warrants will be redeemable by Memic and exercisable by the holders on the same basis as the public warrants.

If holders of the private warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their private warrants for that number of Memic ordinary shares equal to the quotient obtained by dividing (x) the product of the number of Memic ordinary shares underlying the private warrants multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” means the average reported closing price of the Memic ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

Governing Law

Memic has agreed that, subject to applicable law, any action, proceeding or claim against Memic arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and Memic irrevocably submits to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

COMPARISON OF YOUR RIGHTS AS A HOLDER OF MTAC’S SHARES AND YOUR RIGHTS
AS A POTENTIAL HOLDER OF THE COMBINED COMPANY SHARES

The rights of the stockholders of MTAC and the relative powers of the MTAC board of directors are governed by the laws of the State of Delaware and the MTAC Charter. As a result of the Business Combination, securities held by the MTAC securityholders will be canceled and automatically converted into the right to receive Memic ordinary shares and/or Memic warrants. Each Memic ordinary share will be issued in accordance with and subject to the rights and obligations of, Memic’s amended and restated articles of association that will be effective upon the consummation of the Business Combination, in substantially the form attached hereto as Annex B. Because Memic will be, at the Effective Time, a company organized under the laws of the State of Israel, the rights of the stockholders of MTAC will then be governed by Israeli law and Memic’s amended and restated articles of association.

Many of the principal attributes of the Memic ordinary shares and MTAC common stock will be similar. However, there are differences between the right of shareholders of Memic under Israeli law and the rights of stockholders of MTAC, as in effect prior to the consummation of the Business Combination under DGCL. In addition, there are differences between Memic’s amended and restated articles of association as such will be in effect from and after the consummation of the Business Combination and the MTAC Charter and bylaws of MTAC.

The following is a summary of comparison of the material differences between the rights of MTAC securityholders under the MTAC Charter, MTAC bylaws and the DGCL, and the rights of Memic shareholders under Israeli law and Memic’s amended and restated articles of association to be effective upon consummation of the Business Combination. The discussion in this section does not include a description of rights or obligations under the United States federal securities laws or Nasdaq listing requirements or of Memic’s or MTAC’s governance or other policies.

The statements in this section are qualified in their entirety by reference to, and are subject to, the detailed provisions of the Companies Law, Memic’s amended and restated articles of association, the DGCL and the MTAC Charter and bylaws of MTAC. You are also urged to carefully read the relevant provisions of the Companies Law and the DGCL for a more complete understanding of the differences between being a shareholder of Memic and a stockholder of MTAC.

	Memic	MTAC
Authorized and Outstanding Capital Stock

Upon the closing of the Business Combination, Memic’s authorized capital shall include only one class of ordinary shares nominal value ILS [___] each. Upon the closing of the Business Combination, the aggregate share capital of Memic will be [____].

MTAC common stock. MTAC is currently authorized to issue 110,000,000 shares of common stock, par value $.0001, which includes 100,000,000 shares of Class A Common Stock and 10,000,000 shares of Class B Stock. As of August 15, 2021, there were 31,250,000 shares of MTAC common stock outstanding, which includes 25,000,000 shares of Class A Stock and 6,250,000 shares of Class B Stock. MTAC preferred stock. MTAC is currently authorized to issue 1,000,000 shares of undesignated preferred stock, par value $0.0001 par value. As of August 15, 2021, there were no shares of MTAC preferred stock outstanding.

	Memic	MTAC
Special Meeting of Shareholders or Stockholders

Pursuant to the Companies Law, the Memic board of directors may whenever it thinks fit convene a special general meeting, and, as provided in the Companies Law, it shall be obliged to do so upon (i) the demand of two directors or one quarter of the serving directors; (ii) the demand of one or more shareholders holding at least five percent of Memic’s issued and outstanding share capital and one percent or more of Memic’s voting rights; or (iii) the demand of one or more shareholders holding at least five percent of Memic’s voting rights.

A special meeting of MTAC’s stockholders may be called only by the Chairman of MTAC’s board of directors, Chief Executive Officer, or MTAC’s board of directors pursuant to a resolution adopted by a majority of MTAC’s board of directors, and may not be called by any other person.

Action by Written Consent	The Companies Law prohibits shareholder action by written consent in lieu of a meeting in public companies such as Memic.

Any action required or permitted to be taken by the MTAC stockholders must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders other than with respect to the holders of Class B Stock with respect to which action may be taken by written consent.

Quorum

Board of Directors. At all meetings of Memic’s board of directors, unless otherwise unanimously decided by Memic’s board of directors, a quorum shall be deemed to exist when at least a majority of the directors then in office are present. If no quorum is present within half an hour from the time appointed for the meeting, the meeting shall be adjourned to the same place and time 48 hours thereafter, unless the chairperson of the board determines that there is such urgency and importance that a shorter period is required under the circumstances. At such adjourned meeting if no quorum is present within half an hour from the time appointed for the meeting, the quorum at such adjourned meeting shall be deemed to exist if two directors then in office are present if the total number of directors then in office is up to five, and if three directors then in office are present if the total number of directors then in office is more than five, in each case who are lawfully entitled to participate in the meeting and who are present at such adjourned meeting.

Board of Directors: At all meetings of MTAC’s board of directors, a majority of the members of MTAC’s board of directors shall constitute a quorum for the transaction of business.

Stockholders: The presence in person or by proxy of the holders of a majority in voting power of the outstanding shares of stock entitled to vote at the meeting will constitute a quorum at any meeting of stockholders, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. Shares of its own stock belonging to MTAC or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by MTAC, shall neither be entitled to vote nor be counted for quorum purposes.

	Memic	MTAC

Shareholders. The quorum required for Memic’s general meetings of shareholders consists of at least two shareholders, that are not in default in payment of any sum that is required to be paid, present in person or by proxy who hold or represent at least 33 1⁄3% of the total outstanding voting power of Memic’s shares, except that if (i) any such general meeting was initiated by and convened pursuant to a resolution adopted by the board of directors and (ii) at the time of such general meeting Memic qualifies as a “foreign private issuer,” the requisite quorum will consist of two or more shareholders, that are not in default in payment of any sum that is required to be paid, present in person or by proxy who hold or represent at least 25% of the total outstanding voting power of Memic’s shares. The requisite quorum may be present within half an hour of the time fixed for the commencement of the general meeting. A general meeting adjourned for lack of a quorum shall be adjourned either to the same day in the next week, at the same time and place, to such day and at such time and place as indicated in the notice to such meeting, or to such day and at such time and place as the chairperson of the meeting shall determine. At the reconvened meeting, any number of shareholders present in person or by proxy shall constitute a quorum, unless a meeting was called pursuant to a request by Memic’s shareholders, in which case the quorum required is one or more shareholders, present in person or by proxy and holding the number of shares required to call the meeting.

Notice of Meetings

Unless otherwise required by the Companies Law and Memic’s amended and restated articles of association, Memic is not required to give notice under Section 69 of the Companies Law. A notice of general meeting shall be published by Memic on the website of (i) the United States SEC, and (ii) Memic, as a Current Report on Form 6-K or Form 8-K (or such other form prescribed by applicable law), at least 21 days prior to the general meeting (or earlier if so required under applicable law) and, if so published, shall be deemed to have been duly given on the date of such publication

Under MTAC’s bylaws, MTAC stockholder meetings generally require notice not less than ten nor more than 60 days before the date of the meeting unless otherwise required by the DGCL.

	Memic	MTAC

to any shareholder. If the agenda of the meeting includes (among other things) the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, or an approval of a merger, notice must be provided at least 35 days prior to the general meeting.

Advance Notice Provisions

Pursuant to the Companies Law and the General Meeting Regulations, the holder(s) of at least one percent of Memic’s voting rights may propose any matter appropriate for deliberation at a general shareholder meeting to be included on the agenda of a general shareholder meeting, including nomination of candidates for directors, generally by submitting a proposal within seven days of publicizing the convening of a Memic shareholder meeting, or, if Memic publishes a preliminary notice at least 21  days prior to publicizing the convening of a general shareholder meeting stating its intention to convene such meeting and the agenda thereof, within 14 days of such preliminary notice. Any such proposal must further comply with the information requirements under applicable law and Memic’s amended and restated articles of association.

The MTAC stockholder must (i) give timely notice thereof in proper written form to the Secretary, and (ii) the business must be a proper matter for stockholder action. To be timely, a stockholder’s notice must be received by the Secretary at the principal executive offices of MTAC not less than 90 or more than 120days before the anniversary date of the immediately preceding meeting. The public announcement of an adjournment or postponement of an annual meeting shall not commence a new time period (or extend any time period) for the giving of a stockholder’s notice. Additionally, the stockholder must provide information pursuant to the advance notice provisions in the MTAC bylaws.

Charter Amendments

According to Memic’s amended and restated articles of association, an amendment to Memic’s articles of association generally requires a majority of the voting power represented at the meeting and voting thereon. In addition, the affirmative vote of the holders of at least 66 and 2/3% of Memic’s total voting power shall be required to amend or alter Article 42(e) (which requires a majority of at least 66 and 2/3% of Memic’s total voting power to remove a director then serving).

Pursuant to the DGCL, the affirmative vote of the holders of a majority of the voting power of the MTAC common stock entitled to vote thereon is required to amend, alter, or repeal provisions of the MTAC Charter, subject to any additional vote required therein. In addition, for so long as any shares of Class B Stock shall remain outstanding, the, affirmative vote of the holders of a majority of the shares of Class B Stock outstanding, voting separately as a single class, shall be required to amend, alter or repeal any provision of the MTAC Charter, in a manner that would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class B Stock; and the affirmative vote of the holders of at least 65% of all outstanding shares of MTAC common stock, shall be required to amend Article Sixth during a Target Business Acquisition Period (as defined therein).

	Memic	MTAC
Size of Board, Election of Directors

Size of Board. Memic’s board of directors shall consist of no less than three but no more than nine members, including any external directors required (if so required) to be appointed by the Companies Law (as described below).

Election of Directors. Under Memic’s amended and restated articles of association, Memic’s directors (except for any external director that may be elected under the Companies Law, whose term is determined in accordance with the Companies Law as discussed below) are elected at the annual general meeting of the shareholders until the following annual general meeting.

Under the Companies Law, a public company must have at least two external directors who meet certain independence and non-affiliation criteria. In addition, although not required by Israeli law, Memic may classify directors as “independent directors” (director bilti taluy) pursuant to the Companies Law if they meet certain conditions provided in the Companies Law. Pursuant to regulations promulgated under the Companies Law, companies with shares traded on certain U.S. stock exchanges, including Nasdaq, may, subject to certain conditions, “opt out” from the Companies Law requirements to appoint external directors. In accordance with these regulations, Memic has elected to “opt out” from the Companies Law requirement to appoint external directors.

Size of Board: Under the MTAC Charter, the number of directors, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the MTAC board of directors pursuant to a resolution adopted by a majority of the MTAC board of directors.

Election of Directors: Under the MTAC Charter, the MTAC board of directors is divided into two classes, as nearly equal in number as possible and designated Class I and Class II. The MTAC board of directors is authorized to assign members of the MTAC board already in office to Class I or Class II. Each of the successors elected to replace the class of directors whose term expires at that annual meeting shall be elected for a two-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal.

Removal of Directors	Memic shareholders may, by a vote that includes at least 66 and 2/3% of Memic’s total voting power, remove any director from office.

Under the MTAC Charter, whenever the holders of one or more series of the MTAC preferred stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the MTAC preferred stock as set forth in the MTAC Charter and such directors shall not be included in any of the classes created pursuant to this MTAC Charter unless expressly provided by such terms.

	Memic	MTAC

Any or all of the other directors may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of a majority of the voting power of all then outstanding shares of MTAC capital stock entitled to vote generally in the election of directors, voting together as a single class.

Board Vacancies and Newly Created Directorships

Memic’s amended and restated articles of association provide that in the event that one or more vacancies are created on the Memic board of directors, however arising, the continuing directors may continue to act in every matter and the board of directors may appoint directors to temporarily fill any such vacancy. If not filled by the board of directors, any vacancy may be filled by a shareholder resolution.

In the event that the vacancy creates a situation where the number of directors is less than three, the continuing directors may only act, (i) in an emergency, or (ii) to fill the office of a director which has become vacant (by either filling such vacancies (up to a number so that there are at least three directors) or convening a shareholder meeting to fill any or all vacancies.

Each director appointed as a result of a vacancy shall hold office for the remaining period of time during which the director whose service has ended would have held office.

Under the MTAC Charter, newly created directorships resulting from an increase in the number of directors and any vacancies on MTAC’s board of directors resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by MTAC stockholders), and any director so chosen will hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Exclusive Forum

Memic’s amended and restated articles of association provide that unless Memic consents in writing to the selection of an alternative forum:

(a) the federal district courts of the United States of America shall be the forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

(b) the Tel Aviv District Court (Economic Division) in Israel shall be the exclusive forum for (A) any derivative action or proceeding brought on behalf of Memic, (B) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Memic to Memic or Memic’s shareholders, or (C) any action asserting a claim arising pursuant to any provision of the Companies Law or the Israeli Securities Law.

No equivalent provision.

	Memic	MTAC
Limitation of Liability of Directors and Officers

Memic’s amended and restated articles of association provide that Memic may, subject and pursuant to the provisions of the Companies Law, exempt Memic’s directors and officers from and against all liability for damages due to any breach of such director’s or officer’s duty of care. However, under applicable law, Memic may not exempt a director in advance from his liability toward Memic due to the breach of his/her duty of care in a dividend distribution.

Under the MTAC Charter, a director shall not be personally liable to MTAC or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under DGCL unless a director violated his or her duty of loyalty to MTAC or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from his or her actions as a director.

Indemnification, Insurance, and Advancement of Expenses

Memic’s amended and restated articles of association provide that Memic may, subject and pursuant to the provisions of the Companies Law, indemnify and insure a director or officer of Memic for all liabilities and expenses incurred by him or her arising from or as a result of any act (or omission) carried out by him or her as a director or officer of Memic and which is indemnifiable pursuant to applicable law, to the fullest extent permitted by law. The Companies Law provides that undertakings to indemnify a director or officer for such liabilities (but not for such legal expenses) be limited to specified foreseeable events and to reasonable maximum amounts. An undertaking in relation to indemnification and insurance of a director or officer as aforesaid will continue following the director or officer ceasing to act as such.

Under the MTAC Charter, MTAC, to the fullest extent permitted by Section 145 of DGCL, shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director or officer of MTAC or, while a director or officer of MTAC, is or was serving at the request of MTAC as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan, each of whom is an “indemnitee,” whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding.

Memic	MTAC

Expenses (including attorneys’ fees) incurred by an indemnitee in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification under the MTAC Charter shall be paid by MTAC in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall finally be determined that he is not entitled to be indemnified by MTAC.

MEMIC ORDINARY SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of the Business Combination, Memic will have [•] Memic ordinary shares authorized and, based on the assumptions set out elsewhere in this proxy statement/prospectus, [•] Memic ordinary shares issued and outstanding, assuming the stock split contemplated by the Business Combination Agreement has occurred as further described in the section of this proxy statement/prospectus titled “Description of Pre-Closing Transactions,” and no shares of MTAC common stock are redeemed in connection with the Business Combination. Following the closing of the Business Combination, Memic ordinary shares will be freely transferable by persons other than by Memic’s “affiliates” without restriction or further registration under the Securities Act, except 6,250,000 Memic ordinary shares issued to the Sponsor, [•] Memic ordinary shares held by certain existing Memic shareholders and [•] Memic ordinary shares underlying the Existing Memic Warrants, each of which are subject to the lock-up described below, and the PIPE Shares, each of which are also subject to securities law restrictions. Memic expects the Memic ordinary shares underlying the Memic warrants to be freely transferable upon exercise, as Memic intends to file registration statements registering such shares with the SEC. The remaining Memic ordinary shares held by existing Memic shareholders are subject to the lock-up restrictions described below and are subject to securities law restrictions, though may still be sold pursuant to the Registration Rights Agreement (as further described in the section of this proxy statement/prospectus titled “Certain Agreements Related to the Business Combination”) or under Rule 144 of the Securities Act. Sales of substantial amounts of Memic ordinary shares in the public market could adversely affect prevailing market prices of the Memic ordinary shares.

Lock-up Periods and Registration Rights

Confidentiality and Lock-up Agreement

Concurrently with the execution of the Business Combination Agreement, Memic, the Sponsor, and certain securityholders of Memic entered into a Confidentiality and Lock-Up Agreement pursuant to which each of the securityholders of Memic that are party thereto, including the Sponsor, have agreed not to transfer its respective Memic ordinary shares, except to certain permitted transferees, beginning on the closing date of the Business Combination and continuing until the date that is the earlier of (i) the one-year anniversary of the closing date of the Business Combination, or (ii) the date on which the stock price of the Memic ordinary shares is greater than or equal to $12.00 over 20 trading days within any period of 30 consecutive trading days, but only if such date falls on or after the 150-day anniversary of the closing date of the Business Combination.

Registration Rights

Memic, the Sponsor and certain securityholders of Memic have agreed to enter into a Registration Rights Agreement pursuant to which, following the closing of the Business Combination, Memic will file a shelf registration statement, by no later than 90 business days after the closing of the Business Combination to register the resale of certain Memic ordinary shares and the Existing Memic Warrants. The Registration Rights Agreement also provides the holders with certain customary piggyback registration rights and demand rights for an underwritten shelf takedown, in each case subject to certain limitations set forth in the Registration Rights Agreement. In addition, the Registration Rights Agreement provides that Memic will pay certain expenses relating to such registrations and indemnify the securityholders against certain liabilities. The rights granted under the Registration Rights Agreement supersede any prior registration, qualification, or similar rights of the parties with respect to Memic securities, and all such prior agreements shall be terminated.

PIPE Resale Shelf

Pursuant to the Subscription Agreements relating to the PIPE, Memic has agreed that, within 30 calendar days after the closing date of the Business Combination, Memic will file with the SEC, at Memic’s sole cost and expense, a registration statement registering the resale of the PIPE Shares (the “Resale Registration Statement”). Memic has also agreed to use its commercially reasonable efforts to have the Resale Registration Statement declared effective, as soon as practicable after the filing thereof, subject to certain conditions.

Rule 144

Pursuant to Rule 144 under the Securities Act, a person who has beneficially owned restricted Memic ordinary shares for at least six months would, subject to the restrictions noted in the section below, be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of Memic at the time of, or at any time during the three months preceding, a sale and (ii) Memic has been subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period as Memic was required to file reports) preceding the sale.

Persons who have beneficially owned restricted Memic ordinary shares for at least six months but who are affiliates of Memic at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•        1% of the total number of Memic ordinary shares then outstanding; or

•        the average weekly reported trading volume of the Memic ordinary shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale. Sales by affiliates of Memic under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about Memic.

Options

Following the completion of this offering, Memic intends to file a registration statement on Form S-8 under the Securities Act to register Memic’s ordinary shares reserved for issuance under Memic’s equity compensation programs. The registration statement on Form S-8 will become effective automatically upon filing.

Ordinary shares issued upon exercise of a share option and registered under the Form S-8 registration statement will, subject to vesting provisions, lock-up restrictions and Rule 144 volume limitations applicable to Memic’s affiliates, be available for sale in the open market immediately.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of MTAC common stock as of [•], 2021, based on information obtained from the persons named below, with respect to the beneficial ownership of MTAC common stock by:

•        each person known by MTAC to beneficially own more than 5% of the outstanding shares of MTAC common stock;

•        each of MTAC’s current executive officers and directors; and

•        all of MTAC’s current executive officers and directors as a group.

In the table below, percentage ownership is based on 31,250,000 shares of MTAC common stock, consisting of (i) 25,000,000 shares of MTAC Class A Stock and (ii) 6,250,000 shares of MTAC Class B Stock, issued and outstanding as of [•], 2021. On all matters to be voted upon, holders of shares of MTAC Class A Stock and shares of MTAC Class B Stock vote together as a single class. Currently, all of the shares of MTAC Class B Stock are convertible into MTAC Class A Stock on a one-for-one basis.

Unless otherwise indicated, MTAC believes that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. The following table does not reflect record or beneficial ownership of the MTAC warrants as these warrants are not exercisable within 60 days of the date of this proxy statement/prospectus.

Unless otherwise noted, the business address of each of the following entities or individuals is c/o MedTech Acquisition Corporation, 600 Fifth Avenue, 22nd Floor, New York, NY 10022.

	MTAC Class A Stock		MTAC Class B Stock		Combined Voting Power
Name and Address of Beneficial Owner	Amount of Beneficial Ownership	Approximate Percentage of Class	Amount of Beneficial Ownership(1)	Approximate Percentage of Class	Amount of Beneficial Ownership(1)	Percentage of Outstanding MTAC Common Stock
Current Directors and Executive Officers of MTAC:
Christopher C. Dewey(2)	—	—	6,250,000	100%	6,250,000	20%
David J. Matlin(2)	—	—	6,250,000	100%	6,250,000	20%
Robert H. Weiss(3)	—	—	—	—	—	—
Karim Karti(3)	—	—	—	—	—	—
Maurice R. Ferré, MD(3)	—	—	—	—	—	—
Theirry Thaure(3)	—	—	—	—	—	—
Martin Roche, MD(3)	—	—	—	—	—	—
Michael Stansky(3)	—	—	—	—	—	—
Manny Aguero(3)	—	—	—	—	—	—
David Treadwell(3)	—	—	—	—	—	—
Ivan Delevic(3)	—	—	—	—	—	—
All directors and executive officers as a group	—	—	6,250,000	100%	6,250,000	20%
Five Percent or More Holders and Certain Other Holders:
MedTech Acquisition Sponsor LLC(2)	—	—	6,250,000	100%	6,250,000	20%
BlackRock, Inc.(4)	2,750,00	11.0%	—	—	2,750,00	8.8%
Hartree Partners, LP(5)	1,380,000	5.5%	—	—	1,380,000	4.4%
Park West Asset Management LLC(6)	1,250,000	5.0%	—	—	1,250,000	4.0%
Wellington Management Group LLP(7)	1,954,565	7.8%	—	—	1,954,565	6.3%
Magnetar Financial LLC(8)	1,700,000	6.8%	—	—	1,700,000	5.4%

____________

(1)      Interests shown consist solely of founder shares, classified as shares of MTAC Class B Stock. Such shares are convertible into shares of MTAC Class A Stock on a one-for-one basis, subject to certain anti-dilution adjustments

(2)      The Sponsor is the record holder of such shares. Christopher C. Dewey and David J. Matlin are the managing members of the Sponsor, and as such, has voting and investment discretion with respect to the common stock held of record by the Sponsor and may be deemed to have shared beneficial ownership of the common stock held directly by the Sponsor. Each of our officers and directors (or trusts for the benefit of their family members) holds a direct or indirect interest in the Sponsor. Each such person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly.

(3)      Although each officer and director (or trusts for the benefit of their family members) holds a direct or indirect interest in the Sponsor, except for Christopher C. Dewey and David J. Matlin, who are the managing members of the Sponsor, and as such, have voting and investment discretion with respect to the common stock held of record by the Sponsor and may be deemed to have shared beneficial ownership of the common stock held directly by the Sponsor, each of MTAC’s other officers and directors (or trusts for the benefit of their family members) disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly.

(4)      The business address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(5)      The business address of Hartree Partners, LP is 1185 Avenue of the Americas, New York, NY 10036.

(6)      Park West Asset Management LLC (“PWAM”) is the investment manager to Park West Investors Master Fund, Limited (“PWIMF”) and Park West Partners International, Limited (“PWPI” and together with PWIMF, the “PW Funds”). Peter S. Park, though one or more affiliated entities, is the controlling manager of PWAM. PWIMF holds 1,137,231 shares and PWPI holds 112,769 shares. PWAM and Mr. Park may be deemed to beneficially own, and have shared voting and dispositive power with respect to, 1,250,000 shares held in the aggregate by the PW Funds. The address of PWAM and Mr. Park is 900 Larkspur Landing Circle, Suite 165, Larkspur, CA 94939.

(7)      These securities are owned of record by clients of one or more investment advisers directly or indirectly owned by Wellington Management Group LLP. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. No such client is known to have such right or power with respect to more than 5% of this class of securities. Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP, and Wellington Management Company LLP are reported to have shared voting control over 1,944,665 shares and shared dispositive control over 1,954,565 shares. The business address of each of these entities is c/o Willington Management Company LLP, 280 Congress Street, Boston, MA 02210.

(8)      These securities are held for Magnetar Constellation Master Fund, Ltd (“Constellation Master Fund”), Magnetar Constellation Fund II, Ltd (“Constellation Fund”), Magnetar Xing He Master Fund Ltd (“Xing He Master Fund”), Magnetar SC Fund Ltd (“SC Fund”), Magnetar Capital Master Fund Ltd, (“Master Fund”), Magnetar Systematic Multi-Strategy Master Fund Ltd (“Systematic Master Fund”), Purpose Alternative Credit Fund Ltd (“Purpose Fund”), all Cayman Islands exempted companies; Magnetar Structured Credit Fund, LP, (“Structured Credit Fund”) and Magnetar Constellation Fund II-PRA LP (“PRA LP”), Delaware limited partnerships; Magnetar Lake Credit Fund LLC (“Lake Credit Fund”) and Purpose Alternative Credit Fund — T LLC (“Purpose Fund — T”), Delaware limited liability companies; and a Managed Account; collectively (the “Magnetar Funds and Managed Account”). Magnetar Financial serves as the investment adviser to the Magnetar Funds and Managed Account, and as such, Magnetar Financial exercises voting and investment power over the securities held for the Magnetar Funds and Managed Account’s accounts. Magnetar Capital Partners serves as the sole member and parent holding company of Magnetar Financial. Supernova Management is the general partner of Magnetar Capital Partners. The manager of Supernova Management is Alec N. Litowitz. The business address of each of Magnetar Financial, Magnetar Capital Partners, Supernova Management, and Mr. Litowitz is 1603 Orrington Avenue, 13th Floor, Evanston, Illinois 60201.

The following table sets forth information regarding the beneficial ownership of Memic’s voting securities as of September 23, 2021 by:

•        each person known by Memic to beneficially own more than 5% of the outstanding Memic ordinary shares and Memic preferred shares;

•        each of Memic’s executive officers and directors; and

•        all of Memic’s executive officers and directors as a group.

Unless otherwise indicated, Memic believes that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them. Except as otherwise noted herein, the number and percentage of Memic ordinary shares and Memic preferred shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any Memic ordinary shares and Memic preferred shares as to which the holder has sole or shared voting power or investment power and also any Memic ordinary shares and Memic preferred shares which the holder has the right to acquire within 60 days of September 23, 2021 through the exercise of any option, warrant, conversion or any other right. As of September 23, 2021, there were 12,646,383 Memic ordinary shares outstanding and 87,186,356 Memic preferred shares outstanding.

Unless otherwise noted, the business address of each beneficial owner is c/o Memic Innovative Surgery Ltd., 6 Yoni Netanyahu Street, Or Yehuda 6037604, Israel.

	Memic Ordinary Shares		Memic Preferred Shares			All Capital Shares
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Outstanding	Number of Shares Beneficially Owned		Percentage Outstanding	Percentage Outstanding
Current Directors and Executive Officers of Memic:
Maurice R. Ferré, MD.	1,535,057	12.1%	490,179	(1)	*	2.0%
Dvir Cohen(2)	3,369,500	21.0%	—		—	3.3%
Noam Atar(3)	444,313	3.4%	—		—	*
Hagai Berkovich(4)	258,875	2.0%	—		—	*
Steven Nunes(5)	288,858	2.2%	—		—	*
Israel Frieder	—	—	—		—	—
Eyal Lifschitz(6)	—	—	49,281,300	(7)	52.6%	46.4%
Lior Shahory(6)	249,900	2.0%	49,281,300	(7)	52.6%	46.6%
Irit Yaniv	499,800	3.8%	—		—	*
Mark Goldwasser	—	—	295,920	(8)	*	*
All executive officers and directors as a group (10 individuals)	6,646,303	38.0%	50,067,399		53.2%	50.8%
Five Percent or More Holders:
Peregrine Group(6)	—	—	42,804,919		49.1%	42.9%
Ariel Scientific Innovations Ltd.(9)	9,434,080	74.6%	—		—	9.4%
U.M. Accelmed Medical Partners L.P.(10)	—	—	9,680,806		11.1%	9.7%
OurCrowd(11)	370,800	2.9%	9,072,975		10.4%	9.5%
Aegis Special Situations Fund LLC – Series Medtech II(12)	—	—	7,530,064		8.6%	7.5%

____________

*        Less than 1%.

(1)      Includes warrants to purchase 224,265 Memic preferred shares exercisable within 60 days of September 23, 2021.

(2)      Consists of 3,369,500 Memic ordinary shares underlying options to acquire Memic ordinary shares exercisable within 60 days of September 23, 2021.

(3)      Consists of 444,313 Memic ordinary shares underlying options to acquire Memic ordinary shares exercisable within 60 days of September 23, 2021.

(4)      Consists of 258,875 Memic ordinary shares underlying options to acquire Memic ordinary shares exercisable within 60 days of September 23, 2021.

(5)      Consists of 288,858 Memic ordinary shares underlying options to acquire Memic ordinary shares exercisable within 60 days of September 23, 2021.

(6)      The Peregrine Group entities which hold Memic securities consists of Incentive II Management Ltd., Peregrine VC Investments II (Israel) LP, Peregrine VC Investments II (US Investors) LP, Peregrine VC Investments II (Other Investors) LP, Peregrine VC Investments III (IL) L.P., Peregrine VC Investments III (Other Investors), L.P., Peregrine VC Investments III (U.S. Investors), L.P., Peregrine Ventures Management Ltd. (in trust for limited partners/funds in formation), Peregrine VC Investments IV (IL) L.P., Peregrine VC Investments IV (US Investors) L.P., Peregrine VC Investments IV (Other Investors) L.P. and Peregrine Ventures Growth GP LP. Boaz Lifschitz and Eyal Lifschitz control the general partner or serve as directors of the Peregrine Group entities and, accordingly, may be deemed to have voting and investment power over the shares held by the Peregrine Group. Each of Boaz Lifschitz and Eyal Lifschitz disclaims beneficial ownership over these securities.

(7)      Includes warrants to purchase 6,476,381 Memic preferred shares exercisable within 60 days of September 23, 2021.

(8)      Consists of warrants to purchase 295,920 Memic preferred shares exercisable within 60 days of September 23, 2021.

(9)      Consists of Memic ordinary shares held by Ariel Scientific Innovations Ltd. (an entity controlled by Ariel University) and certain other individuals and an entity, all of which shares are subject to a proxy granted to Ariel Scientific Innovations Ltd. Accordingly, Ariel Scientific Innovations Ltd. holds voting power with respect to all of the shares. Ariel Scientific Innovations Ltd. has investment power with respect to 4,887,500 of the Memic ordinary shares and each of the other holders has investment power with respect to their respective shares held. The business address of Ariel Scientific Innovations Ltd. is POB 3 Kiryat Hamada, Ariel 40700, Israel.

(10)    Consists of Memic preferred shares held by U.M. Accelmed Medical Partners L.P., an entity controlled by Uri Geiger and M. Arkin (1999) Ltd., each of whom shares voting and investment power with respect to all the shares. The business address of U.M. Accelmed Medical Partners L.P. is 6 Hahoshlim, Herzliya 4672406, Israel.

(11)    Consists of shares held by OurCrowd (Investment in Memic) L.P, OurCrowd GP Investment Fund L.P., OurCrowd International Investment II, L.P., OurCrowd International Investment III, L.P., OurCrowd 50 L.P., OurCrowd 50 II L.P, OurCrowd 50 III, L.P, OurCrowd Squared L.P. and OurCrowd Squared II L.P. (“OurCrowd Entities”). OurCrowd General Partner Limited (“OC General Partner”) is the ultimate controlling general partner of OC Entities. OC General Partner has the power to direct OurCrowd Entities, to vote and dispose of the shares by decision of its CEO and Director, Mr. Jonathan Medved, who has 80% voting rights. The business address of the foregoing person is c/o OurCrowd, 28 Derech Hebron, Jerusalem, Israel, 9354214. Information provided by OurCrowd Entities on September 23, 2021.

(12)    Consists of Memic preferred shares held by Aegis Special Situations Fund LLC – Series Medtech II (“Series Medtech II”), a fund managed by Aegis Special Situations Management LLC (the “Aegis Manager”). Adam Stern and Cassel Shapiro are both managers of Aegis Manager and share voting and investment power with respect to all the shares held by Series Medtech  II. The business address of Series Medtech II is 810 7th Avenue, 18th Floor, New York, NY 10019.

The following table shows the beneficial ownership of Memic ordinary shares following the consummation of the Business Combination by:

•        each person known by Memic who will beneficially own more than 5% of the Memic ordinary shares issued and outstanding immediately after the consummation of the Business Combination;

•        each person who will become an executive officer or a director of Memic upon consummation of the Business Combination; and

•        all of the executive officers and directors of Memic as a group upon consummation of the Business Combination.

Except as otherwise noted herein, the number and percentage of Memic ordinary shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any Memic ordinary shares as to which the holder has sole or shared voting power or investment power and also any Memic ordinary shares which the holder has the right to acquire within 60 days of [•], 2021 through the exercise of any option, warrant or any other right.

The expected beneficial ownership of Memic ordinary shares post-Business Combination assuming none of the MTAC public shares are redeemed has been determined based upon the following: (i) that no holders of shares of MTAC Class A Stock exercise their redemption rights (no redemption scenario), (ii) none of the investors set forth in the table below has purchased or purchases Memic ordinary shares (post-Business Combination), (iii) the recapitalization and stock split have been effected, (iv) 7,635,000 Memic ordinary shares are issued to the PIPE investors, (v) 25,000,000 Memic ordinary shares are issued to holders of shares of MTAC Class A Stock, (vi) 6,250,000 Memic ordinary shares are issued to holders of shares of MTAC Class B Stock, (vii) 62,500,000 Memic ordinary shares will be held by, or issuable upon exercise to, current Memic shareholders and holders of Existing Memic Warrants and vested Memic options, in each such case after giving effect to the preferred share conversion, reclassification and stock split, and (viii) there will be an aggregate of [•] Memic ordinary shares issued and outstanding at the closing of the Business Combination. The table also assumes that no Memic ordinary shares are issued to the Sponsor pursuant to the price adjustment rights.

The expected beneficial ownership of Memic ordinary shares post-Business Combination assuming the maximum number of shares of MTAC Class A Stock have been redeemed has been determined based on the following: (i) holders of [•] shares of MTAC Class A Stock exercise redemption rights (maximum redemption scenario), (ii) none of the investors set forth in the table below has purchased or purchases Memic ordinary shares (post-Business Combination), (iii) the recapitalization and stock split have been effected, (iv) 7,635,000 Memic ordinary shares are issued to the PIPE investors, (v) [500,000] Memic ordinary shares are issued to holders of shares of MTAC Class A Stock (other than the Sponsor), (vi) 6,250,000 Memic ordinary shares are issued to holders of shares of MTAC Class B Stock, (vii) 62,500,000 Memic ordinary shares will be held by, or issuable upon exercise to, current Memic shareholders and holders of Existing Memic Warrants and vested Memic options, in each such case after giving effect to the preferred share conversion, reclassification and stock split, and (viii) there will be an aggregate of [•] Memic ordinary shares issued and outstanding at closing.

Unless otherwise noted, the business address of each beneficial owner is c/o Memic Innovative Surgery Ltd., 6 Yoni Netanyahu Street, Or Yehuda 6037604, Israel.

	Post-Business Combination (assuming no redemptions)			Post-Business Combination (assuming maximum redemptions)
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Outstanding		Number of Shares Beneficially Owned	Percentage Outstanding
Directors and Executive
Officers of Memic Post-Business Combination:
Maurice R. Ferré, MD	[•]	[•]	%	[•]	[•]	%
Dvir Cohen	[•]	[•]	%	[•]	[•]	%
Noam Atar	[•]	[•]	%	[•]	[•]	%
Eyal Lifschitz	[•]	[•]	%	[•]	[•]	%
Christopher C. Dewey	[•]	[•]	%	[•]	[•]	%
Robert L. Ryan	[•]	[•]	%	[•]	[•]	%
Sandra Morgan	[•]	[•]	%	[•]	[•]	%
Michael Stansky	[•]	[•]	%	[•]	[•]	%
All executive officers and directors as a group (8 individuals)	[•]	[•]	%	[•]	[•]	%
Five Percent or More Holders:
Alliance Ventures B.V.	[•]	[•]	%	[•]	[•]	%
Peregrine VC and Incentive	[•]	[•]	%	[•]	[•]	%
Ariel Scientific Innovations Ltd. & Founders	[•]	[•]	%	[•]	[•]	%
U.M. Accelmed Medical Partners L.P.	[•]	[•]	%	[•]	[•]	%
OurCrowd	[•]	[•]	%	[•]	[•]	%
MedTech Acquisition Sponsor LLC	[•]	[•]	%	[•]	[•]	%

____________

*        Less than 1%.

After the consummation of the Business Combination, the Sponsor and its affiliates are also expected to own warrants to purchase an additional 4,933,333 Memic ordinary shares. The warrants will not be exercisable until 30 days following the consummation of the Business Combination. Assuming the exercise of all of the Sponsor’s warrants (and none of the public warrants), the Sponsor and its affiliates would be deemed to own 11,183,333 Memic ordinary shares, which constitutes [•]% of the Memic ordinary shares outstanding assuming no redemptions, or [•]% of the Memic ordinary shares outstanding assuming maximum redemptions, in each case on a fully diluted basis.

MARKET PRICE AND DIVIDENDS

Market Price of MTAC Units, MTAC Class A Stock and MTAC Warrants

MTAC’s units, MTAC Class A Stock and MTAC warrants are traded on Nasdaq under the symbols “MTACU,” “MTAC,” and “MTACW,” respectively. MTAC units commenced public trading on December 18, 2020, and MTAC’s Class A Stock and MTAC warrants commenced public trading on February 8, 2021.

Market price information regarding MTAC Class B Stock is not provided here because there is no established public trading market for MTAC’s Class B Stock.

The closing price of MTAC’s units, MTAC Class A Stock and MTAC warrants on August 12, 2021, the last trading day before announcement of the execution of the Business Combination Agreement, was $9.97, $9.74 and $0.826, respectively. As of [•], 2021, the record date, the closing price for each MTAC unit, share of MTAC Class A Stock and MTAC warrant was $[•], $[•] and $[•], respectively.

Holders of MTAC units, MTAC Class A Stock and MTAC warrants should obtain current market quotations for their securities. The market price of MTAC’s securities could vary at any time before the Business Combination.

Holders of MTAC Securities

As of [•], 2021, there was one holder of record of MTAC units, one holder of record of MTAC Class A Common Stock, one holder of record of MTAC Class B Stock and two holders of record of MTAC warrants.

Dividends of MTAC Securities

MTAC has not paid any cash dividends on the MTAC Class A Stock or the MTAC Class B Stock to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon the revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the board of directors of the combined company at such time. In addition, MTAC’s board of directors is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. Further, if MTAC or Memic incurs any indebtedness in connection with the Business Combination, the ability of the combined company to declare dividends may be limited by restrictive covenants that such parties may agree to in connection therewith.

SUBMISSION OF FUTURE SHAREHOLDER PROPOSALS

If the Business Combination is completed, Memic shareholders will be entitled to attend and participate in Memic’ annual general meetings of shareholders. Memic will provide notice of the date on which its annual general meeting will be held in accordance with Memic’s amended and restated articles of association and the Companies Law.

LEGAL MATTERS

The legality of the Memic ordinary shares offered by this proxy statement/prospectus and certain other Israeli legal matters will be passed upon for Memic by Tadmor Levy & Co., Tel-Aviv, Israel. The legality of the Memic warrants offered by this proxy statement/prospectus and certain legal matters relating to U.S. law will be passed upon for Memic by Greenberg Traurig, P.A. Certain legal matters will be passed upon for MTAC by Foley & Lardner LLP. Certain Israeli legal matters will be passed upon for MTAC by Meitar Law Offices, Ramat Gan, Israel.

ENFORCEABILITY OF CIVIL LIABILITY

Memic is a company incorporated under the laws of the state of Israel. Accordingly, you may have difficulty serving legal process within the United States upon Memic. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against Memic in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is doubt that Israeli courts would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. However, Memic may be served with process in the United States with respect to actions against Memic arising out of or in connection with violation of U.S. federal securities laws relating to offers and sales of Memic’s securities by serving Memic’s U.S. agent irrevocably appointed for that purpose.

EXPERTS

The consolidated financial statements of Memic Innovative Surgery Ltd. as of December 31, 2020 and 2019, and for each of the years in the two-year period ended December 31, 2020, have been included herein in reliance upon the report of Somekh Chaikin, a member firm of KPMG International, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The financial statements of MedTech Acquisition Corp. as of December 31, 2020 and for the period from September 11, 2020 (inception) through December 31, 2020, have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report, thereon, appearing elsewhere in this proxy statement/prospectus, and are included in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, MTAC and service providers that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of MTAC’s proxy statement. Upon written or oral request, MTAC will deliver a separate copy of the proxy statement to any stockholder at a shared address to which a single copy of such document was delivered and who wishes to receive separate copies of such document. Stockholders receiving multiple copies of such document may likewise delivers single copies of such document in the future. Stockholders may notify MTAC of their requests by writing or calling MTAC at its principal executive offices at MedTech Acquisition Corporation, 600 Fifth Avenue, 22nd Floor, New York, NY 10022 or (908) 391-1288.

TRANSFER AGENT AND REGISTRAR

The transfer agent for Memic’s securities will be Continental Stock Transfer & Trust Company.

WHERE YOU CAN FIND MORE INFORMATION

Memic has filed a registration statement on Form F-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement.

MTAC files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on MTAC at the SEC website containing reports, proxy statements and other information at: http://www.sec.gov.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination, you should contact via phone or in writing:

MedTech Acquisition Corporation,
600 Fifth Avenue
22nd Floor
New York, NY 10022
(908) 391-1288

To obtain timely delivery of the documents, you must request them no later than five business days before the date of the special meeting, or no later than [•], 2021.

Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part. All information contained or incorporated by reference in this proxy statement/prospectus relating to MTAC has been supplied by MTAC, and all such information relating to Memic has been supplied by Memic. Information provided by either MTAC or Memic does not constitute any representation, estimate or projection of any other party.

Neither MTAC nor Memic has authorized anyone to give any information or make any representation about the Business Combination or their companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

MEMIC

MTAC

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors
Memic Innovative Surgery Ltd.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Memic Innovative Surgery Ltd. and subsidiary (the Company) as of December 31, 2020 and 2019, the related consolidated statements of operations, changes in redeemable convertible preferred shares and shareholders’ equity (deficiency), and cash flows for each of the years in the two-year period ended December 31,2020, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Somekh Chaikin

Somekh Chaikin
Member Firm of KPMG International

We have served as the Company’s auditor since 2016.

Tel Aviv, Israel
September 30, 2021

Memic Innovative Surgery Ltd.
Consolidated Balance Sheets as at December 31

		2020	2019
	Note	USD thousands	USD thousands
Current assets
Cash and cash equivalents	3	12,601	694
Restricted cash		301	26
Other current assets	4	739	481
Total current assets		13,641	1,201

Non-current assets
Property and equipment, net	5	1,002	922
Total assets		14,643	2,123

Liabilities, redeemable convertible preferred shares, and shareholders’ equity

Current liabilities
Trade payables		389	195
Warrants for redeemable convertible preferred shares	8C	4,288	3,803
Other accounts payable	6	1,349	513
Total current liabilities		6,026	4,511

Non-current liabilities
Long term convertible loans	7	1,916	667
Total liabilities		7,942	5,178

Commitments and contingent liabilities (Note 9)

Redeemable convertible preferred shares, 0.01 NIS par value; 119,493,850 and 51,393,850 shares authorized as of December 31, 2020, and December 31, 2019, respectively; 54,607,092 and 39,694,206 shares issued and outstanding as of December 31, 2020 and December 31, 2019, respectively; liquidation preference of $3,046,000 and $1,945,000 as of December 31, 2020 and December 31, 2019, respectively.	8	44,167	13,023
Shareholders’ equity (deficiency)	8
Share capital		31	30
Additional paid-in capital		689	485
Accumulated deficit		(38,186)	(16,593)

Total shareholders’ equity (deficiency)		6,701	(3,055)

Total liabilities and shareholders’ equity (deficiency)		14,643	2,123
Dvir Cohen	Noam Atar	Maurice Ferre
CEO	CFO	Chairman of the Board of Directors

Approval date of the financial statements: ____________, 2021

The accompanying notes are an integral part of the consolidated financial statements.

Memic Innovative Surgery Ltd.
Consolidated Statements of Operations for the Year Ended December 31

		2020	2019
	Note	USD thousands	USD thousands
Research and development expenses, net	10	8,121	5,122
Sales and marketing expenses	11	1,783	146
General and administrative expenses	12	1,704	814
Total operating expenses		11,608	6,082
Financial expenses (income), net	13	9,985	(54)
Net loss for the year		21,593	6,028
Net loss per share attributable to ordinary shareholders, basic and diluted	15	(1.38)	(0.44)
Weighted-average shares used in computing net loss per share attributable to ordinary shareholders, basic and diluted	15	16,395,561	15,380,568

The accompanying notes are an integral part of the consolidated financial statements.

Memic Innovative Surgery Ltd.
Consolidated Statements of Changes in Redeemable
Convertible Preferred Shares and Shareholders’ equity (deficiency)

	Redeemable Convertible preferred shares		Share capital	Additional paid-in capital	Accumulated deficit	Total
	Number of Shares	USD thousands	USD thousands	USD thousands	USD thousands	USD thousands
Balance as of January 1, 2019	35,586,169	9,781	30	22	(10,565)	(732)
Issuance of redeemable convertible preferred shares and warrants, net	4,108,037	3,242	—	—	—	3,242
Beneficial conversion feature of convertible loans	—	—	—	333	—	333
Share-based compensation	—	—	—	130	—	130
Net loss for the year	—	—	—	—	(6,028)	(6,028)

Balance as of December 31, 2019	39,694,206	13,023	30	485	(16,593)	(3,055)
Conversion of loans	9,188,356	20,435	—	—	—	20,435
Issuance of redeemable convertible preferred shares and warrants, net	5,724,530	10,709	—	—	—	10,709
Beneficial conversion feature of convertible loans	—	—	—	3,931	—	3,931
Extinguishment of convertible loans	—	—	—	(3,897)	—	(3,897)
Share-based compensation	—	—	—	160	—	160
Exercise of options	—	—	1	10	—	11
Net loss for the year	—	—	—	—	(21,593)	(21,593)

Balance as of December 31, 2020	54,607,092	44,167	31	689	(38,186)	6,701

The accompanying notes are an integral part of the consolidated financial statements.

Memic Innovative Surgery Ltd.
Consolidated Statements of Cash Flows for the year ended December 31

	2020	2019
	USD thousands	USD thousands
Cash flows from operating activities:
Net loss for the year	(21,593)	(6,028)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	141	70
Share based compensation	160	130
Revaluation of warrants	21	(79)
Interest expenses accrued on convertible loans (including amortization of beneficial conversion feature)	9,942	—

Changes in operating assets and liabilities:
Other current assets	(258)	(72)
Trade payables	194	(83)
Other accounts payable	836	191
Net cash used in operating activities	(10,557)	(5,871)

Cash flows from investing activities:
Short term deposits, net	—	1,008
Purchase of property and equipment	(221)	(695)
Net cash provided by (used in) investing activities	(221)	313

Cash flows from financing activities:
Exercise of options share	11	—
Proceeds from long term convertible loans	11,779	1,000
Proceeds from issuance of redeemable convertible preferred shares and warrants, net	11,170	3,539

Net cash provided by financing activities	22,960	4,539
Change in cash, cash equivalents and restricted cash	12,182	(1,019)
Cash, cash equivalents and restricted cash at the beginning of the year	720	1,739
Cash, cash equivalents and restricted cash at the end of the year	12,902	720

Appendix A – Material non-cash financing activities
Conversion of loans into shares	20,435	—
Decrease in advance payments on account of shares	—	(667)

The accompanying notes are an integral part of the consolidated financial statements.

Memic Innovative Surgery Ltd.
Notes to the Consolidated Financial Statements

Note 1 — General

A.     Memic — Innovative Surgery Ltd. (“the Company”) - is an Israeli corporation which was founded in 2012.

B.     The Company develops an innovative surgical robot that enables intuitive control and a new surgical approach to laparoscopic procedures.

C.     The Company has yet to generate sales and is at the stage of promotion of the sale of its products. As of December 31, 2020, the Company incurred operating losses of $38,186 thousand. The Company plans to commercialize its product and to raise additional funds. See also Note 16B.

D.     In January 2020, the Company established a wholly-owned subsidiary in the United States, named Memic Innovative Surgery Inc (“Inc”).

Note 2 — Significant Accounting Policies

The accounting policies set out below have been applied consistently in the financial statements for all periods presented, unless stated other.

A.     Basis of Presentation

The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

B.     Use of estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting periods and accompanying notes. Significant items subject to such estimates and assumptions include, but are not limited to, fair value of warrants to redeemable convertible preferred shares and share-based compensation including the determination of the fair value of the Company’s ordinary shares. The Company bases these estimates on historical and anticipated results, trends and various other assumptions that it believes are reasonable under the circumstances, including assumptions as to future events. Actual results could differ from those estimates.

The novel coronavirus (“COVID-19”) pandemic has created, and may continue to create, significant uncertainty in macroeconomic conditions, and the extent of its impact on the Company’s operational and financial performance will depend on certain developments, including the duration and spread of the outbreak and the impact on the Company’s customers and its sales cycles. The Company considered the impact of COVID-19 on the estimates and assumptions and determined that there were no material adverse impacts on the consolidated financial statements for the year ended December 31, 2020. As events continue to evolve and additional information becomes available, the Company’s estimates and assumptions may change materially in future periods.

C.     Foreign currency

The currency of the primary economic environment in which the operations of the Company are conducted and are expected to continue to be conducted in the foreseeable future is the U.S. dollar (“dollar” or “$”), thus; the dollar is the functional currency of the Company.

The transactions and balances of the Company denominated in U.S. dollars are presented at their original amounts . Monetary assets and liabilities denominated in a non-U.S. dollar currency are translated using the current exchange rate and non-monetary assets and liabilities and capital accounts denominated in a non-U.S. dollar currency are translated using historical exchange rates.

Memic Innovative Surgery Ltd.
Notes to the Consolidated Financial Statements

Note 2 — Significant Accounting Policies (cont.)

Statements of operations accounts denominated in a non-U.S. dollar currency are translated using the exchange rates in effect on the transaction dates, except for depreciation, which is translated using historical exchange rates. Adjustments from the translation of the Company’s financial statements to U.S. dollars and foreign exchange transaction gains and losses are included in loss for the period in which exchange rates change. Such adjustments have been immaterial since inception.

Details of exchange rates:

	December 31 2020	December 31 2019
Exchange rate of U.S. dollar ($) in New Israeli Shekel (NIS)	3.215	3.456

The translation should not be construed as a representation that the foreign currency amounts upon which the translation is based actually represent, or could be converted into, U.S. dollar.

D.     Cash and cash equivalents

Cash and cash equivalents include short-term bank deposits with an original maturity not exceeding three months and are not restricted by lien.

E.     Restricted cash

Restricted cash is primarily invested in highly liquid deposits. These deposits were used to secure office rent payments.

The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported within the consolidated balance sheets that sum to the total of the same such amounts shown in the consolidated statements of cash flows:

	January 1, 2019	December 31, 2019	December 31, 2020
	In USD thousands
Cash and cash equivalent	1,059	694	12,601
Restricted cash	680	26	301
Total	1,739	720	12,902

F.      Principles of consolidation

The consolidated financial statements include the accounts of the Company and the Subsidiary. Intercompany balances and transactions have been eliminated in consolidation

G.     Fair Value Measurements

Fair value is defined as the exchange price that would be received from the sale of an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Company measures financial assets and liabilities at fair value at each reporting period using a fair value hierarchy which requires the Company to maximize the use of observable inputs

Memic Innovative Surgery Ltd.
Notes to the Consolidated Financial Statements

Note 2 — Significant Accounting Policies (cont.)

and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s classification within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Three levels of inputs may be used to measure fair value:

Level 1 —	Quoted prices in active markets for identical assets or liabilities.
Level 2 —

Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 —	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Financial instruments consist of cash equivalents, restricted cash, accounts receivable, and accounts payable. Cash equivalents, restricted cash, accounts receivable, and accounts payable are stated at their carrying value, which approximates fair value due to the short time to the expected receipt or payment date.

See Note 8C for more information regarding the warrants for redeemable convertible preferred shares.

H.     Fixed assets

Fixed assets are stated at cost plus direct acquisition costs, net of accumulated depreciation, net of impairment losses accrued value and net of investment grants received in respect thereof, and do not include current maintenance expenses. The cost includes partial spare parts and auxiliary used for fixed assets. Depreciation is computed by using the straight-line method, over the assets estimated useful life.

The annual depreciation rates are as follows:

	%
Computers and software	33
Furniture and office equipment	7-15
Technical equipment	10
Leasehold improvements	(*	)

____________

(*)      Leasehold improvements are amortized using the straight-line method over the shorter of the lease term or the estimated useful life of the improvements.

I.       Research and development

Research and development costs are charged to operations as incurred. Most of the research and development expenses are for subcontractors and wages.

Grants from the Israeli Innovation Authority (“IIA”) for research and development are recognized as a reduction in research and development expenses, as repayment of such grant was not probable upon their receipt.

J.      Impairment of long-lived assets

The Company’s property and equipment are reviewed for impairment in accordance with ASC 360, “Property and Equipment”, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets

Memic Innovative Surgery Ltd.
Notes to the Consolidated Financial Statements

Note 2 — Significant Accounting Policies (cont.)

exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less selling costs. During the periods ended December 31, 2020 and 2019, no impairment losses have been recorded.

K.     Liabilities for employee benefits

The Company has several types of employee benefits, as follows:

1.      Short-term employee benefits

Short-term employee benefits are benefits that are expected to be fully settled 12 months after the end of the period of the annual report in which the employees provide the related services. These benefits include salaries, vacation, illness, recuperation, and employer contributions to the National Insurance Institute and are recognized as an expense when the services are provided. Liability in respect of a cash bonus or profit sharing plan is recognized when a liability has a legal or constructive obligation to pay the aforesaid amount in respect of services rendered by the employee in the past and the amount can be estimated reliably.

2.      Severance pay

Pursuant to Section 14 of the Severance Compensation Law, 1963 (“Section 14”), all employees of the Company are entitled only to monthly deposits, at a rate of 8.33% of their monthly salary, made on their behalf with insurance companies. Upon release of the policy to the employee, no additional liability exists between the parties regarding the matter of severance pay and no additional payments shall be made by the Company to the employee. This plan has been accounted for as a defined contribution plan.

Severance costs amounted to approximately $296 and $183 for the year ended December 31, 2020 and 2019, respectively.

L.      Beneficial Conversion Feature (“BCF”)

When the Company issues convertible debt, if the stock price is greater than the effective conversion price (after allocation of the total proceeds) on the measurement date, the conversion feature is considered “beneficial” to the holder. If there is no contingency, this difference is treated as issued equity and reduces the carrying value of the host debt; the discount is accreted as deemed interest on the debt (See Note 7).

M.    Share-based compensation

Share-based compensation expense related to share awards is recognized based on the fair value of the awards granted. The fair value of each option award is estimated on the grant date using the Black-Scholes option pricing model. The Black-Scholes option pricing model requires the input of highly subjective assumptions, including the fair value of the underlying ordinary shares, the expected term of the option, the expected volatility of the price of the underlining shares, risk-free interest rates, and the expected dividend yield of the shares. The assumptions used to determine the fair value of the option awards represent management’s best estimates. These estimates involve inherent uncertainties and the application of management’s judgment. The related share-based compensation expense is recognized on a straight-line basis over the requisite service period of the awards. The Company recognizes compensation cost for an award with only service conditions that has a graded vesting schedule on a straight-line basis over the requisite service period for the entire award, provided that the cumulative amount of compensation cost recognized at any date at least equals the portion of the grant-date value of such award that is vested at that date. Forfeitures are accounted for as they occur instead of estimating the number of awards expected to be forfeited.

N.     Income taxes

The Company accounts for income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in

Memic Innovative Surgery Ltd.
Notes to the Consolidated Financial Statements

Note 2 — Significant Accounting Policies (cont.)

the consolidated financial statements or in the Company’s tax returns. Deferred taxes are determined based on the difference between the financial statement carrying amount and the tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. The Company assesses the likelihood that its deferred tax assets will be recovered from future taxable income and, to the extent it believes, based upon the weight of available evidence, that it is more likely than not that all or a portion of deferred tax assets will not be realized. The Company establishes a valuation allowance, if necessary, to reduce deferred tax assets to the amount more likely than not to be realized. As of December 31, 2020, and 2019, a full valuation allowance was established by the Company for all deferred tax assets not supported by reversing taxable temporary differences.

The Company implements a two-step approach to recognize and measure the benefit of its tax positions. The first step is to evaluate the tax position taken or expected to be taken in a tax return by determining if the weight of available evidence indicates that it is more likely than not that, on an evaluation of the technical merits, the tax position will be sustained upon examination, including resolution of any related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount that is greater than 50 percent (cumulative basis) likely to be realized upon settlement. The Company believes that its tax positions are all highly certain of being upheld upon examination. As such, as of December 31, 2020 and 2019 the Company does not have any unrecognized tax benefits.

O.     Concentrations of credit risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and restricted cash.

Cash and cash equivalents are invested in banks in Israel and the United States. Management believes that the financial institutions that hold the Company’s investments are financially sound and, accordingly, minimal credit risk exists with respect to these investments.

P.      Leases

Leases are classified as either capital or operating leases at their inception. In certain lease agreements, the Company may receive renewals or expansion options, rent holidays, and other incentives. For operating leases, the Company recognizes lease costs on a straight-line basis once control of the leased asset is achieved, without regard to deferred payment terms such as rent holidays that defer the required payments. Additionally, incentives received are treated as a reduction of costs over the term of the agreement. For the periods reported the Company did not have any capital leases.

Q.     Net Loss Per Share

The Company computes net loss per share using the two-class method required for participating securities. The two-class method requires income available to ordinary shareholders for the period to be allocated between ordinary shares and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed. The Company considers its convertible preferred shares to be participating securities as the holders of the convertible preferred shares would be entitled to dividends that would be distributed to the holders of ordinary shares, equal to the higher of their original issue price pro-rata basis assuming conversion of all convertible preferred shares into ordinary shares and that there are no preferences to any holders of any shares. These participating securities do not contractually require the holders of such shares to participate in the Company’s losses. As such, net loss for the periods presented was not allocated to the Company’s participating securities.

The Company’s basic net loss per share is calculated by dividing net loss attributable to ordinary shareholders by the weighted-average number of shares of ordinary shares outstanding for the period, without consideration of potentially dilutive securities. Shares issuable for little or no cash consideration, are considered outstanding ordinary shares and included in the computation of basic net loss per ordinary share as of the date that all necessary conditions have been satisfied. The diluted net loss per share is calculated by giving effect to all potentially dilutive securities

Memic Innovative Surgery Ltd.
Notes to the Consolidated Financial Statements

Note 2 — Significant Accounting Policies (cont.)

outstanding for the period using the treasury share method or the if-converted method based on the nature of such securities. Diluted net loss per share is the same as basic net loss per share in periods when the effects of potentially dilutive shares of ordinary shares are anti-dilutive.

R.     Recently Issued Accounting Pronouncements

As an “Emerging growth company,” the Jumpstart Our Business Startups Act (“JOBS Act”) allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. The Company has elected to use this extended transition period under the JOBS Act. The adoption dates discussed below reflect this election.

In February 2016, the FASB issued ASU No. 2016-02, Leases, which would require lessees to put all leases on their balance sheets, whether operating or financing, while continuing to recognize the expenses on their income statements in a manner similar to current practice. The guidance states that a lessee would recognize a lease liability for the obligation to make lease payments and a right-to-use asset for the right to use the underlying asset for the lease term. In June 2020, the FASB issued ASU No. 2020-05, Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842): Effective Dates for Certain Entities, which defers the effective date of ASU 2016-02 for non-public entities to fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The guidance will be effective for the Company beginning January 1, 2022, and interim periods in fiscal years beginning January 1, 2023. The Company is currently evaluating the effect that ASU 2016-02 will have on its consolidated financial statements and related disclosures.

S.      Newly issued and recently adopted accounting pronouncements

The Company early adopted ASU 2019-12 on January 1, 2019, which did not have a material impact on the Consolidated Financial Statements except for the removal of an exception related to intra-period tax allocations. Commencing from January 1, 2019, the Company followed the general approach to the intra-period tax allocation of income tax expense. The Company had incurred a loss from continuing operations and subsequent to the adoption of ASU 2019-12, the Company determined the amount attributable to continuing operations without regard to the tax effect of other items. The ASU 2019-12 amendment related to the intra-period tax allocation was applied prospectively.

Note 3 — Cash and Cash Equivalents

	December 31, 2020	December 31, 2019
	USD thousands	USD thousands
Balance in NIS	219	50
Balance in U.S. dollars	12,380	643
Other currencies	2	1
	12,601	694

Note 4 — Other Current assets

	December 31 2020	December 31 2019
	USD thousands	USD thousands
Government institutions	188	112
Prepaid expenses	440	81
IIA receivables	—	201
Other	111	87
	739	481

Memic Innovative Surgery Ltd.
Notes to the Consolidated Financial Statements

Note 5 — Property and Equipment, net

	December 31, 2020	December 31, 2019
	USD thousands	USD thousands
Cost:
Computers and software	267	175
Furniture and equipment	131	107
Technical equipment	229	223
Leasehold improvements	698	599
	1,325	1,104
Less – accumulated depreciation	(323)	(182)
	1,002	922

Depreciation expense totaled $141 thousand and $70 thousand for the years ended December 31, 2020 and 2019, respectively.

Note 6 — Other Accounts Payable

	December 31 2020	December 31 2019
	USD thousands	USD thousands
Accrued compensation and related benefits	899	471
Accrued expenses and other payables	409	42
Others	41	—
	1,349	513

Note 7 — Convertible loans

In December 2019, the Company entered into a convertible bridge loan agreement with existing and new investors, as was later amended and supplemented (collectively, the “Loan Agreement”). According to the Loan Agreement, the lenders agreed to loan the Company approximately $12 million.

The loan bears annual interest of 10% per annum.

According to the Loan Agreement, if not earlier converted, on December 31, 2021 (the “Due Date”), the loan will either be repaid or converted to the most senior class of shares, at a price per share equal to 75% of the lowest price paid for such shares, at the discretion of lenders that together loaned a majority of the principal under the Loan Agreement (the “Majority Lenders”).

If prior to the Due Date the Company effects a closing of a Qualified Financing Round (as defined in the Agreement), the loan will automatically be converted to the most senior class of shares issued in the Qualified Financing Round, at a price per share equal to 75% of the lowest price paid for such shares. If the Company issues shares as part of a financing round that is not a Qualified Financing Round, the Majority Lenders may elect to convert the loan to the most senior class of shares, at a price per share equal to 75% of the lowest price paid for such shares. In case of a Deemed Liquidation Event (as defined in the Agreement), the lenders may choose either to convert the loan to the most senior class of shares, at a price per share equal to the lowest price paid for such shares, or to receive an amount equal to two and one half times the loan amount.

During 2020, the Company amended the aforesaid terms of the Agreement, so to that if prior to the Due Date the Company effects a closing of a Qualified Financing Round (as defined in the Agreement), the loan will automatically be converted to the most senior class of shares issued in the Qualified Financing Round, at a price per share equal to 67.5% of the lowest price paid for such shares. provided, however, that the portion of the loan of a lender provided pursuant to the June 2020 amendment and the September 2020 supplement (other than a certain strategic investor and

Memic Innovative Surgery Ltd.
Notes to the Consolidated Financial Statements

Note 7 — Convertible loans (cont.)

the lenders who participated in the loan that closed on December 31, 2019) that is equal to 1/8 of the amount such lender together with its Permitted Transferees (as defined in the Loan Agreement) invests in the Qualified Financing Round shall be converted at a price per share equal to 50% of the lowest price per share paid for such shares and any remaining portion of such lenders that is less than 1/8 of the amount such lender together with its Permitted Transferees invests in the Qualified Financing Round shall be converted into shares at a price per share equal to 90% of the lowest price paid for such shares.

In November 2020 an aggregate amount of $20,435 thousands of loans payable and accrued interest was converted to 5,600,871 Preferred D-2 shares and 3,587,485 Preferred D-3 shares.

As of December 31, 2020 there was a total balance of $1,916,000 non-converted loan including interest accrued.

Long term convertible loans outstanding as of December 31, 2020 and December 31, 2019 are as follows:

Principal Amount	Issuance Year	Interest Rate	Maturity Period	BCF
(USD thousands)			(Years)
Convertible Loans Outstanding as of December 31, 2020
1,100	2020	10%	1.75	367

Convertible Loans Outstanding as of December 31, 2019
1,000	2019	10%	1.9	333
Principal Amount	Issuance Year	Interest Rate	BCF
(USD thousands)
Convertible Loans converted during the year ended December 31, 2020
1,000	2019	10%	333
10,692	2020	10%	3,564

When convertible loans instruments with BCF that was separately recorded in equity were extinguished by issuance of preferred shares, the fair value of the consideration transferred to the holder was allocated between the BCF and the debt obligation as follows:

a)      Allocation of a portion of the settlement consideration to the reacquisition of the BCF based on the intrinsic value of that component immediately before extinguishment was recorded as a reduction of additional paid-in capital.

b)      Allocation of the remaining settlement consideration to the extinguishment of the debt obligation. Any difference between (i) the consideration attributed to the debt obligation and (ii) the net carrying amount of the debt obligation at the settlement date was recorded as a loss on debt extinguishment as part of financial expenses.

Apart from the items mentioned above there were no repayments of convertible loans during the fiscal years ended December 31, 2020 and 2019.

Note 8 — Redeemable Convertible Preferred Shares and Shareholders’ Equity

A.     Ordinary shares

Each ordinary share is entitled to one vote. The holders of ordinary shares are also entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors, subject to the prior rights of holders of all classes of shares outstanding.

Memic Innovative Surgery Ltd.
Notes to the Consolidated Financial Statements

Note 8 — Redeemable Convertible Preferred Shares and Shareholders’ Equity (cont.)

B.     Redeemable Convertible preferred shares consist of the following:

	As of December 31, 2020
	Carrying value	Designated Shares Authorized	Shares Issued and Outstanding	Aggregate Liquidation Preference
	In USD thousands, except share data
Preferred A ILS 0.01 par value each	25	10,994,000	9,994,000	53
Preferred A-1 ILS 0.01 par value each	4	1,709,850	1,709,850	42
Preferred B ILS 0.01 par value each	42	16,815,000	16,811,112	1,570
Preferred C-1 ILS 0.01 par value each	25	17,950,000	9,428,277	1,062
Preferred C-2 ILS 0.01 par value each	5	3,925,000	1,750,967	155
Preferred D-1 ILS 0.01 par value each	—	42,500,000	—	—
Preferred D-2 ILS 0.01 par value each	17	7,000,000	5,600,871	65
Preferred D-3 ILS 0.01 par value each	12	5,800,000	3,587,485	42
Preferred D-4 ILS 0.01 par value each	—	3,200,000	—	—
Preferred D-5 ILS 0.01 par value each	18	9,600,000	5,724,530	57
Total redeemable convertible preferred shares	148	119,493,850	54,607,092	3,046
	As of December 31, 2019
	Carrying value	Designated Shares Authorized	Shares Issued and Outstanding	Aggregate Liquidation Preference
	In USD thousands, except share data
Preferred A ILS 0.01 par value each	25	10,994,000	9,994,000	45
Preferred A-1 ILS 0.01 par value each	4	1,709,850	1,709,850	34
Preferred B ILS 0.01 par value each	42	16,815,000	16,811,112	1,207
Preferred C-1 ILS 0.01 par value each	25	17,950,000	9,428,277	612
Preferred C-2 ILS 0.01 par value each	5	3,925,000	1,750,967	47
Total redeemable convertible preferred shares	101	51,393,850	39,694,206	1,945

C.     Financing rounds

1.      In March 2018, the Company entered into an additional share purchase agreement with existing and new investors. According to the agreement, the Company issued a total of 6,727,966 Preferred C-1 shares of NIS 0.01 par value in consideration for $ 6,000 thousand. The Company also granted warrants to purchase 6,727,966 Preferred C-1 shares.

         In June 2018, a follow-up agreement to the March 2018 agreement that was entered with existing and new investors. According to the agreement, the Company issued an additional 343,241 Preferred C-1 shares of NIS 0.01 par value and warrants to purchase 343,241 Preferred C-1 shares in consideration for $ 306,103.

         Under the terms of the agreements, the investment was to be made in tranches. Regardless, several investors forwarded the aggregate of their investment commitment to the Company (an additional $667 thousand), which was classified as restricted cash, and released at such time as the investors were obligated to invest under the terms of the agreements.

2.      In March 2019, according to the share purchase agreement and addendum from 2018, the Company issued a total of 2,357,070 preferred C-1 shares of NIS 0.01 par value in consideration for US$ 2,102 thousand. As part of the agreement, each investor received warrants (in the same amount as shares received) to purchase 2,357,070 Preferred C-1 shares, at an exercise price per share of $0.8918. The investors may

Memic Innovative Surgery Ltd.
Notes to the Consolidated Financial Statements

Note 8 — Redeemable Convertible Preferred Shares and Shareholders’ Equity (cont.)

choose to exercise their warrants on a net basis. In addition, in September 2019, the Company issued 1,750,967 C-2 shares in consideration for $2,102 thousand. As of the December 31, 2019, the Company had received all the proceeds for the issuance of the preferred C-1 and C-2 shares.

3.      In November 2020, the Company issued a total of 5,724,530 preferred D-5 shares of NIS 0.01 par value in net, consideration for US$ 11,556 thousand. As part of the agreement, each investor received warrants (in the amount of 0.025 of the shares received) to purchase 515,935 Preferred D-1 shares, at an exercise price per share of $0.8918. The investors may choose to exercise their warrants on a net basis.

         In accordance with ASC 480, the warrants to purchase series D and C-1 convertible preferred shares are considered free standing warrants for shares that are redeemable and should be classified as liabilities on the consolidated balance sheet at fair value regardless of their redemption feature or redemption price and remeasured every reporting period with any change to fair value recorded within financial expenses in the statements of operations.

         The Company determined the fair value of the warrants using a market approach. This method involves making assumptions for the time to liquidity, volatility, and risk free rate and then solving for the value of equity such that value for the most recent financing equals the amount paid. In order to estimate the Company’s equity value, including both ordinary and preferred shares, the Company relied upon its recent financing, which the Company believes to be the most indicative of its value.

         The Company allocated the total value between all equity components (preferred shares, ordinary shares, warrants for preferred shares and options for ordinary shares) using the option pricing model (“OPM”), based on the assumption that the Company’s preferred share holders will benefit from their liquidation preference, as follows:

a.      Based on the method described above, the Company used recent share purchase transactions to solve its implied equity value. This approach takes into account the economic rights of the various classes of shares such as liquidation preferences, conversion rights and dividend rights and then allocates the value accordingly to the rights and privileges of each class of shares. Due to the fact that the Company’s financing rounds were led by unrelated investors and were arms-length transactions, we determined it was the most appropriate method to determine the fair value of the Company’s ordinary shares given the early stage nature of the Company.

b.      Under the OPM, preferred and ordinary shares are treated as a series of call options, with the preferred shares having an exercise price based on the liquidation preference of the respective preferred share. The OPM operates through a series of Black–Scholes–Merton option pricing models, with the strike prices of the options representing the upper and lower bounds of the range of proceeds that a security holder would receive upon a liquidity event. The strike prices occur at break points where the allocation of firm value changes among the various security holders. The ordinary shares are presumed to have value only if funds available for distribution to shareholders exceed the value of the respective liquidation preferences at the time of a liquidity event. The OPM requires an enterprise level input of firm value or a transaction level input of specific security value (typically, a recently issued convertible preferred security) to anchor the allocation of firm value among the various classes of securities. In making the final determination, the Company also applied a discount for lack of marketability right, as applicable, to the ordinary shares.

The assumptions used to calculate the fair value of the warrants are as follows:

	2020	2019
Expected life to liquidation events (in years)	2	3.25
Expected volatility	46.19%	53.09%
Risk-free interest rate	0.38%	1.94%
Dividend yield	0%	0%

Memic Innovative Surgery Ltd.
Notes to the Consolidated Financial Statements

Note 8 — Redeemable Convertible Preferred Shares and Shareholders’ Equity (cont.)

The Fair value of the Warrants:

	December 31 2020	December 31 2019
Value of warrant per share C-1	0.41	0.40
Value of warrant per share D	0.88	—
Number of redeemable convertible preferred shares issuable upon exercise of warrants	9,954,970	9,428,276
Fair value of warrant liability (USD in thousand)	4,288	3,803

The fair value of warrants is measured using valuation techniques and classified at level 3 in the fair value hierarchy. The table below shows a reconciliation between the opening balance and the closing balance regarding to financial instruments measured at fair value at level 3 in the fair value hierarchy:

	2020	2019
	USD thousands
Opening balance January 1	3,803	2,919
Total loss (profits) recognized in profit and loss and not yet realized	21	(79)
New warrants issued	464	963
Closing balance December 31	4,288	3,803

D.     The Redeemable Convertible Preferred A, B, C, C-1 and D Shares (the “Preferred Shares”) have the following rights, preferences and privileges:

1.      Voting rights

The ordinary shareholders are entitled to one vote at the shareholder’s meeting for each ordinary share held by them. The preferred shareholders are entitled to vote together with the ordinary shareholders, on all the issues that arise for the vote of shareholders.

For each holder of a preferred share voting rights are granted in a number equal to the number of ordinary shares to which each preferred share may be converted at the time of voting.

2.      Preference in dividend

The holders of Preferred Shares (“Preferred Shares”) are entitled to receive, if and when declared by the Board of Directors, amounts that may be distributed by law, dividends equal to the amount paid by them for each Preferred Share multiplied by the number of Preferred Shares held by them at the time of the distribution, plus accrued interest at the rate of 5% compounded annually from the date of issuance of each such share, which will be paid in priority and in the order agreed as set forth in the Company’s article of association. Following the receipt of such amounts, the holders of Preferred Shares participate in the distribution of the remaining assets with the holders of Ordinary Shares pro-rata to their holdings in the Company, on an as converted basis; provided that if the Preferred B Shares or Preferred C-1, C-2 and Preferred D Shares are to receive at least 5 times the amount paid by them for each such share, then such class of Preferred Shares will receive their pro rata portion of the distributable amount so long as they at least receive 5 times the amount paid by them for each such share. Until December 31, 2020, the Company has not declared or paid any dividend. The holders of Preferred Shares have the same preference when a liquidation event occurs.

3.      Conversion

Each Preferred Share is convertible, at the option of its holder, into ordinary shares in a number to be determined by dividing the relevant original issue price of each Preferred Share by the conversion price of such Preferred Share at that time. Conversion Price (as defined in the Articles of Association) is subject to adjustments in accordance with the conditions specified in the Company’s Articles of Association. Preferred shares will automatically be converted into ordinary shares immediately upon the occurrence of the following cases: (1) before the completion of an initial public

Memic Innovative Surgery Ltd.
Notes to the Consolidated Financial Statements

Note 8 — Redeemable Convertible Preferred Shares and Shareholders’ Equity (cont.)

offering of the Company’s securities with net proceeds to the Company of at least $ 100,000,000 based on an imputed pre-money valuation of at least $ 1,000,000,000; or (2) on the date specified in a written notice to the Company by a majority of the holders of existing preferred shares at that time. When the ordinary shares are split or merged or another similar change in the Company’s capital structure occurs, the conversion price of a preferred share will be adjusted in order to maintain the conversion ratio that existed before the split.

4.      Liquidation preference

In the event of: (i) any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary; or (ii) any Deemed Liquidation Event (as defined in the Company’s articles of association), any and all assets of the Company available for distribution (and, in the case of certain reorganizations, mergers or consolidations, the securities received by the Company or its shareholders in such reorganization, merger or consolidation) shall be distributed to the shareholders of the Company in the following order and preference:

First, prior and in preference to any distribution to any of the holders of any other classes or series of shares of the Company, each holder of preferred D shares shall be entitled to receive an amount (in cash, cash equivalents or, if applicable, securities) for each preferred D share held by it equal to (i) 100%of the original issue price of such preferred D share (adjusted for recapitalization events); plus (ii) a 5% annual interest on the original issue price for such preferred D share, compounded annually from the date of the issuance of such preferred D share up to the date of distribution; plus (iii) an amount equal to all the declared but unpaid dividends on such preferred D share; minus (iv) any amount of dividends actually paid in preference in accordance with the provisions of this section (collectively, the “Preferred D Preference Amount”). Such distribution among the holders of the preferred D shares shall be made in proportion to the aggregate respective number of the preferred D shares owned by each such holder.

Second, after payment in full of the Preferred D Preference Amount, prior and in preference to any distribution to any of the holders of any other classes or series of shares of the Company, each holder of preferred C shares shall be entitled to receive an amount (in cash, cash equivalents or, if applicable, securities) for each preferred C1 share held by it equal to (i) 100% of the original issue price of such preferred C share (adjusted for recapitalization events); plus (ii) a 5% annual interest on the original issue price for such preferred C share, compounded annually from the date of the issuance of such preferred C share up to the date of distribution; plus (iii) an amount equal to all the declared but unpaid dividends on such preferred C share; minus (iv) any amount of dividends actually paid in preference in accordance with the provisions of this section (collectively, the “Preferred C Preference Amount”). Such distribution among the holders of the preferred C shares shall be made in proportion to the aggregate respective number of the preferred C shares owned by each such holder.

Third, after payment in full of the Preferred D Preference Amount and Preferred C-1 Preference Amount, prior and in preference to any distribution to any of the holders of any other classes or series of shares of the Company, each holder of preferred B shares shall be entitled to receive an amount (in cash, cash equivalents or, if applicable, securities) for each preferred B share held by it equal to (i) 100% of the original issue price of such preferred B share (adjusted for recapitalization events); plus (ii) a 5% annual interest on the original issue price for such preferred B share, compounded annually from the date of the issuance of such preferred B share up to the date of distribution; plus (iii) an amount equal to all the declared but unpaid dividends on such preferred B share; minus (iv) any amount of dividends actually paid in preference in accordance with the provisions of this section (collectively, the “Preferred B Preference Amount”). Such distribution among the holders of the preferred B shares shall be made in proportion to the aggregate respective number of the preferred B shares owned by each such holder.

Fourth, after payment in full of the Preferred D Preference Amount, Preferred C Preference Amount and the Preferred B Preference Amount, prior and in preference to any distribution to any of the holders of any other classes or series of shares of the Company, each holder of preferred A shares shall be entitled to receive an amount (in cash, cash equivalents or, if applicable, securities) for each preferred A share held by it equal to (i) 100% of the original issue price of such preferred A share (adjusted for recapitalization events); plus (ii) a 5% annual interest on the original issue price for such preferred A share, compounded annually from the date of the issuance of such preferred A share up to the date of distribution; plus (iii) an amount equal to all the declared but unpaid dividends on such preferred A

Memic Innovative Surgery Ltd.
Notes to the Consolidated Financial Statements

Note 8 — Redeemable Convertible Preferred Shares and Shareholders’ Equity (cont.)

share; minus (iv) any amount of dividends actually paid in preference in accordance with the provisions of this section (collectively, the “Preferred A Preference Amount”). Such distribution among the holders of the preferred A shares shall be made in proportion to the aggregate respective number of the preferred A shares owned by each such holder.

After payment in full of the Preferred D Preference Amount, Preferred C-1 Preference Amount, the Preferred B Preference Amount and the Preferred A Preference Amount, all remaining assets, if any, shall be distributed among all of the Company’s shareholders (holders of preferred shares and ordinary shares) pro rata to their holdings in the Company’s issued share capital on an as-converted basis.

Notwithstanding the above, in the event that an as-converted pari passu pro-rata distribution to all shareholders would result in the holders of series D preferred shares receiving (including any previous distribution on such shares) an amount equal to at least 5 times the original Issue price of such series D preferred shares (the “Preferred D Cap Amount”), then the holders of the series D preferred shares shall be entitled to only receive their pro rata share of such distribution, on an as-converted basis, pari passu together with all other Shareholders, provided, however, that in such event the holders of the series D preferred shares shall actually receive an amount which is not less than the Preferred D Cap Amount.

Notwithstanding the above, in the event that an as-converted pari passu pro-rata distribution to all shareholders would result in the holders of series C preferred shares receiving (including any previous distribution on such shares) an amount equal to at least 5 times the original Issue price of such series C preferred shares (the “Preferred C Cap Amount”), then the holders of the series C preferred shares shall be entitled to only receive their pro rata share of such distribution, on an as-converted basis, pari passu together with all other Shareholders, provided, however, that in such event the holders of the series C-1 preferred shares shall actually receive an amount which is not less than the Preferred C Cap Amount.

Notwithstanding the above, in the event that an as-converted pari passu pro-rata distribution to all shareholders would result in the holders of preferred B shares receiving (including any previous distribution on such shares) an amount equal to at least 5 times the original issue price of such preferred B shares (the “Preferred B Cap Amount”), then the holders of the preferred B shares shall be entitled to only receive their pro rata share of such distribution, on an as-converted basis, pari passu together with all other shareholders, provided, however, that in such event the holders of the preferred B shares shall actually receive an amount which is not less than the Preferred B Cap Amount.

5.      Classification of Redeemable Convertible Preferred Shares

The deemed liquidation preference provisions of the Redeemable convertible preferred shares are considered contingent redemption provisions that are not solely within the Company’s control. Accordingly, the convertible preferred shares have been presented outside of permanent equity in the mezzanine section of the consolidated balance sheets.

E.     Share-Based Compensation

1.      In October 2017, the Company’s board of directors adopted a Phantom Share Option Plan. In February 2018 the Company granted to the Chairman of the Board of Directors an option to purchase 1,535,057 Phantom Shares and to a consultant an option to purchase 383,764 Phantom Shares. Phantom shares granted shall be vesting in installments, gradually over a period of 4 years from the grant date. Only vested Phantom Shares may be exercised. If an option for a Phantom Share is exercised in connection with an IPO or Transaction (as defined in such plan), then for each Phantom Share the holder will receive the value of an Ordinary Share of the Company if in connection with an IPO, the Company’s offering price of an Ordinary Share or if in a Transaction the amount payable on account of an Ordinary Share. If the grantee chooses to exercise the phantom shares not in connection with an IPO or Transaction then each Phantom Share will be exercised into one Ordinary Share.

         Total expenses for the Phantom Shares were approximately $58 thousand and $107 thousand for the years ended December 31, 2020 and 2019, respectively.

Memic Innovative Surgery Ltd.
Notes to the Consolidated Financial Statements

Note 8 — Redeemable Convertible Preferred Shares and Shareholders’ Equity (cont.)

         The expenses are not deductible for income tax purposes, and therefore the Company did not recognize any tax benefits related to the expenses for the Phantom Shares for the years ended December 31, 2020 and 2019.

2.      The Company regularly compensates its employees, directors and consultants by means of options to purchase ordinary shares of the Company. As of December 31, 2020, the Company has outstanding options to purchase 8,499,065 ordinary shares of the Company with a par value of NIS 0.01, out of a total reserve of 8,928,165 ordinary shares of the Company with a par value of NIS 0.01. All of the grants are equity grants. As of that date, options to purchase 5,826,449 ordinary shares were exercisable. The contractual life of the share option shall be ten years from the respective date of grant. Share options to employees, consultants and directors granted under the plan shall be vesting in installments, gradually over a period of 4 years from the grant date.

The following is a summary of the share-based compensation activity and related information for the year ended December 31, 2020:

	Options outstanding		Options exercisable
Exercise price	Number outstanding at December 31, 2020	Weighted average remaining contractual life (in years)	Number exercisable at December 31, 2020
$0.003	4,255,110	5.14	4,255,110
$0.1	2,779,955	9.17	1,141,964
$0.12	834,000	9.39	—
$0.2675	630,000	8.10	429,375
	8,499,065		5,826,449

The expenses that were recognized in the statement of operations for services received from employees and service providers are as follows:

	Year ended December 31, 2020	Year ended December 31, 2019
	USD thousands	USD thousands
Research and development	42	22
Sales and marketing expenses	13	—
General and administrative	47	1
Total share-based compensation expenses	102	23

The Company adopted ASU 2018-07 and accordingly measured at the grant dates of each of the above options issued to service providers their fair value using the Black Scholes model, which requires inputs such as exercise price, estimated ordinary share price, expected dividend yield, estimated ordinary share price volatility and risk-free interest rate. During 2020 and 2019, the Company recognized the total fair value of the warrants of development related service providers as research and development expenses in the amounts of $10,000 and $0, respectively.

Share based compensation expenses are not deductible for income tax purposes, and therefore the Company did not recognize any tax benefits related to the share-based compensation for the years ended December 31, 2020 and 2019.

Memic Innovative Surgery Ltd.
Notes to the Consolidated Financial Statements

Note 8 — Redeemable Convertible Preferred Shares and Shareholders’ Equity (cont.)

The number and weighted average exercise prices of options are as follows:

	Weighted average exercise price 2020	Number of options 2020	Weighted average remaining contractual life (in years) 2020	Weighted average exercise price 2019	Number of options 2019	Weighted average remaining contractual life (in years) 2019
	US dollars			US dollars
Outstanding at January 1	0.04	5,150,110	6.562	0.003	4,480,110	7.18
Exercised	0.04	(262,500)	—	—	—	—
Forfeited	0.27	(2,500)	—	—	—	—
Granted	0.1	3,613,955	9.22	0.267	670,000	9.104
Outstanding at December 31	0.061	8,499,065	7.094	0.04	5,150,110	6.562

The weighted average grant date fair value of employee options granted during the years ended December 31, 2020 and 2019 was $0.055 and $0.045, respectively.

The fair value of the options is measured at the grant date using the Black-Scholes Options-pricing model and the assumptions used to calculate the fair value of the options are as follows:

	2020 grant	2019 grant
Weighted average share prices (in U.S. dollar)(a)	0.12	0.10
Exercise price (in U.S. dollar)	0.10-0.12	0.27
Expected life of shares options (in years)(b)	6.25	6.25
Expected volatility(c)	53.09%	66.92%
Risk-free interest rate(d)	1.91%	3.06%
Dividend yield	0%	0%

____________

(a)      The weighted average share price is based on the Company’s ordinary share valuation as at the grant date.

(b)      Expected life for the periods presented was determined according to the simplified method since, at the date of grant, the Company did not have enough history to make an estimate. This method effectively assumes that exercise occurs over the period from vesting until expiration, and therefore the expected term is the midpoint between the service period and the contractual term of the award. The simplified method is applicable to service conditions and for performance conditions that are probable of achievement. If meeting the performance condition is not probable, the Company will use the awards’ contractual term if the service period is implied, or the simplified method, if the service period is explicitly stated.

(c)      Because the Company’s shares are not traded in the stock exchange market, the volatility is based on the volatility of similar listed companies, as customary in other non-listed companies.

(d)      The risk-free interest rate is based on bond rates per the expected life of the options.

Unrecognized compensation expense

At December 31, 2020, there was $0.3 million of total unrecognized compensation cost related to non-vested employee options, granted under the Company’s equity remuneration plans. That cost is expected to be recognized over a weighted-average period of 2.55 years.

Note 9 — Commitments and contingent liabilities

A.     IIA grants

The Company received $781 thousand and $ 317 thousand in grants from the IIA for the years ended December 31, 2020 and 2019, respectively. Since the Company’s incorporation through December 31, 2020 the Company received $ 2,911 thousand from the IIA, which were recognized as a reduction of research and development expenses.

Memic Innovative Surgery Ltd.
Notes to the Consolidated Financial Statements

Note 9 — Commitments and contingent liabilities (cont.)

The Company is obligated to pay royalties to the IIA, amounting to 3% of the sales of the products and other related revenues generated from such projects. The maximum aggregate royalties paid generally cannot exceed 100% of the grants received, plus annual interest generally equal to 12-months LIBOR applicable to dollar deposits, as published on the first business day of each calendar year. The obligation to pay these royalties is contingent on actual sales of the products and in the absence of such sales, no payment is required.

B.     Leases

A.     The Company leases office spaces in Israel and the United States under non-cancelable operating lease until September 30, 2022 and July 17, 2023 respectively. Total rent expenses under the operating leases and management fees were approximately $406 thousand and $232 thousand for the years ended December 31, 2020 and 2019, respectively.

Future minimum lease payments under non-cancelable operating leases at December 31, 2020 are as follows:

USD thousands
2021	426
2022	664
2023	57
1,147

B.     The Company has car leases in Israel cancelable with up to three months payment per car. Total lease expenses under the were approximately $85 thousand and $66 thousand for the years ended December 31, 2020 and 2019, respectively.

Note 10 — Research and Development Expenses, net

	Year ended December 31, 2020	Year ended December 31, 2019
	USD thousands	USD thousands
Salaries and related expenses	4,627	2,858
Subcontractors	1,396	950
Raw materials and Labs processes	1,670	641
Clinical and pre-clinical trials	255	266
Rent and other allocations	513	289
Others	236	637
	8,697	5,641

Less grants from IIA	(576)	(519)

Total research and development expenses, net	8,121	5,122

Note 11 — Sales and Marketing Expenses

	Year ended December 31, 2020	Year ended December 31, 2019
	USD thousands	USD thousands
Salaries and related expenses	1,029	—
Subcontractors	339	60
Sales and marketing activities	169	—
Travel	93	78
Other expenses	153	8
	1,783	146

Memic Innovative Surgery Ltd.
Notes to the Consolidated Financial Statements

Note 12 — General and Administrative Expenses

	Year ended December 31, 2020	Year ended December 31, 2019
	USD thousands	USD thousands
Salaries and related expenses	362	105
Rent and maintenance	34	7
Patents	487	242
Professional expenses	291	158
Phantom shares expenses	58	107
Software services	106	17
Travel	10	54
Other expenses	356	124
	1,704	814

Note 13 — Financial Expenses (Income), net

	Year ended December 31, 2020	Year ended December 31, 2019
	USD thousands	USD thousands
Bank fees	16	21
Net exchange differences	6	14
Interest income from deposit	—	(10)
Interest on loans	720	—
Revaluation of Warrants	21	(79)
Discount received on conversion of loan	9,222	—
	9,985	(54)

Note 14 — Income Taxes

A.     General

Israeli tax rate:

The corporate tax rate in Israel relevant to the Company in 2019 and 2020- 23%.

U.S. Corporate Tax:

Inc is subject to the corporate tax rate of the United States. In 2020 the primary tax rates applicable to Inc were 21% for the U.S. federal tax

B.     Tax assessments

As of December 31, 2020, the Company’s tax years through December 31, 2015 are considered closed to audit inspections by the Israeli Tax Authority (“ITA”) due to statute of limitation rules effective in Israel.

The Company has not yet been assessed by the ITA since inception.

Memic Innovative Surgery Ltd.
Notes to the Consolidated Financial Statements

Note 14 — Income Taxes (cont.)

C.     Losses for tax purposes carried forward to future years

As of December 31, 2020, the Company had approximately $24 million (approximately $12 million as of December 31, 2019) of net operating loss carryforwards which are available to reduce future taxable income with no limitation on the period of use.

D.     Deferred taxes:

In respect of:

	December 31, 2020	December 31, 2019
	USD thousands	USD thousands
Deferred tax assets:
Net operating loss carry-forwards	5,491	3,016
Research and development costs	1,145	1,266
Other	105	63
Deferred tax assets	6,741	4,345
Valuation allowance	(6,676)	(4,268)
Deferred tax liabilities:
Long term convertible loans	(65)	(77)
Net deferred tax	—	—

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. A valuation allowance is provided when it is more likely than not that the deferred tax assets will not be realized.

The Company has established a valuation allowance at December 31, 2020 and 2019 for all deferred tax assets not supported by reversing taxable temporary differences due to the uncertainty of realizing future tax benefits from its net operating loss carryforwards and other deferred tax assets. The net change in the total valuation allowance for the year ended December 31, 2020 was an increase of approximately $2.4 million.

E.     Roll forward of valuation allowance

USD thousands
Balance at January 1, 2019	2,566
Change in valuation allowance:
Additional paid in capital	(77)
Income tax expense	1,779
Balance at December 31, 2019	4,268
Change in valuation allowance:
Additional paid in capital	(8)
Income tax expense	2,416
Balance at December 31, 2020	6,676

Memic Innovative Surgery Ltd.
Notes to the Consolidated Financial Statements

Note 14 — Income Taxes (cont.)

F.      Reconciliation of theoretical income tax expense to actual income tax expense

A reconciliation of the Company’s theoretical income tax expense to actual income tax expense is as follows:

	December 31, 2020	December 31, 2019
	USD thousands	USD thousands
Loss before income taxes	(21,593)	(6,028)
Statutory tax rate	23%	23%
Theoretical tax benefit	(4,966)	(1,386)
Non- deductible expenses	2,162	31
Remeasurement of deferred taxes due to currency exchange	388	(424)
Change in valuation allowance	2,416	1,779
Actual income tax expense	—	—

The entire pre-tax loss relates to Israeli operations.

G.     Accounting for uncertainty in income taxes

As of December 31, 2020 and 2019, the Company did not have any unrecognized tax benefits and does not expect that the amount of unrecognized tax benefits will change significantly within the next 12 months. The Company’s accounting policy is to accrue interest and penalties related to unrecognized tax benefits as a component of income tax expense.

Note 15 — Net Loss Per Share Attributable to Ordinary Shareholders

The following table sets forth the computation of basic and diluted net loss per share attributable to ordinary shareholders for the periods presented:

	Year ended December 31 2020	Year ended December 31 2019
	In USD thousands, except share and per share data
Numerator:
Net loss	(21,593)	(6,028)
Preferred shares accumulated dividends	(1,101)	(793)
	(22,694)	(6,821)

Denominator:
Weighted-average amount of outstanding shares	10,381,531	10,166,599
Contingently issuable shares	6,014,030	5,213,969
Weighted-average shares used in computing net loss per share attributable to ordinary shareholders, basic and diluted	16,395,561	15,380,568
Net loss per share attributable to ordinary shareholders, basic and diluted	(1.38)	(0.44)

Memic Innovative Surgery Ltd.
Notes to the Consolidated Financial Statements

Note 15 — Net Loss Per Share Attributable to Ordinary Shareholders (cont.)

The potential number of weighted-average ordinary shares that were excluded from the computation of diluted net loss per share attributable to ordinary shareholders for the periods presented because including them would have been anti-dilutive are as follows:

	Year ended December 31 2020	Year ended December 31 2019
	Number of shares
Convertible redeemable preferred shares	41,246,779	38,136,231
Warrants to convertible redeemable preferred shares	9,441,704	9,040,813
Convertible loans	2,092,660	147,462
Outstanding share options	4,403,856	1,854,962
Total	57,184,999	49,179,468

Note 16 — Reporting segments and geographic information

A.     Operating segments

The Company operates as one operating segment. Operating segments are defined as components of an enterprise for which separate financial information is available and evaluated regularly by the chief operating decision maker, which is the Company’s chief executive officer (“CEO”), in deciding how to make operating decisions, allocate resources and assess performance. The Company’s chief operating decision maker allocates resources and assesses performance at the consolidated level.

B.     Geographical information

The following table summarizes property and equipment, net by region:

	December 31, 2020	December 31, 2019
	USD thousands	USD thousands
Israel	950	922
United States	52	—
Total property and equipment, net:	1,002	922

Note 17 — Subsequent events

A.     On February 26, 2021 the Company received an authorization for the Hominis Surgical System from the U.S. Food and Drug Administration (FDA).

B.     In connection with the financing round describe in Note 8C(3), during 2021 the Company raised an additional $ 53 million.

C.     On April 30, 2021 the Phantom options were exercised and 1,918,821 ordinary shares were issued.

D.     Merger Agreement with MedTech Acquisition Corporation

On August 12, 2021, the Company entered into a Business Combination Agreement with MedTech Acquisition Corporation, a Delaware corporation (“MTAC”), and Maestro Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Memic (“Merger Sub”). Pursuant to the Business Combination Agreement, Merger Sub will merge with and into MTAC, with MTAC surviving as a wholly-owned subsidiary of Memic (the “Merger”). Concurrently with the execution and delivery of the Business Combination Agreement, Memic has entered into subscription agreements (the “Subscription Agreements”) with certain investors (the “PIPE Investors”), pursuant to which, on the terms and subject to the conditions set forth therein, immediately prior to the Effective Time, but after giving effect to the Capital Restructuring, such investors will purchase from Memic upon the Closing newly issued Company Ordinary Shares for aggregate gross proceeds of $76,350,000 (the “PIPE Investment”).

Memic Innovative Surgery Ltd.
Notes to the Consolidated Financial Statements

Note 17 — Subsequent events (cont.)

Immediately prior to the time the Merger becomes effective (the “Effective Time”), subject to the receipt of applicable approvals of Memic shareholders, (i) each outstanding preferred share of Memic (collectively, the “Company Preferred Shares”), including any Company Preferred Share issued prior to the Effective Time or issuable after the Effective Time upon exercise of warrants to purchase Company Preferred Shares (such warrants, the “Existing Company Warrants”), will be converted into Company Ordinary Shares in accordance with, and based on the applicable conversion ratio set forth in, the amended and restated articles of association of Memic (the “Conversion”), (ii) immediately following the Conversion, all outstanding Company Ordinary Shares, all Company Ordinary Shares underlying Existing Company Warrants, and all Company Ordinary Shares underlying vested options to purchase Company Ordinary Shares granted pursuant to the Company’s 2015 Equity Incentive Plan (“Vested Company Options”), will be reclassified into (A) Company Ordinary Shares and (B) certain rights to receive, without any further action required by the holders of such rights, additional Company Ordinary Shares that would be equal to the product of (a) seventeen percent (17%), multiplied by (b) the sum of (i) the total number of outstanding Company Ordinary Shares, plus (ii) the total number of Company Ordinary Shares underlying any outstanding, Vested Company Options and Existing Company Warrants (the “Price Adjustment Rights”), and (together, the “Reclassification”), and (iii) immediately following the Reclassification (and before consummating the PIPE Investment), Memic will effect a stock split of each then-outstanding Company Ordinary Share, each Company Ordinary Share underlying any outstanding and unexercised option to purchase Company Ordinary Shares granted pursuant to the Company’s 2015 Equity Incentive Plan, whether or not then vested or fully exercisable (the “Company Options”), and each Company Ordinary Share underlying any Existing Company Warrants, into such number of Company Ordinary Shares calculated by multiplying each such Company Ordinary Share by a “Split Factor” that is equal to the quotient obtained by dividing (A) $625,000,000 by (B) the total number of issued and outstanding Company Ordinary Shares plus the total number of Company Ordinary Shares underlying any outstanding Vested Company Options plus the total number of Company Ordinary Shares underlying any outstanding Existing Company Warrants (after giving effect to the Conversion), with the result of such calculation divided by (C) $10.00, all as further described in and as calculated in accordance with the Business Combination Agreement (the “Stock Split” and, together with the Conversion and Reclassification, the “Capital Restructuring”). Any Company Ordinary Shares underlying an outstanding option granted pursuant to the Company’s 2015 Equity Incentive Plan, whether vested or unvested, and any Company Ordinary Shares underlying the Existing Company Warrants will be equitably adjusted, including the applicable exercise price, to give effect to the Stock Split.

At the Effective Time, the shares of SPAC Class A Stock and the warrants to purchase shares of SPAC Class A Stock issued to the public (the “Public Warrants”) comprising each issued and outstanding SPAC Unit immediately prior to the Effective Time will be automatically separated, if not already separated prior to such time, and the holder thereof shall be deemed to hold one share of SPAC Class A Stock and one-third of one Public Warrant; provided that any fractional Public Warrants issuable to a holder upon the separation of the SPAC Units, will be rounded down to the nearest whole number of Public Warrants. All shares of MTAC that are owned by MTAC, the Merger Sub, Memic or any of their respective subsidiaries immediately prior to the Effective Time (the “Excluded Shares”) will be automatically cancelled without consideration.

At the Effective Time, other than certain SPAC shares that are being cancelled, each outstanding SPAC share (that have not been redeemed)and each warrant to purchase SPAC shares, upon the terms and subject to the conditions set forth in the Business Combination Agreement, will be converted into one Company Ordinary Share or a warrant to purchase one Company Ordinary Share, as applicable. Such securities will not have any Price Adjustment Rights.

Finally, immediately following the consummation of the Merger, MTAC shall contribute at least fifty percent (50%) of its total cash and liquid assets (after taking into account the payment of redemption payments and payment of expenses incurred by MTAC in connection with the Merger) to Memic Inc. in exchange for such number of shares of capital stock of Memic Inc. representing an 80% or greater interest in Memic Inc. MTAC shall be permitted to make distributions to the Company to the extent permitted by the Sponsor Letter Agreement immediately following consummation of the Merger and before the foregoing contribution, subject to the terms of the SPAC Sponsor Letter Agreement.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of
Medtech Acquisition Corporation

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Medtech Acquisition Corporation (the “Company”), as of December 31, 2020, the related statements of operations, changes in stockholders’ equity and cash flows for the period from September 11, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from September 11, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Restatement of Financial Statements

As discussed in Note 2 to the financial statements, the Securities and Exchange Commission issued a public statement entitled Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) (the “Public Statement”) on April 12, 2021, which discusses the accounting for certain warrants as liabilities. The Company previously accounted for its warrants as equity instruments. Management evaluated its warrants against the Public Statement, and determined that the warrants should be accounted for as liabilities. Accordingly, the 2020 financial statements have been restated to correct the accounting and related disclosure for the warrants.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

New York, New York
June 22, 2021

MEDTECH ACQUISITION CORPORATION
BALANCE SHEET
DECEMBER 31, 2020
(AS RESTATED)

ASSETS
Current assets
Cash	$1,334,998
Prepaid expenses	673,200
Total Current Assets	2,008,198

Cash and investments held in Trust Account	250,003,298
Total Assets	$252,011,496

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities – Accrued expenses	$103,216

Warrant liability	14,642,666
Deferred underwriting fee payable	8,750,000
Total Liabilities	23,495,882

Commitments and contingencies

Class A common stock subject to possible redemption, 22,351,561 shares at $10.00 per share redemption value	223,515,610

Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; 2,648,439 shares issued and outstanding (excluding 22,351,561 shares subject to possible redemption)	265
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 6,250,000 shares issued and outstanding	625
Additional paid-in capital	5,710,503
Accumulated deficit	(711,389)
Total Stockholders’ Equity	5,000,004
Total Liabilities and Stockholders’ Equity	$252,011,496

The accompanying notes are an integral part of the financial statement.

MEDTECH ACQUISITION CORPORATION
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM SEPTEMBER 11, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
(AS RESTATED)

General and administrative expenses	$108,493
Loss from operations	(108,493)

Other income (expense):
Interest earned on investments held in Trust Account	3,298
Transaction costs allocable to warrants	(522,861)
Change in fair value of warrant liabilities	(83,333)
Other expense, net	(602,896)

Net loss	$(711,389)

Weighted average shares outstanding of Class A common stock	25,000,000
Basic and diluted income per share, Class A common stock	$—

Weighted average shares outstanding of Class B common stock	5,560,811
Basic and diluted net loss per share, Class B common stock	$(0.13)

The accompanying notes are an integral part of the financial statements.

MEDTECH ACQUISITION CORPORATION
STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE PERIOD FROM SEPTEMBER 11, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
(AS RESTATED)

	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance – September 11, 2020 (Inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B common stock to the sponsor	—	—	6,325,000	633	24,367	—	25,000
Sale of 25,000,000 Units, net of underwriting discounts, offering expenses and fair value of the public warrant liability	25,000,000	2,500	—	—	227,275,503	—	227,278,003
Proceeds received in excess of fair value of Private Placement Warrants	—	—	—	—	1,924,000	—	1,924,000
Forfeiture of Founder Shares	—	—	(75,000)	(8)	8	—	—
Common stock subject to possible redemption	(22,351,561)	(2,235)	—	—	(223,513,375)	—	(223,515,610)
Net loss	—	—	—	—	—	(711,389)	(711,389)
Balance – December 31, 2020	2,648,439	$265	6,250,000	$625	$5,710,503	$(711,389)	$5,000,004

The accompanying notes are an integral part of the financial statements.

MEDTECH ACQUISITION CORPORATION
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM SEPTEMBER 11, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
(AS RESTATED)

Cash Flows from Operating Activities:
Net loss	$(711,389)
Transaction costs allocated to warrants	522,861
Change in fair value of warrant liabilities	83,333
Adjustments to reconcile net loss to net cash used in operating activities:
General and administrative expenses paid by related party	878
Interest earned on investments held in Trust Account	(3,298)
Changes in operating assets and liabilities:
Prepaid expenses	(673,200)
Accrued expenses	103,216
Net cash used in operating activities	(677,599)

Cash Flows from Investing Activities:
Investment of cash into Trust Account	(250,000,000)
Net cash used in investing activities	(250,000,000)
Cash Flows from Financing Activities:
Proceeds from issuance of Class B common stock to Sponsor	25,000
Proceeds from sale of Units, net of underwriting discounts paid	245,000,000
Proceeds from sale of Private Placement Warrants	7,400,000
Repayment of promissory note – related party	(178,080)
Payment of offering costs	(234,323)
Net cash provided by financing activities	252,012,597

Net Change in Cash	1,334,998
Cash – Beginning of period	—
Cash – End of period	$1,334,998

Non-Cash financing activities:
Initial classification of Class A common stock subject to possible redemption	$223,702,310
Change in value of Class A common stock subject to possible redemption	$(186,700)
Offering costs paid through promissory note	$177,202
Deferred underwriting fee payable	$8,750,000

The accompanying notes are an integral part of the financial statements

MEDTECH ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

MedTech Acquisition Corporation (the “Company”) was incorporated in Delaware on September 11, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2020, the Company had not commenced any operations. All activity for the period from September 11, 2020 (inception) through December 31, 2020 relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering, held in the Trust Account.

The registration statement for the Company’s Initial Public Offering was declared effective on December 17, 2020. On December 22, 2020, the Company consummated the Initial Public Offering of 25,000,000 units (the “Units” and, with respect to the Class A common stock included in the Units sold, the “Public Shares”), which includes the partial exercise by the underwriter of its over-allotment option in the amount of 3,000,000 Units, at $10.00 per Unit, generating gross proceeds of $250,000,000 which is described in Note 4.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 4,933,333 warrants (the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant in a private placement to MedTech Acquisition Sponsor LLC (the “Sponsor”), generating gross proceeds of $7,400,000, which is described in Note 5.

Transaction costs charged to equity amounted to $14,161,525, consisting of $5,000,000 in cash underwriting fees, $8,750,000 of deferred underwriting fees and $411,525 of other offering costs. In addition, as of December 22, 2020, cash of $1,338,448 was held outside of the Trust Account (as defined below) and is available for the payment of offering costs and for working capital purposes.

Following the closing of the Initial Public Offering on December 22, 2020, an amount of $250,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”), located in the United States and invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting certain conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds held in the Trust Account, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding the amount of deferred underwriting discounts held in trust and net of taxes payable). The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act.

MEDTECH ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

The Company will provide the holders of the outstanding Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata interest then in the Trust Account, net of taxes payable). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will only proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 following any related redemptions and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by applicable law or stock exchange listing requirements, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Stockholder may elect to redeem their Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed transaction.

Notwithstanding the foregoing, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Certificate of Incorporation will provide that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares, without the prior consent of the Company.

The Sponsor has agreed (a) to waive its redemption rights with respect to the Founder Shares and Public Shares held by it in connection with the completion of a Business Combination, (b) to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination by December 22, 2022 and (c) not to propose an amendment to the Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemptions in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to stockholders’ rights or pre-business combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period.

The Company will have until December 22, 2022 to complete a Business Combination (the “Combination Period”). If the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders

MEDTECH ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to monies held in the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered public accounting firm), prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity and Capital Resources

The accompanying financial statements have been prepared assuming the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. As of December 31, 2020, the Company had approximately $1.3 million in its operating bank account and working capital of approximately $1.9 million.

The Company’s liquidity needs up to December 31, 2020 had been satisfied through the payment of $25,000 from the Sponsor to cover for certain expenses on behalf of the Company in exchange for the issuance of the Founder Shares, the loan of approximately $178,000 from the Sponsor pursuant to the Note (see Note 5), and the proceeds from the consummation of the Private Placement not held in the Trust Account. The Company fully repaid the Note on December 22, 2020. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (see Note 5). As of December 31, 2020, there were no amounts outstanding under any Working Capital Loan.

Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

NOTE 2 — RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

The Company previously accounted for its outstanding Public Warrants (as defined in Note 4) and Private Placement Warrants (collectively, with the Public Warrants, the “Warrants”) issued in connection with its Initial Public Offering as components of equity instead of as derivative liabilities. The warrant agreement governing the Warrants includes a provision that provides for potential changes to the settlement amounts dependent upon the characteristics of the holder of the warrant. In addition, the warrant agreement includes a provision that in the event of a tender offer or exchange offer made to and accepted by holders of more than 50% of the outstanding shares of a single class of stock, all holders of the Warrants would be entitled to receive cash for their Warrants (the “tender offer provision”).

MEDTECH ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the Securities and Exchange Commission together issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Statement”). Specifically, the SEC Statement focused on certain settlement terms and provisions related to certain tender offers following a business combination, which terms are similar to those contained in the warrant agreement.

In further consideration of the SEC Statement, the Company’s management further evaluated the Warrants under Accounting Standards Codification (“ASC”) Subtopic 815-40, Contracts in Entity’s Own Equity. ASC Section 815-40-15 addresses equity versus liability treatment and classification of equity-linked financial instruments, including warrants, and states that a warrant may be classified as a component of equity only if, among other things, the warrant is indexed to the issuer’s common stock. Under ASC Section 815-40-15, a warrant is not indexed to the issuer’s common stock if the terms of the warrant require an adjustment to the exercise price upon a specified event and that event is not an input to the fair value of the warrant. Based on management’s evaluation, the Company’s audit committee, in consultation with management, concluded that the Company’s Private Placement Warrants are not indexed to the Company’s common stock in the manner contemplated by ASC Section 815-40-15 because the holder of the instrument is not an input into the pricing of a fixed-for-fixed option on equity shares. In addition, based on management’s evaluation, the Company’s audit committee, in consultation with management, concluded that the tender offer provision fails the “classified in stockholders’ equity” criteria as contemplated by ASC Section 815-40-25.

In accordance with ASC Topic 340, Other Assets and Deferred Costs, as a result of the classification of the warrants as derivative liabilities, the Company expensed a portion of the offering costs originally recorded as a reduction in equity. The portion of offering costs that was expensed was determined based on the relative fair value of the Public Warrants and Class A ordinary shares included in the Units.

As a result of the above, the Company should have classified the Warrants as derivative liabilities in its previously issued financial statements. Under this accounting treatment, the Company is required to measure the fair value of the Warrants at the end of each reporting period and recognize changes in the fair value from the prior period in the Company’s operating results for the current period.

The Company’s accounting for the Warrants as components of equity instead of as derivative liabilities did not have any effect on the Company’s previously reported investments held in trust, operating expenses, cash flows or cash.

MEDTECH ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 2 — RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS (cont.)

The table below summarizes the effects of the restatement on the financial statements for all periods being restated:

	As Previously Reported	Adjustments	As Restated
Balance sheet as of December 22, 2020 (audited)
Warrant Liability	$—	$14,559,333	$14,559,333
Total liabilities	8,750,000	14,559,333	23,309,333
Class A Common Stock Subject to Possible Redemption	238,261,640	(14,559,330)	223,702,310
Class A Common Stock	117	146	263
Additional Paid-in Capital	5,001,093	522,712	5,523,805
Accumulated Deficit	(1,827)	(522,861)	(524,687)
Stockholders’ Equity	5,000,008	(3)	5,000,005

Balance sheet as of December 31, 2020 (audited)
Warrant Liability	$—	$14,642,666	$14,642,666
Total liabilities	8,853,216	14,642,666	23,495,882
Class A Common Stock Subject to Possible Redemption	238,158,270	(14,642,660)	223,515,610
Class A Common Stock	118	147	265
Additional Paid-in Capital	5,104,462	606,041	5,710,503
Accumulated Deficit	(105,195)	(606,194)	(711,389)
Stockholders’ Equity	5,000,010	(6)	5,000,004

Statement of Operations for period from September 11, 2020 (inception) to December 31, 2020 (audited)
Net loss	$(105,195)	$(606,194)	$(711,389)
Transaction costs allocable to warrants	—	(522,861)	(522,861)
Change in fair value of warrant liabilities	—	(83,333)	(83,333)
Weighted average shares outstanding of Class B non-redeemable common stock	5,560,811	—	5,560,811
Basic and diluted net loss per share, Class B common stock	(0.02)	(0.11)	(0.13)

Statement of Cash Flows for period from September 11, 2020 (inception) to December 31, 2020 (audited)
Net loss	$(105,195)	$(606,194)	$(711,389)
Transactions costs allocated to warrants	—	522,861	522,861
Change in fair value of warrant liabilities	—	83,333	83,333
Initial classification of Class A common stock subject to possible redemption	238,261,640	(14,559,330)	223,702,310
Change in value of Class A common stock subject to possible redemption	(103,370)	(83,330)	(186,700)

MEDTECH ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (the “SEC”).

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the financial statement in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting periods.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statement, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liability. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. There were no cash equivalents as of December 31, 2020.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair

MEDTECH ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

value. Conditionally redeemable common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2020, Class A common stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

Offering Costs

Offering costs consist of underwriting, legal, accounting and other expenses incurred through the Initial Public Offering that are directly related to the Initial Public Offering. Offering costs amounting to $13,638,665 were charged to stockholders’ equity and $522,850 was charged to the statement of operations upon the completion of the Initial Public Offering.

Warrant Liability

The Company accounts for the Warrants in accordance with the guidance contained in ASC 815-40-15-7D and 7F under which the Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies the Warrants as liabilities at their fair value and adjust the Warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the statement of operations. The Private Placement Warrants for periods where no observable traded price was available are valued using a Modified Black-Scholes Option Pricing Model. The Public Warrants for periods where no observable traded price was available are valued using a Monte Carlo simulation. For periods subsequent to the detachment of the Public Warrants from the Units, the Public Warrant quoted market price was used as the fair value as of each relevant date.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Net Income (Loss) per Common Share

Net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. The Company has not considered the effect of warrants sold in the Initial Public Offering and private placement to purchase 13,266,666 shares of Class A common stock in the calculation of diluted income per share, since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.

MEDTECH ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company’s statement of operations includes a presentation of income (loss) per share for common shares subject to possible redemption in a manner similar to the two-class method of income (loss) per share. Net income per common share, basic and diluted, for Class A common stock is calculated by dividing the interest income earned on the Trust Account, by the weighted average number of Class A common stock outstanding since original issuance. Net loss per share, basic and diluted, for Class B common stock is calculated by dividing the net loss, adjusted for income attributable to Class A common stock, net of applicable franchise and income taxes, by the weighted average number of Class B common stock outstanding for the period. Class B common stock includes the Founder Shares as these shares do not have any redemption features and do not participate in the income earned on the Trust Account.

The following table reflects the calculation of basic and diluted net income (loss) per common share (in dollars, except per share amounts):

For the Period From September 11, 2020 (inception) Through December 31, 2020
Class A Common Stock
Numerator: Earnings allocable to Class A Common Stock
Interest Income	$3,298
Income and Franchise Tax	(3,298)
Net Earnings	$—
Denominator: Weighted Average Class A Common Stock
Class A Common Stock, Basic and Diluted	25,000,000
Net Earnings/Basic and Diluted Class A Common Stock	$0.00

Class B Common Stock
Numerator: Net Loss minus Net Earnings Allocated to Class A Common Stock
Net Loss	$(711,389)
Net Earnings	—
Net Loss	$(711.389)
Denominator: Weighted Average Class B Common Stock
Non-Redeemable Class B Common Stock, Basic and Diluted	5,560,811
Net Loss/Basic and Diluted Class B Common Stock	$(0.13)

As of December 31, 2020, basic and diluted shares are the same as there are no securities that are dilutive to the Company’s stockholders.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurement,” approximates the carrying amounts represented in the balance sheet, primarily due to their short-term nature, except for the Warrants (see Note 11).

MEDTECH ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Recent Accounting Standards

In August 2020, the FASB issued Accounting Standards Update (“ASU”) No. 2020-06, Debt — debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’ Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’ Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The Company adopted ASU 2020-06 on January 1, 2021. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows. The Company’s management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 4 — INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 25,000,000 Units, which includes a partial exercise by the underwriters of their over-allotment option in the amount of 3,000,000 Units, at a price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-third of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 8).

NOTE 5 — PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 4,933,333 Private Placement Warrants at a price of $1.50 per Private Placement Warrant ($7,400,000) from the Company in a private placement. Each Private Placement Warrant will be exercisable to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 8). The proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

NOTE 6 — RELATED PARTIES

Founder Shares

On September 11, 2020, the Sponsor purchased 5,750,000 shares (the “Founder Shares”) of the Company’s Class B common stock for an aggregate price of $25,000. In December 2020, the Company effected a stock dividend for 0.1 shares for each share of Class B common stock outstanding, resulting in 6,325,000 Founder Shares outstanding. As a result of the partial over-allotment exercised by the underwriters, 75,000 shares of Class B common stock were forfeited and no shares remain subject to forfeiture.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the reported closing price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Public Stockholders having the right to exchange their shares of common stock for cash, securities or other property.

MEDTECH ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 6 — RELATED PARTIES (cont.)

Administrative Services Agreement

The Company entered into an agreement, commencing on December 22, 2020, to pay the Sponsor a total of $10,000 per month for office space, utilities, secretarial and administrative support. Upon completion of the Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. No amounts have been accrued or paid as of December 31, 2020.

Promissory Note — Related Party

On September 11, 2020, the Sponsor issued an unsecured promissory note to the Company (the “Promissory Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $300,000. The Promissory Note is non-interest bearing and payable on the earlier of (i) March 31, 2021 or (ii) the consummation of the Initial Public Offering. The outstanding balance under the Promissory Note of $178,080 was repaid at the closing of the Initial Public Offering on December 22, 2020.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. As of December 31, 2020, the Company had no borrowings under the Working Capital Loans.

NOTE 7 — COMMITMENTS AND CONTINGENCIES

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statement. The financial statement does not include any adjustments that might result from the outcome of this uncertainty.

Registration Rights

Pursuant to a registration rights agreement entered into on December 17, 2020, the holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) will have registration rights to require the Company to register a sale of any of the securities held by them pursuant to a registration rights agreement to be signed prior to or on the effective date of the Initial Public Offering. These holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities for sale under the Securities Act. In addition, these holders will have “piggy-back” registration rights to include their securities in other registration statements filed by the Company, subject to certain limitations. The

MEDTECH ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 7 — COMMITMENTS AND CONTINGENCIES (cont.)

registration rights agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering our securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters are entitled to a deferred fee of $0.35 per Unit, or $8,750,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

NOTE 8 — STOCKHOLDERS’ EQUITY

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2020, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At December 31, 2020, there were 2,648,439 shares of Class A common stock issued and outstanding, excluding 22,351,561 shares of Class A common stock subject to possible redemption.

Class B Common Stock — The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. At December 31, 2020, there were 6,250,000 shares of Class B common stock issued and outstanding. As a result of the partial over-allotment exercised by the underwriters, 75,000 shares of Class B common stock were forfeited and no shares remain subject to forfeiture.

Holders of Class A common stock and holders of Class B common stock will vote together as a single class on all matters submitted to a vote of our shareholders except as otherwise required by law.

The shares of Class B common stock will automatically convert into Class A common stock at the time of a Business Combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock or equity-linked securities are issued or deemed issued in connection with a Business Combination, the number of shares of Class A common stock issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering, plus the total number of shares of Class A common stock issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of a Business Combination, excluding any shares of Class A common stock or equity-linked securities exercisable for or convertible into shares of Class A common stock issued, or to be issued, to any seller in a Business Combination and any private placement-equivalent warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans; provided that such conversion of Founder Shares will never occur on a less than one for one basis. The Company cannot determine at this time whether a majority of the holders of our Class B common stock at the time of any future issuance would agree to waive such adjustment to the conversion ratio.

NOTE 9 — WARRANT LIABILITY

Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

MEDTECH ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 9 — WARRANT LIABILITY (cont.)

The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue shares of Class A common stock upon exercise of a warrant unless Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, it will use its best efforts to file with the SEC a registration statement registering the issuance of the shares of Class A common stock issuable upon exercise of the warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination or within a specified period following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” pursuant to the exemption provided by Section 3(a)(9) of the Securities Act; provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.

Redemptions of warrants when the price of Class A common stock equals or exceeds $18.00 — Once the warrants become exercisable, the Company may redeem the Public Warrants:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption, or the 30-day redemption period, to each warrant holder; and

•        if, and only if, the reported last sale price of the Company’s Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, except as described below, the warrants will not be adjusted for issuances of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or

MEDTECH ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 9 — WARRANT LIABILITY (cont.)

its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial Business Combination on the date of the consummation of such initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of the Market Value and the Newly Issued Price and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the greater of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable, except as described above, so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 10. — INCOME TAX

The Company’s net deferred tax assets are as follows:

December 31, 2020
Deferred tax asset
Net operating loss carryforward	$12,170
Organizational costs/Startup expenses	9,921
Total deferred tax assets	22,091
Valuation allowance	(22,091)
Deferred tax asset, net of allowance	$—

The income tax provision consists of the following:

December 31, 2020
Federal
Current	$—
Deferred	(22,091)

State
Current	$—
Deferred	—
Change in valuation allowance	22,091
Income tax provision	$—

As of December 31, 2020, the Company had a U.S. federal net operating loss carryover of approximately $58,000 available to offset future taxable income.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences

MEDTECH ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 10. — INCOME TAX (cont.)

representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the period from September 11, 2020 (inception) through December 31, 2020, the change in the valuation allowance was $22,091.

A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2020 is as follows:

December 31, 2020
Statutory federal income tax rate	21.0%
State taxes, net of federal tax benefit	0.0%
Changes in fair value of warrant liabilities	(2.5)%
Transaction costs allocable to warrants	(15.4)%
Change in valuation allowance	(3.1)%
Income tax provision	0.0%

The Company files income tax returns in the U.S. federal jurisdiction in various state and local jurisdictions and is subject to examination by the various taxing authorities.

NOTE 11. — FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The Company classifies its U.S. Treasury and equivalent securities as held-to-maturity in accordance with ASC Topic 320 “Investments — Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying balance sheets and adjusted for the amortization or accretion of premiums or discounts.

At December 31, 2020, assets held in the Trust Account were comprised of $923 in cash and $250,002,375 in U.S. Treasury securities. During the period from September 11, 2020 (inception) through December 31, 2020, the Company did not withdraw any interest income from the Trust Account.

MEDTECH ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 11. — FAIR VALUE MEASUREMENTS (cont.)

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2020 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value. The gross holding loss and fair value of held-to-maturity securities at December 31, 2020 are as follows:

	Held-To-Maturity	Level	Amortized Cost	Gross Holding Loss	Fair Value
December 31, 2020	U.S. Treasury Securities (Mature on 3/25/2021)	1	$250,002,375	$(12,605)	$249,989,770

The following table presents information about the Company’s liabilities that are measured at fair value on a recurring basis at December 31, 2020 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value

	Level	December 31, 2020
Liabilities:
Warrant Liability – Public Warrants	3	$9,166,666
Warrant Liability – Private Placement Warrants	3	$5,476,000

The Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities in the accompanying balance sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the statement of operations.

The Private Placement Warrants were initially valued using a Modified Black Scholes Option Pricing Model, which is considered to be a Level 3 fair value measurement. The Modified Black Scholes model’s primary unobservable input utilized in determining the fair value of the Private Placement Warrants is the expected volatility of the common stock. The expected volatility as of the Initial Public Offering date was derived from observable public warrant pricing on comparable ‘blank-check’ companies without an identified target. The expected volatility as of subsequent valuation dates was implied from the Company’s own Public Warrant pricing. A Monte Carlo simulation methodology was used in estimating the fair value of the Public Warrants for periods where no observable traded price was available, using the same expected volatility as was used in measuring the fair value of the Private Placement Warrants. For periods subsequent to the detachment of the Public Warrants from the Units, the close price of the Public Warrant price will be used as the fair value as of each relevant date.

The following table presents the quantitative information regarding Level 3 fair value measurements:

	December 17, 2020 (Initial Measurement)	December 31, 2020
Stock price	$9.64	$10.13
Exercise price	$11.50	$11.50
Term (in years)	6.0	5.96
Volatility	19.1%	16.7%
Risk-free rate	0.52%	0.50%
Dividend yield	0.0%	0.0%

MEDTECH ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 11. — FAIR VALUE MEASUREMENTS (cont.)

The following table presents the changes in the fair value of warrant liabilities:

	Private Placement	Public	Warrant Liabilities
Fair value as of September 11, 2020 (inception)	$—	$—	$—
Initial measurement on December 22, 2020	5,476,000	9,083,333	14,559,333
Change in fair value	—	83,333	83,333
Fair value as of December 31, 2020	$5,476,000	$9,166,666	$14,642,666

There were no transfers in or out of Level 3 from other levels in the fair value hierarchy.

NOTE 12. — SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, except as described in Note 2, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

MEDTECH ACQUISITION CORPORATION
CONDENSED BALANCE SHEETS

	June 30, 2021	December 31, 2020
	(Unaudited)
ASSETS
Current assets
Cash	$642,944	$1,334,998
Prepaid expenses	524,136	673,200
Total Current Assets	1,167,080	2,008,198
Investments held in Trust Account	250,040,713	250,003,298
TOTAL ASSETS	$251,207,793	$252,011,496

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities – Accounts payable and accrued expenses	$354,014	$103,216

Warrant liability	13,581,333	14,642,666
Deferred underwriting fee payable	8,750,000	8,750,000
Total Liabilities	22,685,347	23,495,882

Commitments and Contingencies

Class A common stock subject to possible redemption 22,352,243 and 22,351,560 shares at $10.00 per share redemption value as of June 30, 2021 and December 31, 2020, respectively	223,522,440	223,515,604

Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; 2,647,757 and 2,648,440 shares issued and outstanding (excluding 22,352,243 and 22,351,560 shares subject to possible redemption) as of June 30, 2021 and December 31, 2020, respectively	265	265
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 6,250,000 shares issued and outstanding as of June 30, 2021 and December 31, 2020	625	625
Additional paid-in capital	5,703,673	5,710,509
Accumulated deficit	(704,557)	(711,389)
Total Stockholders’ Equity	5,000,006	5,000,010
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$251,207,793	$252,011,496

The accompanying notes are an integral part of the unaudited condensed financial statements.

MEDTECH ACQUISITION CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended June 30, 2021	Six Months Ended June 30, 2021
General and administrative expenses	$783,925	$1,091,917
Loss from operations	(783,925)	(1,091,917)

Other income:
Interest earned on marketable securities held in Trust Account	2,792	37,416
Change in fair value of warrants	1,159,999	1,061,333
Total other income	1,162,791	1,098,749

Net income	$378,866	$6,832

Weighted average shares outstanding, redeemable Class A common stock	25,000,000	25,000,000

Basic and diluted earnings per share, redeemable Class A common stock	$0.00	$0.00

Weighted average shares outstanding, non-redeemable Class B common stock	6,250,000	6,250,000

Basic and diluted earnings per share, non-redeemable Class B common stock	$0.06	$0.00

The accompanying notes are an integral part of the unaudited condensed financial statements.

MEDTECH ACQUISITION CORPORATION

CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2021

(UNAUDITED)

	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance – January 1, 2021	2,648,439	$265	6,250,000	$625	$5,710,503	$(711,389)	$5,000,004

Change in value of Class A common stock subject to possible redemption	37,203	4	—	—	372,030	—	372,034

Net loss	—	—	—	—	—	(372,034)	(372,034)

Balance – March 31, 2021	2,685,642	269	6,250,000	625	6,082,533	(1,083,423)	5,000,004

Change in value of Class A common stock subject to possible redemption	(37,885)	(4)	—	—	(378,860)	—	(378,864)

Net income	—	—	—	—	—	378,866	378,866

Balance – June 30, 2021	2,647,757	$265	6,250,000	$625	$5,703,673	$(704,557)	$5,000,006

The accompanying notes are an integral part of the unaudited condensed financial statements.

MEDTECH ACQUISITION CORPORATION

CONDENSED STATEMENT OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2021

(UNAUDITED)

Cash Flows from Operating Activities:
Net income	$6,832
Adjustments to reconcile net income to net cash used in operating activities:
Change in fair value of warrant liability	(1,061,333)
Interest earned on marketable securities held in Trust Account	(37,416)
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	149,064
Accounts payable and accrued expenses	250,799
Net cash used in operating activities	(692,054)

Net Change in Cash	(692,054)
Cash – Beginning of period	1,334,998
Cash – End of period	$642,944

Non-Cash investing and financing activities:
Change in value of Class A common stock subject to possible redemption	$6,830

The accompanying notes are an integral part of the unaudited condensed financial statements.

MEDTECH ACQUISITION CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2021

(UNAUDITED)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

MedTech Acquisition Corporation (the “Company”) is a blank check company incorporated in Delaware on September 11, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of June 30, 2021, the Company had not commenced any operations. All activity from inception through June 30, 2021 relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, and subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering, held in the Trust Account.

The registration statements for the Company’s Initial Public Offering were declared effective on December 17, 2020. On December 22, 2020, the Company consummated the Initial Public Offering of 25,000,000 units (the “Units” and, with respect to the Class A common stock included in the Units sold, the “Public Shares”), which includes the partial exercise by the underwriter of its over-allotment option in the amount of 3,000,000 Units, at $10.00 per Unit, generating gross proceeds of $250,000,000 which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 4,933,333 warrants (the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant in a private placement to MedTech Acquisition Sponsor LLC (the “Sponsor”), generating gross proceeds of $7,400,000, which is described in Note 4.

Following the closing of the Initial Public Offering on December 22, 2020, an amount of $250,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) located in the United States and invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting certain conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds held in the Trust Account, as described below.

Transaction costs amounted to $14,161,525, consisting of $5,000,000 in cash underwriting fees, $8,750,000 of deferred underwriting fees and $411,525 of other offering costs.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding the amount of deferred underwriting discounts held in trust and net of taxes payable). The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act.

MEDTECH ACQUISITION CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2021

(UNAUDITED)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

The Company will provide the holders of the outstanding Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata interest then in the Trust Account, net of taxes payable). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will only proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 following any related redemptions and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by applicable law or stock exchange listing requirements, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Stockholder may elect to redeem their Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed transaction.

Notwithstanding the foregoing, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Certificate of Incorporation will provide that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares, without the prior consent of the Company.

The Sponsor has agreed (a) to waive its redemption rights with respect to the Founder Shares and Public Shares held by it in connection with the completion of a Business Combination, (b) to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination by December 22, 2022 and (c) not to propose an amendment to the Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemptions in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to stockholders’ rights or pre-business combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period.

The Company will have until December 22, 2022 to complete a Business Combination (the “Combination Period”). If the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’

MEDTECH ACQUISITION CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2021

(UNAUDITED)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to monies held in the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered public accounting firm), prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity and Capital Resources

The accompanying condensed financial statements have been prepared assuming the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. As of June 30, 2021, the Company had approximately $643,000 in its operating bank account and working capital of approximately $813,000.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (see Note 5). As of June 30, 2021, there were no amounts outstanding under any Working Capital Loan.

Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do

MEDTECH ACQUISITION CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2021

(UNAUDITED)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the SEC on March 31, 2021, as amended by the Amendment No. 1 to the Annual Report on Form 10-K/A as filed with the SEC on June 28, 2021. The interim results for the three and six months ended June 30, 2021 are not necessarily indicative of the results to be expected for the year ending December 31, 2021 or for any future periods.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the condensed financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liability. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates.

MEDTECH ACQUISITION CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2021

(UNAUDITED)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of June 30, 2021 and December 31, 2020.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, as of June 30, 2021 and December 31, 2020, the 22,352,243 and 22,351,560, respectively, shares of Class A common stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheets.

Warrant Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The Company accounts for the Public Warrants and Private Placement Warrants (together with the Public Warrants, the “Warrants”) in accordance with the guidance contained in ASC 815-40 under which the Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies the Warrants as liabilities at their fair value and adjust the Warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the statement of operations. The Private Placement Warrants for periods where no observable traded price was available are valued using a Monte Carlo Simulation Model. The Public Warrants for periods where no observable traded price was available are valued using a Monte Carlo simulation. For periods subsequent to the detachment of the Public Warrants from the Units, the Public Warrant quoted market price was used as the fair value as of each relevant date.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company’s current taxable income primarily consists of interest earned on the Trust Account. The Company’s general and administrative costs are generally considered start-up costs and are not currently deductible. During the three and six months ended June 30, 2021, the Company recorded no income tax expense. The Company’s effective tax rates for the periods presented differ from the expected (statutory) rates due to start-up costs not being currently deductible, the recording of full valuation allowances on deferred tax assets and permanent differences.

MEDTECH ACQUISITION CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2021

(UNAUDITED)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2021 and December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Net Income per Common Share

Net income per share is computed by dividing net income by the weighted average number of common shares outstanding for the period. The Company has not considered the effect of warrants sold in the Initial Public Offering and private placement to purchase an aggregate of 13,266,666 shares of Class A common stock in the calculation of diluted income per share, since the exercise of the warrants are contingent upon the occurrence of future events.

The Company’s statement of operations includes a presentation of earnings per share for common shares subject to possible redemption in a manner similar to the two-class method of net income per share. Net income per common share, basic and diluted, for Class A common stock is calculated by dividing the interest income earned on the Trust Account, by the weighted average number of Class A common stock outstanding for the period. Net income per share, basic and diluted, for Class B common stock is calculated by dividing the net income, adjusted for income attributable to Class A common stock, net of applicable franchise and income taxes, by the weighted average number of Class B common stock outstanding for the period. Class B common stock includes the Founder Shares as these shares do not have any redemption features and do not participate in the income earned on the Trust Account.

The following table reflects the calculation of basic and diluted net income per common share (in dollars, except per share amounts):

	Three Months Ended June 30, 2021	Six Months Ended June 30, 2021
Class A Common Stock
Numerator: Earnings allocable to Class A Common Stock
Interest Income	$2,792	37,416
Less: Income and Franchise Tax available to be withdrawn from the Trust Account	(2,792)	(37,416)
Redeemable Net Earnings	$—	$—
Denominator: Weighted Average Class A Common Stock
Class A Common Stock, Basic and Diluted	25,000,000	25,000,000
Earnings/Basic and Diluted Redeemable Class A Common Stock	$—	$—

Class B Common Stock
Numerator: Net Income minus Redeemable Net Earnings
Net Income	$378,866	$6,832
Less: Redeemable Net Earnings	—	—
Non-Redeemable Net Income	$378,866	$6,832
Denominator: Weighted Average Class B Common Stock
Class B Common Stock, Basic and Diluted	6,250,000	6,250,000
Earnings/Basic and Diluted Class B Common Stock	$0.06	$0.00

MEDTECH ACQUISITION CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2021

(UNAUDITED)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times may exceed the Federal Depository Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying condensed balance sheets, primarily due to their short-term nature, except for the Warrant Liabilities.

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•        Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

Recent Accounting Standards

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance

MEDTECH ACQUISITION CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2021

(UNAUDITED)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2022 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021.  The Company is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed financial statements.

NOTE 3. PUBLIC OFFERING

In connection with the Initial Public Offering, the Company sold 25,000,000 Units, which includes a partial exercise by the underwriters of their over-allotment option in the amount of 3,000,000 Units, at a price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-third of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 8).

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 4,933,333 Private Placement Warrants at a price of $1.50 per Private Placement Warrant ($7,400,000) from the Company in a private placement. Each Private Placement Warrant will be exercisable to purchase one share of Class A common stock at a price of $11.50 per share , subject to adjustment (see Note 8). The proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On September 11, 2020, the Sponsor purchased 5,750,000 shares (the “Founder Shares”) of the Company’s Class B common stock for an aggregate price of $25,000. In December 2020, the Company effected a stock dividend for 0.1 shares for each share of Class B common stock outstanding, resulting in 6,325,000 Founder Shares outstanding. As a result of the partial over-allotment exercised by the underwriters, 75,000 shares of Class B common stock were forfeited and no shares remain subject to forfeiture.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the reported closing price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

MEDTECH ACQUISITION CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2021

(UNAUDITED)

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

Administrative Services Agreement

The Company entered into an agreement, commencing on December 22, 2020, to pay the Sponsor a total of $10,000 per month for office space, utilities, secretarial and administrative support. Upon completion of the Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. For the three and six months ended June 30, 2021, the Company incurred $30,000 and $60,000, respectively, in fees for these services, of which such amounts are included in accrued expenses in the accompanying condensed balance sheet at June 30, 2021.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. As of June 30, 2021 and December 31, 2020, there were no amounts outstanding under the Working Capital Loans.

NOTE 6. COMMITMENTS

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these condensed financial statements. The condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Registration Rights

Pursuant to a registration rights agreement entered into on December 17, 2020, the holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) will have registration rights to require the Company to register a sale of any of the securities held by them. These holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities for sale under the Securities Act. In addition, these holders will have “piggy-back” registration rights to include their securities in other registration statements filed by the Company, subject to certain limitations. The registration rights agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering the securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

MEDTECH ACQUISITION CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2021

(UNAUDITED)

NOTE 6. COMMITMENTS (cont.)

Underwriting Agreement

The underwriters are entitled to a deferred fee of $0.35 per Unit, or $8,750,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

NOTE 7. STOCKHOLDERS’ EQUITY

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of June 30, 2021 and December 31, 2020, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At June 30, 2021, there were 2,647,757 shares of Class A common stock issued and outstanding, excluding 22,352,243 shares of Class A common stock subject to possible redemption. At December 31, 2020, there were 2,648,440 shares of Class A common stock issued and outstanding, excluding 22,351,560 shares of Class A common stock subject to possible redemption.

Class B Common Stock — The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. As of June 30, 2021 and December 31, 2020, there were 6,250,000 shares of Class B common stock issued and outstanding.

Holders of Class A common stock and holders of Class B common stock will vote together as a single class on all matters submitted to a vote of our shareholders except as otherwise required by law.

The shares of Class B common stock will automatically convert into Class A common stock at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock or equity-linked securities are issued or deemed issued in connection with a Business Combination, the number of shares of Class A common stock issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering, plus the total number of shares of Class A common stock issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of a Business Combination, excluding any shares of Class A common stock or equity-linked securities exercisable for or convertible into shares of Class A common stock issued, or to be issued, to any seller in a Business Combination and any private placement-equivalent warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans; provided that such conversion of Founder Shares will never occur on a less than one for one basis. The Company cannot determine at this time whether a majority of the holders of our Class B common stock at the time of any future issuance would agree to waive such adjustment to the conversion ratio.

NOTE 8. WARRANT LIABILITIES

As of June 30, 2021 and December 31, 2020, there were 8,333,333 Public Warrants outstanding. Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of  (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

MEDTECH ACQUISITION CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2021

(UNAUDITED)

NOTE 8. WARRANT LIABILITIES (cont.)

The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue shares of Class A common stock upon exercise of a warrant unless Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, it will use its best efforts to file with the SEC a registration statement registering the issuance of the shares of Class A common stock issuable upon exercise of the warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination or within a specified period following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” pursuant to the exemption provided by Section 3(a)(9) of the Securities Act; provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.

Once the warrants become exercisable, the Company may redeem for cash the outstanding Public Warrants:

•        in whole and not in part;

•        at a price of $0.01 per Public Warrant;

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•        if, and only if, the reported closing price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, except as described below, the warrants will not be adjusted for issuances of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or

MEDTECH ACQUISITION CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2021

(UNAUDITED)

NOTE 8. WARRANT LIABILITIES (cont.)

its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial Business Combination on the date of the consummation of such initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of the Market Value and the Newly Issued Price and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the greater of the Market Value and the Newly Issued Price.

As of June 30, 2021 and December 31, 2020, there were 4,933,333 Private Placement Warrants outstanding. The Private Placement Warrants are identical to the Public Warrants, except that the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable, except as described above, so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 9. FAIR VALUE MEASUREMENTS

The Company classifies its U.S. Treasury and equivalent securities as held-to-maturity in accordance with ASC Topic 320 “Investments — Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying balance sheets and adjusted for the amortization or accretion of premiums or discounts.

At June 30, 2021, assets held in the Trust Account were comprised of $250,040,714 in money market fund invested in U.S. Treasury Securities. At December 31, 2020, assets held in the Trust Account were comprised of $923 in cash and $250,002,375 in U.S. Treasury securities. During three and six months ended June 30, 2021, the Company did not withdraw any interest income from the Trust Account.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at June 30, 2021 and December 31, 2020 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value. The gross holding loss and fair value of held-to-maturity securities at December 31, 2020 are as follows:

Description	Level	June 30, 2021
Assets:
Investments held in Trust Account – U.S. Treasury Securities Money Market Fund	1	$250,040,714
	Held-To-Maturity	Level	Amortized Cost	Gross Holding Loss	Fair Value
December 31, 2020	U.S. Treasury Securities (Matured on 3/11/2021)	1	$250,002,375	$(12,605)	$249,989,770

MEDTECH ACQUISITION CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2021

(UNAUDITED)

NOTE 9. FAIR VALUE MEASUREMENTS (cont.)

	Level	December 31, 2020	June 30, 2021
Liabilities:
Warrant Liability – Public Warrants	1	$9,166,666	$8,500,000
Warrant Liability – Private Placement Warrants	3	$5,476,000	$5,081,333

The Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on the condensed balance sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrants in the condensed statements of operations.

The Private Placement Warrants were initially and subsequently valued using a Monte Carlo Simulation Model, which is considered to be a Level 3 fair value measurement. The Monte Carlo Simulation model’s primary unobservable input utilized in determining the fair value of the Private Placement Warrants is the expected volatility of the common stock. The expected volatility as of the Initial Public Offering date was derived from observable public warrant pricing on comparable ‘blank-check’ companies without an identified target. The expected volatility as of subsequent valuation dates was implied from the Company’s own Public Warrant pricing. A Monte Carlo simulation methodology was used in estimating the fair value of the Public Warrants for periods where no observable traded price was available, using the same expected volatility as was used in measuring the fair value of the Private Placement Warrants. For periods subsequent to the detachment of the Public Warrants from the Units, the close price of the Public Warrant price will be used as the fair value as of each relevant date.

The key inputs into the Monte Carlo Simulation for the Private Placement Warrants as of June 30, 2021 were as follows:

Input
Market price of public shares	$9.70
Exercise Price	$11.50
Volatility	16.9%
Remaining term (in years)	5.25
Risk-free rate	0.91%

The following table presents the changes in the level 3 fair value of warrant liabilities:

Private Placement
Fair value as of December 31, 2020	$5,476,000
Change in fair value	98,666
Fair value as of March 31, 2021	5,574,666
Change in fair value	(493,333)
Fair value as of June 30, 2021	$5,081,333

There were no transfers in or out of Level 3 from other levels in the fair value hierarchy during the three and six months ended June 30, 2021.

MEDTECH ACQUISITION CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2021

(UNAUDITED)

NOTE 10. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the condensed balance sheet date up to the date that the condensed financial statements were issued. Based upon this review, other than described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed financial statements.

On August 12, 2021, we entered into a Business Combination Agreement (the “Business Combination Agreement”) with Memic Innovative Surgery Ltd., a private company organized under the laws of the State of Israel (“Memic”), and Maestro Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Memic (“Merger Sub”).

Pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, upon the closing of the transactions contemplated thereby, Merger Sub will merge with and into us, with us surviving as a wholly-owned subsidiary of Memic (the “Merger”). The Merger contemplates an implied enterprise valuation of Memic of $625,000,000 at the time of the signing of the Business Combination Agreement, in addition to the issuance of “price adjustment rights” to the Memic shareholders entitling such holders to additional Memic Ordinary Shares (as defined below) upon the achievement of certain milestones related to Memic’s post-closing trading price.

Pursuant to the Business Combination Agreement at the time the Merger becomes effective (the “Effective Time”), among other things:

•        the shares of our Class A common stock, par value $0.0001 per share (the “SPAC Class A Stock”) and the Public Warrants, which, immediately prior to the Effective Time, will be automatically separated, if not already separated prior to such time, and the holder thereof will be deemed to hold one share of SPAC Class A Stock and one-third of one Public Warrant;

•        each share of our Class B common stock, par value of $0.0001 (the “SPAC Class B Stock”) and SPAC Class A Stock issued and outstanding immediately prior to the Effective Time (after giving effect to any redemptions by our public stockholders) will be converted into and will for all purposes represent only the right to receive one ordinary share, NIS 0.01 par value per share, of Memic (“Memic Ordinary Shares”);

•        each Public Warrant and each Private Placement Warrants to purchase one share of SPAC Class A Stock issued to our Sponsor that is outstanding unexercised immediately prior to the Effective Time will be converted into and become a warrant to purchase one Memic Ordinary Share; and

•        each pre-closing shareholder of Memic will receive price adjustment rights entitling such holders to receive additional Memic Ordinary Shares upon the achievement of certain milestones related to Memic’s post-closing trading price; the maximum number of Memic Ordinary Shares issuable pursuant to such price adjustment rights equals seventeen percent (17%) of the sum of (i) the number of outstanding Memic Ordinary Shares as calculated immediately after the closing of the Merger, (ii) the number of Memic Ordinary Shares issuable upon exercise of outstanding options that are vested and exercisable as of the Merger, and (iii) the number of Memic Ordinary Shares issuable upon exercise of Memic’s warrants that were issued and outstanding immediately prior the Merger, as ultimately determined after the consummation of the Merger).

Concurrently with the execution and delivery of the Business Combination Agreement, in support of the Merger, our Sponsor, and each of our officers and each of the members of our board of directors (each an “Insider” and collectively, the “Insiders” and, together with our Sponsor, the “Sponsor Group”), entered into and delivered to Memic a letter agreement (the “Sponsor Letter Agreement”) by which the Sponsor Group agreed to, among other things, (i) vote all shares of SPAC Class B Stock and all shares of SPAC Class A Stock beneficially owned by him, her or it in favor of the Merger and each other proposal related to the Merger included on the agenda for the special meeting of stockholders relating to the Merger; (ii) when such meeting of stockholders is held, appear at such meeting or otherwise cause the SPAC Class B Stock or SPAC Class A Stock beneficially owned by him, her or it to be counted as present thereat for the purpose of establishing a quorum; and (iii) vote all SPAC Class B Stock and SPAC Class A

MEDTECH ACQUISITION CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2021

(UNAUDITED)

NOTE 10. SUBSEQUENT EVENTS (cont.)

Stock Shares beneficially owned by him, her or it against any action that would reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect the Merger or any of the other transactions contemplated by the Business Combination Agreement or result in a breach of any covenant, representation or warranty or other obligation or agreement of us under the Business Combination Agreement or result in a breach of any covenant or other obligation or agreement of our Sponsor or any Insider contained in the Sponsor Letter Agreement.

Concurrently with the execution and delivery of the Business Combination Agreement, certain Memic shareholders (each, a “Voting Party” and together, the “Voting Parties”) entered into voting agreements (the “Voting Agreements”) with us. Under the Voting Agreements, each Voting Party agreed to, among other things, (i) whether at a special meeting of Memic’s shareholders or by action by written consent, vote all of their shares of Memic capital stock beneficially owned or held by such Voting Party (as applicable, and together, the “Voting Shares”) in favor of adoption of the Business Combination Agreement, the Merger and related transactions contemplated by the Business Combination Agreement, and (ii) vote against any action or proposal (A) concerning any alternative to the proposed Merger and (B) that would reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect the Merger or any of the other transactions contemplated by the Business Combination Agreement or result in a breach of any covenant, representation or warranty or other obligation or agreement of Memic under the Business Combination Agreement that would result in the failure of any conditions to closing set forth therein to be satisfied. In addition, the Voting Agreements require each Voting Party to provide a proxy to appoint Memic, or any designee of Memic to vote such Voting Party’s shares (or act by written consent in respect of such shares) accordingly.

Concurrently with the execution and delivery of the Business Combination Agreement, in support of the Business Combination, our Sponsor, and certain shareholders of Memic (collectively, with our Sponsor, the “Shareholder Parties”) entered into and delivered a Confidentiality and Lock-Up Agreement (the “Lock-Up Agreement”), pursuant to which the Shareholder Parties have agreed not to transfer any Memic Ordinary Shares held by them until the one year anniversary of the Effective Time, subject to early release if the stock price of the Memic Ordinary Shares is greater than or equal to $12.00 for any 20 trading days within any period of 30 consecutive trading days (as further described therein, and which will apply starting on the 150-day anniversary of the Effective Date), subject to certain permitted transfers (provided that such permitted transferees agree to be bound by the same transfer restrictions set forth in the Lock-Up Agreement).

As a condition to closing the Business Combination Agreement, Memic, our Sponsor and certain Memic equityholders (collectively with the our Sponsor, the “Memic Holders”) will enter into a Registration Rights Agreement (the “Registration Rights Agreement”) that will become effective concurrently with the Merger, pursuant to which Memic agreed to file a shelf registration statement, by no later than ninety (90) business days after the closing date to register the resale of the Memic Ordinary Shares and warrants to purchase Memic Ordinary shares . The Registration Rights Agreement also provides the Memic Holders with (i) piggyback registration rights and (ii) three demand rights in any twelve-month period for an underwritten shelf takedown, provided that the demanding holders propose to sell securities with a total offering price reasonably expected to exceed, in the aggregate, $50 million in each underwritten shelf takedown.

Concurrently with the execution and delivery of the Business Combination Agreement, Memic entered into subscription agreements (the “Subscription Agreements”) with certain investors (the “PIPE Investors”), pursuant to which, on the terms and subject to the conditions set forth therein, immediately prior to the closing of the Merger, but after giving effect to certain capital restructuring, such investors will purchase from Memic upon the closing of the Merger newly issued Memic Ordinary Shares for aggregate gross proceeds of $76,350,000 (the “PIPE Investment”).

The Business Combination Agreement and related agreements are further described in our Current Report on Form 8-K filed with the SEC on August 13, 2021. The foregoing descriptions of each of the Business Combination Agreement, the Sponsor Letter Agreement, the form of Voting Agreement, the Lock-Up Agreement, the form of Registration Rights Agreement and the form of the PIPE Subscription Agreements are qualified in their entirety by reference to such agreement filed as an exhibit to this Quarterly Report.

Annex A

BUSINESS COMBINATION AGREEMENT

by and among

MEMIC INNOVATIVE SURGERY LTD.,

MAESTRO MERGER SUB, INC.

and

MEDTECH ACQUISITION CORPORATION

dated as of August 12, 2021

Annex A-i

Annex A-ii

Annex A-iii

SCHEDULES

Page
Schedule I	Key Company Shareholders	A-83
Schedule II	Termination of SPAC Agreements	A-84

EXHIBITS

Annex A-iv

BUSINESS COMBINATION AGREEMENT

THIS BUSINESS COMBINATION AGREEMENT is made and entered into as of August 12, 2021 (this “Agreement”), by and among Memic Innovative Surgery Ltd., a private company organized under the laws of the State of Israel (the “Company”), Maestro Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of the Company (“Merger Sub”), and MedTech Acquisition Corporation, a Delaware corporation (“SPAC”). Each of the Company, Merger Sub and SPAC are individually referred to herein as a “Party” and, collectively, as the “Parties”.

RECITALS

WHEREAS, SPAC is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, in anticipation of the Merger (as defined below), the Company has formed Merger Sub;

WHEREAS, the Parties intend that, immediately prior to the Effective Time (as defined below), subject to the receipt of the Company Shareholder Approval (as defined below), (a) each outstanding Company Preferred Share (as defined below) (including any Company Preferred Shares issued prior to the Effective Time or issuable after the Effective Time upon exercise of Company Preferred Warrants (as defined below)) will be converted (the “Conversion”) into Company Ordinary Shares in accordance with, and based on the applicable conversion ratio set forth in, the Company’s Amended and Restated Articles of Association (the “Current Company Articles”), (b) immediately following the Conversion, all outstanding Company Ordinary Shares, all Company Ordinary Shares underlying Company Preferred Warrants, and all Company Ordinary Shares underlying Vested Company Options (as defined below), will be reclassified into (i) Company Ordinary Shares and (ii) Price Adjustment Rights (as defined below) (the “Reclassification”) and (c) immediately following the Reclassification, the Company will effect a stock split of each then-outstanding Company Ordinary Share, each Company Ordinary Share underlying any Company Options (as defined below) and each Company Ordinary Share underlying any Company Preferred Warrants, into such number of Company Ordinary Shares calculated in accordance with Section 2.1(b) (the “Stock Split” and, together with the Conversion and the Reclassification, the “Capital Restructuring”);

WHEREAS, the Parties intend that, for U.S. federal income tax purposes, the Capital Restructuring will constitute a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code of 1986 (the “Code”);

WHEREAS, simultaneously with the execution and delivery of this Agreement, the Company has entered into subscription agreements (the “Subscription Agreements”) with certain investors, pursuant to which, on the terms and subject to the conditions set forth therein, immediately prior to the Effective Time, but after giving effect to the Capital Restructuring, such investors will purchase from the Company newly issued Company Ordinary Shares (the “PIPE Investment”);

WHEREAS, the Parties intend that, on the terms and subject to the conditions set forth herein, at the Effective Time, (a) Merger Sub shall be merged with and into SPAC (the “Merger”), with SPAC surviving the Merger as a direct wholly-owned subsidiary of the Company, (b) (i) each outstanding share of SPAC Class B Stock (as defined below) issued and outstanding immediately prior to the Effective Time other than Excluded Shares (as defined below), by virtue of the Merger and upon the terms and subject to the conditions set forth in this Agreement, shall be converted into and shall for all purposes represent only the right to receive the Per Share Merger Consideration (as defined below) and (ii) each share of SPAC Class A Stock (as defined below) issued and outstanding immediately prior to the Effective Time (after giving effect to the SPAC Stockholder Redemption (as defined below)) other than Excluded Shares, by virtue of the Merger and upon the terms and subject to the conditions set forth in this Agreement, shall be converted into and shall for all purposes represent only the right to receive the Per Share Merger Consideration, and (c) immediately following the consummation of the Merger, SPAC shall contribute at least fifty percent (50%) of its total cash and liquid assets (after taking into account the payment of the Aggregate SPAC Stockholder Redemption Payments Amount and payment of expenses incurred by SPAC in connection with the Merger) to Memic Inc. in exchange for such number of shares of capital stock of Memic Inc. representing an 80% or greater interest in Memic Inc., as calculated based on the book value of such capital stock on the Closing Date, and Memic Inc. shall use the cash and other liquid assets contributed in this recital to either make loans to the Company for use by the Company in its business activities, or for use by Memic Inc. in its business activities (the “Subsidiary Transactions”); provided, however, that the SPAC shall be permitted to make distributions to the Company to the extent permitted by the SPAC

Annex A-1

Sponsor Letter Agreement immediately following consummation of the Merger and before the Subsidiary Transactions; provided, however, that while the SPAC shall also be permitted to make distributions to the Company to the extent permitted by the SPAC Sponsor Letter Agreement,  the use of the assets of the SPAC after the Merger shall be subject to certain limitations relating to certain “Permitted Uses” as set forth in the SPAC Sponsor Letter Agreement;

WHEREAS, the Parties intend that, for U.S. federal income tax purposes, the Merger will constitute a “reorganization” described in Sections 368(a) of the Code;

WHEREAS, this Agreement is intended to be, and is adopted as, a “plan of reorganization” for the Merger within the meaning of Treasury Regulation Section 1.368-2(g);

WHEREAS, the board of directors of SPAC (the “SPAC Board”) has duly established a special committee of the SPAC Board consisting only of independent and disinterested directors of the SPAC (the “Special Committee”) to, among other things, review, evaluate, recommend or not recommend any proposed combination of SPAC and the Company, and, if deemed appropriate by the Special Committee, negotiate the terms of any such combination and recommend a definitive agreement reflecting the terms of such combination and the transactions contemplated thereby for adoption and approval by the SPAC Board;

WHEREAS, the Special Committee has unanimously (a) determined that it is fair to and in the best interests of SPAC and the stockholders SPAC (the “SPAC Stockholders”) for SPAC to enter into this Agreement and declare this Agreement and the Transactions advisable, and (b) resolved to recommend that the SPAC Board (x) declare this Agreement and the transactions contemplated by this Agreement, including the Merger, advisable, (y) approve and adopt this Agreement and the Transactions, including the Merger, and (z) recommend that holders of SPAC Shares vote to approve this Agreement and the Transactions, including the Merger;

WHEREAS, the SPAC Board has (a) declared this Agreement, and the transactions contemplated by this Agreement, including the Merger, advisable, (b) approved and adopted this Agreement and the Transactions, including the Merger, (c) directed that this Agreement and the transactions contemplated by this Agreement, including the Merger, be submitted to the holders of SPAC Shares for approval by such holders and (d) resolved to recommend that holders of SPAC Shares vote to approve the Merger (clauses (c) and (d), the “SPAC Recommendation”);

WHEREAS, the board of directors of the Company (the “Company Board”) has (a) determined that the Transactions, including the Capital Restructuring and the Merger, are advisable to, and in the best interests of, the Company and its shareholders (the “Company Shareholders”), (b) approved this Agreement, the Transactions, including the Capital Restructuring and the Merger, and the Transaction Agreements (as defined below) to which the Company is or will be a party, and has deemed this Agreement advisable and (c) determined to recommend that the Company Shareholders vote to approve the Company Shareholder Matters (as defined below);

WHEREAS, the board of directors of Merger Sub has approved the execution, delivery and performance of this Agreement, the Transaction Agreements to which Merger Sub is or will be a party and the Merger;

WHEREAS, the Company, as the sole stockholder of Merger Sub, has adopted this Agreement and approved the Merger;

WHEREAS, as a condition to the willingness of, and an inducement to, the Company to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, the SPAC Sponsor is entering into a letter agreement with the Company, which is attached hereto as Exhibit A (the “SPAC Sponsor Letter Agreement”);

WHEREAS, as a condition to the willingness of, and an inducement to, SPAC to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, each of the Key Company Shareholders (as defined below) is entering into a voting agreement with SPAC, in substantially the form of Exhibit B attached hereto (the “Company Voting Agreement”), under which each Key Company Shareholder has agreed to, among other things, vote in favor of the Company Shareholder Matters, in each case, pursuant to the terms and subject to the conditions of the Company Voting Agreement;

Annex A-2

WHEREAS, the Parties intend that, prior to the Closing and subject to obtaining the applicable Company Shareholder Approval, the Company will adopt the Incentive Equity Plan (as defined below), based on the terms and conditions as reasonably mutually agreed upon between SPAC and the Company, to be effective upon and following the Closing;

WHEREAS, as a condition to the willingness of, and an inducement to, each of SPAC and the Company to enter into this Agreement, concurrently with the execution and delivery of this Agreement, (a) the Company, the SPAC Sponsor and certain Company Shareholders are entering into a Registration Rights Agreement, which is attached hereto as Exhibit C (the “Registration Rights Agreement”), and (b) the Company, certain Company Shareholders and the SPAC Sponsor are entering into a lock-up agreement, in substantially the form of Exhibit D attached hereto (the “Lock-Up Agreement”), each of which will become effective upon the consummation of the Closing;

WHEREAS, concurrently with the execution and delivery of this Agreement, (a) each Key Employee is entering into an amended and restated or amended employment agreement with the Company, in a form reasonably acceptable to such Key Employee, the Company and SPAC, which shall become effective at the Effective Time (each, a “Key Employee Agreement”); and

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I

DEFINITIONS

1.1.     Defined Terms. For purposes of this Agreement, the following capitalized terms have the following meanings:

“Additional Required Declarations” shall have the meaning set forth in Section 3.4(d).

“Additional SPAC SEC Reports” shall have the meaning set forth in Section 5.6(a).

“Affiliate” shall mean, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate SPAC Stockholder Redemption Payments Amount” shall mean the aggregate amount of all payments required to be made by SPAC in connection with the SPAC Stockholder Redemption.

“Agreement” shall have the meaning set forth in the Preamble hereto.

“Anti-Corruption Laws” shall have the meaning set forth in Section 4.23.

“Audited Financial Statements” shall have the meaning set forth in Section 4.7(a).

“Available Cash” shall mean (a) SPAC Cash, plus (b) the aggregate amount of immediately available funds paid by the investors for the Company Ordinary Shares issuable in the PIPE Investment (prior to the payment or deduction of any placement agent fees thereon).

“Business Combination” shall have the meaning set forth in Section 7.9.

“Business Day” shall mean any day other than a Saturday, a Sunday or other day on which commercial banks in New York, New York or Tel-Aviv, Israel are authorized or required by Legal Requirements to close.

“Capital Restructuring” shall have the meaning set forth in the Recitals hereto.

“CARES Act” shall mean The Coronavirus Aid, Relief, and Economic Security Act, Pub. L. 116–136 (03/27/2020).

“Certificate of Merger” shall have the meaning set forth in Section 2.5(a).

“Certifications” shall have the meaning set forth in Section 5.6(a).

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“Closing” shall have the meaning set forth in Section 2.3.

“Closing Company Board” shall have the meaning set forth in Section 7.16.

“Closing Date” shall have the meaning set forth in Section 2.3.

“Closing Form 8-K” shall have the meaning set forth in Section 7.5(c).

“Closing Press Release” shall have the meaning set forth in Section 7.5(c).

“Code” shall have the meaning set forth in the Recitals.

“Company” shall have the meaning set forth in the Preamble hereto.

“Company A&R Articles” shall mean the Amended and Restated Articles of Association of the Company, in substantially the form of Exhibit E.

“Company Acquisition Proposal” shall have the meaning set forth in Section 7.10(c).

“Company Board” shall have the meaning set forth in the Recitals hereto.

“Company Closing Certificate” shall have the meaning set forth in Section 8.3(d).

“Company Closing Statement” shall have the meaning set forth in Section 3.6(b).

“Company Directors” shall have the meaning set forth in Section 7.16.

“Company Disclosure Letter” shall have the meaning set forth in the preamble to Article IV.

“Company Independent Director” shall have the meaning set forth in Section 7.16.

“Company Licensed Intellectual Property” shall mean all Intellectual Property owned or purported to be owned by a third party and licensed to the Company or any other Group Companies or to which any Group Company otherwise has a right to use.

“Company Material Adverse Effect” shall mean any state of facts, development, change, circumstance, occurrence, event or effect that, individually or in the aggregate has had, or would reasonably be expected to have, a material adverse effect on (a) the business, assets, financial condition or results of operations of the Group Companies, taken as a whole; or (b) the ability of the Company to consummate the Transactions by the Outside Date; provided, however, that in no event will any of the following (or the effect of any of the following), alone or in combination, constitute or be taken into account in determining whether a Company Material Adverse Effect pursuant to the foregoing clause (a) has occurred or would reasonably be expected to occur: (i) acts of war, sabotage, hostilities, civil unrest, protests, demonstrations, insurrections, riots, cyberattacks or terrorism, or any escalation or worsening of the foregoing, or changes in global, national, regional, state or local political or social conditions; (ii) earthquakes, hurricanes, tornados, wild fires, or other natural or man-made disasters; (iii) epidemics, pandemics, including COVID-19 or any COVID-19 Measures, or other public health emergencies; (iv) changes attributable to the public announcement or the pendency of the Transactions (including the impact thereof on relationships with customers, suppliers, employees, investors, licensors, licensees, payors or other third-parties related thereto) (provided that the exception in this clause (iv) shall not apply to the representations and warranties set forth in Section 4.5(b)(vii) to the extent that the purpose of any such representation or warranty is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 8.3(a) to the extent it relates to such representations and warranties); (v) changes or proposed changes in applicable Legal Requirements or enforcement or interpretations thereof or decisions by any Governmental Entity after the date of this Agreement; (vi) changes in IFRS or U.S. GAAP (or any interpretation thereof) after the date of this Agreement; (vii) general economic, regulatory, business or tax conditions, including changes in the credit, debt, capital, currency, securities or financial markets (including changes in interest or exchange rates); (viii) events, changes or conditions generally affecting the industries and markets in which any Group Company operates; (ix) any failure to meet any projections, forecasts, guidance, estimates or financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that this clause (ix) shall not prevent a determination that the underlying facts and circumstances resulting in such failure has resulted in a Company Material Adverse Effect (unless the underlying facts and circumstances are independently excluded under another clause of this proviso));

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or (x) any actions (A) required to be taken, or required not to be taken, pursuant to the terms of this Agreement, (B) taken with the prior written consent of or at the prior written request of SPAC or (C) taken by SPAC ((i)-(x), the “Excluded Events”); provided, further that, if any state of facts, developments, changes, circumstances, occurrences, events or effects described in clause (i)-(iii), or (v)-(viii) above disproportionately and adversely impact the business, assets, financial condition or results of operations of the Group Companies, taken as a whole, relative to similarly situated companies in the industries in which the Group Companies conduct their respective operations, then such state of facts, developments, changes, circumstances, occurrences, events or effects may be taken into account (unless otherwise excluded) in determining whether a Company Material Adverse Effect has occurred, but solely to the extent of such disproportionate impact.

“Company Material Contract” shall have the meaning set forth in Section 4.18(a).

“Company Option” shall mean each outstanding and unexercised option to purchase Company Ordinary Shares granted pursuant to the Company Stock Plan by the Company, whether or not then vested or fully exercisable.

“Company Optionholder(s)” shall mean any holder of any Company Options.

“Company Ordinary Shares” shall mean (a) prior to the Stock Split, the ordinary shares, NIS 0.01 par value per share, of the Company, and (b) from and after the Stock Split, the ordinary shares, no par value per share, of the Company.

“Company Owned Intellectual Property” shall mean all Intellectual Property owned by, or purported to be owned by, any of the Group Companies, whether registered or unregistered.

“Company Parties” shall have the meaning set forth in Section 4.4.

“Company Payment Spreadsheet” shall have the meaning set forth in Section 3.6(d).

“Company Pre-Closing Notice of Disagreement” shall have the meaning set forth in Section 3.6(a).

“Company Preferred Shares” shall mean the Company’s Preferred A Shares, Preferred A-1 Shares, Preferred B Shares, Preferred C-1 Shares, Preferred C-2 Shares, Preferred D-1 Shares, Preferred D-2 Shares, Preferred D-3 Shares, Preferred D-4 Shares, and Preferred D-5 Shares.

“Company Preferred Warrant” shall mean, prior to the Conversion, each warrant to purchase Company Preferred Shares, and, after the Conversion, each warrant to purchase Company Ordinary Shares.

“Company Real Property Leases” shall have the meaning set forth in Section 4.13(b).

“Company Registered IP” shall mean all Company Owned Intellectual Property that has been registered, filed, certified or otherwise recorded with any Governmental Entity or quasi-public legal authority, including the U.S. Patent and Trademark Office, the U.S. Copyright Office, any Internet domain name registrar, or in any like foreign or international office or agency, or any applications for any of the foregoing.

“Company Securities” shall have the meaning set forth in Section 3.7(c).

“Company Shareholder Approval” shall mean the affirmative vote or written consent of the holders of (i) a majority of the then outstanding Company Preferred Shares, voting together as a single class, and (ii) a majority of the then outstanding Company Preferred Shares and the then outstanding Company Ordinary Shares, voting together as a single class on as-converted to Company Ordinary Shares basis, with respect to the Company Shareholder Matters.

“Company Shareholder Matters” shall mean the (a) Conversion, (b) adoption of the Company A&R Articles, and (c) approval and adoption of this Agreement and approval of the Transactions, including the Reclassification, Stock Split, adoption of the Incentive Equity Plan, Merger and issuance of the Price Adjustment Rights in the Reclassification.

“Company Shareholders” shall have the meaning set forth in the Recitals hereto.

“Company Shares” shall mean the Company Ordinary Shares and the Company Preferred Shares, taken together or individually, as indicated by the context in which such term is used and, following the Reclassification, any Company Ordinary Shares.

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“Company Stock Plan” shall mean the Company’s 2015 Equity Incentive Plan.

“Company Subsidiaries” shall have the meaning set forth in Section 4.2(a).

“Company Transaction Costs” shall mean all fees, costs and expenses incurred by any Group Company prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements and the consummation of the Transactions including any such amounts which are triggered by or become payable as a result of the Closing.

“Company Value” shall mean $625,000,000.00.

“Company Voting Agreement” shall have the meaning set forth in the Recitals hereto.

“Company VWAP” shall have the meaning set forth in Section 3.8(e)(iii).

“Company Warrants” shall have the meaning set forth in Section 3.2(d).

“Confidential Information” shall mean Trade Secrets, as well as materials and information (whether oral or fixed in any medium) that are proprietary and not generally known to the public.

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement, dated March 11, 2021, by and between SPAC and the Company, as amended and joined from time to time.

“Continental Trust” shall have the meaning set forth in Section 5.12(a).

“Contract” shall mean any contract, subcontract, agreement, indenture, note, bond, loan or credit agreement, instrument, installment obligation, lease, mortgage, deed of trust, license, sublicense, commitment, power of attorney, guaranty or other legally binding commitment, arrangement, understanding or obligation, in each case, as amended and supplemented from time to time and including all schedules, annexes and exhibits thereto.

“Conversion” shall have the meaning set forth in the Recitals hereto.

“COVID-19” shall mean the presence, transmission, threat or fear of a novel coronavirus, including COVID-19 or SARS-CoV-2, or any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” shall mean any restriction, quarantine, “shelter in place,” “stay at home,” workforce reduction, school closure or in-person or other attendance modification or restriction, social distancing, shut down, closure, sequester, safety or similar requirement of law, order or regulation, directive, guideline, suggestion or recommendation promulgated, ordered, made or threatened by any industry group, business or any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, including the CARES Act and any emergency or administrative order under the Special Powers Act Dealing With the New Corona Virus, 5742-2020 or pursuant to the Law for the Amendment and Enforcement of Emergency Regulations (New Corona Virus — Enforcement), 5742-2020.

“Current Company Articles” shall have the meaning set forth in the Recitals hereto.

“Current Registration Rights Agreement” shall mean the Registration Rights Agreement, dated as of December 17, 2020, by and among SPAC and the SPAC Sponsor.

“Customs & International Trade Authorizations” shall mean any and all licenses, license exceptions, notification requirements, registrations and approvals required pursuant to the Customs & International Trade Laws for the lawful export, deemed export, re-export, deemed re -export transfer or import of goods, software, technology, technical data and services.

“Customs & International Trade Laws” shall mean the applicable import, customs and trade, export and anti-boycott laws of any jurisdiction in which the Company or any of its Subsidiaries is incorporated or does business, including: (i) the laws, regulations, and programs administered or enforced by U.S. Customs and Border Protection, U.S. Immigration and Customs Enforcement, the U.S. Department of Commerce (International Trade Administration), the U.S. International Trade Commission, the U.S. Department of Commerce (Bureau of Industry and Security), the U.S. Department of State (Directorate of Defense Trade Controls) and their predecessor agencies; (ii) the Tariff Act

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of 1930; (iii) the Export Administration Act of 1979; (iv) the Export Control Reform Act of 2018; (v) the Export Administration Regulations, including related restrictions with regard to transactions involving Persons on the U.S. Department of Commerce Denied Persons List, Unverified List or Entity List; (vi) the Arms Export Control Act; (vii) the International Traffic in Arms Regulations, including related restrictions with regard to transactions involving Persons on the Debarred List; (viii) the Foreign Trade Regulations pursuant to 15 C.F.R. Part 30; (ix) the anti-boycott laws and regulations administered by the U.S. Department of Commerce; and (x) the anti-boycott laws and regulations administered by the U.S. Department of the Treasury.

“D&O Indemnification Provisions” shall have the meaning set forth in Section 7.12(a).

“Delaware Secretary of State” shall have the meaning set forth in Section 2.5(a).

“DGCL” shall have the meaning set forth in Section 2.2(a).

“Effective Time” shall have the meaning set forth in Section 2.5(b).

“Employee Benefit Plan” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and each other retirement, supplemental retirement, deferred compensation, employment, bonus, incentive compensation, stock purchase, employee stock ownership, equity- based, phantom-equity, profit-sharing, severance, termination protection, change in control, retention, employee loan, retiree medical or life insurance, educational, employee assistance, fringe benefit and each other employee benefit or compensation plan, policy, agreement, program or arrangement, whether or not subject to ERISA, whether oral or written, which any Group Company sponsors or maintains for the benefit of its current or former employees, individuals who provide services and are compensated as individual independent contractors or directors, or with respect to which any Group Company has any direct or indirect liability.

“Enforcement Exceptions” shall have the meaning set forth in Section 4.4.

“Environmental Laws” shall mean any federal, state, local or foreign law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (a) the protection, investigation or restoration of the environment, health and safety (concerning exposure to Hazardous Substances), or natural resources; (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance; or (c) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property, and shall include, but not be limited to, federal statues known as the Clean Air Act, Clean Water Act, Comprehensive Environmental Response, Compensation and Liability Act, Emergency Planning and Community Right-to-Know Act, Endangered Species Act, Hazardous Materials Transportation Act, Migratory Bird Treaty Act, National Environmental Policy Act, Occupational Safety and Health Act, Oil Pollution Act of 1990, Resource Conservation and Recovery Act, Safe Drinking Water Act and Toxic Substances Control Act.

“ERISA” shall mean the Employment Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Company or any of its subsidiaries is treated as a single employer under Section 414 of the Code.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall have the meaning set forth in Section 3.4(a).

“Excluded Event” shall have the meaning set forth in the definition of Company Material Adverse Effect.

“Excluded Shares” shall have the meaning set forth in Section 3.2(b).

“Fairness Opinion” shall mean the fairness opinion prepared by Duff & Phelps and delivered to the SPAC Board prior to the execution and delivery of this Agreement.

“FDA” shall mean the United States Food and Drug Administration or any successor agency or authority having substantially the same function.

“FDA Legal Requirements” shall mean all Legal Requirements related to the research, development, investigation, manufacture, processing, labeling, packaging, storage, distribution, marketing, advertising, promotion, sale, import, export, use, handling and control, safety, efficacy, and reliability of medical devices, including (a) the

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Federal Food, Drug, and Cosmetic Act of 1938, as amended (21 U.S.C. 301 et. seq.), (b) the Public Health Service Act of 1944, (c) the rules and regulations promulgated and enforced by the FDA thereunder, including, as applicable, requirements relating to the FDA’s Quality System Regulation contained in 21 C.F.R. Part 820, investigational use, de novo classification, premarket notification and premarket approval and applications to market new medical devices, (d) Legal Requirements governing the conduct of non-clinical laboratory studies, including FDA’s Good Laboratory Practices regulations contained in 21 C.F.R. Part 58, (e) Legal Requirements governing the development, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials, including FDA’s Good Clinical Practice regulations contained in 21 C.F.R. Parts 11, 50, 54, 56 and 812, (f) Legal Requirements governing data-gathering activities relating to the detection, assessment, and understanding of adverse events, including adverse event and malfunction reporting regulations of FDA, (g) Legal Requirements related to data integrity, including the electronic record and signature requirements contained in 21 CFR Part 11 and the recordkeeping requirements contained in 21 CFR Part 820, as applicable, and (h) all comparable state, federal or foreign Legal Requirements relating to any of the foregoing, including ISO 13485:2016 and applicable International Council for Harmonisation of Technical Requirements for Pharmaceuticals for Human Use (“ICH”) and the International Organization for Standardization requirements.

“Federal Health Care Program” has the meaning specified in 42 U.S.C. § 1320a-7b and includes, but is not limited to, the Medicare, Medicaid and TRICARE programs.

“Federal Privacy and Security Regulations” shall mean the regulations contained in 45 C.F.R. Parts 160 and 164.

“Financial Statements” shall have the meaning set forth in Section 4.7(a).

“Financing Certificate” shall have the meaning set forth in Section 3.6(a).

“Foreign Plan” shall have the meaning set forth in Section 4.11(j).

“Fraud” shall mean common law fraud under Delaware law.

“Fully-Diluted Company Share Amount” shall mean, as of immediately following the Reclassification and immediately prior to the consummation of the Stock Split, the total number of issued and outstanding Company Ordinary Shares, plus the total number of Company Ordinary Shares underlying any outstanding Vested Company Options, plus the total number of Company Ordinary Shares underlying any outstanding Company Preferred Warrants (after giving effect to the Conversion). Fully-Diluted Company Share Amount does not include any Company Ordinary Shares issuable in the PIPE Investment or any Company Ordinary Shares underlying any outstanding Unvested Company Options.

“Fundamental Representations” shall mean: (a) in the case of the Company and Merger Sub, the representations and warranties contained in Section 4.1 (Organization and Qualification) (other than the second sentence of clauses (a), (b) and (c)); the second sentence of Section 4.2(a) (Company Subsidiaries); Section 4.4 (Authority Relative to this Agreement); and Section 4.28 (Brokers); and (b) in the case of SPAC, the representations and warranties contained in Section 5.1 (Organization and Qualification); Section 5.2 (Capitalization); Section 5.3 (Authority Relative to this Agreement); Section 5.12 (Trust Account); Section 5.19 (Board Approval; Stockholder Vote); and Section 5.21 (Brokers).

“Governing Documents” shall mean the legal documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs including, as applicable, a memorandum and articles of association, certificates of incorporation or formation, bylaws, limited partnership agreements and limited liability company operating agreements.

“Governmental Authorization” shall mean any approval, clearance, grant, registration, listing, consent, license, permit, certificate, exemption, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Legal Requirement.

“Governmental Entity” shall mean, with respect to the United States, Israel or any other foreign or supranational entity: (a) any federal, provincial, state, local, municipal, foreign, national or international court,

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governmental commission, government or governmental authority, department, regulatory or administrative agency, board, bureau, agency or instrumentality or tribunal, or similar body; (b) any self-regulatory organization; or (c) any political subdivision of any of the foregoing.

“Governmental Grant” shall mean any grant, incentive, subsidy, award, loan, cost sharing arrangement or reimbursement arrangement provided or made available by or on behalf of or under the authority of the Israeli Innovation Authority, the Investment Center, and any other bi- or multi- national grant program, framework or foundation (including the BIRD foundation) for research and development, the Fund for Encouragement of Marketing Activities of the Israeli Government or any other Governmental Entity, in each case that would cause any limitation or restriction on the Group Companies’ use, sale, license, assignment, lease, transfer or securitization of any Company Owned Intellectual Property.

“Group Companies” shall mean the Company and all of its direct and indirect Subsidiaries, including Memic Inc.

“Group Company Software” shall mean all proprietary Software products and related services of the Group Companies’ business that are or have been offered, licensed, sold, distributed, hosted, maintained or supported, or otherwise provided or made available by or on behalf of the Group Companies, or are currently under development and are Products of any of the Group Companies.

“Hazardous Substances” shall mean any pollutant or contaminant or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, including petroleum, its derivatives, by-products and other hydrocarbons, and any other substance, waste or material regulated as a pollutant or otherwise as “hazardous” under any applicable Legal Requirements pertaining to the environment.

“Health Care Legal Requirement” shall mean any Legal Requirement relating to health care regulatory matters, including, without limitation, (a) Health Care Program Laws, (b) the Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h), (c) HIPAA and the Federal Privacy and Security Regulations, (d) applicable Legal Requirements of the United States Drug Enforcement Administration, (e) applicable state anti-kickback and physician self-referral laws, (f) state information privacy and security laws, (g) international data privacy and security laws, such as the EU General Data Protection Regulation, as amended or superseded, EU Data Protection Directive 95/46/EC, and national implementations thereof, (h) Council Directive 93/42/EEC concerning medical devices, (i) any related regulations to those Legal Requirements described in clauses (a) through (h) of this paragraph, and (j) any Legal Requirements similar to those described in clauses (a) through (h) of this paragraph within or concerning any other federal, state, local or foreign jurisdiction and/or authority.

“Health Care Program Laws” has the meaning set forth in Section 4.26(c).

“HIPAA” shall mean, collectively, the Health Insurance Portability and Accountability Act of 1996, P.L. 104-191, as amended and supplemented by the Health Information Technology for Economic and Clinical Health Act of the American Recovery and Reinvestment Act of 2009, as each is amended from time to time including the Privacy Standards (45 C.F.R. Parts 160 and 164), the Electronic Transactions Standards (45 C.F.R. Parts 160 and 162), and the Security Standards (45 C.F.R. Parts 160, 162 and 164) promulgated under the Administrative Simplifications subtitle of the Health Insurance Portability and Accountability Act of 1996, as amended by the HIPAA Omnibus Rule.

“IFRS” shall mean the International Financial Reporting Standards.

“Inbound Licenses” shall have the meaning set forth in Section 4.18(a)(xv).

“Incentive Equity Plan” shall have the meaning set forth in Section 7.17.

“Incidental Inbound Licenses” shall mean any (a) non-disclosure/confidentiality agreement (or other Contract that includes confidentiality provisions) entered into in the ordinary course of business that provides any of the Group Companies a limited, non-exclusive right to access or use Trade Secrets; (b) Contract that authorizes any of the Group Companies to identify another Person as a customer, vendor, supplier or partner of such Group Company; (c) non-exclusive license for Software that is in the nature of a “shrink-wrap” or “click-wrap” license agreement for off-the- shelf Software that is generally commercially available; (d) non-exclusive licenses for Software involving consideration in an amount less than $50,000; and (e) license to Open Source Software.

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“Insurance Policies” shall mean all material policies of insurance coverage including, but not limited to, property, fire, general liability, product liability, directors and officers liability, employment practices liability, fiduciary liability, cyber liability, professional liability, commercial auto, workers compensation, health and product recall, with respect to any Group Company’s assets, business, equipment, properties, operations, employees, officers and directors, or that are otherwise maintained by a Group Company or under which a Group Company is a named insured or otherwise the beneficiary of coverage.

“Intellectual Property” shall mean all rights, title and interest in or relating to intellectual property throughout the world, protected, created or arising under the laws of the United States or any other jurisdiction, including: (a) all issued letters or design patents, reissued or reexamined patents, patents surviving inter partes review, revival of patents, utility models, registered community designs, registered industrial designs, certificates of invention, registrations of patents and extensions thereof, supplemental protection certificates regardless of country issued or formal name and all published or unpublished non-provisional and provisional patent applications, reissue applications, reexamination proceedings, invention disclosures and records of invention, continuation applications, continuation-in-part applications, requests for continued examination and divisions, divisional applications, patent term extension applications, applications for supplemental protection certificates, all rights in respect of utility models and certificates of invention, and all rights and priorities and all extensions and renewals thereof, regardless of the country filed or formal name (collectively, “Patents”); (b) all rights in copyrightable works, mask works, works of authorship and moral rights, including copyrights in computer programs, Software (whether in object code or source code), technical data, databases, data collections, data compilations and related documents, and all other rights corresponding thereto throughout the world, whether published or unpublished, including rights to use, reproduce, display, perform, modify, enhance, distribute and prepare derivative works thereof, and any registrations or applications for any of the foregoing, including renewals and extensions (collectively, “Copyrights”); (c) all registered or unregistered trademarks, service marks, trade dress, trade names, corporate names, assumed financial business names, logos, slogans, Internet domain names, and any other source or business identifiers, together with all translations, adaptations, derivations, and combinations thereof, and all applications, registrations and renewals in connection therewith throughout the world, and all goodwill associated with any of the foregoing (collectively, “Trademarks”); (d) information that is entitled to trade secret protection under the laws of any jurisdiction, which may include know-how and confidential or other proprietary information relating to technical, engineering, manufacturing, processing, marketing, financial, or business matters, including new developments, ideas, inventions and discoveries (whether patentable or not and whether or not reduced to practice and all improvements thereto), invention disclosures, processes, blueprints, manufacturing, engineering and other drawings and manuals, recipes, research data and results, computer programs, Software (whether in object code or source code), databases, data collections, data compilations, algorithms, flowcharts, diagrams, schematics, chemical compositions, formulae, diaries, notebooks, lab journals, design and engineering specifications and similar materials recording or evidencing expertise or information, designs, methods of manufacture, processing techniques, data processing techniques, compilation of information, customer, vendor and supplier lists, pricing and cost information, and business and marketing plans and proposals, all related documents thereof, and all claims and rights related thereto (collectively “Trade Secrets”); (e) all moral rights of authors and inventors, however denominated, rights of publicity and privacy; (f) all applications and registrations, and any renewals, extensions and reversions, of the foregoing; and (g) all other intellectual property rights, proprietary rights, Confidential Information and/or embodiments of any of the foregoing.

“Intended Tax Treatment” shall have the meaning set forth in Section 7.13(b).

“Investors’ Rights Agreement” shall mean the Third Amended and Restated Investors’ Rights Agreement, dated as of November 23, 2020, among the Company and the investors party thereto, as amended.

“Israeli Business Day” shall mean any day other than a Friday, Saturday or other day on which commercial banks in Tel-Aviv, Israel are authorized or required by Legal Requirements to close.

“ITA” shall mean the Israel Tax Authority.

“Key Company Shareholders” shall mean those Persons set forth on Schedule I to this Agreement.

“Key Employee” shall mean the employees set forth in Section 1.1(a) of the Company Disclosure Letter.

“Knowledge” shall mean the actual knowledge after reasonable investigation, as to a specified fact or event, of: (a) with respect to the Company, the individuals listed on Section 1.1(b) of the Company Disclosure Letter; and (b) with respect to SPAC, the individuals listed on Section 1.1(b) of the SPAC Disclosure Letter.

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“Legal Proceeding” shall mean any action, suit, hearing, claim, charge, audit, lawsuit, litigation, inquiry or proceeding (in each case, whether civil, criminal or administrative or at law or in equity) by or before a Governmental Entity.

“Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, treaty, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, notice, injunction, judgment, order, assessment, writ or other legal requirement, administrative policy or guidance, or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien, license, grant, restriction or charge of any kind (including, any conditional sale or other title retention agreement or lease in the nature thereof, any agreement to give any security interest and any restriction relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership).

“Lock-Up Agreements” shall have the meaning set forth in the Recitals hereto.

“Material Permits” shall have the meaning set forth in Section 4.6(b).

“Medicaid” shall mean Title XIX of the Social Security Act, 42 U.S.C. § 1396 et seq.

“Medicare” shall mean Title XVIII of the Social Security Act, 42 U.S.C. § 1395 et seq.

“Memic Inc.” shall mean Memic Innovative Surgery Inc., a Delaware corporation and wholly owned subsidiary of the Company.

“Merger” shall have the meaning set forth in the Recitals hereto.

“Merger Consideration” shall have the meaning set forth in Section 3.2(c)(ii).

“Merger Consideration Tax Ruling” shall mean a Tax ruling from the ITA, (a) exempting the Company, Merger Sub and their respective agents from any obligation to withhold Israeli Tax from the Merger Consideration payable or otherwise deliverable pursuant to the Merger or clarifying that no such obligation exists, or (b) instructing the Company, Merger Sub and their respective agents on how such withholding is to be executed.

“Merger Sub” shall have the meaning set forth in the Preamble hereto.

“NASDAQ” shall have the meaning set forth in Section 5.11.

“OFAC” shall mean the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“OIG” shall mean the Office of Inspector General of the U.S. Department of Health and Human Services.

“Open Source Software” shall mean any Software that is distributed (a) as “free software” (as defined by the Free Software Foundation); (b) as “open source software” or pursuant to any license identified as an “open source license” by the Open Source Initiative (www.opensource.org/licenses) or other license that substantially conforms to the Open Source Definition (opensource.org/osd) (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), GNU Affero General Public License (AGPL), MIT License (MIT), Apache License, Artistic License, and BSD Licenses); or (c) under a license that requires disclosure of source code or requires derivative works based on such Software to be made publicly available under the same license.

“Order” shall mean any award, injunction, judgment, regulatory or supervisory mandate, order, writ, decree or ruling entered, issued, made, or rendered by any Governmental Entity that possesses competent jurisdiction.

“Ordinance” shall mean the Israeli Income Tax Ordinance New Version, 5721-1961, as amended, and the rules and regulations promulgated thereunder, including any publications and clarifications issued by the ITA.

“Outside Date” shall have the meaning set forth in Section 9.1(b).

Annex A-11

“Outstanding Company Equity Securities” shall mean (a) the Company Ordinary Shares outstanding immediately prior to the Effective Time (after giving effect to the Conversion) and (b) the Company Ordinary Shares that, immediately prior to the Effective Time, are issuable upon exercise in full of the Vested Company Options and Company Preferred Warrants (after giving effect to the Conversion).

“Parties” shall have the meaning set forth in the Preamble hereto.

“Party” shall have the meaning set forth in the Preamble hereto.

“Payee” shall have the meaning set forth in Section 3.7(b)(i).

“Payment Spreadsheets” shall have the meaning set forth in Section 3.6(d).

“Payor” shall have the meaning set forth in Section 3.7(a).

“PCAOB” shall mean the Public Company Accounting Oversight Board.

“Per Share Company Value” shall mean the quotient obtained by dividing (a) the Company Value by (b) the Fully-Diluted Company Share Amount.

“Per Share Merger Consideration” shall have the meaning set forth in Section 3.2(c)(i).

“Permitted Liens” shall mean (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business for amounts that are not yet due and payable or are being contested in good faith by appropriate proceedings and for which reserves have been established in accordance with GAAP, (b) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with U.S. GAAP, (c) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (d) zoning, building codes and other land use Legal Requirements regulating the use or occupancy of real property or the activities conducted thereon that are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the use or occupancy of such real property or the operation of the businesses of the Group Company and do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (e) statutory and contractual Liens of landlords with respect to leased real property, (f) cash deposits or cash pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Legal Requirements or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, in each case in the ordinary course of business and which are not yet due and payable, (g) in the case of Intellectual Property, non-exclusive licenses granted in the ordinary course of business, (h) purchase money Liens and Liens securing rental payments in connection with capital lease obligations of any of the Group Companies, and (i) non-disclosure agreements entered into in the ordinary course of business, Incidental Inbound Licenses, and customary employee Intellectual Property agreements.

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

“Personal Information” shall mean, in addition to any definition for such term or for any similar term (e.g., “personally identifiable information” or “PII”) provided by applicable Legal Requirement, or by the Group Companies in any of its privacy policies, notices or Contracts, all information that identifies or could be used to identify an individual person or device, whether or not such information is associated with an identifiable individual, including a current, prospective or former investor, end user or employee of any Person, and includes applicable information in any form or media.

“PIPE Investment” shall have the meaning set forth in the Recitals hereto.

“Post-Closing Fully-Diluted Share Amount” shall mean, as of immediately following the Effective Time, the total number of issued and outstanding Company Ordinary Shares plus the total number of Company Ordinary Shares underlying any outstanding Company Options (whether vested or unvested), plus the total number of Company

Annex A-12

Ordinary Shares underlying any outstanding Company Preferred Warrants (after giving effect to the Conversion) (it being understood, however, that the Post-Closing Fully-Diluted Share Amount shall exclude the Price Adjustment Rights and any Company Ordinary Shares issuable thereon).

“Preferred A Shares” shall mean the Company’s Series A Preferred Shares, NIS 0.01 par value per share.

“Preferred A-1 Shares” shall mean the Company’s Series A-1 Preferred Shares, NIS 0.01 par value per share.

“Preferred B Shares” shall mean the Company’s Series B Preferred Shares, NIS 0.01 par value per share.

“Preferred C-1 Shares” shall mean the Company’s Series C-1 Preferred Shares, NIS 0.01 par value per share.

“Preferred C-2 Shares” shall mean the Company’s Series C-2 Preferred Shares, NIS 0.01 par value per share.

“Preferred D-1 Shares” shall mean the Company’s Series D-1 Preferred Shares, NIS 0.01 par value per share.

“Preferred D-2 Shares” shall mean the Company’s Series D-2 Preferred Shares, NIS 0.01 par value per share.

“Preferred D-3 Shares” shall mean the Company’s Series D-3 Preferred Shares, NIS 0.01 par value per share.

“Preferred D-4 Shares” shall mean the Company’s Series D-4 Preferred Shares, NIS 0.01 par value per share.

“Preferred D-5 Shares” shall mean the Company’s Series D-5 Preferred Shares, NIS 0.01 par value per share.

“Price Adjustment Right” shall have the meaning set forth in Section 2.1(a)(iii).

“Price Adjustment Right Tax Ruling” shall mean a Tax ruling from the ITA according to which the receipt of Price Adjustment Rights by each Company Shareholder, each holder of Company Preferred Warrants and each applicable Company Optionholder and the subsequent receipt of additional Company Ordinary Shares pursuant to such Price Adjustment Rights each shall not constitute taxable events, or setting forth other determinations regarding the Tax treatment of the receipt of Price Adjustment Rights and of additional Company Ordinary Shares pursuant thereto that are reasonably acceptable to the Company.

“Prior Preferred Share Purchase Agreements” shall mean all Preferred Share Purchase Agreements entered into by the Company and the respective investors party thereto providing for the sale and issuance by the Company of any Company Preferred Shares, including, without limitation, any subscription agreement, warrant or similar instrument, in connection with the issuance of Preferred C-1 Shares, Preferred D-1 Shares, Preferred D-2 Shares, Preferred D-3 Shares, Preferred D-4 Shares and Preferred D-5 Shares.

“Privacy Laws” shall mean applicable Legal Requirements, contractual obligations, self-regulatory standards, or written policies or terms of use of any of the Group Companies that are related to privacy, information security, data protection or the processing of Personal Information, including without limitation, General Data Protection Regulation, Regulation 2016/679/EU (GDPR), Israel’s Protection of Privacy Law 5741-1981, the applicable guidelines and policies of the Israeli Database Registrar and the Israeli Privacy Protection Authority, Health Insurance Portability and Accountability Act of 1996, 42 U.S.C. §§ 1320d-1329d-8, as amended by the Health Information Technology for Economic and Clinical Health Act, 42 §§ 3000 et seq. (Pub. Law 111-5, Division A Title XIII and Division B, Title IV), as amended, and any and all implementing regulations; the Federal Trade Commission Act, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, the Computer Fraud and Abuse Act, the California Consumer Privacy Act (CCPA), state data security laws, state unfair or deceptive trade practices laws, state biometric privacy acts, state social security number protection laws, state data breach notification laws, and any Legal Requirements concerning requirements for website and mobile application privacy policies and practices, data or web scraping, cybersecurity disclosures in public filings, call or electronic monitoring or recording or any outbound communications (including outbound calling and text messaging, telemarketing, and email marketing).

“Private Placement Warrants” shall have the meaning set forth in Section 5.2(a).

“Products” shall mean any and all products or services being developed or commercialized by the Group Companies from which the Group Companies has derived previously, is currently deriving, or is expected to derive, revenue from the sale or provision thereof, including the Hominis surgical robotics platform.

Annex A-13

“Proxy Statement/Prospectus” shall have the meaning set forth in Section 7.1(a).

“Proxy Statement/Prospectus Clearance Date” shall mean the date on which the Registration Statement is declared effective by the SEC under the Securities Act.

“Proxy Statement/Prospectus Mailing Date” shall have the meaning set forth in Section 7.2(a).

“Public Stockholders” shall have the meaning set forth in Section 7.9.

“Public Warrants” shall have the meaning set forth in Section 5.2(a).

“Reclassification” shall have the meaning set forth in the Recitals hereto.

“Reference Date” shall mean January 1, 2018.

“Registration Rights Agreement” shall have the meaning set forth in the Recitals hereto.

“Registration Statement” shall have the meaning set forth in Section 7.1(a).

“Related Parties” shall mean, with respect to a Person, such Person’s former, current and future direct or indirect equityholders, controlling Persons, shareholders, optionholders, members, general or limited partners, Affiliates, Representatives, and each of their respective successors and assigns.

“Released Claims” shall have the meaning set forth in Section 7.9.

“Representatives” shall have the meaning set forth in Section 7.10(a).

“Required Financial Statements” shall have the meaning set forth in Section 7.18.

“Required Regulatory Approvals” shall have the meaning set forth in Section 7.4(a).

“Required Regulatory Filings” shall have the meaning set forth in Section 7.4(a).

“Sanctioned Country” shall mean, at any time, a country or territory which is itself the subject or target of comprehensive Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” shall mean (i) any Person listed in any Sanctions-related list maintained by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury of the United Kingdom, any European Union member state or any Persons or entities listed as “Enemy Countries” pursuant to the Israeli Trade with the Enemy Ordinance, 1939 or any similar list maintained by any Governmental Entity in a jurisdiction in which a Group Company operates and which would be applicable to such Group Company; (ii) any Person located, organized, or resident in a Sanctioned Country; or (iii) any Person 50% or more owned, directly or indirectly, or otherwise controlled by any such Person or Persons described in the foregoing clauses (i) and (ii).

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government through OFAC or the U.S. Department of State, the United Nations Security Council, the European Union or any European Union member state, Her Majesty’s Treasury of the United Kingdom, Israel or any other Governmental Entity that pertains to any of the Group Companies or its business.

“Sarbanes-Oxley Act” shall have the meaning set forth in Section 5.6(a).

“SEC” shall mean the United States Securities and Exchange Commission.

“SEC Warrant Liability Statement” shall have the meaning set forth in Section 5.6(a).

“Securities Act” shall mean the United States Securities Act of 1933, as amended.

“Signing Form 8-K” shall have the meaning set forth in Section 7.5(a).

“Software” shall mean any (a) computer programs, including all software implementations of algorithms, models and methodologies, whether in source code or object code, and (b) all documentation including user manuals and other training documentation related to any of the foregoing.

“SPAC” shall have the meaning set forth in the Preamble hereto.

Annex A-14

“SPAC Acquisition Proposal” shall have the meaning set forth in Section 7.10(b).

“SPAC Board” shall have the meaning set forth in the Recitals hereto.

“SPAC Cash” shall mean an amount equal to the aggregate amount of cash contained in the Trust Account immediately prior to the Closing and available for release to SPAC after (a) giving effect to the payment of the Aggregate SPAC Stockholder Redemption Payments Amount and (b) repayment of any and all SPAC Working Capital Notes.

“SPAC Class A Stock” shall have the meaning set forth in Section 5.2(a).

“SPAC Class B Stock” shall have the meaning set forth in Section 5.2(a).

“SPAC Closing Certificate” shall have the meaning set forth in Section 8.2(d).

“SPAC Counsel” shall have the meaning set forth in Section 11.15.

“SPAC Counsel Privileged Communications” shall have the meaning set forth in Section 11.15.

“SPAC Counsel Waiving Parties” shall have the meaning set forth in Section 11.15.

“SPAC Counsel WP Group” shall have the meaning set forth in Section 11.15.

“SPAC D&O Indemnified Party” shall have the meaning set forth in Section 7.12(a).

“SPAC D&O Tail Policy” shall have the meaning set forth in Section 7.12(b).

“SPAC Director” shall have the meaning set forth in Section 7.16.

“SPAC Disclosure Letter” shall have the meaning set forth in the preamble to Article V.

“SPAC Independent Director” shall have the meaning set forth in Section 7.16.

“SPAC Material Adverse Effect” shall mean any state of facts, development, change, circumstance, occurrence, event or effect that, individually or in the aggregate has had, or would reasonably be expected to have, a material adverse effect on (a) the business, assets, financial condition or results of operations of SPAC and its Subsidiaries, taken as a whole; or (b) the ability of SPAC to consummate the Transactions by the Outside Date; provided, however, that in no event will any of the following (or the effect of any of the following), alone or in combination, constitute or be taken into account in determining whether a SPAC Material Adverse Effect pursuant to the foregoing clause (a) has occurred or would reasonably be expected to occur: (i) acts of war, sabotage, hostilities, civil unrest, protests, demonstrations, insurrections, riots, cyberattacks or terrorism, or any escalation or worsening of the foregoing, or changes in global, national, regional, state or local political or social conditions; (ii) earthquakes, hurricanes, tornados, wild fires or other natural or man-made disasters; (iii) epidemics or pandemics (including COVID-19 or any COVID-19 Measures); (iv) changes attributable to the public announcement or the pendency of the Transactions (including the impact thereof on relationships with customers, suppliers, employees, investors, licensors, licensees, payors or other third-parties related thereto) (provided that the exception in this clause (iv) shall not apply to the representations and warranties set forth in Section 5.4(b)(iv) to the extent that the purpose of any such representation or warranty is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 8.2(a) to the extent it relates to such representations and warranties); (v) changes or proposed changes in applicable Legal Requirements or enforcement or interpretations thereof or decisions by any Governmental Entity after the date of this Agreement; (vi) changes in U.S. GAAP (or any interpretation thereof) after the date of this Agreement; (vii) general economic, regulatory, business or tax conditions, including changes in the credit, debt, capital, currency, securities or financial markets (including changes in interest or exchange rates); (viii) events or conditions generally affecting the industries and markets in which SPAC operates; (ix) any failure to meet any projections, forecasts, guidance, estimates or financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that this clause (ix) shall not prevent a determination that the underlying facts and circumstances resulting in such failure has resulted in a SPAC Material Adverse Effect (unless the underlying facts and circumstances are independently excluded under another clause of this proviso)); or (x) any actions (A) required to be taken, or required not to be taken, pursuant to the terms of this Agreement, (B) taken with the prior written consent of or at the prior written request of the Company, or (C) taken by the Company or Merger Sub; provided, further that, if any state of facts, developments, changes, circumstances, occurrences, events or effects

Annex A-15

described in clause (i)-(iii) or (v)-(viii) above disproportionately and adversely impact the business, assets, financial condition or results of operations of SPAC relative to similarly situated companies in the industries in which SPAC conducts its operations, then such state of facts, developments, changes, circumstances, occurrences, events or effects may be taken into account (unless otherwise excluded) in determining whether a SPAC Material Adverse Effect has occurred, but solely to the extent of such disproportionate impact.

“SPAC Material Contracts” shall have the meaning set forth in Section 5.10(a).

“SPAC Minority Stockholder Approval” shall mean, with respect to the approval and adoption of this Agreement and approval of the Merger, the affirmative vote of the holders of at least a majority of the outstanding SPAC Shares entitled to vote on the matter at the SPAC Special Meeting, excluding the SPAC Shares beneficially owned by the SPAC Sponsor or any of its controlled Affiliates or any of the directors or executive officers of the SPAC.

“SPAC Payment Spreadsheet” shall have the meaning set forth in Section 3.6(d).

“SPAC Pre-Closing Notice of Disagreement” shall have the meaning set forth in Section 3.6(b).

“SPAC Preferred Stock” shall have the meaning set forth in Section 5.2(a).

“SPAC Prospectus” shall have the meaning set forth in Section 7.9.

“SPAC Recommendation” shall have the meaning set forth the Recitals hereto.

“SPAC Record Date” shall have the meaning set forth in Section 7.2(a).

“SPAC SEC Reports” shall have the meaning set forth in Section 5.6(a).

“SPAC Shares” shall have the meaning set forth in Section 5.2(a).

“SPAC Special Meeting” shall have the meaning set forth in Section 7.2(b).

“SPAC Sponsor” shall mean MedTech Acquisition Sponsor LLC, a Delaware limited liability company.

“SPAC Sponsor Letter Agreement” shall have the meaning set forth in the Recitals hereto.

“SPAC Stockholder Approval” shall mean (a) with respect to the approval of the amendment and restatement of SPAC’s certificate of incorporation in the Merger, the affirmative vote of (i) a majority of the outstanding shares of SPAC Class B Stock, and (ii) at least a majority of the outstanding SPAC Shares entitled to vote on the matter at the SPAC Special Meeting, (b) with respect to the approval and adoption of this Agreement and approval of the Merger, the affirmative vote of the holders of at least a majority of the outstanding SPAC Shares entitled to vote on the matter at the SPAC Special Meeting, (c) with respect to the approval of the material differences between SPAC’s existing certificate of incorporation and the Company A&R Articles, the affirmative vote of the holders of at least a majority of the outstanding SPAC Shares entitled to vote on the matter at the SPAC Special Meeting, and (d) with respect to the adjournment of the SPAC Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the proposals set forth in clauses (a) and (b) of the definition of SPAC Stockholder Matters, the affirmative vote of the holders of a majority of the votes cast by the SPAC Stockholders present in person or represented by proxy at the SPAC Special Meeting. Notwithstanding anything else contained herein, the SPAC Stockholder Approval shall include the SPAC Minority Stockholder Approval.

“SPAC Stockholder Matters” shall mean (a) the approval and adoption of this Agreement and approval of the Merger, (b) the approval of the amendment and restatement of SPAC’s certificate of incorporation in the Merger, (c) the approval of the material differences between the SPAC’s existing certificate of incorporation and the Company A&R Articles, and (d) a proposal for the adjournment of the SPAC Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing proposals.

“SPAC Stockholder Redemption” shall have the meaning set forth in Section 7.1(a).

“SPAC Stockholders” shall have the meaning set forth in the Recitals hereto.

“SPAC Surrender Documents” shall have the meaning set forth in Section 3.4(d).

Annex A-16

“SPAC Transaction Costs” shall mean all fees, costs and expenses incurred or payable by SPAC prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements and the consummation of the Transactions or the initial public offering of any SPAC Units or SPAC Shares, including any such amounts which are triggered by or become payable as a result of the Closing, as well as all costs, fees and expenses related to the SPAC D&O Tail Policy, the Fairness Opinion, the fees, costs and expenses required to repay any and all SPAC Working Capital Notes, and any deferred underwriting commissions and placement fees.

“SPAC Units” shall mean equity securities of SPAC each consisting of one share of SPAC Class A Stock and one-third of one Public Warrant.

“SPAC Warrants” shall have the meaning set forth in Section 5.2(a).

“SPAC Working Capital Notes” shall mean any promissory notes that are issued by SPAC to the SPAC Sponsor to meet the working capital needs of SPAC.

“Special Committee” shall have the meaning set forth in the Recitals hereto.

“Specified Filing” shall have the meaning set forth in Section 7.4(b).

“Specified Governmental Approval” shall have the meaning set forth in Section 7.4(b).

“Split Factor” shall mean the quotient obtained by dividing (a) the Per Share Company Value by (b) $10.00.

“Stock Split” shall have the meaning set forth in the Recitals hereto.

“Subscription Agreements” shall have the meaning set forth in the Recitals hereto.

“Subsidiary” shall mean, with respect to any Person, any partnership, limited liability company, corporation or other business entity of which: (a) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; (b) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof; or (c) in any case, such Person controls the management thereof.

“Subsidiary Transactions” shall have the meaning set forth in the Recitals hereto.

“Surviving Company” shall have the meaning set forth in Section 2.2(a).

“Tax” or “Taxes” shall mean: (i) any net income, gross receipts, capital, sales, use, production, ad valorem, value added, transfer, alternative minimum, add-on minimum, value added, occupancy, franchise, registration, profits, license, lease, service, service use, disability, withholding, inventory, capital stock, license, margin, gross margin, withholding, payroll, employment, social security (or equivalent), unemployment, excise, escheat, severance, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, estimated, environmental, customs, duties and other taxes, fees, assessments or charges of any kind whatsoever in the nature of a tax, together with all interest, penalties, fines, additions to tax, interest in respect of such penalties or fines or additions, or additional amounts imposed, assessed or collected by any Governmental Entity in connection with any of the foregoing, in each case, whether disputed or not; (ii) any liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period; and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

“Tax Return” shall mean any return, declaration, report, form, claim for refund, or information return or statement relating to Taxes that is filed or required to be filed with a Governmental Entity, including any schedule or attachment thereto and any amendment thereof.

“Trading Market” shall have the meaning set forth in Section 3.8(e)(iv).

Annex A-17

“Trade Secrets” shall have the meaning set forth in the definition of Intellectual Property.

“Transaction Agreements” shall mean this Agreement, the Registration Rights Agreement, the Subscription Agreements, the SPAC Sponsor Letter Agreement, the Voting Agreements, the Confidentiality Agreement, the Company A&R Articles, the Lock-Up Agreements and all of the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transactions” shall mean the transactions contemplated pursuant to this Agreement, including the issuance of the Price Adjustment Rights in the Reclassification, Capital Restructuring, PIPE Investment, the Merger and the Subsidiary Transactions.

“Transfer Taxes” shall have the meaning set forth in Section 7.13(a).

“Treasury Regulations” shall mean the regulations promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code.

“TRICARE” shall mean 10 U.S.C. § 1071 et seq.

“Trust Account” shall have the meaning set forth in Section 5.12(a).

“Trust Agreement” shall have the meaning set forth in Section 5.12(a).

“Trust Termination Letter” shall have the meaning set forth in Section 7.7.

“Unaudited Financial Statements” shall have the meaning set forth in Section 4.7(a).

“Unit Separation” shall have the meaning set forth in Section 3.2(a).

“Untitled Letter” shall mean a correspondence from FDA stating a violation that may not meet the threshold of a FDA Legal Requirement for a warning a letter and request correction of the violation.

“Unvested Company Option” shall have the meaning set forth in Section 2.1(b)(ii).

“U.S. Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Legal Requirements to close.

“U.S. GAAP” shall mean the United States generally accepted accounting principles.

“Valid Certificate” shall mean a valid certificate or ruling issued by the ITA in form and substance reasonably acceptable to the Company and the Exchange Agent: (a) exempting any payor from the duty to withhold Israeli Taxes with respect to the applicable payment, (b) determining the applicable rate of Israeli Taxes to be withheld from the applicable payment or (c) providing any other instructions regarding the payment or withholding with respect to the applicable payment.

“VDR” shall mean the electronic data room made available to SPAC by the Company in connection with the negotiation of this Agreement, as constituted on or prior to the date of this Agreement, hosted by Ansarada.

“Vested Company Options” shall have the meaning set forth in Section 2.1(b)(ii).

“Voting Agreement Signatories” shall mean, collectively, the Key Company Shareholders and the SPAC Sponsor, as applicable.

“Voting Agreements” shall mean the SPAC Sponsor Letter Agreement and the Company Voting Agreement.

“WARN Act” shall have the meaning set forth in Section 4.12(j).

“Warning Letter” shall mean a correspondence from the FDA regarding a significant violation of a FDA Legal Requirement.

“Warrant Agreement” shall mean the Warrant Agreement, dated as of December 17, 2020, between Continental Trust and SPAC.

Annex A-18

“Willful Breach” shall mean a Party’s material breach of any of its representations or warranties as set forth in this Agreement, or such Party’s material breach of any of its covenants or other agreements set forth in this Agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such Party with the knowledge and intent that the taking of such act or failure to take such act would cause a material breach of this Agreement.

“Withholding Drop Date” shall have the meaning set forth in Section 3.7(b)(i).

Article II

PRE-CLOSING TRANSACTIONS AND MERGER

2.1.     Pre-Closing Transactions.

(a)         Conversion and Reclassification; Warrants.

(i)          Subject to the receipt of the Company Shareholder Approval, immediately following the Reclassification, the Company shall deliver to the holders of each Company Preferred Warrant that is outstanding as of such time such documentation as is necessary to evidence the Conversion and Reclassification in accordance with the terms of the Company Preferred Warrants. Following the Conversion (and without any further action on the part of any holder of any Company Preferred Warrants), holders of Company Preferred Warrants shall thereafter cease to have any rights to acquire Company Preferred Shares and such Company Preferred Warrants shall be exercisable solely for Company Ordinary Shares.

(ii)         Subject to the receipt of the Company Shareholder Approval, on the Closing Date, immediately prior to the Reclassification, each Company Preferred Share that is issued and outstanding immediately prior to such time shall automatically convert into a number of Company Ordinary Shares determined in accordance with, and based on the applicable conversion ratio set forth in, the Current Company Articles. Following the Conversion, each of the Company Preferred Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each former holder of Company Preferred Shares shall thereafter cease to have any rights with respect to such securities.

(iii)        Subject to the receipt of the Company Shareholder Approval (but without any further action on the part of any holder of any Company Ordinary Shares or any Company Preferred Warrants, or on the part of any Company Optionholder), immediately following the Conversion and prior to the Stock Split, each outstanding Company Ordinary Share, each Company Ordinary Share underlying Vested Company Options and each Company Ordinary Share underlying Company Preferred Warrants, will be reclassified in the Reclassification into (A) one Company Ordinary Share and (B) a number of Price Adjustment Rights determined as the product of (1) the aggregate number of Price Adjustment Rights and (2) a fraction, the numerator of which is one, and the denominator of which is the aggregate number of Company Ordinary Shares outstanding plus the then-outstanding aggregate number of Company Ordinary Shares underlying Vested Company Options and Company Preferred Warrants, in each case immediately prior to the Reclassification; provided that the Company may adjust the terms of the Reclassification and the allocation of the Price Adjustment Rights (only with the prior written consent of SPAC if such adjustment involves any increase in the aggregate number of, or vesting of, Price Adjustment Rights) as may be necessary to address any feedback from the ITA with respect to the Specified Filings (as defined below) applicable to the Price Adjustment Right Tax Ruling or any other Legal Requirement. Following the Reclassification, each of the Company Ordinary Shares that is reclassified into a Company Ordinary Share and the right to receive the applicable portion of the Price Adjustment Rights shall no longer be outstanding and shall automatically be canceled and shall cease to exist. As used herein, “Price Adjustment Rights” shall mean rights to receive without any further action required by the holders of such rights, in the aggregate up to an additional 17,235,450 Company Ordinary Shares, subject to automatic reduction and such other terms as described in Exhibit F.

(iv)        The Parties intend that the Price Adjustment Rights will be treated as an adjustment to the Company Value at the Effective Time by adjusting the number of Company Shares held (including Company Ordinary Shares issuable upon exercise of the Price Adjustment Rights) by the Persons who, as of immediately prior to the Effective Time, were Company Shareholders or holders of Vested Company Options or Company Preferred Warrants.

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(b)         Stock Split.

(i)          Immediately following the consummation of the Reclassification and prior to the consummation of the PIPE Investment, the Company shall effect the Stock Split under which each Company Ordinary Share that is issued and outstanding as of such time shall be split into a number of Company Ordinary Shares determined by multiplying each such Company Ordinary Share by the Split Factor (rounded down to the nearest whole number).

(ii)         Any Company Ordinary Shares underlying the vested Company Options (a “Vested Company Option”), any Company Ordinary Shares underlying the Company Preferred Warrants (after giving effect to the Conversion) and any Company Ordinary Shares underlying any unvested Company Options (an “Unvested Company Option”), in each case, as well as the applicable exercise price of each such Vested Company Option, Company Preferred Warrant and Unvested Company Option, shall be equitably adjusted to give effect to the Stock Split.

(iii)        Following the completion of the Stock Split, the Company shall promptly update its books and records to account for any Company Ordinary Shares issued pursuant to the Capital Restructuring and the Company Ordinary Shares issuable upon exercise of any Company Options and any Company Preferred Warrants.

(c)         PIPE Investment. Immediately following the completion of the Stock Split, the Company will consummate the PIPE Investment.

2.2.     Merger.

(a)         At the Effective Time, Merger Sub will be merged with and into SPAC upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Delaware General Corporation Law (the “DGCL”), whereupon the separate corporate existence of Merger Sub will cease and SPAC will continue its existence under the DGCL as the surviving corporation (the “Surviving Company”) and a wholly owned subsidiary of the Company.

(b)         From and after the Effective Time, the Surviving Company will possess all the rights, powers, privileges and franchises, and will be subject to all of the obligations, liabilities and duties, of SPAC and Merger Sub, as provided under the DGCL.

2.3.     Closing. Unless this Agreement has been terminated and the Transactions have been abandoned pursuant to Article IX of this Agreement, and subject to the satisfaction or waiver of the conditions set forth in Article VIII of this Agreement, the consummation of the Merger (the “Closing”) will occur by electronic exchange of documents contemplated by this Agreement to be executed and delivered at the Closing at (a) a time and date to be specified in writing by the Parties which will be no later than two (2) Business Days after the satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each such condition) or (b) such other time, date and place as SPAC and the Company may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date”.

2.4.     Closing Deliverables.

(a)         At the Closing, SPAC shall:

(i)          deliver, or cause to be delivered to the Company, a counterpart to each Transaction Agreement to which it is to be a party, duly executed by a duly authorized representative;

(ii)         make any payments required to be made by SPAC or on SPAC’s behalf in connection with the SPAC Stockholder Redemptions pursuant to Section 7.1;

(iii)        pay, or cause to be paid, all SPAC Transaction Costs to the applicable payees, to the extent not paid prior to the Closing;

(iv)        deliver to the Company an executed resignation from each director and officer of SPAC listed on Section 2.4(a)(iv) of the SPAC Disclosure Letter;

(v)         deliver, or cause to be delivered, the SPAC Closing Certificate; and

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(vi)        deliver, or caused to be delivered, an undertaking to the Israeli Innovation Authority in the prescribed form, duly executed by the SPAC Sponsor.

(b)         At the Closing, the Company shall deliver, or cause to be delivered, to SPAC:

(i)          a counterpart to each Transaction Agreement to which it is to be a party, duly executed by a duly authorized representative;

(ii)         the Company Closing Certificate; and

(iii)        a written determination of the holders of a majority of the then issued and outstanding Company Preferred Shares, that the Price Adjustment Rights, the Merger Consideration, the Company Warrants and the Company Ordinary Shares issuable upon exercise of the Company Warrants shall be exempt and excluded from the definition of Additional Shares (as such term is defined in the Current Company Articles).

2.5.     Certificate of Merger; Effective Time.

(a)         Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable on the Closing Date, the Parties will cause the Merger to be consummated, and SPAC shall execute and file a Certificate of Merger in accordance with the relevant provisions of the DGCL, in substantially the form of Exhibit G attached hereto (the “Certificate of Merger”), together with any required related certificates, with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”), in such form as required by, and executed in accordance with the relevant provisions of, the DGCL.

(b)         The Merger will become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State or at such later date or time as is agreed between the Parties and specified in the Certificate of Merger (such time as the Merger becomes effective being the “Effective Time”).

2.6.     Effect of Merger. At the Effective Time, the effect of the Merger will be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights and privileges of each of Merger Sub and SPAC shall vest in the Surviving Company, and all debts, liabilities, obligations and duties of each of Merger Sub and SPAC shall become debts, liabilities, obligations and duties of the Surviving Company.

2.7.     Certificate of Incorporation of the Surviving Company. At the Effective Time, the certificate of incorporation of SPAC shall be amended and restated in the form attached hereto as Exhibit H and thereafter shall be the certificate of incorporation of the Surviving Company until subsequently amended in accordance with applicable Legal Requirements and such certificate of incorporation.

2.8.     Bylaws of the Surviving Company. At the Effective Time, the bylaws of SPAC shall be amended and restated to be identical to the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, and thereafter shall be the bylaws of the Surviving Company until subsequently amended in accordance with applicable Legal Requirements and the Governing Documents of the Surviving Company.

2.9.     Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Legal Requirements and the Governing Documents of the Surviving Company, the directors and officers of the Surviving Company shall be the directors and officers of Merger Sub immediately prior to the Effective Time.

2.10.     Tax Free Recapitalization Matters. The Parties intend that, for U.S. federal income tax purposes, the Capital Restructuring will constitute a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code. The Capital Restructuring shall be reported by the Parties for all Tax purposes in accordance with the immediately preceding sentence, unless otherwise required by a Governmental Entity as a result of a “determination” within the meaning of Section 1313(a) of the Code.

2.11.     Tax Treatment of the Merger. The Parties intend that the Merger qualifies for the Intended Tax Treatment for U.S. purposes. For Israeli income tax purposes, it is contemplated that the Merger will be effected as an “exchange of shares” pursuant to Section 104H of the Ordinance and the parties shall seek the Merger Consideration Tax Ruling from the ITA to secure and facilitate such tax treatment. To the extent applicable, the Parties will prepare and file all U.S. income Tax Returns consistently with the Intended Tax Treatment unless otherwise required by a “determination”

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within the meaning of Section 1313(a) of the Code (or any similar U.S. state, local or non-U.S. Legal Requirement) or a change in applicable Legal Requirements (taking into account any settlement in the following proviso); provided, for the avoidance of doubt, nothing in this Section 2.11 shall prevent any Party or any of their respective Affiliates or Representatives from settling, or require any of them to litigate, any challenge or other similar proceeding by any Governmental Entity with respect to the Intended Tax Treatment. Each Party agrees to use commercially reasonable efforts to promptly notify all other Parties of any challenge to the Intended Tax Treatment by any Governmental Entity.

Article III

EFFECT OF MERGER ON EQUITY SECURITIES

3.1.     Conversion of Merger Sub Stock. At the Effective Time, each outstanding share of common stock of Merger Sub shall be converted into one share of common stock of the Surviving Company, which shall constitute the only outstanding capital stock of the Surviving Company.

3.2.     Effect on SPAC Shares and SPAC Warrants. At the Effective Time, by virtue of the Merger and without any action on the part of SPAC or any holders of SPAC Shares:

(a)         SPAC Units. The shares of SPAC Class A Stock and the Public Warrants comprising each issued and outstanding SPAC Unit immediately prior to the Effective Time shall be automatically separated, if not already separated prior to such time (the “Unit Separation”), and the holder thereof shall be deemed to hold one share of SPAC Class A Stock and one-third of one Public Warrant; provided that no fractional Public Warrants will be issued in connection with the Unit Separation such that if a holder of SPAC Units would be entitled to receive a fractional Public Warrant upon the Unit Separation, then the number of Public Warrants to be issued to such holder upon the Unit Separation shall be rounded down to the nearest whole number of Public Warrants.

(b)         Cancellation of Certain SPAC Shares. All SPAC Shares that are owned by SPAC, Merger Sub, the Company or any of their respective Subsidiaries immediately prior to the Effective Time (“Excluded Shares”) shall automatically be canceled, and no Merger Consideration or other consideration shall be delivered or deliverable in exchange therefor.

(c)         Treatment of SPAC Shares.

(i)          Each outstanding share of SPAC Class B Stock issued and outstanding immediately prior to the Effective Time other than Excluded Shares, by virtue of the Merger and upon the terms and subject to the conditions set forth in this Agreement, shall be converted into and shall for all purposes represent only the right to receive one (1) Company Ordinary Share (but not any Price Adjustment Rights) (the “Per Share Merger Consideration”).

(ii)         Each outstanding share of SPAC Class A Stock issued and outstanding immediately prior to the Effective Time (after giving effect to the SPAC Stockholder Redemption) other than Excluded Shares, by virtue of the Merger and upon the terms and subject to the conditions set forth in this Agreement, shall be converted into and shall for all purposes represent only the right to receive the Per Share Merger Consideration. The aggregate number of Company Ordinary Shares into which shares of SPAC Class A Stock and shares of SPAC Class B Stock are converted pursuant to this Section 3.2(c) is referred to herein as the “Merger Consideration”.

(iii)        All of the shares of SPAC Class A Stock and SPAC Class B Stock converted into the right to receive the Merger Consideration shall no longer be outstanding and shall cease to exist, and each holder of any shares of SPAC Class A Stock or SPAC Class B Stock as of immediately prior to the Effective Time shall thereafter cease to have any rights with respect to such securities, except the right to receive the applicable portion of the Merger Consideration into which such shares of SPAC Class A Stock and SPAC Class B Stock shall have been converted.

(d)         Treatment of SPAC Warrants. Each Public Warrant and each Private Placement Warrant that is outstanding and unexercised immediately prior to the Effective Time shall be converted into and become a warrant to purchase Company Ordinary Shares (but not the right to receive or purchase any Price Adjustment Rights) (“Company Warrants”), and the Company shall assume each such Public Warrant and each Private Placement Warrant in accordance with its applicable terms (as in effect as of the date of this Agreement). All rights with respect to SPAC Shares under Public Warrants and Private Placement Warrants assumed by the Company shall thereupon be converted into rights with respect to the Company Warrants. Accordingly, from and after the Effective Time: (A) each Company Warrant assumed by the Company may be exercised solely for Company Ordinary Shares; (B) the number

Annex A-22

of Company Ordinary Shares subject to each Company Warrant assumed by the Company shall be the same number of SPAC Shares that were subject to such Public Warrant or Private Placement Warrant, as applicable, immediately prior to the Effective Time; (C) the exercise price for the Company Ordinary Shares issuable upon exercise of each Company Warrant shall be the same as the applicable exercise price in effect immediately prior to the Effective Time; and (D) any restriction on the exercise of any Public Warrant or Private Placement Warrant, as applicable, assumed by the Company shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Public Warrant or Private Placement Warrant, as applicable, shall otherwise remain unchanged; provided, however, that to the extent provided under the terms of a Public Warrant or Private Placement Warrant, as applicable, such Public Warrant or Private Placement Warrant assumed by the Company in accordance with this Section 3.2(d) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Company Ordinary Shares subsequent to the Effective Time.

3.3.     No Dissenters’ Rights. No dissenters’ rights will be applicable with respect to the Transactions.

3.4.     Exchange Procedures.

(a)         Prior to the Effective Time, the Company shall engage, as an exchange agent, a Person selected by the Company and reasonably acceptable to SPAC (the “Exchange Agent”) and enter into an exchange agent agreement reasonably acceptable to the Company and SPAC with the Exchange Agent for the purpose of (i) exchanging each SPAC Share that is issued and outstanding immediately prior to the Effective Time (after giving effect to the SPAC Stockholder Redemption and excluding the Excluded Shares) for the Per Share Merger Consideration issuable in respect of such SPAC Shares pursuant to Section 3.2(c) (subject to any required Tax withholding as provided under Section 3.7) and on the terms and subject to the other conditions set forth in this Agreement and (ii) exchanging each Public Warrant and Private Placement Warrant that is issued and outstanding immediately prior to the Effective Time for the Company Warrants issuable in respect of such Public Warrants or Private Placement Warrants, as applicable, pursuant to Section 3.2(d) and on the terms and subject to the other conditions set forth in this Agreement.

(b)         At the Closing, the Company and SPAC shall, and shall use reasonable best efforts to cause Continental Trust to, enter into an assignment and assumption agreement in customary form and substance reasonably acceptable to the Company, SPAC and Continental Trust, pursuant to which SPAC will assign to the Company all of its rights, interests, and obligations in and under the Warrant Agreement as of the Effective Time to reflect the assumption of the SPAC Warrants by the Company as set forth in Section 3.2(d).

(c)         At the Effective Time, the Company shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of SPAC Shares that are entitled to receive any portion of the Merger Consideration or Company Warrants in accordance with the terms of this Agreement and for exchange through the Exchange Agent, (i) evidence of Company Ordinary Shares in book-entry form representing the Per Share Merger Consideration issuable pursuant to Section 3.2(c) in exchange for the applicable SPAC Shares and (ii) evidence of Company Warrants in book-entry form representing the Company Warrants issuable pursuant to Section 3.2(d) in exchange for the applicable SPAC Warrants.

(d)         If the Exchange Agent requires that, as a condition to receiving the Merger Consideration, any holder of SPAC Shares (other than any Excluded Shares) delivers a letter of transmittal to the Exchange Agent, then (i) as promptly as practicable after the Effective Time (or prior thereto if, and to the extent, reasonably practicable and reasonably agreed between the Company and SPAC, such agreement not to be unreasonably withheld), the Company shall direct the Exchange Agent to mail to such holder of SPAC Shares that is issued and outstanding immediately prior to the Effective Time (after giving effect to the SPAC Stockholder Redemption and excluding the Excluded Shares) that have been converted at the Effective Time into the right to receive the applicable portion of the Merger Consideration pursuant to Section 3.2(c) a letter of transmittal (which shall in the event the Merger Consideration Tax Ruling is not obtained prior to Closing, also require each holder of SPAC Shares to indicate whether it is an Israeli tax resident (which with respect to any holder of 5% or more of the SPAC Shares shall include additional affirmative declarations with respect to absence of an Israeli tax nexus with such 5% or greater holder in form reasonably requested by the Company (the “Additional Required Declarations”)), and shall specify that delivery of such SPAC Shares shall be effected, and risk of loss and title to such SPAC Shares shall pass, only upon proper delivery of (A) a duly completed letter of transmittal and (B) such other applicable surrender documentation referenced in such letter of transmittal as reasonably required by the Exchange Agent ((A)-(B), the “SPAC Surrender Documents”) to the Exchange Agent) and instructions for use in effecting the surrender of the SPAC Shares in exchange for the applicable portion of the

Annex A-23

Merger Consideration set forth in Section 3.2(c), (ii) from and after the Effective Time, such holder of any SPAC Shares that have been converted into the right to receive a portion of the Merger Consideration shall be entitled to receive such portion of the Merger Consideration only upon delivery to the Exchange Agent of all properly completed SPAC Surrender Documents, duly executed by such holder, at which point such holder shall be entitled to receive the applicable portion of the Merger Consideration in book-entry form or, at such holder’s option, certificates representing such portion of the Merger Consideration. In the event the Merger Consideration Tax Ruling is not obtained prior to Closing, the Company and SPAC will work together reasonably and in good faith to cause any such residency notices, and any such Additional Required Declarations, if any, to be delivered by the Exchange Agent (or another Person on its behalf) to each holder of SPAC Shares and SPAC Warrants as promptly as possible after the Effective Time (or after the effectiveness of the Proxy Statement/Prospectus and prior to the Effective Time if, and to the extent, reasonably practicable). In the event the Merger Consideration Tax Ruling is not obtained prior to Closing, the Parties may by mutual agreement vary or waive any or all requirements described above which are applicable to such circumstances.

(e)         If any Per Share Merger Consideration is to be issued to a Person other than the SPAC Stockholder in whose name the transferred SPAC Share is registered, it shall be a condition to the issuance of the Per Share Merger Consideration to such Person that the Person requesting such consideration pay to the Exchange Agent any Transfer Taxes required as a result of such consideration being issued to a Person other than the registered holder of such SPAC Share or establish to the satisfaction of the Exchange Agent that such Transfer Taxes have been paid or are not payable.

(f)          If any Company Warrants are to be issued to a Person other than the SPAC Stockholder in whose name the transferred SPAC Warrant is registered, it shall be a condition to the issuance of the Company Warrants to such Person that the Person requesting such consideration pay to the Exchange Agent any Transfer Taxes required as a result of such consideration being issued to a Person other than the registered holder of such SPAC Warrant or establish to the satisfaction of the Exchange Agent that such Transfer Taxes have been paid or are not payable.

(g)         No interest will be paid or accrued on the Merger Consideration or the Company Warrants to be issued pursuant to this Agreement (or any portion thereof). From and after the Effective Time, until surrendered or transferred, as applicable, in accordance with this Section 3.4, each SPAC Share that has been converted into the right to receive a portion of the Merger Consideration shall solely represent the right to receive the Per Share Merger Consideration, and each SPAC Warrant that has been converted into the right to receive a Company Warrant shall solely represent the right to receive the applicable Company Warrant.

(h)         At the Effective Time, the stock transfer books of SPAC shall be closed and there shall be no transfers of SPAC Shares or SPAC Warrants that were outstanding immediately prior to the Effective Time.

(i)          Any portion of the Merger Consideration that remains unclaimed by the applicable SPAC Stockholders twelve (12) months following the Closing Date shall be delivered to the Company or as otherwise instructed by the Company, and any SPAC Stockholder who has not exchanged his, her or its SPAC Shares or SPAC Warrants, as applicable, for the Per Share Merger Consideration or the Company Warrants, as applicable, in accordance with this Section 3.4 prior to that time shall thereafter look only to the Company for the issuance of the Per Share Merger Consideration or the Company Warrants, as applicable, without any interest thereon. None of the Company, the Surviving Company or any of their respective Affiliates shall be liable to any Person in respect of any consideration delivered to a public official pursuant to any applicable abandoned property, unclaimed property, escheat, or similar law. Any portion of the Merger Consideration remaining unclaimed by the applicable SPAC Stockholders immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Legal Requirement, the property of the Company free and clear of any claims or interest of any Person previously entitled thereto.

(j)          All Company Ordinary Shares or Company Warrants delivered upon the exchange of SPAC Shares and SPAC Warrants, as applicable, in accordance with the terms of this Article III shall be deemed to have been exchanged and paid in full satisfaction of all rights pertaining to the securities represented by such SPAC Shares or SPAC Warrants, as applicable. From and after the Effective Time, holders of SPAC Shares and SPAC Warrants shall cease to have any rights as SPAC Stockholders, except as provided in this Agreement or by applicable Legal Requirements.

Annex A-24

3.5.     Certain Adjustments.

(a)         The number of Company Ordinary Shares that each Person is entitled to receive as a result of the Merger shall be equitably adjusted to reflect appropriately the effect of any stock split, split-up, reverse stock split, stock dividend or distribution (including any dividend or distribution of securities convertible into Company Ordinary Shares), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Ordinary Shares occurring on or after the date hereof and prior to the Closing, in each case, other than issuance of the Price Adjustment Rights in the Reclassification and the Capital Restructuring.

(b)         The number of Company Ordinary Shares that each Person is entitled to receive as a result of the Stock Split, as well as the number of Company Ordinary Shares underlying any Vested Company Option, the number of Company Ordinary Shares underlying any Company Preferred Warrant, the number of Company Ordinary Shares underlying any Unvested Company Option and the number of Company Ordinary Shares underlying the Price Adjustment Rights, shall be equitably adjusted to reflect appropriately the effect of any stock split, split-up, reverse stock split, stock dividend or distribution (including any dividend or distribution of securities convertible into SPAC Shares), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to SPAC Shares occurring on or after the date hereof and prior to the Closing.

3.6.     Financing Certificate and Closing Calculations; Payment Spreadsheets.

(a)         Not later than three (3) Business Days prior to the Closing Date, SPAC shall deliver to the Company written notice (the “Financing Certificate”) setting forth: (i) the aggregate amount of cash proceeds that will be required to satisfy any exercise of the SPAC Stockholder Redemptions; (ii) the estimated amount of SPAC Cash and SPAC Transaction Costs as of the Closing; and (iii) the number of shares of SPAC Class A Stock to be outstanding as of the Closing after giving effect to the SPAC Stockholder Redemptions. The Company shall be entitled to rely in all respects on the Financing Certificate. If the Company in good faith disagrees with any portion of the Financing Certificate, then the Company may deliver a notice of such disagreement to SPAC until and including one (1) Business Day prior to the Closing Date (the “Company Pre-Closing Notice of Disagreement”).

(b)         Not later than three (3) Business Days prior to the Closing Date, the Company shall provide to SPAC a written notice setting forth: (i) the Company’s good faith estimate of the amount of the Company Transaction Costs, and (ii) the number of Company Ordinary Shares (including the number of Company Ordinary Shares underlying Vested Company Options and Company Preferred Warrants) that will be issued and outstanding immediately following the Reclassification and the Stock Split (such written notice of (i) and (ii), together, the “Company Closing Statement”). If SPAC in good faith disagrees with any portion of the Company Closing Statement, then SPAC may deliver a notice of such disagreement to the Company until and including one (1) Business Day prior to the Closing Date (the “SPAC Pre-Closing Notice of Disagreement”).

(c)         The Company and SPAC shall seek in good faith to resolve any differences they have with respect to the matters specified in any Company Pre-Closing Notice of Disagreement or SPAC Pre-Closing Notice of Disagreement, as applicable. If the Company and SPAC fail to agree upon any Company Pre-Closing Notice of Disagreement or SPAC Pre-Closing Notice of Disagreement, as applicable by 12:00 p.m. Eastern Time one (1) Business Day prior to the Closing Date, then, subject to the satisfaction or, to the extent permitted by applicable Legal Requirement, waiver of the conditions set forth in Article VIII, the Closing shall proceed on the date and at the time contemplated by Section 2.3 without giving effect to such Company Pre-Closing Notice of Disagreement or SPAC Pre-Closing Notice of Disagreement, as applicable.

(d)         Not less than five (5) Business Days prior to the Effective Time, (i) SPAC shall deliver to the Company a schedule (the “SPAC Payment Spreadsheet”) setting forth, in each case on an aggregate basis, (A) SPAC’s good faith calculation of the Merger Consideration, (B) the allocation of the Merger Consideration among holders of shares of SPAC Class A Stock and shares of SPAC Class B Stock, (C) the number of Public Warrants and Private Placement Warrants that are outstanding and unexercised, and the allocation of Company Warrants among the holders thereof, and (D) the number of Company Ordinary Shares that will be issuable upon exercise of such Company Warrants, and the Company shall deliver to SPAC a schedule (the “Company Payment Spreadsheet” and, together with the SPAC Payment Spreadsheet, the “Payment Spreadsheets”) setting forth the allocation of the Price Adjustment Rights, if any, among the holders of Company Ordinary Shares, Company Preferred Warrants and Vested Company Options. As promptly as practicable following SPAC’s delivery of the SPAC Payment Schedule and the Company’s delivery

Annex A-25

of the Company Payment Spreadsheet, the Parties shall work together in good faith to finalize the calculation of the Merger Consideration and the Payment Spreadsheets. The allocation of the Merger Consideration, Company Warrants and Price Adjustment Rights, if any, set forth in the Payment Spreadsheets shall, to the fullest extent permitted by applicable Legal Requirements, be final and binding on all parties and shall be used by the Company and Merger Sub for purposes of issuing the Merger Consideration to the holders of SPAC Class A Stock and SPAC Class B Stock, and conversion of the Public Warrants and Private Placement Warrants into Company Warrants, in each case pursuant to this Article III, absent manifest error. In issuing the Merger Consideration and converting the Public Warrants and Private Placement Warrants into Company Warrants pursuant to this Article III, the Company and Merger Sub shall, to the fullest extent permitted by applicable Legal Requirements, be entitled to rely fully on the information set forth in the SPAC Payment Spreadsheet, absent manifest error.

3.7.     Withholding Taxes.

(a)         Notwithstanding anything in this Agreement to the contrary, the Company, Merger Sub, their respective Affiliates, the Exchange Agent and any other Person making a payment under this Agreement (each, a “Payor”), shall be entitled to deduct and withhold from any consideration otherwise payable pursuant to this Agreement any amount required to be deducted and withheld with respect to the making of such payment under applicable Legal Requirements. Each Party shall expend commercially reasonable efforts to (i) avail itself of any available exemptions from, or any refunds, credits or other recovery of, any such Tax deductions and withholdings and shall cooperate with the other Parties in providing any information and documentation (including an Internal Revenue Service (“IRS”) Form W-9 or other applicable Form) that may be necessary to obtain such exemptions, refunds, credits or other recovery and (ii) eliminate or minimize the amount of any such Tax deductions and withholdings; provided, however, that no efforts to reduce withholding will be required for the benefit of a Person that fails to provide a duly completed and executed applicable IRS Form W-9 or IRS W-8 series form. If any withholding is required in connection with any such payments to a Person who has provided an applicable IRS Form W-9 or IRS W-8 series form as provided above, the Party required to so withhold shall use commercially reasonable efforts to provide written notice to the Party in respect of whom such withholding is required to be paid of the amounts to be deducted and withheld, no later than three (3) days prior to such payment. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made; provided that the Payor provides to such Person evidence that such amounts have been paid to the applicable Tax authority or other Governmental Entity.

(b)         Notwithstanding anything to the contrary in this Agreement, the Company and Merger Sub shall, and shall cause their respective controlled Affiliates and direct their respective other Affiliates to, act in accordance with the provisions of any tax ruling obtained from the ITA in accordance with the provisions of this Agreement, including the Merger Consideration Tax Ruling. If, as of the Closing, the Merger Consideration Tax Ruling has not been obtained, then:

(i)          the Merger Consideration payable to any holder of SPAC Shares or SPAC Warrants (each, a “Payee”) shall be retained by the Exchange Agent for the benefit of each such Payee until the first to occur of (x) (A) the date that such Payee delivers to the Exchange Agent a valid notice in form and substance reasonably acceptable to the Exchange Agent indicating that it is not an Israeli tax resident (in which case no withholding of any Israeli Taxes shall be made with respect to the Merger Consideration), (B) if such notice indicates that such holder is an Israeli tax resident, upon delivery of a Valid Certificate, or (C) with respect to a 5% or greater holder of SPAC Shares, upon delivery of the Additional Required Declarations or a Valid Certificate, in each case as contemplated by Section 3.4(d) and to the extent applicable to such Payee (and if a Payee has delivered such documentation prior to the Effective Time, then delivery of such documentation shall be deemed to have been made as of the Effective Time), and (y) the date that is 180 days from the Closing Date (the “Withholding Drop Date”);

(ii)         no Payor shall make any payments to a Payee or withhold any amounts for Israeli Taxes from the payments deliverable pursuant to this Agreement to such Payee until such time as either the applicable documentation has been delivered pursuant to the immediately preceding clause (i)(x) or the occurrence of the Withholding Drop Date (and if a Payee indicates that it is an Israeli tax resident or a 5% or greater holder of SPAC Shares that does not deliver the Additional Required Declarations, and timely delivers a Valid Certificate to the Payor, then the deduction and withholding of any Israeli Taxes shall be made only in accordance with the provisions of such Valid Certificate, and the balance of the payment that is not withheld shall be transferred to such Payee concurrently therewith subject to any non-Israeli withholding which is applicable to the payment (if any)); and

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(iii)        if any Payee that confirmed that it is an Israeli tax resident in the applicable documentation delivered to the Exchange Agent pursuant to Section 3.7(b)(i) or that holds at least five percent (5%) of the share capital of the SPAC immediately prior to Closing fails to make the Additional Required Declarations or fails to provide the Payor with a Valid Certificate at least three (3) Israeli Business Days prior to the Withholding Drop Date, then the amount to be withheld from such Payee’s portion of the consideration shall be calculated according to the applicable withholding rate in accordance with applicable Legal Requirement.

(c)         If a Payee confirms that it is an Israeli tax resident in the applicable documentation delivered to the Exchange Agent pursuant to Section 3.7(b)(i)(x), or holds at least five percent (5%) of the share capital of the SPAC immediately prior to Closing and has failed to provide the Exchange Agent with the Additional Required Declarations, the Payee shall provide to the Exchange Agent an amount in cash sufficient to satisfy such Israeli Taxes prior to the Withholding Drop Date. If such Payee does not timely make the Additional Required Declarations or timely deliver a Valid Certificate, or fails to provide the Exchange Agent with the full amount in cash necessary to satisfy such Israeli Taxes in accordance with the immediately preceding sentence at least three (3) Israeli Business Days before the Withholding Drop Date, the Exchange Agent shall be entitled to sell in the public market at then prevailing share prices such portion of the Payee’s retained Company Shares and Company Warrants (together “Company Securities”) as may be necessary to satisfy the full amount due with regards to such Israeli Taxes, and shall pay over, from the proceeds of such sale, the amount of applicable withholding taxes required to be paid to the applicable Israeli Tax authorities, and shall deliver the balance of the Merger Consideration to the applicable Payee. For the avoidance of doubt, any such sale by the Exchange Agent when permitted hereby shall not constitute a violation or breach of or default under this Agreement or any Transaction Agreement that might otherwise restrict such sale.

(d)         Each Payee hereby waives, releases and absolutely and forever discharges the Payor from and against any and all claims for any losses in connection with the forfeiture or sale of any portion of the Company Securities, otherwise deliverable to such Payee in compliance with the withholding requirements under this Section 3.7. To the extent that the Exchange Agent is unable, for whatever reason, to sell the applicable portion of Company Securities required to finance applicable deduction or withholding requirements, then the Exchange Agent shall be entitled to hold all of the Company Securities otherwise deliverable to the applicable Payee until the earlier of: (i) the receipt of a Valid Certificate fully exempting the Exchange Agent from tax withholding or receipt of cash amount equal to the tax that should be withheld by the Exchange Agent; or (ii) such time when the Exchange Agent is able to sell the portion of such Company Securities otherwise deliverable to such Payee that is required to enable the Exchange Agent to comply with such applicable deduction or withholding requirements. Any costs or expenses incurred by the Exchange Agent in connection with such sale shall be borne by, and deducted from the payment to, the applicable Payee.

(e)         The Parties will work together reasonably and in good faith to implement the foregoing requirements of this Section 3.7, and may by mutual agreement vary or waive such requirements (subject to compliance with the Merger Consideration Tax Ruling, if obtained).

3.8.     Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company following the Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of SPAC and Merger Sub, the officers, directors, managers and members, as applicable, (or their designees) of SPAC, Merger Sub and the Company are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the letter dated as of the date of this Agreement delivered by the Company and Merger Sub to SPAC prior to or in connection with the execution and delivery of this Agreement (the “Company Disclosure Letter”), the Company and Merger Sub hereby represent and warrant to SPAC as follows:

4.1.     Organization and Qualification.

(a)         The Company (i) is a company duly formed, validly existing and in good standing (to the extent such concept exists in the relevant jurisdiction) under the laws of the State of Israel and (ii) has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now

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being conducted, except where the failure to have such power and authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is duly qualified to do business in each jurisdiction in which it is conducting its business, or the operation, ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Complete and correct copies of the Governing Documents of the Company, as currently in effect, have been made available to SPAC. The Company is not in violation of any of the provisions of its Governing Documents in any material respect.

(b)         Memic Inc. (i) is a company duly formed, validly existing and in good standing under the laws of the State of Delaware and (ii) has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except where the failure to have such power and authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Memic Inc. is duly qualified to do business in each jurisdiction in which it is conducting its business, or the operation, ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Complete and correct copies of the Governing Documents of Memic Inc., as currently in effect, have been made available to SPAC. Memic Inc. is not in violation of any of the provisions of its Governing Documents in any material respect.

(c)         Merger Sub (i) is a company duly formed, validly existing and in good standing under the laws of the State of Delaware and (ii) has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except where the failure to have such power and authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Merger Sub is duly qualified to do business in each jurisdiction in which it is conducting its business, or the operation, ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Complete and correct copies of the Governing Documents of Merger Sub, as currently in effect, have been made available to SPAC. Merger Sub is not in violation of any of the provisions of its Governing Documents in any material respect.

4.2.     Company Subsidiaries.

(a)         The Company’s direct and indirect Subsidiaries, together with their jurisdiction of incorporation or organization, as applicable, are listed on Section 4.2(a) of the Company Disclosure Letter (the “Company Subsidiaries”). Except as set forth in Section 4.2(a) of the Company Disclosure Letter, the Company owns, directly or indirectly, all of the outstanding equity securities of the Company Subsidiaries, free and clear of all Liens (other than Permitted Liens). Except for the Company Subsidiaries and as set forth in Section 4.2(a) of the Company Disclosure Letter, as of the date of this Agreement, the Company does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person and is not party to any Contract to purchase any such interest (other than this Agreement) or to make any future investment in or capital contribution to any other entity. The Company may update Section 4.2(a) of the Company Disclosure Letter at any time prior to the Closing to reflect any changes thereto that result from actions taken after the execution of this Agreement to the extent such actions were not prohibited under Section 6.1.

(b)         All issued and outstanding shares of capital stock of each Company Subsidiary (i) have been duly authorized, validly issued, fully paid and are non-assessable (in each case, to the extent that such concepts are applicable), (ii) are not subject to, nor have been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right and (iii) have been offered, sold and issued in material compliance with applicable Legal Requirements and the applicable Company Subsidiary’s respective Governing Documents.

(c)         Except as may be set forth in the Governing Documents of any Company Subsidiary, or pursuant to any Contract (including any intercompany notes) between any Group Company, on the one hand, and any other Group Company, on the other hand, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which any Company Subsidiary is a party or by which it is bound obligating such Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the

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repurchase, redemption or acquisition of, any ownership interests of such Company Subsidiary or obligating such Company Subsidiary to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

(d)         Merger Sub and Memic Inc. have no direct or indirect Subsidiaries or participations in joint ventures or other entities, and do not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person. Merger Sub does not have any assets or properties of any kind other than those incident to its formation and this Agreement, and does not now conduct and has never conducted any business. Merger Sub is an entity that has been formed solely for the purpose of engaging in the Merger. All outstanding shares of capital stock of Merger Sub and Memic Inc. are owned by the Company, free and clear of all Liens (other than Permitted Liens).

4.3.     Capitalization of the Company.

(a)         As of the date of this Agreement, the Company has (i) 140,000,000 authorized Company Ordinary Shares, 13,556,007 of which are issued and outstanding and (ii)(A) 10,994,000 authorized Preferred A Shares, 9,994,000 of which are issued and outstanding, (B) 1,709,850 authorized Preferred A-1 Shares, 1,709,850 of which are issued and outstanding, (C) 16,815,000 authorized Preferred B Shares, 16,811,112 of which are issued and outstanding, (D) 17,950,000 authorized Preferred C-1 Shares, 9,428,276 of which are issued and outstanding, (E) 3,925,000 authorized Preferred C-2 Shares, 1,750,967 of which are issued and outstanding, (F) 42,500,000 authorized Preferred D-1 Shares, 23,667,073 of which are issued and outstanding, (G) 7,000,000 authorized Preferred D-2 Shares, 5,600,870 of which are issued and outstanding, (H) 5,800,000 authorized Preferred D-3 Shares, 4,604,678 of which are issued and outstanding, (I) 3,200,000 authorized Preferred D-4 Shares, none of which are issued and outstanding, and (J) 9,600,000 authorized Preferred D-5 Shares, 5,973,528 of which are issued and outstanding. Section 4.3(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the name of each registered holder of Company Shares, including the number, class and series of Company Shares owned by each such Person.

(b)         Section 4.3(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, (i) a true, correct and complete list of all holders of outstanding Company Options and outstanding Company Preferred Warrants, (ii) (A) the number of Company Ordinary Shares subject to each such Company Option, (B) the number of Company Preferred Shares subject to each such Company Preferred Warrant, the number of Company Ordinary Shares issuable upon conversion of such issuable Company Preferred Shares (to the extent exercised prior to the Conversion) and the number of Company Ordinary Shares subject to each Company Preferred Warrant following the Conversion, (iii) the grant date and exercise price for each such Company Option and Company Preferred Warrant, and (iv) the extent to which each such Company Option is vested. Each Company Option that has been granted to an employee in the United States has been granted in accordance with the Company Stock Plan with an exercise price per share (A) that is equal to or greater than the fair market value of the underlying shares on the date of grant or (B) was determined pursuant to the Code Section 409A safe- harbor for illiquid start-up companies pursuant to Treas. Reg. Section 1.409A-1(b)(5)(iv)(B)(2)(iii) or in accordance with Code Section 422(c)(1), as applicable, and has a grant date identical to the date on which the Company Board or its compensation committee actually awarded the Company Option.

(c)         Except as contemplated by (i) the Current Company Articles, (ii) the Subscription Agreements, (iii) the Company Preferred Shares (including those issuable upon exercise of the Company Preferred Warrants), (iv) this Agreement, (v) any Company Options that are from time to time granted to any employees, consultants or directors of any Group Company pursuant to the Company Stock Plan, (vi) the consummation of the Reclassification (including the issuance of the Price Adjustment Rights pursuant thereto), (vii) a reservation of Company Ordinary Shares for issuances or purchase upon exercise of Company Options under the Company Stock Plan and (viii) as disclosed on Section 4.3(b) of the Company Disclosure Letter, (A) no subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of the Company or any of its Subsidiaries is authorized or outstanding, and (B) there is no commitment by the Company or its Subsidiaries to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other similar equity rights, to distribute to holders of their respective equity securities any evidence of indebtedness, to repurchase or redeem any securities of the Company or its Subsidiaries (other than repurchases, redemptions or other acquisitions of any such capital stock or other equity security from directors, officers, employees or consultants in accordance with the terms of any equity incentive plan or such Person’s employment, grant, consulting or subscription agreement, in each case, in accordance with the Company’s Governing Documents and such plan or agreement, as in effect as of the date of this Agreement or modified after the date of this Agreement in accordance with this Agreement)

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or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security. There are no declared or accrued unpaid dividends with respect to any Company Ordinary Shares.

(d)         All issued and outstanding Company Shares are, and all Company Shares which become issued pursuant to the Reclassification and the exercise of Company Options prior to the Effective Time, when issued in accordance with the terms of the Company Options, respectively, will be, (i) duly authorized, validly issued, fully paid and non-assessable (in each case, to the extent that such concepts are applicable) and (ii) not subject to any preemptive rights created by statute, the Company’s Governing Documents or any Contract to which the Company is a party. All issued and outstanding Company Shares, Company Preferred Warrants and Company Options were issued in compliance with applicable Legal Requirements. Following the Conversion and Reclassification, there will be no outstanding Company Preferred Shares issued or issuable (whether pursuant to the exercise of Company Preferred Warrants or otherwise).

(e)         No outstanding Company Shares are subject to vesting or forfeiture rights or repurchase by a Group Company other than pursuant to the Company Stock Plan. There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar rights issued by any Group Company.

(f)          All distributions, dividends, repurchases and redemptions (if any), in respect of the share capital (or other equity interests) of the Company were undertaken in compliance with the Company’s Governing Documents then in effect, any agreement to which the Company then was a party and applicable Legal Requirements.

(g)         Except as set forth in the Company’s Governing Documents, this Agreement, the Subscription Agreements, the Investors’ Rights Agreement, Prior Preferred Share Purchase Agreements, or any agreement granting equity or equity-based compensation awards, as well as the agreements set forth in Section 4.3(g) of the Company Disclosure Letter, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings, to which any Group Company is a party or by which any Group Company is bound with respect to any ownership interests of the applicable Group Company.

(h)         Except as set forth in Section 4.3(h) of the Company Disclosure Letter and as provided for in this Agreement or the Subscription Agreements, as a result of the consummation of the Transactions, no shares of capital stock, warrants, options or other securities of any Group Company are issuable and no rights in connection with any shares, warrants, options or other securities of any Group Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(i)          Except as set forth in Section 4.3(i) of the Company Disclosure Letter, as of the date of this Agreement, no Group Company has any indebtedness for borrowed money, other than to any other Group Company. Except as set forth in Section 4.3(i) of the Company Disclosure Letter, no Group Company has availed itself of any loan, grant or other payment from any Governmental Entity in connection with COVID-19, including any loans under the CARES Act or the Payment Protection Program. No Group Company has been notified that it is currently the subject of an audit, investigation or other inquiry by any Governmental Entity with respect to any loan, grant or other payment from any Governmental Entity in connection with COVID-19, including any loans under the CARES Act or the Payment Protection Program, and any and all such loan or loans made to a Group Company under the CARES Act or the Payment Protection Program has been forgiven.

4.4.     Authority Relative to this Agreement. Subject to the receipt of the Company Shareholder Approval, the Company and Merger Sub (together, the “Company Parties”) each have or will have all requisite corporate or other organizational power and authority to: (a) execute, deliver and perform this Agreement and the other Transaction Agreements to which such Group Company is or will as of the Closing be a party; (b) carry out such Company Party’s obligations hereunder and thereunder and (c) consummate the Transactions. Subject to the receipt of the Company Shareholder Approval, the execution and delivery by the Company Parties of this Agreement and the other Transaction Agreements to which it is a party (or to which, as of the Closing, it will be a party) and the consummation by such Company Party of the Transactions have been (or, in the case of any Transaction Agreements entered into after the date of this Agreement, will be upon execution thereof) duly and validly authorized by all requisite action on the part of such Company Party (including (x) with respect to the Company, the approval by the Company Board and (y) with respect to Merger Sub, the approval by the board of directors of Merger Sub), and no other proceedings on the part of any Company Party are necessary to authorize this Agreement or to consummate the Transactions. This Agreement and the other Transaction Agreements to which any Company Party is a party have been (or, in the case of any Transaction

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Agreements to be entered into by such Company Party after the date of this Agreement, will be upon execution thereof) duly and validly executed and delivered by such Company Party and, assuming the due authorization, execution and delivery thereof by the other parties thereto, constitute (or, in the case of any Transaction Agreements to be entered into by such Company Party after the date of this Agreement, will constitute) the legal and binding obligations of the applicable Company Party, enforceable against such Company Party in accordance with its terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, forbearance or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies (regardless of whether enforcement is sought in a proceeding at law or in equity) (the “Enforcement Exceptions”).

4.5.     No Conflict; Required Filings and Consents.

(a)         Assuming receipt of the Company Shareholder Approval and receipt of the Required Regulatory Approval, the execution and delivery by the Company Parties of this Agreement and the other Transaction Agreements to which each such Company Party is a party do not (or, in the case of any Transaction Agreements to be entered into by such Company Party after the date of this Agreement, will not), the performance of this Agreement and the other Transaction Agreements to which each such Company Party is or as of the Closing will be a party by the applicable Company Party will not, and the consummation of the Transactions will not: (i) conflict with or violate any Company Party’s Governing Documents; (ii) conflict with or violate any applicable Legal Requirements; or (iii) result in any breach of or constitute a default (with or without notice or lapse of time, or both) under, or impair any Group Company’s rights under, or give to any third party any rights of termination, amendment, acceleration (including any forced repurchase) or cancellation under, or result in the creation of a Lien (other than any Permitted Lien) on any of the properties or assets of any of the Group Companies pursuant to, any Company Material Contracts, except, with respect to the foregoing clauses (ii) and (iii) as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)         The execution and delivery of this Agreement by the Company Parties, and the other Transaction Agreements to which each such Company Party is a party, do not, and the performance of their respective obligations hereunder and thereunder and the consummation of the Transactions and the transactions contemplated thereby will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except for: (i) the filing of the Certificate of Merger in accordance with the DGCL; (ii) the filing of the Registration Statement and any other applicable requirements, if any, of the Securities Act, the Exchange Act or blue sky laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which any Group Company is licensed or qualified to do business; (iii) the Required Regulatory Filings and the Required Regulatory Approvals; (iv) the filing and approval of a listing application by the Company with NASDAQ with respect to the Company Ordinary Shares to be issued in the Reclassification (as adjusted by the Stock Split) and the Company Ordinary Shares to be issued as the Merger Consideration; (v) all filings, notices, waiver requests, applications and other submissions to the ITA, the Israeli Registrar of Companies and the Israel Innovation Authority that may be necessary, in the Company’s discretion, in connection with the Transactions; (vi) all Specified Filings and Specified Governmental Approvals; and (vii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.6.     Compliance; Material Permits.

(a)         Except as set forth in Section 4.6 of the Company Disclosure Letter, (i) each of the Group Companies is in compliance with and, since the Reference Date, has been in compliance with all applicable Legal Requirements with respect to the conduct, ownership and operation of its business, except where the failure to be in such compliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (ii) no written or, to the Knowledge of the Company, oral notice of material non-compliance with any applicable Legal Requirement has been received by any Group Company from a Governmental Entity since the Reference Date.

(b)         Each Group Company holds all material franchises, grants, authorizations, licenses, permits, consents, certificates, approvals and orders from Governmental Entities (“Material Permits”) necessary for the operation of its business, to own, operate and lease the properties it purports to own, operate or lease and to carry on its business as it is now being conducted in all material respects. Each Material Permit held by the Group Companies is valid, binding and in full force and effect in all material respects. As of the date of this Agreement, except as set forth in Section 4.6 of the Company Disclosure Letter, none of the Group Companies (i) is in material default or material

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violation (and no event has occurred that, with notice or the lapse of time or both, would constitute a material default or material violation) of any term, condition or provision of any such Material Permit, or (ii) has received any written notice from a Governmental Entity that has issued any such Material Permit that it intends to cancel, terminate, modify in any material respect or not renew any such Material Permit.

4.7.     Financial Statements.

(a)         The Company has made available to SPAC true and complete copies of: (i) the audited consolidated balance sheet of the Group Companies as of December 31, 2019 and December 31, 2020 and the related consolidated statements of operations, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries for the fiscal years then ended (the “Audited Financial Statements”) and (ii) the unaudited consolidated balance sheet of the Group Companies as of March 31, 2021, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries for the three (3)-month period then ended (the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements: (A) present fairly, in all material respects, the financial position of the Group Companies, as of the respective dates thereof, and the results of their operations and their cash flows for the respective periods then ended; (B) have been prepared in conformity with U.S. GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and, in the case of the Unaudited Financial Statements, for the absence of footnotes and normal year-end audit adjustments); and (C) were prepared from the books and records of the Group Companies.

(b)         The Company has established and maintained a system of internal controls that are sufficient to provide reasonable assurance (i) that transactions, receipts and expenditures of the Group Companies are being executed and made only in accordance with appropriate authorizations of management of the Company and (ii) regarding the reliability of the financial reporting and the preparation of the financial statements of the Group Companies for external purposes in conformity with U.S. GAAP and to maintain accountability for assets. To the Company’s Knowledge, there is no “material weakness” in the internal controls over financial reporting of the Group Companies.

4.8.     No Undisclosed Liabilities. The Group Companies have no liabilities (whether direct or indirect, absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a consolidated balance sheet in accordance with U.S. GAAP, except: (a) liabilities provided for in, or otherwise disclosed or reflected in, the Financial Statements or in the notes thereto; (b) liabilities arising in the ordinary course of business of any Group Company since the date of the most recent balance sheet included in the Financial Statements (none of which is a liability for breach of Contract, breach of warranty, tort, infringement or violation of Legal Requirements); (c) liabilities incurred in connection with the Transactions; (d) liabilities for future performance under any Contract to which any Group Company is a party; or (e) liabilities which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.9.     Absence of Certain Changes or Events. Except as contemplated by this Agreement or as disclosed in the Unaudited Financial Statements, since December 31, 2020 through the date of this Agreement, (a) each of the Group Companies has conducted its business in the ordinary course of business in all material respects, except as required by applicable Legal Requirements (including COVID-19 Measures) or as reasonably necessary in light of COVID-19, (b) there has not been any Company Material Adverse Effect, and (c) none of the Group Companies has taken any action that would require the consent of the SPAC if taken during the period between the date of this Agreement and the Closing pursuant to Section 6.1(b).

4.10.     Litigation. There is: (a) no Legal Proceeding pending or, to the Knowledge of the Company, threatened, or, to the Knowledge of the Company, any investigation, against any Group Company or any of its properties or assets, or, to the Knowledge of the Company, against any of the directors or executive officers of any Group Company with regard to their actions as such; (b) no Legal Proceeding pending or threatened in writing by any Group Company against any third party; (c) no written settlement or similar agreement with respect to any previously pending or threatened Legal Proceeding that imposes any material ongoing obligation or restriction on any Group Company; and (d) no Order imposed or threatened in writing to be imposed upon any Group Company or any of its respective properties or assets, or, to the Knowledge of the Company, any of the directors or executive officers of any Group Company with regard to their actions as such.

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4.11.     Employee Benefit Plans.

(a)         Schedule 4.11(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each material Employee Benefit Plan and the Group Companies have made available to SPAC a copy of the plan document or other written arrangement constituting each such Employee Benefit Plan and the trusts or insurance contracts related to the funding thereof. The Group Companies have, to the extent permitted by applicable Legal Requirements, provided SPAC with a copy of any employment agreement with a current employee that provide for annual payments in excess of $100,000.

(b)         Except as would not result in material liability to the Group Companies, taken as a whole (i) each Employee Benefit Plan has been established, maintained and administered, in all material respects, in accordance with the terms of such plan and with all applicable Legal Requirements and, to the Knowledge of the Company, each fiduciary thereof has complied, in all material respects, with all applicable Legal Requirements with respect to an Employee Benefit Plan, and (ii) no non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code) has occurred or is reasonably expected to occur with respect to any Employee Benefit Plan that is subject to the Code.

(c)         Each Employee Benefit Plan intended to qualify under Section 401 of the Code is subject to a favorable determination or opinion letter from the Internal Revenue Service upon which the Group Companies are entitled to rely that such plan is qualified, and, to the Knowledge of the Company, nothing has occurred with respect to the operation or amendment of the Employee Benefit Plans that would reasonably be expected to cause the denial or loss of such qualification.

(d)         No Group Company or any of its respective ERISA Affiliates has at any time in the past six (6) years sponsored or been obligated to contribute to, or had any liability in respect of: (i) an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA (including any “multiemployer plan” within the meaning of Section (3)(37) of ERISA); (ii) a “multiple employer plan” as defined in Section 413(c) of the Code; or (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(e)         As of the date of this Agreement, except as set forth on Schedule 4.11(e) of the Company Disclosure Letter, none of the Employee Benefit Plans provides for, and the Group Companies have no material liability in respect of, any material post-retiree health, welfare or life insurance benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or similar state or other Legal Requirements.

(f)          With respect to any Employee Benefit Plan, no actions, suits, claims (other than routine claims for benefits in the ordinary course), audits, inquiries, proceedings or lawsuits are pending with respect to, or, to the Knowledge of the Company, threatened against any Employee Benefit Plan or against any fiduciary thereof with respect thereto that could reasonably result in any liability that is material to the Group Companies, taken as a whole.

(g)         All contributions, reserves or premium payments required to be made or accrued to the Employee Benefit Plans have been, in all material respects, timely made or accrued.

(h)         Neither the execution and delivery of this Agreement nor the consummation of the Transactions will, either alone or in connection with any other event(s): (i) result in any payment or benefit becoming due to any current or former employee, contractor or director of the Company or its Subsidiaries under any Employee Benefit Plan; (ii) increase any amount of compensation or benefits otherwise payable to any current or former employee, individual independent contractor or director of the Company or its Subsidiaries under any Employee Benefit Plan; or (iii) result in the acceleration of the time of payment, funding or vesting of any benefits to any current or former employee, contractor or director of the Company or its Subsidiaries under any Employee Benefit Plan.

(i)          The Company maintains no obligations to gross-up or reimburse any individual for any tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise. To the Knowledge of the Company, none of the Group Companies has any material Liability (whether or not assessed) under Sections 4980D, 4980H, or 4980I of the Code.

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(j)          As of the date of this Agreement, with respect to each Employee Benefit Plan subject to the Legal Requirements of any jurisdiction outside the United States, including all pension, health, medical, welfare, benefit and other employment plans, whether pre or post-retirement plans in which any Group Company participates (each, a “Foreign Plan”), except that could not reasonably result in any liability that is material to the Group Companies, taken as a whole, (i) each such Foreign Plan is in compliance with the applicable Legal Requirements of each jurisdiction in which such Foreign Plan is maintained, to the extent those Legal Requirements are applicable to such Foreign Plan, (ii) there are no pending investigations by any Governmental Entity involving such Foreign Plan, and no pending Legal Proceedings against such Foreign Plan or asserting any rights or claims to benefits under such Foreign Plan, (iii) all employer and employee contributions to each such Foreign Plan required by applicable Legal Requirements or by the terms of such Foreign Plan have been made, (iv) each such Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities and no event has occurred since the date of the most recent approval or application therefor relating to any such Foreign Plan that would reasonably be expected to adversely affect any such approval or good standing, (v) each such Foreign Plan required to be fully funded or fully insured or fully accrued in the financial statements of any Group Company, is fully funded or fully insured, including any back-service obligations, on an ongoing basis (determined using reasonable actuarial assumptions) in compliance with all applicable Legal Requirements, (vi) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory and administrative authorities and is approved by any applicable taxation authorities to the extent such approval is available, (vii) no Foreign Plan has unfunded liabilities that will not be offset by insurance or that are not fully accrued on the Financial Statements and (viii) the consummation of the Transactions will not by itself be reasonably expected to create or otherwise result in any liability with respect to such Foreign Plan.

4.12.     Labor and Employment Matters.

(a)         Section 4.12(a) of the Company Disclosure Letter contains a list of all current employees of the Group Companies as of the date hereof, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) location; (iv) hire date; (v) exempt or non-exempt status for U.S. employees; (vi) visa status for U.S. employees; and (vii) annual base salary or wages.

(b)         No Group Company is a party to or bound by any labor agreement, collective bargaining agreement or other labor Contract applicable to current employees of any Group Company (other than employment agreements). No employees of the Group Companies are represented by any labor union, labor organization, or works council with respect to their employment with the Group Companies. There are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal, nor has any such representation proceeding, petition, or demand been brought, filed or made since the Reference Date that resulted in a material liability to the Group Companies, taken as a whole. Since the Reference Date, there have been no labor organizing activities involving any Group Company or with respect to any employees of the Group Companies or, to the Knowledge of the Company, threatened by any labor organization, work council or group of employees. No Group Company, therefore, has any notification, information, consultation, co-determination or bargaining obligations arising under a collective bargaining agreement.

(c)         Since the Reference Date, there have been no strikes, work stoppages, slowdowns, lockouts or arbitrations, material grievances, unfair labor practice charges or other material labor disputes pending or, to the Knowledge of the Company, threatened against or affecting the Group Companies involving any employee or former employee of, or other individual who provided services to, any Group Company.

(d)         As of the date of this Agreement, none of the Company’s officers or Key Employees has given written notice to any Group Company of any intent to terminate his, her or their employment with the Company. The Group Companies are in compliance with and since the Reference Date have been in compliance with, and, to the Knowledge of the Company, each of their employees is in compliance with and since the Reference Date has been in compliance with, the terms of any employment, nondisclosure or restrictive covenant agreements between any Group Company and such employees, in each case except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(e)         Each Group Company has complied and is in compliance in all material respects with all employee related notification, information, consultation, co-determination and bargaining obligations arising under any applicable collective bargaining agreement, if any, or Legal Requirement.

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(f)          Except for extension orders which generally apply to all employees in Israel, no extension orders apply to any employees of any Group Companies. The Group Companies have been and are in compliance in all material respects with the terms of applicable extension orders with respect to all their employees.

(g)         Solely with respect to employees who reside or work in Israel or to whom Israeli law applies (“Israeli Employees”): (i) all Group Companies’ obligations to provide statutory severance pay to its Israeli Employees pursuant to the Severance Pay Law-1963, vacation pursuant to the Israeli Annual Leave Law-1951, and contributions to any funds, including all pension arrangements and any personal employment agreement or any other binding source, have been satisfied in all material respects or have been fully funded by contributions to appropriate funds or if not required to be fully funded under any source are fully accrued on the relevant consolidated financial statements in accordance with GAAP; and (ii) all Group Companies are in compliance in all material respects with all applicable Law, regulations, permits and Contracts relating to employees, employment and labor issues, wages, social benefits contributions, severance pay, termination of employment and other compensation matters and terms and conditions of employment related to its Israeli Employees, including The Advance Notice of Discharge and Resignation Law, (5761-2001), The Notice to Employee (Terms of Employment) Law (5762-2002), The Prevention of Sexual Harassment Law (5758-1998), the Hours of Work and Rest Law, 1951, the Annual Leave Law, 1951, the Salary Protection Law, 1958, Law for Increased Enforcement of Labor Laws, 2011, Foreign Employees Law-1991, and The Employment of Employee by Manpower Contractors Law (5756-1996), collective bargaining, discrimination, civil rights, safety and health and immigration issues. To the knowledge of the Company the Group Companies have not engaged any Israeli Employees whose employment would require special licenses, permits or approvals from any Governmental Entity. No current or former Israeli Employee is or was engaged by the Company or its Subsidiaries without a written contract or did not execute an agreement concerning intellectual property, confidentiality and non-competition issues. All Section 14 arrangements under the Israeli Severance Pay Law, 1963-5723 were properly applied in accordance with the terms of the general permit issued by the Israeli Labor Minister regarding all former and current Israeli Employees based on their full salaries and from their commencement date of employment. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (A) all amounts that the Group Companies are legally or contractually required either (x) to deduct from their Israeli Employees’ salaries or to transfer to such Israeli Employees’ pension or provident, life insurance, incapacity insurance, continuing education fund or other similar funds or (y) to withhold from their Israeli Employees’ salaries and benefits and to pay to any Governmental Entity as required by the Ordinance and Israeli National Insurance Law, 1953, or otherwise have, in each case, been duly deducted, transferred, withheld and paid (other than routine payments, deductions or withholdings to be timely made in the normal course of business and consistent with past practice), (B) the Group Companies do not have any outstanding obligations to make any such deduction, transfer, withholding or payment (other than such that has not yet become due), and (C) there are no unsatisfied obligations of any nature that are due to any of Group Companies’ former employees or consultants, sales agents or other independent contractors, and their termination was in compliance with all material applicable Legal Requirements and contracts. All current and former consultants, sales agents or other independent contractors are and were rightly classified as independent contractors and would not reasonably be expected to be reclassified by any Governmental Entity as employees of the Group Companies, for any purpose whatsoever.

(h)         To the Knowledge of the Company, no notice or complaint from or on behalf of any present or former employee of, or worker or independent contractor to, any Group Company has been received by any Group Company since the Reference Date asserting or alleging sexual harassment, sexual misconduct, any Title VII violation (and/or applicable state equivalent) or Age Discrimination in Employment Act (“ADEA”) violation (and/or applicable state equivalent) against any current or former officer, director or Key Employee of any Group Company.

(i)          Except as disclosed on Section 4.12(j) of the Company Disclosure Letter, since the Reference Date through the date of this Agreement, there have been no material Legal Proceedings against the Group Companies pending or, to the Knowledge of the Company, threatened that would be brought or filed, with any Governmental Entity based on, arising out of, or in connection with any labor and employment Legal Requirement, or employment practice of any Group Company. Since the Reference Date, no Group Company has received any written notice of intent by any Governmental Entity responsible for the enforcement of labor and employment Legal Requirement to conduct or initiate a material investigation, audit or Legal Proceeding relating to any employment or labor Legal Requirement or employment practice of any Group Company. Each Group Company is, and has been since the Reference Date, in compliance, in all material respects, with all applicable Legal Requirements respecting employment and employment practices, including all laws respecting terms and conditions of employment, wages and hours, the ADEA (and applicable state equivalents), Title VII of the Civil Rights Act (and applicable state equivalents), the

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Worker Adjustment and Retraining Notification Act, and any similar foreign, state or local “mass layoff” or “plant closing” laws (the “WARN Act”), collective bargaining, immigration and work eligibility, benefits, social benefits contributions, severance pay, pension, privacy issues, labor relations, harassment, discrimination, civil rights, pay equity, child labor, equal employment opportunity, safety and health, workers’ compensation and COVID-19 protocols, guidance and regulations, and the collection and payment of withholding and/or social security taxes and any similar tax. Each Group Company has adopted reasonable policies and taken other reasonable steps to minimize potential workplace exposure in light of COVID-19, including complying in all material respects with COVID-19 ordinances.

(j)          There has been no “mass layoff”, “plant closing” or other similar event under the WARN Act with respect to any Group Company since the Reference Date, and the Transactions will not, prior to or through the Closing, result in a “mass layoff” or “plant closing” or other similar event under the WARN Act.

(k)         Since the Reference Date, the Group Companies have not received any written complaints by employees related to the Group Companies’ COVID-19 policies and procedures.

(l)          As of the date of this Agreement, no Group Company is liable for any arrears of wages or penalties with respect thereto, except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. All amounts that the Group Companies are legally or contractually required either (i) to deduct from the employees’ salaries and/or to transfer to the employees’ pension, pension fund, pension insurance fund, managers’ insurance, severance fund, insurance and other funds for or in lieu of severance or provident fund, life insurance, incapacity insurance, continuing education fund or other similar funds or insurance; or (ii) to withhold from their employees’ wages and to pay to any Governmental Entity as required by applicable Legal Requirements have been duly deducted, transferred, withheld and paid, and the Group Companies do not have any outstanding obligations to make any such withholding or payment, other than (A) with respect to an open payroll period, or (B) as would not result in material liability to the Group Companies, taken as a whole.

4.13.     Real Property; Tangible Property.

(a)         No Group Company currently owns any real property or has, since the Reference Date, owned any real property.

(b)         Section 4.13(b)(i) of the Company Disclosure Letter sets forth a true, correct and complete list of each material real property lease to which any Group Company is a party as of the date of this Agreement (the “Company Real Property Leases”). Except (i) as set forth on Section 4.13(b)(ii) of the Company Disclosure Letter, (ii) for each Company Real Property Lease that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, or (ii) as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole: (x) each Company Real Property Lease is in full force and effect and represents a legal, valid and binding obligation of the applicable Group Company party thereto (in each case, other than any Company Real Property Lease that terminates or expires in accordance with its terms after the date of this Agreement) and, to the Knowledge of the Company, represents a legal, valid and binding obligation of the counterparties thereto (subject in each case to the Enforcement Exceptions), (y) neither the Company nor, to the Knowledge of the Company, any other party thereto, is in material breach of or in default under, and no event has occurred which, with notice or lapse of time or both, would become a material breach of or default under, any Company Real Property Lease, and (z) as of the date of this Agreement, no party to any Company Real Property Lease has given any written notice of any claim of any such breach, default or event.

4.14.     Taxes.

(a)         All income and other material Tax Returns required to be filed by or on behalf of each Group Company have been duly and timely filed with the appropriate Governmental Entity and all such Tax Returns are true, correct and complete in all material respects and were prepared in material compliance with all applicable Legal Requirements. All Taxes payable by or on behalf of each Group Company (whether or not shown on any Tax Return) have been fully and timely paid, except with respect to matters being contested in good faith by appropriate proceeding and with respect to which adequate reserves have been made in accordance with U.S. GAAP.

(b)         Each of the Group Companies has complied in all material respects with all applicable Legal Requirements related to the withholding, reporting and remittance of all material amounts of Tax and withheld and paid all material amounts of Taxes required to have been withheld, reported and paid to the appropriate Governmental Entity.

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(c)         No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Entity in writing against any Group Company which has not been fully paid, settled or resolved.

(d)         No Tax audit or other examination of any Group Company by any Governmental Entity is presently in progress, nor has the Company been notified in writing of any request or threat for such an audit or other examination.

(e)         There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of the Group Companies.

(f)          No Group Company has any liability for an amount of unpaid Taxes which has not been accrued for or reserved on the Company’s Financial Statements, other than any liability for unpaid Taxes that has been incurred since the end of the most recent fiscal year in connection with the operation of the business of the Group Companies in the ordinary course of business.

(g)         No Group Company: (i) has any liability for the Taxes of another Person (other than any Group Company) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Legal Requirements) or as a transferee or a successor or by Contract (other than pursuant to commercial agreements entered into in the ordinary course of business and the principal purpose of which is not related to Taxes); (ii) is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (excluding commercial agreements entered into in the ordinary course of business and the principal purposes of which is not related to Taxes); or (iii) has been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes (other than a group consisting only of Group Companies).

(h)         No Group Company: (i) has agreed to any waiver of any statute of limitations in respect of Taxes which is still in effect; (ii) has consented to extend the time in which any amount of Tax may be assessed or collected by any Governmental Entity (other than ordinary course extensions of time to file Tax Returns), which extension is still in effect; (iii) has participated in any “reportable transaction” as defined under Treasury Regulations Section 1.6011-4(b); or (iv) has entered into or been a party to any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code for a taxable period for which the applicable statute of limitations remains open.

(i)          No Group Company has requested, or is currently bound to, any private letter ruling, technical advice memoranda, or any similar ruling relating to Taxes from any Governmental Entity.

(j)          Each Group Company is registered for the purposes of sales Tax, use Tax, Transfer Taxes, value added Taxes or any similar Tax in all jurisdictions where it is required by law to be so registered, in each case in all material respects, and has complied in all material respects with all Legal Requirements relating to such Taxes.

(k)         No Group Company has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(l)          No Group Company will be required to include any material item of income in, or exclude any material item or deduction from, taxable income for any taxable period beginning after the Closing Date or, in the case of any taxable period beginning on or before and ending after the Closing Date, the portion of such period beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred on or prior to the Closing Date other than in the ordinary course of business; (ii) any change in method of accounting on or prior to the Closing Date, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign Legal Requirements); (iii) any prepaid amount received or deferred revenue recognized on or prior to the Closing Date (including, without limitation, pursuant to Sections 451(c), 455 or 456 of the Code, Treasury Regulations Section 1.451-5 and Revenue Procedure 2004-34), other than in respect of such amounts reflected in the balance sheets included in the Financial Statements, or received in the ordinary course of business since the date of the most recent balance sheet included in the Financial Statements; or (iv) any closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Legal Requirements.

(m)        No Group Company has made any election under Section 965(h) of the Code.

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(n)         To the Knowledge of the Company, the Company is not a “controlled foreign corporation” within the meaning of Section 957 of the Code, determined without applying subparagraphs (A), (B), and (C) of section 318(a)(3) so as to consider a United States person (within the meaning of Section 7701(a)(30) of the Code)  as owning stock which is owned by a person who is not a United States person.

(o)         No Group Company organized or formed under the laws of a jurisdiction outside of the United States is a “surrogate foreign corporation” or “expatriated entity” within the meaning of Section 7874 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) or is treated as a U.S. corporation for U.S. federal Tax purposes by reason of the application of Sections 269B or 7874(b) of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law). The only Group Companies that were created or organized in the United States is Memic Inc. and Merger Sub.

(p)         The Company (and through its subsidiaries and employees and contractors) is engaged in a unified group of activities that constitute (or could constitute) an independent economic enterprise carried on for profit with officers and employees carrying out substantial managerial and operational activities outside of the United States for at least three years.

(q)         For U.S. federal income tax purposes each Group Company is classified as a corporation and has been so classified since the date of its formation.

(r)          No Group Company has taken or agreed to take any action that would prevent the Merger from qualifying for the Intended Tax Treatment. No Group Company is aware of any agreement or plan of a Group Company that would prevent the Merger from qualifying as a reorganization under Code Section 368(a).

(s)          No claim has been made in writing by any Governmental Entity in a jurisdiction in which any Group Company does not file Tax Returns that the Group Company is or may be subject to Tax by, or required to file Tax Returns in, that jurisdiction.

(t)          Each Group Company is a tax resident only in its jurisdiction of formation; provided that a Group Company may be subject to tax in other jurisdictions in connection with activities relating to such other jurisdictions.

(u)         No Group Company has a permanent establishment (within the meaning of an applicable Tax treaty), or otherwise has an office or fixed place of business, in a country other than the country in which it is organized.

(v)         No Group Company has performed or was part of any action or transaction that is classified as a “reportable transaction” under Section 131(g) of the Ordinance, a “reportable opinion” under Sections 131D of the Ordinance, or a “reportable position” under Section 131E of the Ordinance or any similar provision under any other local or foreign Tax Legal Requirement, and including with respect to Israeli value added tax.

(w)        No Group Company is subject to any restrictions or limitations pursuant to Part E2 of the Ordinance or pursuant to any Tax ruling issued with reference to the provisions of Part E2 of the Ordinance.

(x)         Each Group Company is in compliance with all applicable transfer pricing laws and regulations in all material respects, and the prices for any property or services provided by or to any Group Company are arm’s length prices for purposes of any applicable Legal Requirements, including Section 482 of the Code and Section 85A of the Ordinance and the Income Tax Regulations (Determination of Market Terms) 2006 and including, to the extent required, the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Group Companies.

(y)         Each Group Company is in compliance with all material terms and conditions of any Tax exemption, Tax holiday, or other Tax reduction agreement or order of a Governmental Entity, and the consummation of the transactions contemplated by this Agreement will not have any material adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday, or other Tax reduction agreement or order.

4.15.     Environmental Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)         the Group Companies are, and have since the Reference Date been in compliance with all Environmental Laws;

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(b)         neither the Company nor its Subsidiaries are party to any unresolved, pending or, to the Knowledge of the Company, threatened Legal Proceeding arising under or related to Environmental Laws; and

(c)         no conditions currently exist with respect to any valid, binding and enforceable leasehold interest under each of the each of the real property leases under which it is a party as of the date of this Agreement as a lessee that would reasonably be expected to result in any of the Group Companies incurring liabilities or obligations under Environmental Laws.

4.16.     Intellectual Property.

(a)         Section 4.16(a)(1) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true, correct and complete list of all of the following Company Registered IP of the Group Companies: (i) issued Patents and pending applications for Patents; (ii) registered Trademarks and pending applications for registration of Trademarks; (iii) registered Copyrights and pending applications for registration of Copyrights; (iv) Internet domain names; and (v) material unregistered Trademarks, listing as applicable, the registration or pending application by title, registration number or serial number, dates of filing and registration, and the jurisdictions for each such registration or application. All Company Registered IP is registered in the name of one of the Group Companies, and the Group Companies will, prior to the Closing Date, ensure that title in all Company Registered IP is properly recorded in the name of one or more Group Companies or ensure that all documents necessary for properly recording have been filed with the proper agency, as applicable. All of the Company Owned Intellectual Property is subsisting and, to the Knowledge of the Company, valid and enforceable in all material respects. All necessary registration, maintenance, renewal, and other relevant filing fees due through the date of this Agreement have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant Patent, Trademark, Copyright, domain name registrar, or other authorities in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining each item of the Company Registered Intellectual Property. No Company Owned Intellectual Property is being used or enforced by any of the Group Companies in a manner that would reasonably be expected to result in, or subject to a post-grant or administrative proceeding that could result in, the abandonment, cancellation, or unenforceability of any such Company Owned Intellectual Property. To the Company’s Knowledge, no Company Licensed Intellectual Property is being used or enforced by any third party in a manner that would reasonably be expected to result in the abandonment, cancellation, or unenforceability of any such Company Licensed Intellectual Property. Section 4.16(a)(2) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true, correct and complete list of all Contracts to use any Company Licensed Intellectual Property, other than unmodified, commercially available, “off-the-shelf” Software or commercially available service agreements to Company IT Systems, in each case with aggregate license, maintenance and/or service fees of less than $5,000.00 per annum.

(b)         The Company Owned Intellectual Property and the Company Licensed Intellectual Property include all of the Intellectual Property necessary for each of the Group Companies to conduct its business as currently conducted (it being understood that this Section 4.16(b) is not a representation or warranty with respect to non-infringement of third-party Intellectual Property). The Group Companies solely own all Company Owned Intellectual Property, and duly license or otherwise have the rights to use all Company Licensed Intellectual Property, as of the Closing Date. The Company Owned Intellectual Property and the Company Licensed Intellectual Property constitute all Intellectual Property that is necessary for the operation of the Group Companies’ business, as conducted as of the Closing Date by the Group Companies.

(c)         Since the Reference Date, the conduct of the businesses of the Group Companies has not infringed, misappropriated or otherwise violated, and is not infringing, misappropriating or otherwise violating, any Intellectual Property rights of any Person in any material respect. To the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any of the Company Owned Intellectual Property, and, except as set forth in Section 4.16(c) of the Company Disclosure Letter, no such claims have been made against any third party by any of the Group Companies since the Reference Date.

(d)         From the Reference Date through the date of this Agreement, except as set forth in Section 4.16(d) of the Company Disclosure Letter, (i) there has been no action pending against any of the Group Companies and (ii) the Company has not received any written notice from any Person pursuant to which any Person is: (A) alleging that the conduct of the business of any of the Group Companies is infringing, misappropriating or otherwise violating any Intellectual Property rights of any third party; or (B) contesting the use, ownership, validity or enforceability of any of the Company Owned Intellectual Property. None of the Company Owned Intellectual Property is subject to any

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pending or outstanding lien, injunction, order, judgment, settlement, consent order, ruling or other disposition of dispute that adversely restricts the use, transfer or registration of, or adversely affects the validity or enforceability of, any such Company Owned Intellectual Property.

(e)         No past or present director, officer, employee, consultant, or independent contractor of any of the Group Companies owns or has any claim or any right (whether or not currently exercisable) to any ownership interest in or to other rights in any Company Owned Intellectual Property (other than the right to use such Company Owned Intellectual Property in the performance of their activities for the Group Companies). Each of the past and present officers, employees, consultants and independent contractors of any of the Group Companies who are or were engaged in creating or developing any Company Owned Intellectual Property for the Group Companies has executed and delivered a written agreement, pursuant to which such Person has: (i)  agreed to hold all Trade Secrets of such Group Company (or of another Person and held by such Group Company) in confidence both during and for certain periods after such Person’s employment or retention, as applicable; (ii) presently assigned to such Group Company all of such Person’s rights, title and interest in and to all such Company Owned Intellectual Property created or developed for such Group Company in the course of such Person’s employment or retention thereby; and (iii) agreed to waive all moral rights such Person may have in any such work which such Person created or authored for such Group Company in the course of such Person’s employment or retention thereby. To the Knowledge of the Company, no such Person is in violation of any such agreement. As of the date of this Agreement, there are no pending or, to the Company’s Knowledge, threatened, claims from current or former directors, employees or contractors of a Group Company in any jurisdiction for compensation or remuneration for inventions invented, copyright works created or any similar claim, including under Israeli Patents Law, 5727-1967.

(f)          Each of the Group Companies, as applicable, has taken commercially reasonable steps to maintain the secrecy, confidentiality and value of all material Trade Secrets included in the Company Owned Intellectual Property (or owned by another Person and held by such Group Company).  To the Knowledge of the Company, no Trade Secret that is material to the business of the Group Companies has been disclosed to any of the Group Companies’ past or present employees or any other Person, other than as subject to an agreement restricting the disclosure and use of such Trade Secret, and, to the Knowledge of the Company, there is no uncured breach by any employee or Person under any such agreement.

(g)         Except as set forth in Section 4.16(g) of the Company Disclosure Letter, no funding, facilities or personnel of any Governmental Entity or any university, college, research institute or other educational institution has been or is being used in any material respect to create, in whole or in part, any Company Owned Intellectual Property. Except as set forth in Section 4.16(g) of the Company Disclosure Letter, to the Knowledge of the Company, no current or former employee, consultant or independent contractor of any of the Group Companies who contributed to the creation or development of any material Company Owned Intellectual Property was performing services for a Governmental Entity or any university, college, research institute or other educational institution related to the Group Companies’ businesses during a period of time during which such employee, consultant or independent contractor was also performing services for any of the Group Companies.

(h)         No Group Company has entered into any contractual obligation or arrangement requiring any such Group Company to indemnify any Person against infringement of any Intellectual Property owned by others, nor has any Group Company entered into any agreement requiring such Group Company to grant any Person the right to bring infringement actions or otherwise enforce rights, with respect to any of the Company Owned Intellectual Property, nor has any Group Company granted a license to or covenant not to sue on any of the Company Owned Intellectual Property, in each case, other than as identified on Section 4.16(h) of the Company Disclosure Letter, as agreements in which such obligations or such rights to enforce or to license were so granted. Except for Contracts for Company Licensed Intellectual Property entered into in the ordinary course of business that include licensor obligations to indemnify a Group Company for use of Intellectual Property that is the subject of and used as authorized under such Contracts, no Group Company has entered into any agreement requiring any Person to indemnify, or into any agreement that would result in any Person indemnifying such Group Company against infringement by such Group Company of any Intellectual Property owned by others.

(i)          Each of the Group Companies, as applicable, has taken commercially reasonable steps to maintain the secrecy, confidentiality and value of the source code included in the Group Company Software. Except for application programming interfaces and other interface code that is generally available to customers, no source code for any Group Company Software has been delivered, licensed or made available, and no Group Company has any duty

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or obligation to deliver, license or make available any such source code, to any escrow agent or other Person who is not, as of the date of this Agreement, an employee or contractor of a Group Company subject to confidentiality obligations to the Group Company with respect to such source code. The Group Company Software performs substantially in accordance with its published specifications and any other published documentation or user materials corresponding to such Software.

(j)          To the Knowledge of the Company, the Group Company Software does not contain any viruses, worms, Trojan horses, bugs, faults or other devices, errors, contaminants or code that could (i) materially disrupt or materially and adversely affect the functionality of the Group Company Software, or (ii) enable or assist any Person to access without authorization, any Group Company Software, except for access disclosed in the documentation of such Group Company Software.

(k)         The Company or one of its Subsidiaries owns, or has a valid right to access and use pursuant to a written agreement (which, for the avoidance of doubt, shall include standard click-through agreements), all computer systems, including the Software, hardware, networks, interfaces, platforms and related systems, databases, websites and equipment, used by any Group Company to process, store, maintain and operate data, information and functions that are material to and used in connection with the businesses of the Group Companies (collectively, the “Company IT Systems”). The Company IT Systems are sufficient for the operation of the businesses of the Group Companies as currently conducted. Since the Reference Date, there have been no failures, breakdowns, continued substandard performance or other adverse events affecting any such Company IT Systems that have caused or, to the Knowledge of the Company, could reasonably be expected to result in the substantial disruption or interruption in or to the use of such Company IT Systems or the conduct of the business of the Group Companies.  To the Knowledge of the Company, the Company IT Systems do not contain any viruses, worms, Trojan horses, bugs, faults or other devices, errors, contaminants or code that could (i) materially disrupt or materially and adversely affect the functionality of the Company IT Systems, or (ii) enable or assist any Person to access without authorization, any Company IT Systems, except for access disclosed in the documentation of such Company IT Systems. Except as would not be expected to result in a Company Material Adverse Effect, the Group Companies have taken all reasonable actions to protect the integrity and security of the Company IT Systems and the data and other information stored or processed thereon. Each Group Company maintains commercially reasonable backup and data recovery, disaster recovery, and business continuity procedures and facilities. The Group Companies have taken commercially reasonable actions to protect the integrity and security of the Company IT Systems and the data and other information stored or processed thereon.

(l)          None of the Group Companies have incorporated any Open Source Software in, or used any Open Source Software in connection with, any Group Company Software developed, licensed, distributed, used or otherwise exploited by any of the Group Companies in a manner that requires the contribution, licensing or disclosure to any third party of any material portion of any proprietary Group Company source code or that would otherwise transfer the rights of ownership in any Company Owned Intellectual Property of any of the Group Companies to any Person. The Group Companies are in material compliance with the terms and conditions of all relevant licenses for Open Source Software used in the businesses of the Group Companies, including notice obligations.

(m)        The execution and delivery of this Agreement by the Group Companies and the consummation of the Transactions, assuming the fulfillment of all obligations by each other party to the Transaction Documents, will not: (i) cause a loss or impairment of any Company Owned Intellectual Property or Company Licensed Intellectual Property; (ii) require the payment of any additional amounts with respect to, or require the consent of any other Person in respect of, any right to own, use, or hold for use any of the Company Owned Intellectual Property or Company Licensed Intellectual Property as owned, used, or held for use in the conduct of the Group Companies’ business as it is currently conducted; (iii) result in the breach of, or create on behalf of any third party the right to terminate or modify, any agreement relating to any Company Owned Intellectual Property or Company Licensed Intellectual Property; (iv) result in or require the grant, assignment or transfer to any other Person (other than SPAC or any of their respective Affiliates) of any license or other right or interest under, to or in any Company Owned Intellectual Property.

4.17.     Privacy.

(a)         Each of the Group Companies have since the Reference Date at all times (in the case of any such Person, during the time such Person was acting for or on behalf of such Group Company and as applicable to such Group Company) complied in all material respects with: (i) all applicable Privacy Laws; (ii) each Group Company’s applicable policies regarding the processing of Personal Information; and (iii) each Group Company’s applicable contractual obligations with respect to the receipt, collection, compilation, use, storage, processing, sharing,

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safeguarding, security (technical, physical and administrative), disposal, destruction, disclosure, or transfer (including cross-border) of Personal Information. None of the Group Companies has, since the Reference Date, (A) received any written claims of, nor has any of the Group Companies been charged with, a violation of any Privacy Laws, applicable privacy policies, or contractual commitments with respect to Personal Information or (B) been subject to any threatened, in writing, investigations, notices or requests from any Governmental Entity in relation to its data processing activities. None of the Group Companies is in material violation of its applicable privacy policies, rules or notices (including its own). None of the disclosures made or contained in the Group Companies’ applicable privacy policies or other disclosures of any the Group Companies has been misleading or deceptive or in violation of any applicable Legal Requirements in any material respect.

(b)         Each of the Group Companies has, as applicable, since the Reference Date, (i) implemented and maintained appropriate and commercially reasonable safeguards, which safeguards are consistent with practices in the industry in which the applicable Group Company operates, to protect Personal Information and other confidential data in its possession or under its control against loss, theft, misuse or unauthorized access, use, modification or disclosure, and (ii) except as could not result in any material liability to the Group Companies, taken as a whole, entered into data protection agreements as mandated by applicable Privacy Laws with all third party service providers, outsourcers, processors or other third parties who process, store or otherwise handle Personal Information for or on behalf of the applicable Group Company that obligate such Persons to comply with applicable Privacy Laws and to take appropriate steps to protect and secure Personal Information and other confidential data in its possession or under its control against loss, theft, misuse or unauthorized access, use, modification or disclosure. To the Knowledge of the Company, any third party who has provided Personal Information to any of the Group Companies has done so in compliance with applicable Privacy Laws, including providing any notice and obtaining any consent required under such Privacy Laws.

(c)         Except as set forth in Section 4.17(c) of the Company Disclosure Letter, to the Knowledge of the Company, since the Reference Date through the date of this Agreement, (i) there have been no material breaches, security incidents, misuse of, unauthorized access to or disclosure of any Personal Information in the possession or control of any of the Group Companies or collected, used or processed by or on behalf of the Group Companies, and (ii) none of the Group Companies has provided or been legally or contractually required to provide any notices to any Person in connection with a disclosure of Personal Information since the Reference Date. Each of the Group Companies has implemented, consistent with practices in the industry in which the applicable Group Company operates, disaster recovery and business continuity plans, and taken actions consistent with such plans to safeguard the data and Personal Information in its possession or control.

4.18.     Agreements, Contracts and Commitments.

(a)         Section 4.18(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each Company Material Contract (as defined below) that is in effect as of the date of this Agreement. For purposes of this Agreement, “Company Material Contract” of the Group Companies shall mean each of the following Contracts to which a Group Company is a party as of the date of this Agreement, in each case, other than any Employee Benefit Plan or Company Real Property Lease:

(i)          each Contract that involved the expenditure or receipt by the Group Companies of more than $250,000 in the aggregate during the twelve (12)-month period ending on December 31, 2020 or are reasonably expected to involve the expenditure or receipt by Group Companies of more than $250,000 in the aggregate in the twelve (12)-month period ending December 31, 2021;

(ii)         any Contract that purports to limit in any material respect (A) the localities in which the Group Companies’ businesses may be conducted, (B) any Group Company from engaging in any line of business or (C) any Group Company from developing, marketing or selling products or services, including any non-compete agreements or agreements limiting the ability of any of the Group Companies from soliciting customers or employees (other than customary non-disclosure or confidentiality agreements);

(iii)        any Contract that is related to the governance or operation of any joint venture, partnership or similar arrangement, other than such contract solely between or among any of the Group Companies;

(iv)        any Contract between the Company and any Company Shareholders (or, to the Knowledge of the Company, among any Company Shareholders) relating to the ownership, voting or disposition of the Company Securities;

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(v)         any Contract for or relating to any borrowing of money by or from the Company in excess of $100,000 (excluding any intercompany arrangements solely between or among any of the Group Companies);

(vi)        any Contract for capital expenditures in excess of $250,000;

(vii)       any Contract for the manufacture of any Product;

(viii)      any employment or management Contract providing for annual payments by a Group Company in excess of $250,000;

(ix)        any Contract under which any Group Company is, or may become, obligated to incur any severance pay or compensation obligations that would become payable by reason of this Agreement or the Transactions;

(x)         any Contract that contains a put, call, right of first refusal, or right of first offer pursuant to which the Group Companies would be required to, directly or indirectly, purchase or sell, as applicable, any securities, capital stock or other interests, assets or business of any other Person;

(xi)        any Contracts relating to the sale of any operating business of any Group Company or the acquisition by any Group Company of any operating business, whether by merger, purchase or sale of stock or assets or otherwise, in each case involving consideration therefor in an amount in excess of $100,000 and for which any Group Company has any material outstanding obligations (other than customary non-disclosure and similar obligations incidental thereto and other than Contracts for the purchase of inventory or supplies entered into in the ordinary course of business);

(xii)       any labor agreement, collective bargaining agreement, or any other labor-related agreements or arrangements, in each case with any labor union, labor organization, or works council;

(xiii)      any material Contract under which any of the Group Companies: (A) licenses Intellectual Property from any third party (“Inbound License”), other than Incidental Inbound Licenses; or (B) licenses Intellectual Property to any third party (other than (1) non-disclosure or confidentiality agreements or any other Contract that includes confidentiality provisions entered into in the ordinary course of business whereby any of the Group Companies provides another Person a limited, non-exclusive right to access or use Trade Secrets or other Confidential Information and (2) other non-exclusive licenses granted to suppliers, vendors, distributors or customers in the ordinary course of business); and

(xiv)      any Contract under which any Group Company has, or may have, any liability to any investment bank, broker, financial advisor, finder or other similar Person (including an obligation to pay any legal, accounting, brokerage, finder’s, or similar fees or expenses) in connection with this Agreement or the Transactions.

(b)         Except for each Company Material Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, and except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Material Contract is in full force and effect and represents a legal, valid and binding obligation of the applicable Group Company party thereto and, to the Knowledge of the Company, represents a legal, valid and binding obligation of the counterparties thereto (subject in each case to the Enforcement Exceptions). Neither the Company nor, to the Knowledge of the Company, any other party thereto, is in material breach of or in material default under, and no event has occurred which, with notice or lapse of time or both, would constitute a material breach of or material default under, any Company Material Contract, and, as of the date of this Agreement, to the Knowledge of the Company, no party to any Company Material Contract has given any written notice (i) of any claim of any such breach, default or event or (ii) that it intends to cease doing business with any Group Company or materially decrease the volume of business that it presently conducts with any Group Company. True, correct and complete copies of all Company Material Contracts have been made available to SPAC.

4.19.     PIPE Financing. The Company has entered into the Subscription Agreements with the investors named therein (collectively, with any permitted assignees or transferees, the “PIPE Investors” and each, a “PIPE Investor”) for the sale of Company Ordinary Shares upon Closing for aggregate gross proceeds of not less than $76,350,000. Each such Subscription Agreement is in full force and effect and represents a legal, valid and binding obligation of the Company and, to the Knowledge of the Company, represents a legal, valid and binding obligation of the counterparty thereto (subject in each case to the Enforcement Exceptions). Each PIPE Investor has completed an accredited investor

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questionnaire customary for financings of the type and size of the PIPE Investment, and the Company has received representations and warranties from each PIPE Investor that such PIPE Investor is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) and has represented to the Company that such PIPE Investor is not acquiring the Company Ordinary Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act.

4.20.     Insurance.

(a)         Section 4.20(a)(i) of the Company Disclosure Letter sets forth a true, correct and complete list of all material Insurance Policies currently in force, and Section 4.20(a)(ii) of the Company Disclosure Letter sets forth a true, correct and complete list of all material Insurance Policies under which there are any outstanding or pending claims.

(b)         The Insurance Policies are sufficient for compliance in all material respects by each Group Company with all requirements of Law and with the requirements of all Company Material Contracts. All products liability and general liability policies maintained by or for the benefit of a Group Company have been “occurrence” policies and not “claims-made” policies. All Insurance Policies set forth on Section 4.20(a)(i) of the Company Disclosure Letter (i) are in full force and effect and are valid, outstanding and enforceable policies, and (ii) have not been subject to any lapse in coverage. No Group Company is in material default with respect to its obligations under any Insurance Policy applicable to it, and all premiums due on each Insurance Policy have been paid in accordance with the payment terms of such Insurance Policy. To the Knowledge of the Company, no Group Company has received any notice of cancellation or termination with respect to any Insurance Policy set forth on Section 4.20(a)(i) of the Company Disclosure Letter. No Insurance Policy set forth on Section 4.20(a)(i) or Section 4.20(a)(ii) of the Company Disclosure Letter provides for or is subject to any retroactive rate or premium adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events arising on or prior to the Closing.

(c)         There is no claim pending under any Insurance Policy set forth on Section 4.20(a)(i) of the Company Disclosure Letter as to which coverage has been questioned, denied or disputed by the underwriter of such policy. Section 4.20(c) of the Company Disclosure Letter sets forth a true, correct and complete list of all claims that are pending under each Insurance Policy identified in Section 4.20(a) of the Company Disclosure Letter.

4.21.     Transactions with Related Parties. Except (a) the Employee Benefit Plans, (b) Contracts relating to labor and employment matters set forth in the Company Disclosure Letter or that are entered into after the date of this Agreement to the extent no Group Company was prohibited from entering into such Contract by Section 6.1, (c) Contracts between or among the Group Companies, (d) indemnification agreements between or among any director or officer of any of the Group Companies, on the one hand, and any of the Group Companies, on the other hand, (e) employee confidentiality and invention assignment agreements, (f) the payment of salary, bonuses and other compensation for services rendered, (g) reimbursement for reasonable expenses incurred in connection with any of the Group Companies, (h) the Subscription Agreements, Investors’ Rights Agreements, Prior Preferred Share Purchase Agreements, and any other Contract related to any Person’s ownership of Company Shares or other securities of any of the Group Companies, and (i) any other Transaction Agreements, none of the Group Companies is party to any Contract with any (i) present or former officer or director of the Company, or a member of his or her immediate family, or (ii) Affiliate of the Company.

4.22.     Information Supplied. The information relating to the Group Companies to be supplied by or on behalf of Company for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement/Prospectus will not, on the date of filing thereof or the date that it is first mailed to the SPAC Stockholders, as applicable, at the time of any amendment or supplement thereof, or at the time of the SPAC Special Meeting, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading at the time and in light of the circumstances under which such statement is made. As of the date hereof and as of the date of the filing of the Registration Statement, the Company will qualify as a “foreign private issuer,” as such term is defined in Rule 405 of Regulation C under the Securities Act and in Rule 3b-4 under the Exchange Act. Notwithstanding the foregoing, no representation is made by the Company with respect to any information that has been or will be supplied by SPAC or any of its Representatives for inclusion in the Registration Statement or the Proxy Statement/Prospectus or any projections or forecasts to be included therein.

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4.23.     Anti-Bribery; Anti-Corruption. During the last five (5) years, none of the Group Companies or, to the Knowledge of the Company, any of the Group Companies’ respective directors, officers, employees or any other Persons, in each case, acting on their behalf, at their direction or for their benefit, has, in connection with the operation of the business of the Group Companies, and in each case in all material respects, directly or indirectly: (a) made, offered or promised to make or offer any payment, loan or transfer of anything of value, including any reward, advantage or benefit of any kind, to or for the benefit of any government official, candidate for public office, political party or political campaign, or any official of such party or campaign, for the purpose of: (i) influencing any act or decision of such government official, candidate, party or campaign or any official of such party or campaign; (ii) inducing such government official, candidate, party or campaign or any official of such party or campaign to do or omit to do any act in violation of a lawful duty; (iii) obtaining or retaining business for or with any Person; (iv) expediting or securing the performance of official acts of a routine nature; or (v) otherwise securing any improper advantage; (b) paid, offered or agreed or promised to make or offer any bribe, payoff, influence payment, kickback, unlawful rebate or other similar unlawful payment of any nature; (c) made, offered or agreed or promised to make or offer any unlawful contributions, gifts, entertainment or other unlawful expenditures; (d) established or maintained any unlawful fund of corporate monies or other properties; (e) created or caused the creation of any false or inaccurate books and records related to any of the foregoing; or (f) otherwise violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C. §§78dd-1, et seq., the United Kingdom Bribery Act 2010, Sub-chapter 5 of Chapter 9 of Part B of the Israeli Penal Law, 1977, the Israeli Prohibition on Money Laundering Law, 2000, OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, the UN Convention against Corruption, United States Currency, Foreign Transactions Reporting Act of 1970, or any other applicable anti-corruption or anti-bribery Legal Requirements (the “Anti-Corruption Laws”). None of the Group Companies or any of the Group Companies’ respective directors, officers or, to the Knowledge of the Company, any of the Group Companies’ respective employees or any other Persons acting on their behalf, at their direction or for their benefit, and in each case in all material respects, (i) is or has been the subject of an unresolved claim or allegation by a Governmental Entity, relating to (A) any potential violation of applicable Anti-Corruption Laws or (B) any potentially unlawful payment, contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment or the provision of anything of value, directly or indirectly, to an official, to any political party or official thereof or to any candidate for political office, or (ii) has received any notice or other communication from, or made a voluntary disclosure to, any Governmental Entity regarding any actual, alleged or potential violation of, or failure to comply with, any Anti-Corruption Law.

4.24.     International Trade; Sanctions.

(a)         During the last five (5) years, the Group Companies, the Group Companies’ respective directors, officers, Affiliates and, to the Knowledge of the Company, any of the Group Companies’ respective employees or any other Persons acting on their behalf, in connection with the operation of the business of the Group Companies, and in each case in all material respects: (i) have been in compliance with all applicable Customs & International Trade Laws; (ii) have obtained all import and export licenses and all other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings required for the export, deemed export, import, re-export, deemed re-export or transfer of goods, services, software and technology required for the operation of the respective businesses of the Group Companies, including the Customs & International Trade Authorizations; (iii) have not been the subject of any civil or criminal fine, penalty, seizure, forfeiture, revocation of a Customs & International Trade Authorization, debarment or denial of future Customs & International Trade Authorizations in connection with any actual or alleged violation of any applicable Customs & International Trade Laws; and (iv) have not received any actual or, to the Knowledge of the Company, threatened claims, investigations or requests for information by a Governmental Entity with respect to Customs & International Trade Authorizations and compliance with applicable Customs & International Trade Laws and have not made any disclosures to any Governmental Entity with respect to any actual or potential noncompliance with any applicable Customs & International Trade Laws. The Group Companies have in place adequate controls and systems reasonably designed to ensure compliance with applicable Customs & International Trade Laws in each of the jurisdictions in which the Group Companies or any of their respective Affiliates is incorporated or does business.

(b)         None of the Group Companies or any of the Group Companies’ respective directors, officers or, to the Knowledge of the Company, any of the Group Companies’ respective Affiliates, employees or any other Persons acting on their behalf is or has been in the last five (5) years, a Sanctioned Person. During the last five (5) years, the Group Companies and the Group Companies’ respective directors, officers or, to the Knowledge of the Company, any of the Group Companies’ respective Affiliates, employees or any other Persons acting on their behalf have, in connection with the operation of the business of the Group Companies, been in material compliance with any applicable

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Sanctions. During the last five (5) years, (i) no Governmental Entity has initiated any action or imposed any civil or criminal fine, penalty, seizure, forfeiture, revocation of an authorization, debarment or denial of future authorizations against any of the Group Companies or any of their respective directors, officers or, to the Knowledge of the Company, any of the Group Companies’ respective employees or any other Persons acting on their behalf in connection with any actual or alleged violation of any applicable Sanctions, (ii) there have been no actual or threatened claims or requests for information by a Governmental Entity received by a Group Company with respect to the Group Companies’ or any of their respective Affiliates’ compliance with applicable Sanctions and (iii) no disclosures have been made to any Governmental Entity with respect to any actual or potential noncompliance with applicable Sanctions. The Group Companies have in place adequate controls and systems reasonably designed to ensure compliance with applicable Sanctions.

4.25.     Regulatory Compliance; Governmental Authorizations; Product Liability.

(a)         None of the Group Companies is, and none has been, in material breach of, or material default under any Legal Requirement (including, without limitation, any Health Care Legal Requirement or FDA Legal Requirement). In addition, to the Knowledge of the Company, no Representative of any Group Company is or has been in material breach of or material default under any Legal Requirement (including, without limitation, any Health Care Legal Requirement or FDA Legal Requirement) when acting in his or her capacity as a Representative. No Group Company has received any notice or other communication alleging or seeking information with respect to an alleged violation by any Group Company or any Representative of any applicable Legal Requirement (including, without limitation, any Health Care Legal Requirement or FDA Legal Requirement) applicable to the Group Companies’ business and, to the Company’s Knowledge, no Representative has received any such notice or communication.

(b)         Each Group Company has all Governmental Authorizations from the FDA and any other Governmental Entity required to conduct their respective businesses as currently conducted. Each such Governmental Authorization is valid and subsisting in full force and effect. To the Company’s Knowledge, neither the FDA nor any comparable Governmental Entity is considering terminating, limiting, suspending or revoking any Governmental Authorizations. Each Group Company has fulfilled and performed its obligations under each Governmental Authorization, and no event has occurred or condition or state of facts exists which would constitute a breach or default or would cause revocation, termination, suspension or any limitation of any such Governmental Authorization. To the Company’s Knowledge, any third party that is a manufacturer or contractor for any Group Company is in compliance with all Governmental Authorizations from the FDA or comparable Governmental Entity insofar as they pertain to the manufacture of the Products or any components, parts or accessories of the Products. All applications, notifications, submissions, information, claims, reports and statistics, and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a Governmental Authorization from the FDA or other analogous Governmental Entity, when submitted to the FDA or such other Governmental Entity, were believed in good faith to be true, complete and correct in all material respects as of the date of submission and any necessary and required updates, changes, corrections, or modification to such applications, submissions, information and data have been submitted to the FDA or other Governmental Entity. Each Group Company has maintained or filed with the FDA all material reports, documents, forms, notices, applications, records or claims that are necessary to comply with FDA Legal Requirements.

(c)         All products developed, tested, investigated, manufactured, processed, labeled, packaged, stored, distributed, marketed, advertised, sold, imported or exported by or on behalf of any Group Company that have received a Governmental Authorization from the FDA or comparable Governmental Entity have been and are being developed, tested, investigated, manufactured, processed, labeled, packaged, stored, distributed, marketed, advertised, sold, imported and exported pursuant to and in compliance with such Governmental Authorizations and all FDA Legal Requirements, including those regarding non-clinical and clinical research, validation testing, establishment registration, premarket notification, device listing, the Quality System Regulation, labeling, advertising, device importation and exportation, record-keeping, medical device reporting for adverse events and malfunctions, and reporting of corrections and removals.

(d)         All preclinical and clinical investigations sponsored or conducted by or on behalf of any Group Company have been and are being conducted in compliance with all applicable Legal Requirements, including FDA Legal Requirements, applicable research protocols, institutional review board or other ethics committee requirements, and applicable federal and state Legal Requirements relating to patient privacy requirements or restricting the use and disclosure of individually identifiable health information. The Group Companies have not received any notice that

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any Governmental Entity or institutional review board or independent ethics committee has initiated, or threatened to initiate, any action to suspend, place on hold, terminate, delay, or otherwise restrict any clinical trial sponsored or conducted by or on behalf of any Group Company.

(e)         No Group Company has received any notice or communication from the FDA, any Governmental Entity, or any third party alleging or asserting noncompliance with any Governmental Authorization or FDA Legal Requirement, including any FDA Form-483, Warning Letter, notice of violation, Untitled Letter, “It Has Come to Our Attention” letter, Cyber Letter, or notice of inspectional observations. No Group Company is subject to, and to the Company’s Knowledge, there is no act, omission, event or circumstance that would reasonably be expected to give rise to, any administrative, regulatory or enforcement action by any Governmental Entity concerning noncompliance with any FDA Legal Requirement.

(f)          Except as set forth in Section 4.25 of the Disclosure Letter, within the last three (3) years prior to the date of this Agreement, (i) there have been no recalls, field corrections, suspensions of manufacturing or distribution, clinical holds by any IRB or Governmental Authority, seizures, withdrawals, discontinuations, or import holds, alerts, detentions, or refusals related to the Group Companies’ business or any of the Products (and to the Company’s Knowledge none are threatened or pending) and (ii) no reports of any problems, malfunctions, device-related serious adverse events, or defects involving any Products or related to the Group Companies’ business have been filed or are required to have been filed with any Governmental Entity under any Legal Requirement. There are no pending, and within the last three (3) years prior to the date of this Agreement, there have not been any, Legal Proceedings or threats thereof related to product liability involving any Product, and no such Legal Proceedings or threats have been settled, adjudicated or otherwise disposed of within the three (3) years prior to the date of this Agreement.

(g)         Neither the Group Companies nor any of their Representatives have made an untrue statement of a material fact or fraudulent statement to any Governmental Entity, including the FDA, failed to disclose a material fact required to be disclosed to any Governmental Entity, or committed an act, made a material statement, or failed to make a material statement, including that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in the FDA’s Compliance Policy Guide, Section 120.100 (CPG 7150.09), or another Governmental Entity to invoke a similar policy. Neither the Group Companies nor any of the Representatives have been debarred by the FDA under 21 U.S.C. § 335a or engaged in any conduct that would reasonably be expected to result in such a debarment.

(h)         There are no citations, decisions, adjudications or written statements by any Governmental Entity or consent decrees stating that any Product is defective or unsafe or fails to meet any standards or requirements promulgated by any such Governmental Entity. To the Company’s Knowledge, there is no fact or condition related to any Product that would impose upon the Group Companies a duty to recall any Product or material liability for returns or other product liability claims with respect to the Products.

(i)          None of the Group Companies are, and none have been, subject to any inspection, finding, investigation, penalty, survey, assessment, audit, monitoring or other form of review, or compliance or enforcement action, by a Governmental Entity.

4.26.     Healthcare Regulatory Compliance.

(a)         The Group Companies are, and have been, in compliance with, to the extent applicable to the business of the Group Companies, all Health Care Legal Requirements. Neither the Group Companies nor any officer, director, managing employee, or agent (as certain of those terms are defined in 42 C.F.R. § 1001.2) of any Group Company, nor any other Person described in 42 C.F.R. §1001.1001(a)(2), nor any other Representative of any Group Company, is a party to, or bound by, any order, consent decree, individual integrity agreement, corporate integrity agreement or other formal or informal agreement with any Governmental Entity concerning compliance with Health Care Program Laws.

(b)         Neither the Group Companies nor any officer, director, managing employee, or agent (as certain of those terms are defined in 42 C.F.R. § 1001.102) of any Group Company, nor any other Person described in 42 C.F.R. § 1001.1001(a)(2), nor any other Representative of any Group Company: (i) has been charged with or convicted of any criminal offense relating to the delivery of an item or service under any Federal Health Care Program; (ii) has been debarred, excluded or suspended from participation in any Federal Health Care Program; (iii) has had a

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civil monetary penalty assessed against it, him or her under 42 U.S.C. § 1320a-7a; (iv) is currently listed on the General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs; or (v) to the Company’s Knowledge, is or has been involved in any investigation relating to any Federal Health Care Program-related offense.

(c)         None of the Group Companies has, nor has any officer, director, managing employee, or agent (as certain of those terms are defined in 42 C.F.R. § 1001.102) of any Group Company, nor has any other Person described in 42 C.F.R. § 1001.1001(a)(2), nor any other Representative of any Group Company, engaged in any activity that is in violation of, or is cause for civil penalties or mandatory or permissive exclusion under Medicare or Medicaid, Sections 1128, 1128A, 1128B, 1128C or 1877 of the Social Security Act (42 U.S.C. §§ 1320a-7, 1320a-7a, 1320a-7b, 1320a-7c and 1395nn), TRICARE, the civil False Claims Act of 1863 (31 U.S.C. § 3729 et seq.), criminal false claims statutes (e.g., 18 U.S.C. §§ 287 and 1001), the Program Fraud Civil Remedies Act of 1986 (31 U.S.C. § 3801 et seq.), the anti-fraud and related provisions of the Health Insurance Portability and Accountability Act of 1996 (e.g., 18 U.S.C. §§ 1035 and 1347), or related regulations, or any applicable other federal or state Legal Requirements that govern the health care industry (collectively, “Health Care Program Laws”), including the following:

(i)          knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment;

(ii)         knowingly and willfully making or causing to be made a false statement or representation of a material fact for use in determining rights to any benefit or payment;

(iii)        knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or kind (A) in return for referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part under any Federal Health Care Program; or (B) in return for purchasing, leasing, or ordering, or arranging, or arranging for or recommending purchasing, leasing, or ordering any good, facility, service or item for which payment may be made in whole or in part under any Federal Health Care Program;

(iv)        knowingly and willfully offering or paying any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind, to any Person to induce such Person (A) to refer an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part under a Federal Health Care Program; or (B) to purchase, lease, order or arrange for or recommend purchasing, leasing or ordering any good, facility, service or item for which payment may be made in whole or in part under a Federal Health Care Program unless such offer or payment fully complies with applicable statutory or regulatory safe harbors; or

(v)         any other activity that violates any applicable state or federal Legal Requirement relating to prohibiting fraudulent, abusive or unlawful practices connected in any way with the provision of health care items or services or the billing for such items or services provided to a beneficiary of any Federal Health Care Program.

(d)         No Group Company is a business associate, as such term is defined in 45 C.F.R. § 160.103, as amended. No Group Company is in violation of HIPAA or the Federal Privacy and Security Regulations. To the Company’s Knowledge, no Group Company is, or has been, under investigation by any Governmental Entity for a violation of HIPAA or the Federal Privacy and Security Regulations, including receiving any notices from the United States Department of Health and Human Services Office of Civil Rights relating to any such violations.

(e)         Each Group Company maintains and has maintained plans, controls, policies and procedures in material compliance with all applicable Health Care Program Laws, and have complied in all material respects and are currently conducting their business in material compliance with all such policies and procedures. Where required by applicable Health Care Program Laws, each Group Company has required through executed current, legal, valid and binding agreements all of its contractors to comply with Health Care Program Laws applicable to such contractor in the context of such contractor’s relationship with the Group Company.

(f)          Neither the Group Companies nor any of their Representatives (i) is a party to a corporate integrity agreement with the OIG (or a foreign equivalent), or (ii) has entered into or is negotiating a settlement agreement with a Governmental Entity relating to Health Care Program Laws.

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(g)         Each Group Company that has received grant funds from a Governmental Entity has complied with the terms of such grant awards and made all filings required under applicable Legal Requirements for awardees of such grants.

(h)         To the Knowledge of the Company, each officer, director, employee, agent, or Representative of each Group Company who is or has been involved in clinical or nonclinical research published in a medical journal or publication in connection with any of the Products is, and has been, in connection with such publications, in compliance with the applicable disclosure requirements of the medical journals, research sponsors, and any institutions’ research policies with which such individual must comply.

(i)          All arrangements involving the offer, sale, or issuance of an equity interest in any Group Company by any Group Company or its Representatives to any health care professional, organization, or other health care provider are, and have been, memorialized in writing, at fair market value, comparable in terms to arrangements with Persons who are not health care professionals, organizations, or other providers, and in compliance with applicable Health Care Program Laws.

4.27.     Governmental Grants. Other than as set forth on Section 4.27 of the Company Disclosure Letter, no Governmental Grants have been received by any Group Company. There are no pending applications for Governmental Grants by any Group Company.

4.28.     Brokers. Except as set forth on Section 4.28 of the Company Disclosure Letter, the Group Companies do not have any liability for brokerage, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or the Transactions on account of Contracts entered into by any Group Company.

4.29.     Disclaimer of Other Warranties. THE COMPANY AND MERGER SUB HEREBY ACKNOWLEDGE THAT, EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE V OR IN ANY OTHER TRANSACTION AGREEMENT, NEITHER SPAC NOR ANY AFFILIATE OR REPRESENTATIVE OF SPAC HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO THE COMPANY OR MERGER SUB OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO SPAC OR ANY OF ITS BUSINESSES, ASSETS OR PROPERTIES, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY SPAC IN ARTICLE V OR BY SPAC OR ANY OF ITS AFFILIATES IN ANY OTHER TRANSACTION AGREEMENT, NONE OF SPAC, ANY OF ITS AFFILIATES, OR ANY OF THEIR RESPECTIVE REPRESENTATIVES IS MAKING OR SHALL BE DEEMED TO HAVE MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO: (A) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO THE COMPANY, ITS SUBSIDIARIES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES BY OR ON BEHALF OF SPAC IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS; (B) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT; OR (C) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO SPAC OR ITS BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING. THE COMPANY AND MERGER SUB HEREBY ACKNOWLEDGE THAT THEY HAVE NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY OF SPAC THAT IS NOT EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION AGREEMENTS.

4.30.     NO ADDITIONAL REPRESENTATIONS AND WARRANTIES.

(a)         NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY OR OTHERWISE CONTAINED IN THE COMPANY DISCLOSURE LETTER, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY AND MERGER SUB IN THIS ARTICLE IV AND IN THE TRANSACTION AGREEMENTS TO WHICH THEY ARE A PARTY, NEITHER THE COMPANY NOR MERGER SUB NOR ANY AFFILIATE THEREOF NOR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE GROUP COMPANIES OR ANY OTHER PERSON OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO SPAC OR ANY OF ITS RESPECTIVE AFFILIATES OR REPRESENTATIVES OF ANY DOCUMENTATION,

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FORECASTS, PROJECTIONS OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY AND MERGER SUB IN THIS ARTICLE IV OR IN THE TRANSACTION AGREEMENTS TO WHICH THEY ARE A PARTY, ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE EXPRESSLY DISCLAIMED BY THE COMPANY AND MERGER SUB.

(b)         WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NEITHER THE COMPANY, MERGER SUB NOR THE SHAREHOLDERS OF THE FOREGOING NOR THEIR RESPECTIVE AFFILIATES, NOR ANY REPRESENTATIVE OF THE FOREGOING, HAS MADE, AND NONE OF THEM SHALL BE DEEMED TO HAVE MADE, ANY REPRESENTATIONS OR WARRANTIES IN THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE GROUP COMPANIES THAT HAVE BEEN MADE AVAILABLE TO SPAC, INCLUDING DUE DILIGENCE MATERIALS, OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE GROUP COMPANIES BY THE MANAGEMENT OF THE GROUP COMPANIES IN CONNECTION WITH THE TRANSACTIONS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY SPAC IN EXECUTING, DELIVERING AND PERFORMING THE TRANSACTION AGREEMENTS AND THE TRANSACTIONS. IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING BUT NOT LIMITED TO, ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY THE GROUP COMPANIES AND THEIR REPRESENTATIVES ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF ANY GROUP COMPANY, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY SPAC IN EXECUTING, DELIVERING AND PERFORMING THE TRANSACTION AGREEMENTS AND THE TRANSACTIONS.

Article V

REPRESENTATIONS AND WARRANTIES OF SPAC

Except: (i) as set forth in the letter dated as of the date of this Agreement and delivered by SPAC to the Company prior to or in connection with the execution and delivery of this Agreement (the “SPAC Disclosure Letter”); and (ii) as disclosed in the SPAC SEC Reports filed or furnished with the SEC (and publicly available) prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such SPAC SEC Reports), excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements, SPAC represents and warrants to the Company and Merger Sub as follows:

5.1.     Organization and Qualification. SPAC is duly incorporated, validly existing and in good standing (to the extent such concept exists in the relevant jurisdiction) under the laws of the State of Delaware. SPAC has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. SPAC is duly qualified or licensed to do business in each jurisdiction in which it is conducting its business, or where the operation, ownership or leasing of its properties makes such qualification or licensing necessary. SPAC is not in violation of any of the provisions of its Governing Documents in any material respect.

5.2.     Capitalization.

(a)         As of the date of this Agreement, there are (i) 1,000,000 authorized shares of preferred stock, par value $0.0001 per share, of SPAC (the “SPAC Preferred Stock”); (ii) 100,000,000 authorized shares of Class A common stock, par value $0.0001 per share, of SPAC (“SPAC Class A Stock”); and (iii) 10,000,000 authorized shares of Class B common stock, par value $0.0001 per share, of SPAC (“SPAC Class B Stock” and, together with the SPAC Preferred Stock and the SPAC Class A Stock, the “SPAC Shares”). As of the date of this Agreement, assuming the Unit Separation has occurred with respect to all SPAC Units, SPAC has 25,000,000 shares of SPAC Class A Stock issued and outstanding, and none are held by SPAC in its treasury, 6,250,000 shares of SPAC Class B Stock issued and outstanding and no shares of SPAC Preferred Stock issued or outstanding. As of the date of this Agreement, and assuming the Unit Separation has occurred, there are 13,266,666 warrants to purchase one share of SPAC Class A Stock issued and outstanding, of which 8,333,333 were included in the SPAC Units prior to their respective Unit Separation (the “Public Warrants”) and 4,933,333 were issued to SPAC Sponsor (the “Private Placement Warrants”

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and, collectively with the Public Warrants, the “SPAC Warrants”). All outstanding SPAC Class A Stock and SPAC Class B Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to, nor have been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right. The SPAC Warrants have been validly issued, and constitute valid and binding obligations of SPAC, enforceable against SPAC in accordance with their terms (subject to Enforcement Exceptions). All of the outstanding securities of SPAC have been granted, offered, sold and issued in material compliance with all applicable securities Legal Requirements.

(b)         Except for the SPAC Warrants and the SPAC Class B Stock, there are no outstanding options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments or Contracts of any kind to which SPAC is a party or by which it is bound obligating SPAC to issue, deliver or sell, or cause to be issued, delivered or sold, additional SPAC Shares or any other shares of capital stock or other interest or participation in, or any security convertible or exercisable for or exchangeable into, SPAC Shares or any other shares of capital stock or other interest or participation in SPAC. SPAC has no direct or indirect Subsidiaries or participations in joint ventures or other entities, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Other than in connection with the SPAC Stockholder Redemption, there are no outstanding contractual obligations of SPAC to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(c)         Except as set forth in SPAC’s Governing Documents, the Current Registration Rights Agreement, or a Transaction Agreement, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings to which SPAC is a party or by which SPAC is bound with respect to any ownership interests of SPAC.

5.3.     Authority Relative to this Agreement. SPAC has the requisite power and authority to: (a) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party; and (b) carry out its obligations hereunder and thereunder and to consummate the Transactions (including the Merger). The execution and delivery by SPAC of this Agreement and the other Transaction Agreements to which it is a party, and the consummation by SPAC of the Transactions (including the Merger) have been (or, in the case of any Transaction Agreements entered into after the date of this Agreement, will be upon execution thereof) duly and validly authorized by all requisite action on the part of SPAC, and no other proceedings on the part of SPAC are necessary to authorize this Agreement or the other Transaction Agreements to which it is a party or to consummate the transactions contemplated thereby, other than approval by the SPAC Stockholders of the SPAC Stockholder Matters. This Agreement and the other Transaction Agreements to which SPAC is a party have been (or, in the case of any Transaction Agreements entered into after the date of this Agreement, will be upon execution thereof) duly and validly executed and delivered by SPAC and, assuming the due authorization, execution and delivery hereof and thereof by the other parties thereto, constitute the legal and binding obligations of SPAC enforceable against it in accordance with their terms (subject to the Enforcement Exceptions).

5.4.     No Conflict; Required Filings and Consents.

(a)         Subject to receipt of the SPAC Stockholder Approval (including the SPAC Minority Stockholder Approval), the execution and delivery by SPAC of this Agreement and the other Transaction Agreements to which it is a party do not (or, in the case of any Transaction Agreements to be entered into by SPAC after the date of this Agreement, will not), the performance of this Agreement and the other Transaction Agreements to which SPAC is or as of the Closing will be a party will not, and the consummation of the Transactions, shall not: (i) conflict with or violate its Governing Documents; (ii) conflict with or violate any applicable Legal Requirements; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair its rights or alter the rights or obligations of any third party under, or give to any third party any rights of consent, termination, amendment, acceleration or cancellation under, or result in the creation of a Lien (other than any Permitted Lien) on any of the properties or assets of SPAC pursuant to, any Contracts to which SPAC is a party or by which its assets are bound, except, with respect to the foregoing clauses (ii) and (iii), as has not had and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

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(b)         The execution and delivery of this Agreement by SPAC and the other Transaction Agreements to which SPAC is a party, do not, and the performance of its obligations hereunder and thereunder and the consummation of the Transactions and the transactions contemplated thereby will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except for: (i) the filing of the Certificate of Merger in accordance with the DGCL; (ii) the filing of the Registration Statement and any other applicable requirements, if any, of the Securities Act, the Exchange Act or blue sky laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which any Group Company is licensed or qualified to do business; (iii) the filing and approval of a listing application by the Company with NASDAQ with respect to the Company Ordinary Shares to be issued in the Reclassification (as adjusted by the Stock Split) and the Company Ordinary Shares to be issued as the Merger Consideration; and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications has not had and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

5.5.     Compliance; Material Permits.

(a)         Since its incorporation, SPAC has complied in all material respects with and has not been in violation of any applicable Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except where the failure to be in such compliance has not had and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect. Since the date of its incorporation, to the Knowledge of SPAC, no investigation or review by any Governmental Entity with respect to SPAC has been pending or threatened. No written or, to the Knowledge of SPAC, oral notice of non-compliance with any applicable Legal Requirements has been delivered to SPAC. SPAC is in possession of all Material Permits necessary to own, operate and lease the properties it purports to own, operate or lease and to carry on its business as it is now being conducted in all material respects. Each Material Permit held by SPAC is valid, binding and in full force and effect in all material respects.

(b)         SPAC (i) is not in material default or material violation (and no event has occurred that, with or without notice or the lapse of time or both, would constitute a material default or material violation) of any material term, condition or provision of any Material Permit necessary to own, operate and lease the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, in all material respects, and (ii) has not received any written notice from a Governmental Entity that has issued any such Material Permit that it intends to cancel, terminate, modify or not renew any such Material Permit, except in the case of the foregoing clauses (i) and (ii) as would not, individually or in the aggregate, reasonably be expected to be material to SPAC.

5.6.     SPAC SEC Reports and Financial Statements; No Undisclosed Liabilities.

(a)         Except as set forth on Section 5.6(a) of the SPAC Disclosure Letter, SPAC has timely filed all forms, reports, schedules, statements and other documents required to be filed or furnished by SPAC with the SEC under the Exchange Act or the Securities Act since SPAC’s incorporation to the date of this Agreement, together with any amendments, restatements or supplements thereto (all of the foregoing filed prior to the date of this Agreement, the “SPAC SEC Reports”), and will have timely filed all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement through the Closing Date (the “Additional SPAC SEC Reports”). All SPAC SEC Reports, Additional SPAC SEC Reports, any correspondence from or to the SEC (other than such correspondence in connection with the initial public offering of SPAC) and all certifications and statements required by: (i) Rule 13a-14 or 15d-14 under the Exchange Act; or (ii) 18 U.S.C. § 1350 (Section 906) of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”) with respect to any of the foregoing (collectively, the “Certifications”) are available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval system (EDGAR) in full without redaction. SPAC has made available to the Company true, correct and complete copies of all amendments and modifications that have not been filed by SPAC with the SEC to all agreements, documents and other instruments that previously had been filed by SPAC with the SEC and are currently in effect. Since the consummation of the initial public offering of SPAC’s securities, SPAC has timely filed all Certifications with respect to any of SPAC SEC Reports or Additional SPAC SEC Reports. The SPAC SEC Reports were, and the Additional SPAC SEC Reports will be, prepared in all material respects in compliance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The SPAC SEC Reports did not, and the Additional SPAC SEC Reports will not, at the time they were or are filed, as the case may be, with the SEC contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except for such changes (including the resulting restatement of SPAC’s financial statements and amendments to previously

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filed SPAC SEC Reports) to SPAC’s historical accounting of the SPAC Warrants as equity rather than as liabilities as disclosed in SPAC SEC Reports as a result of the Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies that was issued by the SEC on April 12, 2021, and related guidance by the SEC (the “SEC Warrant Liability Statement”). Each director and executive officer of SPAC has filed with the SEC on a timely basis all statements required with respect to SPAC by Section 16(a) of the Exchange Act and the rules and regulations thereunder. As used in this Section 5.6, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or the NASDAQ, so long as copies thereof are publicly available.

(b)         Except for such changes (including the resulting restatement of the financial statements of SPAC and amendments to previously filed SPAC SEC Reports) to SPAC’s historical accounting of the SPAC Warrants as equity rather than liabilities that were required as a result of the SEC Warranty Liability Statement, the financial statements of SPAC contained or incorporated by reference in the SPAC SEC Reports, including all notes and schedules thereto, and the financial statements of SPAC that will be contained or incorporated by reference in any Additional SPAC SEC Report, including all notes and schedules thereto, (i) complied (and, in the case of the financial statements of SPAC to be contained in or to be incorporated by reference in the Additional SPAC SEC Reports, will comply) in all material respects, when filed or if amended prior to the date of this Agreement, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, (ii) were prepared (and, in the case of the financial statements of SPAC to be contained in or to be incorporated by reference in the Additional SPAC SEC Reports, will be prepared) in accordance with U.S. GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X under the Securities Act) and (iii) fairly present (and, in the case of the financial statements of SPAC to be contained in or to be incorporated by reference in the Additional SPAC SEC Reports, will fairly present), in all material respects the financial condition and the results of operations, changes in stockholders’ equity and cash flows of SPAC as at the respective dates of, and for the periods referred to in, such financial statements, all in accordance with: (x) U.S. GAAP; and (y) Regulation S-X or Regulation S-K, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable. SPAC has no off-balance sheet arrangements that are not disclosed in the SPAC SEC Reports. Each of the financial statements of SPAC included or incorporated by reference in the SPAC SEC Reports were derived from the books and records of SPAC and each of the financial statements of SPAC that will be included or incorporated by reference in the Additional SPAC SEC Reports will be derived from the books and records of SPAC, in each case, which books and records are, in all material respects, correct and complete and have been maintained in all material respects in accordance with commercially reasonable business practices.

(c)         To the Knowledge of SPAC, neither the SEC nor any other Governmental Entity is conducting any investigation or review of any SPAC SEC Reports or Additional SPAC SEC Reports. No notice of any SEC review or investigation of SPAC or SPAC SEC Reports or Additional SPAC SEC Reports has been received by SPAC. Since the consummation of the initial public offering of SPAC’s securities, all comment letters received by SPAC from the SEC or the staff thereof and all responses to such comment letters filed by or on behalf of SPAC are publicly available on the SEC’s EDGAR website. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the SPAC SEC Reports.

(d)         Except as set forth in the SPAC SEC Reports, SPAC has designed and maintains a system of internal controls over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act, sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP. SPAC maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and to maintain asset accountability and (iii) access to assets is permitted only in accordance with management’s general or specific authorization.

(e)         There is no liability, debt or obligation of any nature (whether accrued, absolute, contingent or otherwise) against SPAC, except for liabilities and obligations: (i) provided for, or otherwise reflected or reserved for, in the financial statements and notes contained or incorporated by reference in the SPAC SEC Reports (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to SPAC); or (ii) that have arisen since the date of SPAC’s balance sheet for the annual period ended December 31, 2020 in the

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ordinary course of the operation of business of SPAC (other than any such liabilities as are not and would not be, in the aggregate, material to SPAC). Section 5.6(e) of the SPAC Disclosure Letter sets forth SPAC’s reasonable good faith estimate, as of the date hereof, of SPAC Transaction Costs to be incurred in connection with the Transactions, including reasonable detail separated by service provider. Except for the premiums payable in respect of the SPAC D&O Tail Policy, as well as the SPAC Sponsor’s tax advisor’s fees and costs payable in connection with the Transactions, none of the SPAC Transaction Costs are expenses payable or liabilities in respect of or obligations to any member of the SPAC Sponsor or any of its Affiliates.

5.7.     Absence of Certain Changes or Events. Except as contemplated by this Agreement or as otherwise set forth in the SPAC SEC Reports, since the incorporation of SPAC through the date of this Agreement, there has not been any SPAC Material Adverse Effect.

5.8.     Litigation. Except as would not, individually or in the aggregate, reasonably be expected to be material to SPAC, there is: (a) no pending or, to the Knowledge of SPAC, threatened Legal Proceeding, or to the Knowledge of SPAC, any investigation, against SPAC or any of its properties or assets, or any of the directors, managers or officers of SPAC with regard to their actions as such, and to the Knowledge of SPAC, no facts exist that would reasonably be expected to form the basis for any such Legal Proceeding or investigation; (b) other than with respect to audits, examinations or investigations in the ordinary course of business conducted by a Governmental Entity, no pending or, to the Knowledge of SPAC, threatened audit, examination or investigation by any Governmental Entity against SPAC or any of its properties or assets, or any of the directors, managers or officers of SPAC with regard to their actions as such, and to the Knowledge of SPAC, no facts exist that would reasonably be expected to form the basis for any such audit, examination or investigation; (c) no pending or threatened Legal Proceeding by SPAC against any third party; (d) no settlement or similar written agreement that imposes any material ongoing obligation or restriction on SPAC; and (e) no Order imposed or, to the Knowledge of SPAC, threatened in writing to be imposed upon SPAC or any of its respective properties or assets, or any of the directors, managers or officers of SPAC with regard to their actions as such. There is no pending or, to the Knowledge of SPAC, threatened Legal Proceeding challenging or seeking to enjoin, alter or materially delay the Transactions.

5.9.     Business Activities. Since its incorporation, SPAC has not conducted any business activities other than activities: (a) in connection with its organization; (b) in connection with its initial public offering; and (c) directed toward the accomplishment of a business combination. Except as set forth in the Governing Documents of SPAC, there is no Contract or Order binding upon SPAC or to which it is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it, any acquisition of property by it or the conduct of business by it as currently conducted or as currently contemplated to be conducted (including, in each case, following the Closing).

5.10.     SPAC Material Contracts.

(a)         Section 5.10(a) of the SPAC Disclosure Letter sets forth a true, correct and complete list of each (i) “material contract” (as such term is defined in Regulation S-K) to which SPAC is party or by which any of its respective assets are bound, or (ii) Contract under which SPAC has, or may have, any liability to any investment bank, broker, financial advisor, finder or other similar Person (including an obligation to pay any legal, accounting, brokerage, finder’s, or similar fees or expenses) in connection with this Agreement or the Transactions (collectively, the “SPAC Material Contracts”), other than any such SPAC Material Contract that is listed as an exhibit to any SPAC SEC Report.

(b)         True, correct and complete copies of the SPAC Material Contracts have been delivered to or made available to the Company. Except for each SPAC Material Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date and except as has not had and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect, (i) each SPAC Material Contract is in full force and effect and represents the legal, valid and binding obligations of SPAC and, to the Knowledge of SPAC, represent the legal, valid and binding obligations of the other parties thereto, and, to the Knowledge of SPAC, is enforceable by SPAC to the extent a party thereto in accordance with its terms (subject to the Enforcement Exceptions), and (ii) none of the SPAC or, to the Knowledge of SPAC, any other party thereto is in material breach of or material default under, and no event has occurred which, with notice or lapse of time or both, would constitute a material breach of, or material default under, any SPAC Material Contract.

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5.11.     SPAC Listing. The SPAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market (“NASDAQ”) under the symbol “MTACU”. The shares of SPAC Class A Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ under the symbol “MTAC”. The Public Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ under the symbol “MTACW”. None of SPAC nor any of its Related Parties has taken any action in an attempt, or otherwise intended, to terminate the registration of the SPAC Units, the SPAC Class A Stock or SPAC Warrants under the Exchange Act. Except as set forth in the SPAC SEC Reports, SPAC has not received any oral or written notice that the SPAC Units, SPAC Class A Stock or Public Warrants are ineligible or will become ineligible for listing on NASDAQ nor that the SPAC Units, SPAC Class A Stock or Public Warrants do not meet all requirements for the continuation of such listing. SPAC satisfies all of the requirements for the continued listing of the SPAC Units, SPAC Class A Stock and Public Warrants on NASDAQ. SPAC is in material compliance with all applicable NASDAQ listing and corporate governance rules.

5.12.     Trust Account.

(a)         SPAC has at least $250,000,000 in a trust account (the “Trust Account”) (less, as of the Closing, any amounts payable to the holders of SPAC Class A Stock who have validly exercised their right to receive payment pursuant to the SPAC Stockholder Redemptions, if any), maintained and invested pursuant to that certain Investment Management Trust Agreement (the “Trust Agreement”) effective as of December 17, 2020, by and between SPAC and Continental Stock Transfer and Trust Company (“Continental Trust”), for the benefit of its public stockholders, with such funds invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act. The obligations of SPAC under this Agreement are not subject to any conditions regarding SPAC’s, its Affiliates’ or any other Person’s ability to obtain financing for the consummation of the Transactions.

(b)         The Trust Agreement has not been amended or modified and, to the Knowledge of SPAC with respect to Continental Trust, is valid and in full force and effect and is enforceable in accordance with its terms (subject to the Enforcement Exceptions). SPAC has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder, and there does not exist under the Trust Agreement any event that, with the giving of notice or the lapse of time or both, would constitute such a breach or default by SPAC or, to the Knowledge of SPAC, Continental Trust. There are no separate Contracts, side letters or other written understandings: (i) between SPAC and Continental Trust that would cause the description of the Trust Agreement in the SPAC SEC Reports to be inaccurate in any material respect; or (ii) to the Knowledge of SPAC, that would entitle any Person (other than stockholders of SPAC holding SPAC Shares sold in SPAC’s initial public offering who shall have elected to redeem their shares of SPAC Shares pursuant to SPAC’s Governing Documents or the underwriters of the initial public offering with respect to any deferred underwriting compensation) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise taxes from any interest income earned in the Trust Account; and (B) to redeem SPAC Shares in accordance with the provisions of SPAC’s Governing Documents. There are no Legal Proceedings pending or, to the Knowledge of SPAC, threatened in writing with respect to the Trust Account. As of the Closing, the obligations of SPAC to dissolve or liquidate pursuant to SPAC’s Governing Documents shall terminate, and as of the Closing, SPAC shall have no obligation whatsoever pursuant to SPAC’s Governing Documents to dissolve and liquidate the assets of SPAC by reason of the consummation of the Transactions.

5.13.     Taxes.

(a)         All material Tax Returns required to be filed by or on behalf of SPAC have been duly and timely filed with the appropriate Governmental Entity and all such Tax Returns are true, correct and complete in all material respects and were prepared in material compliance with all applicable Legal Requirements. All material amounts of Taxes payable by or on behalf of SPAC (whether or not shown on any Tax Return) have been fully and timely paid, except with respect to matters being contested in good faith by appropriate proceeding and with respect to which adequate reserves have been made in accordance with U.S. GAAP.

(b)         SPAC has complied in all material respects with all applicable Legal Requirements related to the withholding, reporting and remittance of all material amounts of Tax and withheld and paid all material amounts of Taxes required to have been withheld, reported and paid to the appropriate Governmental Entity.

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(c)         No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Entity in writing (nor to the Knowledge of SPAC is there any) against SPAC which has not been fully paid or resolved.

(d)         No Tax audit or other examination of SPAC by any Governmental Entity is presently in progress, nor has SPAC been notified in writing of (nor to the Knowledge of SPAC is there any) any request or threat for such an audit or other examination.

(e)         There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of SPAC.

(f)          SPAC has no liability for a material amount of unpaid Taxes which has not been accrued for or reserved on SPAC’s Financial Statements, other than any liability for unpaid Taxes that has been incurred since the end of the most recent fiscal year in connection with the operation of the business of SPAC in the ordinary course of business.

(g)         SPAC (i) does not have any liability for the Taxes of another Person pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Legal Requirements) or as a transferee or a successor or by Contract (other than pursuant to commercial agreements entered into in the ordinary course of business and the principal purpose of which is not related to Taxes); (ii) is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (excluding commercial agreements entered into in the ordinary course of business and the principal purposes of which is not related to Taxes); and (iii) has not, since its incorporation, ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes.

(h)         SPAC has: (i) not agreed to any waiver of any statute of limitations in respect of Taxes which is still in effect; (ii) not consented to extend the time in which any material amount of Tax may be assessed or collected by any Governmental Entity (other than ordinary course extensions of time to file Tax Returns), which extension is still in effect; (iii) not participated in any “reportable transaction” as defined under Treasury Regulations Section 1.6011-4(b); and (iv) not entered into or been a party to any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code for a taxable period for which the applicable statute of limitations remains open.

(i)          SPAC has not requested, and is not currently bound to, any private letter ruling, technical advice memoranda, or any similar ruling relating to Taxes from any Governmental Entity.

(j)          SPAC has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

(k)         SPAC will not be required to include any material item of income in, or exclude any material item or deduction from, taxable income for any taxable period beginning after the Closing Date or, in the case of any taxable period beginning on or before and ending after the Closing Date, the portion of such period beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred on or prior to the Closing Date; (ii) any change in method of accounting on or prior to the Closing Date, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign Legal Requirements); (iii) any prepaid amount received or deferred revenue recognized on or prior to the Closing Date (including, without limitation, pursuant to Sections 451(c), 455 or 456 of the Code, Treasury Regulations Section 1.451-5 and Revenue Procedure 2004-34), other than in respect of such amounts reflected in the balance sheets included in the Financial Statements, or received in the ordinary course of business since the date of the most recent balance sheet included in the Financial Statements; or (iv) any closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Legal Requirements.

(l)          SPAC has not taken or agreed to take any action that would prevent the Merger from qualifying for the Intended Tax Treatment.

(m)        No claim has been made in writing by any Governmental Entity in a jurisdiction in which SPAC does not file Tax Returns that SPAC is or may be subject to Tax by, or required to file Tax Returns in, that jurisdiction.

(n)         The SPAC is not a party to any Contract that will result, and the consummation of the Transactions will not, either alone or in combination with another event, result, in the payment of “excess parachute payment”

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(within the meaning of Section 280G(b) of the Code) by the SPAC with respect to any “disqualified individual” (within the meaning of Section 280G(c) of the Code) of the SPAC. No SPAC Contract provides for a Tax gross-up, make-whole or similar payment with respect to the Taxes imposed under Sections 409A or 4999 of the Code.

5.14.     Information Supplied. The information relating to SPAC to be supplied by or on behalf of SPAC for inclusion or incorporation by reference in the Registration Statement and the Proxy Statement/Prospectus will not, on the date of filing thereof or the date it is first mailed to SPAC Stockholders, as applicable, at the time of any amendment or supplement thereof, or at the time of the SPAC Special Meeting, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading at the time and in light of the circumstances under which such statement is made. The Registration Statement and the Proxy Statement/Prospectus will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation is made by SPAC with respect to the information that has been or will be supplied by the Company or any of its Representatives for inclusion in the Registration Statement and the Proxy Statement/Prospectus or any projections or forecasts to be included therein.

5.15.     Employees; Benefit Plans. As of the date of this Agreement, (a) SPAC does not have and has never had any employees and (b) SPAC does not and has never sponsored, maintained, contributed to or had any liability in respect of any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) or any retirement, supplemental retirement, deferred compensation, employment, bonus, incentive compensation, stock purchase, employee stock ownership, equity-based, phantom-equity, profit-sharing, severance, termination protection, change in control, retention, employee loan, retiree medical or life insurance, educational, employee assistance, fringe benefit and all other employee benefit plan, policy, agreement, program or arrangement, whether or not subject to ERISA, whether oral or written.

5.16.     Insurance. Except for directors’ and officers’ liability insurance, SPAC does not maintain any insurance policies.

5.17.     Intellectual Property. SPAC does not own, license or otherwise have any right, title or interest in any Intellectual Property. To the Knowledge of SPAC, SPAC does not infringe, misappropriate or violate any Intellectual Property of any other Person.

5.18.     Title to Property. SPAC does not own or lease any real property or, other than cash, personal property. There are no options or other Contracts under which SPAC has a right or obligation to acquire or lease any interest in any real property or personal property.

5.19.     Board Approval; Stockholder Vote. The SPAC Board (including any required committee or subgroup of the SPAC Board) has unanimously: (a) determined that the Merger is fair to, and in the best interests of, SPAC and the SPAC Stockholders, (b) approved this Agreement, the Merger and the other Transactions and (c) determined to recommend that the SPAC Stockholders vote to approve the SPAC Stockholder Matters. Other than the SPAC Stockholder Approval and SPAC Minority Stockholder Approval, no other corporate proceedings on the part of SPAC is necessary to approve the consummation of the Transactions.

5.20.     State Takeover Statutes Inapplicable. Section 203 of the DGCL is inapplicable to and no other “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Legal Requirement is applicable to, the Merger and the other Transactions, including the entry by the Company into the SPAC Sponsor Letter Agreement.

5.21.     Brokers. Except as set forth in Section 5.21 of the SPAC Disclosure Letter, SPAC does not have any liability for brokerage, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or the Transactions.

5.22.     Residency.

(a)         SPAC is a non-Israeli resident company that has no activities in Israel, and its activities are controlled and managed outside of Israel. None of SPAC’s directors and officers is an Israeli resident.

(b)         (i) Neither the SPAC Sponsor (excluding the beneficial owners of any equity interests of the SPAC Sponsor) nor, to the Knowledge of SPAC, any Person who, directly or indirectly, is a registered holder of any, or

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beneficially owns at least five percent (5%), of the issued and outstanding SPAC Shares is an Israeli resident for Tax purposes. As used in this Section 5.22(b), “beneficial owner” or any variation thereof, including “beneficially own,” shall have the meaning ascribed to it in Rule 13d-3 of the Exchange Act.

5.23.     SPAC Working Capital Notes. There are no outstanding SPAC Working Capital Notes as of the date of this Agreement.

5.24.     Transactions with Related Parties. Except as described in the SPAC SEC Reports or as otherwise set forth on Section 5.24 of the SPAC Disclosure Letter, there are no Contracts between SPAC, on the one hand, and any present or former directors, officers, employees or Affiliates of SPAC or the SPAC Sponsor (or an immediate family member of any of the foregoing), on the other hand.

5.25.     Disclaimer of Other Warranties. SPAC HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE IV OR IN ANY OTHER TRANSACTION AGREEMENT, NONE OF THE GROUP COMPANIES NOR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO SPAC OR THE SPAC SPONSOR OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO ANY OF THE GROUP COMPANIES OR ANY OF THEIR RESPECTIVE BUSINESSES, ASSETS OR PROPERTIES, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY AND MERGER SUB IN ARTICLE IV OR BY THE COMPANY IN ANY OTHER TRANSACTION AGREEMENT, NONE OF THE GROUP COMPANIES NOR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES IS MAKING OR SHALL BE DEEMED TO HAVE MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO: (A) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE BY OR ON BEHALF OF THE COMPANY IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS; (B) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT; OR (C) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO ANY OF THE GROUP COMPANIES OR ANY OF THEIR RESPECTIVE BUSINESSES, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS OR PROJECTED OPERATIONS OF THE FOREGOING. SPAC HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION AGREEMENTS.

Article VI

CONDUCT PRIOR TO THE CLOSING DATE

6.1.     Conduct of Business by the Company and the Company Subsidiaries.

(a)         During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing, the Company shall, and shall cause each of the Company Subsidiaries to carry on its business in the ordinary course consistent with past practice, except: (w) to the extent that SPAC shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed); (x) as required by applicable Legal Requirements (including any COVID-19 Measure) or any Governmental Entity or as reasonably necessary in light of COVID-19; (y) as expressly required, permitted or contemplated by this Agreement or any of the other Transaction Agreements (including in connection with the PIPE Investment, the issuance of the Price Adjustment Rights or the Capital Restructuring); or (z) as set forth in Section 6.1(a) of the Company Disclosure Letter. Notwithstanding the foregoing, no action or failure to take action with respect to matters specifically addressed by any of the provisions of Section 6.1(b) shall constitute a breach under this Section 6.1(a) unless such action or failure to take action would constitute a breach of such provision of Section 6.1(b) and this Section 6.1(a).

(b)         During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing, except (w) to the extent that SPAC shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed); (x) as required by applicable Legal Requirements (including any COVID-19 Measure) or any Governmental Entity or as reasonably necessary in light of

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COVID-19; (y) as expressly required, permitted or contemplated by this Agreement or any of the other Transaction Agreements (including in connection with the PIPE Investment, the issuance of the Price Adjustment Rights or the Capital Restructuring); or (z) as set forth in Section 6.1(b) of the Company Disclosure Letter, the Company shall not, and shall cause the Company Subsidiaries not to, do any of the following:

(i)          sell, assign, lease, sublease, exclusively license, exclusively sublicense, abandon, pledge or otherwise transfer or dispose of or grant any right, title or interest in, to or under, any material assets (including material Company Owned Intellectual Property) of the Group Companies taken as a whole, except (A) in the ordinary course of business or (B) any transaction between the Company or any of its direct or indirect wholly owned Subsidiaries, on the one hand, and any other direct or indirect wholly owned Subsidiary of the Company, on the other hand;

(ii)         except for transactions solely among the Company and any of the Company Subsidiaries: (A) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or other equity security of any Group Company (other than distributions made by any direct or indirect wholly owned Subsidiaries of the Company to the Company or any of its other direct or indirect wholly owned Subsidiaries), or split, combine or reclassify any capital stock or other equity security of any Group Company; (B) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or other equity security of any Group Company (other than repurchases, redemptions or other acquisitions of any such capital stock or other equity security from directors, officers, employees or consultants in accordance with the terms of any equity incentive plan or such Person’s employment, grant, consulting or subscription agreement, in each case, in accordance with the Company’s Governing Documents and such plan or agreement, as in effect as of the date of this Agreement or modified after the date of this Agreement in accordance with this Agreement); or (C) grant, issue or sell, or authorize the grant, issuance or sale of any capital stock or equity security of any Group Company (other than (x) the issuance of securities upon exercise of Vested Company Options or Company Preferred Warrants that, in either such case, were issued and outstanding as of the date of this Agreement, and (y) the issuance of Company Options under the Company Stock Plan to any new hires or to those individuals set forth on Section 6.1(b) of the Company Disclosure Schedule, provided that the aggregate number of Company Ordinary Shares issuable upon exercise of such Company Options shall not exceed 1,589,995 shares);

(iii)        amend its Governing Documents;

(iv)        (A) make any loans to any Person other than any of the Group Companies and other than advances for business expenses and loans or advances to customers and suppliers in the ordinary course of business; or (B) create, incur, assume, guarantee or otherwise become liable for, any indebtedness for borrowed money incurred after the date hereof in excess of $500,000 other than (1) guarantees of any such indebtedness of any Subsidiaries of the Company or guarantees by any Subsidiaries of the Company of any such indebtedness of the Company, (2) any transaction between the Company or any of its direct or indirect wholly owned Subsidiaries, on the one hand, and any other direct or indirect wholly owned Subsidiary of the Company, on the other hand, and (3) ordinary course trade payables;

(v)         make any individual or series of related capital expenditures or incur any individual or series of related research and development expenses (other than for the payment of salaries in the ordinary course of business to employees or contractors of the Group Companies that are involved in research and development) in excess of $100,000;

(vi)        hire, terminate (without cause), furlough, or temporarily lay off any employee with annual compensation in excess of $250,000, or engage or terminate (without cause) any independent contractor receiving annual payments in excess of $250,000;

(vii)       implement or announce any closings, employee layoffs, furloughs, reductions-in-force, reduction in terms and conditions of employment, or other personnel actions that would reasonably be expected to implicate the WARN Act;

(viii)      enter into any settlement, conciliation or similar Contract outside of the ordinary course of business the performance of which would involve the payment by the Group Companies in excess of $75,000, in the aggregate;

(ix)        terminate or modify in any material respect any material insurance policy;

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(x)         adopt, amend or terminate any Employee Benefit Plan;

(xi)        abandon any patent applications or retire any patent families by failing to file a continuation patent application;

(xii)       enter into or modify any contract with any health care professional, institution, organization or other provider, other than contracts solely relating to the purchase of Products by such health care professional, institution, organization or other provider, other than in the ordinary course of business;

(xiii)      except as required by U.S. GAAP (or any interpretation thereof) or to obtain compliance with PCAOB auditing standards or to upgrade its practices to those suitable for a public company, (A) make any material change in accounting methods, principles or practices or (B) change (or request to change) any material method of accounting for Tax purposes;

(xiv)      (A) take any action outside of the ordinary course of business with respect to its Tax Returns or Tax filing positions that would have the effect of materially increasing Tax on any Group Company, (B) make, change or revoke any material Tax election, (C) file any amended Tax Return, (D) enter into any agreement (including, without limitation, a closing agreement) with respect to Taxes (excluding agreements entered into in the ordinary course of business the primary purpose of which does not relate to Taxes), (E) surrender any right to claim a material refund of Taxes, (F) consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment, (G) adopt or change any accounting methods, practices or periods for Tax purposes, in each case, except as required by applicable Legal Requirements, (H) request any Tax ruling, entered into any Tax sharing or similar agreement or arrangement (excluding agreements or arrangements entered into in the ordinary course of business the primary purpose of which does not relate to Taxes), or (I) settle or compromise any material Tax claim or assessment;

(xv)       engage in any material new line of business ;

(xvi)      authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization, dissolution or winding-up of the Company;

(xvii)     enter into any transaction with any Company Shareholder under which the Company provides to such Company Shareholder any material asset of the Group Companies or any material payment, other than (A) in the ordinary course of business, (B) compensation, benefits and expense reimbursement made or provided to any director, officer, employee or consultant of any Group Company or (C) any transaction or payment that is (1) on arms’ length terms, and (2) approved by a majority of the disinterested members of the Company Board; or

(xviii)    agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 6.1(b)(i) through Section 6.1(b)(xix).

6.2.     Conduct of Business by SPAC.

(a)         During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing, SPAC shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course consistent with past practice, except: (w) to the extent that the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed); (x) as required by applicable Legal Requirements (including any COVID-19 Measure) or any Governmental Entity or as reasonably necessary in light of COVID-19; (y) as expressly required, permitted or contemplated by this Agreement or any of the other Transaction Agreements; or (z) as set forth in Section 6.2(a) of the SPAC Disclosure Letter. Notwithstanding the foregoing, no action or failure to take action with respect to matters specifically addressed by any of the provisions of Section 6.2(b) shall constitute a breach under this Section 6.2(a) unless such action or failure to take action would constitute a breach of such provision of Section 6.2(b) and this Section 6.2(a).

(b)         During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing, except (w) as required by applicable Legal Requirements (including any COVID-19 Measure) or any Governmental Entity or as reasonably necessary in light of COVID-19; (x) to the extent that the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed); (y) as expressly required, permitted or contemplated by this Agreement or any of the other Transaction Agreements; or (z) as set forth in Section 6.2(b) of the SPAC Disclosure Letter, SPAC shall not do any of the following:

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(i)          declare, set aside or pay dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock, warrant or other equity security or split, combine or reclassify any capital stock, warrant or other equity security, effect a recapitalization or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock or warrant, or effect any like change in capitalization;

(ii)         purchase, redeem or otherwise acquire, directly or indirectly, any equity securities of SPAC, the Company or any of the Company Subsidiaries;

(iii)        acquire or establish any Subsidiary;

(iv)        grant, issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or other equity securities or any securities convertible into or exchangeable for shares of capital stock or other equity securities, or subscriptions, rights, warrants or options to acquire any shares of capital stock or other equity securities or any securities convertible into or exchangeable for shares of capital stock or other equity securities, or enter into other agreements or commitments of any character obligating it to issue any such shares of capital stock or equity securities or convertible or exchangeable securities;

(v)         enter into any agreement, understanding or arrangement with respect to the voting of equity securities of SPAC;

(vi)        amend its Governing Documents;

(vii)       voluntarily sell, lease, license, sublicense, abandon, divest, transfer, cancel, abandon or permit to lapse or expire, dedicate to the public, or otherwise dispose of, or agree to do any of the foregoing, or otherwise dispose of material assets or properties or SPAC or its Subsidiaries;

(viii)      (A) create, incur, assume, guarantee or otherwise become liable for, any indebtedness for borrowed money; (B) issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities, enter into any “keep well” or other agreement to maintain any financial statement condition; (C) make a loan or advance to, or capital contribution or investment in, any Person; or (D) enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business; provided, however, that SPAC shall (x) be permitted to incur indebtedness under any SPAC Working Capital Notes in order to meet its reasonable working capital requirements, with any such loans to be made only as reasonably required by the operation of SPAC in due course on a non-interest basis and otherwise on terms and conditions no less favorable than arm’s-length and repayable at Closing; and (y) provide the Company with written notice concurrently with its incurrence of any such SPAC Working Capital Notes;

(ix)        except as required by U.S. GAAP (or any interpretation thereof) or applicable Legal Requirements (including, for the avoidance of doubt, any changes (including any required restatements of SPAC’s financial statements or SPAC SEC Reports) to SPAC’s historical accounting of the SPAC Warrants as equity rather than as liabilities that may be required as a result of the SEC Warrant Liability Statement), make any change in accounting methods, principles or practices;

(x)         (A) make, change or revoke any material Tax election; or (B) change (or request to change) any material method of accounting for Tax purposes, in each case other than in the ordinary course of business or required by an applicable Legal Requirement;

(xi)        create any Liens on any material property or material assets of SPAC;

(xii)       liquidate, dissolve, reorganize or otherwise wind up the business or operations of SPAC;

(xiii)      pay, distribute or advance any assets or property to any of its officers, directors, stockholders or other Affiliates (other than its Subsidiaries) or enter into or amend any agreement with respect to the foregoing, other than regarding (A) payments or distributions relating to obligations in respect of arm’s-length commercial transactions or (B) reimbursement for reasonable expenses incurred in connection with SPAC or its Subsidiaries;

(xiv)      hire any employee or adopt or enter into any employee benefit plan or compensatory plan, policy, program, agreement, trust or arrangement;

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(xv)       modify or amend the Trust Agreement or enter into or amend any other agreement related to the Trust Account; or

(xvi)      agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 6.2(b)(i) through Section 6.2(b)(xiv).

6.3.     Requests for Consent. Notwithstanding anything to the contrary herein, the Parties acknowledge and agree that (a) an e-mail from the Company to one or more of the individuals set forth on Section 6.3 of the SPAC Disclosure Letter (or such other persons as SPAC may specify by notice to the Company) specifically requesting consent under Section 6.1 shall constitute a valid request by the Company, and an e-mail from any such individual providing a consent in response to such request shall constitute a valid consent, for all purposes under Section 6.1 and (b) an e-mail from SPAC to one or more of the individuals set forth on Section 6.3 of the Company Disclosure Letter (or such other persons as the Company may specify by written notice to SPAC) specifically requesting consent under Section 6.2 shall constitute a valid request by SPAC, and an e-mail from any such individual providing a consent in response to such request shall constitute a valid consent, for all purposes under Section 6.2.

Article VII

ADDITIONAL AGREEMENTS

7.1.     Registration Statement; Proxy Statement/Prospectus.

(a)         As promptly as practicable following the execution and delivery of this Agreement, the Company and SPAC shall, in accordance with this Section 7.1, jointly prepare and the Company shall file with the SEC a mutually agreed upon (such agreement not to be unreasonably withheld, conditioned or delayed by either SPAC or the Company, as applicable) (i) registration statement on Form F-4 (as such filing is amended or supplemented, the “Registration Statement”) for the purpose of registering under the Securities Act the offer and sale of the Company Ordinary Shares to be issued in the Reclassification (as adjusted by the Stock Split), the Company Ordinary Shares to be issued as the Merger Consideration, the Company Warrants, the Company Ordinary Shares issuable upon exercise of the Company Warrants, and the Company Ordinary Shares issuable upon the automatic exercise of the Price Adjustment Rights, and (ii) proxy statement/prospectus to be filed with the SEC as part of the Registration Statement and sent to the SPAC Stockholders relating to the SPAC Special Meeting (such proxy statement/prospectus, together with any amendments or supplements thereto, the “Proxy Statement/Prospectus”), both of which shall comply as to form, in all material respects, with the provisions of the Securities Act and Exchange Act (as applicable), for the purpose of (A) providing the SPAC Stockholders with notice of the opportunity to redeem shares of SPAC Class A Stock (the “SPAC Stockholder Redemption”) and (B) soliciting proxies from the SPAC Stockholders to vote at the SPAC Special Meeting in favor of the SPAC Stockholder Matters.

(b)         Each of the Company and SPAC shall use their respective commercially reasonable efforts to (i) cause the Registration Statement (including the Proxy Statement/Prospectus), when filed, to comply in all material respects with all applicable Legal Requirements, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC or its staff concerning the Registration Statement (including the Proxy Statement/Prospectus), (iii) have the Registration Statement declared effective under the Securities Act as promptly as practicable after the date on which the Registration Statement is initially filed with the SEC and (iv) keep the Registration Statement effective for so long as necessary to complete the Reclassification and the Merger. Each of the Company and Merger Sub shall take all actions reasonably necessary to cause the Company to qualify and continue to qualify as a “foreign private issuer” as such term is defined in Rule 405 of Regulation C under the Securities Act and in Rule 3b-4 under the Exchange Act, and to maintain such status through the Closing.

(c)         If, at any time prior to the SPAC Special Meeting, any information relating to SPAC or the Company, or any of their respective Affiliates, officers or directors, is discovered by SPAC or the Company which is required to be set forth in an amendment or supplement to the Registration Statement so that any of such documents would not include a misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly inform the other Party and each of SPAC and the Company shall cooperate reasonably in connection with preparing an appropriate amendment or supplement describing such information to be promptly filed with the SEC and, to the extent required by law, disseminating such information to the SPAC Stockholders.

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(d)         The Company and SPAC shall make all necessary filings with respect to the Transactions under the Securities Act, the Exchange Act and applicable “blue sky” laws. The Company and SPAC agree to use commercially reasonable efforts to promptly provide the other Party with all information in its possession concerning the business, management, operations and financial condition of such Party reasonably requested by the other Party for inclusion in the Registration Statement. The Company and SPAC shall cause the officers and employees of such Party to be reasonably available, during the Company’s normal business hours, to the other Party and its counsel, auditors and other advisors in connection with the drafting of the Registration Statement and responding in a timely manner to comments on the Registration Statement from the SEC.

7.2.     SPAC Stockholder Approval.

(a)         SPAC shall, prior to the Proxy Statement/Prospectus Clearance Date, set a record date that is mutually agreed upon by SPAC and the Company (the “SPAC Record Date”) for determining the SPAC Stockholders entitled to attend the SPAC Special Meeting. SPAC shall commence a “broker search” in accordance with Rule 14a-12 of the Exchange Act. Promptly following the Proxy Statement/Prospectus Clearance Date, SPAC shall timely file the definitive Proxy Statement/Prospectus with the SEC and cause the Proxy Statement/Prospectus to be mailed to each SPAC Stockholder of record as of the SPAC Record Date (such date on which the Proxy Statement/Prospectus is mailed to the SPAC Stockholders, the “Proxy Statement/Prospectus Mailing Date”).

(b)         SPAC shall, as promptly as practicable following the Proxy Statement/Prospectus Clearance Date, duly call, give notice of and hold a special meeting of the SPAC Stockholders (the “SPAC Special Meeting”) for the purpose of obtaining the approval of the SPAC Stockholder Matters, which meeting shall be held not more than twenty-five (25) U.S. Business Days after the Proxy Statement/Prospectus Mailing Date and in any event at least four (4) days prior to the Outside Date. Without the prior written consent of the Company, the SPAC Stockholder Matters shall be the only matters (other than procedural matters) which SPAC shall propose to be acted on by the SPAC Stockholders at the SPAC Special Meeting. SPAC shall use commercially reasonable efforts to obtain the approval of the SPAC Stockholder Matters at the SPAC Special Meeting, including by soliciting proxies as promptly as practicable in accordance with applicable Legal Requirements for the purpose of seeking the approval of the SPAC Stockholder Matters and, if requested by the Company, engaging a proxy solicitor reasonably acceptable to the Company to solicit proxies from the SPAC Stockholders providing the approval of the SPAC Stockholder Matters. Subject to the proviso in the immediately following sentence, SPAC shall include the SPAC Recommendation in the Proxy Statement/Prospectus. The SPAC Board shall not (and no committee or subgroup of the SPAC Board shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the SPAC Recommendation.

(c)         Notwithstanding anything to the contrary contained in this Agreement, SPAC shall not postpone or adjourn the SPAC Special Meeting except in accordance with this Section 7.2(c). SPAC shall be entitled to and, in the case of the following clauses (ii), (iii), (iv) and (v), at the request of the Company, SPAC shall postpone or adjourn the SPAC Special Meeting: (i) after consultation with the Company, to ensure that any supplement or amendment to the Proxy Statement/Prospectus that the SPAC Board has determined in good faith is required by applicable Legal Requirements is disclosed and promptly disseminated to the SPAC Stockholders prior to the SPAC Special Meeting to the extent required by applicable Legal Requirements; (ii) if, as of the time for which the SPAC Special Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus), there are insufficient SPAC Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the SPAC Special Meeting; (iii) to seek withdrawals of redemption requests from the SPAC Stockholders if SPAC or the Company reasonably expects that the condition set forth in Section 8.3(d) would not be satisfied at the Closing; (iv) to seek withdrawals of redemption requests from the SPAC Stockholders if SPAC or the Company reasonably expects that the condition set forth in Section 8.2(e) would not be satisfied at the Closing; or (v) in order to solicit additional proxies from the SPAC Stockholders for purposes of obtaining approval of the SPAC Stockholder Matters if, as of the time for which the SPAC Special Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus), the SPAC Shares voted by proxy are not sufficient to approve the SPAC Stockholder Matters; provided that in the event of a postponement or adjournment pursuant to the foregoing clause (i) or (ii) the SPAC Special Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved; provided, further, that, without the consent of the Company, in no event shall SPAC adjourn the SPAC Special Meeting to a date that is later than four (4) U.S. Business Days prior to the Outside Date.

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7.3.     Company Shareholder Approval. The Company shall use commercially reasonable efforts to obtain from the Company Shareholders, promptly after the Proxy Statement/Prospectus Mailing Date, the Company Shareholder Approval. In furtherance of the foregoing covenant, the Company shall, as promptly as practicable following the Proxy Statement/Prospectus Clearance Date, duly call, give notice of and hold a special meeting of the Company Shareholders (the “Company Special Meeting”) for the purpose of obtaining the approval of the Company Shareholder Matters, which meeting shall be held not more than twenty-five (25) U.S. Business Days after the Proxy Statement/Prospectus Mailing Date and in any event at least four (4) U.S. Business Days prior to the Outside Date.

7.4.     Certain Regulatory Matters.

(a)         Each of the Parties shall use commercially reasonable efforts to take, or cause to be taken, or to do or cause to be done, all actions and things necessary or advisable to consummate and make effective as promptly as practicable the Transactions. Without limiting the generality of the foregoing, as promptly as practicable following the date of this Agreement, the Parties shall make all filings, notices, waiver requests, applications and other submissions, other than any Specified Filing, to any Governmental Entity (the “Required Regulatory Filings”) that are necessary or advisable in connection with all consents, approvals, orders, authorizations, clearances, licenses, waivers and exemptions, other than any Specified Governmental Approvals, that are necessary, proper or advisable to be obtained with respect to the Transactions (the “Required Regulatory Approvals”). The Parties shall promptly and in good faith respond to all information requested of them by any Governmental Entity in connection with such Required Regulatory Filings and otherwise reasonably cooperate in good faith with each other and such Governmental Entities in connection with the Required Regulatory Filings and obtaining the Required Regulatory Approvals. Each Party will promptly furnish to the other Party such information and assistance as the other may reasonably request in connection with its preparation of any Required Regulatory Filings and will take all other commercially reasonable actions necessary or advisable to cause the expiration or termination of any applicable waiting periods with respect to any Required Regulatory Approval as soon as practicable. Unless prohibited by any applicable Legal Requirement or Governmental Entity, the Company shall promptly furnish to SPAC, and SPAC shall promptly furnish to the Company, copies of any notices or substantive written communications received by such Party or, to the knowledge of such Party, any of its Related Parties from any Governmental Entity with respect to the Transactions, and each Party shall permit counsel to the other Party an opportunity to review in advance, and each Party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such Party and/or, to the knowledge of such Party, its Related Parties to any Governmental Entity concerning the Transactions; provided that none of the Parties shall enter into any agreement with any Governmental Entity with respect to the Transactions without the written consent of the other Parties. To the extent not prohibited by any applicable Legal Requirement, the Company agrees to provide SPAC and its counsel, and SPAC agrees to provide the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such Party and/or, to the knowledge of such Party, any of its Related Parties, agents or advisors, on the one hand, and any Governmental Entity, on the other hand, concerning or in connection with the Transactions. Each of the Company and SPAC may, as they deem necessary, designate any sensitive materials to be exchanged in connection with this Section 7.4(a) as “counsel only” and any such sensitive materials, as well as the information contained therein, shall be provided only to a receiving party’s outside and in-house counsel (and mutually-acknowledged outside consultants) and not disclosed by such counsel (or consultants) to any employees, officers, or directors of the receiving party without the advance written consent of the party supplying such materials or information. No Party shall willfully take any action that will have the effect of delaying, impairing or impeding in any material respect the receipt of any of the Required Regulatory Approvals.

(b)         The Company shall use commercially reasonable efforts to obtain from the ITA the Merger Consideration Tax Ruling and the Price Adjustment Right Tax Ruling (collectively, the “Specified Governmental Approvals”). SPAC shall reasonably cooperate with the Company with respect to obtaining the Specified Governmental Approvals. Without limiting the generality of the foregoing, as promptly as practicable following the date of this Agreement, the Company shall make all filings, notices, waiver requests, applications and other submissions to the ITA that have not been made prior to the execution of this Agreement and that are necessary or advisable in connection with the Specified Governmental Approvals (the “Specified Filings”). SPAC will promptly furnish to the Company such information and assistance as the Company may reasonably request in connection with its preparation of any Specified Filings (including by providing any required information concerning SPAC Sponsor). Unless prohibited by any applicable Legal Requirement or Governmental Entity, the Company shall promptly furnish to SPAC, and SPAC shall promptly furnish to the Company, copies of any notices or substantive written communications received by such Party or any of its Affiliates from any Governmental Entity with respect to the Specified Governmental Approvals,

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and each Party shall permit counsel to the other Party an opportunity to review in advance, and each Party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such Party and/or its Affiliates to any Governmental Entity concerning the Specified Governmental Approvals, other than any such communications made prior to the execution of this Agreement. Unless prohibited by any applicable Legal Requirement or Governmental Entity, the Company shall keep the SPAC reasonably apprised of the progress with respect to obtaining the Specified Governmental Approvals. In connection with obtaining any Specified Governmental Approval, each of the Company and SPAC may, as they deem necessary, designate any sensitive materials to be exchanged in connection with this Section 7.4(b) as “counsel only” and any such sensitive materials, as well as the information contained therein, shall be provided only to a receiving party’s outside and in-house counsel (and mutually-acknowledged outside consultants) and not disclosed by such counsel (or consultants) to any employees, officers, or directors of the receiving party without the advance written consent of the party supplying such materials or information. No Party shall willfully take any action that will have the effect of delaying, impairing or impeding in any material respect the receipt of any of the Specified Governmental Approvals.

(c)         Nothing in this Section 7.4 obligates any Party or any of its Affiliates to agree to (i) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities, assets or facilities of any Group Company or any entity, facility or asset of such Party or any of its Affiliates, (ii) terminate, amend or assign existing relationships and contractual rights or obligations, (iii) amend, assign or terminate existing licenses or other agreements, or (iv) enter into new licenses or other agreements. No Party shall agree to any of the foregoing measures with respect to any other Party or any of its Affiliates, except with SPAC’s and the Company’s prior written consent.

(d)         Any filing fees required by Governmental Entities, including with respect to the Required Regulatory Approvals, any Specified Governmental Approval or any registrations, declarations and filings required in connection with the execution and delivery of this Agreement, the performance of the obligations hereunder and the consummation of the Transactions, shall be borne fifty percent (50%) by the Company and fifty percent (50%) by SPAC.

7.5.     Other Filings; Press Release.

(a)         As promptly as practicable after execution of this Agreement (and in any event without four (4) Business Days), SPAC will prepare and file with the SEC a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement (the “Signing Form 8-K”). SPAC shall provide the Company with a reasonable opportunity to review and comment on the Signing Form 8-K prior to its filing and shall consider such comments in good faith.

(b)         Promptly after the execution of this Agreement, SPAC and the Company shall also issue a mutually agreed upon joint press release announcing the execution of this Agreement.

(c)         At least three (3) days prior to Closing, SPAC shall prepare, in consultation with the Company, a draft Current Report on Form 8-K in connection with and announcing the Closing, together with, or incorporating by reference, such information that is required to be disclosed with respect to the Transactions pursuant to Form 8-K (the “Closing Form 8-K”). Prior to the Closing, the Company and SPAC shall prepare a mutually agreeable press release announcing the consummation of the Transactions (“Closing Press Release”). Concurrently with the Closing, SPAC and the Company shall issue the Closing Press Release, and as soon as practicable thereafter but in any event within four (4) Business Days after Closing, file the Closing Form 8-K with the SEC.

7.6.     Confidentiality; Communications Plan; Access to Information.

(a)         The Confidentiality Agreement, and the terms thereof, are hereby incorporated herein by reference. As of the Effective Time, the Confidentiality Agreement will automatically terminate; provided, however, that if for any reason this Agreement is terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

(b)         SPAC and the Company shall reasonably cooperate to create and implement a mutually agreed upon (such agreement not to be unreasonably withheld, conditioned or delayed) communications plan regarding the Transactions promptly following the date hereof. Notwithstanding the foregoing, none of the Parties or any of their respective Affiliates will make any public announcement or issue any public communication regarding this Agreement, the other Transaction Agreements or the Transactions or any matter related to the foregoing, without the prior written consent of the Company, in the case of a public announcement by SPAC, or SPAC, in the case of a

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public announcement by the Company (such consents, in either case, not to be unreasonably withheld, conditioned or delayed), except: (i) for routine disclosures to Governmental Entities made by the Company in the ordinary course of business; (ii) if such announcement or other communication is required by applicable Legal Requirements (provided that, to the extent permitted by applicable Legal Requirements, the disclosing Party first shall, to the extent reasonably practicable, allow such other Parties to review such public announcement or communication and have the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith); (iii) in the case of the Company, (A) internal announcements to employees of any of the Group Companies or (B) communications to suppliers of the Group Companies as the Company determines to be reasonably appropriate (such determination to be made by the Company in good faith); (iv) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with Section 7.5 or this Section 7.6(b); (v) announcements and communications to Governmental Entities in connection with registrations, declarations and filings relating to the Transactions required to be made under this Agreement; and (vi) to enforce any of their respective rights or comply with any of their respective obligations under this Agreement or any other Transaction Agreement.

(c)         From the date hereof until the Closing, the Company will use commercially reasonable efforts to afford SPAC and its financial advisors, accountants, counsel and other representatives reasonable access during the Company’s normal business hours, upon reasonable advance notice, to the properties, books, records and personnel of the Group Companies, as SPAC may reasonably request solely for purposes of facilitating the consummation of the Transactions; provided, however, that any such access shall be conducted in a manner not to materially interfere with the businesses or operations of such Group Companies; provided, further, that such access may be limited to the extent the Company reasonably determines, in light of COVID-19 or COVID-19 Measures, that such access would jeopardize the health and safety of any employee of the Group Companies (and in that case, the Company shall use commercially reasonable efforts to offer reasonable accommodations to SPAC to afford SPAC reasonable access to such individuals or information). From the date hereof until the Closing, SPAC will use commercially reasonable efforts to afford the Company and its financial advisors, accountants, counsel and other representatives reasonable access during the Company’s normal business hours, upon reasonable notice, to the properties, books, records and personnel of SPAC, as the Company may reasonably request in connection with the consummation of the Transactions; provided, however, that any such access shall be conducted in a manner not to materially interfere with the businesses or operations of SPAC; provided, further, that such access may be limited to the extent SPAC reasonably determines, in light of COVID-19 or COVID-19 Measures, that such access would jeopardize the health and safety of any employee of SPAC (and in that case, SPAC shall use commercially reasonable efforts to offer reasonable accommodations to the Company to afford the Company reasonable access to such individuals or information). Notwithstanding anything to the contrary set forth in this Section 7.6(c), no Party shall be required to take any action, provide any access or furnish any information that such Party in good faith reasonably believes would be reasonably likely to (i) cause or constitute a waiver of the attorney-client or other privilege, (ii) violate any applicable Legal Requirement, or (iii) violate any Contract to which such Party is a party or bound; provided, that the Parties agree to use commercially reasonable efforts to make alternative arrangements to allow for such access or furnishings in a manner that does not result in the events set out in the foregoing clauses (i) through (iii).

7.7.     Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, and without limiting the obligations of any Party under Section 7.4, each of the Parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including using commercially reasonable efforts to: (a) cause the conditions set forth in Article VIII to be satisfied prior to the Outside Date; and (b) execute and deliver any additional instruments reasonably necessary to consummate, and to fully carry out the purposes of, the Transactions. This obligation shall include, on the part of SPAC, sending a termination letter to Continental Trust substantially in the applicable form attached to the Trust Agreement (the “Trust Termination Letter”). Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require SPAC or the Company to agree to any divestiture by itself or any of its Affiliates of shares of capital stock or of any business, assets or property, or the imposition of any limitation on the ability of any of them to conduct their business or to own or exercise control over their respective assets, properties and capital stock.

7.8.     Company and SPAC Securities Listings.

(a)         From the date hereof through the Closing, SPAC shall use its commercially reasonable efforts to ensure that SPAC remains listed as a public company on, and for shares of SPAC Class A Stock, Public Warrants

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and SPAC Units to be listed on, NASDAQ. Prior to the Closing Date, SPAC shall cooperate with the Company and use commercially reasonable efforts to take such actions as are reasonably necessary or advisable to cause the shares of SPAC Class A Stock, Public Warrants and SPAC Units to be delisted from NASDAQ and deregistered under the Exchange Act as soon as practicable following the Effective Time.

(b)         From the date hereof through the Closing, SPAC will use commercially reasonable efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Legal Requirements.

(c)         The Company will use its commercially reasonable efforts to: (i) cause the Company’s initial listing application with NASDAQ in connection with the Transactions to have been approved; (ii) satisfy all applicable initial listing requirements of NASDAQ; and (iii) cause the Company Ordinary Shares and the Company Warrants issuable in accordance with this Agreement, including in the Reclassification and in the Merger, to be approved for listing on NASDAQ (and SPAC shall reasonably cooperate in connection therewith), subject to official notice of issuance, in each case, as promptly as reasonably practicable after the Proxy Statement/Prospectus Clearance Date, and in any event prior to the Effective Time.

7.9.     No Claim Against Trust Account. Reference is made to the final prospectus of SPAC, filed with the SEC (File No. 001-39813) on December 21, 2020 (the “SPAC Prospectus”). Each of the Company and Merger Sub acknowledges, agrees and understands that SPAC’s Trust Account contains the proceeds of its initial public offering and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of SPAC’s public stockholders (including overallotment shares acquired by SPAC’s underwriters, the “Public Stockholders”), and that, except as otherwise described in the SPAC Prospectus, SPAC may disburse monies from the Trust Account only: (a) to the Public Stockholders in the event they elect to redeem their SPAC Shares in connection with the consummation of SPAC’s initial business combination (as such term is used in the Prospectus) (the “Business Combination”) or in connection with an extension of its deadline to consummate a Business Combination, (b) to the Public Stockholders if SPAC fails to consummate a Business Combination within twenty-four (24) months after the closing of the IPO, (c) with respect to any interest earned on the amounts held in the Trust Account, as necessary to pay for any franchise and income taxes and up to $100,000 in dissolution expenses, or (d) to SPAC after or concurrently with the consummation of a Business Combination. For and in consideration of SPAC entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its Affiliates that, none of the Company nor any of its Affiliates does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between SPAC or any of its Representatives, on the one hand, and the Company or any of its Representatives or Affiliates, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”). The Company, on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that it or any of its Representative or Affiliates may have against the Trust Account (including distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with SPAC or its Representatives and agrees that it will not seek recourse against the Trust Account for any reason whatsoever (including for an alleged breach of any agreement with SPAC or its Affiliates).

7.10.     No Solicitation.

(a)         During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company shall not, and shall cause its Subsidiaries not to, and shall direct its employees, agents, officers, directors, managers, representatives and advisors (collectively, “Representatives”) not to, directly or indirectly, other than as contemplated by this Agreement: (i) solicit, initiate, knowingly encourage or knowingly facilitate (including by means of furnishing or disclosing information), discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Company Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with a Company Acquisition Proposal or any other request that would reasonably be expected to lead to a Company Acquisition Proposal; (iii) enter into any Contract or understanding regarding a Company Acquisition Proposal; or (iv) otherwise knowingly cooperate in any way with, or knowingly assist or participate in, or knowingly encourage or facilitate any effort or attempt by any Person to do or seek to do any of the foregoing. The Company shall, and shall direct its Representatives to,

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immediately cease and cause to be terminated any and all existing discussions or negotiations with any Person with respect to any Company Acquisition Proposal or other discussions or negotiations that would be reasonably expected to constitute or lead to a Company Acquisition Proposal.

(b)         During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing, SPAC shall not, and shall direct the SPAC Sponsor not to, and shall direct its and their Representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage, directly or indirectly, any inquiry, proposal or offer (written or oral) by, or provide any information to, any Person (other than the Company, Merger Sub and their respective Representatives) concerning any merger, consolidation, purchase of ownership interests or assets of, by or otherwise involving SPAC, or any recapitalization or other business combination transaction involving SPAC (each, a “SPAC Acquisition Proposal”); (ii) furnish or disclose any non-public information to any Person in connection with a SPAC Acquisition Proposal; (iii) enter into or continue any discussions, negotiations or transactions with or respond to any inquiries or proposals by any Person (other than the Company and its Representatives) concerning any SPAC Acquisition Proposal, except to inform such Person of SPAC’s obligations under this Section 7.10; (iv) enter into any Contract or understanding regarding a SPAC Acquisition Proposal; (v) commence, continue or renew any due diligence investigation regarding a SPAC Acquisition Proposal; (vi) prepare or take any steps in connection with an offering of any securities of SPAC (or any successor of SPAC); or (vii) otherwise cooperate in any way with, or assist or participate in, or knowingly encourage or facilitate any effort or attempt by any Person to do or seek to do any of the foregoing. SPAC shall, and shall cause its Representatives to, immediately cease and cause to be terminated any and all existing discussions or negotiations with any Person with respect to any SPAC Acquisition Proposal or other discussions or negotiations that would be reasonably expected to constitute or lead to a SPAC Acquisition Proposal.

Each Party shall promptly (and in no event later than twenty-four (24) hours after becoming aware of such inquiry, proposal, offer or submission) notify the other Parties if it or, to its Knowledge, any of its or its Affiliates’ Representatives receives any inquiry, proposal, offer or submission with respect to a Company Acquisition Proposal (in the case of the Company or any of its Representatives) or SPAC Acquisition Proposal (in the case of SPAC or any of its Representatives) (including the identity of the Person making such inquiry or submitting such proposal, offer or submission), after the execution and delivery of this Agreement. If either Party or its Representatives receives an inquiry, proposal, offer or submission with respect to a Company Acquisition Proposal (in the case of the Company) or SPAC Acquisition Proposal (in the case of SPAC) such Party shall provide the other Parties with a copy of such inquiry, proposal, offer or submission.

(c)         For purposes of this Agreement, “Company Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than SPAC and its Representatives) relating to (i) any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, of (A) 25% or more of the Outstanding Company Equity Securities or (B) 25% or more (based on the fair market value thereof, as determined by the Company Board) of the assets (including capital stock of the Subsidiaries of the Company) of the Company and its Subsidiaries, taken as a whole, (ii) any tender offer or exchange offer that, if consummated, would result in any Person owning, directly or indirectly, 25% or more of the Outstanding Company Equity Securities or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction involving the Company pursuant to which any Person (other than SPAC) would own, directly or indirectly, 25% or more of the equity securities of the Company or of the surviving entity in a merger or the resulting direct or indirect parent of the Company or such surviving entity.

7.11.     Trust Account. During the period commencing on the date of this Agreement and ending as of the earlier of the Closing and the termination of this Agreement in accordance with Article IX, SPAC shall not amend the Trust Agreement in any material respect, make any other agreement related to the Trust Account, or make any distribution of amounts held in the Trust Account except in accordance with the Trust Agreement and SPAC’s Governing Documents. Upon satisfaction or, to the extent permitted by applicable Legal Requirement, waiver of the conditions set forth in Article VIII and provision of notice thereof to Continental Trust (which notice SPAC shall provide to Continental Trust in accordance with the terms of the Trust Agreement): (a) in accordance with and pursuant to the Trust Agreement, at the Closing, SPAC shall: (i) cause the documents, opinions and notices required to be delivered to Continental Trust pursuant to the Trust Agreement to be so delivered, including providing Continental Trust with the Trust Termination Letter; and (ii) make all appropriate arrangements to cause Continental Trust to, and Continental Trust shall thereupon be obligated to, distribute the Trust Account as directed in the Trust Termination Letter, including all amounts payable to: (A) each SPAC Stockholder who properly elects to have such SPAC Stockholder’s SPAC Class A Stock redeemed

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for cash in accordance with the provisions of SPAC’s Governing Documents; (B) pay all SPAC Transaction Costs and (C) immediately thereafter, pay all remaining amounts then available in the Trust Account to SPAC in accordance with the Trust Agreement; and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

7.12.     Director and Officer Matters.

(a)         The Company and the Surviving Company agree that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors or officers, as the case may be, of SPAC (each, together with such person’s heirs, executors or administrators, a “SPAC D&O Indemnified Party”), as provided in its Governing Documents, shall survive the Closing until the six (6) year anniversary of the Closing. For a period of six (6) years from the Closing Date, (i) the Surviving Company shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of SPAC’s Governing Documents as in effect immediately prior to the Closing Date (such provisions, the “D&O Indemnification Provisions”), (ii) the Surviving Company shall not amend, repeal or otherwise modify any such D&O Indemnification Provisions in any manner that would adversely affect the rights thereunder of any SPAC D&O Indemnified Party and (iii) the Company shall honor and guarantee all payments required to be made by the Surviving Company with respect to all such D&O Indemnification Provisions; provided, however, that all rights to indemnification or advancement of expenses in respect of any Legal Proceedings pending or asserted or any claim made within such period shall continue until the disposition of such Legal Proceeding or resolution of such claim.

(b)         Prior to the Closing, SPAC shall purchase a pre-paid “tail” or “runoff” directors’ and officers’ liability insurance policy (the “SPAC D&O Tail Policy”) in respect of acts or omissions occurring prior to the Effective Time covering each such Person that is a director or officer of SPAC currently covered by SPAC’s directors’ and officers’ liability insurance policies on substantially similar terms with respect to coverage, deductibles and amounts no less favorable in the aggregate than those of such policy in effect on the date of this Agreement for the six (6)-year period following the Closing. The Surviving Company shall maintain the SPAC D&O Tail Policy in full force and effect for its full term and cause all obligations thereunder to be honored by SPAC, as applicable, and no other party shall have any further obligation to purchase or pay for such insurance pursuant to this Section 7.12(b).

(c)         Prior to the Closing, the Company shall purchase a pre-paid “tail” or “runoff” directors’ and officers’ liability insurance policy (the “Company D&O Tail Policy”) in respect of acts or omissions occurring prior to the Effective Time covering each such Person that is a director or officer of the Company currently covered by the Company’s directors’ and officers’ liability insurance policies on substantially similar terms with respect to coverage, deductibles and amounts no less favorable in the aggregate than those of such policy in effect on the date of this Agreement for the seven (7)-year period following the Closing. The Company shall maintain the Company D&O Tail Policy in full force and effect for its full term, and no other party shall have any further obligation to purchase or pay for such insurance pursuant to this Section 7.12(c).

(d)         The rights of each SPAC D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such person may have under the Governing Documents of SPAC, any other indemnification arrangement, any Legal Requirement or otherwise. The provisions of this Section 7.12 shall survive the Closing and expressly are intended to benefit, and are enforceable by, each of the SPAC D&O Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 7.12.

(e)         If the Surviving Company or any of its successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of the Surviving Company assume the obligations set forth in this Section 7.12.

7.13.     Tax Matters.

(a)         Notwithstanding anything herein to the contrary, transfer, documentary, sales, use, stamp, registration, excise, recording, registration value added and other such similar Taxes and fees (including any penalties and interest) that become payable in connection with or by reason of the execution of this Agreement and the Transactions (collectively, “Transfer Taxes”) shall be paid by SPAC. Unless otherwise required by applicable Legal Requirement, the Company shall timely file any Tax Return or other document with respect to such Taxes or fees (and the Company and SPAC shall reasonably cooperate with respect thereto as necessary).

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(b)         The Parties intend that, for U.S. federal income tax purposes, (i) the Merger will constitute a “reorganization” described in Sections 368(a) of the Code, (ii) any disposition of SPAC Shares or SPAC Warrants pursuant to Section 3.2 (other than by a person that would be a “five-percent transferee shareholder” (within the meaning of Treasury Regulation Section 1.367(a)-3(c)(5)(ii)) of the Company that does not enter into a five (5)-year gain recognition agreement in the form provided in Treasury Regulation Section 1.367(a)-8(c)) qualify for an exception to Section 367(a)(1) of the Code, and (iii) the Merger will not cause the Company to be treated as a domestic corporation pursuant to Section 7874(b) of the Code, nor will the Merger cause the Company to be treated as a “surrogate foreign corporation” (collectively, the “Intended Tax Treatment”). No Party shall take or cause to be taken any action not contemplated by this Agreement that prevents or impedes, or could reasonably be expected to prevent or impede, the Merger from qualifying for the Intended Tax Treatment. Each Party shall report for all U.S. federal income tax purposes in a manner consistent with the Intended Tax Treatment, and shall not take any position inconsistent with the Intended Tax Treatment, unless otherwise required by Legal Requirements.

(c)         The Company shall cause the SPAC to comply with the reporting requirements contained in Treasury Regulation Section 1.367(a)-3(c)(6) unless otherwise required by Legal Requirements.

(d)         The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g).

(e)         On the Closing Date, SPAC shall provide the Company with a certificate prepared in a manner consistent and in accordance with the requirements of Treasury Regulation Sections 1.897-2(g) and (h), and 1.1445-2(c)(3), certifying that no interest in SPAC is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the Internal Revenue Service prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), each in form and substance reasonably acceptable to the Company; provided that notwithstanding anything to the contrary, in the event SPAC fails to deliver such certificate, the Transaction shall nonetheless be able to close and the Company shall be entitled to make a proper withholding of Tax to the extent required by applicable Legal Requirements.

(f)          Immediately following the Effective Time, the Company shall contribute, as a capital contribution from the Company to SPAC, all of the issued and outstanding shares of capital stock of Memic Inc. to the SPAC in exchange for shares of SPAC, such that Memic Inc. shall become a wholly-owned subsidiary of SPAC.

7.14.     Subscription Agreements. The Company will not amend the Subscription Agreements or waive any provision thereof without the prior written consent of SPAC.

7.15.     Section 16 Matters. Prior to the Effective Time, the SPAC Board shall take all reasonable steps as may be required or permitted to cause any disposition of the SPAC Shares that occurs or is deemed to occur by reason of or pursuant to the Merger by each director and officer of SPAC who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to SPAC to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999.

7.16.     Board of Directors. The Company will use commercially reasonable efforts to take all actions reasonably necessary to, and SPAC shall reasonably cooperate with the Company to, cause the Company Board, immediately after the Effective Time (the “Closing Company Board”) to consist of seven (7) directors, which shall include (a) three (3) non-executive directors designated by the Company (the “Company Directors”), and one (1) additional director designated by the Company, subject to the approval of SPAC (the “Company Independent Director”), and (b) two (2) non-executive directors designated solely by SPAC (the “SPAC Directors”), and one (1) additional director designated by SPAC, subject to the approval of the Company (the “SPAC Independent Director”); provided that at least a majority of the authorized number of directors on the Closing Company Board shall qualify as “independent directors” pursuant to NASDAQ listing standards. The Parties currently expect that (i) the initial SPAC Directors and SPAC Independent Director will be the individuals set forth on Section 7.16 of the SPAC Disclosure Letter, and (ii) that the initial Company Directors and Company Independent Director will be the individuals set forth on Section 7.16 of the Company Disclosure Letter. In furtherance of SPAC’s cooperation obligations under the foregoing sentence, prior to the Proxy Statement/Prospectus Clearance Date, SPAC shall provide the Company with duly completed director questionnaires with respect to the SPAC Directors and SPAC Independent Director in form and substance reasonably acceptable to the Company along with a biography of the SPAC Directors and SPAC Independent Director suitable for inclusion in the Proxy Statement/Prospectus.

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7.17.     Incentive Equity Plan. Prior to the Closing Date, the Company shall approve and adopt, subject to receipt of the Company Shareholder Approval, the “Incentive Equity Plan”, based on the terms and conditions as reasonably mutually agreed upon between SPAC and the Company, to be effective upon and following the Closing, to hire and incentivize its and its Subsidiaries’ directors, managers, executives and other employees, and at the Closing shall reserve thereunder a total pool of awards of Company Ordinary Shares equal to fifteen percent (15%) of the Post-Closing Fully-Diluted Share Amount; provided, however that such fifteen percent (15%) pool shall include, for the avoidance of doubt, any Company Ordinary Shares issued or issuable under any equity awards made pursuant any Company equity incentive plan (including, without limitation, the Incentive Equity Plan and the Company Stock Plan) during the period following the date of this Agreement and prior to the Closing Date other than any Company Ordinary Shares issued or issuable under any equity awards made pursuant to any Company equity incentive plan (including, without limitation, the Incentive Equity Plan and the Company Stock Plan) expressly permitted or contemplated by Section 6.1(b)(ii). As soon as practicable following the Closing, the Company shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the Company Ordinary Shares issuable under the Incentive Equity Plan.

7.18.     Company Financial Statements. As promptly as reasonably practicable following the date of this Agreement, the Company shall use commercially reasonable efforts to obtain from a “big four” accounting firm PCAOB compliant audited financial statements for the Company’s fiscal year ending December 31, 2020, as well as such other financial statements of the Company that are required to be included in the Registration Statement, in each case, that satisfy SEC filing requirements for the Registration Statement (including the Proxy Statement/Prospectus) and are prepared in accordance with U.S. GAAP (the “Required Financial Statements”). From the date hereof until the Proxy Statement/Prospectus Clearance Date, the Company will deliver to SPAC accurate copies of any unaudited, unreviewed management accounts and financial statements of the Company that are delivered to the Company Board in the ordinary course of business, with such delivery to occur promptly following their delivery to the Company Board within a reasonable period of time following the end of each fiscal quarter of the Company ending after the date of this Agreement and prior to the Proxy Statement/Prospectus Clearance Date. The Company makes no representation or warranty to SPAC with respect to the information included in any such management accounts or financial statements.

7.19.     Termination of SPAC Agreements. Prior to the Closing, SPAC shall terminate each agreement listed on Schedule II without any liability being imposed on SPAC or any Group Company.

7.20.     Repayment of SPAC Notes. At the Closing, SPAC shall repay all amounts owed under the SPAC Working Capital Notes, if any.

7.21.     Disclosure of Certain Matters. Each Party shall promptly provide the other Parties with written notice of: (a) any event, development or condition of which it obtains knowledge that is reasonably likely to cause any of the conditions set forth in Article VIII not to be satisfied or (b) the receipt of notice from any Person alleging that the consent of such Person may be required in connection with the Transactions.

7.22.     Stockholder Litigation. In the event that any stockholder litigation related to this Agreement, any other Transaction Agreement or the Transactions is brought, or, to the Knowledge of SPAC, threatened in writing, against SPAC or the members of its board of directors prior to the Closing, SPAC shall promptly notify the other Parties of any such stockholder litigation and shall keep the other Parties reasonably informed with respect to the status thereof. Each of the Parties shall reasonably cooperate with the other in the defense or settlement of any such litigation, and each of the Parties shall give the other Parties the opportunity to consult with it regarding the defense and settlement of any such litigation and shall consider in good faith the advice of the other Parties with respect to any such litigation.

Article VIII

CONDITIONS TO THE TRANSACTION

8.1.     Conditions to Obligations of Each Party’s Obligations. The respective obligations of each Party to this Agreement to effect the Merger and the other Transactions shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a)         At the SPAC Special Meeting (including any adjournments thereof), the SPAC Stockholder Approval (including the SPAC Minority Stockholder Approval) shall have been obtained.

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(b)         At the Company Special Meeting (including any adjournments thereof), the Company Shareholder Approval shall have been obtained.

(c)         There shall not be in effect any injunction or other order of any Governmental Entity of competent jurisdiction prohibiting, enjoining, restricting or making illegal the consummation of the Transactions.

(d)         The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Registration Statement.

(e)         The Company Ordinary Shares issuable in the Reclassification (as adjusted by the Stock Split) and the Company Ordinary Shares issuable as the Merger Consideration, as well as the Company Warrants to be issued in connection with the Closing, shall be approved for listing upon the Closing on NASDAQ (or any other public stock market or exchange in the United States as may be agreed by the Company and SPAC), subject to notice of official issuance.

8.2.     Additional Conditions to Obligations of the Company and Merger Sub. The obligations of the Company and Merger Sub to consummate and effect the Merger and the other Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a)         (i) The Fundamental Representations of SPAC shall be true and correct in all material respects (without giving effect to any limitation as to “materiality,” “SPAC Material Adverse Effect” or any similar limitation contained therein) at and as of the Closing as though made at and as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct in all material respects as of such earlier date); (ii) the representation and warranty set forth in Section 5.7 shall be true and correct at and as of the Closing as though made at and as of the Closing; and (iii) all other representations and warranties set forth in Article V shall be true and correct (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation contained herein) at and as of the Closing as though made on and as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except in the case of this clause (iii), where any failure of such representations and warranties to be so true and correct, has not had and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

(b)         SPAC shall have performed or complied with all agreements, obligations and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, in each case in all material respects.

(c)         Since the date of this Agreement, there shall not have occurred any SPAC Material Adverse Effect that exists as of the Closing.

(d)         SPAC shall have delivered to the Company a certificate, signed by an authorized representative of SPAC and dated as of the Closing Date, certifying as to the matters set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c) (the “SPAC Closing Certificate”).

(e)         Available Cash shall equal or exceed $250,000,000.00.

(f)          SPAC shall have at least $5,000,001.00 of net tangible assets following the SPAC Stockholder Redemption.

(g)         SPAC shall have delivered, or shall have caused to be delivered, to the Company those items to be delivered to the Company on or prior to the Closing set forth in Section 2.4(a)(i) and (vi).

8.3.     Additional Conditions to the Obligations of SPAC. The obligations of SPAC to consummate and effect the Merger and the other Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by SPAC:

(a)         (i) The Fundamental Representations of the Company and Merger Sub shall be true and correct in all material respects (without giving effect to any limitation as to “materiality”, “Company Material Adverse Effect”

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or any similar limitation contained therein) at and as of the Closing as though made at and as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date); (ii) the representation and warranty set forth in Section 4.9(b) shall be true and correct at and as of the Closing as though made at and as of the Closing; and (iii) all other representations and warranties of the Company and Merger Sub set forth in Article IV hereof shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation contained herein) at and as of the Closing as though made at and as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except, in the case of this clause (iii), where any failure of such representations and warranties of the Company and Merger Sub to be so true and correct has not had and would not reasonably be expected to have, individually and in the aggregate, a Company Material Adverse Effect; provided that for purposes of this Section 8.3(a), no event that is contemplated by the distribution of the Price Adjustment Rights or the Capital Restructuring shall be deemed to constitute an inaccuracy in or breach of any such representations and warranties of the Company or Merger Sub.

(b)         Each of the Company and Merger Sub shall have performed or complied with all agreements, obligations and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, in each case in all material respects.

(c)         Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect that exists as of the Closing.

(d)         The Company shall have delivered to SPAC a certificate, signed by an authorized representative of the Company and dated as of the Closing Date, certifying as to the matters set forth in Section 8.3(a), Section 8.3(b) and Section 8.3(c) (the “Company Closing Certificate”);

(e)         The Company shall have delivered, or shall have caused to be delivered, to SPAC those items to be delivered to SPAC on or prior to the Closing set forth in Section 2.4(b)(i) and (iv);

(f)          The Aggregate SPAC Stockholder Redemption Payments Amount shall not exceed fifty percent (50%) of the aggregate amount of cash contained in the Trust Account immediately prior to the Closing and the payment of such Aggregate SPAC Stockholder Redemption Payments Amount; and

(g)         Each Key Company Shareholder shall have entered into the Lock-Up Agreement with the Company.

Article IX

TERMINATION

9.1.     Termination. This Agreement may be terminated at any time prior to the Closing:

(a)         by mutual written agreement of SPAC and the Company;

(b)         by either SPAC or the Company if the Closing shall not have occurred by March 11, 2022 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c)         by either SPAC or the Company if a Governmental Entity shall have issued any final non-appealable Order, or any applicable Legal Requirement shall be in effect, making the Transactions illegal or permanently prohibiting the Transactions, including the Merger;

(d)         by the Company, if any representation or warranty of SPAC set forth in this Agreement was inaccurate as of the date of this Agreement or becomes inaccurate or if SPAC breaches any covenant or agreement set forth in this Agreement, in each case, such that the conditions set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied as of the time of such inaccuracy or breach; provided that if such inaccuracy or breach by SPAC is curable by SPAC prior to the Outside Date, then the Company must first provide written notice of such inaccuracy or breach and may not terminate this Agreement under this Section 9.1(d) until the earlier of: (i) 30 days after delivery of written notice from the Company to SPAC of such inaccuracy or breach; and (ii) the Outside Date; provided, further, that SPAC

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continues to exercise commercially reasonable efforts to cure such inaccuracy or breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 9.1(d) if: (A) it shall have materially breached this Agreement such that the conditions set forth in Article VIII would not be satisfied as of the time of such breach and such breach has not been cured or (B) if such breach by SPAC is cured during such 30 day period);

(e)         by SPAC, if any representation or warranty of the Company or Merger Sub set forth in this Agreement was inaccurate as of the date of this Agreement or becomes inaccurate or if the Company or Merger Sub breaches any covenant or agreement set forth in this Agreement, in each case, such that the conditions set forth in Section 8.3(a) or Section 8.3(b) would not be satisfied as of the time of such inaccuracy or breach; provided that if such inaccuracy or breach is curable by the Company or Merger Sub, as applicable, prior to the Outside Date, then SPAC must first provide written notice of such inaccuracy or breach and may not terminate this Agreement under this Section 9.1(e) until the earlier of: (i) 30 days after delivery of written notice from SPAC to the Company of such inaccuracy or breach; and (ii) the Outside Date; provided, further, that the Company continues to exercise commercially reasonable efforts to cure such breach (it being understood that SPAC may not terminate this Agreement pursuant to this Section 9.1(e) if: (A) it shall have materially breached this Agreement such that the conditions set forth in Article VIII would not be satisfied as of the time of such breach and such breach has not been cured; or (B) if such breach by the Company is cured during such 30 day period);

(f)          by the Company, if, at the SPAC Special Meeting (after taking into account any adjournments thereof), the SPAC Stockholder Approval (including the SPAC Minority Stockholder Approval) is not obtained;

(g)         by SPAC, if the Company shall not have obtained the Company Shareholder Approval by the date of the SPAC Special Meeting; and

(h)         by SPAC, if the Company has not delivered to SPAC, by October 12, 2021, the Required Financial Statements.

9.2.     Notice of Termination; Effect of Termination.

(a)         Any termination of this Agreement under Section 9.1 above will be effective immediately upon the delivery of written notice of the terminating Party to the other Parties.

(b)         In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect and the Transactions shall be abandoned, except for and subject to the following: (i) Section 7.6, Section 7.9, this Section 9.2, Article XI (General Provisions) and the Confidentiality Agreement shall survive the termination of this Agreement; and (ii) nothing herein shall relieve any Party from liability for any Willful Breach or Fraud.

Article X

NO SURVIVAL

10.1.     No Survival. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at law or in equity) with respect thereto shall terminate at the Closing. Notwithstanding the foregoing, neither this Section 10.1 nor anything else in this Agreement to the contrary (including Section 11.14) shall limit: (a) the survival of any covenant or agreement of the Parties which by its terms is required to be performed or complied with in whole or in part after the Closing, which covenants and agreements shall survive the Closing in accordance with their respective terms; or (b) the liability of any Person with respect to Fraud.

Article XI

GENERAL PROVISIONS

11.1.     Notices. All notices and other communications hereunder shall be in writing and shall be deemed given: (a) on the date of delivery if delivered personally; (b) one (1) Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; (c) when sent, if delivered by email (provided that no “error

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message” or other notification of non-delivery is generated); or (d) on the fifth (5th) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

if to SPAC, to:
c/o SPAC MedTech Acquisition Corporation 600 Fifth Avenue, 22nd Floor New York, NY 10022 Attention: Christopher C. Dewey Email: ccdewey@gmail.com with a copy to (which shall not constitute notice):
Foley & Lardner LLP 100 N Tampa St Suite 2700 Tampa, FL 33602 Attention: Kevin Shuler Phone: 813.225.5441 Email: kshuler@foley.com
and
Meitar | Law Offices 16 Abba Hillel Rd. Ramat Gan 5250608, Israel Attention: Clifford M.J. Felig Phone: +972-3-610-3100 Email: cfelig@meitar.com if to the Company or Merger Sub to:
Memic Innovative Surgery Ltd. Address: 6 Yonatan Netanyahu Or Yehuda 6037604, Israel Attention: Dvir Cohen, CEO Phone: +972 9 788-2655 Email: dvirco@memicmed.com with a copy to (which shall not constitute notice):

Greenberg Traurig, P.A.
333 SE 2nd Avenue, Suite 4400
Miami, Florida 33131
Attention:    Robert L. Grossman; Daniella G. Silberstein
Phone:         305-579-0756; 305-579-0592
Email:          grossmanb@gtlaw.com; silbersteind@gtlaw.com

And
Tadmor Levy & Co. 5 Azrieli Center, Square Building, 34th Floor 132 Begin Road, Tel Aviv 6701101, Israel Attention: Elie Sprung, Adv. Phone: +972-36846000 Email: elie@tadmor-levy.com or to such other address or to the attention of such Person or Persons as the recipient Party has specified by prior written notice to the sending Party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

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11.2.     Interpretation. The words “hereof,” “herein,” “hereinafter,” “hereunder,” and “hereto” and words of similar import refer to this Agreement as a whole and not to any particular section or subsection of this Agreement and reference to a particular section of this Agreement will include all subsections thereof, unless, in each case, the context otherwise requires. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include all genders. When a reference is made in this Agreement to an Exhibit, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated, the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The words “made available,” “provided” or “delivered,” to the extent such materials have been “made available,” “provided” or “delivered” by the Company to the SPAC, mean that the subject documents or other materials were included in and available in the VDR at least two (2) Business Days prior to the date of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The word “or” shall be disjunctive but not exclusive. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day (or, if the applicable period is measured by reference to Israeli Business Days or U.S. Business Days, the next succeeding Israeli Business Day or U.S. Business Day). References to a particular statute or regulation including all rules and regulations promulgated thereunder and any amendment or successor to such statute or regulation. References to a Contracts shall include any amendments thereto. All references to currency amounts in this Agreement shall mean United States dollars. References to “ordinary course of business” (or similar references) shall mean the ordinary course of business consistent with past practice (including as to amounts and terms, as applicable), but taking into account the circumstances, including restrictions imposed by Legal Requirements and health and safety considerations relating to COVID-19 and any relevant COVID-19 Measures.

11.3.     Counterparts; Electronic Delivery. This Agreement, the Transaction Agreements and each other document executed in connection with the Transactions, and the consummation thereof, may be executed in multiple counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery by electronic transmission to counsel for the other Parties of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence.

11.4.     Entire Agreement; Third Party Beneficiaries. This Agreement, the Company Disclosure Letter, SPAC Disclosure Letter, the other Transaction Agreements and any other documents and instruments and agreements among the Parties as contemplated by or referred to herein, including the Exhibits and Schedules hereto: (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof; and (b) other than the rights, at and after the Effective Time, of Persons pursuant to the provisions of Section 7.12, Section 11.14 and this Section 11.4 (which will be for the benefit of the Persons set forth therein and herein), are not intended to confer upon any other Person other than the Parties any rights or remedies. Notwithstanding anything to the contrary contained herein, the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and Representatives of the Parties, and any Affiliate of any of the foregoing (and their successors, heirs and Representatives), are intended third-party beneficiaries of, and may enforce, this Section 11.4.

11.5.     Severability. In the event that any term, provision, covenant or restriction of this Agreement, or the application thereof, is held to be illegal, invalid or unenforceable under any present or future Legal Requirement: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

11.6.     Other Remedies; Specific Performance. Except as otherwise provided herein, prior to the Closing, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not

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preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The Parties agree that each Party shall be entitled to specific performance of the terms hereof and immediate injunctive relief and other equitable relief to prevent breaches, or threatened breaches, of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, this being in addition to any other remedy to which such Party is entitled at law or in equity. Each of the Parties hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the Parties. Each of the Parties hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each Party hereby further agrees that in the event of any action by any other Party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.

11.7.     Governing Law. This Agreement and the consummation the Transactions, and any action, suit, dispute, controversy or claim arising out of this Agreement and the consummation of the Transactions, or the validity, interpretation, breach or termination of this Agreement and the consummation of the Transactions, shall be governed by and construed in accordance with the internal law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

11.8.     Consent to Jurisdiction; Waiver of Jury Trial.

(a)         Each of the Parties irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery in the State of Delaware (or, to the extent that the such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware), in each case in connection with any matter based upon or arising out of this Agreement, the other Transaction Agreements and the consummation of the Transactions, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such Person and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process. Each Party waives, and shall not assert as a defense in any legal dispute, that: (a) such Party is not personally subject to the jurisdiction of the above named courts for any reason; (b) such Legal Proceeding may not be brought or is not maintainable in such court; (c) such Party’s property is exempt or immune from execution; (d) such Legal Proceeding is brought in an inconvenient forum; or (e) the venue of such Legal Proceeding is improper. Each Party hereby agrees not to commence or prosecute any such action, claim, cause of action or suit other than before one of the above-named courts, nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit to any court other than one of the above-named courts, whether on the grounds of inconvenient forum or otherwise. Each Party hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, and further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 11.1. Notwithstanding the foregoing in this Section 11.8, any Party may commence any action, claim, cause of action or suit in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

(b)         TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENTS THAT CANNOT BE WAIVED, EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT, EACH OTHER TRANSACTION AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS, AND FOR ANY COUNTERCLAIM RELATING THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NON-COMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS AND THE CONSUMMATION OF THE TRANSACTIONS.

Annex A-77

FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

11.9.     Rules of Construction. Each of the Parties agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and each Party hereto and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

11.10.     Expenses. Except as otherwise expressly provided in this Agreement, whether or not the Transactions are consummated, each Party will pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the Transaction Agreements and the consummation of the Transactions.

11.11.     Assignment. No Party may assign, directly or indirectly, including by operation of law, either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties. Subject to the first sentence of this Section 11.11, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Any purported assignment or delegation made in violation of this provision shall be void and of no force or effect.

11.12.     Amendment. This Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of the Parties. No modification, termination, rescission, discharge, or cancellation of this Agreement shall be effective unless in writing signed by the party against whom it is sought to be enforced, or shall affect the right of any party to enforce any claim or right hereunder, whether or not liquidated, where circumstances giving rise to such claim or right occurred prior to the date of such modification, termination, rescission, discharge, or cancellation.

11.13.     Waiver. Except as otherwise expressly provided herein, no delay, failure or waiver by any party to exercise any right or remedy under this Agreement and no partial or single exercise of any such right or remedy, will operate to limit, preclude, cancel, waive or otherwise affect such right or remedy, nor will any single or partial exercise of such right or remedy limit, preclude, impair or waive any further exercise of such right or remedy or the exercise of any other right or remedy. For purposes of this Agreement, no course of dealing among any or all of the parties shall operate as a waiver of the rights or remedies hereof. The rights and remedies herein provided are exclusive, and not cumulative, of any rights or remedies provided by applicable Legal Requirement. No provision hereof may be waived otherwise than by a written instrument signed by the party or parties so waiving such provision as contemplated herein.

11.14.     Non-Recourse.

(a)         This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the Company, SPAC and Merger Sub as named Parties. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative of the Company, SPAC or Merger Sub shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, SPAC or Merger Sub under this Agreement for any claim based on, arising out of, or related to this Agreement or the Transactions.

(b)         Notwithstanding the foregoing, a Related Party may have (and this Section 11.14 shall no way amend, alter, limit or otherwise effect) obligations under any documents, agreements, or instruments delivered contemporaneously herewith if such Related Party is party to such document, agreement or instrument. Except to the extent otherwise set forth herein, and subject in all cases to the terms and conditions of and limitations herein, this Agreement may only be enforced against, and any claim or cause of action of any kind based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party.

Annex A-78

11.15.     Legal Representation. The Company hereby agrees on behalf of its directors, members, partners, officers, employees and Affiliates and each of their respective successors and assigns (including after the Closing, the Surviving Company) (all such parties, the “SPAC Counsel Waiving Parties”), that Foley & Lardner LLP (or any successor) and/or Meitar Law Offices (“SPAC Counsel”) may represent the stockholders or holders of other equity interests of SPAC, the SPAC Sponsor or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Company) (collectively, the “SPAC Counsel WP Group”), in each case, solely in connection with any Legal Proceeding or obligation arising out of or relating to this Agreement, any Transaction Agreement or the Transactions, notwithstanding its prior representation of the SPAC Sponsor, SPAC and its Subsidiaries, or other SPAC Counsel Waiving Parties. The Company, on behalf of itself and the SPAC Counsel Waiving Parties, hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising from or relating to SPAC Counsel’s prior representation of the SPAC Sponsor, SPAC and its Subsidiaries, or other SPAC Counsel Waiving Parties. The Company, for itself and the SPAC Counsel Waiving Parties, hereby further irrevocably acknowledges and agrees that all privileged communications, written or oral, between the SPAC Sponsor, SPAC, or its Subsidiaries, or any other member of the SPAC Counsel WP Group, on the one hand, and SPAC Counsel, on the other hand, made prior to the Closing, in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to, this Agreement, any Transaction Agreements or the Transactions, or any matter relating to any of the foregoing, are privileged communications that do not pass to the Surviving Company notwithstanding the Merger, and instead survive, remain with and are controlled by the SPAC Counsel WP Group (the “SPAC Counsel Privileged Communications”), without any waiver thereof. The Company, together with any of its Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the SPAC Counsel Privileged Communications, whether located in the records or email server of the Surviving Company and its Subsidiaries, in any Legal Proceeding against or involving any of the Parties after the Closing, and the Company agrees not to assert that any privilege has been waived as to the SPAC Counsel Privileged Communications, by virtue of the Merger.

11.16.     Company and SPAC Disclosure Letters. The Company Disclosure Letter and the SPAC Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. Any disclosure made by a party in the Company Disclosure Letter, or SPAC Disclosure Letter, as applicable, or any section thereof, with reference to any section of this Agreement or section of the Company Disclosure Letter or SPAC Disclosure Letter, as applicable, shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of Company Disclosure Letter or SPAC Disclosure Letter, as applicable, if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the Company Disclosure Letter or SPAC Disclosure Letter, as applicable. Certain information set forth in the Company Disclosure Letter or SPAC Disclosure Letter is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

[Signature Page Follows]

Annex A-79

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

MEMIC INNOVATIVE SURGERY LTD.
By:	/s/ Dvir Cohen
	Name:	Dvir Cohen
	Title:	CEO

[Signature Page to Business Combination Agreement]

Annex A-80

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

MAESTRO MERGER SUB, INC.
By:	/s/ Dvir Cohen
	Name:	Dvir Cohen
	Title:	President

[Signature Page to Business Combination Agreement]

Annex A-81

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

MEDTECH ACQUISITION CORPORATION
By:	/s/ Karim Karti
	Name:	Karim Karti
	Title:	Chairman

[Signature Page to Business Combination Agreement]

Annex A-82

SCHEDULE I
KEY COMPANY SHAREHOLDERS

1.	Ariel Scientific Innovations Ltd.
2.	Boaz Ben-Moshe
3.	Nir Shvalb
4.	U.M Accelmed Medical Partners L.P.
5.	Mivtach Shamir Technologies (2000) Ltd.
6.	Peregrine VC Investments II (Israel) L.P.
7.	Peregrine VC Investments II (US Investors) LP
8.	Peregrine VC Investments II (Other Investors) LP
9.	Peregrine VC Investments III (IL) L.P.
10.	Peregrine VC Investments III (Other Investors), L.P.
11.	Peregrine VC Investments III (U.S. Investors), L.P.
12.	Peregrine Ventures Management Ltd.
13.	Peregrine VC Investments IV (IL) L.P.
14.	Peregrine VC Investments IV (US Investors) L.P.
15.	Peregrine VC Investments IV (Other Investors) L.P.
16.	Peregrine Ventures Growth GP L.P.
17.	Incentive II Management Ltd.
18.	OurCrowd (Investment in Memic) L.P.
19.	OurCrowd International Investment II, L.P.
20.	OurCrowd International Investment III L.P.
21.	OurCrowd 50 III L.P.
22.	OurCrowd GP Investment Fund, L.P.
23.	OurCrowd 50 II L.P.
24.	OurCrowd Squared II L.P.
25.	OurCrowd Squared L.P.
26.	OurCrowd 50 L.P.
27.	OurCrowd Nominee L.P.
28.	Aegis Special Situations Fund LLC – Series Medtech II
29.	Doing 4 S.R.L.
30.	John L. Colton Trust
31.	Highline Investments LLC
32.	Maurice Ferre

Annex A-83

SCHEDULE II
TERMINATION OF SPAC AGREEMENTS

Annex A-84

Exhibit A

SPAC SPONSOR LETTER AGREEMENT

Annex A-85

Exhibit B

FORM OF Company Voting Agreement

Annex A-86

Exhibit C

FORM OF REGISTRATION RIGHTS AGREEMENT

Annex A-87

Exhibit D

FORM OF Confidentiality and Lock-up Agreement

Annex A-88

Exhibit E

FORM OF AMENDED AND RESTATED ARTICLES OF ASSOCIATION

Annex A-89

Exhibit F

PRICE ADJUSTMENT RIGHT TERM SHEET

Annex A-90

Exhibit G

FORM OF CERTIFICATE OF MERGER

Annex A-91

Exhibit H

FORM OF CERTIFICATE OF INCORPORATION OF THE SURVIVING COMPANY

Annex A-92

Annex B

THE COMPANIES LAW, 1999
A LIMITED LIABILITY COMPANY

----------------

AMENDED AND RESTATED
ARTICLES OF ASSOCIATION
OF
MEMIC INNOVATIVE SURGERY LTD.

Preliminary

1.      Definitions; Interpretation.

(a)     In these Articles, the following terms (whether or not capitalized) shall bear the meanings set forth opposite them, respectively, unless the subject or context requires otherwise.

“Articles”	shall mean these Amended and Restated Articles of Association, as amended from time to time.
“Board of Directors”	shall mean the Board of Directors of the Company.
“Chairperson”	shall mean the Chairperson of the Board of Directors, or the Chairperson of the General Meeting, as the context implies;
“Companies Law”

shall mean the Israeli Companies Law, 5759-1999 and the regulations promulgated thereunder. The Companies Law shall include reference to the Companies Ordinance (New Version), 5743-1983, of the State of Israel, to the extent in effect according to the provisions thereof.

“Company”	shall mean Memic Innovative Surgery Ltd.
“Director(s)”	shall mean the member(s) of the Board of Directors holding office at a given time.
“Economic Competition Law”	shall mean the Israeli Economic Competition Law, 5758-1988 and the regulations promulgated thereunder.
“External Director(s)”	shall have the meaning provided for such term in the Companies Law.
“General Meeting”	shall mean an Annual General Meeting or Special General Meeting of the Shareholders (each as defined in Article 23 of these Articles), as the case may be.
“NIS”	shall mean New Israeli Shekels.
“Office”	shall mean the registered office of the Company at any given time.
“Office Holder” or “Officer”	shall have the meaning provided for such term in the Companies Law.
“Securities Law”	shall mean the Israeli Securities Law, 5728-1968, and the regulations promulgated thereunder.
“Shareholder(s)”	shall mean the shareholder(s) of the Company, at any given time.

(b)     Unless the context shall otherwise require: words in the singular shall also include the plural, and vice versa; any pronoun shall include the corresponding masculine, feminine and neuter forms; the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; the words “herein”, “hereof” and “hereunder” and words of similar import refer to these Articles in their entirety and not to any part hereof; all references herein to Articles or clauses shall be deemed references to Articles or clauses of these Articles; any references to any agreement or other instrument or law, statute or regulation are to it as amended, supplemented or restated, from time to time (and, in the case of any law, to any successor provisions

Annex B-1

or re-enactment or modification thereof being in force at the time); any reference to “law” shall include any law (‘din’) as defined in the Interpretation Law, 5741-1981 and any applicable supranational, national, federal, state, local, or foreign statute or law and shall be deemed also to refer to all rules and regulations promulgated thereunder (including, any rules, regulations or forms prescribed by any governmental authority or securities exchange commission or authority, if and to the extent applicable); any reference to a “day” or a number of “days” (without any explicit reference otherwise, such as to business days) shall be interpreted as a reference to a calendar day or number of calendar days; any reference to a business day shall mean each calendar day other than any calendar day on which commercial banks in New York, New York or Tel-Aviv, Israel are authorized or required by applicable law to close; reference to a month or year means according to the Gregorian calendar; any reference to a “person” shall mean any individual, partnership, corporation, limited liability company, association, estate, any political, governmental, regulatory or similar agency or body, or other legal entity; and reference to “written” or “in writing” shall include written, printed, photocopied, typed, any electronic communication (including email, facsimile, signed electronically (in Adobe PDF, DocuSign or any other format)) or produced by any visible substitute for writing, or partly one and partly another, and signed shall be construed accordingly.

(c)     The captions in these Articles are for convenience only and shall not be deemed a part hereof or affect the construction or interpretation of any provision hereof.

(d)     The specific provisions of these Articles shall supersede the provisions of the Companies Law to the extent permitted thereunder.

Limited Liability

2.      The Company is a limited liability company and each Shareholder’s liability for the Company’s debts is therefore limited (in addition to any liabilities under any contract) to the payment of the full amount (par value (if any) and premium) such Shareholder was required to pay the Company for such Shareholder’s Shares (as defined below) and which amount has not yet been paid by such Shareholder.

Company’s Objectives

3.      Objectives.

The Company’s objectives are to carry on any business, and do any act, which is not prohibited by law.

4.      Donations.

The Company may donate a reasonable amount of money (in cash or in kind, including the Company’s securities) to worthy purposes as the Board of Directors may determine in its discretion, even if such donations are not made on the basis or within the scope of business considerations of the Company.

Share Capital

5.      Authorized Share Capital.

(a)     The authorized share capital of the Company shall consist of [•] Ordinary Shares, nominal value NIS ____ each (the “Shares”).

(b)     The Shares shall rank pari passu in all respects. The Shares may be redeemable to the extent set forth in Article 18.

6.      Increase of Authorized Share Capital.

(a)     The Company may, from time to time, by a Shareholders’ resolution, whether or not all of the shares then authorized have been issued, and whether or not all of the shares theretofore issued have been called up for payment, increase its authorized share capital by increasing the number of shares it is authorized to issue by such amount, and such additional shares shall confer such rights and preferences, and shall be subject to such restrictions, as such resolution shall provide.

(b)     Except to the extent otherwise provided in such resolution, any new shares included in the authorized share capital increase as aforesaid shall be subject to all of the provisions of these Articles that are applicable to shares that are included in the existing share capital.

Annex B-2

7.      Special or Class Rights; Modification of Rights.

(a)     The Company may, from time to time, by a Shareholders’ resolution, provide for shares with such preferred or deferred rights or other special rights and/or such restrictions, whether in regard to dividends, voting, repayment of share capital or otherwise, as may be stipulated in such resolution.

(b)     If at any time the share capital of the Company is divided into different classes of shares, the rights attached to any class, unless otherwise provided by these Articles, may be modified or cancelled by the Company by a resolution of the General Meeting of the holders of all shares as one class, without any required separate resolution of any class of shares.

(c)     The provisions of these Articles relating to General Meetings shall apply, mutatis mutandis, to any separate General Meeting of the holders of the shares of a particular class, it being clarified that the requisite quorum at any such separate General Meeting shall be two or more Shareholders (not in default in payment of any sum referred to in Article 13 hereof) present in person or by proxy and holding not less than thirty-three and one-third percent (33⅓%) of the issued shares of such class, provided, however, that if (i) such separate General Meeting of the holders of the particular class was initiated by and convened pursuant to a resolution adopted by the Board of Directors and (ii) at the time of such meeting the Company is qualified to use the forms of a “foreign private issuer” under US securities laws, then the requisite quorum at any such separate General Meeting shall be two or more Shareholders (not in default in payment of any sum referred to in Article 13 hereof) present in person or by proxy and holding not less than twenty-five percent (25%) of the issued shares of such class. For the purpose of determining the quorum present at such General Meeting, a proxy may be deemed to be two (2) or more Shareholders pursuant to the number of Shareholders represented by the proxy holder.

(d)     Unless otherwise provided by these Articles, an increase in the authorized share capital, the creation of a new class of shares, an increase in the authorized share capital of a class of shares, or the issuance of additional shares thereof out of the authorized and unissued share capital, shall not be deemed, for purposes of this Article 7, to modify or derogate or cancel the rights attached to previously issued shares of such class or of any other class.

8.      Consolidation, Division, Cancellation and Reduction of Share Capital.

(a)     The Company may, from time to time, by or pursuant to an authorization of a Shareholders’ resolution, and subject to applicable law:

(i)     consolidate all or any part of its issued or unissued authorized share capital into shares of a per share nominal value which is larger, equal to or smaller than the per share nominal value of its existing shares;

(ii)     divide or sub-divide its shares (issued or unissued) or any of them into shares of smaller or the same nominal value (subject, however, to the provisions of the Companies Law), and the resolution whereby any share is divided may determine that, as among the holders of the shares resulting from such subdivision, one or more of the shares may, in contrast to others, have any such preferred or deferred rights or rights of redemption or other special rights, or be subject to any such restrictions, as the Company may attach to unissued or new shares;

(iii)     cancel any authorized shares which, at the date of the adoption of such resolution, have not been issued to any person nor has the Company made any commitment, including a conditional commitment, to issue such shares, and reduce the amount of its share capital by the amount of the shares so canceled; or

(iv)     reduce its share capital in any manner.

(b)     With respect to any consolidation of issued shares and with respect to any other action which may result in fractional shares, the Board of Directors may settle any difficulty which may arise with regard thereto, as it deems fit, and, in connection with any such consolidation or other action which could result in fractional shares, may, without limiting its aforesaid power:

(i)     determine, as to the holder of shares so consolidated, which issued shares shall be consolidated into a share of a larger, equal or smaller nominal value per share;

Annex B-3

(ii)     issue, in contemplation of or subsequent to such consolidation or other action, shares sufficient to preclude or remove fractional share holdings;

(iii)     redeem such shares or fractional shares sufficient to preclude or remove fractional share holdings;

(iv)     round up, round down or round to the nearest whole number, any fractional shares resulting from the consolidation or from any other action which may result in fractional shares; or

(v)     cause the transfer of fractional shares by certain Shareholders of the Company to other Shareholders thereof so as to most expediently preclude or remove any fractional shareholdings, and cause the transferees of such fractional shares to pay the transferors thereof the fair value thereof, and the Board of Directors is hereby authorized to act in connection with such transfer, as agent for the transferors and transferees of any such fractional shares, with full power of substitution, for the purposes of implementing the provisions of this sub-Article 8(b)(v).

9.      Issuance of Share Certificates, Replacement of Lost Certificates.

(a)     To the extent that the Board of Directors determines that all shares shall be certificated or, if the Board of Directors does not so determine, to the extent that any Shareholder requests a share certificate or the Company’s transfer agent so requires, share certificates shall be issued under the corporate seal of the Company or its written, typed or stamped name and shall bear the signature of one Director, the Company’s Chief Executive Officer, or any person or persons authorized therefor by the Board of Directors. Signatures may be affixed in any mechanical or electronic form, as the Board of Directors may prescribe.

(b)     Subject to the provisions of Article 9(a), each Shareholder shall be entitled to one certificate for all of the shares of any class registered in his or her name. Each certificate may specify the amount paid up thereon. The Company (as determined by an officer of the Company to be designated by the Chief Executive Officer) shall not refuse a request by a Shareholder to obtain several certificates in place of one certificate, unless such request is, in the opinion of such officer, unreasonable. Where a Shareholder has sold or transferred a portion of such Shareholder’s shares, such Shareholder shall be entitled to receive a certificate in respect of such Shareholder’s remaining shares, provided that the previous certificate is delivered to the Company before the issuance of a new certificate.

(c)     A share certificate registered in the names of two or more persons shall be delivered to the person first named in the Register of Shareholders (as defined in the Companies Law) in respect of such co-ownership.

(d)     A share certificate which has been defaced, lost or destroyed, may be replaced, and the Company shall issue a new certificate to replace such defaced, lost or destroyed certificate upon payment of such fee, and upon the furnishing of such evidence of ownership and such indemnity, as the Board of Directors in its discretion deems fit.

10.    Registered Holder.

Except as otherwise provided in these Articles or the Companies Law, the Company shall be entitled to treat the registered holder of each share as the absolute owner thereof, and accordingly, shall not, except as ordered by a court of competent jurisdiction, or as required by the Companies Law, be obligated to recognize any equitable or other claim to, or interest in, such share on the part of any other person.

11.    Issuance and Repurchase of Shares.

(a)     The unissued shares from time to time shall be under the control of the Board of Directors (and, to the full extent permitted by law, any Committee thereof), which shall have the power to issue or otherwise dispose of shares and of securities convertible or exercisable into or other rights to acquire from the Company to such persons, on such terms and conditions (including, inter alia, price, with or without premium, discount or commission, and terms relating to calls set forth in Article 13(f) hereof), and at such times, as the Board of Directors (or the Committee, as the case may be) deems fit, and the power to give to any person the option to acquire from the Company any shares or securities convertible or exercisable into or other rights to acquire from the Company on such terms and conditions (including, inter alia, price, with or without premium, discount or commission), during such time and for such consideration as the Board of Directors (or the Committee, as the case may be) deems fit.

Annex B-4

(b)     The Company may at any time and from time to time, subject to the Companies Law, repurchase or finance the purchase of any shares or other securities issued by the Company, in such manner and under such terms as the Board of Directors shall determine, whether from any one or more Shareholders. Such purchase shall not be deemed as payment of dividends and as such, no Shareholder will have the right to require the Company to purchase his or her shares or offer to purchase shares from any other Shareholders.

12.    Payment in Installment.

If pursuant to the terms of issuance of any share, all or any portion of the price thereof shall be payable in installments, every such installment shall be paid to the Company on the due date thereof by the then registered holder(s) of the share or the person(s) then entitled thereto.

13.    Calls on Shares.

(a)     The Board of Directors may, from time to time, as it, in its discretion, deems fit, make calls for payment upon Shareholders in respect of any sum (including premium) which has not been paid up in respect of shares held by such Shareholders and which is not, pursuant to the terms of issuance of such shares or otherwise, payable at a fixed time, and each Shareholder shall pay the amount of every call so made upon him or her (and of each installment thereof if the same is payable in installments), to the person(s) and at the time(s) and place(s) designated by the Board of Directors, as any such times may be thereafter extended and/or such person(s) or place(s) changed. Unless otherwise stipulated in the resolution of the Board of Directors (and in the notice hereafter referred to), each payment in response to a call shall be deemed to constitute a pro rata payment on account of all the shares in respect of which such call was made.

(b)     Notice of any call for payment by a shareholder shall be given in writing to such shareholder not less than fourteen (14) days prior to the time of payment fixed in such notice, and shall specify the time and place of payment, and the person to whom such payment is to be made. Prior to the time for any such payment fixed in a notice of a call given to a shareholder, the Board of Directors may in its absolute discretion, by notice in writing to such shareholder, revoke such call in whole or in part, extend the time fixed for payment thereof, or designate a different place of payment or person to whom payment is to be made. In the event of a call payable in installments, only one notice thereof need be given.

(c)     If pursuant to the terms of issuance of a share or otherwise, an amount is made payable at a fixed time (whether on account of such nominal value of such share or by way of premium), such amount shall be payable at such time as if it were payable by virtue of a call made by the Board of Directors and for which notice was given in accordance with paragraphs (a) and (b) of this Article 13, and the provision of these Articles with regard to calls (and the non-payment thereof) shall be applicable to such amount or such installment (and the non-payment thereof).

(d)     Joint holders of a share shall be jointly and severally liable to pay all calls for payment in respect of such share and all interest payable thereon.

(e)     Any amount called for payment which is not paid when due shall bear interest from the date fixed for payment until actual payment thereof, at such rate (not exceeding the then prevailing debitory rate charged by leading commercial banks in Israel), and payable at such time(s) as the Board of Directors may prescribe.

(f)     Upon the issuance of shares, the Board of Directors may provide for differences among the holders of such shares as to the amounts and times for payment of calls for payment in respect of such shares.

14.    Prepayment.

With the approval of the Board of Directors, any Shareholder may pay to the Company any amount not yet payable in respect of his or her shares, and the Board of Directors may approve the payment by the Company of interest on any such amount until the same would be payable if it had not been paid in advance, at such rate and time(s) as may be approved by the Board of Directors. The Board of Directors may at any time cause the Company to repay all or any part of the money so advanced, without premium or penalty. Nothing in this Article 14 shall derogate from the right of the Board of Directors to make any call for payment before or after receipt by the Company of any such advance.

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15.    Forfeiture and Surrender.

(a)     If any Shareholder fails to pay an amount payable by virtue of a call, installment or interest thereon as provided for in accordance herewith, on or before the day fixed for payment of the same, the Board of Directors may at any time after the day fixed for such payment, so long as such amount (or any portion thereof) or interest thereon (or any portion thereof) remains unpaid, forfeit all or any of the shares in respect of which such payment was called for. All expenses incurred by the Company in attempting to collect any such amount or interest thereon, including, without limitation, attorneys’ fees and costs of legal proceedings, shall be added to, and shall, for all purposes (including the accrual of interest thereon) constitute a part of, the amount payable to the Company in respect of such call.

(b)     Upon the adoption of a resolution as to the forfeiture of a Shareholder’s share, the Board of Directors shall cause notice thereof to be given to such Shareholder, which notice shall state that, in the event of the failure to pay the entire amount so payable by a date specified in the notice (which date shall be not less than fourteen (14) days after the date such notice is given and which may be extended by the Board of Directors), such shares shall be ipso facto forfeited, provided, however, that, prior to such date, the Board of Directors may cancel such resolution of forfeiture, but no such cancellation shall stop the Board of Directors from adopting a further resolution of forfeiture in respect of the non-payment of the same amount.

(c)     Without derogating from Articles 51 and 55 hereof, whenever shares are forfeited as herein provided, all dividends, if any, theretofore declared in respect thereof and not actually paid shall be deemed to have been forfeited at the same time.

(d)     The Company, by resolution of the Board of Directors, may accept the voluntary surrender of any share.

(e)     Any share forfeited or surrendered as provided herein, shall become the property of the Company as a dormant share, and the same, subject to the provisions of these Articles, may be sold, re-issued or otherwise disposed of as the Board of Directors deems fit.

(f)     Any person whose shares have been forfeited or surrendered shall cease to be a shareholder in respect of the forfeited or surrendered shares, but shall, notwithstanding, be liable to pay, and shall forthwith pay, to the Company, all calls, interest and expenses owing upon or in respect of such shares at the time of forfeiture or surrender, together with interest thereon from the time of forfeiture or surrender until actual payment, at the rate prescribed in Article 13(e) above, and the Board of Directors, in its discretion, may, but shall not be obligated to, enforce or collect the payment of such amounts, or any part thereof, as it shall deem fit. In the event of such forfeiture or surrender, the Company, by resolution of the Board of Directors, may accelerate the date(s) of payment of any or all amounts then owing to the Company by the person in question (but not yet due) in respect of all shares owned by such Shareholder, solely or jointly with another.

(g)     The Board of Directors may at any time, before any share so forfeited or surrendered shall have been sold, re-issued or otherwise disposed of, nullify the forfeiture or surrender on such conditions as it deems fit, but no such nullification shall stop the Board of Directors from re-exercising its powers of forfeiture pursuant to this Article 15.

16.    Lien.

(a)     Except to the extent the same may be waived or subordinated in writing, the Company shall have a first and paramount lien upon all the shares registered in the name of each Shareholder (without regard to any equitable or other claim or interest in such shares on the part of any other person), and upon the proceeds of the sale thereof, for his or her debts, liabilities and engagements to the Company arising from any amount payable by such Shareholder in respect of any unpaid or partly paid share, whether or not such debt, liability or engagement has matured. Such lien shall extend to all dividends from time to time declared or paid in respect of such share. Unless otherwise provided, the registration by the Company of a transfer of shares shall be deemed to be a waiver on the part of the Company of the lien (if any) existing on such shares immediately prior to such transfer.

(b)     The Board of Directors may cause the Company to sell a share subject to such a lien when the debt, liability or engagement giving rise to such lien has matured, in such manner as the Board of Directors deems fit, but no

Annex B-6

such sale shall be made unless such debt, liability or engagement has not been satisfied within fourteen (14) days after written notice of the intention to sell shall have been served on such Shareholder, his or her executors or administrators.

(c)     The net proceeds of any such sale, after payment of the costs and expenses thereof or ancillary thereto, shall be applied in or toward satisfaction of the debts, liabilities or engagements of such Shareholder in respect of such share (whether or not the same have matured), and the remaining proceeds (if any) shall be paid to the shareholder, his or her executors, administrators or assigns.

17.    Sale After Forfeiture or Surrender or For Enforcement of Lien.

Upon any sale of a share after forfeiture or surrender or for enforcing a lien, the Board of Directors may appoint any person to execute an instrument of transfer of the share so sold and cause the purchaser’s name to be entered in the Register of Shareholders in respect of such share. The purchaser shall be registered as the shareholder and shall not be bound to see to the regularity of the sale proceedings, or to the application of the proceeds of such sale, and after his or her name has been entered in the Register of Shareholders in respect of such share, the validity of the sale shall not be impeached by any person, and the remedy of any person aggrieved by the sale shall be in damages only and against the Company exclusively.

18.    Redeemable Shares.

The Company may, subject to applicable law, issue redeemable shares or other securities and redeem the same upon terms and conditions to be set forth in a written agreement between the Company and the holder of such shares or in their terms of issuance.

Transfer of Shares

19.    Registration of Transfer.

No transfer of shares shall be registered unless a proper writing or instrument of transfer (in any customary form or any other form satisfactory to the Board of Directors or an officer of the Company to be designated by the Chief Executive Officer) has been submitted to the Company (or its transfer agent), together with any share certificate(s) and such other evidence of title as the Board of Directors or an officer of the Company to be designated by the Chief Executive Officer may require. Notwithstanding anything to the contrary herein, shares registered in the name of The Depository Trust Company or its nominee, or any other depository or nominee thereof, as the case may be, shall be transferrable in accordance with the policies and procedures of The Depository Trust Company or such other depository. Until the transferee has been registered in the Register of Shareholders in respect of the shares so transferred, the Company may continue to regard the transferor as the owner thereof. The Board of Directors, may, from time to time, prescribe a fee for the registration of a transfer, and may approve other methods of recognizing the transfer of shares in order to facilitate the trading of the Company’s shares on the Nasdaq Stock Market or on any other stock exchange on which the Company’s shares are then listed for trading.

20.    Suspension of Registration.

The Board of Directors may, in its discretion to the extent it deems necessary, close the Register of Shareholders of registration of transfers of shares for a period determined by the Board of Directors, and no registrations of transfers of shares shall be made by the Company during any such period during which the Register of Shareholders is so closed.

Transmission of Shares

21.    Decedents’ Shares.

Upon the death of a Shareholder, the Company shall recognize the custodian or administrator of the estate or executor of the will, and in the absence of such, the lawful heirs of the Shareholder, as the only holders of the right for the shares of the deceased Shareholder, after receipt of evidence to the entitlement thereto, as determined by the Board of Directors or an officer of the Company to be designated by the Chief Executive Officer.
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22.    Receivers and Liquidators.

(a)     The Company may recognize any receiver, liquidator or similar official appointed to wind-up, dissolve or otherwise liquidate a corporate Shareholder, and a trustee, manager, receiver, liquidator or similar official appointed in bankruptcy or in connection with the reorganization of, or similar proceeding with respect to a Shareholder or its properties, as being entitled to the shares registered in the name of such Shareholder.

(b)     Such receiver, liquidator or similar official appointed to wind-up, dissolve or otherwise liquidate a corporate Shareholder and such trustee, manager, receiver, liquidator or similar official appointed in bankruptcy or in connection with the reorganization of, or similar proceedings with respect to a Shareholder or its properties, upon producing such evidence as the Board of Directors (or an officer of the Company to be designated by the Chief Executive Officer) may deem sufficient as to his or her authority to act in such capacity or under this Article, shall with the consent of the Board of Directors or an officer of the Company to be designated by the Chief Executive Officer (which the Board of Directors or such officer may grant or refuse in its absolute discretion), be registered as a Shareholder in respect of such shares, or may, subject to the regulations as to transfer herein contained, transfer such shares.

General Meetings

23.    General Meetings.

(a)     An annual General Meeting (“Annual General Meeting”) shall be held at such time and at such place, either within or outside of the State of Israel, as may be determined by the Board of Directors.

(b)     All General Meetings other than Annual General Meetings shall be called “Special General Meetings”. The Board of Directors may, at its discretion, convene a Special General Meeting at such time and place, within or outside of the State of Israel, as may be determined by the Board of Directors.

(c)     If so determined by the Board of Directors, an Annual General Meeting or a Special General Meeting may be held through the use of any means of communication approved by the Board of Directors, provided all of the participating Shareholders can hear each other simultaneously. A resolution approved by use of means of communications as aforesaid, shall be deemed to be a resolution lawfully adopted at such general meeting and a Shareholder shall be deemed present in person at such general meeting if attending such meeting through the means of communication used at such meeting.

24.    Record Date for General Meeting.

Notwithstanding any provision of these Articles to the contrary, and to allow the Company to determine the Shareholders entitled to notice of or to vote at any General Meeting or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or grant of any rights, or entitled to exercise any rights in respect of or to take or be the subject of any other action, the Board of Directors may fix a record date for the General Meeting, which shall not be more than the maximum period and not less than the minimum period permitted by law. A determination of Shareholders of record entitled to notice of or to vote at a General Meeting shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

25.    Shareholder Proposal Request.

(a)     Any Shareholder or Shareholders of the Company holding at least the required percentage under the Companies Law of the voting rights of the Company which entitles such Shareholder(s) to require the Company to include a matter on the agenda of a General Meeting (the “Proposing Shareholder(s)”) may request, subject to the Companies Law, that the Board of Directors include a matter on the agenda of a General Meeting to be held in the future, provided that the Board of Directors determines that the matter is appropriate to be considered at a General Meeting (a “Proposal Request”). In order for the Board of Directors to consider a Proposal Request and whether to include the matter stated therein in the agenda of a General Meeting, notice of the Proposal Request must be timely delivered in accordance with applicable law, and the Proposal Request must comply with the requirements of these Articles (including this Article 25) and any applicable law and stock exchange rules and regulations. The Proposal Request must be in writing, signed by all of the Proposing Shareholder(s) making such request, delivered, either in person or by registered mail, postage prepaid, and received by the

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Secretary (or, in the absence thereof, by the Chief Executive Officer of the Company). To be considered timely, a Proposal Request must be received within the time periods prescribed by applicable law. The announcement of an adjournment or postponement of a General Meeting shall not commence a new time period (or extend any time period) for the delivery of a Proposal Request as described above. In addition to any information required to be included in accordance with applicable law, a Proposal Request must include the following: (i) the name, address, telephone number, fax number and email address of the Proposing Shareholder (or each Proposing Shareholder, as the case may be) and, if an entity, the name(s) of the person(s) that controls or manages such entity; (ii) the number of Shares held by the Proposing Shareholder(s), directly or indirectly (and, if any of such Shares are held indirectly, an explanation of how they are held and by whom), which shall be in such number no less than as is required to qualify as a Proposing Shareholder, accompanied by evidence satisfactory to the Company of the record holding of such Shares by the Proposing Shareholder(s) as of the date of the Proposal Request; (iii) the matter requested to be included on the agenda of a General Meeting, all information related to such matter, the reason that such matter is proposed to be brought before the General Meeting, the complete text of the resolution that the Proposing Shareholder proposes to be voted upon at the General Meeting, a representation that the Proposing Shareholder(s) intend to appear in person or by proxy at the meeting and, if the Proposing Shareholder wishes to have a position statement in support of the Proposal Request, a copy of such position statement that complies with the requirement of any applicable law (if any); (iv) a description of all arrangements or understandings between the Proposing Shareholders and any other Person(s) (naming such Person or Persons) in connection with the matter that is requested to be included on the agenda and a declaration signed by all Proposing Shareholder(s) of whether any of them has a personal interest in the matter and, if so, a description in reasonable detail of such personal interest; (v) a description of all Derivative Transactions (as defined below) by each Proposing Shareholder(s) during the previous twelve (12) month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic terms of, such Derivative Transactions; and (vi) a declaration that all of the information that is required under the Companies Law and any other applicable law and stock exchange rules and regulations to be provided to the Company in connection with such matter, if any, has been provided to the Company. The Board of Directors, may, in its discretion, to the extent it deems necessary, request that the Proposing Shareholder(s) provide additional information necessary so as to include a matter in the agenda of a General Meeting, as the Board of Directors may reasonably require.

A “Derivative Transaction” means any agreement, arrangement, interest or understanding entered into by, or on behalf or for the benefit of, any Proposing Shareholder or any of its affiliates or associates, whether of record or beneficial: (1) the value of which is derived in whole or in part from the value of any class or series of shares or other securities of the Company, (2) which otherwise provides any direct or indirect opportunity to gain or share in any gain derived from a change in the value of securities of the Company, (3) the effect or intent of which is to mitigate loss, manage risk or benefit of security value or price changes, or (4) which provides the right to vote or increase or decrease the voting power of, such Proposing Shareholder, or any of its affiliates or associates, with respect to any shares or other securities of the Company, which agreement, arrangement, interest or understanding may include, without limitation, any option, warrant, debt position, note, bond, convertible security, swap, stock appreciation right, short position, profit interest, hedge, right to dividends, voting agreement, performance-related fee or arrangement to borrow or lend shares (whether or not subject to payment, settlement, exercise or conversion in any such class or series), and any proportionate interest of such Proposing Shareholder in the securities of the Company held by any general or limited partnership, or any limited liability company, of which such Proposing Shareholder is, directly or indirectly, a general partner or managing member.

(b)     The information required pursuant to this Article shall be updated as of (i) the record date of the General Meeting, (ii) five business days before the General Meeting, and (iii) as of the General Meeting, and any adjournment or postponement thereof.

(c)     The provisions of Articles 25(a) and 25(b) shall apply, mutatis mutandis, to any matter to be included on the agenda of a Special General Meeting which is convened pursuant to a request of a Shareholder duly delivered to the Company in accordance with the Companies Law.

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26.    Notice of General Meetings; Omission to Give Notice.

(a)     The Company is not required to give notice of a General Meeting, subject to any mandatory provision of the Companies Law.

(b)     The accidental omission to give notice of a General Meeting to any Shareholder, or the non-receipt of notice sent to such Shareholder, shall not invalidate the proceedings at such meeting or any resolution adopted thereat.

(c)     No Shareholder present, in person or by proxy, at any time during a General Meeting shall be entitled to seek the cancellation or invalidation of any proceedings or resolutions adopted at such General Meeting on account of any defect in the notice of such meeting relating to the time or the place thereof, or any item acted upon at such meeting.

(d)     In addition to any places at which the Company may make available for review by Shareholders the full text of the proposed resolutions to be adopted at a General Meeting, as required by the Companies Law, the Company may add additional places for Shareholders to review such proposed resolutions, including an internet site.

Proceedings at General Meetings

27.    Quorum.

(a)     No business shall be transacted at a General Meeting, or at any adjournment thereof, unless the quorum required under these Articles for such General Meeting or such adjourned meeting, as the case may be, is present when the meeting proceeds to business.

(b)     In the absence of contrary provisions in these Articles, the requisite quorum for any General Meeting shall be two or more Shareholders (not in default in payment of any sum referred to in Article 13 hereof) present in person or by proxy and holding shares conferring in the aggregate at least thirty-three and one-third percent (33⅓%) of the voting power of the Company, provided, however, that if (i) such General Meeting was initiated by and convened pursuant to a resolution adopted by the Board of Directors (and not pursuant to the request of any other Person) and (ii) at the time of such General Meeting the Company is qualified to use the forms and rules of a “foreign private issuer” under U.S. securities laws, then the requisite quorum shall be two or more Shareholders (not in default in payment of any sum referred to in Article 13 hereof) present in person or by proxy and holding shares conferring in the aggregate at least twenty-five percent (25%) of the voting power of the Company. For the purpose of determining the quorum present at a certain General Meeting, a proxy may be deemed to be two (2) or more Shareholders pursuant to the number of Shareholders represented by the proxy holder.

(c)     If within half an hour from the time appointed for the meeting a quorum is not present, then without any further notice the meeting shall be adjourned either (i) to the same day in the next week, at the same time and place, (ii) to such day and at such time and place as indicated in the notice of such meeting, or (iii) to such day and at such time and place as the Chairperson of the General Meeting shall determine (which may be earlier or later than the date pursuant to clause (i) above). No business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting as originally called. At such adjourned meeting, if the original meeting was convened pursuant to a request under Section 63 of the Companies Law, one or more shareholders, present in person or by proxy, and holding the number of shares required for making such request, shall constitute a quorum, but in any other case any shareholder (not in default as aforesaid) present in person or by proxy, shall constitute a quorum.

28.    Chairperson of General Meeting.

The Chairperson of the Board of Directors shall preside as Chairperson of every General Meeting of the Company. If at any meeting the Chairperson is not present within fifteen (15) minutes after the time fixed for holding the meeting or is unwilling or unable to act as Chairperson, any of the following may preside as Chairperson of the meeting (and in the following order): a Director designated by the Board of Directors, a different Director, the Chief Executive Officer, the Chief Financial Officer, the General Counsel, the Secretary or any person designated by any of the foregoing. If at any such meeting none of the foregoing persons is present or all are unwilling or unable to act as Chairperson, the Shareholders present (in person or by proxy) shall choose a Shareholder or its proxy present at the meeting to be Chairperson. The office of Chairperson shall not, by itself,

Annex B-10

entitle the holder thereof to vote at any General Meeting nor shall it entitle such holder to a second or casting vote (without derogating, however, from the rights of such Chairperson to vote as a Shareholder or proxy of a Shareholder if, in fact, the Chairperson is also a Shareholder or such proxy).

29.    Adoption of Resolutions at General Meetings.

(a)     Except as required by the Companies Law or these Articles, including, without limitation, Article 39 below, a resolution of the Shareholders shall be adopted if approved by the holders of a simple majority of the voting power represented at the General Meeting in person or by proxy and voting thereon, as one class, and disregarding abstentions from the count of the voting power present and voting. Without limiting the generality of the foregoing, a resolution with respect to a matter or action for which the Companies Law prescribes a higher majority or pursuant to which a provision requiring a higher majority would have been deemed to have been incorporated into these Articles, but for which the Companies Law allows these Articles to provide otherwise (including, Sections 327 and 24 of the Companies Law), shall be adopted by a simple majority of the voting power represented at the General Meeting in person or by proxy and voting thereon, as one class, and disregarding abstentions from the count of the voting power present and voting.

(b)     Every question submitted to a General Meeting shall be decided by a show of hands, but the Chairperson of the General Meeting may determine that a resolution shall be decided by a written ballot. A written ballot may be implemented before the proposed resolution is voted upon or immediately after the declaration by the Chairperson of the results of the vote by a show of hands. If a vote by written ballot is taken after such declaration, the results of the vote by a show of hands shall be of no effect, and the proposed resolution shall be decided by such written ballot.

(c)     A defect in convening or conducting a General Meeting, including a defect resulting from the non-fulfillment of any provision or condition set forth in the Companies Law or these Articles, including with regard to the manner of convening or conducting the General Meeting, shall not disqualify any resolution passed at the General Meeting and shall not affect the discussions or decisions which took place thereat.

(d)     A declaration by the Chairperson of the General Meeting that a resolution has been carried unanimously, or carried by a particular majority, or rejected, and an entry to that effect in the minute book of the Company, shall be prima facie evidence of the fact without proof of the number or proportion of the votes recorded in favor of or against such resolution.

30.    Power to Adjourn.

A General Meeting, the consideration of any matter on its agenda, or the resolution on any matter on its agenda, may be postponed or adjourned, from time to time and from place to place: (i) by the Chairperson of a General Meeting at which a quorum is present (and he shall do so if directed by the General Meeting, with the consent of the holders of a majority of the voting power represented in person or by proxy and voting on the question of adjournment), but no business shall be transacted at any such adjourned meeting except business which might lawfully have been transacted at the meeting as originally called, or a matter on its agenda with respect to which no resolution was adopted at the meeting originally called; or (ii) by the Board of Directors (whether prior to or at a General Meeting).

31.    Voting Power.

Subject to the provisions of Article 32(a) and to any provision hereof conferring special rights as to voting, or restricting the right to vote, every Shareholder shall have one vote for each share held by the Shareholder of record, on every resolution, without regard to whether the vote thereon is conducted by a show of hands, by written ballot, or by any other means.

32.    Voting Rights.

(a)     No Shareholder shall be entitled to vote at any General Meeting (or be counted as a part of the quorum thereat), unless all calls then payable by him or her in respect of his or her shares in the Company have been paid.

(b)     A company or other corporate body being a Shareholder of the Company may duly authorize any person to be its representative at any meeting of the Company or to execute or deliver a proxy on its behalf. Any person so

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authorized shall be entitled to exercise on behalf of such Shareholder all the power, which the Shareholder could have exercised if it were an individual. Upon the request of the Chairperson of the General Meeting, written evidence of such authorization (in form acceptable to the Chairperson) shall be delivered to him or her.

(c)     Any Shareholder entitled to vote may vote either in person or by proxy (who need not be a Shareholder of the Company), or, if the Shareholder is a company or other corporate body, by representative authorized pursuant to Article 32(b) above.

(d)     If two or more persons are registered as joint holders of any share, the vote of the senior who tenders a vote, in person or by proxy, shall be accepted to the exclusion of the vote(s) of the other joint holder(s). For the purpose of this Article 32(d), seniority shall be determined by the order of registration of the joint holders in the Register of Shareholders.

(e)     If a Shareholder is a minor, under protection, bankrupt or legally incompetent, or in the case of a corporation, is in receivership or liquidation, it may, subject to all other provisions of these Articles and any documents or records required to be provided under these Articles, vote through his, her or its trustees, receiver, liquidator, natural guardian or another legal guardian, as the case may be, and the persons listed above may vote in person or by proxy.

Proxies

33.    Instrument of Appointment.

(a)     An instrument appointing a proxy shall be in writing and shall be substantially in the following form:

“I		of
	(Name of Shareholder)		(Address of Shareholder)
Being a shareholder of Memic Innovative Surgery Ltd. hereby appoints of
	(Name of Proxy)		(Address of Proxy)
as my proxy to vote for me and on my behalf at the General Meeting of the Company to be held on the ___ day of _______, _______ and at any adjournment(s) thereof.

Signed this ____ day of ___________, ______.

(Signature of Appointor)”

or in any usual or common form or in such other form as may be approved by the Board of Directors. Such proxy shall be duly signed by the appointor of such person’s duly authorized attorney, or, if such appointor is company or other corporate body, in the manner in which it signs documents which binds it together with a certificate of an attorney with regard to the authority of the signatories.

(b)     Subject to the Companies Law, the original instrument appointing a proxy or a copy thereof certified by an attorney (and the power of attorney or other authority, if any, under which such instrument has been signed) shall be delivered to the Company (at its Office, at its principal place of business, or at the offices of its registrar or transfer agent, or at such place as notice of the meeting may specify) not less than twenty-four (24) hours (or such shorter period as the notice shall specify) before the time fixed for such meeting. Notwithstanding the above, the Chairperson shall have the right to waive the time requirement provided above with respect to all instruments of proxies and to accept instruments of proxy until the beginning of a General Meeting. A document appointing a proxy shall be valid for every adjourned meeting of the General Meeting to which the document relates.

34.    Effect of Death of Appointer of Transfer of Share and or Revocation of Appointment.

(a)     A vote cast in accordance with an instrument appointing a proxy shall be valid notwithstanding the prior death or bankruptcy of the appointing Shareholder (or of his or her attorney-in-fact, if any, who signed such instrument), or the transfer of the share in respect of which the vote is cast, unless written notice of such matters shall have been received by the Company or by the Chairperson of such meeting prior to such vote being cast.

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(b)     Subject to the Companies Law, an instrument appointing a proxy shall be deemed revoked (i) upon receipt by the Company or the Chairperson, subsequent to receipt by the Company of such instrument, of written notice signed by the person signing such instrument or by the Shareholder appointing such proxy canceling the appointment thereunder (or the authority pursuant to which such instrument was signed) or of an instrument appointing a different proxy (and such other documents, if any, required under Article 33(b) for such new appointment), provided such notice of cancellation or instrument appointing a different proxy were so received at the place and within the time for delivery of the instrument revoked thereby as referred to in Article 33(b) hereof, or (ii) if the appointing Shareholder is present in person at the meeting for which such instrument of proxy was delivered, upon receipt by the Chairperson of such meeting of written notice from such Shareholder of the revocation of such appointment, or if and when such Shareholder votes at such meeting. A vote cast in accordance with an instrument appointing a proxy shall be valid notwithstanding the revocation or purported cancellation of the appointment, or the presence in person or vote of the appointing Shareholder at a meeting for which it was rendered, unless such instrument of appointment was deemed revoked in accordance with the foregoing provisions of this Article 34(b) at or prior to the time such vote was cast.

Board of Directors

35.    Powers of the Board of Directors.

(a)     The Board of Directors may exercise all such powers and do all such acts and things as the Board of Directors is authorized by law or as the Company is authorized to exercise and do and are not hereby or by law required to be exercised or done by the General Meeting. The authority conferred on the Board of Directors by this Article 35 shall be subject to the provisions of the Companies Law, these Articles and any regulation or resolution consistent with these Articles adopted from time to time at a General Meeting, provided, however, that no such regulation or resolution shall invalidate any prior act done by or pursuant to a decision of the Board of Directors which would have been valid if such regulation or resolution had not been adopted.

(b)     Without limiting the generality of the foregoing, the Board of Directors may, from time to time, set aside any amount(s) out of the profits of the Company as a reserve or reserves for any purpose(s) which the Board of Directors, in its absolute discretion, shall deem fit, including without limitation, capitalization and distribution of bonus shares, and may invest any sum so set aside in any manner and from time to time deal with and vary such investments and dispose of all or any part thereof, and employ any such reserve or any part thereof in the business of the Company without being bound to keep the same separate from other assets of the Company, and may subdivide or re-designate any reserve or cancel the same or apply the funds therein for another purpose, all as the Board of Directors may from time to time think fit.

36.    Exercise of Powers of the Board of Directors.

(a)     A meeting of the Board of Directors at which a quorum is present shall be competent to exercise all the authorities, powers and discretion vested in or exercisable by the Board of Directors.

(b)     A resolution proposed at any meeting of the Board of Directors shall be deemed adopted if approved by a majority of the Directors present, entitled to vote and voting thereon when such resolution is put to a vote.

(c)     The Board of Directors may adopt resolutions, without convening a meeting of the Board of Directors, in writing or in any other manner permitted by the Companies Law.

(d)     The Board of Directors may hold meetings by use of any means of communication on the condition that all participating directors can hear each other at the same time.

37.    Delegation of Powers.

(a)     The Board of Directors may, subject to the provisions of the Companies Law, delegate any or all of its powers to committees (in these Articles referred to as a “Committee of the Board of Directors”, or “Committee”), each consisting of one or more persons (who may or may not be Directors), and it may from time to time revoke such delegation or alter the composition of any such Committee. Any Committee so formed shall, in the exercise of the powers so delegated, conform to any regulations imposed on it by the Board of Directors, subject to applicable law. No regulation imposed by the Board of Directors on any Committee and no resolution of the Board of Directors shall invalidate any prior act done or pursuant to a resolution by the Committee which would

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have been valid if such regulation or resolution of the Board of Directors had not been adopted. The meetings and proceedings of any such Committee of the Board of Directors shall, mutatis mutandis, be governed by the provisions herein contained for regulating the meetings of the Board of Directors, to the extent not superseded by any regulations adopted by the Board of Directors. Unless otherwise expressly prohibited by the Board of Directors, in delegating powers to a Committee of the Board of Directors, such Committee shall be empowered to further delegate such powers.

(b)     The Board of Directors may from time to time appoint a Secretary to the Company, as well as officers, agents, employees and independent contractors, as the Board of Directors deems fit, and may terminate the service of any such person. The Board of Directors may, subject to the provisions of the Companies Law, determine the powers and duties, as well as the salaries and compensation, of all such persons.

(c)     The Board of Directors may from time to time, by power of attorney or otherwise, appoint any person, company, firm or body of persons to be the attorney or attorneys of the Company at law or in fact for such purposes(s) and with such powers, authorities and discretions, and for such period and subject to such conditions, as it deems fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board of Directors deems fit, and may also authorize any such attorney to delegate all or any of the powers, authorities and discretions vested in him or her.

38.    Number of Directors.

The Board of Directors shall consist of such number of Directors (not less than three (3) nor more than nine (9), including the External Directors, if any were elected) as may be fixed from time to time by resolution of the Board of Directors. A reduction of the maximum number of Directors on the Board of Directors under this Article 38, shall not affect the term in office any serving Director elected prior to such reduction.

39.    Election and Removal of Directors.

(a)     Directors (excluding the External Directors if any) shall be elected at the Annual General Meeting in accordance with the provisions of these Articles, and each Director shall serve, subject to Article 42 hereof, and with respect to a Director appointed pursuant to Article 41 hereof subject to such Article, until the Annual General Meeting next following the Annual General Meeting or Special General Meeting at which such Director was elected pursuant to this Article 39 or Article 41 hereof and until such Director’s successor is elected, or until such Director’s earlier removal pursuant to this Article 39. A Director whose period of office has expired may be reelected, with the exception of an External Director, who may be reelected for an additional period of office only subject to the provisions of the Companies Law.

(b)     Prior to every General Meeting of the Company at which Directors are to be elected, and subject to clause (e) of this Article, the Board of Directors (or a Committee thereof) shall select, by a resolution adopted by a majority of the Board of Directors (or such Committee), a number of Persons to be proposed to the Shareholders for election as Directors at such General Meeting (the “Nominees”).

(c)     Any Proposing Shareholder requesting to include on the agenda of a General Meeting a nomination of a Person to be proposed to the Shareholders for election as Director (such person, an “Alternate Nominee”), may so request provided that it complies with this Article 39(f), Article 25 and applicable law. Unless otherwise determined by the Board of Directors, a Proposal Request relating to an Alternate Nominee is deemed to be a matter that is appropriate to be considered only at an Annual General Meeting. In addition to any information required to be included in accordance with applicable law, such a Proposal Request shall include information required pursuant to Article 25, and shall also set forth: (i) the name, address, telephone number, fax number and email address of the Alternate Nominee and all citizenships and residencies of the Alternate Nominee; (ii) a description of all arrangements, relations or understandings during the past three (3) years, and any other material relationships, between the Proposing Shareholder(s) or any of its affiliates and each Alternate Nominee; (iii) a declaration signed by the Alternate Nominee that he or she consents to be named in the Company’s notices and proxy materials and on the Company’s proxy card relating to the General Meeting, if provided or published, and that he or she, if elected, consents to serve on the Board of Directors and to be named in the Company’s disclosures and filings; (iv) a declaration signed by each Alternate Nominee as required under the Companies Law and any other applicable law and stock exchange rules and regulations for the appointment of

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such an Alternate Nominee and an undertaking that all of the information that is required under law and stock exchange rules and regulations to be provided to the Company in connection with such an appointment has been provided (including, information in respect of the Alternate Nominee as would be provided in response to the applicable disclosure requirements under Form 20-F (or Form 10-K, if applicable) or any other applicable form prescribed by the U.S. Securities and Exchange Commission (the “SEC”)); (v) a declaration made by the Alternate Nominee of whether he or she meets the criteria for an independent director and, if applicable, External Director of the Company under the Companies Law and/or under any applicable law, regulation or stock exchange rules, and if not, then an explanation of why not; and (vi) any other information required at the time of submission of the Proposal Request by applicable law, regulations or stock exchange rules. In addition, the Proposing Shareholder(s) and each Alternate Nominee shall promptly provide any other information reasonably requested by the Company, including a duly completed director and officer questionnaire, in such form as may be provided by the Company, with respect to each Alternate Nominee. The Board of Directors may refuse to acknowledge the nomination of any person not made in compliance with the foregoing. The Company shall be entitled to publish any information provided by a Proposing Shareholder or Alternate Nominee pursuant to this Article 39(c) and Article 25, and the Proposing Shareholder and Alternate Nominee shall be responsible for the accuracy and completeness thereof.

(d)     The Nominees or Alternate Nominees shall be elected by a resolution adopted at the General Meeting at which they are subject to election. Notwithstanding Articles 25(a) and 25(c), in the event of a Contested Election (as defined below), the method of calculation of the votes and the manner in which the resolutions will be presented to the General Meeting shall be determined by the Board of Directors in its discretion. In the event that the Board of Directors does not or is unable to make a determination on such matter, then the method described in clause (ii) below shall apply. The Board of Directors may consider, among other things, the following methods: (i) election of competing slates of Director nominees (determined in a manner approved by the Board of Directors) by a majority of the voting power represented at the General Meeting in person or by proxy and voting on such competing slates, (ii) election of individual Directors by a plurality of the voting power represented at the General Meeting in person or by proxy and voting on the election of Directors (which shall mean that the nominees receiving the largest number of “for” votes will be elected in such Contested Election), (iii) election of each nominee by a majority of the voting power represented at the General Meeting in person or by proxy and voting on the election of Directors, provided that if the number of such nominees exceeds the number of Directors to be elected, then as among such nominees the election shall be by plurality of the voting power as described above, and (iv) such other method of voting as the Board of Directors deems appropriate, including use of a “universal proxy card” listing all Nominees and Alternate Nominees by the Company. For the purposes of these Articles, election of Directors at a General Meeting shall be considered a “Contested Election” if the aggregate number of Nominees and Alternate Nominees at such meeting exceeds the total number of Directors to be elected at such meeting, with the determination thereof being made by the Secretary (or, in the absence thereof, by the Chief Executive Officer of the Company) as of the close of the applicable notice of nomination period under Article 25 or under applicable law, based on whether one or more notice(s) of nomination were timely filed in accordance with Article 25, this Article 39 and applicable law; provided, however, that the determination that an election is a Contested Election shall not be determinative as to the validity of any such notice of nomination; and provided, further, that, if, prior to the time of such General Meeting, one or more notices of nomination of an Alternate Nominee are withdrawn such that the number of candidates for election as Director no longer exceeds the number of Directors to be elected, the election shall not be considered a “Contested Election”. Shareholders shall not be entitled to cumulative voting in the election of Directors, except to the extent specifically set forth in this clause (f).

(e)     Notwithstanding anything to the contrary in these Articles, the election, qualification, removal or dismissal of External Directors, if so elected, shall be only in accordance with the applicable provisions set forth in the Companies Law.

40.    Commencement of Directorship.

Without derogating from Article 39, the term of office of a Director shall commence as of the date of his or her appointment or election, or on a later date if so specified in his or her appointment or election.

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41.    Continuing Directors in the Event of Vacancies.

The Board of Directors (and, if so determined by the Board of Directors, the General Meeting) may at any time and from time to time appoint any person as a Director to fill a vacancy (whether such vacancy is due to a Director no longer serving or due to the number of Directors serving being less than the maximum number stated in Article 38 hereof). In the event of one or more such vacancies in the Board of Directors, the continuing Directors may continue to act in every matter, provided, however, that if the number of Directors serving is less than the minimum number provided for pursuant to Article 38 hereof, they may only act in an emergency or to fill the office of a Director which has become vacant up to a number equal to the minimum number provided for pursuant to Article 38 hereof, or in order to call a General Meeting of the Company for the purpose of electing Directors to fill any or all vacancies. The office of a Director that was appointed by the Board of Directors to fill any vacancy shall only be for the remaining period of time during which the Director whose service has ended was filled would have held office, or in case of a vacancy due to the number of Directors serving being less than the maximum number stated in Article 38 hereof the Board of Directors shall determine at the time of appointment the class pursuant to Article 39 to which the additional Director shall be assigned

42.    Vacation of Office.

The office of a Director shall be vacated and he shall be dismissed or removed:

(a)     ipso facto, upon his or her death;

(b)     if he or she is prevented by applicable law from serving as a Director;

(c)     if the Board of Directors determines that due to his or her mental or physical state he or she is unable to serve as a director, and such determination is affirmed by a competent court pursuant to Section 233(1) of the Companies Law;

(d)     if his or her directorship expires pursuant to these Articles and/or applicable law;

(e)     by a resolution adopted at a General Meeting by a majority of at least 66-2/3% of the total voting power of the Company’s Shareholders (with such removal becoming effective on the date fixed in such resolution);

(f)     by his or her written resignation, such resignation becoming effective on the date fixed therein, or upon the delivery thereof to the Company, whichever is later; or

(g)     with respect to an External Director, if so elected, and notwithstanding anything to the contrary herein, only pursuant to applicable law.

Article 42(e) may only be amended, replaced or suspended by a resolution adopted at a General Meeting that was approved by a majority of at least 66-2/3% of the total voting power of the Company’s shareholders.

43.    Conflict of Interests; Approval of Related Party Transactions.

(a)      Subject to the provisions of applicable law and these Articles, no Director shall be disqualified by virtue of his or her office from holding any office or place of profit in the Company or in any company in which the Company shall be a shareholder or otherwise interested, or from contracting with the Company as vendor, purchaser or otherwise, nor shall any such contract, or any contract or arrangement entered into by or on behalf of the Company in which any Director shall be in any way interested, be avoided, nor, other than as required under the Companies Law, shall any Director be liable to account to the Company for any profit arising from any such office or place of profit or realized by any such contract or arrangement by reason only of such Director’s holding that office or of the fiduciary relations thereby established, but the nature of his or her interest, as well as any material fact or document, must be disclosed by him or her at the meeting of the Board of Directors at which the contract or arrangement is first considered, if his or her interest then exists, or, in any other case, at no later than the first meeting of the Board of Directors after the acquisition of his or her interest.

(b)     Subject to the Companies Law and these Articles, a transaction between the Company and an Office Holder, and a transaction between the Company and another entity in which an Office Holder of the Company has a personal interest, in each case, which is not an Extraordinary Transaction (as defined by the Companies

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Law), shall require only approval by the Board of Directors or a Committee of the Board of Directors. Such authorization, as well as the actual approval, may be for a particular transaction or more generally for specific type of transactions.

Proceedings of the Board of Directors

44.    Meetings.

(a)     The Board of Directors may meet and adjourn its meetings and otherwise regulate such meetings and proceedings as the Board of Directors thinks fit.

(b)     A meeting of the Board of Directors shall be convened by the Secretary upon instruction of the Chairperson or upon a request of at least two (2) Directors which is submitted to the Chairperson or in any event that such meeting is required by the provisions of the Companies Law. In the event that the Chairperson does not instruct the Secretary to convene a meeting upon a request of at least two (2) Directors within seven (7) days of such request, then such two Directors may convene a meeting of the Board of Directors. Any meeting of the Board of Directors shall be convened upon not less than two (2) days’ notice, unless such notice is waived in writing by all of the Directors as to a particular meeting or by their attendance at such meeting or unless the matters to be discussed at such meeting are of such urgency and importance that notice is reasonably determined by the Chairperson as ought to be waived or shortened under the circumstances.

(c)     Notice of any such meeting shall be given orally, by telephone, in writing or by mail, facsimile, email or such other means of delivery of notices as the Company may apply, from time to time.

(d)     Notwithstanding anything to the contrary herein, failure to deliver notice to a Director of any such meeting in the manner required hereby may be waived by such Director, and a meeting shall be deemed to have been duly convened notwithstanding such defective notice if such failure or defect is waived prior to action being taken at such meeting, by all Directors entitled to participate at such meeting to whom notice was not duly given as aforesaid. Without derogating from the foregoing, no Director present at any time during a meeting of the Board of Directors shall be entitled to seek the cancellation or invalidation of any proceedings or resolutions adopted at such meeting on account of any defect in the notice of such meeting relating to the date, time or the place thereof or the convening of the meeting.

45.    Quorum.

Until otherwise unanimously decided by the Board of Directors, a quorum at a meeting of the Board of Directors shall be constituted by the presence in person or by any means of communication of a majority of the Directors then in office who are lawfully entitled to participate and vote in the meeting. No business shall be transacted at a meeting of the Board of Directors unless the requisite quorum is present (in person or by any means of communication on the condition that all participating Directors can hear each other simultaneously) when the meeting proceeds to business. If within thirty (30) minutes from the time appointed for a meeting of the Board of Directors a quorum is not present, the meeting shall stand adjourned at the same place and time 48 hours thereafter unless the Chairperson has determined that there is such urgency and importance that a shorter period is required under the circumstances. If an adjourned meeting is convened in accordance with the foregoing and a quorum is not present within 30 minutes of the announced time, the requisite quorum at such adjourned meeting shall be, any two (2) Directors, if the number of Directors then serving is up to five (5), and any three (3) Directors, if the number of Directors then serving is more than five (5), in each case who are lawfully entitled to participate in the meeting and who are present at such adjourned meeting. At an adjourned meeting of the Board of Directors the only matters to be considered shall be those matters which might have been lawfully considered at the meeting of the Board of Directors originally called if a requisite quorum had been present, and the only resolutions to be adopted are such types of resolutions which could have been adopted at the meeting of the Board of Directors originally called.

46.    Chairperson of the Board of Directors.

The Board of Directors shall, from time to time, elect one of its members to be the Chairperson of the Board of Directors, remove such Chairperson from office and appoint in his or her place. The Chairperson of the Board of Directors shall preside at every meeting of the Board of Directors, but if there is no such Chairperson, or if at any meeting he is not present within fifteen (15) minutes of the time fixed for the meeting or if he is unwilling to take

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the chair, the Directors present shall choose one of the Directors present at the meeting to be the Chairperson of such meeting. The office of Chairperson of the Board of Directors shall not, by itself, entitle the holder to a second or casting vote.

47.    Validity of Acts Despite Defects.

All acts done or transacted at any meeting of the Board of Directors, or of a Committee of the Board of Directors, or by any person(s) acting as Director(s), shall, notwithstanding that it may afterwards be discovered that there was some defect in the appointment of the participants in such meeting or any of them or any person(s) acting as aforesaid, or that they or any of them were disqualified, be as valid as if there were no such defect or disqualification.

Chief Executive Officer

48.    Chief Executive Officer.

The Board of Directors shall from time to time appoint one or more persons, whether or not Directors, as Chief Executive Officer of the Company who shall have the powers and authorities set forth in the Companies Law, and may confer upon such person(s), and from time to time modify or revoke, such titles and such duties and authorities of the Board of Directors as the Board of Directors may deem fit, subject to such limitations and restrictions as the Board of Directors may from time to time prescribe. Such appointment(s) may be either for a fixed term or without any limitation of time, and the Board of Directors may from time to time (subject to any additional approvals required under, and the provisions of, the Companies Law and of any contract between any such person and the Company) fix their salaries and compensation, remove or dismiss them from office and appoint another or others in his, her or their place or places.

Minutes

49.    Minutes.

Any minutes of the General Meeting or the Board of Directors or any Committee thereof, if purporting to be signed by the Chairperson or Secretary of the General Meeting, the Board of Directors or a Committee thereof, as the case may be, or by the Chairperson of the next succeeding General Meeting, meeting of the Board of Directors or meeting of a Committee, as the case may be, shall constitute prima facie evidence of the matters recorded therein.

Dividends

50.    Declaration of Dividends.

The Board of Directors may, from time to time, declare, and cause the Company to pay dividends as permitted by the Companies Law. The Board of Directors shall determine the time for payment of such dividends and the record date for determining the shareholders entitled thereto.

51.    Amount Payable by Way of Dividends.

Subject to the provisions of these Articles and subject to the rights or conditions attached at that time to any share in the capital of the Company granting preferential, special or deferred rights or not granting any rights with respect to dividends, any dividend paid by the Company shall be allocated among the Shareholders (not in default in payment of any sum referred to in Article 13 hereof) entitled thereto on a pari passu basis in proportion to their respective holdings of the issued and outstanding Shares in respect of which such dividends are being paid.

52.    Interest.

No dividend shall carry interest as against the Company.

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53.    Payment in Specie.

If so declared by the Board of Directors, a dividend declared in accordance with Article 50 may be paid, in whole or in part, by the distribution of specific assets of the Company or by distribution of paid up shares, debentures or other securities of the Company or of any other companies, or in any combination thereof, in each case, the fair value of which shall be determined by the Board of Directors in good faith.

54.    Implementation of Powers.

The Board of Directors may settle, as it deems fit, any difficulty arising with regard to the distribution of dividends, bonus shares or otherwise, and in particular, to issue certificates for fractions of shares and sell such fractions of shares in order to pay their consideration to those entitled thereto, or to set the value for the distribution of certain assets and to determine that cash payments shall be paid to the Shareholders on the basis of such value, or that fractions whose value is less than NIS 0.01 shall not be taken into account. The Board of Directors may instruct to pay cash or convey these certain assets to a trustee in favor of those people who are entitled to a dividend, as the Board of Directors shall deem appropriate.

55.    Deductions from Dividends.

The Board of Directors may deduct from any dividend or other moneys payable to any Shareholder in respect of a share any and all sums of money then payable by him or her to the Company on account of calls or otherwise in respect of shares of the Company and/or on account of any other matter of transaction whatsoever.

56.    Retention of Dividends.

(a)     The Board of Directors may retain any dividend or other moneys payable or property distributable in respect of a share on which the Company has a lien, and may apply the same in or toward satisfaction of the debts, liabilities, or engagements in respect of which the lien exists.

(b)     The Board of Directors may retain any dividend or other moneys payable or property distributable in respect of a share in respect of which any person is, under Articles 21 or 22, entitled to become a Shareholder, or which any person is, under said Articles, entitled to transfer, until such person shall become a Shareholder in respect of such share or shall transfer the same.

57.    Unclaimed Dividends.

All unclaimed dividends or other moneys payable in respect of a share may be invested or otherwise made use of by the Board of Directors for the benefit of the Company until claimed. The payment of any unclaimed dividend or such other moneys into a separate account shall not constitute the Company a trustee in respect thereof, and any dividend unclaimed after a period of one (1) year (or such other period determined by the Board of Directors) from the date of declaration of such dividend, and any such other moneys unclaimed after a like period from the date the same were payable, shall be forfeited and shall revert to the Company, provided, however, that the Board of Directors may, at its discretion, cause the Company to pay any such dividend or such other moneys, or any part thereof, to a person who would have been entitled thereto had the same not reverted to the Company. The principal (and only the principal) of any unclaimed dividend of such other moneys shall be if claimed, paid to a person entitled thereto.

58.    Mechanics of Payment.

Any dividend or other moneys payable in cash in respect of a share, less the tax required to be withheld pursuant to applicable law, may, as determined by the Board of Directors in its sole discretion, be paid by check or warrant sent through the post to, or left at, the registered address of the person entitled thereto or by transfer to a bank account specified by such person (or, if two or more persons are registered as joint holders of such share or are entitled jointly thereto in consequence of the death or bankruptcy of the holder or otherwise, to any one of such Persons or his or her bank account or the person who the Company may then recognize as the owner thereof or entitled thereto under Article 21 or 22 hereof, as applicable, or such person’s bank account), or to such person and at such other address as the person entitled thereto may by writing direct, or in any other manner the Board of Directors deems appropriate. Every such check or warrant or other method of payment shall be made payable

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to the order of the person to whom it is sent, or to such person as the person entitled thereto as aforesaid may direct, and payment of the check or warrant by the banker upon whom it is drawn shall be a good discharge to the Company. Every such check shall be sent at the risk of the Person entitled to the money represented thereby.

Accounts

59.    Books of Account.

The Company’s books of account shall be kept at the Office of the Company, or at such other place or places as the Board of Directors may think fit, and they shall always be open to inspection by all Directors. No shareholder, not being a Director, shall have any right to inspect any account or book or other similar document of the Company, except as explicitly conferred by law or authorized by the Board of Directors. The Company shall make copies of its annual financial statements available for inspection by the Shareholders at the principal offices of the Company. The Company shall not be required to send copies of its annual financial statements to the Shareholders.

60.    Auditors.

The appointment, authorities, rights and duties of the auditor(s) of the Company, shall be regulated by applicable law, provided, however, that in exercising its authority to fix the remuneration of the auditor(s), the Shareholders in General Meeting may act (and in the absence of any action in connection therewith shall be deemed to have so acted) to authorize the Board of Directors (with right of delegation to a Committee thereof or to management) to fix such remuneration subject to such criteria or standards, and if no such criteria or standards are so provided, such remuneration shall be fixed in an amount commensurate with the volume and nature of the services rendered by such auditor(s). The General Meeting may, if so recommended by the Board of Directors, appoint the auditors for a period that may extend until the third Annual General Meeting after the Annual General Meeting in which the auditors were appointed.

61.    Fiscal Year.

The fiscal year of the Company shall be the 12 months period ending on December 31 of each calendar year.

Supplementary Registers

62.    Supplementary Registers.

Subject to and in accordance with the provisions of Sections 138 and 139 of the Companies Law, the Company may cause supplementary registers to be kept in any place outside Israel as the Board of Directors may think fit, and, subject to all applicable requirements of law, the Board of Directors may from time to time adopt such rules and procedures as it may think fit in connection with the keeping of such branch registers.

Exemption, Indemnity and Insurance

63.    Insurance.

Subject to the provisions of the Companies Law with regard to such matters, the Company may enter into a contract for the insurance of the liability, in whole or in part, of any of its Office Holders imposed on such Office Holder due to an act performed by or an omission of the Office Holder in the Office Holder’s capacity as an Office Holder of the Company arising from any matter permitted by law, including the following:

(a)     a breach of duty of care to the Company or to any other person;

(b)     a breach of his or her duty of loyalty to the Company, provided that the Office Holder acted in good faith and had reasonable grounds to assume that act that resulted in such breach would not prejudice the interests of the Company;

(c)     a financial liability imposed on such Office Holder in favor of any other person;

(d)     any other event, occurrence, matters or circumstances under any law with respect to which the Company may, or will be able to, insure an Office Holder, and to the extent such law requires the inclusion of a provision

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permitting such insurance in these Articles, then such provision is deemed to be included and incorporated herein by reference (including, without limitation, in accordance with Section 56h(b)(1) of the Securities Law, if and to the extent applicable, and Section 50P of the Economic Competition Law); and

(e)     without limitation of clause (d), a financial obligation imposed upon an Office Holder and reasonable litigation costs, including attorney’s fees, expended by an Office Holder as a result of an administrative proceeding instituted against an Office Holder. Without derogating from the generality of the foregoing, such obligation or expenses will include a payment which an Office Holder is obligated to make to an injured party as set forth in Section 52(54)(a)(1)(a) of the Securities Law and expenses that an Office Holder incurred in connection with a proceeding under Chapters H’3, H’4 or I’1 of the Securities Law.

64.    Indemnity.

(a)     Subject to the provisions of the Companies Law, the Company may retroactively indemnify an Office Holder of the Company to the maximum extent permitted under applicable law, including with respect to the following liabilities and expenses, provided that such liabilities or expenses were imposed on such Office Holder or incurred by such Office Holder due to an act performed by or an omission of the Office Holder in such Office Holder’s capacity as an Office Holder of the Company:

(i)     a financial liability imposed on an Office Holder in favor of another person by any court judgment, including a judgment given as a result of a settlement or an arbitrator’s award which has been confirmed by a court;

(ii)     reasonable litigation expenses, including legal fees, expended by the Office Holder as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, or in connection with a financial sanction, provided that (1) no indictment (as defined in the Companies Law) was filed against such Office Holder as a result of such investigation or proceeding; and (2) no financial liability in lieu of a criminal proceeding (as defined in the Companies Law) was imposed upon him or her as a result of such investigation or proceeding or if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent;

(iii)     reasonable litigation costs, including legal fees, expended by an Office Holder or which were imposed on an Office Holder by a court in proceedings filed against the Office Holder by the Company or in its name or by any other person or in a criminal charge in respect of which the Office Holder was acquitted or in a criminal charge in respect of which the Office Holder was convicted for an offence which did not require proof of criminal intent;

(iv)     any other event, occurrence, matter or circumstance under any law with respect to which the Company may, or will be able to, indemnify an Office Holder, and to the extent such law requires the inclusion of a provision permitting such indemnity in these Articles, then such provision is deemed to be included and incorporated herein by reference (including, without limitation, in accordance with Section 56h(b)(1) of the Israeli Securities Law, if and to the extent applicable, and Section 50P(b)(2) of the RTP Law); and

(v)     without limitation of clause (iv), a financial obligation imposed upon an Office Holder and reasonable litigation costs, including attorney’s fees, expended by an Office Holder as a result of an administrative proceeding instituted against an Office Holder. Without derogating from the generality of the foregoing, such obligation or expenses will include a payment which an Office Holder is obligated to make to an injured party as set forth in Section 52(54)(a)(1)(a) of the Securities Law and expenses that an Office Holder incurred in connection with a proceeding under Chapters H’3, H’4 or I’1 of the Securities Law.

(b)     Subject to the provisions of the Companies Law, the Company may undertake to indemnify an Office Holder, in advance, with respect to those liabilities and expenses described in the following Articles:

(i)     Sub-Article 6464(a)(i)(a)(ii) to 64(a)(iv); and

(ii)     Sub-Article 64(a)(i), provided that:

Annex B-21

(1)     the undertaking to indemnify is limited to such events which the Directors shall deem to be foreseeable in light of the operations of the Company at the time that the undertaking to indemnify is made and for such amounts or criterion which the Directors may, at the time of the giving of such undertaking to indemnify, deem to be reasonable under the circumstances; and

(2)     the undertaking to indemnify shall set forth such events which the Directors shall deem to be foreseeable in light of the operations of the Company at the time that the undertaking to indemnify is made, and the amounts and/or criterion which the Directors may, at the time of the giving of such undertaking to indemnify, deem to be reasonable under the circumstances.

65.    Exemption.

Subject to the provisions of the Companies Law, the Company may, to the maximum extent permitted by law, exempt and release, in advance, any Office Holder from any liability for damages arising out of a breach of a duty of care.

66.    General.

(a)     Any amendment to the Companies Law or any other applicable law adversely affecting the right of any Office Holder to be indemnified, insured or exempt pursuant to Articles 63 to 65 and any amendments to Articles 63 to 65 shall be prospective in effect, and shall not affect the Company’s obligation or ability to indemnify, insure or exempt an Office Holder for any act or omission occurring prior to such amendment, unless otherwise provided by applicable law.

(b)     The provisions of Articles 63 to 65 (i) shall apply to the maximum extent permitted by law (including, the Companies Law, the Securities Law and the Economic Competition Law); and (ii) are not intended, and shall not be interpreted so as to restrict the Company, in any manner, in respect of the procurement of insurance and/or in respect of indemnification (whether in advance or retroactively) and/or exemption, in favor of any person who is not an Office Holder, including, without limitation, any employee, agent, consultant or contractor of the Company who is not an Office Holder; and/or any Office Holder to the extent that such insurance and/or indemnification is not specifically prohibited under law.

Winding Up

67.    Winding Up.

If the Company is wound up, then, subject to applicable law and to the rights of the holders of shares with special rights upon winding up, the assets of the Company available for distribution among the Shareholders shall be distributed to them in proportion to the number of issued and outstanding shares held by each Shareholder.

Notices

68.    Notices.

(a)     Any written notice or other document may be served by the Company upon any Shareholder either personally, by facsimile, email or other electronic transmission, or by sending it by prepaid mail (airmail if sent internationally) addressed to such Shareholder at his or her address as described in the Register of Shareholders or such other address as the Shareholder may have designated in writing for the receipt of notices and other documents.

(b)     Any written notice or other document may be served by any Shareholder upon the Company by tendering the same in person to the Secretary or the Chief Executive Officer of the Company at the principal office of the Company, by facsimile transmission, or by sending it by prepaid registered mail (airmail if posted outside Israel) to the Company at its Office.

(c)     Any such notice or other document shall be deemed to have been served:

(i)     in the case of mailing, forty-eight (48) hours after it has been posted, or when actually received by the addressee if sooner than forty-eight hours after it has been posted, or

Annex B-22

(ii)     in the case of overnight air courier, on the next business day following the day sent, with receipt confirmed by the courier, or when actually received by the addressee if sooner than three business days after it has been sent;

(iii)     in the case of personal delivery, when actually tendered in person, to such addressee;

(iv)     in the case of facsimile, email or other electronic transmission, on the first business day (during normal business hours in place of addressee) on which the sender receives automatic electronic confirmation by the addressee’s facsimile machine that such notice was received by the addressee or delivery confirmation from the addressee’s email or other communication server.

(d)     If a notice is, in fact, received by the addressee, it shall be deemed to have been duly served, when received, notwithstanding that it was defectively addressed or failed, in some other respect, to comply with the provisions of this Article 68.

(e)     All notices to be given to the Shareholders shall, with respect to any share to which persons are jointly entitled, be given to whichever of such persons is named first in the Register of Shareholders, and any notice so given shall be sufficient notice to the holders of such share.

(f)     Any Shareholder whose address is not described in the Register of Shareholders, and who shall not have designated in writing an address for the receipt of notices, shall not be entitled to receive any notice from the Company.

(g)     Notwithstanding anything to the contrary contained herein, notice by the Company of a General Meeting, containing the information required by applicable law and these Articles to be set forth therein, which is published, within the time otherwise required for giving notice of such meeting, in one or more of the following manners (as applicable) shall be deemed to be notice of such meeting duly given, for the purposes of these Articles, to any Shareholder whose address as registered in the Register of Shareholders (or as designated in writing for the receipt of notices and other documents) is located either inside or outside the State of Israel:

(i)     if the Company’s shares are then listed for trading on a national securities exchange in the United States or quoted in an over-the-counter market in the United States, publication of notice of a General Meeting pursuant to a report or a schedule filed with, or furnished to, the SEC pursuant to the Securities Exchange Act of 1934, as amended; and/or

(ii)     on the Company’s internet site.

(h)     The mailing or publication date and the record date and/or date of the meeting (as applicable) shall be counted among the days comprising any notice period under the Companies Law and the regulations thereunder.

Amendment

69.    Amendment.

Any amendment of these Articles shall require, in addition to the approval of the General Meeting of shareholders in accordance with these Articles, also the approval of the Board of Directors with the affirmative vote of a majority of the then serving Directors.

Forum for Adjudication of Disputes

70.    Forum for Adjudication of Disputes.

(a)     Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America, shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the U.S. Securities Act of 1933, as amended, including all causes of action asserted against any defendant to such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by the Company, its officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional or entity whose profession gives authority to a statement made

Annex B-23

by that person or entity and who has prepared or certified any part of the documents underlying the offering. The foregoing provisions of this Article 70 shall not apply to causes of action arising under the U.S. Securities Exchange Act of 1934, as amended.

(b)     Unless the Company consents in writing to the selection of an alternative forum, the Tel Aviv District Court (Economic Division) in Israel shall be the exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s shareholders, or (iii) any action asserting a claim arising pursuant to any provision of the Companies Law or the Securities Law.

(c)     Any person or entity purchasing or otherwise acquiring or holding any interest in shares of the Company shall be deemed to have notice of and consented to the provisions of this Article 70.

*     *     *     *     *     *

Annex B-24

Annex C

Fairness Opinion of Duff & Phelps dated August 12, 2021

Confidential Board of Directors MedTech Acquisition Corporation 600 Fifth Avenue, 22nd Floor New York, NY 10022	August 12, 2021

Dear Members of the Board of Directors:

MedTech Acquisition Corporation (“MTAC”) has engaged Duff & Phelps, A Kroll Business operating as Kroll, LLC (“Duff & Phelps”) to serve as an independent financial advisor to the Board of Directors (the “Board of Directors”) of MTAC (solely in their capacity as members of the Board of Directors) in connection with the Board of Directors’ consideration of MTAC’s business combination transaction with Memic Innovative Surgery Ltd. (“Memic”) (the “Initial Business Combination”), specifically to provide with a written opinion as to whether the consideration to be received by the holders of the common stock of MTAC in the Initial Business Combination pursuant to the Business Combination Agreement (as defined below), other than MedTech Acquisition Sponsor LLC, MTAC, Memic, their respective wholly-owned subsidiaries (such shareholders, collectively, the “Excluded Holders” and such consideration, the “Consideration”), is fair to such shareholders, from a financial point of view (the “Opinion”). Capitalized terms used but not defined herein have the meanings set forth in the Business Combination Agreement (as defined below).

Description of the Initial Business Combination

It is Duff & Phelps’ understanding that MTAC is contemplating entering into a Business Combination Agreement, to be dated as of August 12, 2021 (the “Business Combination Agreement”), by and among MTAC, Memic and Maestro Merger Sub, Inc. (“Merger Sub”), pursuant to which:

1.      Subject to the receipt of Memic Shareholder Approval, (a) each outstanding Company Preferred Share will be converted (the “Conversion”) into Company Ordinary Shares in accordance with, and based on the applicable conversion ratio set forth in, Memic’s Amended and Restated Articles of Association, (b) immediately following the Conversion, all outstanding Company Ordinary Shares, and all Company Ordinary Shares underlying Vested Company Options and Company Preferred Warrants, will be reclassified into (i) Company Ordinary Shares and (ii) Price Adjustment Rights (the “Reclassification”) and (c) immediately following the Reclassification, Memic will effect a stock split of each then- outstanding Company Ordinary Share, and each Company Ordinary Share underlying any Company Options and each Company Ordinary Share underlying any Company Preferred Warrants, into such number of Company Ordinary Shares calculated in accordance with the Business Combination Agreement (the “Stock Split” and, together with the Conversion and the Reclassification, the “Capital Restructuring”);

2.      Merger Sub will be merged with and into MTAC (the “Merger”), with MTAC surviving the Merger as a direct wholly owned subsidiary of Memic;

Annex C-1

Board of Directors

MedTech Acquisition Corporation

August 12, 2021

3.      (i) Each outstanding share of SPAC Class B Stock, issued and outstanding immediately prior to the Effective Time, other than Excluded Shares, by virtue of the Merger, will be converted into the right to receive the Per Share Merger Consideration, (ii) each share of SPAC Class A Stock issued and outstanding immediately prior to the Effective Time (after giving effect to the SPAC Stockholder Redemption) other than Excluded Shares, by virtue of the Merger, will be converted into and shall for all purposes represent only the right to receive the Per Share Merger Consideration and (iii) each Public Warrant and each Private Placement Warrant that is outstanding and unexercised immediately prior to the Effective Time will be converted into and become a Company Warrant, and the Company will assume each such Public Warrant and each Private Placement Warrant in accordance with its applicable terms; and

4.      Immediately following the consummation of the Merger, MTAC will contribute at least fifty percent (50%) of its total cash and liquid assets (after taking into account the payment of the Aggregate SPAC Stockholder Redemption Payments Amount and payment of expenses incurred by MTAC in connection with the Merger) to Memic Inc. in exchange for such number of shares of capital stock of Memic Inc. representing an 80% or greater interest in Memic Inc., as calculated based on the book value of such capital stock on the Closing Date, and Memic Inc. will use the cash and other liquid assets so contributed to either make loans to Memic for use by Memic in its business activities, or for use by Memic Inc. in its business activities (the “Subsidiary Transactions”); provided, however, that MTAC will be permitted to make distributions to Memic to the extent permitted by the SPAC Sponsor Letter Agreement immediately following consummation of the Merger and before the Subsidiary Transactions; provided, however, that while MTAC shall also be permitted to make distributions to Memic to the extent permitted by the SPAC Sponsor Letter Agreement, the use of the assets of MTAC after the Merger shall be subject to certain limitations relating to certain “Permitted Uses” as set forth in the SPAC Sponsor Letter Agreement.

It is Duff & Phelps’ further understanding that Memic will, after giving effect to the Capital Restructuring, raise $76.35 million from private investors by issuing Company Ordinary Shares at a price per share of $10.00 (the “PIPE Investment”).

Scope of Analysis

In connection with this Opinion, Duff & Phelps has made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances to enable it to render this Opinion. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps’ procedures, investigations, and financial analysis with respect to the preparation of its Opinion included, but were not limited to, the items summarized below:

1.      Reviewed the following documents:

a.      MTAC’s audited balance sheet as of December 31, 2020 and the related statements of operations, changes in stockholder’s equity and cash flows for the period from September 11, 2020 (Inception) through December 31, 2020 on Form 10-K/A filed with the Securities and Exchange Commission (“SEC”) on June 28, 2021 and MTAC’s unaudited interim financial statements for March 31, 2021 included in MTAC’s Form 10-Q filed with the SEC on June 28, 2021;

b.      Unaudited financial information for Memic for the years ended December 31, 2019 and December 31, 2020, and for the quarter ended March 31, 2021, which Memic’s management identified as being the most current financial statements available and on which were instructed to rely by the management of MTAC;

c.      Capitalization information for Memic, prepared by Memic, pro forma for the Initial Business Combination and the PIPE Investment, provided to us by management of MTAC and on which were instructed to rely by the management of MTAC;

Annex C-2

Board of Directors

MedTech Acquisition Corporation

August 12, 2021

d.      Other internal documents relating to the history, current operations, and probable future outlook of Memic, including financial projections for the years 2021 through 2025, prepared by Memic and provided to us by management of MTAC (the “Financial Projections”) and on which were instructed to rely by the management of MTAC;

e.      A letter dated August 12, 2021 from the management of MTAC and Memic which made certain representations as to historical financial statements, Financial Projections and the underlying assumptions thereof for MTAC and Memic;

f.       The Memic Investor Presentations dated June and August 2021;

g.      A draft of the Business Combination Agreement, dated August 12, 2021; and

h.      A draft of the Price Adjustment Right Term Sheet dated August 12, 2021 to be appended as Exhibit F to the Business Combination Agreement.

2.      Discussed the information referred to above and the background and other elements of the Initial Business Combination with the management of MTAC;

3.      Discussed with MTAC management and the plans and intentions with respect to the management and operation of MTAC following the completion of the Initial Business Combination;

4.      Reviewed the historical trading price and trading volume of MTAC’s common stock and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;

5.      Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques, including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant and an analysis of selected transactions that Duff & Phelps deemed relevant; and

6.      Conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

Assumptions, Qualifications and Limiting Conditions

In performing its analyses and rendering this Opinion with respect to the Initial Business Combination, Duff & Phelps, with MTAC’s consent:

1.      Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including MTAC management, and did not independently verify such information;

2.      Relied upon the fact that the Board of Directors and MTAC have been advised by counsel as to all legal matters with respect to the Initial Business Combination, including whether all procedures required by law to be taken in connection with the Initial Business Combination have been duly, validly and timely taken;

3.      Assumed that any estimates, evaluations, forecasts and projections and other pro forma information, including the Financial Projections, furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same, and Duff & Phelps expresses no opinion with respect to such estimates, evaluations, forecasts and projections and other pro forma information or any underlying assumptions, including the assumption that the PIPE Investment will be completed on or prior to consummation of the Initial Business Combination;

4.      Assumed that information supplied by and representations made by MTAC and Memic management are substantially accurate regarding MTAC, Memic and the Initial Business Combination;

5.      Assumed that the representations and warranties made in the Business Combination Agreement are substantially accurate;

Annex C-3

Board of Directors

MedTech Acquisition Corporation

August 12, 2021

6.      Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conform in all material respects to the drafts reviewed;

7.      Assumed that there has been no material change in the assets, liabilities, financial condition, results of operations, business, or prospects of MTAC or Memic since the date of the most recent financial statements and other information made available to Duff & Phelps, and that there is no information or facts that would make the information reviewed by Duff & Phelps incomplete or misleading;

8.      Assumed that all of the conditions required to implement the Initial Business Combination will be satisfied and that the Initial Business Combination will be completed in accordance with the Business Combination Agreement without any material amendments thereto or any material waivers of any terms or conditions thereof;

9.      Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Initial Business Combination will be obtained without any adverse effect, that would be material to Duff & Phelps’ analysis, on MTAC, Memic, or the contemplated benefits expected to be derived in the Initial Business Combination; and

10.    Assumed both (a) the dilutive effect of up to 17,235,450 Purchase Adjustment Rights and (b) the exclusion of any dilutive effects from Purchase Adjustment Rights.

Given MTAC’s nature as a special purpose acquisition company, for purposes of this Opinion and with MTAC’s consent, Duff & Phelps has assumed a value of $10.00 per share of SPAC Class A Common Stock and SPAC Class B Common Stock in calculating the value of such common stock, with such $10.00 value being based on MTAC’s initial public offering and MTAC’s approximate cash per outstanding share of SPAC Class A Common Stock (excluding, for the avoidance of doubt, the dilutive impact of the shares of SPAC Class B common stock, par value $0.0001 per share, of MTAC or any warrants of MTAC), notwithstanding any differences between such two classes of stock.

To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based prove to be untrue in any material respect, this Opinion cannot and should not be relied upon. Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of this Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Initial Business Combination.

Duff & Phelps has prepared this Opinion effective as of the date hereof. This Opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting this Opinion which may come or be brought to the attention of Duff & Phelps after the date hereof.

Duff & Phelps did not evaluate MTAC’s or Memic’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent, derivative, off-balance sheet or otherwise). Duff & Phelps has not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Initial Business Combination, the PIPE Investment, the assets, businesses or operations of MTAC or any alternatives to the Initial Business Combination, (ii) negotiate the terms of the Initial Business Combination, and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms, from MTAC’s perspective, that could, under the circumstances, be negotiated among the parties to the Business Combination Agreement and the Initial Business Combination, or (iii) advise the Board of Directors or any other party with respect to alternatives to the Initial Business Combination.

Duff & Phelps is not expressing any opinion as to the market price or value of MTAC’s common stock or Memic’s common stock (or anything else) after the announcement or the consummation of the Initial Business Combination. This Opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of MTAC’s credit worthiness, as tax advice, or as accounting advice. Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

Annex C-4

Board of Directors

MedTech Acquisition Corporation

August 12, 2021

In rendering this Opinion, Duff & Phelps is not expressing any opinion with respect to the amount or nature of any compensation to any of MTAC’s or Memic’s officers, directors, or employees, or any class of such persons, relative to the Consideration, or with respect to the fairness of any such compensation.

This Opinion is furnished for the use and benefit of the Board of Directors in connection with its consideration of the Initial Business Combination and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps’ express consent. This Opinion (i) does not address the merits of the underlying business decision to enter into the Initial Business Combination versus any alternative strategy or transaction; (ii) does not address any transaction related to the Initial Business Combination, including the PIPE Investment; (iii) is not a recommendation as to how the Board of Directors or any stockholder of MTAC or Memic should vote or act with respect to any matters relating to the Initial Business Combination, or whether to proceed with the Initial Business Combination or any related transaction, and (iv) does not indicate that the Consideration is the best possibly attainable by MTAC under any circumstances; instead, it merely states whether the Consideration is within a range suggested by certain financial analyses. The decision as to whether to proceed with the Initial Business Combination or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based. This Opinion should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.

Except for the Opinion expressed herein, Duff & Phelps does not express any view or opinion as to (i) any other term, aspect or implication of (a) the Initial Business Combination (including, without limitation, the form or structure of the Initial Business Combination) or the Business Combination Agreement or (b) any other agreement, transaction document or instrument contemplated by the Business Combination Agreement or to be entered into or amended in connection with the Initial Business Combination or (ii) the fairness, financial or otherwise, of the Initial Business Combination to, or of any consideration to be paid to or received by, the holders of any class of securities of MTAC or Memic. This Opinion does not in any way address proportionate allocation or relative fairness (including, without limitation, the allocation of any consideration among or within any classes or groups of security holders or other constituents of MTAC or any other party). Duff & Phelps also does not address, or express a view with respect to, any acquisition of control or effective control of MTAC by any stockholder or group of stockholders of Memic.

This Opinion is solely that of Duff & Phelps, and Duff & Phelps’ liability in connection with this Opinion shall be limited in accordance with the terms set forth in the engagement letter between Duff & Phelps and MTAC dated July 28, 2021 (the “Engagement Letter”). This Opinion is confidential, and its use and disclosure is strictly limited in accordance with the terms set forth in the Engagement Letter.

Disclosure of Prior Relationships

Duff & Phelps has acted as financial advisor to the Board of Directors and will receive a fee for its services. No portion of Duff & Phelps’ fee is refundable or contingent upon the conclusion expressed in this Opinion. Pursuant to the terms of the Engagement Letter, a portion of such fee is payable upon delivery of the Opinion and a portion is payable upon and subject to the closing of the Initial Business Combination. Other than this engagement, during the two years preceding the date of this Opinion, Duff & Phelps has not had any material relationship with any party to the Initial Business Combination for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated.

Annex C-5

Board of Directors

MedTech Acquisition Corporation

August 12, 2021

Conclusion

Based upon and subject to the foregoing, Duff & Phelps is of the opinion that as of the date hereof, the Consideration to be received by the holders of the common stock of MTAC pursuant to the Business Combination Agreement, other than the Excluded Holders, is fair to such shareholders, from a financial point of view.

This Opinion has been approved by the Opinion Review Committee of Duff & Phelps.

Respectfully submitted,

Duff & Phelps, A Kroll Business
Kroll, LLC

Annex C-6

Annex D

Sponsor Letter Agreement dated August 12, 2021, by and among Memic Innovative Surgery Ltd.,
Maestro Merger Sub, Inc., and MedTech Acquisition Corporation

August 12, 2021

MedTech Acquisition Corporation

600 Fifth Avenue, 22nd Floor

New York, NY 10022

Memic Innovative Surgery Ltd.

6 Yonatan Netanyahu,
Or Yehuda 6037604, Israel

Re: Sponsor Letter Agreement

Ladies and Gentlemen:

This letter agreement (“Sponsor Letter Agreement”) is being delivered in accordance with that certain Business Combination Agreement (“BCA”), dated on or about the date hereof, by and among Memic Innovative Surgery Ltd., a private company organized under the laws of the State of Israel (the “Company”), Maestro Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of the Company (“Merger Sub”), and MedTech Acquisition Corporation, a Delaware corporation (“SPAC”), pursuant to which Merger Sub will merge with and into SPAC (“Merger”), with SPAC surviving the Merger as a wholly owned subsidiary of the Company. Capitalized terms used in this Sponsor Letter Agreement but not otherwise defined herein shall have the meanings ascribed to such terms in the BCA.

In order to induce the Company and SPAC to enter into the BCA and proceed with the Merger and in recognition of the benefit that the Merger will confer on the undersigned, in consideration for the covenants and inducements made by the SPAC Sponsor pursuant to this Sponsor Letter Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, MedTech Acquisition Sponsor LLC, a Delaware limited liability company (the “SPAC Sponsor”), the Company, the undersigned individuals, each of whom is a member of SPAC’s board of directors or its management team (each, an “Insider” and collectively, the “Insiders”), and SPAC agree to the following. Each of the SPAC Sponsor, the Company, the Insiders and SPAC are referred to herein as a “Party” and collectively as the “Parties.”

1.      The SPAC Sponsor and each Insider will (i) vote all shares of Class B common stock of SPAC, par value $0.0001 per share (“Sponsor Shares”), and all shares of Class A common stock of SPAC, par value $0.0001 per share (“SPAC Shares”) (including all SPAC Shares issuable upon the conversion of Sponsor Shares and all SPAC Shares underlying units of SPAC) beneficially owned by him, her or it in favor of the Merger and each other proposal related to the Merger included on the agenda for the special meeting of stockholders relating to the Merger, (ii) when such meeting of stockholders is held, appear at such meeting or otherwise cause the Sponsor Shares and SPAC Shares beneficially owned by him, her or it to be counted as present thereat for the purpose of establishing a quorum and (iii) vote all Sponsor Shares and SPAC Shares beneficially owned by him, her or it against any action that would reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect the Merger or any of the other transactions contemplated by the BCA or result in a breach of any covenant, representation or warranty or other obligation or agreement of SPAC under the BCA or result in a breach of any covenant or other obligation or agreement of the SPAC Sponsor or any Insider contained in this Sponsor Letter Agreement. The obligations of the SPAC Sponsor and each Insider specified in this paragraph 1 shall apply whether or not the Merger or any action described above is recommended by the SPAC Board (as defined in BCA).

2.      The SPAC Sponsor and each Insider agrees that the Sponsor Shares and SPAC Shares beneficially owned by him, her or it may not be sold, transferred, pledged, encumbered, assigned, hedged, swapped, converted or otherwise disposed of (collectively, “Transferred”) prior to the Effective Time, (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily, and the SPAC Sponsor and each Insider agree not to enter into any Contract or option with respect to the Transfer of any Sponsor Shares or SPAC Shares; provided, however, that the foregoing shall not apply to any transfer (i) to SPAC’s officers or directors, any Affiliates or family

Annex D-1

member of any of SPAC’s officers or directors, any members of SPAC Sponsor or their Affiliates, or any Affiliates of SPAC Sponsor; (ii) by private sales or transfers made in connection with the transactions contemplated by the BCA; and (iii) by virtue of the SPAC Sponsor’s organizational documents upon liquidation or dissolution of the SPAC Sponsor; provided, that any transferee of any transfer of the type set forth in clauses (i) through (iii) must enter into a written agreement with the Company, in form and substance reasonably satisfactory to the Company, agreeing to be bound by paragraphs 1-3 of this Sponsor Letter Agreement prior to the occurrence of such transfer. Any Transfer in violation of this Section 2 with respect to the Sponsor Shares or SPAC Shares shall be null and void.

3.      SPAC Sponsor and each Insider acknowledges that he, she or it is a party to a letter agreement with SPAC dated on or about December 17, 2020 (“Existing Letter Agreement”), which includes, among other things, an agreement to vote the Sponsor Shares and SPAC Shares in favor of a Business Combination (as defined in the Existing Letter Agreement), transfer restrictions with respect to the Sponsor Shares and SPAC Shares, a waiver of their redemption rights with respect to shares of Capital Stock (as defined in the Existing Letter Agreement) owned by them in connection with the consummation of a Business Combination or a stockholder vote to approve certain amendment to the Charter (as defined in the Existing Letter Agreement), and a waiver of any and all right, title, interest or claim of any kind in or to any monies held in the Trust Account (as defined in the Existing Letter Agreement) or any other asset of SPAC. SPAC Sponsor and each Insider acknowledges and agrees that this Sponsor Letter Agreement is made in addition to, and does not otherwise amend, modify, terminate, or replace, the Existing Letter Agreement.

4.      As and when requested, the Company and SPAC shall deliver to the SPAC Sponsor a representation letter supporting the Intended Tax Treatment, in substantially the form attached hereto.

5.      Immediately following the consummation of the Merger, the SPAC shall contribute at least fifty percent (50%) of its total cash and liquid assets (after taking into account the payment of the Aggregate SPAC Stockholder Redemption Payments Amount and payment of expenses incurred by the SPAC in connection with the Merger) to Memic Inc., in exchange for such number of shares of capital stock of Memic Inc. representing an 80% or greater interest in Memic Inc., as calculated based on the book value of such capital stock on the Closing Date. Memic Inc. shall use the cash and other liquid assets contributed in this Section 5 to either make loans to the Company for use by the Company in its business activities or for use by Memic Inc. in its business activities. Notwithstanding the foregoing, the SPAC shall be permitted to make any distribution permitted under Section 6.b. below prior to the foregoing contribution.

6.      During the two-year period beginning on (and including) the Closing Date, the Company shall use reasonable best efforts to comply with the following covenants:

a.      The Company shall not cause, and shall not permit any Subsidiary of the Company to cause, SPAC to be dissolved, liquidated, or otherwise cease to be treated as a corporation for U.S. federal income tax purposes.

b.      The SPAC shall not distribute to the Company an aggregate amount greater than (i) $125,000,000, minus (ii) the Aggregate SPAC Stockholder Redemption Payments Amount paid out of the Trust Account in connection with the Merger.

c.      The Company shall not dispose of, and shall not cause or permit any member of the “qualified group” (as defined in Treasury Regulation Section 1.368-1(d)) of the Company (the “Company Qualified Group”) to dispose of, any SPAC Shares or any shares of capital stock of Memic Inc., other than as a result of a transfer to a member of the Company Qualified Group. For the avoidance of doubt, the term “Company Qualified Group” includes the Company itself.

d.      The aggregate value of the assets of SPAC used during such two-year period for purposes other than Permitted Uses shall not exceed the greater of (i) fifty percent (50%) of the sum of the SPAC Cash and the Aggregate SPAC Stockholder Redemption Payments Amount, or (ii) the Aggregate SPAC Stockholder Redemption Payments Amount. For this purpose, a “Permitted Use” is a use for one or more of the following purposes: (1) funding investments (other than investments in debt instruments or equity instruments issued by a member of the Company Qualified Group) or other business activities to be conducted by SPAC; or (2) transferring cash or other property to members of the Company Qualified Group via “arm’s length” loans or equity investments for the purpose of funding the business operations of the Company Qualified Group (provided that the interest rate under any such loans may be greater than or equal to the Applicable Federal Rate pursuant to Internal Revenue Code Section 1274(d) and applicable Treasury Regulations applicable to such loans and may be subject to adjustment to conform to applicable transfer pricing rules). For the avoidance of

Annex D-2

doubt, the use of SPAC assets to (i) redeem shares of SPAC Class A Stock pursuant to the SPAC Stockholder Redemption or (ii) fund any payments, directly or indirectly, to Company shareholders, is not a Permitted Use, and the contribution by the SPAC to Memic Inc. provided for in Section 5 above is a Permitted Use.

e.      Notwithstanding anything herein to the contrary, the Company shall notify the SPAC Sponsor in writing (in sufficient detail) prior to the use of any SPAC Cash other than for Permitted Uses.

7.      Each Party shall use its reasonable best efforts to cause the Merger to qualify for the Intended Tax Treatment. No Party shall take or cause to be taken any action that prevents or impedes, or could reasonably be expected to prevent or impede, the Merger from qualifying for the Intended Tax Treatment. Each Party shall report for all U.S. federal income tax purposes in a manner consistent with the Intended Tax Treatment and shall not take any position inconsistent with the Intended Tax Treatment, unless otherwise required by Legal Requirements. As of the date hereof, no Group Company is aware of any agreement or plan of a Group Company that would prevent the Merger from qualifying for the Intended Tax Treatment. If after the date hereof and prior to the Closing Date a Group Company becomes aware of any agreement or plan of a Group Company that would prevent the Merger from qualifying for the Intended Tax Treatment, the Company shall promptly notify the other Parties in writing.

8.      The Company and SPAC shall promptly notify SPAC Sponsor following receipt of any notice by the Company, SPAC or any of their respective Affiliates of any Legal Proceeding initiated by any Governmental Entity in respect of, or otherwise investigating, challenging or disputing the position that the Merger qualifies for the Intended Tax Treatment (a “Tax Claim”). Such notification shall specify in reasonable detail the basis for such Legal Proceeding and shall include a copy of the relevant portion of any correspondence received from the applicable Governmental Entity. To the extent any such Tax Claim relates to issues other than Section 7874, SPAC Sponsor shall have the right to fully defend, settle or compromise any such Tax Claim at its sole cost and expense with respect to such defense, and the Company and SPAC shall file with the applicable Governmental Entity any powers of attorney or similar authorities reasonably requested by SPAC Sponsor; provided, however, that (i) SPAC Sponsor shall have provided the Company and SPAC with written notice electing to control such Tax Claim within thirty (30) days after receiving written notice from the Company or SPAC of such Tax Claim, (ii) SPAC Sponsor shall provide the Company and SPAC with a timely and reasonably detailed account of the progress of such Tax Claim, (iii) the Company and SPAC shall have the right to attend proceedings and conferences and participate with respect to such Tax Claim, and (iv) SPAC Sponsor shall consider in good faith any reasonable comments received in writing from the Company or SPAC prior to settling, compromising or ceasing to defend any such Tax Claim. To the extent any Tax Claim relates solely to Section 7874, the Company and SPAC shall have the right to fully defend, settle or compromise such Tax Claim; provided, however, that (i) the Company and SPAC shall have provided the SPAC Sponsor with written notice of the commencement of such Tax Claim and with timely and reasonably detailed accounts of the progress of such Tax Claim, and (ii) the Company and SPAC shall not negotiate or contest such Tax Claim in a manner that is intentionally designed to result in a less favorable resolution with respect to any Tax Claim that relates to issues other than Section 7874. The Company and SPAC shall not settle, compromise, appeal any adverse determination in or abandon any Tax Claim without obtaining the prior written consent of SPAC Sponsor (which consent shall not be unreasonably withheld, conditioned or delayed). For the avoidance of doubt, the foregoing covenants and right to control and defend shall be limited solely to the extent any Governmental Entity challenges the Intended Tax Treatment or any item, matter or circumstance that could reasonably impact the Intended Tax Treatment (which, for the avoidance of doubt, could be part of a more expansive Legal Proceeding), and shall not apply to any other Legal Proceeding related to Taxes of the Company and SPAC. In the event of any Tax Claim (whether initiated at the level of the SPAC Sponsor or at the level of the Company, the SPAC, or any of their respective Affiliates), the Company, the SPAC, and their respective Affiliates shall reasonably cooperate with SPAC Sponsor. Such cooperation shall include the provision of records and information reasonably requested by SPAC Sponsor in connection with such Tax Claim and making their respective employees, officers, advisors, agents, and representatives available to SPAC Sponsor on a mutually convenient basis to provide additional information and explanation.

9.      After the Closing Date, the Company shall cause SPAC to comply with the reporting requirements contained in Treasury Regulation Section 1.367(a)-3(c)(6) unless otherwise required by Legal Requirements.

10.    With respect to each taxable year of the Company ending after the Closing Date, the Company shall use reasonable best efforts to (i) determine if it is a “passive foreign investment company” within the meaning of Section 1297 of the Code (a “PFIC”) for such taxable year, and (ii) make such determination within one hundred twenty (120) days after the end of such taxable year. If the Company determines that it is a PFIC for a taxable year

Annex D-3

ending after the Closing Date, the Company shall use reasonable best efforts to timely provide to its shareholders all information (for such taxable year and for subsequent taxable years) with respect to the Company and its Subsidiaries that is reasonably necessary for any such shareholder (or any direct or indirect owner of such shareholder) to make and maintain a qualified electing fund election pursuant to Section 1295 of the Code with respect to the Company (and any of its Subsidiaries that is a PFIC).

11.    Effective as of immediately prior to the conversion of the Sponsor Shares in connection with the consummation of the Transactions, the SPAC Sponsor and the Insiders hereby irrevocably and unconditionally relinquish and waive (the “Waiver”) any and all rights that the SPAC Sponsor or any Insider has or will have under Article Fourth, Section 4.3(b)(ii) of the SPAC’s amended and restated certificate of incorporation (the “Charter”) to receive SPAC Shares in excess of the number issuable at the Initial Conversion Ratio (as defined in the Charter) (the “Excess Shares”) as a result of any adjustment in connection with the Transactions. Each of the SPAC Sponsor and each Insider agrees that, to the extent the SPAC Sponsor or such Insider receives any Excess Shares as a result of any adjustment in connection with the Transactions, the SPAC Sponsor or such Insider, as applicable, shall promptly return or cause the return of such shares to SPAC for cancellation. In the event the BCA is terminated in accordance with its terms, the Waiver shall be void and of no force and effect.

12.    The SPAC Sponsor hereby represents and warrants to the Company as follows:

a.      The execution, delivery and performance by the SPAC Sponsor and each Insider of this Sponsor Letter Agreement and the consummation by the SPAC Sponsor of the transactions contemplated hereby do not and will not (i) conflict with or violate any Law applicable to Sponsor, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person, (iii) result in the creation of any encumbrance on any SPAC Shares (other than under this Agreement, the BCA and the agreements contemplated by the BCA) or (iv) if applicable, conflict with or result in a breach of or constitute a default under any provision of the SPAC Sponsor’s certificate of formation and limited liability company agreement, as amended, modified or supplemented from time to time.

b.      As of the date of this Agreement, the SPAC Sponsor and the Insiders (i) own exclusively of record and have good and valid title to 6,250,000 Sponsor Shares and zero (0) SPAC Shares (excluding, for such purposes, SPAC Shares issuable upon conversion of Sponsor Shares), free and clear of any security interest, lien, claim, pledge, proxy, option, right of first refusal, agreement, voting restriction, limitation on disposition, charge, adverse claim of ownership or use or other encumbrance of any kind, other than pursuant to (A) this Sponsor Letter Agreement, (B) applicable securities Legal Requirements, and (C) SPAC’s Governing Documents, and (ii) have the sole power (as currently in effect) to vote and right, power and authority to sell, transfer and deliver such Sponsor Shares and SPAC Shares, and neither the SPAC Sponsor and the Insiders own, directly or indirectly, any other Sponsor Shares or SPAC Shares.

c.      The SPAC Sponsor and the Insiders have the power, authority and capacity to execute, deliver and perform this Sponsor Letter Agreement and this Sponsor Letter Agreement has been duly authorized, executed and delivered by the SPAC Sponsor.

13.    This Sponsor Letter Agreement and the Existing Letter Agreement constitute the entire agreement and understanding of the Parties in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Sponsor Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all Parties.

14.    No Party may assign its rights or obligations under this Sponsor Letter Agreement without the prior written consent of all the other Parties. Any purported assignment in violation of the immediately preceding sentence shall be null and void. This Sponsor Letter Agreement shall be binding on the Parties and their permitted assigns.

15.    During the period from the date of this Sponsor Letter Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing, neither the SPAC Sponsor nor any Insider shall, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing information), discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a SPAC Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection

Annex D-4

with a SPAC Business Combination (except that the SPAC Sponsor or any insider shall be permitted to disclose non-public information about the Company to its limited partners, members, or shareholders of the limited purpose of securing the corporate or other power and authority to execute and perform this Sponsor Letter Agreement, provided the SPAC Sponsor an any Insider takes reasonable efforts to cause such Persons to comply with this Section 15); or (iv) otherwise knowingly cooperate in any way with, or knowingly assist or participate in, or knowingly encourage any effort or attempt by any Person to do or seek to do any of the foregoing. The SPAC Sponsor and each Insider shall immediately cease and cause to be terminated any and all existing discussions or negotiations with any Person with respect to any SPAC Business Combination. If the SPAC Sponsor or any Insider or any of their Affiliates receives any inquiry or proposal regarding a SPAC Acquisition Proposal, then such SPAC Sponsor or Insider shall, to the extent legally and contractually permitted: (A) notify the Company promptly (and in any event within twenty-four (24) hours) following receipt by such SPAC Sponsor or any Insider of any SPAC Acquisition Proposal, and describe the material terms and conditions of any such SPAC Acquisition Proposal in reasonable detail (including the identity of the Persons making such SPAC Acquisition Proposal) and (B) keep the Company reasonably informed on a current basis of any modifications or other material developments with respect to such SPAC Acquisition Proposal or information. The SPAC Sponsor and each Insider also agrees that, immediately following the execution of this Sponsor Letter Agreement, the SPAC Sponsor and each Insider shall, and shall cause its Affiliates to, and shall use its reasonable best efforts to cause its and their respective Representatives to, cease any solicitations, discussions or negotiations with any Person (other than the parties hereto and their respective Representatives) conducted heretofore in connection with a SPAC Acquisition Proposal.

16.    Notwithstanding anything in this Agreement to the contrary, (i) neither of the SPAC Sponsor nor any Insider shall be responsible for the actions of the Company or the board of directors of the Company (or any committee thereof), any Subsidiary of the Company, or any officers, directors (in their capacity as such), other shareholders of the Company, employees and professional advisors of any of the foregoing (the “Company Related Parties”), including with respect to any of the matters contemplated by Section 15, and (ii) neither the SPAC Sponsor nor any Insider makes any representations or warranties with respect to the actions of any of the Company Related Parties.

17.    The SPAC Sponsor and each Insider agree not to take any action that would make any representation or warranty of the SPAC Sponsor or any Insider contained herein untrue or incorrect or have the effect of preventing or disabling the SPAC Sponsor or any Insider from performing its obligations under this Sponsor Letter Agreement.

18.    The provisions set forth in Sections 11.3 (Counterparts; Electronic Delivery), 11.5 (Severability), 11.6 (Other Remedies; Specific Performance), 11.7 (Governing Law), 11.8 (Consent to Jurisdiction; Waiver of Jury Trial), and 11.13 (Waiver), of the BCA, as in effect as of the date hereof, are hereby incorporated by reference into, and shall be deemed to apply to, this Sponsor Letter Agreement, mutatis mutandis.

19.    The representations, warranties, covenants, obligations, or other agreements in this Sponsor Letter Agreement set forth in paragraphs 1-2, 11-12 and 15-16 shall terminate on the earlier of (i) the Closing and (ii) the termination of the BCA in accordance with its terms. Notwithstanding any provision of the BCA to the contrary, the representations, warranties, covenants, obligations, or other agreements in this Sponsor Letter Agreement set forth in paragraphs 3-10, 13-14, and 17-18, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing; provided, further, that this Sponsor Letter Agreement (including the representations, warranties, covenants, obligations or other agreements set forth in paragraphs 3-10, 13-14, and 17-18 of this Sponsor Letter Agreement) shall otherwise terminate, and have no further force and effect, only (A) upon the written agreement of each of the Parties, or (B) if the BCA is terminated in accordance with its terms prior to the Closing. In all respects, any termination of this Sponsor Letter Agreement shall not relieve the Parties from liability for any breach of this Sponsor Letter Agreement prior to its termination. Prior to any valid termination of the BCA, the SPAC Sponsor and each Insider shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary under applicable Legal Requirements to consummate the Merger and the other transactions contemplated by the BCA on the terms and subject to the conditions set forth therein.

[Signature Page Follows]

Annex D-5

IN WITNESS WHEREOF, this Sponsor Letter Agreement has been executed as of August 12, 2021.

COMPANY:

MEMIC INNOVATIVE SURGERY LTD.

By:	/s/ Dvir Cohen
Name: Dvir Cohen
Title: CEO

[Signature Page to Sponsor Letter Agreement]

Annex D-6

IN WITNESS WHEREOF, this Sponsor Letter Agreement has been executed as of August 12, 2021.

SPAC:

MEDTECH ACQUISITION CORPORATION

By:	/s/ Karim Karti
Name: Karim Karti
Title: Chairman of the Board

[Signature Page to Sponsor Letter Agreement]

Annex D-7

IN WITNESS WHEREOF, this Sponsor Letter Agreement has been executed as of August 12, 2021.

SPONSOR:

MEDTECH ACQUISITION SPONSOR LLC

By:	/s/ Christopher Dewey
Name: Christopher Dewey
Title: Managing Member

[Signature Page to Sponsor Letter Agreement]

Annex D-8

IN WITNESS WHEREOF, this Sponsor Letter Agreement has been executed as of August 12, 2021.

INSIDERS:

/s/ Karim Karti
Karim Karti

/s/ Christopher Dewey
Christopher C. Dewey

/s/ David J. Matlin
David J. Matlin

/s/ Robert H. Weiss
Robert H. Weiss

/s/ Maurice R. Ferré
Maurice R. Ferré

/s/ Ivan Delevic
Ivan Delevic

/s/ Martin Roche
Martin Roche

/s/ Thierry Thaure
Thierry Thaure

/s/ Manuel Aguero
Manuel Aguero

/s/ David L. Treadwell
David L. Treadwell

[Signature Page to Sponsor Letter Agreement]

Annex D-9

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of directors and officers

The Companies Law, 5759-1999 provides that a company may not exempt or indemnify a director or an executive officer (each an “Officer”) for, or enter into an insurance contract that would provide coverage for, any liability incurred as a result of any of the following: (i) a breach by the Officer of his or her duty of loyalty unless, with respect to insurance coverage or indemnification, due to a breach of his or her duty of loyalty to the company committed in good faith and with reasonable grounds to believe that such act would not prejudice the interests of the company; (ii) a breach by the Officer of his or her duty of care to the company committed intentionally or recklessly; (iii) any act or omission done with the intent of unlawfully realizing personal gain; or (iv) a fine, monetary sanction, forfeit or penalty imposed upon an Officer. In addition, the Companies Law provides that Officers can only be exempted in advance with respect to liability for damages caused as a result of a breach of their duty of care to the company (but not for such breaches committed intentionally or recklessly, as noted above, or in connection with a distribution (as defined in the Companies Law)).

Memic’s Articles of Association include provisions under which officers are or may be insured, exempted or indemnified against liability, which they may incur in their capacities as such, to the maximum extent permitted by law.

Item 21. Exhibits.

(a)     The following exhibits are filed as part of this registration statement, including those incorporated herein by reference:

Exhibit Number	Description
2.1†	Business Combination Agreement, dated as of August 12, 2021, by and among MTAC, Memic and Merger Sub (included as Annex A to the proxy statement/prospectus).
3.1	Amended and Restated Articles of Association of Memic.
3.2	Form of Amended and Restated Articles of Association of Memic (included as Annex B to the proxy statement/prospectus).
3.3	Amended and Restated Certificate of Incorporation of MTAC.
4.1	Specimen Unit Certificate of MTAC.
4.2	Specimen Class A Common Stock Certificate of MTAC.
4.3	Specimen Warrant Certificate of MTAC.
4.4	Warrant Agreement, dated as of December 17, 2020, between Continental and MTAC.
4.5	Registration Rights Agreement, dated as of December 17, 2020, by and between MTAC and Sponsor.
4.6	Letter Agreement, dated as of December 17, 2020, by and among MTAC, its officers and directors, and Sponsor.
4.7*	Specimen Ordinary Share Certificate of Memic.
4.8*	Specimen Warrant Certificate of Memic.
4.9	Form of Registration Rights Agreement, by and among Memic, MTAC, Sponsor and the equityholders of Memic.
4.10*	Form of Memic Series C Warrants.
4.11*	Form of Memic Series D Warrants.
5.1*	Opinion of Tadmor Levy & Co. as to the validity of the Memic ordinary shares to be issued.
5.2*	Opinion of Greenberg Traurig, LLP as to the validity of the Memic warrants to be issued.
10.1	Investment Management Trust Agreement, dated as of December 17, 2020, by and between Continental and MTAC.
10.2	Administrative Support Agreement, dated as of December 17, 2020, by and between MTAC and Sponsor.
10.3	Form of Memic Voting Agreement, dated as of August 12, 2021, by and among MTAC and certain equityholders of Memic.
10.4	Sponsor Letter Agreement, dated as of August 12, 2021, by and among Memic, Merger Sub and MTAC (included as Annex D to the proxy statement/prospectus).

Exhibit Number	Description
10.5	Confidentiality and Lockup Agreement, dated as of August 12, 2021, by and among Memic, MTAC, Sponsor and the other parties named therein.
10.6	Form of Subscription Agreement, by and between Memic and the subscribers party thereto.
10.7*	Form of Director and Officer Indemnification Agreement.
10.8*††	2015 Equity Incentive Plan of Memic.
10.9*††	2021 Equity Incentive Plan of Memic.
10.10*††	Memic Compensation Policy.
21.1*	List of subsidiaries of Memic.
23.1	Consent of Somekh Chaikin, a member firm of KPMG International, independent registered public accounting firm for Memic.
23.2	Consent of WithumSmith+Brown, PC, independent registered accounting firm for MTAC.
23.3*	Consent of Tadmor Levy & Co. (included in Exhibit 5.1).
23.4*	Consent of Greenberg Traurig, LLP (included in Exhibit 5.2).
24.1	Power of Attorney (included on signature page to the initial filing of this Registration Statement).
99.1*	Form of Proxy for Special Meeting.
99.2	Consent of Christopher C. Dewey (Director Nominee).
99.3	Consent of Robert L. Ryan (Director Nominee).
99.4	Consent of Sandra Morgan (Director Nominee).
99.5	Consent of Michael Stansky (Director Nominee).
99.6	Consent of Duff & Phelps.

____________

*        To be filed by amendment.

†        Schedules and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(b)(2). The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

††      Indicates a management contract or compensatory plan.

Item 22. Undertakings.

(a)     The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(5)    That every prospectus (i) that is filed pursuant to paragraph (4) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)    That, for the purpose of determining liability of the undersigned registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of such undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(7)    That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)    (i) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of Form F-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(ii) To arrange or provide for a facility in the United States for purposes of responding to such requests.

(9)    To file a post-effective amendment to this registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 will not be furnished; provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(10)  To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(b)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Or Yehuda, Israel on the 30th day of September 2021.

Memic Innovative Surgery Ltd.
By:	/s/ Dvir Cohen
Name: Dvir Cohen
Title: Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned executive officers and directors of Memic Innovative Surgery Ltd., hereby severally constitutes and appoints Dvir Cohen and Noam Atar as the attorney-in-fact for the undersigned, in any and all capacities, with full power of substitution, to sign any and all pre- or post-effective amendments to this registration statement, any subsequent registration statement for the same offering which may be filed pursuant to Rule 413 or 462 under the Securities Act of 1933, as amended, and any and all pre- or post-effective amendments thereto, and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date
/s/ Dvir Cohen	Chief Executive Officer	September 30, 2021
Dvir Cohen	(Principal Executive Officer)
/s/ Noam Atar	Chief Financial Officer	September 30, 2021
Noam Atar	(Principal Financial and Accounting Officer)
/s/ Maurice R. Ferré, MD	Director	September 30, 2021
Maurice R. Ferré, MD
/s/ Israel Frieder	Director	September 30, 2021
Israel Frieder
/s/ Eval Lifschitz	Director	September 30, 2021
Eval Lifschitz
/s/ Lior Shahory	Director	September 30, 2021
Lior Shahory
/s/ Irit Yaniv	Director	September 30, 2021
Irit Yaniv
/s/ Mark Goldwasser	Director	September 30, 2021
Mark Goldwasser

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized U.S. representative of Memic Innovative Surgery Ltd. has signed this registration statement in the City of New York, State of New York, on the 30th day of September, 2021.

By:	/s/ Colleen A. De Vries
	Name:	Colleen A. De Vries
	Title:	Senior Vice President on behalf of Cogency Global Inc.